UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SHANGHAI CENTURY ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Shares, par value US$0.0005 per share.

(2)	Aggregate number of securities to which transaction applies:

20,000,000 shares to be issued on the closing date, plus up to 9,000,000 shares that may be issued following the closing.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

According to paragraph (a)(1) of Rule 0-11 and estimated solely for the purpose of calculating the filing fee, the proposed maximum aggregate transaction value equals US$235,380,000, which is the sum of (i) US$11,500,000 in cash and (ii) US$223,880,000, the estimated value, solely for the purpose of calculating the filing fee according to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of 29,000,000 shares of the Registrant, based on US$7.72, which was the average of the high and low sale prices of the Registrant’s shares on August 10, 2007, as reported by the American Stock Exchange. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying 0.0000307 by the aggregate value calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction.

US$235,380,000

(5)	Total fee paid:

US$7,226

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SHANGHAI CENTURY ACQUISITION CORPORATION

23rd FLOOR, SHUN HO TOWER

24-30 ICE HOUSE STREET

CENTRAL, HONG KONG SAR

CHINA

TO THE SHAREHOLDERS OF

SHANGHAI CENTURY ACQUISITION CORPORATION:

You are cordially invited to attend an annual and extraordinary general meeting (“meeting”) of shareholders of Shanghai Century Acquisition Corporation (“Shanghai Century”) to be held on ,                 2007. At the meeting, you will be asked to consider proposals to approve, among other things, the acquisition (the “Acquisition”) by your company of all of the issued and outstanding shares of Sichuan Kelun Pharmaceutical Co., Ltd. (“Kelun”), one of the leading pharmaceutical companies and, in terms of units produced, the largest manufacturer and supplier of intravenous (“IV”) solution products in the People’s Republic of China (the “PRC”).

The Acquisition is intended to be a qualifying “business combination” under our articles of association, and if approved by our shareholders and the PRC governmental authorities, we intend to complete it as soon as possible. Upon consummation of the Acquisition, Kelun and its subsidiaries will become our subsidiaries, and the former Kelun shareholders will own at least 53% of Shanghai Century (without taking into account our outstanding warrants).

Kelun is headquartered in Chengdu, Sichuan in the PRC, with 14 operating facilities (including 13 operating entities that Kelun owns or controls) throughout China. The shareholders of Kelun have already approved the Purchase Agreement.

The annual and extraordinary general meeting will be held at 10:00 a.m., New York time, on ,                  2007, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, U.S.A. At this important meeting, you will be asked to consider and vote upon the following proposals:

1.	to approve the Share Purchase Agreement, dated as of May 28, 2007, by and among us, Kelun and the Kelun shareholders (the “Purchase Agreement”), the acquisition by Shanghai Century of all of the issued and outstanding shares of Kelun and the other transactions contemplated by the Purchase Agreement;

2.	to amend and restate our memorandum of association to increase the number of our authorized shares from 55 million to 100 million;

3.	to amend and restate our articles of association to provide for director nomination rights to the Kelun shareholders and our Co-Chief Executive Officers;

4.	to amend and restate our articles of association to require approval of 75% of the directors for certain significant corporate events through December 31, 2010;

5.	to amend and restate our memorandum of association to change our name to “China Kelun Pharmaceutical Corporation;”

6.	to approve Shanghai Century’s 2007 Equity Incentive Plan;

7.	to designate in three classes and elect nine persons to Shanghai Century’s board of directors to hold office from the date of the consummation of the Acquisition to serve for the respective term of office of the class to which the nominee is elected and until their successors are duly elected and qualified; and

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8.	to approve of any adjournment or postponement of the meeting for the purpose of soliciting additional proxies.

Under our articles of association, shareholder approval of a business combination is a condition to our authority to complete the Acquisition. Accordingly, the affirmative vote of the holders of a majority of our shares voted at the meeting is required to approve the Acquisition. In connection with the vote required for the Acquisition, all of our initial shareholders, including all of our directors, executive officers and our advisor, Dr. Raymond Kuo Fung Ch’ien, who collectively purchased an aggregate of 3,125,000 shares prior to our initial public offering (the “IPO”), have agreed to vote the shares that they owned immediately before our IPO in accordance with the majority of the shares voted by the public shareholders. As used in this proxy statement, “in accordance with the majority” means that these initial shareholders will vote all of the shares that they owned immediately before our IPO either for or against the Acquisition, as determined by the totality of the public shareholder vote. To date, none of our initial shareholders have acquired in the open market any shares after our IPO. We will proceed with the Acquisition only if a majority of our issued and outstanding shares who vote at the meeting are voted in favor of the adoption of proposal 1 and public shareholders owning less than 20% of the shares issued (i.e., 2,875,000) in our IPO exercise the redemption rights described below.

In the event that proposal 1, the approval of the Purchase Agreement, is not adopted by our shareholders, proposals 2, 3, 4, 5, 6 and 7 will not be presented at the meeting. Proposals 2, 3, 4 and 5 are conditions to the Acquisition. If any of these proposals are not approved, we will not be able to consummate the Acquisition.

The approval of the amendments of our memorandum and articles of association under proposal 2, 3, 4 and 5 requires the affirmative vote of two-thirds of the shares represented in person or by proxy and entitled to vote at the meeting.

Each public shareholder who votes against the Acquisition has the right to concurrently demand that we redeem the shares that he or she then holds into a portion of the trust account into which the net proceeds of our IPO were deposited (the “Trust Account”). If holders of 2,875,000 or more of the shares issued in our IPO (which is 20% or more of the total issued) vote against the Acquisition and exercise their redemption rights, we will not consummate the Acquisition and will be required under our articles of association to liquidate. If you vote against the Acquisition and demand that we redeem your shares into cash, this demand must be made on the proxy card at the time you vote against the Acquisition.

Under the Purchase Agreement, as consideration for the Acquisition, the Kelun shareholders will be paid up to approximately $251,620,000 based on a closing price per share of US$8.28 on October 2, 2007 (excluding the assumption of the existing debt of Kelun which is estimated as of June 30, 2007 to be approximately RMB441 million or US$57 million) as follows:

•	at the time of Acquisition, an aggregate of 20 million of our shares (with an estimated value of US$165,600,000);

•

following the Acquisition, if the combined company achieves or exceeds RMB180 million, RMB260 million and RMB370 million in net profit (excluding the effects of certain accounting items) in 2007, 2008 and/or 2009, respectively, Shanghai Century will issue to the Kelun shareholders an aggregate of 5 million additional shares (with an estimated value of approximately US$41,400,000) within 60 days following the delivery of the company’s audited financial statements for 2007, 2 million additional shares (with an estimated value of approximately US$16,560,000) within 60 days following the delivery of the company’s audited financial statements for 2008 and 2 million additional shares (with an estimated value of approximately US$16,560,000) within 60 days following the delivery of the company’s audited financial statements for 2009; and

•

following the Acquisition, we will pay an aggregate of US$11,500,000 to the Kelun shareholders within 60 days after the earlier of (a) any date when we send the notice of redemption to the holders of our outstanding redeemable warrants, as described below, and (b) the date that we receive notification that at least 70% of the outstanding warrants have been exercised.

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Immediately after completion of the Acquisition, if no public shareholder demands that we redeem his or her shares into cash, our current shareholders will own, in total, approximately 47% of our issued and outstanding shares (38% will be owned by our current public shareholders). This percentage will decrease to approximately 41%, 39% and 38% (or to 34%, 32% and 31% for our current public shareholders) if the post-acquisition combined entity achieves the net income targets set forth above for 2007, 2008 and 2009, respectively. All of these percentages assume that none of our outstanding warrants are exercised and that there are no other changes to the number of our shares outstanding.

Our shares, warrants and units are quoted on the American Stock Exchange (“AMEX”) under the symbols SHA, SHA.WS and SHA.U, respectively. We plan to apply to list each of these securities on the Nasdaq Global Market after consummation of the Acquisition. If they are not so listed, we expect our securities to continue to be quoted on AMEX.

After careful consideration of all relevant factors and the terms and conditions of the Acquisition, our board of directors has determined that each of these proposals is fair and in the best interests of Shanghai Century and its shareholders, has declared each of the proposals advisable, and recommends that you vote or give instruction to vote “FOR” adoption of each of them.

Enclosed is a notice of annual and extraordinary general meeting and proxy statement containing detailed information concerning the Acquisition, the other proposals and the meeting. Whether or not you plan to attend the annual and extraordinary general meeting, we urge you to read this material carefully and vote your shares. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 32 of the proxy statement.

I look forward to seeing you at the meeting.

Sincerely,

Anthony Kai Yiu Lo
Chairman of the Board and
Co-Chief Executive Officer

Your vote is important. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card in the envelope provided as soon as possible.

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SHANGHAI CENTURY ACQUISITION CORPORATION

23rd FLOOR SHUN HO TOWER

24-30 ICE HOUSE STREET

CENTRAL, HONG KONG SAR

CHINA

NOTICE OF ANNUAL AND EXTRAORDINARY GENERAL MEETING OF

SHAREHOLDERS TO BE HELD ON         , 2007

TO THE SHAREHOLDERS OF

SHANGHAI CENTURY ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an annual and extraordinary general meeting of shareholders (“meeting”) of Shanghai Century Acquisition Corporation (“Shanghai Century”), a Cayman Islands corporation, will be held at 10:00 a.m. New York time, on ,                  2007, at the offices of Loeb & Loeb, 345 Park Avenue, New York, New York, U.S.A., to consider and vote upon proposals to approve:

1.	The Share Purchase Agreement, dated as of May 28, 2007, by and among Shanghai Century, Sichuan Kelun Pharmaceutical Co., Ltd. (“Kelun”) and the shareholders of Kelun, reflecting the acquisition (the “Acquisition”) of all the issued and outstanding shares of Kelun and the other transactions contemplated by the agreement;

2.	An amendment to Shanghai Century’s memorandum to increase the number of our authorized shares from 55 million to 100 million;

3.	An amendment to Shanghai Century’s articles of association to provide for director nomination rights to the Kelun shareholders and our Co-Chief Executive Officers;

4.	An amendment to Shanghai Century’s articles of association to require approval of 75% of the directors for certain significant corporate events through December 31, 2010;

5.	An amendment to Shanghai Century’s memorandum and articles of association to change its name to “China Kelun Pharmaceutical Corporation;”

6.	Shanghai Century’s 2007 Equity Incentive Plan;

7.	The designation of three classes of the board of directors and the election of nine persons to Shanghai Century’s board of directors to hold office from the date of the consummation of the Acquisition to serve for the respective term of office of the class to which the nominee is elected and until his successor is duly elected and qualified; and

8.	Any adjournment or postponement of the meeting for the purpose of soliciting additional proxies.

Proposal 1 is essential to the Acquisition, and, therefore, our board of directors will abandon the Acquisition unless proposal 1 is approved by shareholders. In addition, Proposals 2, 3, 4 and 5 are conditions to the Acquisition and if any of these proposals are not adopted we cannot consummate the Acquisition. However, if approved, proposals 2, 3, 4 and 5 will be effectuated only upon completion of the Acquisition.

Our board of directors has fixed the close of business on ,                  2007 as the date for determining the Shanghai Century shareholders entitled to receive notice of and vote at the meeting and any adjournment of the meeting. Only holders of record of our shares on that date are entitled to have their votes counted at the meeting or any adjournment.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the meeting. If you are a shareholder of record, you may also cast your vote in person at the meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the proposals.

Our board of directors recommends that you vote “FOR” approval of each proposal.

By Order of the Board of Directors,

Anthony Kai Yiu Lo
Chairman of the Board and Co-Chief Executive Officer

Dated: , 2007

SHANGHAI CENTURY ACQUISITION CORPORATION

PROXY STATEMENT FOR ANNUAL AND EXTRAORDINARY

GENERAL MEETING OF SHAREHOLDERS

OF SHANGHAI CENTURY ACQUISITION CORPORATION

The board of directors of Shanghai Century Acquisition Corporation (“Shanghai Century”) has unanimously approved a proposed acquisition of Sichuan Kelun Pharmaceutical Co., Ltd. (“Kelun”), a company organized in the People’s Republic China (“PRC”). If we obtain the approval of our shareholders, we will acquire all of the issued and outstanding shares of Kelun from its shareholders (the “Acquisition”).

Shanghai Century was organized to acquire a company having its primary business operations in the PRC. Kelun originally commenced operations in 1996, and its business principally involves the development, production, sale and distribution of intravenous (“IV”) solution products for medical use and over-the-counter western medicines. Headquartered in Chengdu, Sichuan, Kelun, together with 13 operating entities, which Kelun owns or controls and which are located in Sichuan, Hunan, Hubei, Jiangxi, Yunnan, Shandong, Heilongjiang and Jilin, is one of the leading pharmaceutical companies, supplying principally IV solution products in the PRC.

As used in this proxy statement, “Kelun” refers to Sichuan Kelun Pharmaceutical Co., Ltd., the target entity in the Acquisition, and “Kelun Group” refers to Kelun and its 13 operating entities, including one variable interest entity, as described below. Kelun Group employed approximately 6,800 employees throughout China as of December 31, 2006. Upon consummation of the Acquisition, Kelun and its subsidiaries will become subsidiaries of Shanghai Century, and the former Kelun shareholders in turn will own at least 53% of Shanghai Century (without taking into account our outstanding warrants).

Shanghai Century’s shares, warrants and units are quoted on the American Stock Exchange (“AMEX”) under the symbol SHA, SHA.WS and SHA.U, respectively. Shanghai Century plans to apply to list each of these securities on the Nasdaq Global Market after consummation of the Acquisition. If they are not so listed, Shanghai Century expects its securities to continue to be quoted on AMEX.

This proxy statement provides you with detailed information about the Acquisition and the meeting of Shanghai Century’s shareholders. We encourage you to carefully read this entire document. Shanghai Century shareholders should make particular note of information concerning Kelun and the meeting. You should also carefully consider the discussion in the section entitled “ Risk Factors” beginning on page 32.

The Acquisition cannot be completed unless (i) at least a majority of the shares voted at the meeting on ,                  2007 or any adjournment, approve the Acquisition, (ii) at least two thirds of the shares present in person or by proxy and entitled to be voted are voted in favor of each of the four proposals amending our memorandum and articles of association and (iii) less than 20% of the shares (i.e., 2,875,000) issued in Shanghai Century’s initial public offering vote against the Acquisition and elect the redemption of these shares into cash. If you vote against the Acquisition and demand that we redeem your shares into cash, this demand must be made on the proxy card at the time you vote against the Acquisition. In connection with the Acquisition, you will be also asked to approve Shanghai Century’s 2007 Equity Incentive Plan and the election of nine directors.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated             , 2007 and is first being mailed to Shanghai Century shareholders on or about that date.

ANNEXES

Annex A—Share Purchase Agreement

Annex B—China Kelun Pharmaceutical Corporation 2007 Equity Incentive Plan

Annex C—Fairness Opinion of Capitalink, L.C.

Annex D—Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association

Annex E—Audit Committee Charter

Annex F—Nominating Committee Charter

Annex G—Compensation Committee Charter

SUMMARY OF THE MATERIAL TERMS OF THE ACQUISITION

Parties:

The parties to the Acquisition are Shanghai Century Acquisition Corporation and Sichuan Kelun Pharmaceutical Co., Ltd. See “The Acquisition Proposal.” Kelun is one of the leading pharmaceutical companies in the PRC and the manufacturer and supplier of IV products in the PRC. See “Information About Kelun.”

Consideration:

Under the Share Purchase Agreement, dated as of May 28, 2007, by and among Shanghai Century, Kelun and the Kelun shareholders (the “Purchase Agreement”), as consideration for the Acquisition, the Kelun shareholders will be paid up to approximately US$251,620,000 based on a US$8.28 closing price per share on October 2, 2007 (excluding the assumption of the existing debt of Kelun which is estimated as of June 30, 2007 to be approximately RMB441 million or US$57 million) as follows:

• at the time of Acquisition, an aggregate of 20 million of Shanghai Century’s shares (with an estimated value of $165,600,000);

•        following the Acquisition, if the combined company achieves or exceeds RMB180 million, RMB260 million and RMB370 million in net profit, excluding the effects of certain accounting items (as described in “The Purchase Agreement—Definition of Net Profits”), in 2007, 2008 and/or 2009, respectively, Shanghai Century will issue to the Kelun shareholders an aggregate of 5 million additional shares (with an estimated value of US$41,400,000) within 60 days following the delivery of the company’s audited financial statements for 2007, 2 million additional shares (with an estimated value of US$16,560,000) within 60 days following the delivery of the company’s audited financial statements for 2008 and 2 million additional shares (with an estimated value of US$16,560,000) within 60 days following the delivery of the company’s audited financial statements for 2009; and

•        following the Acquisition, Shanghai Century will pay an aggregate of US$11,500,000 to the Kelun shareholders within 60 days after the earlier of (a) the date when Shanghai Century sends the notice of redemption to the holders of its outstanding redeemable warrants after the last sales price of its shares equals or exceeds US$11.50 per share for any 20 trading days within a 30 trading day period ending three business days before Shanghai Century sends the notice of redemption and (b) the date when the agent for its warrants notifies Shanghai Century that at least 70% of the outstanding warrants have been exercised. See “The Purchase Agreement—Purchase Price.”

New Board:	For a period commencing from the consummation of the Acquisition and ending December 31, 2010, the board of the combined company will consist of nine directors, of which:

• the representative of the Kelun shareholders will be entitled to nominate four,

• Shanghai Century’s current Co-Chief Executive Officers will be entitled to nominate two, and

•        three will be independent non-executive directors, two of whom will be recommended by the representative of the Kelun shareholders and one will be recommended by Shanghai Century’s current Co-Chief Executive Officers, provided that the three independent non-executive director candidates who are actually nominated will be mutually agreed upon by the representative of the Kelun shareholders and Shanghai Century’s current Co-Chief Executive Officers. The Co-Chief Executive Officers may nominate themselves or each other. See “The Purchase Agreement—Board Composition.”

Key Employees:

Each of Mr. Gexin Liu, Mr. Zhipeng Cheng, Ms. Hui Pan, Mr. Suihua Liu, Mr. Deguang Chen, Mr. Yangyu Wan, Mr. Long Liang and other key employees of Kelun have been required to enter into employment agreements with the combined company, effective upon the consummation of the Acquisition. See “The Kelun Acquisition—The Employment Agreements.”

Lock-up:

Kelun shareholders will be restricted from transferring any shares of Shanghai Century issued under the Purchase Agreement for 24 months following the issuance of these shares. See “The Purchase Agreement—Purchase Price.”

Voting Agreement:

At the closing of the Acquisition, the current Co-Chief Executive Officers of Shanghai Century and the Kelun shareholders will enter into a voting agreement, under which, among other things, Shanghai Century’s current Co-Chief Executive Officers and the representative of the Kelun shareholders will agree that each of them will, for a period commencing from the consummation of the Acquisition and ending December 31, 2010, vote all of the shares that he or she then owns in favor of the election as directors of the director nominees nominated as described above. See “The Purchase Agreement—Board Composition.”

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE SHANGHAI CENTURY

ANNUAL AND EXTRAORDINARY GENERAL MEETING

These Questions and Answers are only summaries of the matters they discuss. Please read this entire proxy statement.

Q.	Why are we proposing the Acquisition?

A.	We were formed for the purpose of acquiring, through a merger, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business having its primary operations in the PRC. Kelun is one of the leading pharmaceutical companies and, in terms of units produced, Kelun Group is the largest manufacturer and supplier of IV solution products in the PRC. We believe that Kelun is in a position to expand its business through the development of additional products and the expansion of its market share both organically and through acquisitions in China’s rapidly growing healthcare industry, as well as through increased exports to international markets. As a result, we believe that a business combination with Kelun will provide you with an opportunity to participate in a combined company with significant growth potential.

The Acquisition is intended to be a qualifying “business combination” under our amended and restated articles of association. If we had not entered into a letter of intent with respect to a business combination prior to October 28, 2007 we would have been required to dissolve on that date. However, because we did enter into a letter of intent with respect to the Acquisition prior to October 28, 2007, we are required to consummate the Acquisition by April 28, 2008 or we will have to dissolve and distribute our net assets, including the cash in the Trust Account, to our public shareholders.

Q.	What is being voted on?

A.	You are being asked to vote on the following eight proposals:

1.	The first proposal is to approve the Purchase Agreement, providing for the acquisition of all of the issued and outstanding shares of Kelun from the Kelun shareholders and related transactions. We refer to this proposal as the “Acquisition Proposal.”

2.	The second proposal is to approve an amendment to our memorandum of association to increase the number of our authorized shares from 55 million to 100 million.

3.	The third proposal is to approve an amendment to our articles of association to provide for director nomination rights to the Kelun shareholders and our Co-Chief Executive Officers.

4.	The fourth proposal is to approve, an amendment to our articles of association to require approval of 75% of the directors for certain significant corporate events.

5.	The fifth proposal is to approve an amendment to our memorandum of association to change our name to “China Kelun Pharmaceutical Corporation.”

6.	The sixth proposal is to approve our 2007 Equity Incentive Plan. Subject to the adjustment provisions of such Plan in the event of a stock dividend, stock split, reverse stock split or similar transaction, up to 3,750,000 shares of common stock may be issued thereunder. We refer to this proposal as the “Incentive Plan Proposal.”

7.	The seventh proposal is to designate in three classes and elect nine persons to our board of directors to hold office from the date of the consummation of the Acquisition for the respective term of office of the class to which the nominee is elected and until their successors are duly elected and qualified. We refer to this proposal as the “Nomination Proposal.”

8.	The eighth proposal is to provide for an adjournment in the event we need to solicit additional proxies.

The first proposal is essential to the Acquisition, and, therefore, our board of directors will abandon the Acquisition unless our shareholders approve it. The second, third, fourth and fifth proposals are conditions to the Acquisition. Accordingly, if approved, proposals 2, 3, 4 and 5 will be effectuated only upon completion of the Acquisition. If our shareholders fail to approve any of these proposals, the Acquisition will not be consummated.

Q.	Why are we proposing to amend our memorandum and articles of association?

A.	We are proposing to amend our memorandum and articles of association to (a) increase the number of our authorized shares from 55 million to 100 million, (b) provide for director nomination rights to the Kelun shareholders and our Co-Chief Executive Officers, (c) require approval of 75% of the directors for certain significant corporate events and (d) change our name to “China Kelun Pharmaceutical Corporation.” All of these amendments are conditions to the consummation of the Acquisition as set forth in the Purchase Agreement.

We must increase the number of our authorized shares to facilitate the share payments to the Kelun shareholders as contemplated in the Purchase Agreement and for other corporate purposes, including compensating our directors, officers, employees and consultants under equity compensation grants which may be made under the 2007 Equity Incentive Plan or any other plan that we may adopt following the completion of the Acquisition.

We must also amend our articles of association to facilitate the director nomination arrangement as agreed upon among us, Kelun and the Kelun shareholders in the Purchase Agreement. This arrangement requires that, for a period commencing from the consummation of the Acquisition and ending December 31, 2010, the board of the combined company will consist of nine directors, among which:

•	the representative of the Kelun shareholders will be entitled to nominate four,

•	our Co-Chief Executive Officers will be entitled to two, and

•

three will be independent non-executive directors, two of whom shall be recommended by the representative of the Kelun shareholders and one shall be recommended by our Co-Chief Executive Officers, provided that the three independent non-executive director candidates who are actually nominated shall be mutually agreed upon by the representative of the Kelun shareholders and our current Co-Chief Executive Officers.

Kelun and the Kelun shareholders have agreed with us to cause the combined company or its subsidiaries, during the period from the consummation of the Acquisition through and including December 31, 2010, not to take certain significant corporate actions as described in “The Purchase Agreement—Corporate Actions Subject to 75% Approval of Directors” without the affirmative consent or approval of 75% or more of the members of the board of the combined company. We are proposing the amendment to our articles of association to include these requirements.

We propose to change our name to “China Kelun Pharmaceutical Corporation,” which we believe will better reflect the business of the combined company.

Q.	Why are we proposing the 2007 Equity Incentive Plan?

A.	We are proposing the 2007 Equity Incentive Plan to enable our company following the Acquisition to attract, retain and reward our directors, officers, employees and consultants using equity-based incentives following the completion of the Acquisition.

Q.	How do the Shanghai Century insiders intend to vote their shares?

A.	All of our pre-IPO initial shareholders, including all of our directors, executive officers and our advisor, Dr. Raymond Kuo Fung Ch’ien, who collectively purchased an aggregate of 3,125,000 shares prior to our initial public offering, in connection with the vote required for the Acquisition have agreed to vote the shares that they owned immediately before our IPO in accordance with the majority of the shares that the public shareholders vote. As used in this proxy statement, “in accordance with the majority” means that these initial shareholders will vote all of the shares that they owned immediately before our IPO either for or against the Acquisition, as determined by the totality of the public shareholder vote. To date, none of our initial shareholders has purchased any additional shares following our IPO in the open market. Our management has indicated that it is not planning to purchase additional shares of Shanghai Century prior to the consummation of the Acquisition.

Q.	What vote is required to approve the Acquisition Proposal?

A.	The approval of the Acquisition requires the affirmative vote of the holders of a majority of our shares voted at the meeting. Notwithstanding the foregoing, if the public shareholders holding 2,875,000 or more shares (which is 20% of the total number of shares sold in our initial public offering) vote against the Acquisition and demand that we redeem their shares into cash, the Acquisition will not be consummated. Proposals 2, 3, 4 and 5 are conditions to consummation of the Acquisition. Accordingly, if our shareholders approve proposal 1 and fail to approve any one of proposals 2, 3, 4 or 5, we will not be able to consummate the Acquisition.

Q.	What vote is required to approve the proposals to amend our memorandum or articles of association?

A.	The approval of each of proposals 2, 3, 4 and 5 requires the affirmative vote of the holders of two-thirds of the shares represented in person or by proxy and entitled to vote at the meeting.

Q.	What vote is required to approve the Incentive Plan Proposal?

A.	The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of our shares that are present in person or by proxy and entitled to vote at the meeting.

Q.	What vote is required to approve the Nomination Proposal?

A.	To be elected, a nominee must receive the affirmative vote of the holders of a majority vote of our shares that are present in person or by proxy and entitled to vote at the meeting. There is no cumulative voting right in our articles or under the laws of the Cayman Islands. Notwithstanding the election of each director at the meeting, our board will remain unchanged until the Acquisition is completed.

Q.	What vote is required to approve the Adjournment Proposal?

A.	The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of our shares that are present in person or by proxy and entitled to vote at the meeting.

Q	Who will manage Shanghai Century and Kelun if the Acquisition is completed?

A.	The current management of Kelun and its subsidiaries is led by

•	Mr. Gexin Liu, the current chairman of Kelun’s board of directors,

•	Mr. Zhipeng Cheng, an executive director and the general manager of Kelun,

•	Ms. Hui Pan, an executive director and the vice president of Kelun for procurement,

•	Mr. Long Liang, an executive director and the head of the research and development division of Kelun,

•	Mr. Suihua Liu, the current vice president of Kelun in charge of financial matters, human resources and general administration,

•	Mr. Deguang Chen, the current deputy general manager of Kelun in charge of sales and marketing, and

•	Mr. Yangyu Wan, the current vice president of Kelun in charge of production.

Upon consummation of the Acquisition, we intend to retain these individuals to continue to lead the combined company and serve as its management.

Q.	What percentage of Shanghai Century’s outstanding shares will our existing shareholders own after the Acquisition?

A.	Upon consummation of the Acquisition, if no public shareholder demands to redeem the shares that he or she owns into cash and assuming none of our warrants are exercised, our existing shareholders, including both our initial shareholders and public shareholders, will own, in the aggregate,

•	approximately 47% (public shareholders alone will own approximately 38%) of our total outstanding shares, if the minimum of 20 million shares are issued to Kelun shareholders in the Acquisition; or

•

approximately 38% (public shareholders alone will own 31%) of our total issued and outstanding shares following the Acquisition, if the maximum of 29 million shares are issued to Kelun shareholders in the Acquisition.

Upon consummation of the Acquisition, if all of the maximum permissible amount of public shares are redeemed, our existing shareholders, including both our initial shareholders and public shareholders, will own, in the aggregate:

•	approximately 42% (public shareholders alone will own approximately 33%), if the minimum of 20 million shares are issued to Kelun shareholders; or

•	approximately 33% (public shareholders alone will own approximately 26%) if the maximum of 29 million shares are issued to Kelun shareholders.

None of our management has purchased shares of Shanghai Century subsequent to our initial public offering and our management has indicated that it is not planning to purchase any additional shares prior to the consummation of the Acquisition.

Shanghai Century does not believe that the consummation of the Acquisition will result in a change of control based on the foregoing percentages since Shanghai Century does not have and will not have a controlling shareholder or group of shareholders following the consummation of the Acquisition.

Q.	How do I exercise my redemption rights?

A.	If you hold shares issued in our IPO and vote against the Acquisition Proposal, you will have the right to demand that we redeem your shares into cash. If you wish to exercise your redemption rights, you must (i) vote against the Acquisition Proposal and (ii) at the same time demand in the attached proxy card that we redeem your shares into cash. If, notwithstanding your no vote, the Acquisition is completed, you will be entitled to receive a per-share redemption price equal to the amount in the Trust Account. At October 2, 2007, the per share redemption price was $7.64. Do not send your share certificates with your proxy. If the Acquisition is consummated, redeeming stockholders will be sent instructions on how to tender their shares of common stock and when they should expect to receive the redemption amount. Shareholders will not be requested to tender their shares before the Acquisition is consummated.

Q.	Do I have dissenter or appraisal rights under Cayman law?

A.	No.

Q.	What will happen to the funds deposited in the Trust Account after the Acquisition?

A.	Public shareholders exercising redemption rights will receive a redemption price per share equal to the amount described above. The Company anticipates that after the payment of expenses of the acquisition of Kelun, estimated at $9,280,000, payment to shareholders exercising their rights of redemption and payment of the deferred portion of the underwriters discount of $3.3 million dollars, the Company will have approximately RMB8.9 million or US$105 million available to the combined company assuming that no shareholders elect to redeem their shares for cash (or approximately RMB655 million or US$84 million assuming that the entire number of shares allowed to be redeemed for cash are redeemed). The Company anticipates that such working capital funds may be used for one or more of the following: (i) addition and/or upgrading of production lines for IV solution products; (ii) acquisition of late-stage clinical products or businesses that complement Kelun’s current products or products under development; (iii) expansion of overseas markets for Kelun products; (iv) cash portion of the Acquisition purchase price; and (v) consulting fees payable to Shanghai Century Capital Corporation a Company to be formed and controlled by our Co-Chief Executive Officers, if they become payable, (vi) general corporate and working capital purposes. Other than its agreement with Sagent Holding Company, a pharmaceutical trading company based in Illinois, to establish a new production line in 2008 for IV solution products to be sold in the U.S., Kelun has no current understandings, commitments, or agreements with respect to any acquisition of or investment in any products or companies.

Q.	What happens if the Acquisition is not consummated?

A.	If we do not consummate the Acquisition by April 28, 2008, the date required by our articles of association, we will dissolve and distribute to our public shareholders the amount in the Trust Account, including all the accrued interest not previously released to us, plus any remaining net assets, subject to possible claims. Following dissolution, we would no longer exist as a corporation.

Q.	When do you expect the Acquisition to be completed?

A.	If the Acquisition is approved at the meeting, we expect to complete the Acquisition promptly after receipt of the approval of the PRC Ministry of Commerce “MOFCOM” and such other PRC government approvals, if any, as may be required under PRC law. In the event that such approvals are not received on or prior to April 28, 2008 and the parties to the Acquisition have not waived the condition set forth in the Stock Purchase Agreement, Shanghai Century will be unable to consummate the Acquisition, regardless of whether or not it has received shareholder approval of the Acquisition and the additional proposals.

Q.	How many shares must be represented at the meeting in order to constitute a quorum?

A.	Under our current articles of association, at least two shareholders entitled to vote and present, in person or by proxy, representing not less than one-third of the total issued shares (i.e., 5,833,334 shares) throughout the meeting shall form a quorum for all purposes.

Q.	If I am not going to attend the meeting in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information in this document, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the annual and extraordinary general meeting. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q.	What will happen if I abstain from voting or fail to vote?

A.

An abstention or failure to vote with respect to the Acquisition Proposal by a shareholder who is present in person or by proxy at the meeting will have no effect on the outcome of the vote because the Acquisition is required to be approved by a majority of the shares voted by the shareholders. An abstention or failure to vote with respect to any of the other proposals presented at the meeting will have the same effect as a vote against the respective proposal because the proposals require the vote of either a two-thirds or majority vote of those present in person or by proxy, which includes the vote of those persons who have abstained or failed to vote.

Q.	How do I change my vote?

A.	Send a later-dated, signed proxy card to Franklin D. Chu, Director and Co-Chief Executive Officer, prior to the date of the annual and extraordinary general meeting, or attend the annual and extraordinary general meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our proxy solicitation agent, Morrow & Co., Inc.

Q.	If my shares are held in “street name,” will my broker automatically vote them for me?

A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.

Q.	Who can help answer my questions?

A.	If you have questions, you may call Morrow & Co., Inc., a proxy solicitation firm that is assisting us in the solicitation of proxies, at 1-800-267-0201.

SUMMARY

This summary discusses the material items of the Acquisition Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal and the Nomination Proposal, which are described in greater detail elsewhere in this proxy statement. You should carefully read this entire proxy statement and the other documents to which it refers. See “Where You Can Find More Information.”

Shanghai Century Acquisition Corporation

Shanghai Century is a “blank check” company organized under the laws of the Cayman Islands on April 25, 2005. We were formed to acquire, through a merger, a share exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business having its primary operations located in the PRC. On April 28, 2006, we consummated our IPO of equity securities from which approximately US$110,000,000 of net proceeds was placed in the Trust Account.

Our total operating expenses incurred from the period from April 25, 2005 (date of inception) to October 2, 2007 are approximately US$4,699,000 of which approximately US$4,004,000 has been paid, approximately $277,000 is non-cash expense items (depreciation and amortization of share options) and approximately $418,000 is accrued and outstanding as of October 2, 2007. Approximately US$200,000 of the US$418,000 accrued and outstanding expense is owed to vendors who have waived against the Trust Account and approximately US$218,000 of the $418,000 accrued and outstanding expenses is owed to vendors who have not waived against the Trust Account. As of October 2, 2007, there was approximately US$113,068,000 in the Trust Account and approximately US$472,000 of cash and cash equivalents outside of the Trust Account.

Sichuan Kelun Pharmaceutical Co., Ltd.

Kelun is one of the leading pharmaceutical companies and, in terms of units produced, Kelun Group is the largest manufacturer and supplier of intravenous solution products, or IV solution products, in the PRC. Kelun has introduced a first-to-market, innovative and patented upright-standing polypropylene (PP) soft bag for IV solution products in China. Headquartered in Chengdu, Sichuan Province, Kelun, in addition to itself, owns or controls 13 operating entities located in Sichuan, Hunan, Hubei, Jiangxi, Yunnan, Shandong, Heilongjiang and Jilin.

According to the Southern Pharmaceutical Economic Research Institute of the PRC State Food and Drug Administration (the “SFDA”), Kelun is one of the top 10 pharmaceutical companies in the PRC. In August 2006, Kelun was recognized by the China Corporate Culture Promotion Society, Market News (published by People’s Daily), Brand Magazine and three other PRC organizations as the most influential brand among all IV solution products in China in terms of customer satisfaction level.

Among the 13 operating entities owned or controlled by Kelun:

•

Hunan Kelun Pharmaceutical Co., Ltd., or Hunan Kelun (collectively with Kelun, “Kelun Joint Stock”), was acquired in 2003 from Sichuan Kelun Industrial Group Co., Ltd., or Kelun Industrial Group, a related party of Kelun; and

•

Another 11 operating entities (collectively, the “Acquired Businesses”) and Kunming Nanjiang Pharmaceutical Co., Ltd. or, Kunming Nanjiang, were acquired during the first four months of 2007 as part of a restructuring effected to facilitate the Acquisition (the “Restructuring”).

For the details of the Restructuring, see “The Kelun Acquisition—Restructuring.” We refer to Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang as the “Kelun Group.”

Among the Acquired Businesses, Jilin Kelun Pharmaceutical Co., Ltd. (“Jilin Kelun”) is an entity in which Kelun currently does not have a direct equity interest. However, under a contractual arrangement between Kelun and the shareholders of Jilin Kelun, Kelun is able to control the management and operations of Jilin Kelun and is entitled to the economic benefits derived from Jilin Kelun’s operations. In addition, Kelun Industrial has advanced to the shareholders of Jilin Kelun a loan of RMB5 million. If they fail to repay the loan, the shareholders of Jilin Kelun have agreed to allow Kelun Industrial Group, or, after Kelun assumed all the rights of Kelun Industrial Group in April 2007, allow Kelun, to use the rent payable to set off the repayment of this RMB5 million loan. To date, this loan still remains outstanding.

According to Kelun’s management, the sales of generic pharmaceutical products have historically accounted for the total pro forma revenue of Kelun Group, and the sales of its top ten IV solution products accounted for over 90% of the total pro forma revenue of Kelun Group. Kelun Group currently manufactures and sells more than 90 IV solution products, representing what Kelun’s management believes is the largest IV solution product portfolio of any pharmaceutical company in the PRC market. According to the China Medical Statistical Yearbook 2005, 13 of Kelun’s IV solution products ranked first in terms of units produced in the PRC market in 2005, of which six products, vitamin C solution, tinidazole solution, ciprofloxacin lactate and sodium chloride solution, ofloxacin glucose solution, norfloxacin glucose solution and dextran solution, each held more than a 40% market share in its respective market in China in 2005.

In addition to IV solution products, Kelun Group also manufactures and sells generic prescription and over-the-counter, or OTC, drugs in China. According to Kelun’s management, approximately 90% of Kelun Group’s pharmaceutical products (including IV solution products and other pharmaceutical products) have been included in China’s national basic medical and work-related injury insurance catalogue (the “Medical Insurance Catalogue”), accounting for over 90% of the total revenues of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang in 2006. Kelun Group currently has 126 new products in its development pipeline.

Kelun Group sells its products through a nationwide distribution network that consists of 53 exclusive principal regional sales agents who use over 2,500 sales persons covering regional markets throughout China. As of September 30, 2007, Kelun Group employed approximately 6,800 employees throughout its operating facilities.

Kelun’s executive directors and executive officers have, on average, over 20 years experience in the pharmaceutical industry in China. Upon consummation of the Acquisition, we intend to retain these persons to continue to lead the combined company and serve as management of Shanghai Century (which will be renamed “China Kelun Pharmaceutical Corporation”).

For the year ended December 31, 2006, Kelun Group’s unaudited pro forma consolidated net sales and net income amounted to RMB1,338 million (US$171.5 million) and RMB103.2 million (US$13.2 million) respectively.

The mailing address of Kelun’s principal executive offices is 18F/19F, Jinjiang Times Garden, 107 Jingli Xi Lu, Chengdu, Sichuan 610072, the PRC, and its telephone number is (8628) 8614-8162.

The Acquisition

On May 29, 2007, we announced that we entered into the Purchase Agreement with Kelun and the Kelun shareholders. As consideration for the Acquisition, the Kelun shareholders will be paid up to approximately US$251,620,000 based on theUS $8.28 closing price per share on October 2, 2007 (excluding the assumption of the existing debt of Kelun which is estimated as of June 30, 2007 to be approximately RMB441 million or US$57 million) as follows:

•	at the time of Acquisition, an aggregate of 20 million of our shares (estimated value of approximately US$165,400,000);

•

following the Acquisition, if the combined company achieves or exceeds RMB180 million, RMB260 million and RMB370 million in net profit (excluding the effects of certain accounting items) in 2007, 2008 and/or 2009, respectively, we will issue to the Kelun shareholders an aggregate of 5 million additional shares (with an estimated value of US$41,400,000) within 60 days following the delivery of the company’s audited financial statements for 2007, 2 million additional shares (with an estimated value of US$16,560,000) within 60 days following the delivery of the company’s audited financial statements for 2008 and 2 million additional shares (with an estimated value of US$16,560,000) within 60 days following the delivery of the company’s audited financial statements for 2009; and

•

following the Acquisition, we will pay an aggregate of US$11,500,000 to the Kelun shareholders within 60 days after the earlier of (a) the date when we send the notice of redemption to the holders of our outstanding redeemable warrants after the last sales price of our shares equals or exceeds US$11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption and (b) the date when the agent for our warrants notifies us that at least 70% of the outstanding warrants have been exercised.

Following the completion of the Acquisition, Kelun and its subsidiaries will become subsidiaries of Shanghai Century, and former Kelun shareholders in turn will own at least 53% of Shanghai Century (assuming no public shareholders exercise their redemption rights with respect to the Acquisition). To the extent our public shareholders do elect their redemption rights or vote against the Acquisition Proposal, the percentage ownership of the combined company by former Kelun shareholders will increase to between a minimum of 53% and a maximum of 57.8%. None of the shares to be issued to the Kelun shareholders in the Acquisition will be registered with the U.S. Securities and Exchange Commission, and, therefore, they will not be freely-tradable by those shareholders immediately upon completion of the Acquisition. In addition, under the Purchase Agreement, these shares, once issued, will be subject to a 24-month lock-up period. However, we may file a registration statement relating to resale of these shares after the end of this lock-up period. The Purchase Agreement provides that the lock-up agreement may be waived prior to the consummation of the Acquisition closing and does not provide for any waiver by any party following the consummation. Shanghai Century does not intend to waive the lock-up.

The Purchase Agreement

The Purchase Agreement is included as an annex to this proxy statement. We encourage you to read the Purchase Agreement. It is a legal document that governs the Acquisition and the related transactions. It is also described in detail elsewhere in this proxy statement. See “The Purchase Agreement.”

Shanghai Century 2007 Equity Incentive Plan

Shanghai Century’s 2007 Equity Incentive Plan (the “Plan”) reserves 3,750,000 of our shares for issuance in accordance with the Plan’s terms, representing 10% of the current outstanding share capital of Shanghai Century immediately after the consummation of the Acquisition (without taking into account Shanghai Century’s warrants). The purpose of the Plan is to enable us to offer, following the completion of the Acquisition, to our directors, officers, employees and consultants whose past, present and/or future contributions have been, are or will be important to the success of our company, an opportunity to acquire a proprietary interest in us. Our board of directors or a committee designated by our board will administer the Plan, and the Plan will enable us to grant a variety of equity compensation awards. A summary of the terms of the Plan can be found under the section entitled “The Incentive Plan Proposal.”

The Plan is included as an annex to this proxy statement. We encourage you to read the Plan in its entirety.

Management

The current management of Kelun is led by Messrs. Gexin Liu, Zhipeng Cheng, Long Liang, Suihua Liu, Deguang Chen and Yangyu Wan and Ms. Hui Pan. Upon consummation of the Acquisition, Shanghai Century intends to retain these persons to continue to lead the combined company and serve as management of the public company.

If the Acquisition Proposal and the other proposals are approved at our annual and extraordinary general meeting, for a period commencing from the consummation of the Acquisition and ending December 31, 2010, our board will consist of nine directors, of which:

•	the representative of the Kelun shareholders will be entitled to nominate four,

•	our Co-Chief Executive Officers will be entitled to nominate two, and

•

three will be independent non-executive directors, two of whom shall be recommended by the representative of the Kelun shareholders and one shall be recommended by our Co-Chief Executive Officers, provided that, the three independent non-executive director candidates who are actually nominated shall be mutually agreed upon by the representative of the Kelun shareholders and our current Co-Chief Executive Officers.

Currently, our board consists of Messrs. Anthony Kai Yiu Lo, Franklin D. Chu, Ronald Joseph Arculli and Humphrey P. Polanen. Messrs. Arculli and Polanen will resign upon the consummation of the Acquisition. Mr. Lo and Mr. Chu are being nominated to be re-elected as directors under the Nomination Proposal. As required under the Purchase Agreement, under the Nomination Proposal, Messrs. Gexin Liu, Zhipeng Cheng, Long Liang and Raymond Kuo Fung Ch’ien and Ms. Hui Pan are also nominated to be elected as our directors and will join the board, if the Acquisition and the nomination proposal are approved and the Acquisition is completed. Two other individuals will be nominated prior to the mailing of this proxy statement. Our Co-Chief Executive Officers and Howard Ho Hwa Chu, our consultant with the title chief investment officer, negotiated the nomination provisions on behalf of Shanghai Century. The Co-Chief Executive Officers may nominate themselves or each other. The Board did not undertake any special measures with respect to this portion of the negotiations. However, all the individual Board members were individually advised by the Co-Chief Executive Officers of such director nomination rights. All of the 2,070,313 shares (11.83%) owned by our two Co-Chief Executive Officers will be voted in favor of the nominees under the Nomination Proposal.

Approval of Kelun Shareholders

On May 28, 2007, the Kelun shareholders unanimously approved the Acquisition and executed the Purchase Agreement relating to the Acquisition.

Annual and Extraordinary General Meeting of Our Shareholders

The meeting of our shareholders will be held at 10 a.m., New York time, on                 , 2007, at the offices of Loeb & Loeb, 345 Park Avenue, New York, New York, the United States, to vote on each of the proposals.

Record Date

You will be entitled to vote or direct votes to be cast at the meeting if you owned our shares as of the close of business on , 2007, which is the record date for the meeting. When voting on the proposals, you will have one vote for each share that you owned at the close of business on the record date. Our warrants do not have any voting rights with respect to the meeting.

At the close of business on the record date, there were 17,500,000 shares outstanding.

Vote Required to Approve the Acquisition Proposal

The approval of the Acquisition will require the affirmative vote of a majority of the shares that are voted at the meeting. Any shares that are present in person or by proxy at the meeting but that are not voted in favor of the Acquisition will be counted in determining whether or not a quorum is present at the meeting but will not be counted as shares that have been voted in favor of the Acquisition. However, we will not be able to complete the Acquisition if the holders of 2,875,000 or more shares issued in our IPO, an amount equal to 20% of those shares, vote against the Acquisition Proposal and demand that we redeem their shares into cash. Approval of the Acquisition Proposal is conditioned upon the approval of the Proposals 2, 3, 4 and 5 to amend our memorandum and articles of association. Approval of the Acquisition Proposal is not conditioned upon the approval of the Incentive Plan Proposal or the Nomination Proposal. However, if our shareholders fail to approve the Incentive Plan Proposal or the Nomination Proposal, our board of directors may re-present such proposal to the shareholders for a vote at the next general meeting following the Acquisition. Given the percentage of our shares to be held by members of our Board of Directors following the consummation of the Acquisition, we believe that it is likely that these proposals would be approved at the next general meeting following the Acquisition.

Vote Required to Approve the Proposals to Amend and Restate our Memorandum and Articles of Association

The approval of each of Proposals 2, 3, 4 and 5 will require the affirmative vote of the holders of two-thirds of our shares that are present in person or by proxy and entitled to vote at the meeting. Proposals 2, 3, 4 and 5 will not be presented to the shareholders for a vote unless our shareholders approve the Acquisition Proposal and less than 20% of the shares issued in our IPO vote against the Acquisition and demand that we redeem their shares into cash. If any of these Proposals are not approved by the shareholders, we will not be able to consummate the Acquisition regardless of whether Proposal 1 has been approved.

Vote Required to Approve the Incentive Plan Proposal

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of our shares that are present in person or by proxy and entitled to vote at the meeting. In connection with the vote required for the Incentive Plan Proposal, the voting arrangements and requirements in relation to the approval of the Acquisition Proposal will not apply. The Incentive Plan Proposal will not be presented to the shareholders for a vote unless our shareholders approve the Acquisition Proposal. However, the approval of the Incentive Plan Proposal is not a condition to consummation of the Acquisition. If our shareholders fail to approve this proposal, our board of directors may re-present this proposal to the shareholders for a vote at the next general meeting following the Acquisition.

Vote Required for the Nomination Proposal

To be elected as a director, a nominee must receive the affirmative vote of the holders of a majority vote of our shares that are present in person or by proxy and entitled to vote at the meeting. There is no cumulative voting right in the articles or under Cayman Islands. In connection with the vote required for the Nomination Proposal, the voting arrangements and requirements in relation to the approval of the Acquisition Proposal will not apply. The Nomination Proposal will not be presented to the shareholders for a vote unless our shareholders approve the Acquisition Proposal. However, the approval of the Nomination Proposal is not a condition to consummation of the Acquisition. If our shareholders fail to approve this proposal, our board of directors may re-present this proposal to the shareholders for a vote at the next general meeting following the Acquisition.

Our Co-Chief Executive Officers have agreed that they will vote all of the 2,070,313 shares (11.83%) owned by them in favor of the nominees under the Nomination Proposal. They have further agreed with the Kelun shareholders that, for a period commencing from the consummation of the Acquisition and ending December 31, 2010, they will vote all shares that they own in favor of the persons that the representative of the Kelun shareholders nominates as directors in accordance with the Purchase Agreement. Accordingly, at our meeting, our Co-Chief Executive Officers will vote in favor of Messrs. Gexin Liu, Zhipeng Cheng and Long Liang and Ms. Hui Pan (nominated by the representative of the Kelun shareholders) as well as themselves as our directors, and Dr. Raymond Kuo Fung Ch’ien, nominated upon mutual consent of our Co-Chief Executive Officers and the representative of the Kelun shareholders, and two other individuals who will be nominated prior to the mailing of this proxy statement, as our independent non-executive directors.

Redemption Rights

Under our articles of association, a holder of shares issued in our IPO may, if the shareholder votes against the Acquisition Proposal, demand that we redeem those shares into cash. This demand must be made on the proxy card at the time the shareholder votes against the Acquisition Proposal. If properly demanded, we will redeem each share as to which a demand has been made into cash. If you exercise your redemption rights, then you will be exchanging the shares you hold for cash and will no longer own these shares. Based on the amount of cash held in the Trust Account as of October 2, 2007, including interest accrued as of that date, you will be entitled to redeem each share that you hold into approximately US$7.64. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the Acquisition and then tender your share certificate to us. If the Acquisition is not completed, then these shares will not be redeemed into cash until we liquidate, as described above.

The Acquisition will not be completed if the holders of 2,875,000 or more of our shares issued in our IPO, an amount equal to 20% of those shares, exercise their redemption rights.

Appraisal or Dissenters Rights

No appraisal or dissenters rights are available under the Companies Law for our shareholders in connection with the Acquisition Proposal.

Proxies

Proxies may be solicited by mail, telephone or in person. If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the meeting.

Share Ownership

At the close of business on the record date, our executive officers, directors and director-nominees beneficially owned and were entitled to vote, in the aggregate, 3,125,000 shares, representing approximately 18% of our then outstanding shares. Those numbers do not include an aggregate of 457,501 shares issuable upon exercise of warrants that our directors, director-nominees, executive officers and affiliated entities hold. As of the record date, these shares and warrants had a market value of approximately US$            based on our share price of US$            per share and our warrant price of US$ per warrant.

Based solely upon information contained in public filings, as of the record date, the following shareholders beneficially owned greater than five percent of our issued and outstanding shares:

•	All directors and officers as a group (four individuals);

•	Fir Tree, Inc., which has investment authority over shares held by Sapling, L.L.C. and Fir Tree Recovery Master Fund, L.P.;

•	The Baupost Group, L.L.C.; and

•	Atorka Group hf.

Recommendation of Our Board of Directors

After careful consideration, our board of directors has determined unanimously that the Acquisition Proposal is fair and in the best interests of Shanghai Century and our shareholders. In making this determination, our board of directors has obtained a fairness opinion from Capitalink, L.C., an independent advisor. The fairness opinion, which was delivered on May 23, 2007, stated that the consideration to be paid to the Kelun shareholders was fair, from a financial point of view, to our shareholders. See “The Kelun Acquisition—Fairness Opinion.” Our board of directors has unanimously approved the Acquisition, all of the amendments to of our memorandum and articles of association, the adoption of our 2007 Equity Incentive Plan, the election of each of the nominees listed in this proxy statement to the board of directors and the ability of the board of directors to adjourn the meeting to solicit additional proxies and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the Acquisition Proposal, “FOR” the approval of the amendment to our memorandum of association to change our name, “FOR” the amendment of our memorandum of association to increase our authorized shares, “FOR” the approval of the amendment to our articles of association to provide for director nomination rights, “FOR” the approval of the amendment to our articles of association to require 75% director voting in certain circumstances, “FOR” the approval of the Incentive Plan Proposal and “FOR” the ability of the Board of Directors to adjourn to solicit additional proxies.

Interests of Our Directors and Executive Officers in the Acquisition

When you consider the recommendation of our board of directors that you vote in favor of adoption of the Acquisition Proposal, you should keep in mind that our directors, executive officers and our advisor have interests in the Acquisition that are different from, or in addition to, your interest as a shareholder. These interests include, among other things:

•

If the Acquisition Proposal is not approved and we fail to consummate an alternative transaction within the time allotted under our charter, we expect that we will be required to liquidate shortly thereafter. In this event, the shares our directors, executive officers and our advisor purchased prior to our IPO will be worthless, because they will not participate in the distribution of our liquidation proceeds with respect to these shares. Our officers, directors and advisor hold a total number of 3,125,000 shares and a total number of 457,500 warrants. Based on the October 2, 2007 closing prices of US$8.28 and US$2.00 for our shares and warrants, respectively, the dollar value of such total number of shares is US$25,875,000 and the dollar value of such total number of warrants is US$915,000.

•

In connection with Shanghai Century’s initial public offering, each of our officers and directors agreed to indemnify Shanghai Century against any loss or damage whatsoever as a result of a claim by a vendor or target business to the extent such loss or damage reduces the amount held in the Trust Account. If the Acquisition is not consummated, such officers and directors could potentially be liable for any claims against the Trust Account. We believe that there would not be an indemnity obligation as of October 2, 2007 because the amount of accrued expenses as of October 2, 2007 is approximately US$418,000 of which approximately US$200,000 is owed to vendors who have waived against the Trust Account, and there is approximately $472,000 of cash and cash equivalents held outside the Trust Account. However, there could be an undetermined amount for any potential claims made by Kelun against the Trust Account since Kelun did not sign a waiver letter. Nevertheless, the terms of the Purchase Agreement expressly provide that each party thereof shall pay all of its expenses incurred in connection with the preparation of the Purchase Agreement and the transactions contemplated thereby and, furthermore, there is no term in the Purchase Agreement providing for indemnification of any party thereof. If the costs to consummate the Acquisition incurred by Shanghai Century exceed the available cash outside of the Trust Account, these costs would be subject to the potential indemnification obligations of the officers and directors of Shanghai Century to the Trust Account if the Acquisition is not consummated and accordingly the officers and directors have a personal interest in recommending that the Acquisition be consummated.

•

Following the completion of the Acquisition, our directors and Co-Chief Executive Officers, Messrs. Anthony Kai Yiu Lo, Franklin D. Chu, and our advisor, Dr. Raymond Kuo Fung Ch’ien, subject to the approval of the Nomination Proposal, will serve as members of the board of directors of the combined company. We anticipate that compensation will be paid to Anthony Kai Yiu Lo and Franklin D. Chu for future services as Board members should they serve as directors of the company after closing with such compensation to be determined by the compensation committee of the board in line with the compensation policies of the company for members of the board. None of our directors, executive officers or our advisor will continue to hold any executive position in the combined company following the Acquisition.

•

Shanghai Century Capital Corporation, a company to be formed and jointly controlled by Messrs. Anthony Kai Yiu Lo and Franklin D. Chu, will provide management consulting services to the combined company through December 31, 2009. Pursuant to the terms of the Purchase Agreement, Shanghai Century Capital Corporation will receive US$600,000 upon consummation of the Acquisition and US$500,000 on the later of January 1, 2008 and the consummation of the Acquisition, and a final payment of $500,000 on January 1, 2009.

Interests of Capitalink, L.C. in the Acquisition

Neither Capitalink, L.C. nor its principals beneficially own any interest in Shanghai Century or Kelun. Further, Capitalink, L.C. has not provided any other services to Shanghai Century or Kelun in the past; provided, however, Capitalink, L.C.’s affiliate Ladenburg Thalman & Co. Inc. previously acted as an underwriter in Shanghai Century’s initial public offering. Upon the successful acquisition of Kelun, Ladenburg will be entitled to receive deferred compensation in connection with the underwriting in the amount of approximately US$330,000. In addition, Ladenburg received in the initial public offering of Shanghai Century, an option to purchase 100,000 units of Shanghai Century, each consisting of one share and one warrant for a purchase price per unit of US$10.00. This unit purchase option will become exercisable upon the consummation of the Acquisition.

Conditions to the Completion of the Acquisition

The obligations of each of Shanghai Century, Kelun and the Kelun shareholders to consummate the Acquisition are subject to the satisfaction or waiver of specified conditions, including the following:

Conditions to Each Party’s Obligation

The closing of the Acquisition is conditional upon the fulfillment or waiver at or prior to the Closing of:

•	the obtaining of all requisite permits of the relevant PRC governmental authorities in connection with the Acquisition;

•	the clearance of all the comments of the U.S. Securities and Exchange Commission (SEC) with respect to this proxy statement;

•	the approval of the Purchase Agreement and related transactions by the shareholders of Shanghai Century at a meeting called for this purpose;

•

the absence of an order, stay, judgment or decree issued by any governmental authorities questioning or seeking to enjoin, modify, amend or prohibit the consummation of the transactions contemplated in the Purchase Agreement and the Closing; and

•	the execution and delivery by each party of each of the required transaction documents.

Conditions to Our Obligation

Shanghai Century’s obligation to consummate the transactions contemplated by the Purchase Agreement is conditioned upon (a) the absence of any material adverse changes in Kelun’s business, operations, financial results or prospects; (b) the obtaining by Shanghai Century of an opinion from a third party financial advisor to Shanghai Century stating that the consideration payable by Shanghai Century to the Kelun shareholders in connection with the Acquisition is fair, from a financial point of view, to the shareholders of Shanghai Century and that the combined fair market value of Kelun, its subsidiaries and its variable interest entity is at least equal to 80% of the net asset value of Shanghai Century and (c) Kelun’s performance of each of the following, among other things:

•	delivering to Shanghai Century the Kelun shares and the transaction documents contemplated in the Purchase Agreement;

•	ensuring that the representations and warranties of Kelun and the Kelun shareholders are true and correct in all material respects as of the consummation of the Acquisition;

•	obtaining and delivering to Shanghai Century all third-party consents required for the consummation of the Acquisition;

•	performing all covenants, agreements and obligations of Kelun and the Kelun shareholders required under the Purchase Agreement;

•	obtaining all requisite approvals from MOFCOM and other PRC governmental authorities in connection with the Acquisition;

•	completing all necessary proceedings, corporate or otherwise, in connection with the consummation of the transactions contemplated by the Purchase Agreement;

•

executing and delivering to Shanghai Century the executive employment agreements with key employees, including Mr. Gexin Liu, Mr. Zhipeng Cheng, Ms. Hui Pan, Mr. Suihua Liu, Mr. Deguang Chen, Mr. Yangyu Wan and Mr. Long Liang;

•

providing a certification that, on a consolidated basis, immediately prior to the consummation of the Acquisition, Kelun has no less than RMB60 million in cash assets and will only have short- and long-term debt arising in the ordinary course of business; and

•

executing and delivering to Shanghai Century a voting agreement, providing, among other things, that the Kelun shareholders and our Co-Chief Executive Officers will vote all their Shanghai Century shares over which they have direct or beneficial ownership and right in favor of the election of the Shanghai Century director candidates nominated in accordance with the Purchase Agreement, for a period commencing from the date of consummation of the Acquisition and ending December 31, 2010.

Conditions to Kelun’s and Kelun Shareholders’ Obligation

The obligations of Kelun and the Kelun shareholders to consummate the transactions contemplated by the Purchase Agreement are conditioned upon (a) the absence of any material adverse changes in Shanghai Century’s assets or financial conditions and (b) Shanghai Century’s performance of each of the following, among other things:

•	delivering to the Kelun shareholders 20 million Shanghai Century shares under the Purchase Agreement;

•	ensuring that the representations and warranties of Shanghai Century are true and correct in all material respects as of the consummation of the Acquisition;

•	obtaining and delivering to Kelun and the Kelun shareholders all third-party consents required for the consummation of the Acquisition;

•	completing all necessary proceedings, corporate or otherwise, in connection with the consummation of the transactions contemplated by the Purchase Agreement; and

•	performing all of its covenants, agreements and obligations under the Purchase Agreement.

Trust Account Proceeds

If the Acquisition is completed, the funds remaining in the Trust Account after (a) payments to public shareholders who exercise their redemption rights, (b) payments to our legal, accounting and other outside professional advisors and consultants for their fees and expenses incurred in connection with the Acquisition and this proxy statement, and (c) payments to Shanghai Century Capital Corporation under the Purchase Agreement, will be released from the Trust Account and retained by the combined company for operating capital subsequent to the closing of the Acquisition. A portion of these funds may also be used to pay the cash consideration which may become payable to the Kelun shareholders under the Purchase Agreement. See “—The Acquisition” below.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated at any time prior to the closing as follows:

•	by mutual written consent of Shanghai Century, Kelun and the Kelun shareholders;

•

by us if Kelun or any Kelun shareholder amends or supplements any disclosure schedules attached to the Purchase Agreement and that amendment or supplement results in a material adverse effect on Kelun;

•	by either us or Kelun or its shareholders if the completion of the Acquisition has not occurred by April 28, 2008;

•

subject to a 10-business day cure period, by us if Kelun or any Kelun shareholder has breached any of its covenants or representations and warranties under the Purchase Agreement in any material respect;

•	subject to a 10-business day cure period, by Kelun if we have breached any of our covenants or representations and warranties under the Purchase Agreement in any material respect;

•

by Kelun, if our board of directors (or any committee of our board of directors), at the time of the signing of the Purchase Agreement, shall have failed to recommend, withdrawn, or modified in a manner adverse to Kelun, its approval or recommendation of the Purchase Agreement or any of the transactions contemplated by the Purchase Agreement; and

•

by either us or Kelun or its shareholders, if, at our extraordinary general meeting (including any adjournments of the meeting), the Purchase Agreement and the transactions contemplated by the Purchase Agreement are not approved and adopted by the affirmative vote of holders of a majority of our issued and outstanding shares who vote at the extraordinary general meeting, or the holders of 20% or more of the number of the shares issued in our IPO and outstanding as of the record date exercise their rights to redeem the shares that they hold into cash in accordance with our charter. According to our charter, we may not consummate the Acquisition if holders of 20% or more of the shares issued in our IPO properly exercise their right to redeem their shares into cash.

If the Acquisition Is Not Approved

If we do not consummate a business combination by April 28, 2008, our articles of association requires us to liquidate and dissolve. We believe that the Acquisition is the only business combination that we could complete by that date that would comply with the requirements set forth in our articles of association. Consistent with this obligation to liquidate and dissolve, we anticipate that we will, if the Acquisition is not completed, adopt and seek shareholder approval for a plan of dissolution and liquidation and, upon approval by our shareholders, liquidate the Trust Account and pay, or reserve for payment in accordance with that plan, our liabilities and obligations. For a more complete discussion of the procedures that we intend to follow in the event of a liquidation and dissolution, including possible consequences to shareholders if our liabilities exceed our assets, see “Information about Shanghai Century—Liquidation If No Business Combination.”

Quotation/Listing

Our shares, warrants and units are quoted on AMEX. We plan to apply to list each of these securities on the Nasdaq Global Market after consummation of the Acquisition. If they are not so listed, we expect our securities to continue to be quoted on AMEX.

Material United States Federal Income Tax Consequences

We do not expect to recognize any gain or loss as a result of the Acquisition for U.S. federal income tax purposes. A U.S. holder of our shares that elects to redeem its shares will recognize taxable gain or loss as a result of that redemption. See “The Kelun Acquisition—Material United States Federal Income Tax Considerations” below for a further discussion of the material U.S. federal income tax considerations relevant to us and to holders of our shares and warrants as a result of the Acquisition and other significant matters relating to the ownership of our securities.

Based upon the composition of our assets to date (which have largely consisted of cash and other investment assets), as well as our income to date (which has largely consisted of interest), it is likely that we will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes for 2006 and 2007. Accordingly, the discussion under “Material United States Federal Income Tax Considerations” also includes a more detailed description of the tax consequences to U.S. holders of shares and/or warrants associated with our likely PFIC status.

Regulatory Matters

The Purchase Agreement must be approved by MOFCOM and other applicable PRC government authorities (if necessary) under PRC law prior to completion of the Acquisition. We and Kelun jointly submitted to MOFCOM our application for its approval of the Acquisition on July 3, 2007 in accordance with the requirements of the Regulations for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Regulations”) promulgated by MOFCOM. As of the date of this proxy statement, the approval of MOFCOM is pending. Since MOFCOM has significant discretion in interpreting and implementing the M&A Regulations, we cannot assure you that MOFCOM will approve the Acquisition. Apart from the requirements and approvals discussed above, the Acquisition and other related transactions contemplated by the Purchase Agreement are not subject to any other regulatory requirements or approvals, including any requirements or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

Proxy Solicitation

Your proxy is being solicited by our board of directors on each of the four proposals being presented to the shareholders at the meeting.

Enforceability of Civil Liabilities Against Non-U.S. Persons

Kelun, its subsidiaries and variable interest entity are organized under the laws of the PRC and operate only in the PRC. A portion of the assets of the combined company (Shanghai Century and Kelun) will be located, and substantially all of its directors, officers and shareholders reside, outside the United States. Although China and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extra Judicial Documents in Civil and Commercial Matters, service under this treaty is cumbersome and time consuming and may result in inadequate notice, so that any judgment based on that service may be reopened, relitigated or overturned. It is therefore unlikely that service of process upon Kelun or its directors, officers and the Kelun shareholders will be obtainable within the United States and it may be difficult to enforce, outside of the United States, a judgment obtained in the United States in an action against one or more of them.

These difficulties arise from the lack of official judicial arrangements between the United States and China, which means that judgments of United States courts will not be enforced in the PRC without review and relitigation of the merits of their claims.

There is doubt as to the enforceability in the PRC of actions to enforce judgments of United States courts arising out of or based on ownership of our securities, including judgments arising out of or based on civil liability provisions of United States federal or state securities laws. There is also doubt as to whether PRC courts would enforce, in original actions, judgments against Kelun, its shareholders or the persons mentioned above predicated solely on United States securities laws. Original actions may be brought in the PRC against these parties only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law, in which event, a PRC court may award monetary damages.

Exchange Rates

Kelun Group’s business is conducted in China and substantially all of its revenues and expenses are denominated in RMB. The RMB is not a fully convertible currency. All foreign exchange transactions involving RMB in China must take place either through The People’s Bank of China, or PBOC, or other institutions authorized to buy and sell foreign exchange. The PBOC sets the exchange rate for foreign exchange transactions and publishes daily a base exchange rate. From 1994 to July 20, 2005, the official exchange rate for the conversion of RMB to US$ was generally stable. On July 21, 2005, the PBOC introduced a managed floating exchange rate system to allow the value of RMB to fluctuate within a regulated band based on market supply and demand and by reference to a basket of currencies. On the same day, the value of RMB appreciated by 2.0% against the US$. Since then, the PBOC has made, and may in the future make, further adjustments to the exchange rate system.

The conversion of RMB into US$ in this proxy statement is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Solely for your convenience and unless otherwise indicated, this proxy statement contains translations of certain RMB amounts into US$ at RMB7.8041 to US$1.00 which was the noon buying rate on December 29, 2006. The noon buying rate on July 31, 2007 was RMB7.5720 to US$1.00. We make no representation that any RMB or US$ amounts could have been, or could be, converted into US$ or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between RMB and US$ for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
	Average (1)	High	Low	Period-end
2002	8.2770	8.2800	8.2669	8.2800
2003	8.2772	8.2800	8.2765	8.2767
2004	8.2768	8.2774	8.2764	8.2765
2005	8.1940	8.2765	8.0702	8.0702
2006	7.9723	8.0702	7.8041	7.8041
2007
January 2007	7.7876	7.8090	7.7705	7.7714
February 2007	7.7502	7.7632	7.7410	7.7410
March 2007	7.7369	7.7454	7.7232	7.7232
April 2007	7.7248	7.7345	7.7090	7.7090
May 2007	7.6773	7.7065	7.6463	7.6516
June 2007	7.6333	7.6680	7.6120	7.6120
July 2007	7.5757	7.6055	7.5580	7.5720
August 2007	7.5734	7.6181	7.5420	7.5462
September 2007	7.5209	7.5540	7.4928	7.4928

Source: Federal Reserve Bank of New York

(1)	Annual averages are calculated by averaging the noon buying rates on the last business day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month or the elapsed portion thereof.

SELECTED HISTORICAL FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the Acquisition. The financial information is derived as follows:

•

The historical information concerning the Kelun Group is derived from its unaudited consolidated management accounts for the six months ended June 30, 2006 and 2007 included elsewhere in this proxy statement.

•

The historical information concerning Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang for the three years ended December 31, 2006 is derived from the audited consolidated financial statements of Kelun Joint, the audited combined financial statements of the Acquired Businesses and the audited financial statements of Kunming Nanjiang for those periods, each included elsewhere in this proxy statement.

•	The historical information concerning Kelun Joint Stock for the two years ended December 2003 is derived from its unaudited management accounts for those periods.

•

The selected statements of operations data for the three-month and six-month periods ended June 30, 2007 and June 30, 2006 and the selected balance sheet data as of June 30, 2007, for Shanghai Century are derived from the unaudited financial statements of Shanghai Century included elsewhere in this proxy statement.

•

The selected statements of operations data for the year ended and selected balance sheet data as of, December 31, 2006 for Shanghai Century, have been derived from the audited financial statements of Shanghai Century included elsewhere in this proxy statement.

The information included below is only a summary and should be read in conjunction with Kelun Joint Stock’s, the Acquired Businesses’, Kunming Nanjiang’s, and Shanghai Century’s financial statements and related notes contained in these financial statements. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Kelun Group, Shanghai Century or the combined company.

Translations of Renminbi amounts into U.S. dollars are solely for the convenience of the reader and have been calculated at the rate of US$1.00 = RMB7.8041, representing the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, on December 29, 2006. This convenience translation is not intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into U.S. dollars at the rate or at any other rate.

KELUN GROUP

Selected Consolidated Historical Financial Information

	Six Months Ended June 30,
	2006	2007	2007
	RMB	RMB	US$
	(In thousands, except share, amount per share and dividends per share)
Net sales	424,690	662,488	87,031
Net income	40,796	62,400	8,197
Basic earnings per share	0.56	0.83	0.11
Weighted average number of shares	72,500,000	75,000,000	75,000,000

KELUN GROUP

Selected Consolidated Historical Financial Information

	At June 30,
	2007	2007
	RMB	US$
	(In thousands, except share, amount per share and dividends per share)
Total current assets	1,160,419	152,445
Total assets	1,850,046	243,043
Total current liabilities	1,165,084	153,058
Long term liabilities	106,122	13,942
Minority interests	8,784	1,154
Number of shares as adjusted to reflect changes in capital	75,000,000	75,000,000
Dividends declared per share in both the currency of the financial statements and the host currency, including the formula used for any adjustments to dividend declared	—	—
Diluted earnings per share	0.83	0.11
Shareholders’ equity	570,056	74,889

KELUN JOINT STOCK

Selected Consolidated Historical Financial Information

	Year Ended December 31,
	2002	2003	2004	2005	2006	2006
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except share, amount per share and dividends per hare)
Net sales	411,103	425,395	654,267	858,650	915,363	117,293
Net income	26,654	44,241	38,125	67,244	94,068	12,054
Basic earnings per share (1)	n/a	n/a	0.54	0.96	1.28	0.16
Weighted average number of shares	n/a	n/a	70,000,000	70,000,000	73,750,000	73,750,000

	At December 31,
	2002	2003	2004	2005	2006	2006
	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except share, amount per share and dividends per share)
Total current assets	128,942	170,915	368,214	513,325	558,966	71,624
Total assets	250,704	371,954	577,303	766,484	915,605	117,323
Total current liabilities	128,595	235,064	364,176	540,649	545,121	69,851
Long term liabilities	47,000	18,989	57,119	2,077	22,173	2,842
Minority interests	—	1,480	1,462	1,968	2,453	313
Number of shares as adjusted to reflect changes in capital	n/a	n/a	70,000,000	70,000,000	75,000,000	75,000,000
Dividends declared per share in both the currency of the financial statements and the host country currency, including the formula used for any adjustments to dividend declared (1)	n/a	n/a	—	—	—
Diluted earnings per share (1)	n/a	n/a	0.54	0.96	1.28	0.16
Shareholders’ equity	75,109	116,421	154,546	221,790	345,858	44,317

(1)	In September 2003, Kelun Joint Stock was converted from a limited liability company into a joint stock company. Accordingly, the information for this item is not meaningful for 2003 and 2002.

ACQUIRED BUSINESSES

Selected Combined Historical Financial Information

	Year Ended December 31,
	2004	2005	2006	2006
	RMB’000	RMB’000	RMB’000	US$’000
Net Sales	125,783	184,356	384,509	49,270
Net Income (loss)	(7,679)	(21,869)	8,979	1,151

	At December 31,
	2004	2005	2005	2006
	RMB’000	RMB’000	RMB’000	US$’000
Total current assets	100,058	173,213	287,950	36,897
Total assets	216,781	361,063	535,380	68,602
Total current liabilities	134,234	210,619	358,768	45,972
Long term liabilities	110	43,097	51,816	6,639
Minority interests	—	—	—	—
Owners’ equity	82,437	107,347	124,796	15,991

KUNMING NANJIANG

Selected Historical Financial Information

	For the period from July 28, 2004 (date of insception) to December 31,	Year ended December 31,
	2004	2005	2006	2006
	RMB’000	RMB’000	RMB’000	US$’000
Net sales	12,638	46,907	93,867	12,028
Net income	259	2,727	6,024	772

	At December 31,
	2004	2005	2006	2006
	RMB’000	RMB’000	RMB’000	US$’000
Total current assets	21,786	29,041	78,130	10,011
Total assets	62,952	48,246	96,887	12,415
Total current liabilities	23,522	27,970	70,587	9,045
Long term liabilities	—	—	—	—
Minority interests		—	—	—
Owners’ equity	39,430	20,276	26,300	3,370

SHANGHAI CENTURY HISTORICAL FINANCIAL INFORMATION

Selected Statements of Operations Data

	First Quarter of 2006	Second Quarter of 2006	Third Quarter of 2006	Fourth Quarter of 2006	Year Ended December 31, 2006
	US$	US$	US$	US$	US$
Revenues	—	—	—	—	—
Operating loss	(40,327)	(326,788)	(265,071)	(792,767)	(1,424,953)
Interest income	—	932,719	1,330,544	1,359,259	3,622,522
(Increase) decrease in fair value of warrant liability	—	(1,654,936)	4,100,890	(12,793,750)	(10,347,796)

Net (loss)/earning	(40,327)	(1,049,005)	5,166,363	(12,227,258)	(8,150,227)

Basic net (loss)/earnings per share	(0.01)	(0.08)	0.30	(0.70)	(0.63)

Diluted net (loss)/earnings per share	(0.01)	(0.08)	0.26	(0.70)	(0.63)

	First Quarter of 2007	Second Quarter of 2007	Period from April 25, 2005 (inception) to June 30, 2007
	US$	US$	US$
Revenues	—	—	—
Operating loss	(1,111,469)	(1,615,814)	(4,166,392)
Interest income	1,348,322	1,372,290	6,343,134
Increase in fair value of warrant liability	(2,875,000)	(5,893,750)	(19,116,546)

Net loss	(2,638,147)	(6,137,274)	(16,939,804)

Basic and diluted net loss per share	(0.15)	(0.35)	(1.62)
Diluted net loss per share	(0.15)	(0.35)	(1.62)

SHANGHAI CENTURY

Selected Balance Sheet Data

	June 30, 2007	December 31, 2006
	US$	US$
Total assets (including cash deposited in Trust Account)	113,307,928	112,483,953
Long-term obligations and redeemable preferred shares	—	—
Cash dividends declared per share	—	—
Shares subject to possible redemption (2,873,563 shares at US$7.60 per share, plus accrued interest of US$630,610 at June 30, 2007 and US$359,887 at December 31, 2006)	22,469,685	22,198,962
Shareholders’ equity	58,257,619	67,210,426

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Since we are not an operating company, the Acquisition is treated as the issuance of shares of Kelun for our net assets, and the carrying value of our net assets approximates their fair value. Therefore, no “purchase accounting” fair value adjustments will be required and no goodwill will be recorded as a result of the Acquisition. For this reason, we have presented below selected unaudited pro forma consolidated financial information that reflects the Acquisition as a recapitalization of Kelun to provide you with a better picture of what the companies’ businesses might have looked like had they actually been combined as of the indicated dates.

The information might have been different had the companies actually been combined. You should not rely on it as a definitive statement of the historical results that would have been recorded had the companies been combined or the future results that might be achieved after the Acquisition. The following selected information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements and the notes related to these statements included elsewhere in this proxy statement.

	Six Months ended June 30, 2007 Assuming		Year ended December 31, 2006 Assuming
	Maximum Approval	Minimum Approval	Maximum Approval	Minimum Approval
	100%	80.01%	100%	80.01%
	(in RMB thousands, except per share data)
Net sales	789,920	789,920	1,338,253	1,338,253
Net income	8,848	4,618	37,456	31,706
Net income per share	0.24	0.13	1.00	0.92

	June 30, 2007
Total assets	2,680,459	2,509,420
Long-term debt	106,122	106,122
Shareholders’ equity	1,152,465	981,426

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Kelun and Shanghai Century and unaudited pro forma combined per share ownership information after giving effect to the Acquisition and maximum and minimum levels of approval of the Acquisition by Shanghai Century shareholders, who may exercise their redemption rights if they vote against the Acquisition. The Acquisition will be accounted for as a recapitalization of Kelun rather than as an acquisition. You should read this information in conjunction with the selected historical financial information and historical financial statements of Kelun and Shanghai Century and related notes that are included elsewhere in this proxy statement. The unaudited Kelun and Shanghai Century pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements and related notes included elsewhere in this proxy statement. The historical per share information is derived from financial statements for the year ended December 31, 2006.

The information does not purport to represent what the actual results of operations would have been had the companies been combined or to project the results of operations that may be achieved after completion of the Acquisition.

Number of ordinary shares assumed to be issued	Kelun	Shanghai Century	Combined Company (1)
Assuming maximum approval	20,000,000	17,500,000	37,500,000
Assuming minimum approval	20,000,000	14,626,438	34,626,438
Basic net loss per share from continuing operations—historical:
Period from April 25, 2005 (date of inception) to December 31, 2005:	N/A	US$ (0.01)	N/A
Year ended December 31, 2006:	N/A	US$ (0.63)	N/A
Six months ended June 30, 2007:	N/A	US$ (0.50)	N/A
Diluted net income (loss) per share from continuing operations —pro forma:
Year ended December 31, 2006:
Maximum	N/A	N/A	RMB 1.00
Minimum	N/A	N/A	RMB 0.92
Six months ended June 30, 2007:
Maximum	N/A	N/A	RMB 0.24
Minimum	N/A	N/A	RMB 0.13
Book value per share (2):
At December 31, 2006:	N/A	US$ 3.84	N/A
At June 30, 2007:	N/A	US$ 3.33	RMB 30.73
Cash dividends declared per share:	N/A	US$ —	RMB —

(1)	The consolidated pro forma per share amounts for Kelun and Shanghai Century were determined based upon the assumed number of shares to be issued under the two different levels of approval.

(2)	Combined company calculated assuming maximum approval.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Shanghai Century

Our shares, redeemable warrants and units are currently listed on AMEX under the symbols SHA, SHA.WS and SHA.U, respectively. We cannot assure you, however, that any of these securities will be or continue to be listed on AMEX. After the consummation of the Acquisition, we plan to apply to list each of these securities on the Nasdaq Global Market. If they are not so listed, we anticipate that they will continue to be quoted on AMEX.

Our units commenced public trading on April 25, 2006 and shares and warrants commenced public trading on July 26, 2006. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on AMEX in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Shares		Warrants		Units
	High	Low	High	Low	High	Low
2006:
Second Quarter (beginning on April 25, 2006 with respect to our units)	n/a	n/a	n/a	n/a	8.65	8.02
Third Quarter (beginning on July 26, 2006 with respect to our hares and warrants)	7.30	7.02	0.80	0.60	8.05	7.76
Fourth Quarter of 2006	7.36	7.10	1.59	0.65	8.75	7.75
2007:
First Quarter of 2007	8.06	7.21	2.05	1.44	9.95	8.00
Second Quarter of 2007	8.49	7.60	2.50	1.48	11.00	9.01
Third Quarter of 2007 (through July 31)	8.40	7.36	2.20	1.20	10.55	8.80

Holders of our shares, warrants and units should obtain current market quotations for their securities. The market price of these securities could vary at any time before the Acquisition is completed. On October 2, 2007, the closing price of our shares, warrants and units were US$8.28, US$2.00, and US$10.28, respectively.

Holders of Shanghai Century. As of September 30, 2007, there were of 6 record holders of shares, 1 record holder of warrants, and 1 record holder of units. Shanghai Century believes the number of beneficial holders of each of these securities exceeds 400.

Dividends. Shanghai Century has not paid any dividends on its shares to date and does not intend to pay dividends prior to the completion of a business combination.

Post-Acquisition

The payment of dividends by the combined company in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Acquisition. The payment of any dividends subsequent to that time will be within the discretion of the board of directors serving at that time. It is the present intention of our board of directors to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit the combined company’s ability to pay dividends.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or direct your vote to be cast to approve the Acquisition and other proposals being presented at the meeting. As Shanghai Century’s operations will consist principally of Kelun Group’s assets upon the completion of the Acquisition, the risk factors relating to the business and operations of Kelun Group will also apply to Shanghai Century from and after that completion.

Risks Related to Kelun Group’s Business

Kelun Group faces intense competition that may prevent it from maintaining or increasing market share for its existing products and gaining market acceptance for Kelun Group’s future products. Kelun Group’s competitors may develop or commercialize products before Kelun Group or more successfully than Kelun Group can.

Both the IV solution market and the pharmaceutical market in the PRC are intensely competitive, rapidly evolving and highly fragmented. Because all of Kelun Group’s current principal IV solutions, which it packages and sells, and other pharmaceutical drugs are generic pharmaceuticals which are not protected by patents, it faces intense competition from all other manufacturers of IV solution products and generic prescription drugs and OTC medicines in China, which include both PRC and multinational pharmaceutical companies. Kelun Group’s primary competitors in China are Beijing Double Crane Pharmaceutical Co., Ltd. and Worldbest Group who, through their respective controlled/affiliated manufacturing entities, produced approximately 621.2 million and 492.1 million units in 2005, respectively, based on the information from Beijing Orientbit Technology Co., Ltd., or Orientbit, an independent PRC pharmaceutical market research company. In addition, Kelun Group’s competitors may develop products that are superior to Kelun Group’s or may be more effective in marketing products that are competitive with Kelun Group’s.

Kelun Group’s most important new product line is its IV solution product packaged in its innovative upright standing polypropylene (PP) bag. Kelun Group is currently the only manufacturer and supplier of IV solution products with this design in the PRC market, and, therefore, there is no directly competitive product in the PRC market. However, this product indirectly competes with IV solution products using other types of packaging currently available in the PRC, principally bottles or bags made of glass or plastics including non-polyvinyl chloride (non-PVC) film and PP materials.

Many of Kelun Group’s existing and potential competitors, particularly international competitors, may have greater financial, technical, manufacturing and other resources than Kelun Group does. In addition, certain competitors have more extensive research and development and technical capabilities than Kelun Group. Kelun Group’s competitors’ greater size provides them in some cases with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than Kelun Group can. In addition, domestic competitors, and international competitors which are expanding in China, have access to the same relatively inexpensive research and development and clinical trial costs in China as Kelun Group. If Kelun Group fails to adapt to changing market conditions and to compete successfully with existing or new competitors, its sales may decline.

In addition, to increase sales, certain manufacturers or distributors of pharmaceuticals may engage in questionable practices, such as paying bribes to the purchasing personnel of Kelun Group’s customers, in order to influence procurement decisions. As a result, as competition intensifies in the pharmaceutical industry in the PRC, Kelun Group may lose sales, customers or contracts to competitors that engage in those practices.

Pharmaceutical companies in the PRC require a number of permits and licenses in order to carry on their business.

All pharmaceutical manufacturing and distribution companies in the PRC are required to obtain certain permits and licenses from various PRC governmental authorities, including, in the case of manufacturing companies, a pharmaceutical manufacturing permit and, in the case of distribution companies, a pharmaceutical distribution permit.

Each Kelun Group member has obtained permits and licenses and good manufacture practice, or GMP, certifications required for the manufacture of its products. In addition, each Kelun Group member has obtained permits, licenses and good supply practice, or GSP, certifications for the distribution of its products. Each of these permits and licenses that each Kelun Group member holds is valid for five years and is subject to periodic renewal and/or reassessment by the relevant PRC government authorities. The related compliance standards required may from time to time be subject to change. For example, the current pharmaceutical manufacturing permits for Kelun Group members will expire between December 2010 and December 2011. The 27 GMP certificates for its 40 production lines will expire between September 2007 and December 2011. Kelun Group intends to apply for the renewal of these permits and licenses when required by applicable laws and regulations. Any failure by any Kelun Group member to obtain these renewals may prevent it from continuing to carry on its business. Furthermore, any changes in compliance standards, or any new laws or regulations, may prohibit or render it more restrictive for Kelun Group to conduct its business or may increase its compliance costs, which may adversely affect its operations or profitability.

According to Kelun’s management, generic electrolyte and acid-base balancing IV solution products generated approximately 69.2% of Kelun Group’s pro forma revenues in 2006. Kelun Group expects to continue to derive a substantial majority of its revenues from these products. If sales of these products were to decline its profitability would be materially and adversely affected.

Kelun Group is dependent on generic electrolyte and acid-base balancing solutions for a major portion of its revenues. According to Kelun’s management, generic electrolyte and acid-base balancing IV solution products generated approximately 69.2% of Kelun Group’s pro forma revenues in 2006. Kelun Group expects to continue to derive a substantial majority of its revenues from generic electrolyte and acid-base balancing solutions in 2007 and 2008. Due to this revenue concentration, an investment in Kelun Group may entail more risk than investments in companies that offer a wider variety of products and services. If Kelun Group is unable to manufacture or sell generic electrolyte and acid-base balancing solutions due to regulatory, intellectual property or other reasons, or if these solutions become less popular, either due to competition from IV solution products that its competitors manufacture or because of alternative treatments, Kelun Group’s pro forma revenues and profitability would significantly decline.

Kelun Group’s products and product candidates may not achieve or maintain widespread market acceptance.

Success of Kelun Group’s products is highly dependent on the needs and preferences of hospitals, clinics, other healthcare facilities, healthcare practitioners and patients and market acceptance, and Kelun Group may not achieve or maintain widespread market acceptance of its products or product candidates among these users. Kelun Group believes that market acceptance of its products will depend on many factors, including:

•	the perceived advantages of its products over competing products and the availability and success of competing products;

•	the effectiveness of its sales and marketing efforts;

•	the safety and efficacy of its products and the prevalence and severity of adverse side effects, if any;

•	its cost effectiveness;

•	publicity concerning its products, product candidates or competing products;

•	whether or not patients routinely use its products and purchase additional products;

•	its ability to respond to changes in healthcare practitioner and patient preferences; and

•	the continued inclusion of its products in the Medical Insurance Catalogue.

Furthermore, physician recommendation plays an important role in sales of Kelun Group’s products. Acceptance by physicians of Kelun Group’s products depends upon educating the medical community as to the distinctive characteristics, perceived benefits, safety, clinical efficacy and cost-effectiveness of its products compared with products of its competitors, and upon training physicians in the proper application of its products. If Kelun Group is not successful in causing physicians to recommend its products, its sales may decline.

If Kelun Group’s products fail to achieve or maintain market acceptance, or if others introduce new products that are more favorably received than its products, are more cost effective or otherwise render its products obsolete, Kelun Group may experience a decline in the demand for its products. If Kelun Group is unable to market and sell its products successfully, its profitability and future growth would be adversely affected.

Kelun Group’s future research and development projects may not be successful.

Kelun’s management believes that Kelun Group’s future success relies on its ability to maintain its leading position in supplying generic IV solution products in China. The production processes and the detailed formula for many of these generic products are not publicly available. To develop and commercialize these products, Kelun Group has to rely on its research and development team to conduct various pharmacological studies (including studies regarding drug synthesis, quality control, dosage form production and drug stability) and preclinical trials on animals and pharmacological and toxicological studies as well as clinical trials.

In addition, one of Kelun Group’s strategies is to develop and commercialize its own proprietary pharmaceutical drugs to supplement its generic pharmaceutical product portfolio. Such commercialization is supplementary to return Group’s focus on its generic IV solution products and Kelun Group’s management does not consider Kelun’s attempts to commercialize its own proprietary pharmaceutical drugs as representing a strategic shift in Kelun’s focus. Although it has several products at various stages of development, none have been approved by the SFDA and commercially sold. Many factors can affect the successful development of pharmaceutical products. Products that appear to be promising in their early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycle for new products for which Kelun Group may obtain an approval certificate is long. The process of conducting basic research and various stages of tests and trials for a new product before obtaining an approval certificate and commercializing the product may require ten years or longer. Certain of Kelun Group’s product candidates are in the early stages of pre-clinical studies or clinical trials, and Kelun Group must conduct significant additional clinical trials before it can seek the regulatory approvals necessary to begin commercial production and sales of these products. There is no assurance that Kelun Group’s future research and development projects will be successful or completed within the anticipated time frame or budget or that it will receive the necessary approvals from relevant authorities for the production of these newly developed products, or that these newly developed products will achieve commercial success. Even if these products can be successfully commercialized, they may not achieve the level of market acceptance that Kelun Group expects.

In addition, the pharmaceutical industry is characterized by rapid changes in technology, constant enhancement of industrial know-how and frequent emergence of new products. Therefore, Kelun Group’s future success will largely depend on its research and development capability, including its ability to improve its existing products, diversify its product range and develop new and competitively priced products that can meet the requirements of the changing market. If Kelun Group fails to respond to these frequent technological advances by improving its existing products or developing new products in a timely manner, or if these products do not achieve a desirable level of market acceptance, its sales and profitability will decline.

Kelun Group’s limited operating history may not serve as an adequate basis to judge its future prospects and results of operations.

Kelun commenced operations in 1996. As a result of a series of significant acquisitions since 1997, Kelun Group has been expanding rapidly, and to date, its facilities occupy a floor area of approximately 647,978 square meters with a total of 40 production lines which have been issued currently valid GMP certificates by the SFDA. As a result of Kelun Group’s rapid expansion in the PRC, Kelun Group has a limited operating history operating at its current scale and level of profitability upon which you can evaluate the viability and sustainability of its business. Accordingly, you should consider Kelun Group’s future prospects in light of the risks and uncertainties that other China-based companies with limited operating history have experienced. Some of these risks and uncertainties relate to Kelun Group’s ability to:

•	retain and acquire customers;

•	diversify its revenue sources by successfully developing and selling new products;

•	respond to changes in its regulatory environment, including changes to certain PRC government incentives;

•	manage risks associated with intellectual property rights;

•	attract, retain and motivate qualified personnel;

•	effectively integrate the Acquired Businesses and Kunming Kelun that were previously separate entities;

•	maintain effective control of its costs and expenses;

•	operate as a public company; and

•	raise sufficient capital to sustain and expand its business.

If Kelun Group is unsuccessful in addressing any of these risks and uncertainties, its competitiveness and its future growth would be adversely affected.

Kelun Group may not be able to manage its expansion of operations effectively.

Kelun Group anticipates significant continued expansion of its business to address growth in demand for its products, as well as to seek to capture new market opportunities. To manage the potential growth of its operations, Kelun Group will be required to improve its operational and financial systems, procedures and controls, increase manufacturing capacity and output, and expand, train and manage its growing employee base. Furthermore, Kelun Group needs to maintain and expand its relationships with its customers, suppliers and other third parties. We cannot assure you that Kelun Group’s current and planned operations, personnel, systems, internal procedures and controls will be adequate to support its future growth. In addition, the success of its growth strategy depends on a number of internal and external factors, such as the expected growth of the pharmaceutical market in China and competition from other pharmaceutical companies. If Kelun Group is unable to manage its growth effectively, Kelun Group may not be able to take advantage of market opportunities, execute its business strategies or respond to competitive pressures.

Kelun Group may not be successful in competing with other manufacturers of pharmaceuticals in the tender processes for the purchase of medicines by state-owned and state-controlled hospitals.

The majority of the IV solution products and other prescription and OTC drugs that Kelun Group sells to its sales agents are sold to hospitals that the counties or higher level government authorities in China own or control. These hospitals must implement collective tender processes for the purchase of medicines listed in the Medical Insurance Catalogue and medicines that are consumed in large volumes and commonly prescribed for clinical uses. During a collective tender process, the hospitals will establish a committee consisting of recognized pharmaceutical experts. The committee will assess the bids of the pharmaceutical manufacturers, taking into consideration, among other things, the quality and price of the medicine and the service and reputation of the manufacturers. For the same type of pharmaceutical, the committee usually selects from among two to three different brands. Only pharmaceuticals that have won in the collective tender processes may be purchased by these hospitals. The collective tender process for pharmaceuticals with the same chemical composition must be conducted at least annually, and pharmaceuticals that have won in the collective tender processes previously must participate and win in the collective tender processes in the following period before new purchase orders can be issued. If Kelun Group is unable to win purchase contracts through the collective tender processes in which it decides to participate, it may lose market share to its competitors.

Kelun Group’s sales and brand may be materially and adversely affected by actions taken by its sales agents.

Kelun Group currently sells almost all of its products through its sales agents. Kelun Group has limited ability to manage the activities of its sales agents, who are independent from Kelun Group. Sales agents could take one or more of the following actions, any of which could have a material adverse effect on Kelun Group’s sales and brand:

•

breach Kelun’s exclusive agreements with them, including by selling products that compete with Kelun Group’s products or sell Kelun Group’s products outside their designated territory, possibly in violation of the exclusive distribution rights of other sales agents;

•	fail to adequately promote Kelun Group’s products;

•	fail to provide proper training and service to Kelun Group’s end-users; or

•	violate the anti-corruption laws of China, the United States or other countries.

Failure to adequately manage Kelun Group’s distribution network, or non-compliance by sales agents with Kelun’s distribution agreements, could harm Kelun Group’s corporate image among end users of its products and disrupt its sales. Furthermore, Kelun could be liable for actions that its sales agents may take, including any violations of applicable law in connection with the marketing or sale of its products, including China’s anti-corruption laws and the FCPA. In particular, Kelun may be held liable for actions that its sales agents may take under the FCPA even though almost all of its sales agents are foreign companies or individuals that are not directly subject to the FCPA. Although Kelun’s agreements with its sales agents explicitly provide that they may not use any payments or other means prohibited under PRC law to promote or sell Kelun Group’s products and that Kelun will be entitled to terminate its relationship with them if they engage in these activities, Kelun ultimately has limited control over their actions and cannot assure you that they will not breach their agreements with Kelun or violate relevant laws.

If sales agents violate PRC laws, the FCPA or otherwise engage in illegal practices with respect to their sales or marketing of Kelun Group’s products, Kelun Group could be required to pay damages or fines, which could be substantial. In addition, Kelun Group’s brand and reputation, its sales activities or the price of its products could be adversely affected if Kelun Group becomes the target of any negative publicity as a result of actions that its sales agents may take.

Kelun Group depends on a relatively small number of sales agents for a significant portion of its revenues. If Kelun loses one or more of these sales agents and is unable to replace them quickly, its sales could decline.

As of June 30, 2007, Kelun Group sells almost all of its products to 53 sales agents across China. According to Kelun’s management, in 2006, sales to its top five sales agents, on a pro forma combined basis, accounted for approximately 36% of Kelun Group’s pro forma revenues. Kelun Group believes that it will continue to generate a significant portion of its revenues from a relatively small number of sales agents. Kelun typically has one-year contracts with its sales agents, which are renewable annually upon mutual agreement. Kelun Group cannot assure you that any sales agents will continue to purchase its products in the same quantity as in prior years or that Kelun’s relationship with any of its sales agents will continue. If Kelun Group loses one or more of its major sales agents and is unable to replace them quickly, its sales would decline.

Kelun Group depends on a single supplier for plastic granules used to manufacture its patented upright standing PP soft bags. Kelun Group’s results of operations may suffer if its sole supplier fails, for any reason, to deliver the plastic granules to Kelun Group.

Kelun Group currently purchases from Taizhou Huangyan Yuxin Plastic Chemical Co., Ltd., or Yuxin Plastic, a certain type of plastic granule used to manufacture its patented upright standing PP soft bags. Yuxin Plastic is the only supplier in the PRC that produces the type of plastic granules necessary for Kelun Group to manufacture the upright standing PP soft bags. Although Kelun has entered into a five-year exclusive agreement with Yuxin Plastic, if Yuxin Plastic were to fail, for any reason, to deliver the plastic granules in accordance with its agreement with Kelun Group, or Kelun Group is unable to renew this agreement with Yuxin Plastic, Kelun Group’s production of its upright standing PP soft bags could be significantly disrupted. Kelun Group may not be able to obtain the plastic granules from overseas vendors at similar cost or at all, resulting in Kelun Group being unable to satisfy orders from end-users, which would materially and adversely affect Kelun Group’s business, financial condition and results of operations.

There is no assurance that Kelun Group’s existing products will continue to be included or new products developed by it will be included in the Medical Insurance Catalogue.

Eligible participants in the national basic medical insurance program in China, which consists of mostly urban residents, are entitled to reimbursement from the social medical insurance fund for up to the entire cost of medicines that are included in the Medical Insurance Catalogue. As of March 31, 2007, over 90% of Kelun Group’s products were included in the national Medical Insurance Catalogue. In particular, all of Kelun Group’s top 10 products are currently included in the national Medical Insurance Catalogue. The inclusion of a pharmaceutical product in the Medical Insurance Catalogue can substantially improve the sales of the product. The Ministry of Labor and Social Security in China, or the MLSS, together with other government authorities from time to time, selects pharmaceutical products to be included in the Medical Insurance Catalogue based on factors including treatment requirements, frequency of use, effectiveness and price. The MLSS also occasionally removes pharmaceutical products from the catalogue. There can be no assurance that Kelun Group’s existing products will continue to be included in the Medical Insurance Catalogue. The removal or exclusion of Kelun Group’s products from the Medical Insurance Catalogue may adversely affect its sales. In addition, there is significant uncertainty related to the coverage and reimbursement of newly approved pharmaceutical products. The commercial success of Kelun Group’s potential products is substantially dependent on whether reimbursement is available for the ordering of its potential products by hospitals for use by their patients. Kelun Group’s failure to obtain inclusion of its potential products into the Medical Insurance Catalogue may adversely affect the future sales of those products.

Kelun Group’s sales would decline if patients cannot obtain reimbursement for its products from governmental or private health insurers.

Kelun Group’s ability to market and sell its products will depend in part on the availability of governmental and private health insurance in the PRC for treatments using its products. Insurance coverage in China for treatments using new pharmaceutical devices like Kelun Group’s upright standing bottle are subject to significant uncertainty and varies from region to region, as local government approvals for this coverage must be obtained in each geographic region in the PRC. In addition, provincial governments may change, reduce or eliminate the government insurance coverage currently available for treatments using Kelun’s products. Currently, Kelun Group has an advantage over its international competitors because insurance companies in the PRC often reimburse patients for a higher percentage of the cost if they use a product that a Chinese domestic company manufactures, as opposed to an imported product. Kelun cannot assure you that adequate third-party insurance coverage will be generally available for patients who elect to use its products or that Kelun Group will continue to enjoy the advantage in reimbursement over its international competitors. In the absence of sufficient medical insurance coverage for the use of Kelun Group’s products, patients may choose its competitors’ products or alternative treatment methods, and hospitals may recommend its competitors’ products or alternative treatments, which would reduce demand for Kelun Group’s products and, consequently, its sales.

Kelun Group has limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

The nature of Kelun Group’s business exposes it to the risk of product liability claims that is inherent in the research and development, manufacturing and marketing of pharmaceutical products. Using product candidates in clinical trials also exposes Kelun Group members to product liability claims. These risks are greater for Kelun Group’s products that receive regulatory approval for commercial sale. Even if a product were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim effects other than those intended resulted from the use of Kelun Group’s products. Although no material claim for personal injury resulting from allegedly defective products has been brought against any Kelun Group member to date, a substantial claim or a substantial number of claims, if successful, could have a material adverse impact on its reputation and future sales. These lawsuits may divert the attention of Kelun’s management from its business strategies and may be costly to defend. In addition, product liability insurance for pharmaceutical products is not available in the PRC. In the event of allegations that any of its products are harmful, Kelun Group may experience reduced consumer demand for its products, and its products may be recalled from the market. Kelun Group may also be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. In addition, business interruption insurance available in the PRC offers limited coverage compared to that offered in many other countries, and Kelun Group does not presently have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

If third parties claim that any Kelun Group member infringes upon their intellectual property rights, it may incur liabilities and financial penalties and may have to redesign or discontinue selling the affected product.

Companies operating in Kelun Group’s industry routinely seek patent protection for their product designs, and many of Kelun Group’s principal competitors have large patent portfolios. Companies in the pharmaceutical industry have used intellectual property litigation to gain a competitive advantage. Whether a product infringes a patent involves an analysis of complex legal and factual issues, the determination of which is often uncertain. Kelun Group faces the risk of claims that it has infringed on third parties’ intellectual property rights in China or the countries where it operates. In addition, a number of Kelun Group’s employees have previously worked for one or more of its competitors. There is no assurance that these employees have not used, or will not use in the future, their previous employers’ proprietary technology or trade secrets in their work for Kelun Group, which could result in litigation against it. Prior to developing major new products, Kelun Group evaluates existing intellectual property rights. However, Kelun Group’s competitors may also have filed for patent protection which is not as yet a matter of public knowledge or claim trademark rights that have not been revealed through Kelun Group’s searches of relevant public records. Kelun Group’s efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

•	damage Kelun Group’s reputation;

•	be expensive and time consuming to defend;

•	result in Kelun Group being required to pay significant damages to third parties;

•	cause Kelun Group to cease making or selling products that incorporate the challenged intellectual property;

•	require Kelun Group to redesign, reengineer or rebrand its products, if feasible;

•

require Kelun Group to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which agreements may not be available on terms acceptable to it or at all;

•	divert the attention of Kelun’s management; or

•	result in hospitals and physicians terminating, deferring or limiting their purchase of the affected products until resolution of the litigation.

In addition, new patents that Kelun Group’s competitors may obtain could threaten a product’s continued life in the market even after it has already been introduced.

If Kelun Group’s intellectual property rights do not adequately protect its products, Kelun Group may lose market share to its competitors and be unable to operate its business profitably.

Kelun Group relies on trade secrets, proprietary know-how and other non-patentable technology, which it seeks to protect through non-disclosure agreements with employees and other parties. Kelun cannot assure you that these non-disclosure agreements will not be breached, or that the employees of Kelun Group have not, or will not, disclose any of its trade secrets, proprietary know- how or other non-patentable technology to its competitors or other third parties. Kelun also cannot assure you that Kelun Group will have adequate remedies for any breach, or that its competitors will not otherwise know, or independently develop, Kelun Group’s trade secrets, proprietary know-how and other non-patentable technology.

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as those in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and Kelun Group may need to resort to litigation to enforce or defend patents issued to it or to determine the enforceability, scope and validity of its proprietary rights or those of others. This litigation may require significant expenditure of cash and management efforts. An adverse determination in any litigation will impair Kelun Group’s intellectual property rights and may harm its sales, reputation and competitiveness. In addition, given that the enforceability and scope of protection of proprietary rights in China are uncertain and still evolving, Kelun Group may choose not to litigate or spend significant resources in litigation to enforce its intellectual property rights or to defend its patents against challenges from others.

Kelun Group’s existing and future issued patents may not be sufficient to provide it with meaningful protection or commercial advantage.

Kelun Group’s future success depends, in part, on its ability to protect its proprietary technologies, as Kelun Group begins to develop its own proprietary IV solution packaging designs and proprietary pharmaceutical products. Kelun Group owns 11 invention patents for certain manufacturing methods or technologies and for certain compounds, in addition to four utility patents and four design patents, including a utility patent for upright-standing PP soft bags. In addition, Kelun Group has 26 pending patent applications in China relating to various pharmaceutical drugs and designs for IV solution products. The process of seeking patent protection can be lengthy and expensive, and Kelun cannot assure you that Kelun Group’s patent applications will result in patents being issued or that its existing or future issued patents will be sufficient to provide it with meaningful protection or commercial advantage. Kelun cannot assure you that Kelun Group’s current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, do not have, and will not obtain, patents that will prevent, limit or interfere with its ability to make, use or sell its products in either the PRC or other countries, including the United States, the European Union and other countries in Asia.

Any product recall would damage Kelun’s brand name and could damage Kelun Group’s reputation and adversely affect its sales.

IV solution products, such as sodium chloride solutions and glucose solutions packaged in glass, non-PVC film or PP materials, sometimes experience problems resulting from the transport, storage and handling of the products or the way doctors use those products. These situations require review and possible corrective action by the manufacturer. From time to time, Kelun Group receives reports from hospitals relating to issues they have encountered while using Kelun Group’s products, including the purity of its IV solution products. These reports are sporadic and the incidents reported are generally isolated from each other. In 2006, Kelun Group received approximately 265 reports of this kind from hospitals. To date, Kelun Group has never received any request to recall, reformulate, or otherwise respond to any safety/public health issues related to its products. Furthermore, manufacturing errors or design defects could result in danger or injuries to patients. Kelun Group has not recalled any of its products, but there is no assurance that there will be no recall of its products in the future. Any serious failures or defects could cause Kelun Group to withdraw or recall products, which could result in significant costs such as product replacement costs. The occurrence of any market withdrawals or product recalls of Kelun Group’s products would damage its brand name and its reputation and adversely affect its sales.

If Kelun is unable to recruit, hire and retain skilled and experienced personnel, its ability to effectively manage its operations and meet its strategic objectives will be harmed.

Kelun Group’s future success depends, in large part, on the continued service of its officers and other key managerial, scientific, sales and technical personnel. Any loss or interruption of the services of any of Kelun’s senior management or key personnel, including Gexin Liu, Zhipeng Cheng, Hui Pan, Suihua Liu and Long Liang, could significantly reduce its ability to effectively manage its operations and meet its strategic objectives because Kelun cannot assure you that it would be able to locate suitable or qualified replacements. In addition, Kelun may incur additional expenses to recruit and train new personnel, which could severely disrupt its business and growth. Furthermore, as Kelun Group expects to continue to expand its operations and develop new products, Kelun Group will need to continue attracting and retaining experienced management and key personnel. Competition for personnel in the pharmaceutical product manufacturing industry in China is intense, and the availability of suitable and qualified candidates in China is limited. Kelun Group competes for these personnel with other pharmaceutical companies, academic institutions, government entities and other organizations. Kelun Group may be unable to attract or retain the personnel required to achieve its business objectives, and failure to do so could adversely impact its competitiveness and financial results.

Kelun Group may require additional capital in the future, which may not be available or may be available only on unfavorable terms.

Kelun Group’s capital requirements depend on many factors, including the amount of expenditures on intellectual property and technologies, the number of clinical trials it conducts and new product development. In addition, Kelun Group’s future capital requirements may be substantial as Kelun Group seeks to grow through acquisitions and investments. As of June 30, 2007, Kelun Group has a cash balance of RMB111.0 million (inclusive of restricted cash balance of RMB45.8) million, current assets of RMB1,160.4 million, and current liabilities of RMB1,165.1 million. According to Kelun’s management’s estimate, Kelun Group will require additional RMB312.0 million (US$41.0 million) of capital in the future. After the Acquisition, a large portion of the Trust Account, which contained US$113,068,002 million as of September 30, 2007, will be released from the Trust Account, and retained by the combined company for operating capital. Therefore, Kelun’s management expects that Kelun Group will have sufficient capital to meet these requirements in the near future. However, there is no assurance that Kelun Group will actually have sufficient capital in a long term to meet these requirements. To the extent that its existing capital is insufficient to meet these requirements due to any reason in the future, we will need to raise additional funds. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our shareholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our shares. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we fail to obtain necessary funding on acceptable terms or at all, Kelun Group may be forced to delay research and development activities, clinical trials, potential acquisitions and investments or otherwise curtail or cease operations.

If physicians do not recommend Kelun Group’s products, its sales may decline.

Physician recommendation plays an important role in sales of Kelun Group’s products. Acceptance by physicians of Kelun Group’s products depends upon educating the medical community as to the distinctive characteristics, perceived benefits, safety, clinical efficacy and cost-effectiveness of its products compared with products of its competitors, and upon training physicians in the proper application of its products. If Kelun Group is not successful in causing physicians to recommend its products, its sales may decline.

Fluctuations in Kelun Group’s quarterly operating results could cause our share price to decline.

Kelun Group’s pro forma revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter depending upon numerous factors, such as the loss of key sales agents, changes in government policies or regulations (including those related to the pricing of pharmaceutical products), the timing and market acceptance of new product introductions and product enhancements by it or its competitors, order deferrals in anticipation of new or enhanced products that Kelun Group or its competitors may offer, and general economic conditions the PRC. Many of these factors are beyond Kelun Group’s control, and Kelun Group’s results of operations for prior quarters are not indicative of future results. As Kelun Group’s pro forma revenues vary from quarter to quarter, its quarterly results could be difficult to predict and may fall below investor expectations, which could in turn cause our share price to decline.

Kelun Group previously identified material weaknesses in its internal control over financial reporting. If Kelun Group fails to achieve and maintain effective internal control over financial reporting, we could face difficulties in preparing timely and accurate financial reports, which could lead to a delisting of our shares from the market on which they are traded, result in a loss of investor confidence in our reported results and cause the price of our shares to fall.

Kelun Group previously identified material weaknesses in its internal control over financial reporting, including unexplained differences between management accounts and breakdowns, the unavailability of certain key financial data and breakdowns, and certain account keeping practices which may not be deemed to be in compliance with the relevant tax laws and regulations. Since May 2007, Kelun has taken the following steps to remedy the material weaknesses in its internal control over financial reporting:

•	it has appointed a consulting firm to assist Kelun’s management in improving its financial reporting practices with appropriate focus on accuracy, transparency and consistency;

•

it is actively looking for a qualified candidate to act as its chief financial officer with responsibility for its financial reporting, internal controls and related activities and plans to hire additional personnel with sufficient knowledge and experience in U.S. GAAP principles. A controller was hired in August 2007. Financial leaders will receive training in accounting standards and other work related subjects. Personnel actions—including terminations, reassignments, reprimands, increased supervision, training and financial incentives/penalties—have been or will be taken;

•	it is in the process of improving its finance function, segregating accounting and financial reporting responsibility from planning and forecasting, to ensure increased focus and independence;

•	it has commenced a project to improve the quality of its monthly closing procedures (including account reconciliation and documentation requirements); and

•

it has also budgeted for investment in the design and implementation of an enterprise resource planning system and elimination of manual processes to improve the reliability of financial reporting and reduce the opportunities for errors or omissions.

If Kelun is unable to successfully remedy its material weaknesses in its internal control over financial reporting, we may not be able to accurately and timely report our financial position, results of operations or cash flows as a public company. Becoming subject to the public reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) upon the completion of the Acquisition will intensify the need for Kelun Group to report its financial position, results of operations and cash flows on an accurate and timely basis. Kelun Group may not be able to prepare complete and accurate financial statements on a timely basis, which could result in delays in our public filings and ultimately delisting of our shares from the market on which they are traded.

Kelun Group has not paid, or has not been requested to pay, certain social security and housing provident fund contributions.

As of June 30, 2007, Kelun Group had made a provision for RMB34.4 million in respect of certain social security and housing provident fund contributions payables. As of December 31, 2006, each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang had made a provision in the amount of RMB7.2 million, RMB12.9 million and RMB6.7 million, respectively, in respect of certain social security and housing provident fund contributions payables. Due to differences in local regulations, inconsistent implementation or interpretation by local authorities, as well as different levels of acceptance of the social security system by workers, each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang has not paid, or has not been requested to pay, certain contributions for its employees.

Kelun is not aware of any recent employee complaints or demands for payment of social insurance and/or housing provident fund contributions, nor has any Kelun Group member received any relevant legal documentation from the labor arbitration tribunals or the People’s Courts regarding social security or housing provident fund contributions disputes. However, Kelun cannot assure you that there are no such claims or that these claims will not be brought against any Kelun Group member.

Kelun cannot assure you that Kelun Group members will not be required to pay these contributions in the future. If the relevant authorities deem any Kelun Group member to have contravened the relevant laws and regulations, as advised by its PRC legal counsel, King and Wood, according to applicable PRC laws and regulations, employers who fail to report and pay social insurance contributions may be ordered to rectify the problem and pay the contributions within a stipulated deadline. If payment is still not made by the deadline, the relevant authority can charge a late fee payment of 0.2% per day and fine the responsible persons of the employer up to RMB10,000. Any judgment against any Kelun Group member in respect of its outstanding social security and/or housing provident fund contributions could have adverse effect on its reputation and increase its expenses.

Kelun’s acquisition of the Acquired Businesses and Kunming Nanjiang in connection with the Restructuring may be annulled if the interests of any creditor of the Acquired Businesses and Kunming Nanjiang is deemed to have been damaged by the acquisition.

As a result of the Restructuring, which was completed in order to facilitate the Acquisition, Kelun acquired the Acquired Businesses and Kunming Nanjiang by the end of April 2007 for a total consideration of RMB242.8 million (US$31.1 million). This amount consisted of RMB81.0 million in cash paid to shareholders of the Acquired Businesses and the balance was settled in the form of additional paid-in-capital into Kelun by its shareholders.

Under Article 74 of the PRC Contract Law, if a company’s assets are transferred at an overly unreasonably low price and this transfer damages the interest of a creditor of the company, that creditor may apply to a competent court to annul this asset transfer. Kelun’s management does not believe that the Restructuring would damage any interest of any creditor of the Acquired Businesses or Kunming Nanjiang in any manner, and it has orally confirmed with all the creditors known to Kelun that these creditors will not challenge the validity of the acquisition. To date, Kelun’s management has not been aware of any pending actions or any threats by any party to seek the annulment of the Restructuring. However, Kelun’s management cannot assure you that none of the creditors, known or unknown, would challenge the validity of Kelun’s acquisition of the Acquired Businesses and Kunming Nanjiang in reliance on Article 74 of the PRC Contract Law in the future. If any creditor succeeds in its claim that the consideration paid by Kelun for the acquisition of any concerned entity in the Restructuring was overly unreasonably low and its interest was damaged as a result of that particular acquisition, that acquisition may be annulled by a competent court in the PRC.

Risks Related to Doing Business in China

Recent bribery investigations against several senior officials of the SFDA will likely delay Kelun Group’s applications to register new products or renew the licenses or registrations of some of its existing products.

Since the beginning of 2007, the Chinese state news agencies have publicized investigations against several senior officials of the SFDA for alleged bribery activities. A number of these senior officials at the SFDA have been accused of taking bribes and removed from their posts. Zheng Xiaoyu, the former chief of the SFDA, was recently convicted of taking bribes, and was executed in July 2007. Also in July 2007, Cao Wenzhuang, a former senior official in charge of drug registration approvals at the SFDA, was given a suspended death sentence for taking bribes from pharmaceutical companies. Kelun Group understands that the central government is conducting a thorough investigation of the SFDA, and additional officers of the SFDA could be dismissed or arrested for alleged corrupt conduct. Recently, a number of SFDA officials have been reassigned positions as part of a departmental reorganization. In addition, effective October 1, 2007, drug registrations in the PRC are subject to a new set of rules that the SFDA promulgated to curb power abuse and corruption and to increase transparency in the drug registration and approval process. Therefore, Kelun Group anticipates that the current SFDA investigations and reorganization, as well as the implementation of the new drug registration system, will likely affect the daily operations of the SFDA and delay approvals or registrations of new or existing drugs, including Kelun Group’s products. If Kelun Group cannot obtain the registrations or licenses from the SFDA in a timely manner, its ability to produce and sell the affected products will be delayed.

Kelun Group’s products and facilities are subject to extensive regulation, which may subject Kelun Group to high compliance costs and expose Kelun Group to penalties for non-compliance. Kelun Group may not be able to obtain required regulatory approvals for its products in a cost-effective manner or at all, which could prevent Kelun Group from successfully developing and marketing products.

The production and marketing of Kelun Group’s products and its ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by governmental authorities both in the PRC and abroad. PRC and foreign regulations applicable to pharmaceutical products are wide-ranging and govern, among other things, the testing, pre-market review, advertising, exporting and labeling of new pharmaceutical products. They also regulate the manufacturing practices, reporting, and record keeping procedures of pharmaceutical product manufacturers.

Each Kelun Group member is required to obtain SFDA approval before it can market its products in the PRC. Significant time, effort and expense are required to bring Kelun Group’s products to market in compliance with the regulatory process, and Kelun cannot assure you that any of its products will be approved for sale. Kelun is also required to report any serious or potentially serious incidents involving its products to the SFDA. Any failure to obtain regulatory approvals or clearances or to renew registrations for its products could prevent Kelun Group from successfully marketing its products.

In addition, the SFDA recently issued a regulation, to take effect in October 2007, to amend current regulations regarding the registration and management of new medicines. Under the new regulation, the SFDA will adopt more stringent standards for issuing new medicine certificates, implement a more vigorous and transparent review process and standards and require stricter monitoring periods to test the safety of new pharmaceuticals. Compliance with the new regulation could result in an increase in research and development costs for Kelun Group, and a delay in the development and commercialization of new products, which could adversely affect Kelun Group’s profitability and results of operations.

The failure of any Kelun Group member to comply with applicable regulatory requirements could result in governmental agencies:

•	imposing fines and penalties on it;

•	preventing it from manufacturing or selling its products;

•	bringing criminal charges against it;

•	delaying the introduction of its new products into the market;

•	recalling or seizing its products; or

•	withdrawing or denying approvals or clearances for its products.

Kelun Group members could also be subject to civil liabilities if they fail to comply with applicable regulatory requirements.

If any or all of the foregoing were to occur, Kelun Group may not be able to meet the demands of hospitals and physicians which use its products, and they may cancel orders or purchase products from its competitors.

Even if regulatory approval or clearance of Kelun Group’s products is granted, the approval or clearance could limit the uses for which its products may be labeled and promoted, which may limit the market for its products. Further, for a marketed product, Kelun Group and its facilities are subject to periodic reviews and inspections by the SFDA and in any other jurisdictions where the product has been approved for sale. Subsequent discovery of problems with any of its products or facilities may result in restrictions imposed on Kelun Group, including withdrawal of a product from the market or other enforcement actions. In addition, regulatory agencies may not agree with the extent or speed of corrective actions Kelun takes in relation to product or manufacturing problems.

Because Kelun Group is subject to extensive regulation in China, Kelun Group is subject to the risk that regulations could change in a way that would expose it to additional costs, penalties or liabilities. If additional regulatory requirements are implemented in China, the cost of developing or selling Kelun Group’s products may increase.

Contractual arrangements we enter into with Kelun Group may be subject to a high level of scrutiny by the PRC tax authorities.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we enter into with Kelun Group are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow any tax savings, adjust the profits and losses of the Kelun Group and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for any such tax savings, or that is not eligible for tax exemptions, would substantially increase our possible future taxes and thus reduce our net income.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on U.S. judgments against us, the combined company, their subsidiaries and variable interest entity, officers, directors and shareholders, and others.

After consummation of the Acquisition, substantially all of the combined company’s assets will be located outside of the U.S. Most of our current directors, executive officers and our advisor and all of our director nominees who are subject to the Nomination Proposal reside outside of the United States. As a result, it may not be possible for investors in the United States to effect service of process within the United States or elsewhere outside the PRC on the combined company, their subsidiaries and variable interest entity, officers, directors and shareholders, and others, including with respect to matters arising under United States federal or state securities laws. The PRC does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the United States or many other countries. As a result, recognition and enforcement in the PRC of these judgments in relation to any matter, including United States securities laws and the laws of the Cayman Islands, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against the combined company’s assets, its subsidiaries, officers, directors, shareholders and advisors only if the actions are not required to be arbitrated by PRC law and the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with such an original action, a PRC court may award civil liabilities, including monetary damages.

If the PRC government continues to lower prices of pharmaceutical products, in particular IV solution products, Kelun Group’s profitability could be reduced.

All of Kelun Group’s pharmaceutical products are subject to price controls in the form of fixed retail prices or retail price ceilings. In addition, the maximum retail prices of products that are included in the Medical Insurance Catalogue are also subject to periodic downward adjustments as the PRC government authorities aim to make pharmaceuticals more affordable to the general public. However, PRC government authorities impose no control over the prices at which pharmaceutical manufacturers sell their products to their distributors. Since May 1998, the relevant PRC government authorities have ordered price reductions of various pharmaceutical products 24 times. The latest price reductions occurred in April 2007 and May 2007 and affected 188 and 260 different pharmaceutical products, respectively. As of June 30, 2007, except for a reduction in the retail price of prescription drugs manufactured by one member of the Kelun Group in 2005, Kelun Group has not made any material adjustment to its selling prices of most of its IV solution products downward because Kelun’s actual selling prices for these products were substantially below the latest adjusted retail price ceilings. For example Kelun’s current selling prices for sodium chloride IV solution (0.9%) packaged in glass bottle, non-PVC soft bag, PP bottle/bag and upright-standing PP soft bag are RMB1.5, RMB3.79, RMB1.88 and RMB2.77, respectively, which are significantly lower than the latest adjusted retail ceiling prices of RMB5.3, RMB9.3, RMB7.3 and RMB9.3. Similarly, glucose IV solution 5% (250ml) packaged in packaged in glass bottle, non-PVC soft bag, PP bottle/bag and upright-standing PP soft bag are RMB1.48, RMB3.69, RMB2.0 and RMB2.87, respectively, which are significantly lower than the latest adjusted retail ceiling prices of RMB5.5, RMB9.5, RMB7.5. and RMB9.5 Kelun Group does not plan to make material adjustments to the prices of its major products in the near future. However, if PRC government authorities continue to make downward adjustments to the retail price ceilings of Kelun Group’s products, Kelun Group may in turn have to lower its selling prices to sales agents in order to help maintain its sales agents’ profit margins and retain them as sales agents which may adversely affect Kelun Group’s revenue, profitability and/or growth.

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for Kelun Group’s products and adversely affect its competitive position.

All of Kelun Group’s business operations are conducted in the PRC, and almost all of its sales are made in the PRC. Accordingly, Kelun Group’s business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in the PRC. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange; and

•	the allocation of resources.

While the Chinese economy has experienced significant growth in the past 25 years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on Kelun Group. For example, Kelun Group’s growth and expenses may be adversely affected by government control over capital investments or changes in applicable tax regulations.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, the Chinese government still own a substantial portion of the productive assets in the PRC. The continued control of these assets and other aspects of the national economy by the Chinese government could adversely affect Kelun Group’s business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Recent efforts by the Chinese government to slow the pace of growth of the Chinese economy, including raising interest rates and issuing administrative guidelines to control lending to certain industries, could result in reduced spending on healthcare, which in turn could reduce demand for Kelun Group’s products.

Any adverse change in the economic conditions or government policies in the PRC could have a material adverse effect on overall economic growth and the level of healthcare spending in China, which in turn could lead to a reduction in demand for Kelun Group’s products.

Future changes in laws, regulations or enforcement policies in the PRC could adversely affect Kelun Group’s business.

Laws, regulations or enforcement policies in the PRC, including those regulating medical devices and supplies, are evolving and subject to future change. Future changes in laws, regulations or administrative interpretations, or stricter enforcement policies by the Chinese government, could impose more stringent requirements on Kelun Group, including fines or other penalties. Changes in applicable laws and regulations may also increase Kelun Group’s operating costs. Compliance with these requirements could impose substantial additional costs or otherwise adversely affect Kelun Group’s future growth. These changes may relax some requirements, which could be beneficial to Kelun Group’s competitors or could lower market entry barriers and increase competition. In addition, any litigation or governmental investigation or enforcement proceedings in the PRC may be protracted and result in substantial cost and diversion of resources and management attention.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on Kelun Group.

The PRC legal system is a civil law system based on written statutes. Unlike in the common law system, prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. Following the completion of the Acquisition, we will conduct all of our business through the entities of Kelun Group which are all established in China. As a result, Kelun Group will become subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to Kelun Group. For example, Kelun Group may have to resort to administrative and court proceedings to enforce the legal protection that Kelun Group enjoys either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Kelun Group enjoys than in more developed legal systems. These uncertainties may impede Kelun Group’s ability to enforce the contracts Kelun Group has entered into with its sales agents, customers and suppliers. Furthermore, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the Chinese pharmaceutical industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of these laws, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to Kelun Group, us and other foreign investors, including you. In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of Kelun Group resources and management attention.

Following the completion of the Acquisition, we will rely in part on dividends paid by Kelun Group to the extent we have cash needs, the payment of which may be subject to limitations.

Following the completion of the Acquisition, we will conduct substantially all of our operations through Kelun, which will become a wholly foreign-owned company established in the PRC. We will rely in part on dividends that Kelun Group pays to the extent we have cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt that we may incur and to pay our operating expenses. The payment of dividends by entities organized in the PRC is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and regulations in the PRC. Each of Kelun and each of the entities under its ownership or control is also required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of the reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, if Kelun or any entity under its ownership or control incurs debt on its own behalf in the future, the instruments governing the debt may restrict Kelun or any its subsidiaries or variable interest entity’s ability to pay dividends or make other distributions to us.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely curtailed which could lead to a significant decrease in Kelun Group’s profitability.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth and decrease the interest in Kelun Group’s products leading to a decline in Kelun Group’s profitability.

Fluctuation in the value of the Renminbi may reduce our profitability.

The change in value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its policy of pegging the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in approximately 10.5% appreciation of Renminbi against the U.S. dollar as of September 30, 2007. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant fluctuation of the Renminbi against the U.S. dollar. Any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition. For example, after the Acquisition, to the extent that we need to convert U.S. dollars we receive into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amount available to us.

Exchange controls that exist in the PRC may limit our ability to use Kelun Group’s cash flows effectively.

Most of Kelun Group’s revenues and expenses are denominated in Renminbi. We may need to convert a portion of Kelun Group’s revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends, if any, in respect of our shares. Under China’s existing foreign exchange regulations, Kelun Group is able to purchase foreign exchange for settlement of current account transactions, including payment of dividends in foreign currencies, without prior approval from the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take further measures in the future to restrict access to foreign currencies for current account transactions. Any future restrictions on currency exchanges may limit our ability to use cash flows for the distribution of dividends to our shareholders or to fund operations we may have outside of the PRC.

Foreign exchange transactions by Kelun Group under capital accounts continue to be subject to significant foreign exchange controls and require the approval of or registration with PRC governmental authorities, including SAFE. In particular, if Kelun Group borrows foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Kelun Group by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the MOFCOM or its local counterparts. These limitations could affect the ability of Kelun Group to obtain additional foreign exchange through debt or equity financing.

If certain exemptions within the PRC regarding withholding taxes are removed, we may be required to deduct Chinese corporate withholding taxes from dividends we may pay to our shareholders following the completion of the Acquisition.

With the introduction of the new PRC Enterprise Income Tax Law (effective as of January 1, 2008), the PRC will resume imposition of a withholding tax (20% in the absence of a bilateral tax treaty or domestic regulation reducing such withholding tax rate to a lower rate). Because there is no tax treaty between China and the Cayman

Islands that would reduce the withholding tax rate, it is uncertain whether we will be able to pay the PRC withholding tax on outgoing dividends paid by the Kelun Group at a rate lower than 20% beginning from January 1, 2008.

As our Chinese subsidiary, the Kelun Group is obligated to withhold and pay PRC individual income tax in respect of the salaries and other income received by its employees who are subject to PRC individual income tax. If the Kelun Group fails to withhold or pay such individual income tax in accordance with applicable PRC regulations, it may be subject to certain sanctions and other penalties, which could have a material adverse impact on its business.

Under PRC laws, the Kelun Group is obligated to withhold and pay individual income tax in respect of the salaries and other income received by its employees who are subject to PRC individual income tax. The Kelun Group may be subject to certain sanctions and other liabilities under PRC laws in case of failure to withhold and pay individual income taxes for its employees in accordance with the applicable laws.

In addition, the PRC State Administration of Taxation has issued several circulars concerning employee stock options. Under these circulars, employees working in China (which could include both PRC employees and expatriate employees subject to PRC individual income tax) are required to pay PRC individual income tax in respect of their income derived from exercising or otherwise disposing of their stock options. The Kelun Group has obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise the Kelun Group that our policy is compliant, they may change their policy, and the Kelun Group could be subject to sanctions.

Kelun Group’s business benefits from certain PRC government incentives. Revocation of, or changes to, these incentives could reduce Kelun Group’s profitability.

The PRC government has provided various incentives to high-technology companies and western region companies who operate businesses in certain encouraged industries, including Kelun and its subsidiaries, in order to encourage development of high-technology industries and development of that region. These incentives include reduced tax rates and other measures. For example, Kelun is registered and operates in Sichuan, a province located in the western region of the PRC, and is entitled to a preferential enterprise income tax rate of 15% so long as it continues to operate in the pharmaceutical industry, which is currently regarded as an encouraged industry.

After the completion of the Acquisition, Kelun will become a foreign-invested enterprise. Until January 1, 2008, the PRC government will maintain a dual tax system that contains one set of tax rules for PRC domestic enterprises and one for foreign- invested enterprises. There are various preferential tax treatments that are generally only available to foreign-invested enterprises, which result in the effective tax rates of foreign-invested enterprises being generally lower than those of domestic enterprises. A foreign-invested enterprise is entitled to an exemption from the enterprise income tax for its first two profitable financial years of operation, as determined on a cumulative basis, and to a 50% reduction of its applicable tax rate for the succeeding three years. On March 5, 2007, the PRC government officially enacted a new Enterprise Income Tax Law that would impose a single income tax rate of 25% for most domestic enterprises and foreign-invested enterprises. This Enterprise Income Tax Law is expected to be effective as of January 1, 2008. If the PRC government decides to revoke or change its current tax-incentive policy for high-technology companies and western region companies, Kelun Group members may be subject to a higher income tax rate. Moreover, Kelun Group’s historical operating results may not be indicative of its operating results for future periods as a result of the revocation of or change in the tax preferential benefits it enjoys. Any significant increase of Kelun Group’s enterprise income tax rate in the future could have a material adverse effect on its profitability.

Recent regulations relating to offshore investment activities by PRC residents may limit Kelun’s ability to pay dividends to us and our ability to increase our investment in Kelun Group.

In October 2005, SAFE issued a circular entitled “Circular on several issues concerning foreign exchange regulation of corporate finance and roundtrip investments by PRC residents through special purpose companies incorporated overseas,” or Circular No. 75. Circular No. 75 states that if PRC residents use assets or equity interests in their PRC entities as capital contributions to establish offshore companies or inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas, they must register with local SAFE branches with respect to their overseas investments in offshore companies and must also file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spin-off transactions, long-term equity or debt investments or uses of assets in China to guarantee offshore obligations. In May 2007, SAFE issued relevant guidance to its local branches with respect to the operational process for Circular No. 75, which standardized more specific and stringent supervision on the registration according to Circular No. 75. The new guidance requires any PRC resident holding shares or options in a special purpose company to register with local SAFE and imposes obligations on onshore subsidiaries of the special purpose company to coordinate and urge such registration. Failure by Kelun or any of its existing shareholders who is a PRC resident to comply with relevant requirements under Circular No. 75 could subject Kelun to fines or sanctions that the PRC government imposes, including restrictions on Kelun’s ability to pay dividends to us and our ability to increase our investment in Kelun Group.

Participants of Shanghai Century’s 2007 Equity Incentive Plan who are PRC citizens may be required to register with SAFE. The combined company may also face regulatory uncertainties that could restrict its ability to adopt additional equity compensation plans for its directors and employees and other parties under PRC law.

On April 6, 2007, the capital account department of SAFE issued operating procedures for administration of domestic individuals participating in the employee stock ownership plan or stock option plan of an overseas listed company, or Circular No, 78. It is not clear at this time whether Circular No. 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as Shanghai Century after the completion of the Acquisition, after April 6, 2007, Circular No. 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.

If it is determined that Shanghai Century’s 2007 Equity Incentive Plan, or the Plan, is subject to Circular No. 78 after the completion of the Acquisition, failure to comply with such provisions may subject Shanghai Century and the participants of the Plan who are PRC citizens to fines and legal sanctions and prevent the combined company from being able to grant equity compensation to Kelun’s personnel. In that case, the combined business operations may be adversely affected.

Increasing enforcement of PRC environmental laws and regulations may result in higher costs of compliance with these laws and regulations and costs of raw materials.

Kelun Group’s business and properties are subject to PRC laws and regulations relating to the protection of the environment, natural resources and worker health and safety and controlling the use, management, storage, and disposal of hazardous substances, wastes, and other regulated materials. Because Kelun Group owns and operates real property, various environmental laws also may impose liability on it for the costs of cleaning up and responding to hazardous substances that may have been released on its property, including releases unknown to it. In addition, since a number of production facilities that Kelun Group acquired in recent years were established before the current applicable environmental laws and regulations were enacted, certain compliance issues have been identified in connection with, among others, air emission that generated by coal-fired boilers, excessive noise pollution and excessive wastewater discharges at certain Kelun Group production facilities. These environmental laws and regulations also could require Kelun Group to pay for excessive discharge fees and take remedial actions. According Kelun’s management, the estimated potential costs associated with the payment of these fees and remedial actions could be RMB15 million for the next three years. The costs of complying with these various environmental requirements, as they now exist or may be altered in the future, could adversely affect Kelun Group’s profitability.

In addition, Kelun Group’s raw material costs have been rising, and may continue to rise, due to suppliers being subject to increasing enforcement of these environmental laws and regulations. This could also adversely affect Kelun Group’s profitability by increasing its cost of goods sold.

Negative publicity regarding substandard pharmaceutical products and PRC manufactured products may affect development of Kelun Group’s products and its overseas expansion plans.

There have been reports in both the PRC and international media regarding substandard pharmaceutical products sold in the PRC market and the adulteration of PRC manufactured food and other consumer products with toxic or non-food additives. Kelun’s management understands that the PRC government is implementing more rigorous review procedures and standards for new pharmaceutical products and is also increasing its enforcement efforts to stop PRC businesses from manufacturing adulterated products. Increased scrutiny by government authorities and a more rigorous and time-consuming review process may cause delays in the development and commercialization of new pharmaceutical products by Kelun Group, which could affect its profitability and results of operations. In addition, while Kelun’s management believes that its quality control procedures are sufficient to meet, and often exceed, national standards established by the PRC government, the negative publicity regarding PRC manufactured products may adversely affect the reputation and market acceptance of Kelun Group’s products in the U.S. and other countries, which would hinder Kelun Group’s efforts to develop overseas markets for its products.

Any future outbreak of avian flu, severe acute respiratory syndrome, or SARS, or any similar adverse public health development in China may severely disrupt Kelun’s business and operations.

Adverse public health epidemics could disrupt businesses and national economies. For example, between December 2002 and July 2003, China and certain other countries experienced an outbreak of SARS. Since January 2004, there have been reports on the occurrences of avian flu in various parts of the PRC, including a number of confirmed human cases. Any prolonged outbreak of avian flu, SARS or other adverse public health developments in China could cause government authorities to impose restrictions on shipments of Kelun Group’s products and/or sales and marketing efforts by Kelun and its sales agents or to require Kelun Group to close its manufacturing facilities.

Risks Related to Us

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. holders.

Based upon the composition of our assets to date (which have largely consisted of cash and other investment assets), as well as our income to date (which has largely consisted of interest), it is likely that we will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes for 2006 and 2007. This characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will be subject to burdensome reporting requirements. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. The market value of Kelun Group’s assets may be determined in large part by the market price of our shares, which is likely to fluctuate before and after the Acquisition. Additionally, our classification as a PFIC may depend upon how and when we expend cash proceeds raised in any financings, including our IPO. If we are treated as a PFIC for any taxable year during which U.S. holders hold shares or warrants, certain adverse United States federal income tax consequences could apply to U.S. holders. See “The Kelun Acquisition—Material United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Passive Foreign Investment Company Rules.”

Upon the closing of the Acquisition, as a non-U.S. company, we could elect to comply with the less stringent reporting requirements of the Exchange Act, as a foreign private issuer.

We are a Cayman Islands company, and our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law and the common law of the Cayman Islands. We currently comply with the reporting requirements of the Exchange Act as if we were a U.S. company, because we believe that a majority of our shares are held by U.S. persons. After the closing of the Acquisition, we intend to commence reporting under the Exchange Act as a non-U.S. company with foreign private issuer status, because we believe that a majority of our shares will be held by persons outside of the U.S. The principal differences between the reporting obligations of a foreign private issuer and those of a U.S. domestic company are as follows: Foreign private issuers are not required to file their annual report on Form 20-F until six months after the end of each fiscal year while U.S domestic issuers that are accelerated filers are required to file their annual report of Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are not required to file regular quarterly reports on Form 10-Q that contain unaudited financial and other specified information

However, if a foreign private issuer makes interim reports available to shareholders, the foreign private issuer will be required to submit copies of such reports to the SEC on a Form 6-K. Foreign private issuers are also not required to file current reports on Form 8-K upon the occurrence of specified significant events. However, foreign private issuers are required to file reports on Form 6-K disclosing whatever information the foreign private issuer has made or is required to make public pursuant to its home country’s laws or distributes to its shareholders and that is material to the issuer and its subsidiaries. Foreign private issuers are also exempt from the requirements under the U.S. proxy rules prescribing content of proxy statements and annual reports to shareholders. Although the American Stock Exchange does require that Shanghai prepare and deliver to shareholders annual reports and proxy statements in connection with all meeting of shareholders, once Shanghai commences reporting as a foreign private issuer, these documents will not be required to comply with the detailed content requirements of the SEC’s proxy regulations. Officers, directors and 10%+ shareholders of foreign private issuers are exempt from requirements to file Forms 3, 4 and 5 to report their beneficial ownership of the issuer’s common stock under Section 16(a) of the Exchange Act and are also exempt from the related short-swing profit recapture rules under Section 16(b) of the Exchange Act. Foreign private issuers are also not required to comply with the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information.

In addition, as a foreign private issuer, we will be exempted from, and you are not provided with the benefits of, some of the AMEX and Nasdaq (if our application for listing is accepted) corporate governance requirements, including that:

•	a majority of our board of directors must be independent directors;

•	the compensation of our chief executive officer must be determined or recommended by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	our director nominees must be selected or recommended by a majority of the independent directors or a nomination committee comprised solely of independent directors.

As a result, our independent directors will not have as much influence over our corporate policy as they would if we were not a foreign private issuer.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

We have not had operations, and Kelun has not operated as a public company. Fulfilling our obligations incident to being a public company after completing the Acquisition will be expensive and time consuming.

Each of Shanghai Century, as a company without operations, and Kelun, as a private company, have maintained relatively small finance and accounting staffs. None of Shanghai Century and Kelun currently has an internal audit group. Although we have maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to our very limited activities, we have not been required to maintain and establish these disclosure controls and procedures and internal control as will be required with respect to businesses such as Kelun with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, we will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increase our insurance, legal and financial compliance costs. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We may not be able to enforce our rights under the Purchase Agreement, which is governed by PRC law.

The Purchase Agreement is governed by PRC law, and in particular, is subject to the M&A Regulations promulgated by MOFCOM and five other ministries of the PRC, which became effective in September 2006. Because the laws, regulations and rules governing the transactions described in the Purchase Agreement are new and the PRC legal system continues to rapidly evolve, the interpretations of these laws, regulations and rules may not be uniform. Enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us in connection with the Purchase Agreement. In addition, any litigation or enforcement proceedings in the PRC regarding the Purchase Agreement may be protracted and result in substantial cost and diversion of resources and management attention.

Kelun shareholders would have substantial influence over the combined company following the consummation of the Acquisition and their interests may not be aligned with the interests of our current shareholders.

Following the consummation of the Acquisition, Kelun shareholders collectively will beneficially own at least 53% of our total issued and outstanding shares, without taking into account our outstanding warrants, and assuming that there are no other changes to the number of our shares outstanding. Among them, Messrs. Gexin Liu and Zhipeng Cheng and Ms. Hui Pan, who will each hold a substantial number of our shares, are expected to hold key executive positions in the combined company, and upon the approval of the Nomination Proposal, will serve as directors of the combined company. As a result, they have substantial influence over the business of the combined company, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of the combined company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of the combined company and might reduce the price of our securities.

We have limited ability to evaluate the Kelun’s Management.

Although we have had extensive discussions with Kelun’s management, we cannot assure you that our assessment of Kelun’s management will prove to be correct or that future management will have the necessary skills, qualifications or abilities to manage its business successfully. Moreover, we cannot assure you that any such person would have significant experience or knowledge relating to Kelun’s industry.

Following the Acquisition, the combined company will be managed and controlled by former Kelun shareholders, and will likely seek to recruit additional managers to supplement the incumbent management of the combined company. We cannot assure you that the combined company will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

If the combined company grants additional employee share options, restricted shares or other share-based compensation in the future, our net income could be adversely affected.

If the Incentive Plan Proposal is approved by our shareholders, our Equity Incentive Plan will become effective upon the consummation of the Acquisition. Under this plan, we may issue up to 3,750,000 shares to eligible directors, employees and consultants of the combined company. We are required to account for share-based compensation in accordance with the statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which requires a company to recognize, as an expense, the fair value of share options and other share-based compensation to employees based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. If we grant options, restricted shares or other equity incentives under the adopted equity incentive plan in the future, the combined company could incur significant compensation charges, and the net income of the combined company could be adversely affected.

Risks Relating to the Acquisition

The combined company’s working capital could be reduced, and our shareholders could own as little as approximately 38% of the combined company’s shares, if a maximum of 29 million shares are issued to Kelun shareholders for the Acquisition (but assuming none of our outstanding warrants are exercised).

Under our charter, public shareholders may vote against the Acquisition and demand that we redeem their shares into cash. Based on the terms of the Acquisition, if no public shareholder demands redemption of their shares into cash, our existing shareholders, including both our initial shareholders and public shareholders, will own in the aggregate approximately 38% (public shareholders alone will own 31%) of our total issued and outstanding shares following the Acquisition, if a maximum of 29 million shares are issued to Kelun shareholders for the Acquisition (but assuming none of our outstanding warrants are exercised). If all of our outstanding warrants (assuming full exercise of the unit purchase option granted to our underwriters but without giving effect to options granted or to be granted to our consultants, directors or employees) are also exercised, then our initial shareholders and public shareholders will own in the aggregate approximately 16.6% (public shareholders alone will own approximately 12.3%) of our total issued and outstanding shares following the Acquisition, if a maximum of 29 million shares are issued to Kelun shareholders. To the extent the Acquisition is consummated and public shareholders have demanded to redeem a total of 2,874,999 shares (the maximum which may be redeemed without preventing the approval of the Acquisition Proposal), there will be a corresponding reduction in the amount of funds available to the combined company following the Acquisition. As of                     , 2007, the record date, assuming the Acquisition is approved, the maximum amount of funds that could be disbursed to our public shareholders upon the exercise of their redemption rights is approximately US$            , plus accrued and undistributed interest per share, or approximately 20% of the funds then held in the Trust Account in aggregate as of ____, 2007.

If public shareholders holding 20% or more of the shares issued in our IPO vote against the Acquisition Proposal, we would likely be forced to liquidate.

Under the terms of our articles of association, public shareholders have the right to vote against the Acquisition Proposal and to elect to redeem their shares into cash. If public shareholders holding 20% or more of shares issued in our IPO vote against the Acquisition Proposal and opt to redeem their shares into cash, it is likely that we would not have sufficient time to arrange for an alternate business combination that would comply with the requirements set forth in our charter, in which case we would be forced to liquidate. In any liquidation, the net proceeds of our IPO held in the Trust Account, inclusive of all the accrued interest not previously released to us, plus any remaining net assets, will be distributed pro rata to the holders of our shares issued in our IPO, subject to potential claims of creditors. If we are forced to liquidate our assets, each share issued in our IPO would be entitled to receive approximately US$ as of the record date, including all the accrued interest not previously released to us as of that date, assuming the entire amount of the Trust Account is available for distribution to our public shareholders.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our charter provides that we will continue in existence only until 24 months from the consummation of our IPO unless we have consummated a business combination as of that date. If we have not completed a business combination by that date or amended this provision, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. As a result, this has the same effect as if we had formally went through a voluntary liquidation procedure under the Companies Law. In any liquidation proceedings of the company under Cayman Islands’ law, the funds held in the Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. Also, if we are forced to declare insolvency or a case for involuntary liquidation is filed against us which is not dismissed, the proceeds held in the Trust Account will be subject to applicable Cayman Islands’ insolvency law, and may be included in our estate and subject to the claims of third parties with priority over the claims of our shareholders. See “Information About Shanghai Century—Automatic Dissolution and Subsequent Liquidation if No Business Combination.”

To the extent any these claims deplete the Trust Account, we cannot assure you we will be able to return to our public shareholders the liquidation amounts payable to them. Furthermore, a liquidator of the company might seek to hold a shareholder liable to contribute to our estate to the extent of distributions that they receive in the dissolution of the Trust Account beyond the date of dissolution of the Trust Account. Additionally, we cannot assure you that third parties will not seek to recover from our shareholders amounts that we owed to them. Our board may also be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, exposing itself and our company to claims for having paid public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If we are unable to consummate a transaction by April 28, 2008, our purpose and powers will be limited to dissolving, liquidating and winding up. Upon notice from us, the trustee of the Trust Account will distribute the amount in the Trust Account to our public shareholders as part of our plan of dissolution and distribution. We cannot assure you that there will be sufficient funds at that time for this purpose.

If the Acquisition’s benefits do not meet the expectations of financial or industry analysts, the market price of our securities may decline.

The market price of our securities may decline as a result of the Acquisition if:

•	we do not achieve the perceived benefits of the Acquisition as rapidly as, or to the extent that, any financial or industry analysts may anticipate; or

•	the effect of the Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

Our existing directors and executive officers and our initial shareholders have interests in the Acquisition that are different from yours.

In considering the recommendation of our existing directors to vote to approve the Acquisition Proposal, you should be aware that they and our other initial shareholders have agreements or arrangements that provide them with interests in the Acquisition that differ from, or are in addition to, those of our public shareholders generally. For example, our initial shareholders, including our current directors and Co-Chief Executive Officers, are not entitled to participate in the distribution upon liquidation of the Trust Account. As a result, if the Acquisition Proposal is not approved, the shares that they hold will in all probability be worthless. In addition, subject to the approval of the Nomination Proposal, our Co-Chief Executive Officers are expected to serve as directors of the combined company through December 31, 2010. Furthermore, under the Purchase Agreement, upon the consummation of the Acquisition, Shanghai Century Capital Corporation, or SHCC, a company to be formed and controlled by our Co-Chief Executive Officers, is entitled to an aggregate of US$1,600,000, payable in installments, as a consideration for its management consulting services to be rendered to the combined company. The personal and financial interests of our directors and current Co-Chief Executive Officers may have influenced their motivation in identifying and selecting a target business and completing a business combination in a timely manner.

Risks Relating to Our Securities

Because we do not currently intend to pay dividends on our shares, our shareholders will benefit from an investment in our shares only if it appreciates in value.

We do not currently anticipate paying any dividends on our shares. Our board of directors may make any determination to pay dividends in the future, depending upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of our shares. There is no guarantee that our shares will appreciate in value or even maintain the price at which shareholders purchased their shares.

Shares to be issued as a result of the Acquisition and our outstanding warrants may have an adverse effect on the market price of our shares.

At the close of business on the record date, there were 17,500,000 shares outstanding of which our public shareholders held approximately 14,375,000. If the Acquisition is completed, we will issue to the Kelun shareholders up to an additional 29 million shares. In addition, in connection with our IPO, we issued warrants to purchase 14,375,000 shares. Our directors and executive officers and/or certain of their affiliates also hold warrants to purchase 457,501 shares at US$6.00 per share. We also issued an option to purchase 1 million units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 1 million warrants and an additional 1 million shares. The sale, or even the possibility of sale, of the shares issued as a result of the Acquisition and the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. Upon the issuance of the additional shares as a result of the Acquisition and/or as a result of the exercise of these warrants and options, you may experience dilution to your holdings.

We may experience volatility in earnings due to how we are required to account for our warrants and underwriters’ purchase option.

Under EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” or EITF No. 00-19, the fair value of the warrants issued as part of the units issued in our IPO must be reported as a liability. The warrant agreement requires us to attempt to register the shares underlying the warrants and units, but does not specify as to the penalty to be incurred in the absence of our ability to deliver registered shares to the warrant holders upon exercise. Under EITF No. 00-19, we are required to assume that this situation could require us ultimately to net cash settle to the warrants, necessitating the treatment of the warrants as a liability. Further, EITF No. 00-19 requires us to record the warrant liability at each reporting date at its then estimated fair value, with any changes being recorded through our statement of operations as other income/expense. We will continue to adhere to the accounting policies set out above until the warrant agreement is amended or there are developments which support a different accounting treatment. As a result, we could experience volatility in our net income due to changes that occur in the value of the warrant and purchase option liability at each reporting date.

If our shareholders exercise their registration rights, it may have an adverse effect on the market price of our shares.

Our initial shareholders are entitled to demand that we register the resale of the shares that they owned prior to our IPO at any time after we consummate the Acquisition. If these initial shareholders exercise their registration rights with respect to all of these shares, there will be an additional 3,125,000 shares eligible for trading in the public market. In addition, the consideration to be issued to the Kelun shareholders upon the completion of the Acquisition includes a maximum of 29 million shares. These securities are initially not being registered, and their resale will be restricted. In addition, the Kelun shareholders have agreed to be subject to a 24-month lock-up period with respect to our shares issued to them in connection with the Acquisition, commencing from the issuance of these shares. During the lock-up period, they will not sell any of their shares. However, following the end of this lock-up period, the Kelun shareholders may be able to sell their shares without registration in the public market; otherwise, they will have the right to demand that we register the resale of their shares. The Purchase Agreement provides that the lock-up agreement may be waived prior to the consummation of the Acquisition closing and does not provide for any waiver by any party following the consummation. The presence of this additional number of shares eligible for trading in the public market may have an adverse effect on the market price of our shares.

Our securities are quoted on AMEX, which may limit the liquidity and price of our securities more than if our securities were listed on the Nasdaq Global Market or the New York Stock Exchange.

Our securities are quoted on AMEX. We believe that the quotation of our securities on AMEX will limit the liquidity and price of our securities more than if our securities were listed on the Nasdaq Global Market or the New York Stock Exchange. Although we intend to apply to list each of our securities on the Nasdaq Global Market, we cannot assure you that we will satisfy the applicable listing requirements.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “plan” and “continue” or similar words. You should read statements that contain these words carefully because they: discuss future expectations; contain projections of future results of operations or financial condition; or state other “forward-looking” information.

Forward-looking statements include, but are not limited to: statements relating to Kelun Group’s future business and financial performance;

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Kelun Group’s competitive position; growth of the medical industry in China; the benefits that we may receive as a result of the Acquisition; and other material future developments that you may take into consideration in determining how to vote your shares.

We believe it is important to communicate our expectations to our shareholders. However, there may be events in the future that e are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we described in our forward-looking statements, including among other things: the number of our shareholders voting against the Acquisition Proposal; the ability of Kelun to obtain PRC government approvals for the Acquisition; our inability to integrate the operations or management teams of Kelun; competition in the industry in which Kelun Group does business; the failure of Kelun Group to maintain its exclusive nationwide distribution networks on which Kelun Group depends; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Kelun Group is engaged; general economic conditions; and our ability to maintain Kelun Group’s management systems and other intellectual property.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included in this proxy statement attributable to us or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent that applicable laws and regulations require, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the proposals described in this proxy statement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on us.

THE SHANGHAI CENTURY ANNUAL AND EXTRAORDINARY GENERAL MEETING

Shanghai Century is furnishing this proxy statement to its shareholders as part of the solicitation of proxies by its board of directors for use at the meeting in connection with the proposed Acquisition.

Date, Time and Place. We will hold the meeting at 10:00 a.m., New York time, on                 , 2007, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, the United States to vote on the proposals.

Purpose. At the meeting, holders of Shanghai Century shares will be asked to approve the Acquisition Proposal, the Proposals to approve certain amendments to our memorandum and our articles of association, the Incentive Plan Proposal and the Nomination Proposal, and the Proposal to give the board of directors the ability to adjourn the meeting to solicit further proxies (the “Adjournment Proposal”) as described elsewhere in this proxy statement. Under Cayman law and Shanghai Century’s charter, no other business may be transacted at the meeting.

Shanghai Century will only proceed with the consummation of the Acquisition after its shareholders approve the Acquisition Proposal and the Proposals to approve certain amendments to our memorandum and our articles of association, the Incentive Plan Proposal and the Nomination Proposal will not be presented to the shareholders for a vote at the meeting unless Shanghai Century’s shareholders approve the Acquisition Proposal. However, if approved, these proposals will be effectuated upon the consummation of the Acquisition. If Shanghai Century’s shareholders fail to approve any of the Incentive Plan Proposal or the Nomination Proposal, the board of directors of Shanghai Century may re-present that proposal to the shareholders for a vote at the next general meeting following the Acquisition. Given the percentage of our shares to be held by members of our Board of Directors following the consummation of the Acquisition, we believe that it is likely that these proposals would be approved at the next general meeting following the Acquisition.

Shanghai Century’s board of directors has determined that each of the Proposals is fair to and in the best interests of Shanghai Century and its shareholders, has approved and declared each of them advisable, and recommends that Shanghai Century shareholders vote “FOR” each of the Proposals. Shanghai Century’s board of directors has also determined that the fair market value of Kelun is at least 80% of Shanghai Century’s net assets, which is necessary to satisfy the provisions of our articles of association enabling it to consummate the Acquisition.

Because of the business combination provisions of Shanghai Century’s articles of association, if we do not consummate the Acquisition by April 28, 2008, Shanghai Century expects to dissolve and remit the funds in the Trust Account to holders of its Public Shares.

Record Date; Who is Entitled to Vote. The “record date” for the meeting is                      , 2007. Record holders of Shanghai Century shares at the close of business on the record date are entitled to vote or have their votes cast at the meeting. On the record date, there were 17,500,000 outstanding shares of Shanghai Century of which our public shareholders acquired approximately 14,375,000 at or after our IPO. Each share is entitled to one vote per proposal at the meeting. Shanghai Century’s warrants do not have voting rights with respect to the meeting.

Vote Required. The approval of the Acquisition will require the affirmative vote of the holders of a majority of our shares that are voted at the meeting as well as the holders of a majority of the outstanding shares sold in our initial public offering that are voted at the meeting. As noted above, all of Shanghai Century’s pre-IPO initial shareholders, including all of our current directors, executive officers and our advisor, Dr. Raymond Kuo Fung Ch’ien, who collectively purchased an aggregate of 3,125,000 shares prior to our IPO, have agreed to vote the shares that they owned immediately before our IPO in accordance with the majority of the shares that our public shareholders vote. In addition, if our public shareholders holding 2,875,000 or more shares (20% of the total) vote against the Acquisition and demand that we redeem their shares into cash (as described below), the Acquisition will not be consummated.

The approval of each of the proposals to amend our memorandum and articles of association will require the affirmative vote of the holders of two-thirds of our shares that are present in person or by proxy and entitled to vote at the meeting.

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of our shares that are present in person or by proxy and entitled to vote at the meeting.

The approval of the Nomination Proposal will require the affirmative vote of the holders of a majority of our shares that are present in person or by proxy and entitled to vote at the meeting. In connection with the vote required for the election of the directors, our Co-Chief Executive Officers have agreed with the Kelun shareholders that they shall vote all shares that they own in favor of Messrs. Gexin Liu, Zhipeng Cheng, Long Liang and Ms. Hui Pan as our executive directors and two other individuals nominated prior to mailing of this proxy statement, as our independent non-executive directors. Our Co-Chief Executive Officers will also vote their shares in favor of the election of themselves as directors of the combined company.

The approval of the Adjournment Proposal will require the affirmative vote of a majority of our shares that are present in person or by proxy and entitled to vote at the meeting.

An abstention or failure to vote with respect to the Acquisition Proposal will not have the same effect as a vote against the Acquisition. An abstention or failure to vote with respect to any of the other Proposals, since it is not any affirmative vote in favor of that proposal but adds to the number of shares present in person or by proxy, will have the same effect as a vote against each proposal.

Voting Your Shares. Each share that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are two ways to vote your shares at the meeting:

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By signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by Shanghai Century’s board of directors “FOR” approval of each proposal.

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You can attend the meeting and vote in person. We will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or another nominee, however, you must obtain a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Redemption Rights. According to our articles of association, a holder of shares issued in our IPO may, if the shareholder votes against the Acquisition Proposal, demand that we redeem those shares into cash. This demand must be made on the proxy card at the same time that the shareholder votes against the Acquisition Proposal. If properly demanded, we will redeem each share as to which that demand has been made into cash, at the redemption price equal to the amount in the Trust Account, inclusive of US$0.24 per share being held in the Trust Account attributable to the underwriters’ discount and any earned interest not distributed to us through the record date (calculated as of two business days prior to the consummation of the Acquisition), divided by the number of shares issued in our IPO plus interest per share. If you exercise your redemption rights, then you will be exchanging the shares you hold for cash and will no longer own these shares. Based on the amount of cash held in the Trust Account as of the record date, including interest accrued as of that date, you will be entitled to redeem each share that you hold into approximately US$            . You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the Acquisition and then tender your share certificate to us. If the Acquisition is not completed, then these shares will not be redeemed into cash at this time.

The Acquisition will not be completed if our public shareholders holding 2,875,000 or more our shares issued in our IPO, an amount equal to 20% of those shares, exercise their redemption rights. Do not send your share certificate(s) with your proxy.

Questions About Voting. If you have questions, you may call Morrow & Co., Inc. at (800) 267-0201.

Revoking Your Proxy and Changing Your Vote. If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by sending a later-dated, signed proxy card to Morrow & Co., Inc. prior to the date of the meeting, or you may attend the meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Morrow & Co., Inc.

If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Broker Non-Votes. If your broker holds your shares in its name and you do not give the broker voting instructions, the rules of the National Association of Securities Dealers, Inc. (the “NASD”) rules prohibit your broker from voting your shares on the Acquisition Proposal and the other proposals. This is known as a “broker non-vote.” Abstentions or broker non-votes with respect to the Acquisition Proposal will not have the same effect as a vote “against” the Acquisition Proposal. Abstention or broker non-votes with respect to the other Proposals will have the same effect as a vote “against” these Proposals.

Solicitation Costs. Shanghai Century is soliciting proxies on behalf of the Shanghai Century board of directors. This solicitation is being made by mail but also may be made in person or by telephone or other electronic means. Shanghai Century and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, Kelun shareholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means. These persons will not be paid for engaging in these activities.

Shanghai Century has hired a proxy solicitation firm Morrow & Co., Inc. to assist in the proxy solicitation process. Shanghai Century will pay all fees and expenses related to cost of solicitation, including all fees and expenses incurred in retaining Morrow & Co., Inc., which are expected to be approximately US$                            .

Shanghai Century will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Shanghai Century will reimburse them for their reasonable expenses.

Stock Ownership. Information concerning the holdings of certain Shanghai Century shareholders is set forth above in the Summary and below under “Shanghai Century’s Principal Shareholders.”

PROPOSAL 1:

PURCHASE AGREEMENT FOR ACQUISITION OF KELUN

General

Under the Purchase Agreement entered into by Kelun, the Kelun shareholders and we will, if and as soon as practicable after our shareholders approve the Acquisition and Kelun receives approval of the Acquisition from the PRC governmental authorities, proceed to acquire all of the outstanding shares of Kelun.

In this proxy statement, we sometimes refer to Shanghai Century and Kelun together, after giving effect to completion of the Acquisition, as the “combined company.”

Background

The terms of the Purchase Agreement with Kelun and the Kelun shareholders are the result of arms’ length negotiations between our representatives, and representatives of Kelun and its shareholders. The primary negotiators for Shanghai Century were Franklin D. Chu, our Co-Chief Executive Officer, and Howard Ho Hwa Chu, our full-time consultant with the title of Chief Investment Officer, together with our legal counsel Morrison & Foerster. In addition, our Chairman and Co-Chief Executive Officer Anthony Kai Yiu Lo participated with respect to the important commercial terms and conditions. Kelun’s primary negotiators were Mr. Wei Feng, General Manager of the Finance Department, and Mr. Ying Xiong, Executive Deputy General Manager of the Finance Department, and together with their legal counsel King & Wood. In addition, Mr. Gexin Liu, Chairman of the Board of Kelun, participated with respect to the important commercial terms and conditions. The following is a brief discussion of the background of these negotiations, the Acquisition and related transactions.

Shanghai Century was formed on April 25, 2005 to acquire, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business having its primary operations located in the PRC.

The registration statement for our IPO was declared effective on April 24, 2006. We completed our IPO of 14,375,000 units (including 1,875,000 units subject to the underwriters’ over-allotment option, which was exercised in full) at a price of US$8.00 per unit, with each unit consisting of one share and one warrant. Each warrant entitles its holder to purchase from us one share at an exercise price of US$6.00 following the completion of a business combination with a target business. The warrants expire on April 23, 2010.

The net proceeds from the sale of our units were approximately US$110,000,000. After the consummation of the IPO, US$109,250,000 of the net proceeds was placed in the Trust Account. If the Acquisition is completed, the funds remaining in the Trust Account after payments to public shareholders who exercise their redemption rights will be released to the combined company. Net proceeds from the IPO that were not deposited into the Trust Account (approximately US$611,726) have been used to pay expenses incurred in our pursuit of a business combination.

Shortly after our IPO in April 2006, we actively started to identify and locate target businesses for a business combination. During the period from April 2006 through October 2006, we evaluated a number of prospective targets regarding potential business combination at different levels. This activity occurred on an ongoing basis. During this period, we entered into six separate nondisclosure agreements with potential acquisition candidates. Prior to Kelun, none of these evaluations led to a firm offer by us to pursue a business combination.

We became aware of Kelun in August 2006, and first had discussions with Kelun shareholders on August 24, 2006 through the introduction of Vtone Media Inc., a business consulting and advisory company. No member of our board of directors had any contacts with Kelun or its affiliates prior to August 6, 2006. At that time, we expressed an interest in learning more about Kelun. Our management team thereafter began investigating Kelun’s business and industry using publicly available information, and we decided to negotiate confidentiality agreements and exchange preliminary due diligence materials with Kelun. VTone Media Inc. will receive a finders’ fee payable upon completion of the Acquisition. The amount of the success fee is equal to 1% of (i) the amount of the funds in the trust account immediately before the completion of the Acquisition; (ii) plus the net amount received by the company from any exercise made on or prior to the closing of the publicly held warrants; (iii) minus the amount of all fees and expenses to be paid from the Trust Account in connection with the transaction; (iv) minus the total amount paid by the company for the redemption of shares of the public shareholders voting against the Acquisition; and (v) minus the amount of $3,300,000 to be paid out of the Trust Account to the underwriters as contingent compensation upon completion of the Acquisition.

On September 4, 2006, Messrs. Anthony Kai Yiu Lo and Franklin D. Chu, our Co-Chief Executive Officers, met at Kelun’s headquarters with Mr. Liu Gexin, Kelun’s chairman, and various members of the Kelun management team. Kelun’s management team presented general informational materials about Kelun to us as well as additional information about Kelun’s business and structure. Between September 5, 2006 and October 12, 2006, our management team made five visits to Kelun’s offices in Chengdu and conducted due diligence using publicly available information as well as information that Kelun provided, and further discussed mutual interest in a possible business combination.

On October 12, 2006, we, Kelun and Kelun Industrial Group Co., Ltd., or Kelun Industrial Group, entered into a Letter of Intent (the “October LOI”). This Letter of Intent set forth preliminary terms and conditions under which we might acquire a controlling interest in Kelun, including, among other things: completing a business combination between Kelun and us through the acquisition by us of 100% Kelun shares; completing a restructuring by transferring certain businesses of Kelun Industrial Group to Kelun; having financial statements of Kelun prepared in accordance with the generally accepted accounting principals in the U.S. (“US GAAP”); and due diligence requirements and initial transaction timetable.

Between October 12, 2006 and December 22, 2006, we conducted further due diligence on the industry and the proposed target company. We also visited some of Kelun’s facilities in the PRC and met with some of Kelun’s customers and sales agents. On December 13, 2006, our board of directors met to discuss the operations of Kelun, the preliminary results of due diligence reviews and the possible terms of a business combination. During this period, we made approximately nine additional visits to Kelun and further discussed a potential business combination.

On December 22, 2006, a detailed Letter of Intent (the “Detailed LOI”) was entered among Shanghai Century, Sichuan Kelun Pharmaceutical Co. Ltd., Kelun Industrial Group Corp. Ltd., and Mr. Gexin Liu as the authorized representative of the shareholders of Kelun. The Detailed LOI set forth, among other things: termination of the October LOI; matters relating to the Restructuring; additional due diligence requirements; appointment of auditors of Kelun; revised transaction timetable; and preliminary terms to be included in the definitive agreement.

From October 2006 to February 2007, we appointed various additional professional firms to assist on the Acquisition.

In December 2006, Kelun commenced the Restructuring. See “—Restructuring.”

From January 2007 to May 2007, various telephone conferences were held among our management team, our legal counsel, our accountants, our consultants and Kelun’s management team and their counsel regarding due diligence, the business of Kelun and the terms of the Purchase Agreement for the proposed Acquisition.

From January 3, 2007 through May 11, 2007, our management team made approximately 19 additional visits to Kelun, including visits to Chengdu to negotiate the terms and conditions of the Purchase Agreement and conduct additional due diligence and visits to facilities of Kelun in other parts of the PRC.

On April 28, 2007, we, Kelun, Kelun Industrial Group and Mr. Gexin Liu entered into an agreement to further extend the Detailed LOI to July 31, 2007.

On May 16, 2007, Kelun’s board of directors met with their shareholders to authorize the Acquisition. Kelun’s board of directors and shareholders unanimously approved the proposed terms of the Purchase Agreement.

On May 23, 2007, our board of directors met again to authorize the Acquisition. During the meeting, our board of directors also discussed the fairness opinion of Capitalink, L.C. for the proposed Acquisition which is summarized below. Our board of directors then unanimously approved the Acquisition and related transactions. Our board of directors determined that Kelun represents a company with strong growth potential.

On May 24, 2007, our management team met with Kelun in Chengdu and finalized the terms of the Purchase Agreement. On May 28, 2007, we entered into the Purchase Agreement and related documents with Kelun and its shareholders.

On May 29, 2007, we and Kelun publicly announced the Purchase Agreement through a joint press release, and then we filed a Current Report on Form 8-K with the SEC, disclosing our entry into the Purchase Agreement and the terms of the Acquisition.

Restructuring

In connection with the Acquisition, Kelun completed the Restructuring during the first four months of 2007 by which it acquired the following entities mostly from its related parties according to equity transfer agreements entered into by the relevant parties in December 2006:

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Heilongjiang Kelun: Kelun acquired a 61.92% equity interest in Heilongjiang Kelun from Kelun Industrial Group, the ultimate owner of which is also a significant shareholder of Kelun, a 15% equity interest in Heilongjiang Kelun from Sichuan Huifeng Investment Development Co., Ltd., or Huifeng Investment, a company controlled and beneficially owned by a group of management of Kelun, and a 3.08% equity interest in Heilongjiang Kelun from Heilongjiang Zhonggui Pharmaceutical Co., Ltd., an unrelated third party. As a result of these acquisitions, Kelun currently holds an 80% equity interest in Heilongjiang Kelun. Heilongjiang Kelun engages in the manufacture and supply of IV solution products.

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Heilongjiang Packaging: Kelun acquired a 30% equity interest in Heilongjiang Packaging from Xindu Packaging, the ultimate owner of which is also a significant shareholder of Kelun, and a 50% equity interest in Heilongjiang Packaging from Huifeng Investment. As a result of these acquisitions, Kelun currently holds an 80% equity interest in Heilongjiang Packaging. Heilongjiang Packaging engages in the manufacture of glass bottles, the majority of which are supplied to Heilongjiang Kelun and Jilin Kelun for use in producing its IV solution products.

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Hubei Tuopeng: Kelun acquired a 50% equity interest in Huibei Tuopeng from Kelun Industrial Group, a 20% equity interest in Hubei Tuopeng from Huifeng Investment, and a 30% equity interest in Huibei Tuopeng from Hubei Tuopeng Pharmaceutical Company, an unrelated third party. As a result of these acquisitions, Kelun currently holds the entire equity interest in Hubei Tuopeng. Hubei Tuopeng principally engages in the manufacture and supply of IV solution products.

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Jiangxi Kelun: Kelun acquired a 63.41% equity interest in Jiangxi Kelun from Kelun Industrial Group and a 36.59% equity interest in Jiangxi Kelun from Huifeng Investment. As a result of these acquisitions, Kelun currently holds the entire equity interest in Jiangxi Kelun. Jiangxi Kelun engages in the manufacture and supply of IV solution products.

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Kelun Pharma Research: Kelun acquired a 50% equity interest in Kelun Pharma Research from Zhipeng Cheng, a significant shareholder of Kelun, and a 50% equity interest in Kelun Pharma Research from Qing Li, a former employee of Kelun. As a result of these acquisitions, Kelun currently holds the entire equity interest in Kelun Pharma Research. Kelun Pharma Research principally engages in pharmaceutical research and development.

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Kunming Nanjiang: Kelun acquired a 70% equity interest in Kunming Nanjiang from Kelun Industrial Group and a 30% equity interest in Kunming Nanjiang from Huifeng Investment. As a result of these acquisitions, Kelun currently holds the entire equity interest in Kuming Nanjiang. Kunming Nanjiang engages in the manufacture and supply of IV solution products.

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Shandong Kelun: Kelun acquired a 70% equity interest in Shandong Kelun from Kelun Industrial Group, a 20% equity interest in Shandong Kelun from Huifeng Investment and a 10% equity interest in Shandong Kelun from an unrelated third party. As a result of these acquisitions, Kelun currently holds the entire equity interest in Shandong Kelun. Shandong Kelun engages in the manufacture and supply of IV solution products.

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Sichuan Pearl: Kelun acquired a 98% equity interest in Sichuan Pearl from Kelun Industrial Group and an aggregate 2% equity interest in Sichuan Pearl from Sigang Ding and Jiang Wu, who are both former employees of Kelun. As a result of these acquisitions, Kelun currently holds the entire equity interest in Sichuan Pearl. Sichuan Xinyuan engages in the manufacture and supply of non-IV solution related prescription and OTC drugs.

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Sichuan Xinyuan: Kelun acquired a 90% equity interest in Sichuan Xinyuan from Kelun Industrial Group and an aggregate 10% equity interest in Sichuan Xinyuan from Zhipeng Cheng and Yaguang Liu, both being shareholders of Kelun. As a result of these acquisitions, Kelun currently holds the entire equity interest in Sichuan Xinyuan. Sichuan Xinyuan engages in the manufacture of chemical compounds and active pharmaceutical ingredients used for IV solution products, which are primarily supplied to the IV solution production facilities of Kelun in Sichuan.

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Xindu Packaging: Kelun acquired a 90% equity interest in Sichuan Pearl from Kelun Industrial Group and a 10% equity interest in Xindu Packaging from Sichuan Xinyuan, the ultimate owner of which is also a significant shareholder of Kelun. As a result of these acquisitions, Kelun currently holds the entire equity interest in Xindu Packaging. Xindu Packaging engages in the manufacture of glass, which is supplied to Kelun’s IV solution production facilities in Sichuan for use in producing Kelun’s IV solution products.

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Zhongnan Kelun: Kelun acquired a 70% equity interest in Zhongnan Kelun from Kelun Industrial Group and a 30% equity interest in Zhongnan Kelun from Huifeng Investment. As a result of these acquisitions, Kelun currently holds the entire equity interest in Zhongnan Kelun. Zhongnan Kelun engages in the manufacture and supply of non-IV solution related prescription and OTC drugs.

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Hunan Kelun: Kelun acquired the remaining 6.67% equity interest in Hunan Kelun from Huifeng Investment. As a result of this acquisition, Kelun currently holds the entire equity interest in Hunan Kelun. Hunan Kelun engages in the manufacture and supply of IV solution products.

In addition, in April 2007, Kelun Industrial Group also assigned to Kelun all its rights and obligations under a lease agreement with Jilin Kangnaier Pharmaceutical Co., Ltd. As a result of this assignment, Kelun has assumed all the control rights from Kelun Industrial Group with respect to the operations of Jilin Kelun. Heilongjiang Kelun, Heilongjiang Packaging, Hubei Tuopeng, Jiangxi Kelun, Kelun Pharma Research, Kunming Nanjiang, Shandong Kelun, Sichuan Pearl, Sichuan Xinyuan, Xindu Packaging, Zhongnan Kelun and Jilin Kelun are collectively referred to as the “Acquired Companies” in this proxy statement.

The aggregate consideration for the foregoing equity interests and the assignment of the interest in Jilin Kelun was RMB242,758,000 (US$31,106,000), consisting of RMB80,960,000 in cash paid to shareholders of the Acquired Businesses and RMB161,798,000 in the form of additional paid in capital into Kelun. The amount of RMB 161,798,000 represented the deemed fair value contribution made by the common equity owners of Kelun Industrial Group and Kelun who received no consideration for the transfer of their attributable equity interests in the Acquired Businesses to Kelun. The transactions were completed to facilitate the Acquisition.

Board Consideration and Approval

While no one factor determined the final agreed upon consideration for the acquisition of Kelun, our board of directors reviewed the fairness opinion of Capitalink, L.C., an independent advisor, and various sources of industry and financial data, including certain valuation analyses and metrics that Capitalink compiled to determine that the consideration to be paid to the Kelun shareholders was reasonable and that the Acquisition was in the best interests of our shareholders. In the course of determining the terms of the transaction, the management of SHA reviewed the healthcare industry trend in China. We have discussed and interviewed with various executives of pharmaceutical companies and also with numerous research analysts on (i) industry commercial development and (ii) policy development. We also reviewed and analyzed the historic management accounts and future projections made by the company. Substantial efforts were made on meeting the Kelun management and understanding the various aspects of the business and its future plan. We examined trading comparable analysis among publicly traded comparables in HK, China and the U.S. The Board also considered certain significant negative factors, including the current state of the accounting standards and internal controls of the target company which are not up to those of a publicly-listed multinational corporation, the lack of internationally trained and experienced financial and management personnel among the current top management of Kelun and the need to recruit such experienced personnel, potential difficulties in the collection of receivables of Kelun, increasing competition in the PRC pharmaceutical market, the current scandals and legal cases of bribery and corruption involving officials of the PRC State Food and Drug Administration, the requirement to obtain relevant PRC governmental approvals for the proposed business combination and the possibility that such approvals may not be forthcoming, and the uncertainties of possible adverse changes in PRC governmental policies and laws and regulations. After such inquiry, we concluded that the acquisition valuation is favorable to the shareholders of SHA.

In order to enable the board of directors to ascertain the reasonableness of the range of consideration negotiated, Capitalink, L.C. conducted a due diligence review of Kelun that included an industry analysis, a description of Kelun’s existing business model, a valuation analysis and financial projections. On May 23, 2007, Capitalink, L.C. delivered a fairness opinion that included the information regarding Kelun that it had gathered and prepared.

Interests of Our Management in the Acquisition. When you consider the recommendation of our board of directors that you vote in favor of the Acquisition Proposal, you should keep in mind that our directors, executive officers and our advisor, as our founders and initial shareholders, have interests in the Acquisition that are different from, or in addition to, yours. These interests include the following:

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If the Acquisition Proposal is not approved and we fail to consummate an alternative transaction within the time allotted under our charter, it is likely that we will be required to liquidate. In this event, the shares that our directors, executive officers and our advisor held prior to our IPO will be worthless, because they will not participate in the distribution of our liquidation proceeds with respect to the shares held by them prior to our IPO. Our officers, directors and advisor hold a total number of 3,125,000 shares and a total number of 457,500 warrants. Based on the October 2, 2007 closing prices of US$8.28 and US$2.00 for our shares and warrants, respectively, the dollar value of such total number of shares is US$25,875,000 and the dollar value of such total number of warrants is US$915,000. These 3,125,000 shares held by our directors, executive officers and our advisor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Furthermore, all of those shares have been placed in escrow and will not be transferable, subject to certain limited exceptions for transfers to spouses, children and controlled trusts or companies, until (i) six months after the consummation of the Acquisition with respect to 20% of the shares held in the escrow account, and (ii) three years after April 24, 2006, the date of our IPO prospectus, with respect to the remaining 80% of the shares held in the escrow account. The shares held in the escrow account will only be released prior to these dates subject to certain limited exceptions. During the escrow period, the value of the securities may increase or decrease. Thus, it is impossible to determine what the financial impact of the Acquisition will be on our directors and executive officers.

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In connection with Shanghai Century’s initial public offering, each of our officers and directors agreed to indemnify Shanghai Century against any loss or damage whatsoever as a result of a claim by a vendor or target business to the extent such loss or damage reduces the amount held in the Trust Account. If the Acquisition is not consummated, such officers and directors could potentially be liable for any claims against the Trust Account. We believe that as of October 2, 2007, there would not be an indemnity obligation, because the amount of accrued expenses on such date (approximately US$418,000 of which approximately US$200,000 is owed to vendors who have waived against the Trust Account), and there is approximately US$472,000 of cash and cash equivalents held outside the Trust Account as of such date. However, there would be an undetermined amount for any potential claims made by Kelun against the Trust Account since Kelun did not sign a waiver letter. Nevertheless, the terms of the Purchase Agreement expressly provide that each party thereof shall pay all of its expenses incurred in connection with the preparation of the Purchase Agreement and the transactions contemplated thereby and, furthermore, there is no term is the Purchase Agreement providing for indemnification of any party thereof. If the costs to consummate the Acquisition incurred by Shanghai Century exceed the available cash outside of the Trust Account, these costs would be subject to the potential indemnification obligations of the officers and directors of Shanghai Century to the Trust Account if the Acquisition is not consummated and accordingly the officers and directors have a personal interest in recommending that the Acquisition be consummated.

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Following the completion of the Acquisition, if elected at the meeting, Messrs. Anthony Kai Yiu Lo, Franklin D. Chu and Dr. Raymond Kuo Fung Ch’ien will serve as members of the board of directors of the combined company. Each of our directors and officers will, following the Acquisition, be compensated in such manner and amounts as our board of directors may determine to be appropriate. We anticipate that compensation will be paid to Anthony Kai Yiu Lo and Franklin D. Chu for future services as Board members should they serve as directors of the company after the consummation of the Acquisition to be determined by the compensation committee of the board in line with the policies of the combined company for members of the board. In addition, we have agreed to grant Dr. Ch’ien an additional stock option award to purchase a total of 100,000 of our shares at an exercise price of US$7.95 per share upon his appointment to the board of the combined company.

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Under the Purchase Agreement, Shanghai Century Capital Corporation, a company to be formed and controlled by our Co-Chief Executive Officers, Messrs. Lo and Chu, will be entitled to an aggregate of US$1,600,000, payable in the following installments, for its management consulting services to be rendered to the combined company during the period from the consummation of the Acquisition through December 31, 2009: US$600,000 upon consummation of the Acquisition, another US$500,000 on the later of January 1, 2008 and the consummation of the Acquisition, and a final payment of US$500,000 on January 1, 2009.

Our board of directors was at all times aware of these agreements and arrangements during its deliberations on the merits of the Acquisition and in making its decision to recommend approval by Shanghai Century shareholders of the Acquisition Proposal.

Shanghai Century’s Reasons for the Acquisition and Its Recommendation. Shanghai Century’s board of directors concluded that the Acquisition is in the best interests of Shanghai Century’s shareholders. In considering the Acquisition, Shanghai Century’s directors gave considerable weight to the factors discussed below.

Shanghai Century’s directors conducted a due diligence review of Kelun Group that included an industry analysis, a description of its existing business model, a valuation analysis and financial projections in order to enable them to ascertain the reasonableness of the range of consideration afforded by the proposed Kelun transaction. During its due diligence and negotiations with Kelun, our directors utilized the service of various advisors, including legal, accounting and other advisors to supplement the experience of our directors and executive officers in performing the analyses and making the necessary determinations. In particular, Shanghai Century engaged the services of Morrison & Foerster LLP (legal counsel), a major international accounting firm (to conduct accounting, financial, tax and commercial due diligence analysis), Hill & Associates (to conduct business intelligence checks), Environmental Resources Management (to conduct environmental due diligence), Asia Point Ltd. (financial analysis and accounting services), KPMG (auditing services), Capitalink, LLC (fairness opinion), Conyers Dill & Pearman (legal counsel), Jun He Law Offices (legal counsel) and Loeb & Loeb, LLC (legal counsel). In connection with these services, the aforementioned parties as of October 2, 2007 received payment of US$974,594, US$330,770, US$46,194, US$93,404, US$152,361, US$191,487, US$150,000, $24,400, US$83,816 and US$98,896 respectively. Shanghai Century’s directors also examined and relied on the fairness opinion of Capitalink, L.C. and concluded that the consideration to be paid to Kelun’s shareholders under the Acquisition was reasonable and fair to Shanghai Century and its shareholders from a financial point of view.

In reaching its conclusion to approve the Acquisition, Shanghai Century’s board of directors came to the following principal conclusions:

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Kelun’s strategic fit, in light of the board’s desire to cause Shanghai Century to acquire a company operating in the PRC with long-term strategic direction, prospects for growth and management capability, makes it an attractive business combination candidate.

•	The financial terms of the Acquisition and its other terms are fair to Shanghai Century’s shareholders.

In weighing the relative merits of the Acquisition, Shanghai Century’s directors considered the following principal factors as generally supporting their decision to approve the Acquisition:

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Their consideration of possible business combinations, including the process they undertook, with the assistance of outside advisors, to explore and review potential alternatives in the shareholders’ best interests.

•	Their understanding of economic and industry conditions relating to the pharmaceutical industry in the PRC.

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Kelun Group’s business, operations, financial condition, cash flow and prospects, augmented by Shanghai Century’s anticipated cash after the completion of the Acquisition. Kelun Group is a leading producer of IV solution products in the PRC. From the beginning of discussions between the two parties, Kelun has disclosed to Shanghai Century the scope and nature of its pharmaceutical products business.

•	Kelun Group’s extensive product portfolio which can be used in a wide range of applications and its extensive research and development capabilities.

•	Kelun’s experienced management team and strong record of profit growth.

•	The possible stock market reaction to the Acquisition, and the expected impact on Shanghai Century and Kelun of the announcement of the Acquisition.

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That the terms and conditions of the Acquisition, the manageable execution risk of consummating the Acquisition, the proposed structure of the transaction, the operational and capital market profile of the combined company following the Acquisition and the anticipated closing date of the Acquisition are favorable for a transaction of this size and nature.

•	The results of the due diligence investigations of Kelun and its operating entities by Shanghai Century’s management, Capitalink, L.C., independent auditors, outside legal counsel and other advisors.

Conclusion of Shanghai Century’s Board of Directors. After careful consideration of all relevant factors, Shanghai Century’s board of directors determined that the Acquisition Proposal, as well as the Proposals to amend and restate our memorandum and articles of association, the Incentive Plan Proposal, Nomination Proposal and the Adjournment Proposal, which are all related to and contingent upon approval of the Acquisition Proposal, are fair to and in the best interests of Shanghai Century and its shareholders. They have approved and declared advisable each proposal and recommend that you vote or give instructions to vote “FOR” each.

The foregoing discussion of the information and factors that the Shanghai Century board of directors has considered is not meant to be exhaustive, but includes the material information and factors that it has considered. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, Shanghai Century’s board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors, and they did not undertake to make any specific determination as to whether a particular factor, or aspect of a particular factor, was favorable or unfavorable to his ultimate determination. Shanghai Century’s board of directors conducted an overall analysis of the factors described above, including discussions with Shanghai Century’s outside consultants, legal counsel and other advisors, any of whom may have given different weight to different factors. As part of its evaluation process, the Company met or had discussions with the underwriters of its initial public offering (i.e., I-Bankers Securities Incorporated, WR Hambrecht + Co, LLC and Ladenburg Thalmann & Co. Inc.). The Company did not formally engage any of such underwriters and none of such underwriters will receive any compensation for their participation in any discussions regarding the proposed acquisition.

Fairness Opinion

Capitalink, L.C. made a presentation to our board of directors on May 22, 2007 and subsequently delivered its written opinion to the board of directors. The opinion stated that, as of May 22, 2007, based upon and subject to the assumptions made, matters considered, and limitations on Capitalink’s review as set forth in the opinion, (i) the purchase price is fair, from a financial point of view, to our shareholders and (ii) the fair market value of Kelun is at least equal to 80% of our net assets. The amount of the purchase price was determined based on negotiations between us, the Kelun shareholders and each of our respective financial advisors and not based on recommendations of Capitalink, L.C. The full text of the written opinion of Capitalink, L.C. is attached as Annex C and is incorporated by reference into this proxy statement.

You are urged to read the Capitalink, L.C. opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review that Capitalink has undertaken in rendering its opinion. The summary of the Capitalink, L.C. opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

The Capitalink L.C. opinion is for the use and benefit of our board of directors in connection with its consideration of the Acquisition and is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the Acquisition. Capitalink, L.C. was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the Acquisition as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the Acquisition, and other alternatives to the Acquisition that might exist for us. Capitalink, L.C. does not express any opinion as to the underlying valuation or future performance of Kelun or the price at which our securities might trade at any time in the future.

In arriving at its opinion, Capitalink, L.C. took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink, L.C.:

•	Reviewed the share purchase agreement.

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Reviewed publicly available financial information and other data with respect to Shanghai Century that Capitalink, L.C. deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

•

Reviewed non-public information and other data with respect to Kelun, including pro forma historical financial data for the two years ended December 31, 2006 and projected information for the three years ending December 31, 2009 (the “Projections”), and other financial information and reports. The historical 2005 and 2006 financial information was prepared on a pro forma basis assuming Kelun had acquired the related 13 operating entities (that existed as of January 2007) at the beginning of the respective periods. The Projections include the acquisition of Renshou Branch in April 2007, but do not include any future acquisitions.

•	Reviewed and analyzed the transaction’s pro forma impact on Shanghai Century’s securities outstanding and shareholder ownership.

•	Considered the historical financial results and present financial condition of Kelun.

•	Reviewed certain publicly available information concerning the trading of, and the trading market for Shanghai Century’s common stock and units.

•	Reviewed and analyzed the indicated value range of the purchase price.

•	Reviewed and analyzed Kelun’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that Capitalink, L.C. deemed to have characteristics comparable to Kelun.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where the target company that Capitalink, L.C. deemed to have characteristics comparable to that of Kelun.

•	Reviewed and compared the net asset value of Shanghai Century to the indicated enterprise value range of Kelun.

•

Reviewed and discussed with representatives of Shanghai Century management certain financial and operating information that they furnished, including the Projections and analyses with respect to Kelun’s business and operations.

•	Performed the other analyses and examinations as were deemed appropriate.

In arriving at its opinion, Capitalink, L.C. relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any of that information. Further, Capitalink, L.C. relied upon the assurances of Shanghai Century management that they were not aware of any facts or circumstances that would make any of that information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink, L.C. assumed that the information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that the information provides a reasonable basis upon which it could make an analysis and form an opinion. The Projections were solely used in connection with the rendering of Capitalink, L.C.’s fairness opinion. Investors should not place reliance upon the Projections, as they are not necessarily an indication of what our revenues and profit margins will be in the future. The Projections are not to be interpreted as projections of future performance (or “guidance”) by Kelun. Capitalink, L.C. did not evaluate the solvency or fair value of Kelun under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Capitalink, L.C. did not make a physical inspection of the properties and facilities of Kelun and did not make or obtain any evaluations or appraisals of the company’s assets and liabilities (contingent or otherwise). In addition, Capitalink, L.C. did not attempt to confirm whether Shanghai Century and Kelun had good title to their respective assets.

Kelun’s pro forma historical and projected financial information utilized in our analyses were prepared under generally accepted accounting principles in the People’s Republic of China (“PRC GAAP”). As of the date of the fairness opinion, Kelun was in the process of converting its financial statements to standards under generally accepted accounting principles in the United States (“U.S. GAAP”), and that pro forma historical and projected financial information were not available in U.S. GAAP.

However, the indicated value range of Kelun may be different, and that difference may be material, if the conversion to U.S. GAAP impacts pro forma historical and/or projected financial statements, including revenue, EBITDA or free cash flow. Subsequent to the issuance of the fairness opinion, Kelun completed the conversion of its financial statements to U.S. GAAP. The table below compares the 2006 revenue and EBITDA utilized by Capitalink in its fairness opinion to the final U.S. GAAP figures. For purposes of Capitalink, L.C.’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for one-time charges, such as impairment charges, loss on disposal of fixed assets and investments, totaling approximately US$460,000 and US$60,000 in 2005 and 2006, respectively. Figures are in US$ millions.

	Utilized by Capitalink	U.S. GAAP	% Difference
2006 Revenue	$179.9	$174.1	(3.2)%
2006 EBITDA	$26.5	$26.0	(1.9)%

In addition, Kelun and Shanghai Century management reaffirmed the Projections previously provided to Capitalink. Had Capitalink utilized the above U.S. GAAP figures in its fairness opinion, the impact on the analyses would not have been material and Capitalink would not have changed its opinion.

Capitalink, L.C. assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, and all other applicable foreign, federal and state statutes, rules and regulations. Capitalink, L.C. assumes that the transaction will be consummated substantially in accordance with the terms set forth in the Purchase Agreement, without any further amendments to these terms, and that any amendments, revisions or waivers will not be detrimental to the shareholders of Shanghai Century.

Capitalink, L.C.’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, May 22, 2007. Accordingly, although subsequent developments may affect its opinion, Capitalink, L.C. has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Capitalink, L.C. performed certain financial, comparative and other analyses as summarized below. Each of the analyses that Capitalink, L.C. conducted was carried out to provide a different perspective on the transaction, and to enhance the total mix of information available. Capitalink, L.C. did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the purchase price to Shanghai Century’s shareholders. Further, the summary of Capitalink, L.C.’s analyses described below is not a complete description of the analyses underlying Capitalink, L.C.’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink, L.C. made qualitative judgments as to the relevance of each analysis and factors that it considered. In addition, Capitalink, L.C. may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink, L.C.’s view of the value of Kelun’s assets. The estimates contained in Capitalink, L.C.’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than the analyses suggest. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink, L.C.’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink, L.C. believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses that Capitalink, L.C. performed in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink, L.C.’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses that Capitalink, L.C. performed.

The analyses performed were prepared solely as part of Capitalink, L.C.’s analysis of the fairness, from a financial point of view, of the purchase price to our shareholders, and were provided to our board of directors in connection with the delivery of Capitalink, L.C.’s opinion. The opinion of Capitalink, L.C. was just one of the many factors taken into account by our board of directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement.

Purchase Price Analysis

The purchase price consists of an initial consideration of 20 million newly issued Shanghai Century shares, to be increased by a maximum of nine million earnout shares based on the post-transaction entity reaching certain future annual net profit targets, and a cash payment of US$11.5 million when Shanghai Century’s share price equals or exceeds US$11.50 per share for any 20 trading days within a 30 day trading period and Shanghai Century sends a notice of redemption of its warrants or when at least 70% of Shanghai Century’s warrants have been exercised.

The initial consideration was valued at approximately US$154.0 million, based on a US$7.70 average closing price of Shanghai Century shares for the last 30 trading days ending May 17, 2007.

If the post-transaction entity achieves a net profit target of RMB180 million in 2007, RMB260 million in 2008 and RMB370 million in 2009, Shanghai Century will issue an additional five, two, and two million shares, respectively. In determining whether these targets are reached, Capitalink, L.C. utilized the Projections. Based on the Projections, Capitalink, L.C. assumed that the value of the purchase price will be increased by the initial five million shares, but would not be increased by the balance of the additional four million shares.

Therefore, the indicated value of the purchase price used in Capitalink, L.C.’s analysis ranged from approximately US$154.0 million to approximately US$204.0 million. For purposes of the fairness opinion, the purchase price is calculated net of Kelun’s assumed debt and is compared to the equity value of Kelun (enterprise value less assumed debt of US$39.6 million).

Valuation Overview

Capitalink, L.C. generated an indicated valuation range for Kelun based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis each as more fully discussed below. Capitalink, L.C. weighted the three approaches equally and arrived at an indicated equity value range of approximately US$190.0 million and approximately US$230.0 million. Capitalink, L.C. noted that the US$204.0 million maximum purchase price is within Kelun’s indicated equity value range.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

The Projections forecast strong future growth in revenues from FY2006 to FY2009 from approximately US$179.9 million to US$351.7 million, respectively. This represents a compound average growth rate (or CAGR) of approximately 25.0% over the period, lower than its historical growth rate of approximately 32.1%. The Projections include the acquisition of Renshou branch in April 2007, but do not include future acquisitions whether contemplated or not.

The Projections also forecast an improvement in EBITDA from FY2006 to FY2009, from approximately US$26.5 million to US$64.9 million, respectively. This represents an improvement in Kelun’s EBITDA margin from 14.7% to 18.4% and a CAGR of 34.7%.

In order to arrive at a present value, Capitalink, L.C. utilized discount rates ranging from 21.0% to 22.0%. This was based on an estimated weighted average cost of capital of 21.5% (based on Kelun’s estimated weighted average cost of debt of 7.0% and a 23.2% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk, country risk and size premiums and a company specific risk factor, reflecting the risk associated with achieving the projected sales growth, increasing margins throughout the projection period, integration risk for recently acquired entities and the financing of the projected negative cash flow in FY2007.

Capitalink, L.C. presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on revenue and EBITDA as well as long term perpetual growth rates.

Utilizing terminal revenue multiples of between 1.20x and 1.40x, terminal EBITDA multiples of between 6.5x and 7.5x and long term perpetual growth rates of between 9.50% and 10.50%, Capitalink, L.C. calculated a range of indicated enterprise values and then deducted net debt of approximately US$39.6 million (which includes approximately US$41.5 million in interest bearing debt, approximately US$7.4 million in non-interest bearing notes payable, approximately US$3.5 million in minority interest and approximately US$12.7 million in cash) to derive an indicated equity value range of approximately US$210.0 million to approximately US$250.0 million. For purposes of Capitalink, L.C.’s analyses, “enterprise value” means equity value plus all interest-bearing debt less cash.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Kelun with respect to business and revenue model, operating sector, size and target customer base. Capitalink, L.C. considered publicly traded companies with analyst coverage and available projections that met one of the following criteria: manufacturers of mostly non-patented pharmaceutical drugs selling to hospitals and clinics in China, or manufacturers of intravenous fluids.

Capitalink, L.C. identified the following six companies that met either of these criteria. Except for Hospira, all comparable companies operate and sell their products in China.

•	Hospira, Inc.

•	Beijing Double-Crane Pharmaceutical Co., Ltd.

•	Shineway Pharmaceutical Group Ltd.

•	Hua Han Bio-Pharmaceutical Holdings Ltd.

•	AsiaPharm Group Ltd.

•	Sino Biopharmaceutical Ltd.

Kelun is larger than four of the comparable companies in terms of revenue. The comparable companies’ latest twelve months, or LTM, revenue ranges from approximately US$40.1 million to approximately US$2.8 billion, compared with approximately US$179.9 million for Kelun.

Capitalink, L.C. noted that except for Beijing Double-Crane, all of the comparable companies are more profitable than Kelun, with EBITDA margins ranging from approximately 13.3% to approximately 44.6%, compared with approximately 14.7% for Kelun.

Except for AsiaPharm, Kelun is projected to have a higher 2007 EBITDA growth than the comparable companies, with 2007 EBITDA growth ranging from approximately 19.9% to approximately 147.9%, compared with 47.1% for Kelun.

All of the comparable companies have a positive working capital, compared to Kelun’s negative working capital. Multiples utilizing enterprise value were used in the analyses. For comparison purposes, all operating profits, including EBITDA, were normalized to exclude restructuring expenses, goodwill impairments, non-recurring acquisition-related costs and asset write-downs.

Capitalink, L.C. generated a number of multiples worth noting with respect to the comparable companies:

	Enterprise Value Multiple of
	Revenue			EBITDA
		Estimated			Estimated
Company	LTM	CY07	CY08	LTM	CY07	CY08
Hospira Inc.	3.06x	2.51x	2.29x	14.4x	10.9x	9.7x
Beijing Double-Crane Pharmaceutical Co., Ltd.	2.09	1.69	1.47	815.7	na	na
Shineway Pharmaceutical Group Ltd.	3.14	2.74	2.29	7.1	6.3	5.2
Hua Han Bio-Pharmaceutical Holdings Ltd.	2.73	2.74	2.57	6.1	8.4	6.7
AsiaPharm Group Ltd.	nmf	3.26	2.90	nmf	8.7	6.7
Sino Biopharmaceutical Ltd.	2.19	2.05	1.85	8.9	8.9	7.9
High	3.14x	3.26x	2.90x	15.7x	10.9x	9.7x
Mean	2.64	2.50	2.23	10.5	8.7	7.2
Median	2.73	2.63	2.29	8.9	8.7	6.7
Low	2.09	1.69	1.47	6.1	6.3	5.2

Capitalink, L.C. selected an appropriate multiple range for Kelun by examining the range indicated by the comparable companies and taking into account certain company-specific factors. Capitalink, L.C. expects Kelun’s valuation multiples to be below the mean of the comparable companies due to its lower EBITDA margins and negative working capital somewhat offset by its higher EBITDA growth relative to the comparable companies.

Based on the above factors, Capitalink, L.C. applied the following multiples to the respective statistics:

•	Multiples of 1.20x to 1.40x 2006 revenue

•	Multiples of 0.90x to 1.10x 2007 revenue

•	Multiples of 0.70x to 0.90x 2008 revenue

•	Multiples of 9.0x to 10.0x 2006 EBITDA

•	Multiples of 6.0x to 7.0x 2007 EBITDA

•	Multiples of 4.5x to 5.5x 2008 EBITDA

and calculated a range of enterprise values for Kelun by weighting the above indications equally and then deducted net debt of approximately US$39.6 million to derive an indicated equity value range of approximately US$180.0 million to approximately US$220.0 million.

None of the comparable companies have characteristics identical to Kelun. An analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Kelun. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Capitalink, L.C. identified nine transactions announced since May 2004 involving target companies that manufacture pharmaceutical drugs in China or manufacture intravenous drugs and for which detailed financial information was available. All but one target company operate in China.

Based on the information disclosed with respect to the targets in the each of the comparable transactions, Capitalink, L.C. calculated and compared the enterprise values as a multiple of LTM revenue and LTM EBITDA.

Target	Acquiror	Enterprise Value as a multiple of
		LTM Revenue	LTM EBITDA
Stedim SA (ENXTPA: DIM)	Satorius AG (DB: SRT)	3.63x	19.4x
Topsun Science & Technology (SHSE: 600771)	Bayer Healthcare AG (subsidiary of DB:BAY)	3.24	na
Formulation business of Dragon Pharmaceutical Inc. (OTCBB: DRUG)	C&Y Pharmaceutical Investment Hldgs. Ltd.	0.65	na
Henan Furen Huaiqingtang Pharmaceuticals	China Health Holding Inc. (OTCBB: CHHH)	1.44	na
Shenyang Enshi Pharmaceutical Co.	China Biopharmaceutical Holdings (OTCBB: CHBP)	1.43	2.8
Guangxi Lingfeng Pharmaceutical Co.	American Oriental Bioengineering (NYSE: AOB)	2.98	17.8
Suzhou Erye Pharmaceutical Ltd.	China Biopharmaceutical Holdings (OTCBB: CHBP)	0.75	7.5
Beijing Fresenius Kabi Pharmaceutical Co.	Fresenius AG (DB: FRE)	1.75	na
Harbin Pharmaceutical Group Holding Co. (SHSE:600664)	Warburg Pincus, Citic Capital Markets, & Heilongjiang Chenergy Holding Co.	0.60	5.8
	High	3.63x	19.4x
	Mean	1.83	10.7
	Median	1.44	7.5
	Low	0.60	2.8

Capitalink, L.C. expects Kelun to be valued below the mean of the comparable transactions multiples due to its lower profitability.

Based on the above factors, Capitalink, L.C. applied the following multiples to the respective statistics:

•	Multiples of 1.20x to 1.40x 2006 revenue,

•

Multiples of 8.0x to 10.0x 2006 EBITDA, and calculated a range of enterprise values for Kelun by weighting the above indications equally and then deducted net debt of approximately US$39.6 million to derive an indicated equity value range of approximately US$170.0 million to approximately US$220.0 million.

None of the target companies in the comparable transactions have characteristics identical to Kelun. Accordingly, an analysis of comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

80% Test

Under Shanghai Century’s charter, Kelun’s initial business combination must be with a target business whose fair market value is at least equal to 80% of Shanghai Century’s net assets at the time of the acquisition.

Capitalink, L.C. reviewed and estimated Shanghai Century’s net assets based on its stockholders’ equity as of March 31, 2007 and compared that to Kelun’s indicated range of enterprise value. Capitalink, L.C. noted that the fair market value of Kelun exceeds 80% of Shanghai Century’s net asset value.

Conclusion

Based on the information and analyses set forth above, Capitalink, L.C. delivered its written opinion to our board of directors, which stated that, as of May 22, 2007, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the purchase price is fair, from a financial point of view, to our shareholders, and (ii) the fair market value of Kelun is at least equal to 80% of our net assets. Capitalink, L.C. is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. We determined to use the services of Capitalink, L.C. because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink, L.C. has received a fee in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Capitalink, L.C. for certain liabilities that may arise out of the rendering of its opinion. Capitalink, L.C.’s fee for providing the fairness opinion is not contingent on the completion of the Acquisition and was determined based on arms-length negotiations between the parties.

Interests of Capitalink, L.C. in the Acquisition

Neither Capitalink, L.C. nor its principals beneficially own any interest in Shanghai Century or Kelun. Further, Capitalink, L.C. has not provided any other services to Shanghai Century or Kelun in the past; provided however, Capitalink, L.C.’s affiliate, Ladenburg Thalmann & Co. Inc. (“Ladenburg”) previously acted as an underwriter in Shanghai Century’s initial public offering. Upon the successful acquisition of Kelun, Ladenburg will be entitled to receive deferred compensation in connection with this underwriting in the amount of approximately $330,000. In addition, Ladenburg received in the initial public offering of Shanghai Century, an option to purchase 100,000 units of Shanghai Century, each consisting of one share and one warrant for a purchase price per unit of US$10.00. This unit purchase option will become exercisable upon the consummation of the Acquisition.

In the ordinary course of business, Ladenburg, certain of Ladenburg’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Shanghai Century, or any other party that may be involved in the transaction and their respective affiliates.

Ownership of Shanghai Century after the Acquisition

We have 17,500,000 shares currently outstanding, of which our public shareholders collectively own approximately 14,375,000 (82%). Following the consummation of the Acquisition, a minimum of 20 million and a maximum of 29 million shares will be issued as a result of the Acquisition. Therefore, all of our existing shareholders together will own approximately between 47% (if a minimum of 20 million shares are issued) and 38% (if a maximum of 29 million shares are issued) of the combined company, a reduction in percentage ownership of between 53% and 62% (without taking into account our outstanding warrants). Our public shareholders alone will own between 38% and 31%, a reduction in their percentage ownership of between 44% and 51% (without taking into account our outstanding warrants).

Subsidiary Status of Kelun After the Acquisition

After completion of the Acquisition, Kelun will be a subsidiary of Shanghai Century. As a result of its subsidiary status, the following are a important issues to be aware of when considering your vote on the acquisition.

Taxation

According to the PRC’s currently applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors (the “Applicable Foreign Enterprises Tax Law”), income such as dividends and profits distribution from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to an effective 10% withholding tax, unless the relevant income is specifically exempted from tax under the Applicable Foreign Enterprises Tax Law. Currently, profits derived by a stockholder, such as through dividends, from an FIE is exempted. However, if the foregoing exemption is removed in the future following the Acquisition, we may be required to deduct certain amounts from dividends we may pay to our stockholders to pay corporate withholding taxes.

In addition, on March 16, 2007, the National People’s Congress or the NPC, approved and promulgated the Enterprise Income Tax Law. This new law will take effect as of January 1, 2008. Under the new tax law, income from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to a 20% withholding tax absent a tax treaty between China and another jurisdiction. Much of the detailed implementation guidance has yet to be provided by the China government. Changes in tax laws or interpretation of tax laws by the government could significantly impact the return to our shareholders.

Foreign Exchange Considerations

Following the Acquisition, substantially all revenues and income will likely be received in Renminbi, the main currency used in the PRC. Thus, the dollar equivalent of our net assets and distributions, if any, would be adversely affected by reductions in the value of the Renminbi. To the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Renminbi we convert would be reduced.

In the PRC, the State Administration for Foreign Exchange (SAFE) regulates the conversion of the Renminbi into foreign currencies. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules and regulations, significant restrictions still remain, including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. Any future restrictions on currency exchanges may limit our ability to use future cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of the PRC.

Dividends

We may rely on dividends and other distributions from our operating company to provide us with cash flow and to meet our other obligations. Current regulations in China would permit Kelun to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Kelun will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. If Kelun incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to Shanghai Century.

If dividends are declared in the future and paid in a foreign currency, shareholders in the U.S. will be taxed on the U.S. dollar value of any dividends they receive on our common stock at the time they receive them, even if the shareholders actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars.

Interest of Certain Director Nominees

Among director nominees set forth in the “The Nomination Proposal” section, Messrs. Liu, Cheng and Liang and Ms. Pan are also Kelun shareholders. Each of them will be entitled to certain number of shares as set forth in “Beneficial Ownership of Securities - Beneficial Ownership Following the Acquisition” and certain cash following the Acquisition.

Appraisal or Dissenters Rights

No appraisal or dissenters rights are available under the Cayman Islands law for our shareholders in connection with the Acquisition Proposal.

Kelun Group Material Internal Control Weakness

Kelun Group previously identified material weaknesses in its internal control over financial reporting, including unexplained differences between management accounts and breakdowns, the unavailability of certain key financial data and breakdowns, and certain account keeping practices which may not be deemed to be in compliance with the relevant tax laws and regulations. Since May 2007, Kelun has taken the following steps to remedy the material weaknesses in its internal control over financial reporting:

•	it has appointed a consulting firm to assist Kelun’s management in improving its financial reporting practices with appropriate focus on accuracy, transparency and consistency;

•

it is actively looking for a qualified candidate to act as its chief financial officer with responsibility for its financial reporting, internal controls and related activities and plans to hire additional personnel with sufficient knowledge and experience in U.S. GAAP principles. A controller was hired in August 2007. Financial leaders will receive training in accounting standards and other work related subjects. Personnel actions—including terminations, reassignments, reprimands, increased supervision, training and financial incentives/penalties—have been or will be taken;

•	it is in the process of improving its finance function, segregating accounting and financial reporting responsibility from planning and forecasting, to ensure increased focus and independence;

•	it has commenced a project to improve the quality of its monthly closing procedures (including account reconciliation and documentation requirements); and

•

it has also budgeted for investment in the design and implementation of an enterprise resource planning system and elimination of manual processes to improve the reliability of financial reporting and reduce the opportunities for errors or omissions.

If Kelun is unable to successfully remedy its material weaknesses in its internal control over financial reporting, we may not be able to accurately and timely report our financial position, results of operations or cash flows as a public company. Becoming subject to the public reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) upon the completion of the Acquisition will intensify the need for Kelun Group to report its financial position, results of operations and cash flows on an accurate and timely basis. Kelun Group may not be able to prepare complete and accurate financial statements on a timely basis, which could result in delays in our public filings and ultimately delisting of our shares from the market on which they are traded.

Material United States Federal Income Tax Considerations

General

The following is a summary of certain material U.S. federal income tax consequences to Shanghai Century as a result of the Acquisition and to holders of our shares and warrants of their investment in Shanghai Century. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of shares or warrants that is for U.S. federal income tax purposes: an individual citizen or resident of the U.S.; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our shares and warrants is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, this owner will be considered a “Non-U.S. Holder.”

The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to Shanghai Century or to any particular holder based on its individual circumstances. In particular, this discussion considers only holders that own our shares and warrants as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including: financial institutions or “financial services entities”; broker-dealers; taxpayers who have elected mark-to-market accounting; tax-exempt entities; governments or agencies or instrumentalities thereof; insurance companies; regulated investment companies; real estate investment trusts; certain expatriates or former long-term residents of the United States; persons that actually or constructively own 10% or more of our voting shares; persons that hold our shares or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares or warrants through these entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares and warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description in this proxy statement, and its determination may be upheld by a court.

Because of the complexity of the tax laws and because the tax consequences to us or to any holder of our securities may be affected by matters not discussed in this proxy statement, each holder of our securities is urged to consult with its tax advisor with respect to the specific tax consequences of the Acquisition and of the ownership and disposition of our shares and warrants, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

Tax Consequences of the Acquisition to Shanghai Century

We should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition.

Tax Consequences to U.S. Holders

Taxation of Distributions Paid on Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on our shares. A distribution on our shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). That dividend will not be eligible for the dividends- received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of these earnings and profits will be applied against and reduce the U.S. Holder’s basis in its shares and, to the extent in excess of that basis, will be treated as gain from the sale or exchange of these shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate (see “—Taxation on the Disposition of Shares and Warrants” below) provided that (1) our shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for our shares would be suspended for purposes of clause (3) above for the period that that holder had a right to have these shares redeemed by us. In addition, under recently published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the American Stock Exchange and the Nasdaq Global Market. While we expect that our shares will continue to be listed and traded on the American Stock Exchange before we succeed in applying for listing of each of our securities on the Nasdaq Global Market, U.S. Holders nevertheless should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to our shares.

Taxation on the Disposition of Shares and Warrants

Subject to the discussion of the PFIC rules below, upon a sale or other taxable disposition of our shares or warrants (which, in general, would include a redemption of shares upon the exercise by a U.S. Holder of its redemption rights), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares or warrants. See “—Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s basis in the shares acquired as a result of the exercise of a warrant.

Capital gains that U.S. Holders recognize generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains that non-corporate U.S. Holders recognize are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. Shares acquired as a result of the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of these shares generally would begin on the day after the date of exercise of the warrant. If the terms of a warrant provide for any adjustment to the number of shares of shares for which the warrant may be exercised or to the exercise price of the warrants, this adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable to the U.S. Holders of the shares. See “—Taxation of Distributions Paid on Shares,” above. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to that holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Based on the composition of our assets to date (which have largely consisted of cash and other investment assets), as well as the composition of our income to date (which has largely consisted of interest), it is likely that we will be treated as a PFIC in 2006 and 2007. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of the taxable year, and accordingly there can be no assurance with respect to our status as a PFIC for the current taxable year or any future taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder held our shares or warrants, and the U.S. Holder did not make a timely qualified electing fund (“QEF”) election for the first taxable year of its holding period for our shares or a mark-to-market election for that first taxable year, as described below, that holder will be subject to special rules with respect to: any gain that the U.S. Holder recognizes on the sale or other taxable disposition of its shares or warrants; and any excess distribution made to the U.S. Holder (generally, any distributions to that U.S. Holder during a taxable year that are greater than 125% of the average annual distributions that this U.S. Holder receives from us in respect of the shares during the three preceding taxable years or, if shorter, that U.S. Holder’s holding period for the shares).

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the shares or warrants; the amount allocated to the taxable year in which the U.S. Holder recognized the gain or excess distribution will be taxed as ordinary income; the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

In addition, if we are a PFIC, a U.S. Holder who acquires our shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 generally will be denied the step-up in U.S. federal income tax basis for these shares or warrants to their fair market value at the date of the deceased holder’s death. Instead, that U.S. Holder would have a tax basis in these shares or warrants equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our shares acquired as part of a unit in this offering by making a timely QEF election to include in income its pro rata share of our net capital gains (as long- term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any these taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if we were a PFIC at any time during the period the U.S. Holder held the warrants, any gain recognized by a U.S. Holder who sells or otherwise disposes of a warrant (other than upon exercise of a warrant) generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. If a U.S. Holder that exercises these warrants properly makes a QEF election with respect to the newly acquired shares (or has previously made a QEF election with respect to our shares), the QEF election will apply to the newly acquired shares, but the adverse tax consequences relating to PFIC shares will continue to apply with respect to these shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of these shares at their fair market value. The gain required to be recognized as a result of the purging election is subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a stockholder-by-stockholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with this return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request this information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to our shares, and the special tax and interest charge rules do not apply to these shares (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for our shares or a purge of the PFIC taint as a result of a purging election), any gain recognized on the appreciation of our shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In that case, a subsequent distribution of these earnings and profits that were previously included in income generally will not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding this property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first tax year in which the U.S. Holder holds (or is deemed to hold) our shares and for which we are determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to these shares. In addition, that U.S. Holder will not be subject to the QEF inclusion regime with respect to these shares for the tax years in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our tax years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our shares, the PFIC rules discussed above will continue to apply to these shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in these shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election, that holder generally will not be subject to the PFIC rules described above in respect to its shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its shares at the end of its taxable year over the adjusted basis in its shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC or on the Nasdaq Global Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. While we expect that our shares will continue to be listed and traded on the American Stock Exchange before we succeed in applying for listing of each of our securities on the Nasdaq Global Market, U.S. Holders nonetheless should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our shares under their particular circumstances.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of this lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, that holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to our shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders

Dividends paid to a Non-U.S. Holder in respect of its shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that that holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our shares or warrants unless this gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that that holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met (in which case, this gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on our shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our shares or warrants by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our shares or warrants by a non-corporate U.S. Holder, in each case who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle that holder to a refund, provided that certain required information is timely furnished to the IRS.

Anticipated Accounting Treatment

Huifeng Investment and Kelun Industrial Group are related parties of Kelun Joint Stock. Huifeng Investment is a company controlled and beneficially owned by a group of management of Kelun Group but has no common shareholders with Kelun Joint Stock. 97% of Kelun Joint Stock and 86% of Kelun Industrial Group are owned by common equity owners. A summary of ownership percentages of Kelun Joint Stock and Kelun Industrial Group are as follows:

Name of equity owners	Share % of
	Kelun Joint Stock	Kelun Industrial Group
Common ownership:
Gexin Liu	37%	40%
Hui Pan	15%	9%
Zhipeng Cheng	8%	13%
Suihua Liu(1)	11%	3%
Yaguang Liu(2)	2%	6%
Other common shareholders	24%	15%

Subtotal	97%	86%
Non-common ownership:
Others	3%	14%

Total	100%	100%

(1)	Suihua Liu is a brother of Liu Gexin.
(2)	Yaguang Liu is a sister of Liu Gexin.

However, neither an individual nor immediate family members hold more than 50 percent of the voting ownership interest of each entity. Although the above mentioned shareholders together hold more than 50% of the voting ownership interest of each entity, contemporaneous written evidence of an agreement to vote a majority of the entities' shares in concert does not exist. Accordingly, Kelun Joint Stock and Kelun Industrial Group are not considered as under common control in accordance with the definition contained in EITF02-5 (Definition of “Common Control” in Relation to FASB Statement No. 141).

In connection with the Restructuring prior to the Acquisition, Kelun will be treated as the accounting acquirer since Kelun assumed the majority voting right in the Acquired Companies following the Restructuring. The transactions between Kelun and the Acquired Companies will be accounted for using the purchase method, with the assets and liabilities of the Acquired Companies recorded at their fair market value. In addition, goodwill will be recorded for the excess of the purchase price over the fair value of the net identifiable net assets.

With regard to the Acquisition, Kelun will be treated as the accounting acquirer for the following reasons:

•	immediately after the transaction, Kelun shareholders will hold approximately 53.3% of the voting rights in the combined entity.

•	Under the Purchase Agreement, Kelun shareholders will have controlling rights over the election of directors of the combined company. See “The Purchase Agreement - Board Composition.”

•	Shanghai Century is a non-operating company while Kelun and its subsidiaries are operating entities and Kelun’s management will continue to operate the combined company.

The transaction will be accounted for as a recapitalization of Kelun whereby Kelun shares are issued for the net assets (consisting principally of cash, short-term investments and warrant liability) of Shanghai Century. The carrying value of the net assets of Shanghai Century approximate their fair value and accordingly no “purchase accounting” fair value adjustments will be required and no goodwill will be recorded.

Employment Agreements

According to the Purchase Agreement, each of Mr. Gexin Liu, Mr. Zhipeng Cheng, Ms. Pan, Mr. Liu, Mr. Wan, Mr. Chen and Mr. Liang and the other key employees designated jointly by Mr. Gexin Liu and our Co-Executive Officers will enter into an executive employment agreement with the combined company and Kelun upon the consummation of the Acquisition. As of the date hereof, no agreements have been entered into nor have the final terms of any agreements been approved. In general, these agreements will provide for employment terms of three years at current compensation levels and include intellectual property assignments and non-competition provisions for a period beginning on the date of the consummation of the Acquisition and ending on the later of (i) five years from the consummation of the Acquisition and (ii) two years after that person terminates his or her respective employment relationship with the combined company or Kelun, as the case may be. The combined company may at any time terminate the employment of any of the officers named above without cause by giving one month written notice to that officer, in which case the officer will be eligible to receive an amount equal to three months of the then-current base salary of the officer payable in the form of salary continuation. Each of the other managers of Kelun Group will enter into a management employment agreement with Kelun or the relevant Kelun subsidiary, as the case may be. The complete text of the form of executive employment agreement proposed to be entered into with the executive officers is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement. We encourage all shareholders to read the form of executive employment agreement in its entirety.

Regulatory Matters

The Acquisition and related transactions are not subject to any U.S. federal or state regulatory requirement or approval, including the HSR Act.

According to the M&A Regulations, cross-border mergers and acquisitions involving PRC domestic entities, such as the Acquisition, are subject to the approvals of MOFCOM and the requisite approvals of the other relevant PRC government authorities (if necessary) under PRC law. In addition, the M&A Regulations also require that MOFCOM must be notified in advance of any change-of-control transaction in which a foreign investor obtains control of a PRC domestic enterprise and any of the following situations exists:

•	the transaction involves an important industry in China,

•	the transaction may affect national “economic security,” or

•	the PRC domestic enterprise has a well-known trademark or historical Chinese trade name in China.

We and Kelun jointly submitted to MOFCOM our application for its approval of the Acquisition on July 3, 2007 according to the M&A Regulations. As of the date of this proxy statement, the approval of MOFCOM is pending. Since MOFCOM has significant discretion in interpreting and implementing the M&A Regulations, we cannot assure you that MOFCOM will eventually approve the Acquisition.

The M&A Regulations also contain a provision requiring offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled directly or indirectly by PRC legal persons or natural persons, to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC issued new clarifying regulations that set forth the criteria and process for obtaining any required approval from the CSRC.

Our PRC counsel, Jun He Law Offices, has advised us that:

•	the CSRC approval requirement applies to SPVs that acquired equity interests in PRC companies through share exchanges and using cash;

•	we are not an SPV as defined in the M&A Regulations and in the clarification of the CSRC;

•

based on their understanding of the current PRC laws, rules and regulations and the new regulation—unless there are new PRC laws, rules and regulations or clear requirements from the CSRC in any form that requires the prior approval of the CSRC for the listing and trading of any SPV’s securities on an overseas stock exchange—the new regulation does not require Kelun to obtain prior CSRC approval for the Acquisition; and

•

depending upon the timing and contents of any new laws, rules and regulations or clear requirements from the CSRC in any form relating to the new regulation, the legal advice of Jun He Law Offices summarized above may need to be changed.

Our PRC counsel will provide us with a written legal opinion regarding the above advice upon the consummation of the Acquisition. Apart from the requirements and approvals discussed above, the Acquisition and other related transactions contemplated by the Purchase Agreement are not subject to any other non-U.S. regulatory requirements or approvals.

Consequences if Acquisition Proposal Is Not Approved

If Shanghai Century’s shareholders fail to approve the Acquisition Proposal, Shanghai Century will not acquire Kelun. Under our articles of association, we will be liquidated if we do not consummate a business combination by April 28, 2008.

Recommendation

For the reasons described above, among others, we believe that the Acquisition is attractively valued, and that our shares are currently trading at a marked discount to that of companies that are comparable to the combined company that would result from the Acquisition. Accordingly, after careful consideration, our board of directors has determined unanimously that the Acquisition Proposal is fair to and in the best interests of Shanghai Century and our shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ACQUISITION PROPOSAL.

THE PURCHASE AGREEMENT

The following summary of the material provisions of the Purchase Agreement is qualified by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement. All shareholders are encouraged to read the Purchase Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

The Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. This information can be found elsewhere in this proxy statement and in our other public filings with the SEC, which are available without charge at www.sec.gov.

The Purchase Agreement contains representations and warranties that Shanghai Century, Kelun and its shareholders have made to one another for the benefit of these parties only, and may not be relied upon by any other person. The assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in disclosure schedules to the Purchase Agreement. While we do not believe that the disclosure schedules contain information that we are required to disclose according to any applicable securities laws, the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since the representations and warranties are subject in important part to the underlying disclosure schedules. The disclosure schedules contain nonpublic information. Information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement, and subsequent information may or may not be fully reflected in our public disclosures.

Structure of the Acquisition

At the consummation of the Acquisition, Shanghai Century will acquire from Kelun’s 18 shareholders all of the issued and outstanding shares of Kelun, which will continue its existence as a wholly-owned subsidiary of Shanghai Century. At that time, Shanghai Century will be renamed “China Kelun Pharmaceutical Corporation.”

Purchase Price

As consideration for the Acquisition, the Kelun shareholders will be paid up to approximately US$251,620,000 based on an US$8.28 closing price per share on October 2, 2007 (excluding the assumption of the existing debt of Kelun which is estimated as of June 30, 2007 to be approximately RMB441 million or US$57 million) as follows:

•	at the time of Acquisition, an aggregate of 20 million shares (with an estimated value of US$165,600,000;

•

following the Acquisition, if the combined company achieves or exceeds RMB180 million, RMB260 million and RMB370 million in net profit (excluding the effects of certain accounting items as described in “—Definition of Net Profits” below) in 2007, 2008 and/or 2009, respectively, Shanghai Century will issue to the Kelun shareholders an aggregate of 5 million additional shares with an estimated value of US$41,400,000 within 60 days following the delivery of the company’s audited financial statements for 2007, 2 million additional shares (with an estimated value of US$16,560,000) within 60 days following the delivery of the company’s audited financial statements for 2008 and 2 million (with an estimated value of US$16,560,000) additional shares within 60 days following the delivery of the company’s audited financial statements for 2009; and

•

following the Acquisition, an aggregate of US$11,500,000 within 60 days after the earlier of (a) the date when Shanghai Century sends the notice of redemption to the holders of Shanghai Century’s outstanding redeemable warrants after the last sales price of Shanghai Century’s shares equals or exceeds US$11.50 per share for any 20 trading days within a 30 trading day period ending three business days before Shanghai Century sends the notice of redemption and (b) the date when the agent for Shanghai Century’s warrants notifies Shanghai Century that at least 70% of the outstanding warrants have been exercised.

These earnings targets were determined mutually in good faith by Shanghai Century, Kelun and its shareholders after taking into account the funds available to the combined company following the acquisition. Kelun and its shareholders believe that these targets are reasonable. Notwithstanding the foregoing, these targets should not be considered guidance or forecasts of the future operating results of Kelun Group.

Following the consummation of the Acquisition, former Kelun shareholders will own at least 53% of Shanghai. To the extent our public shareholders do elect their redemption rights or vote against the Acquisition Proposal, the percentage ownership of the combined company by former Kelun shareholders will increase to a maximum of 57.8%. All of our shares to be issued to the Kelun shareholders in the Acquisition are not being registered under the Securities Act and will not, therefore, be freely-tradable by those shareholders immediately upon completion of the Acquisition. In addition, all these shares are subject to a 24-month lock-up period commencing from the date of issuance of these shares. The Purchase Agreement provides that the lock-up agreement may be waived prior to the consummation of the Acquisition closing and does not provide for any waiver by any party following the consummation. We may be required to file a registration statement relating to resale of these shares by the former Kelun shareholders after completion of this lock-up period. See “—Registration Rights of Kelun Shareholders” below.

Definition of Net Profits

The term “net profits,” as used in the Purchase Agreement, is defined as the after-tax net profits of the combined company on a consolidated basis calculated based on the audited financial statements prepared by the independent auditors of the combined company under U.S. GAAP for any twelve (12) month period ended December 31. However, for purposes of this calculation, the following items are excluded from after-tax net profits:

•	any amounts that may have been recorded as liabilities associated with the warrants of Shanghai Century due to the application of EITF No. 00-19;

•	any amounts that may have been recorded under U.S. GAAP as compensation costs associated with:

•	any earn-out shares payment made under the Purchase Agreement,

•	any cash payment made under the Purchase Agreement,

•	any award granted under the 2007 Equity Incentive Plan,

•	any equity award granted to Dr. Ch’ien under the Purchase Agreement,

•	any share options granted by Shanghai Century prior to the date of the Purchase Agreement; and

•	any impact on these financial statements as a result of any change of U.S. GAAP occurring after the date of the Purchase Agreement.

In addition, for purposes of the Purchase Agreement, net profits for the year ended December 31, 2007 will exclude the loss of Shanghai Century in 2007 incurred prior to the closing of the Acquisition and will be calculated on the assumption that the Acquired Businesses and Kunming Nanjiang became subsidiaries of Kelun Joint Stock as of January 1, 2007. If the closing of the Acquisition occurs after December 31, 2007, the net profit for 2007 will be the consolidated after-tax net profit of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang set forth in their respective financial statements audited in accordance with U.S. GAAP for 2007 on the assumption that the Acquired Businesses and Kunming Nanjiang became subsidiaries of Kelun as of January 1, 2007.

Consummation of the Acquisition

Subject to the provisions of the Purchase Agreement, the consummation of the Acquisition will take place on the last business day when all the conditions described below under “The Purchase Agreement—Conditions to the Completion of the Acquisition” have been satisfied, unless Shanghai Century, Kelun and its shareholders agree to another time.

Representations and Warranties

The Purchase Agreement contains a number of representations and warranties that each of Kelun, the Kelun shareholders and Shanghai Century have made to one another. These representations and warranties include and relate to:

•	due organization and qualification;

•	subsidiaries;

•	capitalization;

•	authorization, execution, delivery and enforceability of the Purchase Agreement;

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absence of conflicts or violations under organizational documents or applicable laws, or breaches, defaults or other trigger events under certain agreements, as a result of the contemplated transaction, and receipt of all required consents and approvals;

•	compliance with applicable laws, material contracts and organizational documents;

•	absence of litigation;

•	absence of certain changes or events since December 31, 2006;

•	possession of, effectiveness of and compliance with all required governmental licenses or other qualifications;

•	Kelun shares (Kelun and the Kelun shareholders only);

•	timely filing and accuracy of tax returns, and payment of applicable taxes;

•	accuracy of the information contained in the financial statements (Kelun and the Kelun shareholders only);

•	absence of undisclosed liabilities;

•	validity of accounts receivable (Kelun and the Kelun shareholders only);

•	useable or saleable inventory (Kelun and the Kelun shareholders only);

•	agreements, contracts and commitments, including validity and enforceability of contracts and absence of breaches of or defaults under material contracts (Kelun and the Kelun shareholders only);

•	intellectual property, including good and exclusive title to material intellectual property, and no infringement of third-party intellectual property rights;

•	good and marketable title to property;

•	labor and employment matters;

•	proper maintenance and administration of, and absence of litigation or proceedings with respect to, any employee benefit plans;

•	compliance with environmental laws and absence of environmental liabilities (Kelun and the Kelun shareholders only);

•	insurance policies;

•	interested party transactions;

•	absence of brokers’ fees;

•	business plan prepared in good faith (Kelun and the Kelun shareholders only);

•	accuracy of information supplied for inclusion in this proxy statement (Kelun and the Kelun shareholders only);

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filings with the SEC and the accuracy and completeness of the information contained in those filings, including financial statements (Shanghai Century only); and the valid issuance of Shanghai Century shares (Shanghai Century only).

Materiality and Material Adverse Effect

Some of the representations and warranties concerning Kelun are qualified by materiality or material adverse effect on Kelun. For the purposes of the Purchase Agreement, a material adverse effect on Kelun means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, assets and properties, operations, financial condition, liquidity or prospects of Kelun and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Acquisition or otherwise to prevent Kelun and its shareholders from performing their obligations under the Purchase Agreement.

Interim Covenants Relating to Conduct of Business

Under the Purchase Agreement, each of Kelun and Shanghai Century has agreed, prior to the consummation of the Acquisition, to conduct its business in the ordinary course consistent with past practice, except as the Purchase Agreement expressly permits.

No Solicitations by Kelun or Shanghai Century

Until the consummation of the Acquisition or the effective termination of the Purchase Agreement, Kelun and the Kelun Shareholders have agreed that they will not, and will cause any of Kelun’s subsidiaries and its affiliates not, directly or indirectly, to solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Shanghai Century and its designees) concerning any merger, sale of ownership interests and/or assets of Kelun or any Kelun subsidiary, recapitalization or similar transaction.

Shanghai Century has agreed that it will not sign a letter of intent or other agreement with any third person regarding a sale of the shares, assets or other interest in that person or a business combination with that third person unless Kelun and Shanghai Century both agree; provided that this restriction will not apply if any due diligence investigation by Shanghai Century identifies any legal, financial, accounting, marketing, environmental or other important problems or there occurs any material adverse effect on Kelun, including an indication by any of the relevant government authorities of the PRC or the U.S. that they have reservations regarding the Acquisition or may delay their examination or approval of the Acquisition.

Access to Information

During the period prior to the consummation of the Acquisition, each of Kelun and the Kelun shareholders has agreed to give Shanghai Century, its counsel, accountants and other representatives, reasonable access during normal business hours to the properties, books, records and personnel of Kelun and its subsidiaries to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the other, as that party may reasonably request.

Fees and Expenses

All costs and expenses, including, without limitation, fees and disbursements of legal counsels, accountants or other advisors, incurred in connection with the preparation of the Purchase Agreement and the transactions contemplated by the Purchase Agreement shall be paid by the party incurring these costs and expenses, whether or not the consummation of the Acquisition shall have occurred. Notwithstanding the foregoing, in the event the Acquisition is consummated and Kelun has not yet paid all of its expenses related to the Acquisition, monies from the Trust Account used by Kelun for its working capital may be used to pay such expenses. In addition, in the event the Acquisition is not consummated, since Kelun did not sign a waiver letter agreeing not to make any claims against the trust account, it may try to claim reimbursement of its expenses from the Trust Account.

Key Employees

Kelun and the Kelun shareholders have agreed to procure that, before the consummation of the Acquisition, each of Mr. Gexin Liu, Mr. Zhipeng Cheng, Ms. Hui Pan, Mr. Suihua Liu, Mr. Deguang Chen, Mr. Yangyu Wan, Mr. Long Liang and other key employees of Kelun designated jointly by Mr. Gexin Liu and the current Co-Chief Executive Officers of Shanghai Century shall enter into an executive employment agreement with Kelun and Shanghai Century, and that each of the other managers of Kelun, its subsidiaries and its variable interest entity designated by Mr. Gexin Liu shall enter into a management employment agreement with Kelun or the relevant Kelun subsidiary as the case may be. All other employees of Kelun Group shall each enter into a labor contract with Kelun or the relevant Kelun subsidiary, as the case may be.

Board Composition

The parties have agreed to procure that, for a period commencing from the consummation of the Acquisition and ending December 31, 2010, the board of the combined company will consist of nine directors, of which:

•	the representative of the Kelun shareholders will be entitled to nominate four,

•	our Co-Chief Executive Officers will be entitled to nominate two,

•

and three will be independent non-executive directors, two of whom shall be recommended by the representative of the Kelun shareholders and one shall be recommended by our Co-Chief Executive Officers, provided that the three independent non-executive director candidates who are actually nominated shall be mutually agreed upon by the representative of the Kelun shareholders and our current Co-Chief Executive Officers.

Our co-chief executive officers and Howard Ho Hwa Chu, our consultant with the title chief investment officer, negotiated these provisions on behalf of Shanghai Century. The Co-Chief Executive Officers may nominate themselves or each other. The Board did not undertake any special measures with respect to this portion of the negotiations. However, all the individual Board members were individually advised by the Co-Chief Executive Officers of such director nomination rights. Our Co-Chief Executive Officers have agreed that they will vote all of the 2,070,313 shares (11.83%) owned by them in favor of the nominees under the Nomination Proposal.

If the Acquisition Proposal and the other proposals are approved, our amended articles of association will provide for the same arrangement. In addition, our Co-Chief Executive Officers and the representative of the Kelun shareholders have agreed that each of them will, for a period commencing from the consummation of the Acquisition and ending December 31, 2010, vote all of the shares that he or she then own in favor of the election as directors of the individuals nominated in accordance with the requirements described above.

Corporate Actions Subject to 75% Approval of Directors

The parties have agreed to procure, and if the Acquisition Proposal and the other proposals are approved at our meeting, the amended articles and association will require, that, for the period from the consummation of the Acquisition through and including December 31, 2010, the combined company or its subsidiaries shall, without the affirmative consent or approval of 75% or more of all the members of the board of the combined company, not take certain significant corporate actions, including, among others,

•

the authorization, creation or issuance of any equity or debt securities, warrants, options or other rights to acquire shares of us or our subsidiary, other than grants of securities, stock options or warrants to directors or employees of us or any subsidiary according to the then effective equity incentive plan and the issuance of shares upon the exercise of these options or warrants;

•	the declaration or payment by us of a distribution or dividend with respect to any of the shares in excess of 25% of the net profits for any financial year;

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the merger or consolidation of us or any of our subsidiaries with any person or any transaction in which we or any of our subsidiaries do not own or control at least a majority of the voting power of the surviving entity immediately after that transaction;

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the sale, lease, pledge or other disposition of all or substantially all of our assets and properties (other than mortgages of assets and properties to banks to secure loans in the ordinary course of business consistent with past practice and sound business practice), or the purchase or other acquisition by us (whether individually or collectively) of all or substantially all of the assets and properties of another person (except for a purchase or acquisition within the amount set forth in the annual business plan approved by the board of the combined company);

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the making of any joint venture or partnership arrangement, or the formation of any subsidiary, in each case involving a capital commitment of RMB10 million (approximately US$1.3 million) or more (except for any joint venture or partnership arrangement made or any subsidiary formed involving a capital commitment within the amount set forth in the annual business plan approved by our board of directors), or any voluntary dissolution, winding-up, liquidation of the combined company or any of its subsidiaries;

•	the reduction of the authorized share capital or the registered capital, as the case may be, of the combined company or any of its subsidiaries;

•	the approval or material amendment of the annual budget or business plan (including any capital expenditure budget, operating budget and financial plan) of the combined company and Kelun; and

•	any change in the size or composition of the board of the combined company or any committee of the board of the combined company.

Such 75% board approval for significant events, when combined with the new board nominating procedure that Kelun and Shanghai Century will be able to solely nominate four and two directors respectively, will have the effect that neither Kelun nor Shanghai Century can control the board of the combined company. Additionally, even if Kelun and Shanghai agree on any major decision the vote of at least one independent director would be required to effectuate any decision requiring the consent of 75% of the board. Kelun, however, having the largest group on the board is in a position to veto any significant corporate actions requiring 75% board consent.

Public Announcements

The parties have agreed to cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the Purchase Agreement and the related transactions, and no party shall issue or otherwise make any public announcement or communication pertaining to the Purchase Agreement or the acquisition without the prior consent of the other, except as required by any legal requirement or by the rules and regulations of, or according to any agreement of, a stock exchange or trading system. Each party has agreed not to unreasonably withhold approval from the other with respect to any press release or public announcement.

Right of First Refusal on Certain Asset Sales

The Purchase Agreement further provides that at the closing of the Acquisition, the Kelun Shareholders shall cause Sichuan Kelun Industrial Group Co., Ltd (“Kelun Industrial Group”) to grant to Kelun a right of first refusal for a five year period commencing on the closing date to acquire all or any part of the equity interests of Sichuan Kelun Pharmaceutical Trading Co., Ltd, Guizhou Kelun Pharmaceutical Co., Ltd and such additional assets or businesses that are owned or controlled by Kelun Industrial Group during such five year period (collectively, the “Additional Assets’). In the event that Kelun Industrial Group offers to sell or desires to accept an offer, in each case, from a third party, to sell all or any part of the Additional Assets, Kelun Industrial Group shall be required to deliver to Kelun a written notice describing the price and other material terms of the proposed sale. Kelun shall have thirty days after receipt of such notice to exercise its right of first refusal to purchase such Additional Assets as are described in the sale notice upon the terms and conditions described in the sale notice. Kelun shall have sixty days after its exercise of its right of first refusal to consummate the purchase of such Additional Assets. In the event that Kelun does not timely exercise its right of first refusal or does not timely consummate the purchase following its exercise of its right of first refusal, Kelun Industrial Group may sell such Additional Assets to such third party upon the terms and conditions set forth in the sale notice.

Conditions to the Completion of the Acquisition

The obligations of each of Shanghai Century and Kelun to consummate the Acquisition are subject to the satisfaction or waiver of specified conditions, including the following:

Conditions to Each Party’s Obligation

•	all the required registrations, licenses, permits, authorizations and approvals of the relevant PRC government authorities in connection with the Acquisition shall have been duly obtained;

•	we shall have cleared all SEC comments with respect to this proxy statement and filed it as a definitive proxy statement with the SEC;

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Shanghai Century shareholders shall have approved the transactions contemplated by the Purchase Agreement and the aggregate number of the shares held by our public shareholders who exercise their redemption rights with respect to their share shall not constitute 20% or more of the shares issued in our IPO;

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no order, stay, judgment or decree shall have been issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated by or instrumental to the consummation of the transactions contemplated by the Purchase Agreement, and no action or proceeding by any governmental authority shall be pending or threatened by any person, firm, corporation, entity or governmental authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) our ownership of Kelun and its subsidiaries, (b) the purchase and sale and issuance of our shares, (c) the extraordinary general meeting and use of this proxy statement, or (d) the conduct or ownership (direct or indirect or beneficial) in any material respect the business currently conducted by Kelun as a whole or any material portion of the business conducted or to be conducted by any subsidiary of Kelun; and all the documents to be signed and delivered on or prior to the date of the completion of the Acquisition shall have been signed and delivered.

Conditions to Our Obligation

Shanghai Century’s obligation to consummate the transactions contemplated by the Purchase Agreement is conditioned upon (a) the absence of any adverse changes in Kelun’s business, operations, financial results or prospects, (b) the obtaining by Shanghai Century of an opinion from a third party financial advisor to Shanghai Century stating that the consideration payable by Shanghai Century to the Kelun shareholders in connection with the Acquisition is fair, from a financial point of view, to the unaffiliated shareholders of Shanghai Century and that the combined fair market value of Kelun, its subsidiaries and its variable interest entity is at least equal to 80% of the net asset value of Shanghai Century and (c) Kelun’s performance of each of the following, among other covenants:

•	delivering to Shanghai Century the Kelun shares and the transaction documents contemplated in the Purchase Agreement;

•	ensuring that the representations and warranties of Kelun and the Kelun shareholders are true and correct in all material respects as of the consummation of the Acquisition;

•	obtaining and delivering to Shanghai Century all third-party consents required for the consummation of the Acquisition;

•	performing all covenants, agreements and obligations of Kelun and the Kelun shareholders required under the Purchase Agreement;

•	obtaining all requisite approvals from MOFCOM and other PRC governmental authorities in connection with the Acquisition;

•	completing all necessary proceedings, corporate or otherwise, in connection with the consummation of the transactions contemplated by the Purchase Agreement;

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executing and delivering to Shanghai Century the executive employment agreements with key employees, including Mr. Gexin Liu, Mr. Zhipeng Cheng, Ms. Hui Pan, Mr. Suihua Liu, Mr. Yangyu Wan, Mr. Deguang Chen and Mr. Long Liang;

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providing a certification that, on a consolidated basis, immediately prior to the consummation of the Acquisition, Kelun has no less than RMB60 million in cash assets and will only have short- and long-term debt arising in the ordinary course of business; and

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executing and delivering to Shanghai Century a voting agreement, providing, among other things, that the Kelun shareholders and the current Co-Chief Executive Officers of Shanghai Century will vote all their Shanghai Century shares over which they have direct or beneficial ownership and right in favor of the election of the Shanghai Century director candidates nominated in accordance with the Purchase Agreement, for a period commencing from the date of consummation of the Acquisition and ending December 31, 2010.

Conditions to Kelun’s and Kelun Shareholders’ Obligation

The obligations of Kelun and the Kelun shareholders to consummate the transactions contemplated by the Purchase Agreement are conditioned upon (a) the absence of any adverse changes in Shanghai Century’s assets or financial conditions and (b) Shanghai Century’s performance of each of the following, among other covenants:

•	delivering to the Kelun shareholders 20 million Shanghai Century shares under the Purchase Agreement;

•	ensuring that the representations and warranties of Shanghai Century are true and correct in all material respects as of the consummation of the Acquisition;

•	obtaining and delivering to Kelun and the Kelun shareholders all third-party consents required for the consummation of the Acquisition;

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completing all necessary proceedings, corporate or otherwise, in connection with the consummation of the transactions contemplated by the Purchase Agreement; and performing all of its covenants, agreements and obligations under the Purchase Agreement.

Registration Rights of Kelun Shareholders

According to the Purchase Agreement, if, based on written advice of legal counsel to the former Kelun shareholders, the former Kelun shareholders are unable to sell or dispose of, without registration under the Securities Act, any of our shares received by him or her under the Purchase Agreement following the end of the 24-month lock-up period, these former Kelun shareholders will be entitled to request the combined company, and the combined company will upon this request use its commercially reasonable efforts, to effect the registration under the Securities Act of these shares. The Purchase Agreement provides that the lock-up agreement may be waived prior to the consummation of the Acquisition closing and does not provide for any waiver by any party following the consummation.

Termination

The transactions contemplated by the Purchase Agreement may be terminated and/or abandoned any time prior to the consummation of the Acquisition:

•	by mutual written consent of Shanghai Century, Kelun and the Kelun shareholders;

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by Shanghai Century if Kelun or any Kelun shareholder amends or supplements any Kelun or Kelun shareholder’s disclosure schedule which is attached to the Purchase Agreement and that amendment has a material adverse effect on Kelun;

•	by either Shanghai Century or Kelun, if the consummation of the Acquisition has not occurred by April 28, 2008;

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subject to a 10-business day cure period, by Kelun, if Shanghai Century breaches any of its covenants or if the representations and warranties of Shanghai Century are not true and correct in all material respects, at the time they were made, or if these representations and warranties are not true and correct at and as of the consummation of the Acquisition as though these representations and warranties were made again at and as of the consummation of the Acquisition, except to the extent that these representations are made as of a specific date prior to the consummation of the Acquisition;

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subject to a 10-business day cure period, by Shanghai Century, if Kelun or any Kelun shareholder breaches any of its covenants or if the representations and warranties of Kelun or any Kelun shareholder are not true and correct in all material respects, at the time they were made, or if these representations and warranties are not true and correct at and as of the consummation of the Acquisition as though these representations and warranties were made again at and as of the consummation of the Acquisition, except to the extent that these representations are made as of a specific date prior to the consummation of the Acquisition;

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by Kelun, if the board of directors of Shanghai Century (or any committee of the board of directors) at the time of the signing of the Purchase Agreement shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Kelun, its approval or recommendation of the Purchase Agreement and any of the transactions contemplated by the Purchase Agreement; and

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by either Shanghai Century or Kelun, if Shanghai Century’s shareholders do not approve the Purchase Agreement and the transactions contemplated by the Purchase Agreement or if the public shareholders of Shanghai Century owning an aggregate amount of more than 20% of the Shanghai Century shares exercise their redemption rights.

Effect of Termination

In the event of termination and abandonment of the Purchase Agreement and the transactions contemplated by the Purchase Agreement, all further obligations shall terminate, no party shall have any right against the other party, and each party shall bear its own costs and expenses and return all documents, work papers and other material (and all copies of these documents, work papers and materials) to the other party. Notwithstanding the foregoing, all confidentiality obligations of the parties shall survive that termination or abandonment.

Assignment

The Purchase Agreement and the rights and obligations of a party thereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

Governing Law

The Purchase Agreement is governed by and construed under the laws of the PRC.

Further Assurances

Kelun agrees that it will execute and deliver, or cause to be executed and delivered, after the closing, all such other documents and instruments and will take all reasonable actions as may be necessary to manage and operate Kelun and its subsidiaries.

PROPOSALS 2,3,4 and 5

TO AMEND AND RESTATE MEMORANDUM

AND ARTICLES OF ASSOCIATION

General

Proposals 2, 3, 4 and 5 seek your approval to authorize the board of directors, to amend and restate our memorandum of association and articles of association to:

Proposal 2: to increase the number of our authorized shares from 55 million to 100 million;

Proposal 3: to provide for certain director nomination rights to the Kelun shareholders and our Co-Chief Executive Officers;

Proposal 4: require approval of 75% of the directors for certain significant corporate events; and

Proposal 5: change our name to “China Kelun Pharmaceutical Corporation.”

All of these proposals must be approved in order for us to consummate the Acquisition. The complete text of the Amended and Restated Memorandum of Association and the Second Amended and Restated Articles of Association is attached as Annex D to this proxy statement and is incorporated by reference in this proxy statement. We encourage all shareholders to read the Amended and Restated Memorandum of Association and the Second Amended and Restated Articles of Association in its entirety.

Proposal 2

We must amend our memorandum of association to increase the number of our authorized shares from 55 million to 100 million in order to facilitate the share payments to the Kelun shareholders as contemplated in the Purchase Agreement and for other corporate purposes, including compensating our directors, officers, employees and consultants under the 2007 Equity Incentive Plan or any other plan that the combined company may adopt following the completion of the Acquisition.

Proposal 3

We must also amend our articles of association to facilitate the director nomination arrangement as agreed upon among us, Kelun and the Kelun shareholders in the Purchase Agreement. This arrangement is described in the section above entitled “The Purchase Agreement—Board Composition.”

Proposal 4

The Purchase Agreement requires us to procure that, for the period from the consummation of the Acquisition through and including December 31, 2010, the combined company or its subsidiaries shall, without the affirmative consent or approval of 75% or more of all the members of the board of the combined company, not take certain significant corporate actions as described in “The Purchase Agreement—Corporate Actions Subject to 75% Approval of Directors.” We must amend our articles of association to include these approval requirements.

Proposal 5

Our current name will not adequately reflect our business operations in the event the Acquisition is consummated. Accordingly, we believe that changing our name to “China Kelun Pharmaceutical Corporation” in connection with the Acquisition will better reflect our operating business upon completion of the Acquisition. We must amend our memorandum of association in order to change our name.

If the Acquisition is not approved, none of the proposals to amend the memorandum or articles of association will be presented at the meeting.

Required Vote

The approval of Proposals 2, 3, 4 and 5 each requires the affirmative vote of the holders of two-thirds of our shares that are present in person or by proxy and entitled to vote at the meeting that are voted at the meeting.

Recommendation

The board of directors believes that it is in the best interests of Shanghai Century that our shareholders approve proposals 2, 3, 4 and 5 to amend our memorandum and our articles of association.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSALS 2, 3, 4 AND 5.

PROPOSAL 6:

THE INCENTIVE PLAN PROPOSAL

General

We are seeking your approval to adopt our 2007 Equity Incentive Plan (the “Plan”). On November    , 2007, our board of directors approved, subject to approval of our shareholders, the Plan. If our shareholders approve the Plan, up to 3,750,000 shares will be available for issuance in connection with the grant of options and/or other share-based or share-denominated awards.

The Plan is being submitted to our shareholders for approval at the meeting in order to (a) satisfy the rules of AMEX, (b) obtain favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Code, and (c) ensure continued eligibility to receive a federal income tax deduction for certain compensation paid under the plan by complying with Rule 162(m) of the Code. Our board of directors believes that the approval of the Plan is necessary to provide us with a sufficient number of shares to attract, retain and motivate employees, directors and consultants.

If the Acquisition is not approved, the Incentive Plan Proposal will not be presented at the meeting.

Material Features of Our Plan

The following is a summary of the principal features of the Plan. The following summary is qualified in its entirety by reference to the Plan as set forth in Annex B.

Types of Awards

Awards that can be granted under the Plan consist of:

•	our shares,

•	options to purchase our shares,

•	dividend equivalent rights, the value of which is measured by the dividends paid with respect to our shares,

•	restricted share units,

•	share appreciation rights, the value of which is measured by appreciation in the value of our shares, and

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any other securities the value of which is derived from the value of our shares and which can be settled for cash, our shares or other securities or a combination of cash, our shares or other securities.

Under the Plan, the combined company may also grant incentive stock options (also known as ISOs) within the meaning of Section 422 of the Code to employees who are located in the U.S. or who are U.S. tax payers.

Plan Administration

The board of the combined company will administer the Plan, and may designate a committee to administer it in the future. To the extent that our future executive officers are members of our board, they may have a role in the administration of the plan.

Eligibility

Under the Plan, awards may be issued to employees, directors or consultants of the combined company or its subsidiaries, although ISOs may only be issued to the employees of the combined company or its subsidiaries.

Acceleration of Awards upon Corporate Transactions or Changes in Control

Under the Plan, upon the occurrence of specified corporate transactions or changes in control, the plan administrator shall have the authority, exercisable either in advance of such corporate transaction or change in control or at the time of such transaction or change in control and exercisable at the time of the grant of an award under the Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with such transaction or change in control, on such terms and conditions as the administrator may specify. The plan administrator also shall have the authority to condition any such award vesting and exercisability or release from such limitations upon the subsequent termination of the continuous service of the grantee within a specified period following the effective date of such transaction or change in control. The plan administrator may provide that any awards so vested or released from such limitations in connection with a change in control shall remain fully exercisable until the expiration or sooner termination of the award.

Upon consummation of the corporate transaction, each outstanding award will terminate unless the award is assumed by the successor company or its parent company.

Awards

Awards under the Plan are evidenced by an award agreement which contains, among other things, provisions concerning exercisability and forfeiture upon termination of employment or consulting arrangement (by reason of death, disability or otherwise) as the board of the combined company may have determined. In addition, in the case of stock options the award agreement also specifies whether the option constitutes an ISO or a non-qualified stock option (also known as NQSOs) and may, but need not, include a provision whereby a grantee at any time during his or her employment with us may exercise any part or all of the award prior to full vesting of the award.

Exercise or Purchase Price and Term of Awards

An award may be exercised when a holder delivers a notice of this exercise to the combined company. The exercise or purchase price must be paid at the time of exercise in full by cash, check or whole shares with a fair market value at least equal to the option price (or in another appropriate manner that we approve, such as in a combination of cash and whole shares or, with respect to options, by cashless exercise through a broker-dealer).

The per share exercise price of an incentive option granted to an Employee who owns shares representing less than ten percent of the company may not be not less than the fair market value per share on the date of grant. In the case of a non-qualified option, the per share exercise price shall be not less than eighty-five percent of the fair market value per share on the date of grant unless otherwise determined by the Administrator. Subject to the foregoing, the plan administrator will determine the term and exercise or purchase price, if any, of all other awards granted under the Plan. The exercise or purchase price for the awards are specified in the award agreement.

Transferability

Under the Plan, ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. Other awards shall be transferable by will or by the laws of descent or distribution and to the extent provided in the award agreement. The Plan permits the designation of beneficiaries by holders of awards, including ISOs.

Termination of Service

The period following the termination of a grantee’s employment or service with us during which the grantee can exercise his or her option, if any, will be provided in the award agreement, and it cannot end later than the last day of the original term of the award.

In the event a grantee’s employment or service with us is terminated without cause (as defined in the Plan), any awards which have become exercisable prior to the time of termination will remain exercisable for three months from the date of termination or such other period of time as determined by the plan administrator. In the event a grantee’s employment or service with us is terminated for cause, the grantee’s right to exercise his or her options will terminate concurrently with the termination of the grantee’s service. If termination is caused by death or disability, any awards which have become exercisable prior to the time of termination, will remain exercisable for six months from the date of termination or such other period of time as determined by the plan administrator.

Required Vote

The approval of the Incentive Plan Proposal will require the affirmative vote of the holders of a majority of our shares that are present in person or by proxy and entitled to vote at the meeting.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 7:

THE NOMINATION PROPOSAL

General

Our board of directors presently is comprised of four directors, each serving for a term of three years. If the nominees named below (and two other individuals who will be nominated prior to the mailing of this proxy statement) are elected at the meeting, the Acquisition Proposal is also approved and the Acquisition is completed, then upon the completion, our current directors will all resign, and the nominees will become Class I, II or III directors of the combined company in accordance with its charter to serve until expiration of the applicable class term as set forth below and until a successor for that director is elected and qualified, or until the death, resignation, or removal of that director.

Following this meeting, only one class of directors will be elected in each year, and each class will serve a three-year term. The initial term of office of the first class of directors, consisting of Dr. Ch’ien and two other individuals who will be nominated prior to the mailing of this proxy statement, will expire at our first annual meeting of shareholders following the consummation of the Acquisition. The initial term of office of the second class of directors, consisting of Messrs. Chu, Cheng and Liang, will expire at the second annual meeting following the consummation of the Acquisition. The initial term of office of the third class of directors, consisting of Messrs. Liu and Lo and Ms. Pan, will expire at the third annual meeting. Any vacancies which occur prior to the next annual meeting may be filled by an individual selected by the board of directors to serve for the respective term of office of the class of the vacant seat for which the particular class of directors is up for re-election.

It is intended that the proxies will be voted for the nominees named below (and two other individuals who will be nominated prior to the mailing of this proxy statement) for election to our board of directors unless authority to vote for any such nominee is withheld. Of the nominees named below, two currently serve on our board of directors. Each person nominated for election has agreed to serve if elected, and the board of directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee that the current board of directors designate to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies that they receive “FOR” the nominees named below.

Name	Age	Class	New Term of Office
Mr. Gexin Liu	55	III	3 years
Mr. Zhipeng Cheng	43	II	2 years
Ms. Hui Pan	44	III	3 years
Mr. Long Liang	42	II	2 years
Mr. Franklin D. Chu	59	II	2 years
Mr. Anthony Kai Yiu Lo	58	III	3 years
Dr. Raymond’ Kuo Fung Ch’ien	55	I	1 year

Mr. Liu, Mr. Cheng, Ms. Pan and Mr. Liang are nominated by the representative of the Kelun shareholders; Mr. Lo and Mr. Chu are nominated by themselves; and Dr. Ch’ien is nominated upon mutual consent of our Co-Chief Executive Officers and the representative of the Kelun shareholders.

Under the Purchase Agreement, our Co-Chief Executive Officers are obligated to vote all the 2,070,313 shares (11.83%) that they hold in favor of the election of Mr. Liu, Mr. Cheng, Ms. Pan, Mr. Liang, Dr. Ch’ien and two other individuals who will be nominated prior to the mailing of this proxy statement, as directors.

For biographical information of these nominees, see “Directors and Management.”

The Nomination Proposal is conditioned upon and subject to the approval of the Acquisition Proposal. If the Acquisition Proposal is not approved, the Nomination Proposal will not be presented at the meeting, and our current directors will continue to comprise our board of directors.

Required Vote

To be elected, a nominee must receive the affirmative vote of a majority of the outstanding shares that are present in person or by proxy and entitled to vote at the meeting. There is no cumulative voting right in our charter or under the laws of the Cayman Islands.

Additional Information

For additional information about our board of directors and committees of our board of directors, please see “Directors and Management.”

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR”

THE CLASS DESIGNATION AND ELECTION OF ALL OF THE NOMINEES LISTED ABOVE AS MEMBERS OF OUR BOARD OF DIRECTORS, EFFECTIVE UPON THE COMPLETION OF THE ACQUISITION.

PROPOSAL 8:

ADJOURNMENT TO SOLICIT PROXIES

Proposal

In the event there are not sufficient votes at the time of the meeting of shareholders to adopt the Acquisition Proposal, the board of directors may submit a proposal to adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies.

Required Vote

The adoption of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting.

Recommendation

Our board of directors believes that is it in the best interests of Shanghai Century that the stockholders approve the Adjournment Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE

“FOR” THE ADOPTION OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT KELUN

Overview of the PRC Healthcare Industry

With approximately one-fifth of the world’s population and a fast-growing gross domestic product, China presents significant potential for the pharmaceutical industry. According to the China Health Statistical Digest 2007 published by China’s Ministry of Health, total expenditure for public health in China in 2005 reached approximately RMB866.0 billion (approximately US$111.0 billion), which increased from RMB458.7 billion (approximately US$58.8 billion) in 2000, representing a double digit compound annual growth rate (CAGR) of 13.6% since 2000. Also, according to the China Health Statistical Digest 2007, per capita total expenditure on health increased from approximately RMB361.9 (approximately US$46.4) in 2000 to approximately RMB662.3 (approximately US$84.9) in 2005, representing a CAGR of approximately 12.8%. Over the same period, per capita total expenditure on healthcare in the United States increased from US$4,588 in 2000 to US$6,697 in 2005 according to the U.S. Department of Health and Human Services. While, in absolute terms, the incremental amount of growth in per capita total expenditure on healthcare in the U.S. is higher than that in China, this amount only represents a CAGR of approximately 7.9% over the same period, which is lower than the CAGR in per capita total expenditure on healthcare in China.

The following tables set forth the historical healthcare expenditure and pharmaceutical market growth in terms of revenues in China for the periods indicated:

Source: China Healthcare Statistics 2004 & 2005, OECD Health Division, and the Ministry of Health, the PRC.

Pharmaceutical sales in China grew more than 20% annually in 2003, 2004 and 2005 which is more than twice the growth of the global pharmaceutical market which grew below 10% annually in the same period, according to IMS Health, an international pharmaceutical consulting and data services company. IMS Health estimates that China, currently the ninth-largest pharmaceutical market, will become the world’s seventh largest pharmaceutical market by 2009.

Tender System for Medicine Purchased by Healthcare Institutions in the PRC

Hospitals owned and controlled by counties and higher level government authorities in the PRC are required to implement collective tender systems for the purchase of certain medicine, which include those listed in the Medical Insurance Catalogue and those that are consumed in large volumes and commonly prescribed for clinical use. The number of medicines subject to the tender system is expected to be expanded. A committee consisting of pharmaceutical experts recognized by the relevant governmental authority will, on behalf of the hospitals, assess bids submitted by pharmaceutical manufacturers, taking into consideration, among other things, the quality and price of the medicine and the service and reputation of the manufacturers. Any savings in purchase price that hospitals may be able to achieve through the adoption of the tender system are intended to be passed onto patients. Recently, hospitals in certain provinces have started conducting the tender process on the Internet. An increasing number of hospitals are expected to conduct this tender process online.

Key factors affecting the development of the PRC pharmaceutical industry

Kelun’s management believes that the following key factors have had and will continue to have a major influence on the development of the pharmaceutical industry in the PRC:

•	increasing income and health awareness in the PRC;

•	aging population;

•	government support of the pharmaceutical industry;

•	increasing coverage of social medical insurance in the PRC; and

•	fragmentation of the pharmaceutical industry and the trend for consolidation.

Increasing income and health awareness in the PRC

China’s economy has grown rapidly in recent years. The total per capita gross domestic product (“GDP”) of the PRC increased from approximately RMB9,111 (approximately US$1,168) in 2003 to approximately RMB15,931 (approximately US$2,041) in 2006, representing a CAGR of approximately 20.5%. This dramatic rise in GDP has been accompanied by a significant increase in disposable income in China. The average annual disposable income per capita of urban households in the PRC increased from approximately RMB6,280 (approximately US$805) in 2000 to approximately RMB10,493 (approximately US$1,345) in 2005, representing a CAGR of approximately 10.8%. The average annual net income per capita of rural households in the PRC increased from approximately RMB2,253 (approximately US$289) in 2000 to approximately RMB3,255 (approximately US$417) in 2005, representing a CAGR of approximately 7.6%.

In turn, the growth in disposable income has increased both the resources available to people in China for healthcare spending and their awareness of the importance of quality healthcare and healthy living, which has resulted in a significant increase in annual per capita healthcare expenditure. The average annual per capita healthcare expenditure of urban households in the PRC increased from approximately RMB318 (approximately US$41) in 2000 to approximately RMB600 (approximately US$77) in 2005, representing approximately 5.1% and 5.7% of their average annual disposable income per capita in 2000 and 2005, respectively. For rural households in the PRC, the average annual per capita healthcare expenditure increased from approximately RMB87.6 (approximately US$11) in 2000 to approximately RMB168.1 (approximately US$22) in 2005, representing approximately 3.9% and 5.2% of their average annual net income per capita in 2000 and 2005, respectively.

The following chart shows the level of per capita annual average income and healthcare expenditure for urban and rural households as a percentage of per capita annual average income in the PRC from 2000 to 2005:

Source: China Statistical Yearbook 2005

Aging population

Between 2000 and 2005, China’s population increased from approximately 1,267 million to 1,308 million. Despite the relatively low growth rate in total population during the period, China’s population has been aging rapidly. The following table shows the proportion of China’s population aged 65 or above between 1964 and 2006 together with the forecast proportion from 2007 to 2045:

Source: (1) National Bureau of Statistics of China, China National Committee on Aging

Source: (2) Forecast Data: China National Committee on Aging, http://www.cnca.org.cn

Between 1998 and 2006, the proportion of the population aged 65 or above has increased from approximately 6.7% to 7.9%. According to the China National Committee on Aging, this proportion will continue to increase, reaching approximately 8.3% by 2010. According to the United Nations Educational Scientific and Cultural Organization (“UNESCO”), a nation is classified as an “aging-society” when 7% or more of its population is aged 65 or above, a threshold which the PRC crossed in 2000.

This demographic shift has contributed to increasing consumption of pharmaceutical products in China, and Kelun’s management expects this trend to continue for the foreseeable future. The following table shows the population size and per capita consumption of pharmaceutical products of two adult age groups in the PRC in 2000 and the projected population size and per capita average consumption of pharmaceutical products of those age groups in 2007:

		Urban Residents Age		Rural Residents Age
Year	Unit	more than 60	15 to 60	more than 60	15 to 60
2000 Population size	1 million	46	308	81	542

Per capita average consumption of pharmaceutical products	RMB	984	194	45	8.88
Total	RMB1 million	45,260	59,660	3,645	4,810
2007 Projected population size	1 million	75	328	94	516
Projected per capita average consumption of pharmaceutical products	RMB	1,690	332	107	21

Total	RMB1 million	126,750	108,896	10,058	10,836

Source: CEI China Industry Development Report (2004)—Pharmaceutical Production Industry, compiled by the China Economic Information Network of the National Information Center, the PRC.

Government support of the pharmaceutical industry

The PRC government has adopted a number of measures in recent years to encourage and promote the development of the pharmaceutical industry in the PRC, including continued improvement of the healthcare and medical insurance system and encouragement of foreign investment.

In the Pharmaceutical Industry Guidance Opinion issued in June 2006, which sets out key policy objectives for the development of the PRC pharmaceutical industry for the five-year period from 2006 to 2010, the key areas of reform and development identified by the PRC government include the review of the price control policies and measures on pharmaceutical products as well as the extension of medical services and state medical insurance coverage.

The PRC government exercises price controls over a wide range of pharmaceutical products sold in the PRC, mainly by imposing a retail ceiling price for each such product. When the PRC government reduces the prices of products that are subject to price controls, retailers and distributors of pharmaceutical products in the PRC often seek to pass part of the effects of this price reduction on to the manufacturers. This may result in manufacturers facing increasing price pressure, and some of them may be forced to cease producing certain types of medicine due to excessively low prices. Since May 1998, the relevant PRC government authorities have ordered price reductions of various pharmaceutical products 24 times. The latest price reductions occurred in April 2007 and May 2007 and affected 188 and 260 different pharmaceutical products, respectively. As of June 30, 2007, except for a reduction in the retail price of prescription drugs manufactured by one member of the Kelun Group in 2005, Kelun Group has not made any material downward adjustment to its selling prices of most of its IV solution products, including the top ten IV solution products which accounted for over 90% of Kelun Group’s pro forma revenue, because these products are generic and Kelun’s actual selling prices for these mass consumption products were substantially below the latest adjusted retail price ceilings. For example, Kelun’s current selling prices for sodium chloride IV solution 0.9% (250ml) packaged in glass bottle, non-PVC soft bag, PP bottle/bag and upright-standing PP soft bag are RMB1.50, RMB3.79, RMB1.88, and RMB2.77, respectively, compared to the latest adjusted retail ceiling price of RMB5.30, RMB9.30, RMB7.30 and RMB9.30. Similarly, glucose IV solution 5% (250 ml) packaged in glass bottle, non-PVC soft bag, PP bottle/bag and upright-standing PP soft bag are RMB1.48, RMB3.69 RMB2.00 and RMB2.87 respectively, compared to the latest adjusted retail ceiling price of RMB5.50, RMB9.50 RMB7.50 and RMB9.50. Accordingly, Kelun’s management expects that the retail ceiling prices for these products will continue to be higher than the current market retail prices and it does not plan to make material adjustments to the prices of its major products in the near future.

To limit the profit margins derived from the sales of pharmaceutical products, the PRC government has already mandated that medical institutions (including hospitals) at county and higher levels may not sell pharmaceutical products at a price greater than 15% above the price at which they purchased these products. The PRC government plans to increase investments in hospitals with a view to encouraging hospitals to cease relying on charging high margins derived from the sale of medicine as a major means of funding their operating expenses. Kelun’s management believes that these measures are capable of reducing the pressure of price reduction on manufacturers in respect of products that are subject to government-mandated price controls, from which Kelun will also be able to benefit. Another key area of reform and development for the pharmaceutical industry in the PRC outlined in the Eleventh Five-year Plan adopted by the National People’s Congress in 2006 is the expansion of coverage of the New Rural Cooperative Medical Scheme, which is a government-sponsored medical insurance plan for people in rural areas. One of the objectives stated in the “Notice on Accelerated Promotion of Pilot Project for the New Rural Cooperative Medical Scheme,” issued by the PRC government in January 2006, is to extend the coverage of the New Rural Cooperative Medical Scheme to virtually all rural residents in the PRC by 2010. The PRC government has also committed to increasing funding for the New Rural Cooperative Medical Scheme so that participants will benefit from reimbursement of an increased level of medical expenses. Funding contributions at both central and local government levels to the New Rural Cooperative Medical Scheme has increased from an aggregate amount of RMB20 (approximately US$2.6) per year to RMB40 (approximately US$5.1) per year in respect of each participant under the scheme with effect from 2006.

In addition, at the fifth meeting of the tenth National People’s Congress held in March 2007, Premier Wen Jiabao stated in the “Government’s Report” that the PRC government will accelerate the reform and development of health services in the PRC, including focusing on building a basic healthcare system that covers both rural and urban areas and actively promoting the implementation of the New Rural Cooperative Medical Scheme. The pilot projects of the New Rural Cooperative Medical Scheme will be expanded to cover over 80% of the counties in the PRC. The central government will make available subsidies of RMB10.1 billion for the implementation of the New Rural Cooperative Medical Scheme in 2007, an increase of RMB5.8 billion over subsidies made available in 2006. The central government has also budgeted for social insurance spending of RMB201.9 billion in 2007, representing an increase of RMB24.7 billion over 2006. The government’s stated objective is to strengthen the rural health service network at county, village and town level so that residents in rural areas will have access to safe, efficient, convenient and low cost medical health services. The government will also accelerate the development of the community-based new urban health service system where the emphasis will be placed on the development of community health services.

Increasing coverage of social medical insurance in the PRC

In the PRC, employers in urban areas are required to subscribe to the State Basic Medical Insurance Scheme which provides coverage for participating employees. The scheme provides for the partial reimbursement (the percentage of which varies in different regions in the PRC) of the cost of any medicine which is listed in the Medical Insurance Catalogue, subject to a maximum limit in each case. According to information published in the China Statistical Yearbook 2005 and China Statistical Extracts 2006, the percentage of the population in the PRC living in urban areas grew from approximately 36.2% of the total population in 2000 to approximately 43.0% in 2005. The number of people covered by the State Basic Medical Insurance Scheme increased from approximately 43.3 million in 2000 to approximately 137.8 million in 2005.

Since the expenditure of a participant in the National Medical Insurance Program for a medicine included in the Medical Insurance Catalogue can be reimbursed by the relevant provincial and municipal authorities administering social medial insurance funds, Kelun’s management believes that the inclusion of a medicine in the Medical Insurance Catalogue can substantially improve sales of the medicine. In September 2004, the Ministry of Labor and Social Security in China revised the Medical Insurance Catalogue to increase the number of included western and traditional Chinese medicines from 1,488 to 1,850. In recent years, the relevant provincial and municipal authorities who are responsible for administering social medical insurance funds to cover medical expenditure reimbursements have been gradually increasing funding to cover these reimbursements. According to the PRC National Bureau of Statistics, in 2005, the PRC government collected RMB140.5 billion (approximately US$18.0 billion) in medical insurance premium and spent RMB107.9 billion (approximately US$13.8 billion) in medical insurance coverage, representing increases of 23.2% and 25.2%, respectively, over 2004. Kelun’s management expects that the availability of funding will increase significantly in the near future due to the increased financial and policy support by various levels of the PRC government.

With regard to rural areas, as at the end of 2006, the pilot projects of the New Rural Cooperative Medical Scheme had extended to cover 1,451 counties in the PRC, which accounted for 50.7% of the total number of counties in the PRC, and covered approximately 410 million farmers, which accounted for 47.2% of the total population engaged in the agricultural industry in the PRC. The PRC government plans to expand the scheme to cover approximately 60% and 80% of the counties in the PRC in 2007 and 2008, respectively.

Fragmentation of the pharmaceutical industry and the trend for consolidation

The pharmaceutical industry in China is highly fragmented, which Kelun’s management believes will provide opportunities for pharmaceutical companies with strong competitive positions to increase their market share through acquisitions. The China Medical Statistical Yearbook 2005 reported that there were 5,053 pharmaceutical manufacturers in China as of December 31, 2005. According to the China Medical Statistical Yearbook 2005, the largest pharmaceutical manufacturer in China had an annual revenue of approximately RMB10.0 billion (approximately US$1.3 billion) in 2005, which only accounted for less than 2.4% of the total revenue of RMB421.1 billion (approximately US$54.0 billion) of China’s pharmaceutical industry in 2005. Given the level of fragmentation in the pharmaceuticals sector, Kelun’s management believes that only manufacturers with effective national-wide distribution capabilities, relatively strong research and development capabilities and large-scale production are most likely to thrive.

Overview of the PRC IV solution products market

IV solution products involve the administration of sterile solutions into the circulatory system, by means of a needle, directly into a vein of the human body. IV solutions, with or without medications, are stored in sterile glass bottles or plastic bottles or bags. Medications added to IV solutions include anti-virus, anti-bacterial drugs and other therapeutic chemopharmaceuticals, supplementary nutrients and electrolytes.

IV solutions are used in clinical operations to adjust the balance of water and electrolytes or to maintain the acid-base equilibrium inside the human body, and to provide patients necessary nutrients such as carbohydrates, fat, amino acids and vitamins, as well as other therapeutic applications. IV solution products have the advantages of fast absorption by the human body, high efficiency in the treatment process and high degree of control in the transmission of medicines into the human body, and are therefore essential pharmaceuticals used in medical facilities. They are also used as delivery agents or solvents to introduce other medicines into the veins to treat patients with severe illnesses. Based on their applications, IV solution products may be classified as follows:

•

IV solution products for balancing body fluids. These types of IV solution products mainly consist of electrolyte balancing solutions and acid-base balancing solutions. Electrolyte balancing solutions are mainly used in treating metabolic disorders caused by imbalances of water and electrolytes in the human body, maintaining the osmotic pressure of body fluids and recovering the body’s normal physiological functions. Acid-base balancing solutions are mainly used in restoring the acid- base equilibrium in body fluids.

•	IV solution products for therapeutic purposes. These IV solution products are used as a base for the mixing and dissolving of anti-virus drugs, anti-bacterial drugs and other chemopharmaceuticals.

•

IV solution products for provision of nutrients. These IV solution products are used to provide necessary nutrients such as carbohydrates, fat, amino acids, vitamins and micro-elements for those patients who cannot eat normally or who have an abnormally high metabolism in order to maintain good nutrition for the patients during continuing therapy.

The market trends for IV solution products in China have generally corresponded to that of China’s pharmaceutical industry in general. According to Orientbit, the units of IV solution products produced in 2003, 2004 and 2005 in China were approximately 3.34 billion, 3.71 billion and 5.63 billion, respectively. The top 50 PRC IV solution products manufacturers produced an aggregate of approximately 4.7 billion units of IV solution products in 2005.

According to Orientbit, IV solution products for balancing body fluids accounted for approximately 80% of the PRC IV solution market in terms of units produced in each of 2003, 2004 and 2005. The following table shows the market share of each type of IV solution products in the PRC in 2003, 2004 and 2005 in terms of production volume (in 1,000 units).

Source: China IV Solution Product Market Statistics and Analysis Report 2003-2005, Beijing Orientbit Technology Co., Ltd.

Kelun’s management believes that production and sales of IV solution products will continue to grow in the near-term due to the factors cited above, in particular as a result of increased rural medical expenditure arising from the implementation of the New Rural Cooperative Medical Scheme. Growth in rural areas is expected to be primarily derived from sales of basic body fluid balancing IV solution products. Also, Kelun’s management expects that increasing income levels and health awareness in China will heighten demand for more expensive therapeutic and nutritional IV solution products.

Like China’s overall pharmaceuticals market, China’s market for IV solution products is also highly fragmented and presents the potential for consolidation. As of June 30, 2007, there were over 390 IV solution producers that obtained GMP certification in the PRC with an average annual production volume of 50 million units according to Orientbit. In comparison, Kelun produced 846.9 million bottles/bags of IV solution products in 2005, representing 15.0% of the market, according to Orientbit.

Packaging of IV solution products

Currently, IV solution products are usually contained in sterile glass bottles or plastic bottles or bags made of multi-layer co- extruded film (also known as non-polyvinyl chloride (non-PVC) film) or PP materials. Kelun Group produces the packaging for all its IV solution products packaged in plastic containers, including non-PVC soft bags, PP bottles/bags and upright-standing PP soft bags, and produces the packaging for approximately 24% of its IV solution products packaged in glass bottles Glass bottles are the most widely used packaging materials for IV solution products in the PRC. However, during the cleansing of glass bottles before bottling of IV solution products, the high temperature and the mechanical motion may damage the surface of glass bottles and create small particles which are harmful to the human body. Additionally, the weight and fragility of glass bottles make them inconvenient to transport and deliver. Plastic bottles are lighter and more robust than glass bottles, but these bottles present the danger of flammability and are more expensive than glass bottles.

According to Orientbit, in Europe and the U.S., IV solution products packaged in plastic bags occupy a market share of approximately 60%-80%. According to Orientbit’s estimate, in China, IV solution products using plastic bottles and bags will occupy a market share of approximately 20% in 2007. Kelun’s management believes that IV solution products packed in plastic bags/bottles will have a significant market growth potential in China and that the market share of plastic bags/bottles in China will eventually reach a level similar to that in Europe and the U.S., due to the superior safety and efficiency of plastic packages. Furthermore, Kelun’s management believes that the production costs (including cost related to environmental compliance) and transportation and handling costs for glass-bottled IV solution products will continue to increase in the next few years.

Overview of Kelun’s Business

Kelun is principally engaged in the development and production of IV solution products and sales and distribution of these products to hospitals, clinics and other healthcare facilities in the PRC. Kelun has become one of China’s top 10 pharmaceutical companies, according to a ranking released in April 2007 by the Southern Pharmaceutical Economic Research Institute under SFDA, and China’s largest manufacturer and supplier of IV solution products in 2005, in terms of units produced, according to Orientbit. According to Kelun’s management, based on its estimates which were not prepared in accordance with U.S. GAAP, for the fiscal year ended December 31, 2006, over 90% of Kelun Group’s total pro forma consolidated revenues, approximately US$154.3 million, were generated from IV solution products. Kelun is not in a position to indicate whether it is the largest manufacturer based on sales since the industry reports, statistics and data concerning China’s IV solution product market published by PRC government authorities, industrial associations or independent market research institutions are all based on the units produced, and none of them are based on sales.

The IV solution products that Kelun Group produces may be grouped in three broad categories: body fluid balancing solutions, therapeutic solutions and solutions that contain nutrients. All the IV solution products that Kelun Group currently produces and distributes contain generic pharmaceutical drugs for which Kelun does not own any medicine invention patents.

Kelun Group’s IV solution products are available in different volume sizes, ranging from 50ml to 500ml, and are sterile packaged in glass bottles or plastic bottles or bags made of non-PVC films or PP materials, as well as in its patented upright-standing PP soft bag, an upgraded and improved form of PP package which Kelun introduced into the PRC market in July 2006. Kelun’s patented upright-standing PP soft bag has been approved by the SFDA and classified separately by the SFDA from the other three approved forms of IV solution packages. These bags, similar to conventional PP bottles, are less expensive to produce than non-PVC soft bags, but are more expensive to produce than glass bottles. However, Kelun’s upright-standing PP soft bags are easier to use than non-PVC soft bags, safer to use than glass bottles and conventional PP bottles, and generally enjoy higher price levels in China than IV solution products using glass bottles and PP bottles. Kelun’s management also believes that the production cost for glass bottles will likely increase in the future due to stricter environmental regulations.

Kelun Group currently manufactures and supplies over 90 IV solution products, which it believes constitutes the largest IV solution product portfolio among all pharmaceutical manufacturers operating in China. According to a recent market report published by Orientbit, Kelun Group produced 452.5 million, 717.7 million and 846.9 million units of IV solution products in 2003, 2004 and 2005, respectively, representing the largest market share of China’s IV solution products in terms of units produced in each of these years. In 2006, according to Kelun’s management, it produced more than one billion units of IV solution products. Kelun’s management believes that it has continued to maintain its position as the largest manufacturer of IV solution products in China to date, in terms of units produced.

Kelun Group currently has 25 production lines for its IV solution products, including two production lines for IV solution products using its patented upright-standing PP soft bags. Kelun Group also operates one components and active ingredients production line primarily for self-supply purposes and two container production lines primarily to supply other Kelun production facilities with packaging glass bottles.

In addition to IV solution products, Kelun Group also produces generic prescription drugs and OTC medicines which come in multiple forms, including small volume injections, sterile powder for injections, lyophilized powder for injections, tablets, capsules, power and oral solutions.

Kelun Group has obtained the requisite pharmaceutical production permits with respect to each of its manufacturing entities, the requisite GMP certificates for each of the production lines and workshops that these entities operate and the requisite drug registrations for each of the IV solution products and non-IV related prescription and OTC drugs produced and sold by it in China.

Kelun Group sells and markets all of its products through 53 exclusive principal regional sales agents, or sales agents, who sell them to local distributors, hospitals and retail pharmaceutical trading companies throughout China.

Kelun Group employs a market-oriented approach to research and development, by keeping a close watch on market trends and development to identify generic pharmaceutical products that have mass consumption bases and widespread market acceptance, and concentrating its research and development efforts on these products. Kelun Group has also started its efforts to develop its own proprietary pharmaceutical products that Kelun’s management believes have market potential. Kelun Group also focuses on the packaging technologies that help gain and retain competitive advantages for its existing IV solution products.

Kelun Group has experienced significant growth in its business in recent years. Kelun Joint Stock’s net sales increased from RMB654.3 million in 2004 to RMB858.7 million in 2005 and to RMB915.4 million (US$117.3 million) in 2006, representing a CAGR of 18.3% from 2004 to 2006, and its net income increased from RMB38.1 million in 2004 to RMB67.2 million in 2005 and to RMB94.1 million (US$12.1 million) in 2006, representing a CAGR 57.2% from 2004 to 2006. The Acquired Businesses’ net sales increased from RMB125.8 million in 2004 to RMB184.4 million in 2005 and to RMB384.5 million (US$49.3 million) in 2006, representing a CAGR of 74.8% from 2004 to 2006. In 2006, the Acquired Businesses had net income of RMB9.0 million (US$1.2 million), compared to net losses of RMB7.7 million and RMB21.9 million in 2004 and 2005, respectively. Kunming Nanjiang only operated for five months in 2004. Its net sales increased from RMB12.6 million in 2004 to RMB46.9 million in 2005 and to RMB93.9 million (US$12.0 million) in 2006, representing a CAGR of 172.5% from 2004 to 2006, and its net income increased from RMB0.3 million in 2004 to RMB2.7 million in 2005 and to RMB6.0 million (US$0.8 million) in 2006.

Corporate Structure

Kelun’s predecessor, Sichuan Kelun Pharmaceutical Factory (“Kelun Factory”), was established in May 1996 as a joint stock cooperative entity in the PRC by Chengdu Xindu Enterprise Group Company (“Xindu Enterprise”), a collectively owned enterprise established in the PRC, and Sichuan Kelun Industrial Company Limited (“Kelun Industrial”), a PRC limited liability company which was majority owned by certain current shareholders of Kelun including Mr. Gexin Liu, Mr. Zhipeng Cheng and Ms. Hui Pan. At that time, Xindu Enterprise and Kelun Industrial owned 85% and 15% equity interests in Kelun Factory, respectively. Between May 2000 and December 2001, 18 individuals, including Messrs. Liu and Cheng and Ms. Pan, acquired the entire equity interests in Kelun Factory from Xindu Enterprise and Kelun Industrial through a series of transactions. In May 2002, Kelun Factory was converted into a limited liability company. In September 2003, Kelun Factory was converted into a joint stock company and changed its name to Sichuan Kelun Pharmaceutical Co., Ltd.

Currently, Kelun has 12 subsidiaries and one variable interest entity which operate in various provinces throughout the PRC. Among these 13 operating entities, Hunan Kelun Pharmaceutical Co., Ltd., or Hunan Kelun, was acquired in 2003 from Sichuan Kelun Industrial Group Co., Ltd., or Kelun Industrial Group, a related party of Kelun. The remaining 12 operating entities, including 11 entities previously under the common management with Kelun during the relevant period (collectively referred to as the Acquired Businesses), and Kunming Nanjiang were acquired from Kelun Industrial Group and other affiliated entities during the first four months of 2007 as part of a restructuring (the “Restructuring”) effected to facilitate the Acquisition. Among the Acquired Businesses, Jilin Kelun is a variable interest entity of Kelun in which Kelun currently does not have a direct equity interest. However, according to a contractual arrangement between Kelun and the shareholders of Jilin Kelun, Kelun is able to control the management and operations of Jilin Kelun and is entitled to the entire economic benefits derived from Jilin Kelun’s operations. In addition, Kelun Industrial Group has advanced to the shareholders of Jilin Kelun a loan of RMB5 million. If they failed to repay the loan, the shareholders of Jilin Kelun have agreed to allow Kelun Industrial Group or, after Kelun assumed all the rights of Kelun Industrial Group in April 2007, allow Kelun, to use the rent payable to set off the repayment of this RMB5 million loan. To date, this loan still remains outstanding.

The current corporate structure of Kelun is as follows. All these companies are incorporated in the PRC and, except as noted below, are wholly owned by Kelun.

Operating Entities:

• Heilongjiang Kelun	Heilongjiang Kelun Pharmaceutical Co., Ltd., engaged principally in the manufacture of IV solution products

• Heilongjiang Packaging	Heilongjiang Kelun Pharmaceutical Product Packaging materials Co., Ltd., engaged principally in the manufacture of glass bottle used for IV solution products.

• Hubei Tuopeng	Hubei Tuopeng Pharmaceutical Co., Ltd., engaged principally in the manufacture of IV solution products.

• Hunan Kelun	Hunan Kelun Pharmaceutical Co., Ltd., engaged principally in the manufacture of IV solution products.

• Jiangxi Kelun	Jiangxi Kelun Pharmaceutical Co., Ltd., engaged principally in the manufacture of IV solution products.

• Jilin Kelun	Jilin Kelun Kangnaier Pharmaceutical Co., Ltd., engaged principally in the manufacture of IV solution products.

• Kelun	Sichuan Kelun Pharmaceutical Co., Ltd., engaged principally in the manufacture of IV solution products.

• Kelun Pharma Research	Sichuan Kelun Pharmaceutical Research Institution Co., Ltd., engaged in pharmaceutical research and development.

• Kunming Nanjiang	Kunming Nanjiang Pharmaceutical Co., Ltd., engaged principally in the manufacture of IV solution products.

• Shandong Kelun	Shandong Kelun Pharmaceutical Co., Ltd., engaged principally in the manufacture of IV solution products.

• Xindu Packaging	Sichuan Xindu Pharmaceutical Packaging Co., Ltd., engaging principally in the manufacture of glass bottles used for IV solution products.

• Xindu Packaging	Sichuan Xindu Pharmaceutical Packaging Co., Ltd., engaging principally in the manufacture of glass bottles used for IV solution products.

• Sichuan Pearl	Sichuan Pearl Pharmaceutical Co., Ltd., engaged principally in the manufacture of glass bottles used for IV solution products.

• Xinyuan	Sichuan Xinyuan Pharmaceutical Co., Ltd., engaged principally in the manufacture of active pharmaceutical ingredients.

• Zhongnan Kelun	Hunan Zhongnan Kelun Pharmaceutical Co., Ltd., engaged principally in the manufacture of non-IV solution prescription and OTC drugs.

Notes:

(1)	Kelun holds an 80% equity interest in each of Heilongjiang Kelun and Heilongjiang Packaging, with the remaining 20% of each company held by individuals in the PRC. Under PRC Company Law and according to the articles of association of each of these two entities, Kelun has the right to cause the dividend distribution at the shareholders’ meeting at any time when there is a net profit after tax.

(2)	Jilin Kelun was established by Kelun Kangnaier Pharmaceutical Co., Ltd. and an individual, both unrelated to Kelun, and engages in the manufacture and supply of IV solution products. According to an agreement between Kelun Industrial Group and Jilin Kangnaier Pharmaceutical Co., Ltd., the sole shareholder of Jinlin Kelun, the operating rights to Jilin Kelun are leased to Kelun Industrial Group, and Kelun Industrial Group has the exclusive right to control and operate Jilin Kelun, for a period of five years. During this period, Kelun Industrial Group assumes all the rights and responsibilities related to the operations of Jilin Kelun. Kelun Industrial Group assigned all its rights and obligations under this contractual arrangement to Kelun in April 2007. Considering Kelun’s significant influence over Jilin Kelun through its operating rights during the term of the agreement, Jilin Kelun is accounted for as a variable interest entity.

Contractual Arrangement with Jilin Kelun

Kelun currently does not have a direct equity interest in Jilin Kelun, but Jilin Kelun is considered to be a variable interest entity of Kelun pursuant to a contractual arrangement with the shareholders of Jilin Kelun. This contractual arrangement, as set forth in an operating lease agreement (as amended and supplemented by two supplemental agreements), was initially made between Kelun Industrial Group and Jilin Kelun in December 2004 for a term of five years. Kelun Industrial Group assigned all its rights and obligations under this contractual arrangement to Kelun in April 2007. The material terms and conditions of this contractual arrangements include:

•	Kelun takes full responsibility with respect to the operation of Jilin Kelun and has the right to control the daily management of Jilin Kelun;

•	Kelun is liable for all its liabilities and debts arising in the course of Jilin’s operations commencing from the date of the operating lease agreement;

•	Kelun is entitled to all the economic benefits derived from the operations of Jilin Kelun, provided that it is obligated to pay rent of RMB4 million annually to the shareholders of Jilin Kelun;

•	Without prior consent of Kelun, the shareholders of Jilin Kelun will not request or vote for any dividend distribution at any shareholders’ meeting of Jilin Kelun;

•	Any incremental increase in the assets of Jilin Kelun during the term of this contractual arrangement belongs to Kelun; and

•	The term of this contractual arrangement is five years ending February 2010.

In addition, Kelun Industrial Group has advanced to the shareholders of Jilin Kelun a loan of RMB5 million. The shareholders of Jilin Kelun has agreed to allow Kelun Industrial, or, after Kelun assumed all rights of Kelun Industrial Group in April 2007, allow Kelun, to use the rent payable to set off the repayment of this RMB5 million loan. To date, this loan still remains outstanding.

Kelun’s Strengths

Kelun’s management believes the following competitive strengths will enable Kelun Group to take advantage of the rapid growth of the pharmaceutical market in China and to compete effectively in this market:

Strong management team with proven ability to lead Kelun Group’s growth

Kelun’s management team has successfully led Kelun Group’s operations and increased its revenues and profits through rapid organic growth and acquisition of companies with complementary products, technologies and business operations. Mr. Gexin Liu, Kelun’s founder and chairman of its board of directors, has 35 years of experience in the pharmaceutical industry. Mr. Zhipeng Cheng, Kelun’s chief executive officer, has a master’s degree in pharmacology and over 21 years of experience in the pharmaceutical industry. Ms. Hui Pan, an executive director and vice president for procurement of Kelun, has over 25 years of experience in the pharmaceutical industry. Mr. Long Liang, an executive director and the head of Kelun’s research and development division, has over 20 years of experience in the pharmaceutical industry. Members of Kelun’s management team have contributed to the discovery, development and approval of multiple product candidates and are also highly experienced in the marketing of pharmaceuticals in China. Kelun’s management believes that the technical knowledge and operating experience of its senior executive officers provide a strong foundation for its future growth, and their relationships with many industry participants and knowledge of and experience in the pharmaceutical industry in China allow Kelun Group to understand industry trends, technological developments and practical applications of medical technologies, which will assist Kelun Group in growing its business both organically and through acquisitions.

Nationwide distribution network

Kelun has established a nationwide distribution network of 53 exclusive sales agents across China, which in turn use over 2,500 sales personnel to cover sales in all regional markets across China. Company establishes a national price at which it sells or consigns its products to sales agents and the sales agents resell such products at a price determined by such agent and not the Company. Accordingly, the sales agents generally are compensated by their ability to sell Kelun Group’s products at prices higher than the prices sold to them by Kelun Group members, or, if any of these sales agents distribute Kelun Group’s products on a consignment sale basis, they will receive commissions from the sales generated by them. Kelun supports its sales agents with a team of over 130 full-time employees who are responsible for inventory and logistic management functions and who report directly to Mr. Chen, the vice president of sales and marketing. Through these sales agents, Kelun is able to sell its products to local distributors, hospitals and retail pharmaceutical trading companies throughout China. In addition, Kelun’s established and strong distribution network, combined with its strategy of maintaining production facilities close to its key markets, allows it to achieve significant efficiencies in the distribution of its products. Kelun’s management believes that Kelun’s significant marketing experience and its established distribution network provide a solid foundation for it to continue to enhance the market awareness of Kelun’s brands and expand the market reach of its products.

Strong research and development team

Kelun’s management believes that Kelun employs an effective market-oriented research and development strategy, which has provided Kelun Group with a steady pipeline of commercially viable products. Prior to commencing any research and development projects, Kelun performs a thorough market analysis to determine market potential and opportunities and focuses on developing or acquiring production processes and detailed formulas for generic pharmaceuticals, as well as developing its own processes and formulas, that have potential for gaining widespread market acceptance or are the first generic version on the market. By combining its in-house expertise and collaborations with leading universities and research institutions in China, Kelun Group has been able to successfully develop and bring to market a wide range of commercially successful IV solution products in the PRC. Among the top ten existing IV solution products of Kelun Group in terms of sales, levofloxacin hydrochloride and sodium chloride IV solution and tinidazole IV solution, representing 9% of the total revenue of Kelun Group according to Kelun’s management, are acquired from third parties after the approvals for clinical trial or drug registration have been obtained for these products. The production processes and the detailed formulas for the other eight IV solution products were all developed by Kelun Group’s own research and development team.

In addition, Kelun Group has several new product candidates that Kelun plans to commercially launch in the next two to three years. These product candidates include hydroxyethyl starch (200/0.5) sodium lactate ringer’s ingestible solution (an artificial plasma), bromodihydoartemisinin for treating certain type of cancer, azelnidipine tablets for treating hypertension, Chuanxiong oil for treating cardiovascular and cerebrovascular diseases and huangqizaogan injectable solution (a traditional Chinese herb solution for treating cardiovascular diseases). Kelun owns the proprietary rights in huangqizaogan injectable solution and bromodihydoartemisinin. To date, Kelun Group has not generated any sales from any non-generic, internally developed product. However, Kelun’s management believes its strategies of focusing on acquiring and developing generic product candidates and supplementing its current product portfolio by developing its own innovative products will continue to provide Kelun Group with a healthy pipeline of pharmaceutical products and contribute to its long-term growth. Kelun Group currently has 126 new products in its development pipeline.

Efficient production processes

With more than ten years of experience in developing and manufacturing IV solution products and a team of production engineers and researchers, Kelun has developed highly efficient, standardized processes for each stage of production. In addition, Kelun has significant experience in modifying a wide range of production equipment to enhance production efficiency and lower the rate of defects. Kelun Group uses this expertise to continuously enhance all of its production lines and also to improve the operational performance of companies it acquires, which lowers its cost and provides it with a potential competitive advantage over other manufacturers in the market. Its highly integrated production processes are also highly flexible, and may be quickly reconfigured to produce different products, enabling Kelun to react to changes in customer demand and industry trends in a timely and cost-effective manner.

High volume, low cost leader

With the largest market share in the IV solution market in China in terms of units produced, which Kelun believes is more than twice that of the number two manufacturer of IV solution products in China, Kelun’s management believes that Kelun Group enjoys significant economies of scale in comparison to its competitors. Leveraging its leading position, Kelun Group also enjoys preferential pricing from many of its suppliers, which has allowed Kelun Group to achieve higher margins and at the same time keeping its own product prices competitive. Kelun’s management believes that these factors enable Kelun to be a price leader in China while maintaining its profitability.

Stringent quality control measures

Manufacturers of pharmaceutical products are required to obtain Good Manufacturing Practices, or GMP, certification to produce pharmaceutical products in China. GMP certification criteria include institution and staff qualifications, production premises and facilities, equipment, raw materials, hygenic conditions, production management, quality controls, product distributions, maintenance of sales records and manner of handling customer complaints and adverse reaction reports. GMP certificates are granted only after a manufacturer passes SFDA inspections. In addition, following the certification, SFDA routinely conducts site inspections on the certified facilities. To safeguard its product safety and to comply with GMP certification criteria, Kelun Group places strong emphasis on product quality, and its quality system imposes stringent controls on finished products and raw materials, as well as work-in-progress throughout the production process. In developing its products, Kelun Group follows the pharmaceutical development guidelines (also known as Q8) of the International Conference on Harmonisation (ICH), an international organization whose goal is to globally standardize the regulatory and scientific aspects of clinical research, drug development and pharmaceutical product registration. At the design stage for each of its products, Kelun collects clinical trial and manufacturing information relating to product quality and takes this information into account in its design of the product. Throughout the lifecycle of the development and manufacture of a product, Kelun Group monitors and controls product quality through a group-wide quality control system, which consists of a product quality control center at Kelun Group’s headquarters in Chengdu as well as quality control divisions at each Kelun Group entity engaged in pharmaceutical production. Kelun Group, in the aggregate, has approximately 400 quality control personnel. Kelun Group’s stringent quality control measures have helped Kelun Group to successfully obtain and maintain the GMP certificates for all its manufacturing facilities and production lines. Kelun’s management believes that its stringent quality controls enable Kelun Group to supply products with consistently high quality to meet market requirements and to promote the Kelun brand within the PRC.

Wide application of and continuing demand for Kelun Group’s IV solution products

IV solutions are frequently used pharmaceutical products for treating patients at hospitals, clinics and other healthcare facilities. The PRC market for IV solutions has been growing in the past three years, and Kelun’s management believes that this growth will continue for the foreseeable future given the potential increase of nationwide healthcare expenditures. In addition, Kelun Group’s broad range of IV solution products has many applications, which contributes to its growth. In particular, Kelun’s management believes that Kelun Group’s IV solution products using its patented upright-standing PP soft bags have strong growth potential because of their advantageous features over other IV solution products which use more traditional forms of IV solution packages. Kelun’s management believes that China’s IV solution market will follow the international market trend of replacing glass bottles with plastic bottles/bags for IV solution products. Kelun Group began to market and sell IV solution products using its patented upright-standing PP soft bags in July 2006. Kelun’s management believes that the market trend toward greater demand for plastic bottles and upright standing PP soft bags will continue to assist Kelun Group in expanding its market share in the IV solution market in the PRC.

Kelun Group’s Strategies

Kelun Group’s overall business objective is to continue to extend its leading position as the largest manufacturer and distributor of IV solution products in the PRC by improving the number of units sold, product portfolio diversity, profitability and competitiveness, to become one of the leading IV solution products manufacturers in the world. To achieve this goal, Kelun’s management has formulated the following principal business strategies:

Focus on both the development of branded generic IV solution products as well as the research and development of proprietary pharmaceuticals

Kelun Group plans to expand its range of branded generic IV solution products. In particular, it plans to maintain its strategic focus on offering generic pharmaceutical products, such as IV solutions containing antibiotic drugs, that have higher value and higher profit margins than electrolyte and acid-based balancing base solutions.

In addition, Kelun Group intends to supplement its development of branded generic IV solution products and other pharmaceuticals in China with increasing efforts in the research and development of innovative, proprietary pharmaceutical products. Kelun started its operations in 1996 and has established its own research and development capabilities which historically focused primarily on developing production processes for specific generic pharmaceutical drugs. Kelun’s management believes this strategy has allowed Kelun Group to achieve significant growth in the past. However, generic IV solution products are not protected by patents and may only enjoy a relatively short production exclusivity period, if any. As the Chinese pharmaceutical market continues to grow, Kelun Group intends to increase its efforts in developing innovative pharmaceuticals, including IV solution products, which Kelun’s management believes can maximize Kelun Group’s growth and profitability in the long-term. However, Kelun Group expects that the revenues generated as a result of these efforts will remain small and may not, in the short-term, have any significant impacts on Kelun Group’s growth and profitability.

In developing and commercializing both generic and proprietary pharmaceuticals, Kelun Group can leverage upon the relatively inexpensive research and development and clinical trial costs in China, as well as its marketing, branding and distribution capabilities. Kelun Group also plans to enhance the attractiveness of its products by continuing to devote research and development resources to improve their convenience (such as introducing IV solution products using upright-standing PP soft bags and developing multiple-cavity IV solution bags that can contain different types of solutions or pharmaceuticals in one bag, which can be administered all at one time to patients) and/or their therapeutic benefits.

Expand through organic growth and through acquisitions

Kelun’s growth strategy is based on the marketing of reliable products through a nationally recognized brand and supported by a strong distribution network strategically located in selected provinces in the PRC. During the past three years, Kelun has achieved sales growth in excess of 30% per annum. In order to support this high rate of growth, Kelun had increased its production capacity during this period by adding production lines within its existing plants and by acquiring companies with production capacities located in the markets where Kelun Group operates. The latter strategy is generally effective in shortening the time required to establish a new plant in a green field project and to obtain the necessary GMP licenses.

Kelun generally relies on its extensive distribution network for achieving the sales growth targets. Kelun’s management considers the acquisition for production assets through the acquisition of companies as part of this growth strategy and as a means to increase its competitiveness by locating the production assets closer to its markets. According to Kelun’s management, the utilization rate of Kelun Group’s production capacity for IV solution products has been approximately 90% in recent years.

Continue to keep production costs at low levels

Kelun’s management believes that keeping Kelun Group’s production costs low has contributed to Kelun Group’s growth. In order to remain competitive in China’s market and achieve sustainable growth, Kelun Group will continue to focus on maintaining a competitive cost base by leveraging its economies of scale as well as its strategically located production facilities, which enable Kelun to reduce its logistic and transportation costs. In addition, Kelun Group plans to continue to refine its production control procedures to minimize waste and save energy at each stage of production.

Develop collaborative relationships with both domestic and international pharmaceutical companies and research institutions

Kelun Group plans to develop collaborations with both domestic and international pharmaceutical companies and research institutions to develop and market new pharmaceuticals in China and possibly elsewhere in order to leverage its clinical trial experience, marketing expertise, extensive distribution network and understanding of the Chinese pharmaceutical market. Kelun currently has cooperative relationships with Shenyang Pharmaceutical University and other institutions. Kelun’s management believes that these collaborations will enable Kelun Group to gain know-how and experience, further strengthen its research and development capabilities and expand its product portfolio and development pipeline.

Create brand loyalty by providing specialty services

Kelun has commenced providing to large hospitals which have a large purchase volume of Kelun’s IV solution products, its specialized PIVAS. Under PIVAS, a team of Kelun-trained technicians mix, dispense and label for patient specific and anticipatory IV infusion prescriptions by following strict procedures related to the stability of the fluid mixtures, sterility, solubility of added ingredients, considerations of incompatibilities, storage and proper labeling. Kelun has started to provide PIVAS to two hospitals in Yunnan, and plans to provide this service to other large hospitals across China in order to promote its IV solution products. Kelun’s management believes that this value-added service, the cost of which is paid for by its sales agents and the hospitals, will not only enable Kelun Group to meet the demand for better medication services among the increasingly wealthy and urban population in China, but will also help boost and sustain sales of Kelun Group’s IV solution products in China’s high-end market and maintain brand loyalty to its IV solution products.

Develop overseas market

In addition to the sale of its products in China, Kelun Group also has limited sales in Kazakhstan, Macao, Mongolia, Myanmar, Tanzania and Thailand. To complement its growth in China’s domestic market, Kelun plans to increase its efforts to enter overseas markets, including the United States and other Southeast Asian countries. To date, Kelun Group successfully completed the registration of five of its leading IV solution products such as glucose IV solution 5%, glucose IV solution 10%, glucose and sodium chloride IV solution and sodium chloride IV solution, and have started preparing for expanding the sales into Thailand. Kelun Group is also in the process of registering its IV solution products in Kazakhstan, Uzbekistan and Kyrgyzstan in preparing for expanding its sales in these countries. As part of this expansion, Kelun entered into an agreement in November 2006 with Sagent Holding Company. Sagent is a pharmaceutical trading company based in Schaumburg, Illinois, U.S.A., with an integrated pharmaceutical distribution network across the U.S. Under the agreement, Sagent agreed to assist Kelun in obtaining U.S. Food and Drug Administration approval for a new IV solution production line in China and to distribute and sell, on an exclusive basis, IV solution products manufactured on that production line in the U.S. Sagent further undertook to cause Kelun’s IV solution products to achieve a mutually agreed minimum market share in the U.S. in each of the seven calendar quarters commencing after the end of a one-year period from when U.S. Food and Drug Administration approval is obtained. Starting from the eighth quarter after the commercial sales of Kelun’s IV solution products, this minimum market share in the U.S. for Kelun’s IV solution products will be 20%. If Sagent fails to fulfill these requirements, it may lose its exclusive distribution rights in the U.S. To date, Kelun is in the process of designing the new production line. According to Kelun’s management’s estimate, the construction of the production line will start in early 2008.

Kelun’s Products

Kelun Group currently manufactures and sells more than 90 IV solution products in China, which it believes constitutes the largest IV solution product portfolio among all pharmaceutical manufacturers operating in the PRC. It also held the leading market share position in terms of total number of units of IV solution products produced in China in 2005, based on a recent report by Orientbit. Also, according to the China Medical Statistical Yearbook 2005, 13 of Kelun Group’s IV solution products ranked number one in terms of units produced in the PRC market in 2005, of which the following six products, vitamin C solution, tinidazole solution, ciprofloxacin lactate and sodium chloride solution, ofloxacin glucose solution, norfloxacin glucose solution and dextran solution, each held more than 40% market share in its respective market in 2005. In addition, Kelun Group has seven new IV solution products in the final stage of its development pipeline pending the approval of the SFDA.

IV solution products are sold in bottles or bags made of glass or plastics. Unlike the U.S. and European markets where the majority of IV solution products are packaged in plastic bottles/bags, the large majority of IV solution products currently sold in China are packaged in glass bottles. Similarly, the majority of the IV solution products that Kelun Group currently produces and sells in China are packaged in glass bottles. Kelun’s management believes that the PRC market will eventually follow the trend of the U.S. and European markets by purchasing more IV solution products packaged in plastic materials and that glass bottles will be eventually phased out as the major form of packaging for IV solution products, because containers made of plastic materials are safer, lighter and more sturdy and can be shipped and stored more easily than glass bottles. To capture this market opportunity, commencing in 2003, Kelun started offering to the PRC market IV solution products in non-PVC soft bags and PP bottles, which are two kinds of plastic containers.

Kelun has developed and introduced in the PRC market an innovative patented proprietary technology to package IV solution products in upright-standing PP soft bags. PP is a common type of plastic. Compared to conventional PP plastic bottles, Kelun’s upright-standing design allows the solution to be evenly dispersed automatically without the need for inducing air into the container and therefore can be totally sealed to prevent any air contamination, which is safer to patients. Compared to soft bags made of non- PVC plastic film, Kelun’s upright-standing design allows the IV solution packages to be positioned upright during the course of medication, a feature that offers more convenience to nurses in reading the labels on the packages and in preparing for IV administration. Kelun’s management also believes that its upright-standing PP soft bags present an attractive market opportunity because they are relatively inexpensive to produce compared to non-PVC softbags but enjoy higher price levels than glass bottles and PP plastic bottles (with only non-PVC soft bags currently enjoying slightly higher prices in the PRC market).

Kelun received a pharmaceutical packaging material and container registration certificate issued by the SFDA for its upright- standing PP soft bag in November 2005 and started commercially producing and selling these bags in the PRC market in July 2006. In October 2006, Kelun’s upright-standing PP soft bag was granted a utility patent by the PRC State Intellectual Property Bureau. Currently, Kelun is the only manufacturer in China that manufactures and supplies IV solution products packaged in upright-standing PP soft bags. The sale of this product accounted for a small portion of Kelun Group’s total pro forma consolidated revenues for 2006, but Kelun believes that demand will significantly increase in the future.

In each of 2004, 2005 and 2006, ten IV solution products accounted for over 90% of Kelun Group’s pro forma revenues. The following is a description of Kelun Group’s principal IV solution products and their major applications:

Product	Packaging Type	Medical Application	Approximate Percentage of Kelun Group’s Total Pro Forma Consolidated Revenues	Internal Developed or Acquired
Sodium Chloride IV Solution (0.9%)	Glass Bottles Non-PVC Bags PP Bags Upright Soft Bag	Treating abnormally low muscle tone and solvent for therapeutic solutions	25%	Not-patentable; Production process and detailed formula developed internally

Glucose IV Solution (5%)	Glass Bottles Non-PVC Bags PP Bags Upright Soft Bag	Providing body fluid and energy supplement to treat diseases caused by a lower level of glucose in the blood or to remove waste such as urea and potassium from the blood	25%	Not-patentable; Production process and detailed formula developed internally
Glucose and Sodium Chloride IV Solution	Glass Bottles Non-PVC Bags PP Bags Upright Soft Bag	Providing body fluid supplement (water, electrolytes and energy) before, during and after operations	11%	Not-patentable; Production process and detailed formula developed internally
Glucose IV Solution (10%)	Glass Bottles Non-PVC Bags PP Bags Upright Soft Bag	Providing body fluid and energy supplement to treat diseases caused by a lower level of glucose in the blood or to remove wastes such as urea and potassium from the blood	10%	Not-patentable; Production process and detailed formula developed internally
Fat Emulsion IV Solution	Glass Bottles	Providing nutritional supplement after operations and digestive disorders	6%	Not-patentable; Production process and detailed formula developed internally
Levofloxacin Hydrochloride and Sodium Chloride IV Solution (branded a “Ruikeisha”)	Glass Bottles Non-PVC Bags PP Bags Upright Soft Bag	Treating blood infection and various other infections	5%	Not-patentable; Production process and detailed formula acquired
Tinidazole IV Solution	Glass Bottles Non-PVC Bags PP Bottles Upright Soft Bag	Antibacterial solution	4%	Not-patentable; Production process and detailed formula acquired

Product	Packaging Type	Medical Application	Approximate Percentage of Kelun Group’s Total Pro Forma Consolidated Revenues	Internal Developed or Acquired
Metronidazole and Sodium Chloride IV Solution	Glass Bottles Non-PVC Bags PP Bottles Upright Soft Bag	Antibacterial solution	4%	Not-patentable; Production process and detailed formula developed internally

Ofloxacin and Glucose IV Solution	Glass Bottles Non-PVC Bags PP Bottles Upright Soft Bag	Treating typhoid and bacterial infections	3%	Not-patentable; Production process and detailed formula developed internally

18-Compound Amino Acids IV Solution	Glass Bottles	Providing protein supplement	2%	Not-patentable; Production process and detailed formula developed internally
Total			95%

1	Based on the estimates of Kelun’s management.

According to Kelun’s management’s estimates, all other IV solution products manufactured by Kelun Group accounted for, in the aggregate, less than 5% of Kelun Group’s pro forma revenues in 2006.

In addition to IV solution products, Kelun Group also produces over 200 generic prescription and OTC drugs which are available in various forms including small volume injections, sterile powder for injections, lyophilized powder for injections, tablets, capsules, powder and oral solutions. These prescription and OTC drugs are sold through Kelun’s sales network to hospitals, clinics and other healthcare facilities as well as licensed pharmaceutical trading companies. According to Kelun’s management, the top five prescription and OTC drugs that Kelun Group produces in terms of sales revenues in 2006 were cefazolin sodium solution for small volume injection, acyclovir tablets, ampicillin sodium solution for small volume injection, 50% glucose solution and azithromycin dispersible tablets, all of which, except the 50% glucose solution, are types of antiseptic drugs. All prescription and OTC drugs that Kelun Group produces and sells are generic drugs for which Kelun Group does not own any invention patents.

Production

Kelun Group produces its IV solution products on 25 production lines located in seven provinces across China. Among these 25 production lines, 16 are for the production of IV solution products packaged in glass bottles, seven are for the production of IV solution products packaged in PP plastic bottles (including two for the production of IV solution products packaged in its upright- standing PP soft bags) and two are for the production of IV solution products packaged in non-PVC soft bags. On a combined basis, Kelun Group had an annual production capacity of more than 1.3 billion units as at the end of 2006, according to Kelun’s management.

The production process for Kelun Group’s IV solution products packaged in glass bottles involves the following steps:

•	filtering, deionizing and distilling water used for making solutions;

•	cleansing and sterilizing bottles;

•	weighing active pharmaceutical ingredients and other chemical components to ensure the exact composition in accordance with the specifications for the particular product;

•	mixing distilled water and the weighted component to a specified density;

•	filling solutions;

•	capping and sealing filled bottles;

•	heat sterilizing bottled solutions;

•	visual inspection of completed bottles under light to detect any impurity; and

•	labeling and packing.

The production process for Kelun Group’s IV solution products packaged in glass bottles is illustrated in the following flowchart:

The production process for IV solution products packaged in plastic bags or bottles (including non-PVC soft bags, PP bottles and upright-standing PP soft bags) is identical to the production process of IV solution products packaged in glass bottles, except that plastic bottles are directly manufactured from plastic film or granules and plastic bags are directly manufactured from plastic foils, and therefore less or no cleansing and sterilization work is required before the IV solution is inserted into the plastic bottles and bags.

Kelun Group conducts each of the above steps in-house. The machinery that Kelun Group uses to produce its IV solution products is available from multiple suppliers, and is not difficult to obtain. Kelun Group’s production engineers and researchers focus on making continuous improvements to Kelun Group’s equipment and production processes to optimize production speed and minimize defects.

All pharmaceutical production lines are subject to a GMP certification of the SFDA. It normally takes at least six months for Kelun to add a new IV solution production line with 60 million unit annual production capacity and complete the GMP certification process. Kelun Group has obtained GMP and all other requisite government approvals with respect to the operations of all of its 25 IV solution production lines. In addition, Kelun Group plans to establish a new IV solution production line in 2008 under its agreement with Sagent for manufacturing IV solution products for sale in the U.S.

Kelun Group also has a number of production lines producing a range of non-patentable generic prescription and OTC drugs in non-IV solution form which are GMP certified.

Sales and Distribution

From its inception in 1996, Kelun has been building a nation-wide distribution network in China, which is currently comprised of 53 exclusive principal regional sales agents, or sales agents, whom Kelun appoints to market, sell and distribute its IV solution products and other pharmaceuticals. Kelun’s 53 sales agents use over 2,500 sales persons to cover regional markets in China.

Kelun Group’s products are sold by its sales agents to hospitals, clinics and other healthcare facilities. Kelun supports its sales agents with a team of over 130 full-time employees. Each sales agent is responsible for marketing and distributing Kelun’s IV solution products and other pharmaceuticals within a designated region either directly to the customer or to local distributors and communicates with these entities on a continuous basis to understand their needs. Also, each sales agent participates on behalf of Kelun in the tender process organized by the government to supply hospitals within a certain city or regional area with medical products, and if Kelun’s IV solution products win the bid, the sales agent will negotiate the sale terms on behalf of Kelun with the hospital administrators.

Kelun selects its sales agents based on their reputation, market coverage, sales experience and the size of their marketing and distribution force. Kelun typically enters into written distribution agreements with its sales agents for one-year terms that are generally renewable annually. These distribution agreements set out the annual targeted quantities of Kelun products to be distributed, the minimum prices payable by these agents to Kelun for the distributed Kelun products, as well as restrictions on the territories in which the products may be sold. Kelun’s sales agents have no right to return Kelun’s products after the products are shipped.

For those sales agents who have operating entities which are licensed to directly sell medical products (currently slightly over half of the 53 sales agents), Kelun Group generally sells products directly to these entities and invoice these entities directly. These sales agents generally place an order with Kelun Group on a monthly basis based on their monthly sales forecast. The title of products are transferred to these sales agents once the ordered products are shipped to these sales agents. Kelun Group realizes revenue upon the delivery of products and issuance of invoice to these sales agents. However, certain of these sales agents rely on Kelun Group’s customer leads or its relationships with existing customers to sell products, and in these cases the sales may be conducted in a manner similar to the consignment arrangement as described below. These sales agents are entitled to retain, and their incomes are derived entirely from, the difference between the prices that they pay to Kelun and the prices at which they resell to customers.

For all other sales agents, Kelun enters into a consignment arrangement whereby it retains title to the products, and the sales agent, as consignee, will negotiate with customers (which may include distributors who have their own permits to sell medical products) for the purchase of the products from Kelun Group members. Similar to those sales agent who have operating entities, these sales agents generally place an order with Kelun Group on a monthly basis based on their monthly sales forecast. Upon a sale, the relevant Kelun Group member will invoice the customer directly and the sales agent will receive a commission which varies depending on the product. After these products are shipped to these sales agents, Kelun Group retains the titles of the products, which are in the possession of these sales agents, until these products are sold to the customers. Kelun Group realizes revenue after products are delivered by these sales agents to the customers and the related invoices are issued by Kelun Group members to these customers.

All sales agents are required to secure their contractual obligations to Kelun with collateral, in the form of cash or other assets, and Kelun does not provide any guarantees or financial support to its sales agent. Sales agents may not sell any products which compete with Kelun Group’s products but are free to sell any other non-competing products. These sales agents receive commissions for any sales achieved through this consignment arrangement.

The sale prices of Kelun Group products in the regional markets are strictly regulated by the PRC central government and are determined through the local tender process described above. Accordingly, Kelun does not specify the price at which its sales agents may resell its products, except that these resale prices cannot be lower than the prices that the sales agent pays to Kelun (if applicable).

All sales agents are responsible for the salaries and compensation of the sales personnel employed by them.

Kelun evaluates each of its sales agents annually based on sales targets set in its agreements with them and on feedback Kelun Group receives from hospitals and physicians regarding the quality of that agent’s services. Kelun terminated its relationships with two sales agents during the past three years because they had failed to reach the annual sales targets. Other than these two sales agents, no sales agent terminated its relationship with Kelun in the past three years. See “Risk Factors—Risks Related to Kelun—Kelun’s business, prospects and brand may be materially and adversely affected by actions that its sales agents may take.”

Kelun’s sales agents are widely dispersed geographically. Each such agent is limited to its respective designated distribution areas as specified in Kelun’s distribution agreements. As of and for the year ended December 31, 2006, no single agent contributed, on an individual basis, 12% or more of Kelun Group’s total pro forma combined revenues or gross accounts receivable, and sales to Kelun Group’s five largest sales agents, on a pro forma combined basis, accounted for approximately 36% of the total pro forma sales of Kelun Group in 2006, respectively, according to the management of Kelun. Kelun’s five largest sales agents were responsible for the following provinces in China: Hunan, Yunnan, Sichuan, Jiangxi and Hubei.

Kelun has also commenced providing PIVAS to promote sales of its IV solution products in China. PIVAS is a specialized, value-added service whereby Kelun-trained technicians mix, dispense and label for patient specific and anticipatory IV fluid prescriptions by following strict procedures related to the stability of the fluid mixtures, sterility, solubility of added ingredients, considerations of incompatibilities, storage and proper labeling. Since its introduction, Kelun has designed and built PIVAS centers for the Quqing Municipal People’s Hospital and the Kuming Yan’an Hospital in Yunnan Province, and provided PIVAS training to staff of these hospitals. The initial cost for setting up the PIVAS center in these hospitals is borne by the local sales agents and the ongoing cost of operating the PIVAS centers is borne by the hospitals. Kelun intends to continue to provide this specialized PIVAS to large hospitals in China which purchase large quantities of Kelun Group’s IV solution products, and believes that by providing this service it will boost the sales of its IV solution products. Kelun has plans to introduce PIVAS to the Daping Hospital in Chongqing Municipality and the Xiangfan No. 1 People’s Hospital in Hubei Province by the end of 2007.

Marketing

Because purchasing departments of hospitals and physicians are key decision makers with respect to the purchase of Kelun Group’s products, Kelun’s sales agents regularly visit purchasing personnel and doctors in the hospitals to educate them about Kelun Group’s products and to introduce its new products. They also conduct regular presentations. Sales agents also typically hold annual dinners for their customers, at which Kelun’s marketing personnel provide information and updates about its current and future products.

In addition to the marketing activities of its sales agents, Kelun invites hospital purchasing personnel, doctors and other parties to its headquarters or nearby production facilities for tours and lectures on its products.

Kelun’s marketing staff, as well as its sales agents, also attend various medical conferences and seminars organized by hospitals and other medical professional organizations and participate in exhibitions and trade shows to promote Kelun Group’s products. In addition, at these events, they gather market information on the competitive landscape and user feedback on the performance of Kelun Group’s products as compared with its competitors’ products.

Kelun also advertises its products in industry and trade magazines and other publications.

Research and Development

Kelun’s research and development activities are primarily conducted by its wholly-owned subsidiary, Sichuan Kelun Pharmaceutical Research Co., Ltd., or Kelun Pharma Research, located in Chengdu, Sichuan, where Kelun’s headquarters are located. Kelun Pharma Research utilizes a range of advanced equipment such as high performance liquid chromatography instruments, ultraviolet testing machines and refraction testing machines to conduct research on IV solution products and other prescription and OTC drugs. This company has an in-house research and development team of 56 professionals which employ a market-oriented approach to research and development.

Currently, Kelun Pharma Research focuses on the following four areas: the continuous introduction of non-patentable pharmaceutical and OTC products that are either new in China or otherwise have mass consumption bases and widespread market acceptance in China; the development of Kelun’s own proprietary drugs; the development of production know-how to reduce production cost and minimize defects; and the development of new forms of IV solution packages.

Kelun Pharma Research, jointly with Kelun Group’s marketing team is responsible for monitoring the market trends and development to identify pharmaceutical products that have the most market potential. To assist its market surveillance efforts, Kelun Group subscribes to a great number of reputable industry journals, reports and statistics, collects information through its nation-wide distribution network and constantly exchange ideas with hospital and healthcare professional. After a potential product is preliminarily identified based on Kelun Group’s market surveillance, a project team, which normally consists of staff from both Kelun Pharma Research and the marketing team of Kelun Group to conduct a technical feasibility study and an economic feasibility study, respectively, before any decision is made for further research and development on this product.

For non-patentable generic pharmaceuticals that Kelun’s management decides to develop, to the extent that the production processes and the detailed formula for any of these products so identified are not publicly available, Kelun Pharma Research conducts various pharmacological studies (including studies regarding drug synthesis, quality control, dosage form production and drug stability) and organizes and coordinates preclinical trials on animals and pharmacological and toxicological studies as well as clinical trials with eligible institutions and healthcare facilities. Kelun Pharma Research also helps Kelun acquire the development or production rights of certain generic pharmaceutical products from third parties after the approvals for clinical trial or drug registration have been obtained for these products, although acquisitions of these late stage pharmaceuticals has become less common as Kelun Pharma Research has expanded.

More recently, Kelun Group has started increasing its efforts in developing its own proprietary pharmaceutical products, including bromodihydoartemisinin for treating certain types of cancer and huangqizaogan injection for treating cardiovascular diseases. It has been granted patents for these two products in China. Kelun’s management believes its strategies of focusing on acquiring and developing generic product candidates, supplemented developing its own innovative products will continue to provide it with an extensive pipeline of pharmaceutical products and contribute to its long-term growth.

Kelun Pharma Research is also responsible for all requisite filings and applications with the SFDA and other regulatory registrations for new pharmaceutical products developed by Kelun Group. In addition to focusing on the research and development of new pharmaceuticals, the research and development team also focuses on production processes and packaging technologies that it believes will enhance the competitiveness of its existing IV solution and other pharmaceutical products. For example, Kelun’s research and development team successfully developed its patented upright-standing PP soft bag packaging, design and manufacturing technologies in 2004 and is currently in the process of developing multiple-cavity IV solution bags that can contain different types of solutions or pharmaceuticals in one bag, which can be administered all at one time to patients.

Collaborative Research and Development Projects

Kelun cooperates with hospitals, universities and health centers in China to jointly develop new IV solutions and other related technologies. By doing so, Kelun is able to maximize efficiency and benefit from pooled resources and greater research and development capabilities.

In the past three years, Kelun has entered into cooperative arrangements with over 15 organizations, including a cooperation agreement with Sichuan Shenyang Pharmaceutical University in January 2003 for a term of five years for joint research on the development of new medicines in relation to erythromycin derivatives, an antibiotic for treating certain types of cancer.

Kelun Joint Stock incurred research and development expenses of RMB2.3 million (US$0.3 million), RMB12.3 million and RMB4.5 million in 2006, 2005 and 2004, respectively, representing 0.3%, 1.4% and 0.7% of Kelun Joint Stock’s net sales, respectively. The research and development expenses of the Acquired Businesses amounted to RMB6.9 million (US$0.9 million), RMB15.7 million and RMB9.8 million in 2006, 2005 and 2004, respectively, representing 1.8%, 8.5% and 7.8% of the net sales of the Acquired Businesses, respectively. Kunming Nanjiang does not conduct any research and development activities. In 2006, 40% of Kelun Group’s research and development budget was allocated to IV solution product candidates, and the remaining 60% to non-IV solution product candidates.

Product Candidates

Kelun Group is developing a number of new pharmaceuticals through its in-house research and development team and through joint research and development efforts with universities and research institutions in China, as described above. As of the date of this proxy statement, Kelun had 126 new products in its development pipeline of which 35 are IV solution product candidates and 91 are other pharmaceutical candidates in various stages of development. Details of the product candidates that Kelun’s management believes have the highest potential for commercialization in the near future are summarized below. Except for astragalosides injection (100ml:12mg astragaloside), with respect to which Kelun Group has applied for an invention patent, each of these product candidates is generic and there are existing products on the market that serve a similar function.

Product Candidates	Therapeutic Effects and Scope of Application	Status	Timeline for Commercialization	Estimated Commercialization Cost (in RMB Amount)

Cefepime Hydrochloride and Sodium Chloride Injection (100ml)	For the treatment of patients with pneumonia, uncomplicated and complicated urinary tract infections, uncomplicated skin and skin structure infections, complicated intra-abdominal infections and empiric therapy for febrile neutropenic patients.	under pharmaceutical research	June 2011	3 million

Cefotaxime Sodium and Glucose Injection (50ml)	For the treatment of patients with lower respiratory tract infections, genitourinary infections, bacteremia/Septicemia, skin and skin structure infections, intra-abdominal infections, bone and/or joint infections and central nervous system infections.	under pharmaceutical research	June 2011	3 million
Acamprosate Calcium Enteric- coated Tablet (333mg)	For the treatment of alcohol dependence in patients who are abstinent at treatment initiation.	ready to apply for manufacturing permit	March 2009	500,000

Azelnidipine Tablet (8mg)	For the treatment of patients with heart failure and high blood pressure	ready to carry out clinical trial	December 2010	4 million

Product Candidates	Therapeutic Effects and Scope of Application	Status	Timeline for Commercialization	Estimated Commercialization Cost (in RMB Amount)
Astragalosides Injection (100ml:12mg Astragaloside)	For the treatment of patients with angina pectoris due to coronary atherosclerosis and cardia insufficiency.	under phase III clinical trial	June 2010	5 million
Cefoselis Sulfate for Injection	Anti-infective.	ready to carry out clinical trial	December 2010	6 million
Faropenem Sodium Tablet (0.15g)	Anti-infective.	ready to apply for manufacturing	June 2009	1 million
Escitalopram Oxalate Tablet (10mg)	For the treatment of patients with major depressive disorder and Generalized Anxiety Disorder (GAD).	under pre- manufacturing review	February 2009	500,000
Hydroxyethyl Starch (200/0.5) Sodium Lactate Ringer’s Injection (500ml:30g Hydroxyethyl Starch 200/0.5)	For the treatment and prevention of hypovolemia.	Under pre-clinical trial review	December 2010	4 million
Lansoprazole for Injection (30mg)	For the treatment of patients with gastric ulcer, duodenal ulcer, Gastroesophageal Reflux Disease and Zollinger-Ellison Syndrome.	under pre-clinical trial review	December 2010	4 million
Triparen (a TPN solution containing carbohydrates, glucose, fructose, and xylitol and electrolytes)	Parenteral nutrition.	under pharmaceutical research	February 2010	5 million
Fudosteine Tablet	An expectorant	under pre-manufacturing review	February 2009	600,000

Stringent Quality Control Measures

A manufacturer of pharmaceutical products must obtain Good Manufacturing Practices, or GMP, certification to produce pharmaceutical products in China. GMP certification criteria include institution and staff qualifications, production premises and facilities, equipment, raw material, hygiene conditions, production management, quality controls, product distributions, maintenance of sales records and manner of handling customer complaints and adverse reaction reports, GMP certificates are granted only after a manufacturer passes the inspections of SFDA. In addition, following the certification, SFDA routinely conducts site inspections on the certified facilities. To safeguard its product safety and to comply with GMP certification criteria. Kelun Group places strong emphasis on product quality, and its quality system imposes stringent controls on finished products and raw materials as well as work-in-progress throughout the production process. In developing its products, Kelun Group follows the pharmaceutical development guidelines (also known as Q8) of the International Conference on Harmonisation (ICH), an international organization whose purpose is to globally standardize the regulatory and scientific aspects of clinical research, drug development and pharmaceutical product registration. Kelun strictly follows the GMP requirements, when it designs and establishes a new product line. At the design stage for each of its products, Kelun collects clinical trial and manufacturing information relating to product quality and takes this information into account in its design of the product. Kelun produces its products in accordance with the applicable GMP requirements. Throughout the lifecycle of the development and manufacture of a product, Kelun Group monitors and controls product quality through a group-wide quality control system which consists of a product quality control center at Kelun’s headquarters in Chengdu as well as quality control divisions in each Kelun subsidiary which is engaged in pharmaceutical production. A quality control target is set annually for each production facility.

Kelun Group has approximately 400 quality control personnel. Kelun Group’s quality control personnel routinely inspect and test packaging materials before manufacturing and test intermediate products based on various criteria, such as physical appearance (including the transparency and clarity of solutions), cleanliness, ingredient composition and weight. Once the products are finished, Kelun Group’s quality control personnel conduct final product testing before distributing its products to its sales agents. Kelun Group also continuously trains its production workers about quality control standards and how to maintain and improve them.

Kelun Group is required under PRC law to compensate the customers for any product failure during the period before their respective expiry dates. Kelun maintains a system to handle complaints from end-users regarding Kelun Group’s products. Any complaints that Kelun Group members may receive are generally resolved within 24 hours. According to Kelun Group’s internal quality control records, no more than two units out of every one million units produced are defective, which is lower than the failure rate of 3.4 defects per million items under Six Sigma, a measure of goodness involving the application of statistical methods to business processes to improve operating efficiency, reduce variation, avoid defects and reduce waste, originally developed by Motorola. Kelun Group has never experienced any product recall since its inception in 1996.

Sourcing and Raw Materials

The principal raw materials used for Kelun Group’s IV solution products are (a) packaging materials, such as glass bottles (the majority of which are purchased from third parties), rubber seals, plastic films for making non-PVC soft bags and PP granules for making PP bottles or bags and paper bags; (b) chemical components or active pharmaceutical ingredients and (c) water, which is a key raw material in the manufacturing of solution products. According to Kelun’s management based on its estimates, packaging materials account for approximately 60% of the total production cost of an IV solution product.

Kelun Group sources the majority of its raw materials from unrelated third party suppliers. Except for glass bottles, water and paper containers, which Kelun Group sources from multiple local suppliers in order to reduce transportation cost and delivery time, all major raw materials are sourced from a limited number of nationwide suppliers, which are mostly domestic companies. Except for the modified plastic granules used to produce Kelun’s upright-standing PP soft bags that are purchased from Yuxing Plastic, these raw materials are widely available from many sources. Kelun’s management does not believe that any of its suppliers would be difficult to replace.

Kelun Group currently purchases from Yuxing Plastic a certain type of plastic granule used for manufacturing its patented upright standing PP soft bags. Yuxing Plastic is the only supplier in China of this type of plastic granule. Under an agreement between Kelun and Yuxing Plastic entered into in March 2007, Yuxing Plastic who owns the patent relating to the technology in producing of this plastic granule, has agreed to produce the relevant plastic granule for Kelun Group on an exclusive basis for a term of five years. The major terms and conditions of this agreement include the following:

•

Yuxing Plastic agrees not to permit the use of the technology by any third party, or sell or give to any third party this plastic granule or its formula or other technologies, materials or documents that can be used for manufacturing the upright standing PP soft bag, except that Yuxing Plastic may use the technology to operate its own IV solution production line, which it has not established to date.

•

In exchange, Kelun agrees to purchase not less than 600 ton of this type of plastic granules each year during the same period, and this amount shall be increased to 1,200 tons each year commencing from the 30th day after Kelun Group obtains the second GMP certificate for a production line producing upright standing PP soft bag-packaged IV solution products, and to 1,800 tons each year commencing from the 30th day after Kelun Group obtains the third GMP certificate for a similar production line.

•

The purchase price for this type of plastic granule is currently RMB22,000 per ton. In the event that the market price for plastic granule increases or decreases by 5%, the purchase price shall be adjusted to equal to the product of the average market price of ordinary plastic granule times 1.5.

•

In the event of any breach of the terms of this agreement, the breaching party is required to pay a liquidated damage up to RMB5 million. If the amount of the liquidated damage is not sufficient to compensate the damages incurred as a result of the breach, the breach party is required to pay an additional amount to make up the shortfall.

See “Risk Factors—Risks Related to Kelun Group Business—Kelun Group depends on a single supplier for plastic granules used to manufacture its patented upright standing PP soft bags. Kelun Group’s results of operations may suffer if its sole supplier fails, for any reason, to deliver the plastic granules to Kelun Group.”

The purchase price for raw materials is based on the prevailing market price, and the selection of suppliers is decided jointly by a three-member team after an internal tender process. The team is normally led by Ms. Hui Pan, the vice president of Kelun in charge of Kelun’s sourcing and purchasing, and includes staff from other business departments to ensure the quality of the raw materials.

Kelun maintains a supplier evaluation scheme through which potential third party suppliers are evaluated based on a number of factors including quality, timely delivery, cost and technical capability. In addition, Kelun conducts periodic on-site reviews of its independent suppliers’ facilities.

According to Kelun’s management based on its estimate which were not prepared in accordance with U.S. GAAP, in 2006, Kelun Group purchased an aggregate of approximately 35% of its total supply of raw materials from its ten largest third party suppliers. In order to maintain a reliable supply chain and ensure the quality of raw materials, Kelun Group generally maintains long- term relationships with its suppliers.

Inventory and Logistics

Kelun Group supports its production with efficient inventory and logistics control mechanisms managed by its logistics department located at its headquarters in Chengdu.

Kelun’s logistics department formulates Kelun Group’s weekly purchase plan of raw materials based on Kelun Group’s weekly production plan, provided by its production department generally 10 days in advance based on existing orders and estimates from its sales department. The purchase plan is then forwarded to the sourcing and purchasing department for execution. Raw materials are generally delivered directly to production sites where they are inspected and warehoused before production. The finished products are required to be stored in climate controlled warehouses for at least 14 days for inspection prior to shipment.

Kelun Group generally maintains sufficient raw materials inventory to support production for seven days to two months depending on the lead time for replenishment and the location of suppliers. With respect to finished goods inventory in its own warehouses, Kelun’s logistics department performs routine monthly reviews to identify products requiring special attention such as those in stock for over three months, which are marked for special clearance by the sales department. Inventories are assigned and marked with lot numbers to ensure products are sold on a first in first out basis. Most finished goods can be kept for two years without deterioration in quality. The above control mechanisms result in there being few obsolete items due to prolonged storage. There are also inventory counts at the end of each month under the supervision of the accounting department.

Kelun’s management periodically review the turnover period of overall inventories, including those on consignment, which generally amount to approximately four months of sales. Occasionally a higher turnover period may be recorded. For example, during certain months in 2005 and 2006, the average inventory period was higher than normal due to the establishment of new production sites and the need to build up inventories of raw materials prior to full production being achieved. More detailed discussion on the inventory turnover rate can be found in the Management’s Discussion and Analysis Sections.

Inventories on consignment usually represent two months of sales. The sales department monitors the age of the receivables with respect to each distributor and inventory is generally not dispatched to any distributor whose outstanding balance exceeds the agreed credit period of generally 75 days.

Kelun Group members ship their products to destinations throughout China, primarily through rail transportation.

Intellectual Property

Kelun Group is committed to the development and protection of its intellectual property portfolio. Kelun Group relies primarily on a combination of trademark, patents and trade secret protections, as well as employee and third party confidentiality agreements to safeguard its intellectual property. China grants patent protection for inventions, utility models and designs. “Invention” according to the PRC Patent Law means any new technical solution relating to a product, a process or improvement of a product or a process. “Utility model” in the PRC Patent Law means any new technical solution relating to the shape, the structure, or their combination, of a product, which is fit for practical use. No Kelun Group member owns any medicine invention patents for any IV solution products that it currently produces or supplies.

However, as of March 31, 2007, Kelun Group had been granted in China 11 new invention patents for certain manufacturing methods or technologies and for certain compounds, in addition to four patents for utility models and four patents for designs, including a patent for utility model in October 2006 for upright-standing PP soft bags. Moreover, as a result of its efforts in recent years to develop its own proprietary innovative pharmaceutical products, Kelun Group now has a total of 26 pending patent applications in China relating to various pharmaceutical drugs and designs, which are listed in the table below.

Name of Patent Candidate		Date of Application

1	A method of preparation of 3-amino-propanesulfonic acid	April 10, 2003

2	Zedoary turmeric oil emulsion injection (for antibacterial treatment) and its preparation	March 18, 2004

3	Preparation of astragaloside for injection (for treating cardiovascular diseases)	February 24, 2005

4	A combination for the treatment of diabetes	April 4, 2005

5	A combination for the treatment of excess soluble fat in the blood, defective body circulatory system and defective arteries in brains	April 11, 2005

6	A powder for injection of traditional Chinese medicine for first aids and its preparation	June 23, 2005

7	An improved preparation of azelnidipine (for treating hypertension)	September 23, 2005

8	An emulsion injection containing carbohydrates	September 6, 2005

9	A quality testing method for astragalus herbs	March 22, 2006

10	A quality testing method for fingerprint of astragaloside injection	March 22, 2006

11	A combination for the treatment of painful menstruation and its preparation	April 28, 2006

12	A combination for the treatment of painful menstruation and its preparation	April 28, 2006

13	A combination for the treatment of painful menstruation and its preparation	April 28, 2006

14	A combination for the treatment of painful menstruation and its preparation	April 28, 2006

15	An emulsion injection for the treatment of defective arteries in brains and its preparation (ginkgolides)	April 17, 2006

16	An emulsion injection of propofol (a type of anesthesia) and its preparation	May 15, 2006

17	A combination for contracting uterine, halting bleeding and regulating menstruation and its preparation	May 19, 2006

18	A lyophilized powder for injection for the treatment of heat stroke and its preparation	May 15, 2006

19	A combination for the treatment of joint pain and its preparation	May 15, 2006

20	A combination for the treatment of anemofrigid-damp joint pain syndrome and its preparation	May 15, 2006

21	A combination for the treatment of anemofrigid-damp joint pain syndrome and its preparation	May 15, 2006

22	An oral drug with the function of colon-specific drug delivery	July 19, 2004

23	A self-emulsifying drug delivery system and its preparation	January 22, 2007

24	A microemulsion and its preparation	March 16, 2007

25	A lyophilized powder for injection of polyene phosphatidylcholine	September 8, 2005

26	A blister package	September 25, 2006

All of the foregoing applications are for invention patents, except for the blister package for which Kelun has applied for a patent for utility model. Except for astragalosides injection (100ml: 12mg astragaloside), each of these product candidates is generic and there are existing products on the market that serve similar function.

The validity period for Kelun Group’s utility model patents is ten years, and the validity period for its invention patents is 20 years, starting from the date each application was filed, respectively. All of its patents were issued in China. As with patent rights in most other jurisdictions, a patent holder in China enjoys the exclusive right to prevent others from using, licensing and otherwise exploiting the patented material or product in China. However, there is no assurance that Kelun Group’s patents will not be challenged in China, which could be costly to defend and could divert its management from their normal responsibilities. See “Risk Factors—Risks Related to Kelun Group’s Business—If third parties claim that we infringe upon their intellectual property rights, we may incur liabilities and financial penalties and may have to redesign or discontinue selling the affected product.” In addition, if this challenge is successful, it could result in an adverse effect on the business of the combined company.

Kelun Group relies on trademarks to protect its branded generic pharmaceuticals, including its IV solution products, which constitute a significant portion of its sales and are not protected by patents. As of March 31, 2007, Kelun Group maintained 87 trademark registrations in Chinese and English in China, including the Chinese characters for Kelun which is used on Kelun Group’s IV solution products. As of March 31, 2007, Kelun Group had also applied for an additional 111 trademarks in China. Under PRC law, Kelun Group has the exclusive right to use its trademarks for products and services which have been registered with the PRC Trademark Office of State Administration for Industry and Commerce.

Trademark registration is valid for ten years, starting from the day the registration is approved. If Kelun Group believes that a third party has infringed upon the exclusive right of a Kelun registered trademark, it may, through appropriate administrative and civil procedures, institute proceedings to request the relevant authority for an injunction or to resolve the infringement through consultation. The relevant authority may also impose fines or confiscate or destroy the infringing products or equipment used to manufacture the infringing products.

Kelun’s management believes that certain of Kelun’s trademarks are well-recognized in China among healthcare professionals, pharmacists and patients. For example, in August 2006, Kelun was named by the China Corporate Culture Promotion Society, People’s Daily’s Market News, Brand Magazine and three other PRC organizations as the most influential brand among all IV solution products in terms of the level of customer satisfaction. As Kelun’s brand names are becoming more recognized in the pharmaceutical market in China, Kelun Group is devoting additional resources to increasing and enforcing its trademark rights.

Some elements of the composition, formulation and delivery of its pharmaceutical products, as well as manufacturing methods or processes, involve unpatented, proprietary technology, processes, know-how or data. With respect to this proprietary know-how that is not patentable and processes for which patents are difficult to enforce, Kelun Group relies on trade secret protection and confidentiality agreements in order to safeguard its interests. All of Kelun’s research and development personnel have entered into confidentiality, non-competition and proprietary information agreements with Kelun. These agreements address issues involving the protection of Kelun Group’s intellectual property, and these employees agree under these agreements that all of their inventions, designs and technologies that they may develop during their periods of employment with any Kelun Group member belong to Kelun.

Competition

The IV solution products market in the PRC is characterized by a large number of manufacturers, most of which focus on producing the most basic types of body fluid-balancing solutions such as glucose solutions and sodium chloride solutions. Competition within the IV solution industry is intense, and IV solution products compete primarily on the basis of efficacy, safety, pricing, ease of use and brand recognition. In addition, transportation costs can be a significant component of the total cost of these products, so manufacturers such as Kelun Group which have manufacturing facilities located throughout China and extensive nation- wide distribution networks may have a competitive advantage over other, less localized manufacturers.

Kelun Group’s primary competitors in the PRC market are domestic IV solution products manufacturers, which include:

•	Beijing Double-Crane Pharmaceutical Co., Ltd., a public company listed on the Shanghai Stock Exchange that produces a wide range of IV solution products and prescription and OTC drugs; and

•	Worldbest Group, which controls or owns substantial interests in three IV solution product manufacturing entities in Shanghai, Anhui and Shandong.

International IV solution manufacturers, such as Baxter International Inc., a U.S.-based pharmaceutical company, and Fresenius Kabi, a German-based pharmaceutical company, have a relatively small market share in the China IV solution market in terms of units sold. These international manufacturers typically have significant financial and technology advantages and have in recent years intensified their investments in China. For example, Baxter has moved its Asian-Pacific headquarters to Shanghai and has announced its intention to invest US$60 million to expand its production capacity in China. See “Risk Factors—Risks Related to Kelun Group’s Business—Kelun Group faces intense competition that may prevent it from maintaining or increasing market share for its existing products and gaining market acceptance for Kelun Group’s future products. Kelun Group’s competitors may develop or commercialize products before Kelun Group or more successfully than Kelun Group can.”

Environmental Matters

Kelun Group’s operations and facilities are subject to environmental laws and regulations stipulated by the national and the local environment protection bureaus in China. Relevant laws and regulations include provisions governing air emissions, water discharges and the management and disposal of hazardous substances and wastes. The PRC regulatory authorities require pharmaceutical companies to carry out environmental impact studies before engaging in new construction projects to ensure that their production processes meet the required environmental standards.

Kelun Group is committed to environmental protection. However, since a number of production facilities that Kelun acquired in recent years were established before the current applicable environmental laws and regulations were enacted, certain compliance issues have been identified in connection with, among others, the following:

•	Air emission. Many of the production facilities of Kelun Group use coal-fired boilers to provide steam and heating for bottle cleansing and sterilization. Coal-fired boilers generate air emissions that can harm humans and are regulated under PRC law. The air emissions at the production sites of both Heilongjiang Packaging and Shandong Kelun may exceed the applicable stipulated standards.

•	Noise pollution. A number of production facilities of Kelun Group have been recorded to have exceeded noise standards.

•	Wastewater discharge. A number of production facilities of Kelun Group have been recorded to have exceeded the standards for wastewater discharge.

To address these issues, Kelun Group intends to adopt internal environmental monitoring and control procedures and take, among others, the following initiatives to improve the conditions:

•

Air emission. Kelun Group intend to invite the local environmental monitoring station to conduct an investigation on air emission generated by coal-fired boilers used by each concerned production facilities of Kelun Group, conduct an air emission test on an annual basis, cease using coals with the percentage of surplus over 0.5% or install a filter or cleansing device in the boiler flue, as the case may be.

•	Noise pollution. Kelun Group intend to cover the walls of the affected manufacturing workshops with sound-absorbing materials and use sound-proof windows and doors for these workshops.

•

Wastewater discharge. Kelun Group intend to invite local hygiene and anti-epidemics station to conduct a groundwater testing to ascertain the quality of groundwater for each production site, conduct a groundwater quality test on an annual basis, improve drainage system to segregate rainwater and wastewater or expand drainage capacity, as the case may be.

If Kelun Group fails to address these issues properly, it could be fined by the PRC government and its reputation could be damaged, and there could be an adverse effect on the business of the combined company. See “Risk Factors—Risks Related to Doing Business in China—Increasing enforcement of PRC environmental laws and regulations may result in higher costs of compliance with these laws and regulations and costs of raw materials.”

Employees

Kelun Group had approximately 3,790, 5,183 and 6,800 employees as of December 31, 2004, 2005 and 2006, respectively. The following table sets forth the number of Kelun’s employees for each of its areas of operations and as a percentage of its total workforce as of December 31, 2006:

	Number of Employees	Percentage of Total
Manufacturing and Quality Control	6,278	92.3%
General and Administration	327	4.8%
Sales and Marketing Management	139	2.1%
Research and Development	56	0.8%

Total	6,800	100.0%

Each Kelun Group member is required under PRC law to make contributions to employee benefit plans based on specified percentages of the salaries, bonuses, housing funds and certain allowances of its employees, up to a maximum amount specified by the respective local government authorities where Kelun operates its businesses. Due to differences in local regulations, inconsistent implementation or interpretation by local authorities, as well as different levels of acceptance of the social security system by workers, Kelun has not paid, or has not been required to pay, certain contributions for its employees. As of December 31, 2006, Kelun Group has made a provision in the amount of RMB26.9 million in respect of the outstanding obligations of certain social security and housing provident fund contributions. See “Risk Factors—Risks Related to Kelun Group’s Business—Kelun Group has not paid, or has not been required to pay, certain social security and housing provident fund contributions.”

Kelun Group’s employees are not covered by any collective bargaining agreement. Kelun’s management believes that Kelun Group has a good relationship with its employees.

Facilities

Kelun Group’s corporate headquarters are located in Chengdu, Sichuan Province, where Kelun leases an aggregate of approximately 900 square meters of office space from Kelun Industrial Group, a company controlled by Kelun’s shareholders, and an aggregate of approximately 280 square meters of office space from two unrelated third parties. Kelun Group has 14 operating facilities (including Kelun, its 12 subsidiaries and one variable interest entity) occupying an aggregate total floor area of approximately 647,978 square meters located in Sichuan, Hunan, Hubei, Jiangxi, Shandong, Yunnan, Heilongjiang and Jilin provinces. Kelun Group holds the land use rights for all of these facilities for a term of 50 years expiring between 2043 and 2056. Kelun’s management believes that the existing facilities of Kelun Group are adequate for its current requirements.

Insurance

Kelun Group maintains property insurance policies covering its equipment and facilities for losses due to fire, earthquake, flood and a wide range of other natural disasters. Insurance coverage for Kelun Group’s fixed assets other than land amounted to approximately RMB539.9 million as of May 31, 2007. Kelun Group also maintains insurance policies covering products in transit to its customers. Kelun Group does not maintain product liability insurance or insurance covering potential liability relating to the release of hazardous materials as such insurance is not generally available in China. In addition, Kelun Group does not presently maintain business interruption insurance or key-employee insurance for its executive officers as it believes it is not the normal industry practice in China to maintain that insurance. Kelun’s management considers Kelun Group’s current insurance coverage to be adequate. However, uninsured damage to any of Kelun Group’s existing manufacturing facilities and buildings or a significant product liability claim could have a material adverse effect on the combined company’s results of operations.

Government Regulations

Kelun Group’s products are subject to regulatory controls governing pharmaceutical products. As a developer, manufacturer and distributor of pharmaceuticals, Kelun Group is subject to regulation and oversight by different levels of the food and drug administration in China, in particular, the SFDA. The “Law of the PRC on the Administration of Pharmaceuticals,” as amended on February 28, 2001, provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products in China. Its implementation regulations set out detailed implementation rules with respect to the administration of pharmaceuticals in China. Kelun Group is also subject to other PRC laws and regulations that are applicable to manufacturers and distributors in general.

Pharmaceutical Product Manufacturing

Permits and Licenses for Pharmaceutical Manufacturers. A manufacturer of pharmaceutical products must obtain a pharmaceutical manufacturing permit from the provincial food and drug administration. This permit, once obtained, is valid for five years and is renewable upon its expiration. Kelun Group currently holds 14 valid pharmaceutical manufacturing permits, the oldest of which is due to expire in December 2010. Kelun’s management does not believe it will be difficult for Kelun Group to renew its pharmaceutical manufacturing permits once they expire.

Good Manufacturing Practices. A manufacturer of pharmaceutical products and raw materials must obtain Good Manufacturing Practices, or GMP, certification to produce pharmaceutical products and raw materials in China. GMP certification criteria include institution and staff qualifications, production premises and facilities, equipment, raw materials, hygiene conditions, production management, quality controls, product distributions, maintenance of sales records and manner of handling customer complaints and adverse reaction reports. A GMP certificate is valid for five years. The certificate must be renewed at least six months before its expiration date. A manufacturer is required to obtain GMP certificates to cover all of its production operations.

Generally, GMP certificates are valid for five years, and Kelun’s management does not believe it will be difficult for Kelun Group to renew any of its GMP certifications at the time of their expiration.

Approval and Registration of Pharmaceutical Products

To apply for approval for manufacturing a medicine in accordance with national standards, an applicant must submit to the provincial food and drug administration authority relevant information and samples of the pharmaceutical prepared in accordance with the relevant national standard. Upon successful final assessment of the application, the SFDA will issue a medicine registration approval.

If a medicine has not previously been marketed in China, the manufacturer must first obtain a new medicine certificate as well as a medicine registration approval from the SFDA. To register new medicines, pharmaceutical manufacturers must obtain approvals from the SFDA to carry out clinical research. Following successful completion of clinical research, applicants must submit clinical research information and raw material samples to the provincial food and drug administration and the pharmaceutical examination laboratories appointed by the provincial food and drug administration to apply for approval to manufacture the new medicines. Upon fulfillment of the relevant requirements and approval by the SFDA, the applicant will be granted a new medicine certificate and a medicine approval document. A manufacturer of pharmaceuticals can commence the manufacture and sale of a medicine upon obtaining the medicine approval document based on the provisional quality standard set forth by the SFDA. Within one year and nine months of obtaining the medicine approval document, the manufacturer must submit application to apply for the final quality standard for the medicine, which is generally approved within one year of the application.

Upon granting production approval of a new medicine, to continue monitoring the safety of the medicine, the SFDA may set a monitoring period of a maximum of five years during which the relevant pharmaceutical manufacturing company must regularly review the production technologies employed and monitor the quality, stability, curative effects and unfavorable side-effects of the new medicine and report to the provincial level food and drug administration authority annually. During such monitoring period, the SFDA will not accept applications for new medicine certificates for the same medicine by other pharmaceutical companies or approve the sale or import of the same medicine by other pharmaceutical companies, except that, for any other application for the same new medicine that has been approved by the SFDA to undergo clinical trials prior to the granting of a monitoring period, the SFDA may approve the application for sale or import of the new medicine if it meets the relevant requirements. In these instances, the SFDA will continue to monitor this new medicine. As a result, the monitoring period in connection with a new medicine can limit the competition that the manufacturer of the new medicine may encounter. As of March 31, 2007, Kelun Group held 65 new medicine certificates that are in effect. Fifteen of Kelun Group’s new medicines are currently being monitored by the SFDA.

Prior to September 15, 2002 when the SFDA first began using monitoring periods to monitor the safety of new medicines, upon granting of production approval, the SFDA would grant what is known as a “protection period” to a medicine if it had not previously been manufactured in China. The benefits of a monitoring period and a protection period (including the transitional protection period described below) to a pharmaceutical manufacturer are essentially the same, but the purposes differ, as the protection period is aimed to protect new medicines from competition for a certain period of time instead of monitoring the safety of new medicines. In addition, the classification system to determine the length of the protection period was different from the current monitoring period regime, and even within the protection period regime, the classification system and the length of the protection period had also been subject to adjustments. For new medicines approved for production from March 1987 to April 1999, protection periods were limited to a maximum of eight years under relevant PRC regulations. In May 1999, the maximum length of protection periods granted to new medicines approved after that time was increased to 12 years. The monitoring period regime took effect for new medicines approved after September 15, 2002, but the protection periods granted prior to September 15, 2002 continue to be in effect even after the protection period regime was replaced by the monitoring period regime. To ease the transition from the protection period regime to the monitoring period regime, a transitional protection period of up to five years was adopted for medicines approved by the SFDA for clinical studies that had not obtained new medicine certificates prior to September 15, 2002. Kelun Group currently has six products that are subject to transitional protection, which will expire on or before March 16, 2008.

In July 2007, the SFDA issued a regulation to revise the existing regulation regarding the registration and management of medicines. Under the proposed regulation, the SFDA will adopt a more stringent standard for issuance of new medicine certificates, which will exclude existing medicines with new dosage formulations, delivery methods or indications. Other significant changes include the implementation of a more rigorous and transparent review process, the adoption of more rigorous review standards, and increased confidentiality protection for applicants. In addition, the SFDA will also provide more stringent monitoring periods under which the SFDA will continue to monitor the safety of the new pharmaceuticals. Under the proposed regulation, the SFDA will no longer during the monitoring period accept applications for new medicine certificates from other pharmaceutical companies for the same medicine with new dosage formulations. The new regulation will take effect on October 1, 2007.

Pharmaceutical Distribution

A distributor of pharmaceutical products must obtain a pharmaceutical distribution permit from the relevant provincial- or designated municipal- or county-level food and drug administration. The grant of this permit is subject to an inspection of the distributor’s facilities, warehouse, hygiene environment, quality control systems, personnel and equipment. The pharmaceutical distribution permit is valid for five years. In addition, a pharmaceutical distributor needs to obtain a business license from the relevant administration for industry and commerce prior to commencing its business.

GSP standards regulate pharmaceutical wholesale and retail distributors to ensure the quality of distribution in China. The current applicable GSP standards require pharmaceutical distributors to implement strict controls on the distribution of medicine products, including standards regarding staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control. The GSP certificate is valid for five years. Certain sales agents of Kelun own companies with valid GSP certificates.

Legal and Administrative Proceedings

Currently, none of the Kelun Group members is a party to any material legal or administrative proceedings, nor is any aware of any pending or threatened legal or administrative proceedings against it. Each Kelun Group member may from time to time become party to various legal or administrative proceedings arising in the ordinary course of its business.

KELUN GROUP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Kelun Group’s financial condition and results of operations in conjunction with the section entitled “Selected Historical Financial Information” and the consolidated financial statements of Kelun Joint Stock, the combined financial statements of the Acquired Businesses, and the financial statements of Kunming Nanjiang and their respective related notes included elsewhere in this proxy statement. The foregoing financial statements have been prepared in accordance with U.S. GAAP. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these risks and uncertainties, see “Risk Factors” and “Forward-Looking Statements.”

Overview

Kelun is one of the leading pharmaceutical companies and, in terms of units produced, the largest manufacturer and supplier of V solution products in the PRC. Headquartered in Chengdu, Sichuan Province, Kelun, in addition to itself, has 13 operating entities located in Sichuan, Hunan, Hubei, Jiangxi, Yunnan, Shandong, Heilongjiang and Jilin.

Kelun Joint Stock and Kunming Nanjiang are principally engaged in the manufacture, development and sale of IV solution products in the PRC. The Acquired Businesses are primarily engaged in the manufacture, development and sale of IV solution products and the manufacture, development and sale of generic prescription and OTC drugs in the PRC. The Acquired Businesses also manufacture and sell active pharmaceutical ingredients and packaging materials for IV solution products to Kelun Joint Stock, Kunming Nanjiang and the Acquired Businesses.

Kelun’s predecessor, Sichuan Kelun Pharmaceutical Factory (“Kelun Factory”), was established in May 1996 as a joint stock cooperative entity in the PRC by Chengdu Xindu Enterprise Group Company (“Xindu Enterprise”), a collectively owned enterprise established in the PRC, and Sichuan Kelun Industrial Company Limited (“Kelun Industrial”), a PRC limited liability company which was majority owned by certain current shareholders of Kelun including Mr. Gexin Liu, Mr. Zhipeng Cheng and Ms. Hui Pan. At such time, Xindu Enterprise and Kelun Industrial owned 85% and 15% of the equity interests in Kelun Factory, respectively. Between May 2000 and December 2001, 18 individuals, including Messrs. Liu and Cheng and Ms. Pan, acquired all of the equity interests in Kelun Factory from Xindu Enterprise and Kelun Industrial through a series of transactions. In April 2002, Kelun Factory was converted into a limited liability company. In September 2003, Kelun Factory was converted into a joint stock company and changed its name to Sichuan Kelun Pharmaceutical Co., Ltd.

Prior to the completion of the restructuring in April 2007, which is described below, Kelun’s affiliates, Sichuan Kelun Industrial Group Co., Ltd. (“Kelun Industrial Group”) and Sichuan Huifeng Investment and Development Co., Ltd. (“Huifeng”), and/or certain employees of Kelun Group collectively owned the majority interests in Kunming Nanjiang, Heilongjiang Packaging, Heilongjiang Kelun, Hubei Tuopeng, Zhongnan Kelun, Jiangxi Kelun, Shandong Kelun, Kelun Pharma Research, Xinyuan, Sichuan Pearl and Xindu Packaging. Sixteen shareholders of Kelun Joint Stock currently collectively hold a 96.25% equity interest in Kelun Industrial Group. In addition, the board of directors of Kelun Industrial Group is composed of three directors, which are Mr. Gexin Liu, Mr. Zhipeng Cheng and Ms. Hui Pan, who are also members of the board of directors of Kelun Joint Stock. Kelun Industrial Group is a holding company and other than holding equity interests in a number of operating companies, it does not have any substantial business operations. Kelun Industrial Group currently wholly owns or majority-owns 6 subsidiaries, including Kelun Pharm Trading. Kelun Joint Stock and the Acquired Businesses have transacted and expect to continue to transact with Kelun Industrial Group and Kelun Pharma Trading. See “Certain Relationships and Related Party Transactions.” Other than Kelun Pharma Trading, Kelun Group members currently have no business relationship with and they do not currently intend to have a business relationship with any subsidiary of Kelun Industrial Group in the future.

Huifeng was an investment vehicle owned collectively by 33 individuals, including certain middle-level managers of Kelun Group and a number of sales agents, and was established to allow these individuals to share, pro rata to their respective contributions to the registered capital of Huifeng, the economic benefits of the operations of Kelun Group’s business. The total registered capital of Huifeng is RMB33 million. The board of directors, which is composed of three members elected by the shareholders, who are currently employees of Kelun Joint Stock and who make investment decisions after taking into account of Kelun’s overall business and corporate management strategies. However, after disposal of all its interests in its portfolio companies during the first four months of 2007, Huifeng ceased holding any interests in any Kelun Group members.

Kelun currently has 12 subsidiaries and one variable interest entity (as described below) which operate in various provinces throughout the PRC. Among these 13 operating entities, the majority equity interest in Hunan Kelun was acquired in 2003 from Kelun Industrial Group. The remaining 12 operating entities, which include Heilongjiang Packaging, Heilongjiang Kelun, Hubei Tuopeng, Zhongnan Kelun, Jiangxi Kelun, Jilin Kelun, Shandong Kelun, Kelun Pharma Research, Xinyuan, Sichuan Pearl, Xindu Packaging (collectively, the “Acquired Businesses”) and Kunming Nanjiang, were acquired during the first four months of 2007 as part of a restructuring effected to facilitate the Acquisition (the “Restructuring”). In the Restructuring, Kelun acquired the majority equity interest in each of Heilongjiang Kelun and Heilongjiang Packaging, all the equity interests in Kunming Nanjiang Hubei Tuopeng, Zhongnan Kelun, Jiangxi Kelun, Shandong Kelun, Kelun Pharma Research, Xinyuan, Sichuan Pearl and Xindu Packaging. and the remaining 6.67% equity interest in Hunan Kelun. Jilin Kelun is a variable interest entity of Kelun in which Kelun does not have a direct equity interest. Under a lease agreement between Kelun Industrial Group and the shareholders of Jilin Kelun, Kelun Industrial Group is able to control the management and operations of Jilin Kelun and is entitled to all the economic benefits derived from Jilin Kelun’s operations. In April 2007, Kelun Industrial Group assigned to Kelun all its rights and obligations under the lease agreement. See “Information About Kelun—Corporate Structure” and “The Kelun Acquisition—Background—Restructuring.”

Kelun Group had total pro forma net sales of RMB1,338 million and net income of RMB103 million in 2006 (based on pro forma financial statements). Kelun Joint Stock had net sales of RMB662 million and net income of RMB62 million in the six months ended June 30, 2007. At September 30, 2007, there were approximately 6,800 employees and 25 IV solution production lines.

Business Strategy

The IV solutions market in the PRC has experienced a high rate of growth in recent years. This was caused by an improvement in living standards and a general increase in health awareness. The recent initiatives from the central government to improve healthcare nationally have further fueled the rate of market growth. Kelun’s key strategies in response to the favorable market conditions include principally:

•

Continue to strengthen the width and depth of its distribution network in the provinces of Sichuan, Hunan, Hubei, Guangdong, Jiangxi, Yunnan, Shandong, Heilongjiang and Jilin, thereby solidifying its leading position there.

•

Increase production capacity in the above provinces to align with market demands and lower production costs. By locating production facilities close to the market, transportation costs can be minimized and delivery time can be shortened.

•	Optimize gross profits by gradually changing the sales mix to higher margin products. In the detailed analyses below, the trend on change in product mix is further discussed.

•	Vertically integrate production of key components where appropriate to better control product costs and capture a larger share of the value chain.

Key performance indicators used by Kelun Group to track its results of operations, financial position, liquidity and plan of operations include:

•	Sales value and growth rate by product category.

•	Sales mix percentage by product category.

•	Gross profit percentage by product category.

•	Receivables turnover period.

•	Inventory turnover period.

Basis of Presentation

The historical financial results of Kelun Joint Stock, together with the Acquired Businesses and Kunming Nanjiang (collectively referred to as “Kelun Group”) for the six months ended June 30, 2007 are presented in this proxy statement on a consolidated basis since the Restructuring was completed in April 2007. Accordingly, the results of operations, liquidity, capital expenditures and contractual obligations of the Kelun Group for the six months ended June 30, 2007 are presented and discussed on a group basis. The historical financial results for the periods up to December 31, 2006 of each of (a) Kelun Joint Stock, (b) the Acquired Businesses (which, together with Kelun Joint Stock, were under common management during the relevant period) and (c) Kunming Nanjiang (which was owned by individual shareholders until it was acquired by Kelun Industrial Group and Huifeng in August 2006) are presented separately in this proxy statement. Therefore, the results of operations, liquidity, capital expenditures and contractual obligations for such periods for each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang are presented and discussed separately. As Kelun Joint Stock and the Acquired Businesses were under common management during the periods reflected in their respective financial statements, and in the case of Kunming Nanjiang from August 2006, the major factors affecting their financial condition and results of operations and the critical accounting policies applicable to each company are generally the same and are discussed on a combined basis.

Net Sales

Kelun Group generates revenue mainly from the sale of its IV solution products which accounted for 91% of total net sales for the first six months of 2007, and 92%, 93% and 93% of total net sales for the year of 2006, 2005 and 2004 respectively. The remaining sales comprised mostly sales of OTC and prescription drugs. Kelun Group sells almost all of its products in China. It also currently exports a small portion of its products to Kazakhstan, Macao, Mongolia, Myanmar, Tanzania and Thailand and these export sales amounted to 0.3% of total net sales for the first six months of 2007, and 0.3%, 0.5%, and 0.2% of total net sales for the year of 2006, 2005 and 2004 respectively. Kelun Group’s product revenues are stated net of value-added taxes, or VAT.

Kelun Group sells all of its products using sales agents, either by direct sales to the agents or through consignment arrangements with them. As of and for the six months ended June 30, 2007, no single sales agent contributed, on an individual basis, 20.0% or more of the total net sales or gross accounts receivable of the Kelun Group. As of and for the years ended December 31, 2006, 2005 and 2004, no single sales agent contributed, on an individual basis, 20.0% or more of total net sales or gross accounts receivable of Kelun Joint Stock, the Acquired Businesses or Kunming Nanjiang. However, the Kelun Group has been dependent on a small number of sales agents for a significant portion of its sales – its five largest sales agents accounted for approximately 33% of its total net sales for the six months ended June 30, 2007. Sales by Kelun Joint Stock’s five largest sales agents accounted for approximately 57%, 35% and 18% of Kelun Joint Stock’s total net sales in 2006, 2005 and 2004, respectively. Sales by the five largest sales agents of the Acquired Businesses accounted for approximately 45%, 52% and 44% of the Acquired Businesses’ total net sales in 2006, 2005 and 2004, respectively. Sales by the five largest sales agents of Kunming Nanjiang accounted for approximately 39% and 8% of Kunming Nanjiang’s total net sales in 2006 and 2005, respectively. On a pro forma combined basis sales by Kelun Group’s five largest sales agents accounted for approximately 36% of Kelun Group’s total net sales in 2006. Kelun’s management believes that such patterns will likely continue in the medium term.

During the six months ended June 30, 2007, sales generated from related parties accounted for 9.6% of Kelun Group’s total net sales and the related gross profit amounted to approximately RMB12.8 million. In 2006, 2005 and 2004, Kelun Joint Stock’s sales generated from related parties amounted to 15.0%, 5.9% and 7.0%, respectively, of its total net sales. The gross profit from these transactions amounted to approximately RMB27.6 million, RMB9.2 million and RMB7.3 million, respectively. Substantially all of Kelun Joint Stock’s revenues generated from related parties resulted from the sale of its products to Sichuan Kelun Pharmaceutical Trading Co., Ltd. (“Kelun Pharma Trading”), a subsidiary of Kelun Industrial Group and a licensed pharmaceutical trading company with one of the largest distribution networks in Sichuan Province. Two sales agents rely on Kelun Pharma Trading’s network to on-sell the products of Kelun Joint Stock and the Acquired Businesses to customers. At the request of these two sales agents, Kelun Joint Stock and the Acquired Businesses deliver their products to Kelun Pharma Trading and invoice Kelun Pharma Trading for the delivered products. The relationship between Kelun Joint Stock and the Acquired Businesses and on the one hand, Kelun Pharma Trading is governed by a distribution agreement which was negotiated on normal commercial terms. In particular, Kelun Joint Stock and the Acquired Businesses sell the products at a price similar to the price at which Kelun Joint Stock sells to other sales agents. Kelun’s management expects that Kelun Pharma Trading will remain as a sales agent of Kelun Group following the completion of the Acquisition.

In 2006, 2005 and 2004, 24.2%, 43.7% and 53.5%, respectively, of the total net sales of the Acquired Businesses were generated from transactions with related parties. The gross profit from these transactions amounted to approximately RMB14.6 million, RMB14.5 million and RMB13.6 million, respectively. These transactions primarily include the sale of active pharmaceutical ingredients and packaging materials to Kelun Joint Stock for production of its IV solution products. Kelun’s management represents that these transactions contained normal commercial terms and were at the same prices as for third party customers. Since sales to Kelun Joint Stock will no longer be deemed sales to related parties following the Restructuring, it is expected that sales to related parties by the Acquired Businesses will be significantly reduced in the future. See “Certain Relationships and Related Transactions.”

In the past, Kelun Group has experienced only limited amounts of uncollectible accounts receivable. During the six months ended June 30, 2007, doubtful debts write back for the Kelun Group amounted to RMB(0.6) million. In 2006, 2005 and 2004, bad and doubtful debt expense/(write back) amounted to RMB0.0 million, RMB(0.2) million and RMB1.1 million, respectively, for Kelun Joint Stock, and RMB0.0 million, RMB1.5 million and RMB0.5 million, respectively, for the Acquired Businesses. In 2006 and 2005, Kunming Nanjiang’s bad and doubtful debt expense amounted to RMB0.3 million (US$0.04 million) and RMB0.8million, respectively.

Cost of Sales

Kelun Group’s cost of sales generally consists of the cost of materials and production, which primarily include:

•	costs of the necessary active ingredients and supporting ingredients of the IV solution and other products Kelun Group manufactures and various types of packaging material, such as glass bottles;

•	transportation and handling costs for shipping its products;

•	overhead costs, including utilities, maintenance of production equipment and other support expenses associated with the production of its products;

•	salaries and benefits for personnel directly involved in production activities; and

•

depreciation of property, plant and equipment used for production purposes. Depreciation of property, plant and equipment attributable to production activities is initially capitalized as part of inventory, and expensed as cost of materials and production when products are sold.

Xinyuan, Heilongjiang Packaging and Xindu Packaging, three of the Acquired Businesses, manufacture the active pharmaceutical ingredients necessary to produce IV solution products and packaging materials and sell these products to Kelun Joint Stock and the other Acquired Businesses, the costs of which are included in the cost of sales for Kelun Joint Stock and the Acquired Businesses, respectively. See “The Kelun Acquisition—Background—Restructuring.”

Kelun’s management expects that its cost of sales will be affected in future periods as a result of increasing production costs for glass bottles due to the enactment of stricter environmental regulations and heightened enforcement in the PRC, although such effect is expected to be offset at least in part by decreasing sales of such products in future periods as the PRC market transitions to increased use of plastic bottles/bags.

Selling Expenses

Selling expenses include salaries and related expenses for personnel engaged in marketing and support functions, costs associated with marketing activities, including costs associated with attending conferences and seminars to promote Kelun Group’s products, participating in exhibitions and trade shows for pharmaceuticals, sponsorship of doctors’ conferences and exchange and education programs and other promotional marketing activities, and depreciation of property, plant and equipment used in connection with Kelun Group’s sales and marketing activities. Kelun’s management intends to maintain marketing expenses in line with its growth in total revenues.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and benefits for Kelun Group’s administrative, finance and human resources personnel, traveling expenses, depreciation of equipment and facilities used for administrative purposes, amortization of leasehold improvements used for administrative purposes, office rental, provision for doubtful debts, fees and expenses of legal, accounting and other professional services and other expenses associated with Kelun Group’s administrative offices. Kelun’s management expects its general and administrative expenses to increase as it recruits additional professionals and incur additional costs related to the growth of its business, including growth through acquisitions. Furthermore, Kelun’s management expects to incur additional general and administrative expenses as a result of becoming subject to the public reporting requirements of the Exchange Act upon the completion of the Acquisition.

Up until 2006, Kelun Group provided for staff and worker welfare fund at 14% of the total salary expenses in accordance with the accounting rules in PRC. Such requirement was uplifted in 2007. Special awards were granted to selected staff by Kelun when the Group celebrated its 10th year anniversary in 2006, and corresponding payments were charged to this welfare provision which resulted in a reduction of Kelun Joint Stock’s salary and welfare payable balance as at December 31, 2006.

Research and Development Expenses

Kelun Group’s research and development expenses consist primarily of costs associated with the research and development of product candidates, including generic pharmaceuticals as well as proprietary new pharmaceuticals, the improvement of existing products and their manufacturing processes and the research and development of new packaging materials. To develop product candidates, Kelun Group uses its in-house expertise and collaborates with leading universities and research institutions in China. Expenses associated with Kelun Group’s in-house research and development activities include costs of engaging in market analysis to determine the commercial viability of potential products, costs of employee compensation, costs of clinical trials and supplies and materials, application costs incurred in obtaining SFDA approval, and intellectual property and facilities costs. With respect to Kelun Group’s collaboration arrangements with research institutions in China, Kelun Group is generally responsible for the provision of funding and research assistance, and in return, Kelun Group has a right of first refusal to acquire an interest in any products derived from the research.

Kelun Group’s research and development expenses for the six months ended June 30, 2007 amounted to RMB3.5 million (US$0.5 million), representing 0.5% of total net sales. Kelun Joint Stock incurred research and development expenses of RMB2.3 million (US$0.3 million), RMB12.3 million and RMB4.5 million in 2006, 2005 and 2004, respectively, representing 0.2%, 1.4% and 0.7% of Kelun Joint Stock’s total net sales, respectively. The research and development expenses of the Acquired Businesses amounted to RMB6.9 million (US$0.9 million), RMB15.7 million and RMB9.8 million in 2006, 2005 and 2004, respectively, representing 1.8%, 8.5% and 7.8% of the total net sales of the Acquired Businesses, respectively. Kunming Nanjiang does not conduct any research and development activities.

During the six months ended June 30, 2007, approximately 67% of Kelun Group’s research and development budget was allocated to IV solution product candidates, and the remaining approximately 33% to non-IV solution product candidates.

Kelun’s management is committed to increasing Kelun Group’s research and development capabilities, and expects to incur higher research and development expenses as it plans to supplement Kelun Group’s development of IV solution products and generic pharmaceuticals in China with increasing efforts in the research and development of innovative pharmaceuticals.

Additionally, Kelun Group has in the past sought, and may continue to seek, to acquire rights to development-stage clinical products, technologies or suitable businesses that complement its expansion strategies and its existing products and products under development. To acquire these rights, Kelun Group is required to allocate a portion of its research and development budget and incur increased in-process research and development or intangibles amortization expense. For example, in 2006, Kelun Group expended approximately RMB2.1 million, RMB7.6 million and RMB4.8 million in 2006, 2005 and 2004, respectively, on acquiring these rights.

Kelun Group expenses research and development costs as and when incurred. These expenses include the costs of its internal research and development activities and the costs of research and development conducted by others on its behalf, such as through third-party collaboration arrangements discussed above. Payments made by Kelun Group to third parties in connection with research and development collaboration arrangements prior to obtaining regulatory approval are expensed as research and development costs as incurred.

Government Grants

Kelun Joint Stock and the Acquired Businesses, which are deemed to be high technology companies, receive grants and incentives from provincial governments in the PRC from time to time in recognition of their establishment of new manufacturing facilities, the creation of additional jobs and tax contributions.

Critical Accounting Policies

The consolidated financial statements of Kelun Joint Stock, the combined financial statements of the Acquired Businesses and the financial statements of Kunming Nanjiang have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Kelun’s management to make estimates and assumptions that affect the reported amounts of, among other things, assets, liabilities, revenues and expenses. Kelun’s management bases its estimates on the historical experience of each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang and on various other factors that it believes to be relevant under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Some accounting policies require higher degrees of judgment than others in their application. Discussed below are what Kelun’s management believes are its most critical accounting policies, since their application depends to a substantial extent upon Kelun’s management’s judgment.

Revenue Recognition. Kelun Joint Stock’s and Kunming Nanjiang’s principal source of revenue is the sale of IV solution products. The principal source of revenue for the Acquired Businesses is the sale of IV solution products and generic prescription and OTC drugs. Each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang records revenue related to the sales of its products when the criteria of Staff Accounting Bulletin No. 104 “revenue recognition” are met. These criteria include all of the following: persuasive evidence that an arrangement exists, delivery of the product has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

For products sold to sales agents who have operating entities which are licensed to sell pharmaceutical products in the PRC, each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang bills these companies directly when the products have been delivered and the sales prices are determinable. The shipping terms of the sales arrangements are generally “free-on-board,” shipping point, in which the customer takes title and assumes the risks and rewards of ownership of the products upon delivery to the shipper. Other than obligations with respect to product failures imposed by PRC law, none of Kelun Joint Stock, the Acquired Businesses or Kunming Nanjiang has any commitments or obligations to deliver additional products or services to the customers. The product sales price stated on the sales order/sales agreement date is final and is not subject to adjustment. Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang do not accept sales returns except for damaged products, and do not provide customers with price protection. Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang assess a customer’s creditworthiness before accepting sales orders. Based on the above, each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang records revenue related to product sales when the goods are delivered to the shipper and sales prices are determinable.

For sales to unlicensed distributors/sales agents invoices are issued directly by Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang, as applicable, to the ultimate customer, based on instructions from those sales agents. Sales arrangements between the sales agents and the ultimate customers are based on firm customer orders with fixed terms and conditions. Accordingly, proceeds from products sold in such a manner are recognized as revenue when the risks and rewards are passed to the ultimate customer, typically upon delivery to the ultimate customer and when the sales price is determinable. The difference between the amount paid by the ultimate customers and the pre-determined price agreed between each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang, on the one hand, and such sales agents, on the other hand, represents income earned by the sales agents and is deducted by the sales agents from sales proceeds remitted to each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang. Accordingly, revenues are recorded net of the income earned by the sales agents at the predetermined selling price agreed between the sales agents and each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang.

Customers or sales agents may also require Kelun Joint Stock or the Acquired Businesses to maintain consignment inventory at their locations. Kelun Joint Stock and the Acquired Businesses recognize revenues and costs associated with consignment inventory when the risks and rewards are passed to the customers, explicitly upon notification of acceptance by the customers.

Generally, Kelun Group’s IV solution products packaged in glass bottles, non-PVC soft bags and PP bottles/bags have a shelf life of two years and the shelf life of Kelun Group’s IV solution products packaged in upright-standing PP soft bags is generally 18 months. Kelun Group’s pharmaceutical products other than IV solution products generally also have a shelf life of 18 months to two years. Kelun Group generally keeps finished products inventories for no more than 6 months after they are manufactured. Kelun’s logistics department conducts a monthly stock count to identify products which have been warehoused for over three months and provides the information to Kelun’s sales department in order for it to expedite the sales of these products.

With respect to the finished product inventories shipped to Kelun Group’s sales agents on a consignment basis, the turnover of the inventories are monitored by the local sales staff hired by Kelun who report directly to the headquarter of Kelun Group on a monthly basis. In addition, these local staff also conducts a monthly stock count, in a similar manner to the staff at the manufacturing facilities, to update inventory entry and identify products which have been warehoused for over three months.

As a result of this inventory control policy, Kelun Group seldom receives complaints for expired products.

Revenue is recognized net of all VAT imposed by governmental authorities and collected from customers concurrent with revenue-producing transactions.

When the revenue recognition criteria of Staff Accounting Bulletin No. 104 are not yet met, any consideration received from the customer is recorded as deferred revenue. The deferred revenue is recognized when the revenue recognition criteria are subsequently met.

Inventory costs and other direct and incremental costs relating to sales transactions where revenue recognition criteria are not yet met, such as shipping and handling costs, are also deferred until the related revenue is recognized.

During the period ended June 30, 2007, Kelun Group provided a RMB 35,000,000 guarantee to a customer for banking facilities with a financial institution for a period of one year. The banking facility may be utilized by the customer to issue notes receivable to Kelun Group for the settlement the customer’s outstanding accounts receivable. Revenues from sales transactions subject to the guarantee are deferred.

Deferred revenue and related deferred cost amounted to approximately RMB 28,807,000 (US$3,783,000) and RMB 24,690,000 (US$3,244,000), respectively, for the six months ended June 30, 2007.

Property, plant and equipment, net. Property, plant and equipment, or PPE, are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life	Estimated residual value
Buildings and plant	25-30 years	—
Equipment and machinery	10 years	5%
Furniture, fixtures and office equipment	5 years	5%
Motor vehicles	6-8 years	5%

Kelun’s management periodically reassesses the useful lives of its PPE, and in doing so, it takes into consideration any relevant changes in technology, the industry and the manner in which it plans to use the assets.

Repair and maintenance costs are charged to expense as incurred, while the cost of renewals and improvement that extend the useful life of PPE are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the applicable statement of income.

Costs incurred in constructing new facilities, including progress payments, interest and other costs relating to the construction, are capitalized as construction in progress.

Warranty Cost. Each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang is required under PRC law to compensate the customers for any product failure during the period before their respective expiry dates. Warranty costs are expensed as incurred because historically, the costs involved are not significant. Should the warranty costs increase in the future, we will accrue for warranty expenses in accordance with FASB No. 5.

Impairment of Long-Lived Assets. Each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang evaluates its long-lived assets or asset group for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be fully recoverable. When these events occur, each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang evaluates the impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang would recognize an impairment loss based on the excess of the carrying amount of the relevant assets over their fair value generally based upon discounted cash flows.

Interest-free Long-term Payables. The Acquired Businesses account for interest-free long-term payables in accordance with Accounting Principles Board Opinion No. 21 “Interest on Receivables and Payables.” Accordingly, these loans are recorded at their estimated present values based on the incremental borrowing rate. The accretion of imputed interest is included as interest expense in the Acquired Businesses’ combined statements of operations.

Accounts Receivable and Other Receivables. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable based on an assessment of specific evidence indicating troubled collection, historical experience, account balance aging and prevailing economic conditions. An account receivable is charged off after all collection efforts have been exhausted.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed as a result of acquisition of interests in subsidiaries. Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang applied SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS 142, goodwill is not amortized, but tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired. Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang assess goodwill for impairment in accordance with SFAS 142 at the reporting unit level. SFAS 142 describes the reporting unit as an operating segment or one level below the operating segment, depending on whether certain criteria are met. Each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang has determined that it has only one reporting unit and has assigned goodwill to the reporting unit and tests it for impairment under SFAS 142 as of December 31 of each year.

Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang have applied the criteria specified in SFAS 141 to account for negative goodwill arising in a business combination. SFAS 141 requires that, in a business combination in which the fair value of the identifiable net assets acquired exceeds the cost of the acquired business, the excess over cost (i.e., negative goodwill) should reduce, on a pro rata basis, amounts assigned to all of the acquired assets, with the exception of financial assets, assets to be disposed of by sale, deferred tax assets and any other current assets, with any residual recognized in income immediately.

Tax

Each of Kelun and its subsidiary, each of the Acquired Businesses and Kunming Nanjiang is a registered company in the PRC and is subject to PRC income tax on taxable income reported in its respective PRC statutory accounts adjusted in accordance with relevant PRC income tax laws.

Each of Kelun and Sichuan Pearl was established as a domestic company in the PRC and is subject to corporate income tax (“CIT”) of 33% (30% state enterprise income tax and 3% local enterprise income tax). However, according to relevant PRC income tax law, businesses incorporated in the western provinces of the PRC are subject to a 15% state enterprise income tax and are exempted from paying the local enterprise income tax; therefore, each of Kelun and Sichuan Pearl is currently subject to CIT of 15%.

Hunan Kelun, Kunming Nanjiang and all the other Acquired Businesses have been established as domestic companies in the PRC and are subject to CIT of 33% (30% state enterprise income tax and 3% local enterprise income tax).

Upon completion of the Acquisition, the Kelun Group will become a foreign invested enterprise and will be subject to CIT of 33%. However, in March 2007, the PRC government approved the PRC Corporate Income Tax Law (the “New Corporate Income Tax Law”) which will become effective on January 1, 2008. The New Corporate Income Tax Law introduces a wide range of amendments to PRC income tax laws and regulations. These changes include, but are not limited to, the standardization of the income tax rate for both domestic-invested and foreign-invested enterprises to 25%. Since the PRC government has not announced detailed implementation and administrative rules and regulations, the future financial impact of the New Corporate Income Tax Law on the Kelun Group cannot be reasonably estimated at this time. See “Risk Factors—Risks Relating to Doing Business in China—Kelun Group’s business benefits from certain PRC government incentives. Revocation of, or changes to, these incentives could have a material adverse effect on Kelun Group’s profitability.”

Each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using tax rates that will be in effect in the period during which the differences are expected to reverse. Each of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income during the period that includes the enactment date.

Results of Operations of Kelun Group

The following table sets forth a summary of Kelun Group’s consolidated statements of income for the six months ended June 30, 2006 and 2007. The historical results presented below are not necessarily indicative of the results that may be expected for any other future period.

	Six Months Ended June 30,
	2006	% of Sales	2007	% of Sales
	RMB’000		RMB’000
Net sales
External parties	376,680	88.7%	598,712	90.4%
Related parties	48,010	11.3%	63,776	9.6%
Total net sales	424,690	100.0%	662,488	100.0%
Cost of sales:
(Including related party amounts)	(340,904)	-80.3%	(527,645)	-79.7%
Gross profit	83,786	19.7%	134,843	20.3%
Operating expenses
Selling expenses	(3,899)	-0.9%	(3,453)	-0.5%
General and administrative expenses	(21,721)	-5.1%	(39,799)	-6.0%
Research and development expenses	(2,979)	-0.7%	(3,487)	-0.5%
Government grant	1,733	0.4%	1,748	0.3%
Total (operating expenses)/benefit	(26,866)	-6.3%	(44,991)	-6.7%
Operating profit	56,920	13.4%	89,852	13.6%
Interest expense	(7,229)	-1.7%	(12,879)	-2.0%
Interest income	295	0.1%	409	0.1%
Income before income taxes and minority interest	49,986	11.8%	77,382	11.7%
Income tax (expense)/benefit	(9,128)	-2.1%	(14,611)	-2.2%
Minority interests	(62)	0.0%	(371)	-0.1%
Net income	40,796	9.6%	62,400	9.4%

Also set out in the table below is a summary of some of the key performance indicators used by management to track the results of operations.

	2006 First Half	2007 First Half
Gross Profit %
Glass bottle	18.6%	16.9%
PP bottle & upright PP bag	24.4%	30.1%
Non PVC soft bag	19.0%	17.2%
Others	6.7%	0.7%
Total	19.7%	20.3%
Product Mix
Glass bottle	72.6%	55.2%
PP bottle & upright PP bag	22.5%	33.7%
Non PVC soft bag	4.9%	4.9%
Others	—%	6.2%
Total	100.0%	100.0%

Comparison of Six Months Ended June 30, 2007 and 2006 for Kelun Group

Net Sales. Net sales for the six months ended June 30, 2007 amounted to RMB662.5 million, an increase of RMB237.8 million or 56% from the first half in 2006. RMB149.6 million of the increase was attributed to the post acquisition sales of the 12 operating entities acquired by Kelun pursuant to the Restructuring completed in April 2007. The balance of the increase in sales was attributed to a 20.8% increase in sales of Kelun and Hunan Kelun, its other operating subsidiary, during the first half of 2007 when compared to 2006, resulting from an increase in sale volume and a change in product mix toward higher price products.

Cost of Sales. Cost of sales % on sales during 2007 first half was 79.7% against 80.3% in the first half of 2006. Cost of sales during the first half of 2007, particularly with respect to non IV solution products, was adversely affected by a fair value adjustment of RMB16.5 million to inventories of the 12 operating entities at their respective dates of acquisition by Kelun pursuant to the Restructuring completed in April. If the fair value adjustment to inventories was excluded, then the cost of sales for the first half of 2007 would amount to RMB511.1 million or 77.1% of sales, as compared to 80.3% in the first half of 2006. The improvement in cost of sales percentage was principally attributed to a change in product mix towards higher margin products.

Gross Profit. Gross profit for the first half of 2007 was RMB134.8 million, an increase of RMB51.1 million over the same period in 2006. Gross profit percentage during the first half of 2007 was 20.3% against 19.7% in the first half of 2006. RMB36.9 million of the increase in gross profit during the first half of 2007 was attributed to Kelun and Hunan Kelun, due to growth in sales volume and a change in product mix toward higher margin products. The gross profit percentage of Kelun and Hunan Kelun during 2007 first half was 23.5% against 19.7% in the first half of 2006. With respect to these two entities, sales of glass bottles with a relatively lower profit margin declined from 73% of total sales in the first half of 2006 to 51% in the first half of 2007, while the higher profit margin PP bottles and upright PP bags rose from 23% in 2006 first half to 42% in the first half of 2007. RMB14.1 million of the increase in gross profit was attributed to the post acquisition results of the 12 operating entities which were acquired by Kelun as part of the Restructuring completed in April 2007. As indicated earlier, the gross profit of these 12 operating entities were adversely affected by a fair value adjustment to their inventories at their respective dates of acquisition totaling RMB16.5 million. Absent such adjustment, the post acquisition gross profit of these 12 operating entities during the first half of 2007 would amount to RMB30.6 million, or 20.4% on sales, and the margin for non IV solution products would be 26.4%.

Selling Expense. Selling expense for the six months ended June 30, 2007 amounted to RMB3.5 million, a decrease of RMB0.4 million from 2006. After excluding the impact of the 12 operating entities the acquisition of which was completed in April 2007, the selling expense for the first half of 2007 would amount to RMB3 million or 0.5% on sales as compared to RMB3.9 million or 0.9% of sales in the first half of 2006. The decrease was mainly attributable to the expenses relating to the 10th year anniversary activities in May 2006 which did not recur in 2007.

General And Administrative Expenses. General and administrative expenses for the first half of 2007 increased from RMB21.7 million or 5.1% on sales in the first half of 2006 to RMB39.8 million or 6.0% on sales in the first half of 2007. Excluding the impact of the 12 operating entities the acquisition of which was completed in April 2007, general and administrative expenses for the first half of 2007 would amount to RMB26.3 million or 5.1% on sales, an increase of RMB4.6 million over the same period in 2006. The increase was principally attributed to general inflation in Sichuan province and to the recruitment of additional professional staff relative to Kelun Group’s growth in business volume and activities.

Further explanations for the major items of increases are set out below:

1. Salaries increased from RMB2.5 million in the first half of 2006 to RMB5.9 million in the first half of 2007. RMB2.7 million of this increase was attributed to the 12 operating entities the acquisition of which was completed in April 2007. The balance of the increase was mainly attributed to Kelun and Hunan Kelun, caused by an increase in head count and wage increases, and to Kelun’s Guang An Branch which increased its head count significantly after it commenced full scale production near the end of the second quarter of 2006.

2. Entertaining expense increased from RMB0.8 million in the first half of 2006 to RMB1.4 million in the first half of 2007. RMB0.4 million of the increase was attributed to the 12 operating entities the acquisition of which was completed in April 2007 while the balance of the increase was attributed to the business development activities of Kelun and Hunan Kelun.

3. Traveling expense increased from RMB0.9 million in the first half of 2006 to RMB1.7 million in the first half of 2007. RMB0.4 million of the increase was attributed to the 12 operating entities the acquisition of which was completed in April 2007. The balance of the increase was attributed to the strengthening of the corporate supervision of the operating subsidiaries and an increase in group marketing activities.

4. Vehicle expense increased from RMB0.7 million in the first half of 2006 to RMB1.5 million in the first half of 2007. RMB0.4 million of the increase was attributed to the 12 operating entities the acquisition of which was completed in April 2007. The balance of the increase resulted principally from inflation and additional vehicles purchased by Kelun and Hunan Kelun during the first half of 2007.

5. Social insurance increased from RMB4.5 million in the first half of 2006 to RMB10.5 million in the first half of 2007. RMB4.2 million of the increase was attributed to the 12 operating entities the acquisition of which was completed in April 2007. The balance of the increase was mainly attributed to general salary increases in Kelun and Hunan Kelun, an increase in the number of employees qualifying for social insurance, and to the increase in Guang An branch’s head count after it went into full production in the second quarter of 2006.

Research and Development Expenses. Research and development expenses increased from RMB3.0 million in the first half of 2006 to RMB3.5 million in the first half of 2007. The increase was mainly attributable to research and development expenses relating to non-IV solution products being developed by Sichuan Pearl and Xinyuan, 2 operating subsidiaries acquired in March 2007. The percentage of research and development expenses to sales was 0.5% for the first half of 2007, compared to 0.7% for the first half of 2006. Such expenses in the first half of 2007 comprised research and development materials (30%), acquisition of know how (45%) and employment costs (25%).

Government Grant. There was no significant change in the level of government grant received during the six months ended June 30, 2006 and 2007.

Interest Expense. Interest expense increased from RMB7.2 million in the first half of 2006 to RMB12.9 million in the first half of 2007. The increase was principally attributed to additional bank borrowings drawn down to finance the increase in receivables and inventories arising from sales growth. Interest expense as a percentage of net sales, increased marginally from 1.7% in the first half of 2006 to 1.9% in the first half of 2007. After adjusting for interest on discount of notes receivable and interest capitalized, the overall effective annualized interest rate on bank borrowings was approximately 7.7% for the first halves of both 2007 and 2006.

Interest Income. Interest income increased from RMB0.3 million in the first half of 2006 to RMB0.4 million in the first half of 2007 due principally to an increase in cash and restricted cash deposits with banks.

Income Tax Expense. Income tax expense in the first half of 2007 increased to RMB14.6 million from RMB9.1 million in the first half of 2006, generally in line with the increase in net income. The overall effective income tax rate increased from the 18.3% in the first half of 2006 to 18.9% in the first half of 2007. The increase in the effective rate of income tax was mainly attributable to (1) a greater proportion of net income being subject to the full rate of corporation income tax instead of the reduced rate of 15% applicable to western provinces of the PRC, (2) non deductible expenses for income tax purposes, and (3) the impact of the unified enterprise income tax rate of 25% effective from January 1, 2008 on deferred tax assets and liabilities.

Minority Interests. Minority interests for the first half of 2006 represented 6.67% of the profit of Hunan Kelun attributable to the interest of third party shareholders. In the first half of 2007, minority interests comprised (1) 6.67% of the profit of Hunan Kelun during the first quarter of 2007, i.e. prior to such third party shareholders’ interest being acquired by Kelun, and (2) 20% of the post acquisition profits of Heilongjiang Kelun and Heilongjiang Packaging during the first half of 2007 attributable to the interest of third party shareholders.

Net Income. As a result of the foregoing, Kelun Group’s net income after tax and minority interests increased by RMB21.6 million from RMB40.8 million in the first half of 2006 to RMB62.4 million in the first half of 2007.

Liquidity and Capital Resources of Kelun Group

The following table sets forth Kelun Group’s net cash flows for the six months ended June 30, 2006 and 2007.

	For the six months ended June 30,
	2006	2007	2007
	RMB’000	RMB’000	RMB’000
Net cash generated (used in) from operating activities	22,276	94,706	12,441

Net cash used in investing activities	(58,349)	(40,318)	(5,296)

Net cash generated from financing activities	34,909	(36,783)	(4,832)

Net (decrease) increase in cash and cash equivalent	(1,164)	17,605	2,313
Cash and cash equivalent at beginning of the year	44,045	47,613	6,255

Cash and cash equivalent at end of the year	42,881	65,218	8,568

To date, group operations have been financed primarily through cash flows from operations, long-term and short-term bank loans, notes payable, government grants and equity contributions by its shareholders. As of June 30, 2007, cash and cash equivalents amounted to RMB65.2 million, held primarily in RMB denominated accounts with banks in China.

Operating Activities.

Net income for the first half of 2007, after adjusting for the non cash items of depreciation and amortization, resulted in a cash inflow of RMB82.4 million. The balance of the net operating cash inflow during this period amounted to RMB12.3 million and was mainly attributed to increases in accounts payable (RMB120 million), accrued expenses and other liabilities (RMB32.4 million), income taxes payable (RMB16.0 million) and deferred revenue (RMB28.8 million), offset by increases in accounts receivables (RMB71.7 million), inventories (RMB44.1 million), prepayments, deposits and other assets (RMB21.4 million), deferred cost (RMB28.8 million) and a decrease in the net amount due to related parties (RMB12.2 million).

The increase in accounts payable of RMB120 million during the first half of 2007 was mainly due to improved controls over the payment process and the settlement of accounts payable through the issuance of notes payable which under US GAAP is deemed to be a non cash transaction.

The increases in receivables and inventories were caused principally by the acquisition of the 12 operating entities completed in April 2007 and the general increase in sales volume and value. Excluding the newly acquired entities, the turnover period of the receivables of Kelun and Hunan Kelun for the first half of 2007 was approximately 1.88 months, compared to approximately 1.63 months during the first half of 2006. This was mainly due to the significant increase in sales of Hunan Kelun in May and June 2007, which were not collected in the first half of 2007. Excluding the newly acquired entities, the inventories of Kelun and Hunan Kelun at June 30, 2007 represented approximately 4.68 months of sales, against 4.85 months of sales at June 30, 2006. The improvement in inventory turnover was mainly due to improved production planning.

Investing Activities. Net cash used in investing activities declined from RMB58.3 million in 2006 first half to RMB40.3 million in 2007 first half. The decrease was mainly attributed to a decrease in cash outflow on acquisition of or deposit for property, plant and equipment of RMB11.1 million and a decrease in cash outflow on the acquisition of land use rights of RMB5.1 million. Included in the 2006 net cash used of RMB58.3 million were payments totaling RMB24 million made in 2006 for capital expenditure on Guang An Branch’s production plant incurred in 2005.

Financing Activities. RMB62.2 million was used during the first half of 2007 to settle notes payable on their maturity. Other cash used for financing activities comprised restricted cash of RMB18.6 million used to secure the issue of notes payable and transaction costs incurred of RMB7.0 million. Net cash generated from short term borrowings during the period amounted to RMB51 million. As a result of the foregoing, net cash of RMB36.8 million was used in financing activities during the period.

Cash and Cash Equivalents. The combined effect of net cash generated from operating activities, investing activities and financing activities resulted in a net increase in cash and cash equivalents during the first half of 2007 of RMB17.6 million.

Capital Expenditures of Kelun Group

Capital expenditures, excluding appraisal surpluses or deficits, for the first half of 2007 was RMB45.7 million, compared to RMB23.0 million during the first half of 2006.

The capital expenditure in 2007 first half comprised principally of RMB18.1 million for setting up of the new Ren Shou branch of Kelun (RMB2.5 million in land use right, RMB6.5 million in building and construction, and RMB9.1 million in production and other equipment), RMB8.2 million for production and other equipment of Kelun proper, RMB1.2 million for building and production equipment of Hunan Kelun, RMB5.4 million for an oven construction in progress and RMB14.4 million for production and other equipment of the twelve newly acquired entities.

The capital expenditure in 2006 first half of RMB20.4 million comprised principally RMB7.7 million for land use rights and RMB4 million for construction in progress at Kelun’s Guang An branch, and property and production equipment of RMB8.1 million and RMB4.6 million for Kelun and Hunan Kelun respectively.

Contractual Obligations of Kelun Group

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB(million)	RMB(million)	RMB(million)	RMB(million)	RMB(million)
Short-term Debt Obligations	306.0	306.0	—	—	—
Long-term Debt Obligations	69.0	—	69.0	—	—
Capital (Finance) Lease Obligations	—	—	—	—	—
Operating Lease Obligations	11.7	4.7	7.0	—	—
Purchase Obligations	6.8	6.8	—	—	—
Notes Payable	66.2	66.2	—	—	—
Advance from banks through discounted notes receivable	35.0	35.0
Other Long-Term Liabilities reflected on the Balance Sheet under US GAAP	17.0	4.8	12.2	—	—

Total	511.7	423.5	88.2	—	—

As of June 30, 2007 Kelun had short-term bank loans from the Industrial and Commercial Bank of China, the Shanghai Putong Development Bank, the Communication Bank and the China CITIC Bank in the aggregate principal amount of RMB306 million, bearing average interest rates of 6.813% to 7.023% per annum. It also had a long-term bank loan from the Yuechi County Farm Credit Union in the aggregate amount of RMB69 million, bearing an average interest rate of 7.578% per annum. Kelun’s management believes that Kelun Group is able to pay its debts as they become due regardless of whether the Acquisition is consummated.

As of June 30, 2007, Kelun had commitments to purchase property, plant and equipment in the amount of RMB6.8 million and future minimum payments under non-cancelable operating leases in the amount of RMB11.7 million.

RESTATEMENT OF INFORMATION PREVIOUSLY REPORTED

Subsequent to the issuance of the financial statements included in Shanghai Century Acquisition Corporation’s proxy statement pursuant to Section 14(a) of the Securities Exchange Act 1934 on August 16, 2007, Kelun Group made adjustments to the Consolidated/Combined Statements of Cash Flows of Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang to reflect the settlement of accounts payable through the issuance of notes payable as non-cash transactions and the changes in the related restricted cash as cash flows from financing activities instead of cash flows from operating activities.

The effects of the adjustment on net cash (used in) generated from operating activities and net cash (used in) generated from financing activities for the periods presented, and the additional disclosure in the supplemental schedule of non-cash activities are set out in Note 3 of the respective company’s financial statements.

Results of Operations for Kelun Joint Stock

Sichuan Kelun Pharmaceutical Co., Ltd., together with Hunan Kelun Pharmaceutical Company Limited, its subsidiary, is principally engaged in the manufacture, development and sale of IV solution products in the PRC.

The following table sets forth a summary of Kelun Joint Stock’s statements of income for the periods indicated. The historical results presented below are not necessarily indicative of the results that may be expected for any other future period.

	For the years ended December 31,
	2004		2005		2006		2006
	RMB’000	% of Revenues	RMB’000	% of Revenues	RMB’000	% of Revenues	US$’000
Net sales:
External parties	608,507	93.0%	808,157	94.1%	777,228	84.9%	99.593
Related parties	45,760	7.0%	50,493	5.9%	138,135	15.1%	17,700
Total net sales	654,267	100.0%	858,650	100.0%	915,363	100.0%	117,293
Cost of sales:
(including related party amounts of RMB115,749, RMB72,726 and RMB57,210 (US$7,731)	(548,111)	(83.8)%	(701,437)	(81.7)%	(731,329)	(79.9)%	(93,711)
Gross profit	106,156	16.2%	157,213	18.3%	184,034	20.1%	23,582
Operating expenses:
Selling expenses (US$112)	(5,654)	(0.8)%	(5,702)	(0.7)%	(8,777)	(0.9)%	(1,125)
General and administrative expenses (including related party amounts of RMB576, RMB527 and RMB878 (US$112)	(44,071)	(6.7)%	(46,665)	(5.4)%	(46,693)	(5.1)%	(5,983)
Research and development expenses	(4,533)	(0.7)%	(12,277)	(1.4)%	(2,280)	(0.3%)	(292)
Government grants	640	0.1%	1,300	0.1%	1,785	0.2%	229
Total operating expenses	(53,618)	(8.2)%	(63,344)	(7.4)%	(55,965)	(6.1)%	(7,171)
Operating profit	52,538	8.0%	93,869	10.9%	128,069	14.0%	16,411
Interest expense	(9,505)	(1.5)%	(13,234)	(1.5)%	(15,240)	(1.7)%	(1,953)
Interest income	271	0.1%	591	0.1%	884	0.1%	113
Income before income taxes and minority interest	43,304	6.6%	81,226	9.5%	113,713	12.4%	14,571
Income tax (benefits) expenses	(5,371)	(0.8)%	(13,476)	(1.6)%	(19,160)	(2.0)%	(2,455)
Minority interests	192	0.0%	(506)	(0.1)%	(485)	(0.1)%	(62)
Net Income	38,125	5.8%	67,244	7.8%	94,068	10.3%	12,054
Net income attributable to shareholders	38,125	5.8%	67,244	7.8%	94,068	10.3%	12,054

Also set out in the table below is a summary of some of the additional key performance indicators used by management to track the results of operations:

	2004	2005	2006
Gross Profit %
Glass bottle	14.7%	15.6%	16.5%
PP bottle & upright PP bag	29.0%	30.7%	29.3%
Non PVC soft bag	25.3%	22.2%	16.9%
Total	16.2%	18.3%	20.1%
Product Mix
Glass bottle	88.5%	78.1%	66.0%
PP bottle & upright PP bag	7.9%	15.0%	28.2%
Non PVC soft bag	3.6%	6.9%	5.8%
Total	100%	100%	100%

Comparison of Years Ended December 31, 2006 and December 31, 2005 for Kelun Joint Stock

Net Sales. Kelun Joint Stock’s net sales increased by 6.6% to RMB915.4 million (US$117.3 million) in 2006 from RMB858.7 million in 2005. This increase resulted primarily from sales of its upright PP bag product which was commercially launched in June 2006 and generated RMB182 million (US$23.3 million) in net sales in 2006, partly offset by a reduction in sales of glass bottled IV products. As indicated in the above table, there was a shift in the sales mix toward higher priced (and higher gross margin) PP bottled IV products during 2006 when compared to 2005. The share of glass bottled IV product sales declined from 78.1% in 2005 to 66.0% in 2006 while the share of PP bottled product sales increased from 15.0% in 2005 to 28.2% in 2006.

Sales to related parties increased by 173.6% to RMB138.1 million (US$17.7 million) in 2006 from RMB50.5 million in 2005, as a result of one of the sales agents who is a sister of Mr. Gexin Liu and a 2% shareholder of Kelun Pharma Trading engaging Kelun Pharma Trading as her licensed pharmaceutical trading company to sell Kelun Joint Stock’s products, thereby increasing sales to Kelun Pharma Trading.

Cost of Sales. Kelun Joint Stock’s cost of sales increased by 4.3% to RMB731.3 million (US$93.7 million) in 2006 from RMB701.4 million in 2005, due primarily to an increase in sales. Cost of sales as a percentage of net sales declined from 81.7% in 2005 to 79.9% in 2006 because of improved economies of scale. In addition, PP and non-PVC bottles and bags, which are less expensive to transport than glass bottles, constituted a larger portion of sales in 2006 compared to the prior year.

Gross Profit. Gross profit in 2006 increased by 14.6% to RMB184.0 million (US$23.6 million) from RMB157.2 million in 2005, and gross margin increased to 20.1% from 18.3%, as a result of the change in product mix discussed above and an increase in sales volume in 2006.

Operating Expenses. Kelun Joint Stock’s operating expenses decreased by 11.5% to RMB56.0 million (US$7.1 million) in 2006 from RMB63.3 million in 2005. Operating expenses as a percentage of sales declined from 7.4% in 2005 to 6.1% in 2006. The decrease in operating expenses was due primarily to significant decreases in research and development expenses, offset in part by an increase in selling expenses.

•

Selling expenses increased to RMB8.8 million (US$1.1 million) in 2006 from RMB5.7 million in 2005. Selling expenses as a percentage of revenues increased slightly to 1% in 2006 from 0.7% in 2005. The increase in selling expenses was primarily attributed to an increase in the width and depth of the distribution network in key provinces.

•	General and administrative expenses remained unchanged at RMB46.7 million (US$6.0 million) in 2006 and 2005.

•

Research and development expenses decreased by 81.3% to RMB2.3 million (US$0.3 million) in 2006 from RMB12.3 million in 2005 because Kelun Joint Stock had to suspend or postpone certain research development projects for new products in 2006 due to the lack of clarity in the requirements for development and registration of new pharmaceutical products in 2006 pending the promulgation of a new set of drug registration regulations in light of the scandals involving high-ranking SFDA officials, as well as certain negative publicity of substandard drugs sold in the PRC market. The SFDA recently enacted a new set of drug registration regulations in July 2007, and Kelun’s management believes that the level of Kelun Joint Stock’s research and development expenses in 2007 may attain the 2005 level. See “Risk Factors—Risks Related to Doing Business in China—Recent bribery investigations against several senior officials of the SFDA will likely delay Kelun Group’s applications to register new products or renew the licenses or registrations of some of its existing products.” Research and development expenses as a percentage of sales decreased to 0.3% in 2006 from 1.4% in 2005.

•

Government grants received from the provincial government increased to RMB1.8 million (US$0.2 million) in 2006 from RMB1.3 million in 2005, partly as a result of the establishment of a new production facility in Guang’an. Kelun Joint Stock also received an increased amount of government grants in 2006 due to the creation of additional jobs in Sichuan Province and higher taxes paid in 2006 compared to 2005.

Interest Expense. Interest expense increased by 15.2% to RMB15.2 million (US$2.0 million) in 2006 from RMB13.2 million in 2005. This increase was due to additional borrowings by Kelun Joint Stock under its short-term loan facility and additional notes receivable discounted by Kelun Joint Stock to finance its business growth.

Interest Income. Interest income increased by 50.0% to RMB0.9 million (US$0.1 million) in 2006 from RMB0.6 million in 2005 due to an increase in the average balance of interest-bearing deposits.

Income Tax Expense. Income tax expense increased by 42.2% to RMB19.2 million (US$2.5 million) in 2006 from RMB13.5 million in 2005 as a result of the increase in net income.

Minority Interests. Minority interests in 2005 and 2006 represent the adjustment for the portion of third party shareholders’ interests of 6.67% in the respective profits of Hunan Kelun in those two years.

Net Income. As a result of the foregoing, Kelun Joint Stock’s net income increased by 40.0% to RMB94.1 million (US$12.1 million) in 2006 from RMB67.2 million in 2005.

Comparison of Years Ended December 31, 2005 and December 31, 2004 for Kelun Joint Stock

Net Sales. Net sales increased by 31.2% to RMB858.7 million in 2005 from RMB654.3 million in 2004. This increase primarily resulted from an increase in sales volume, including increased sales of IV solution products packaged in PP bottles and bags, which have higher retail prices compared to products packaged in glass bottles. The increase in sales volume to meet increased market demand was made possible by an upgrade and expansion of production lines at Hunan Kelun which was completed in August 2004.

Cost of Sales. Cost of sales increased by 28.0% to RMB701.4 million in 2005 from RMB548.1 million in 2004, due primarily to an increase in sales volume. Cost of sales as a percentage of net sales decreased to 81.7% in 2005 from 83.8% in 2004 due to improved economies of scale and changes in product mix.

Gross Profit. Gross profit increased by 48.0% to RMB157.2 million in 2005 from RMB106.2 million in 2004, and average gross margin increased to 18.3% from 16.2%. The improvement in gross profit and average gross margin was mainly attributed to a change in sales mix toward higher margin products. In particular, the sale of glass bottled IV products declined from 88.5% in 2004 to 78.1% in 2005 while the share of PP IV product sales increased from 7.8% in 2004 to 15.0% in 2005.

Operating Expenses. Operating expenses increased by 18.1% to RMB63.3 million in 2005 from RMB53.6 million in 2004. Operating expenses as a percentage of net sales decreased from 8.2% in 2004 to 7.4% in 2005. Changes in each category of operating expenses are analyzed below.

•	Selling expenses increased slightly to RMB5.7 million in 2005 from RMB5.6 million in 2004. Selling expenses as a percentage of net sales decreased to 0.7% in 2005 from 0.9% in 2004.

•

General and administrative expenses increased by 5.9% to RMB46.7 million in 2005 from RMB44.1 million in 2004. This increase was due primarily to professional fees and expenses in connection with an aborted initial public offering in Hong Kong, increases in staff housing benefits and start up expenses related to a new production facility. That initial public offering was aborted because Kelun’s management believed the proposed offering price did not fairly reflect the value of Kelun’s business at that time. General and administrative expenses as a percentage of net sales, however, decreased to 5.4% in 2005 from 6.7% in 2004.

•

Research and development expenses increased significantly to RMB12.3 million in 2005 from RMB4.5 million in 2004 due to an increase in the number of new drug applications filed with the SFDA in 2005 compared with the number in 2004, a corresponding increase in the number of clinical trials in 2005 compared to 2004 and the purchase of intellectual property rights from research institutes with which Kelun Joint Stock had collaboration agreements in 2005. Research and development expenses as a percentage of net sales increased to 1.4% in 2005 from 0.7% in 2004.

•

Government grants received from the provincial government increased to RMB1.3 million in 2005 from RMB0.6 million in 2004 due to the creation of additional jobs in Sichuan Province and higher taxes paid in 2005 compared to 2004.

•

Interest Expense. Interest expense increased by 38.9% from 2004 to 2005 due to an increase in borrowings to finance business expansion. Interest expense as a percentage of sales, remained stable at 15% in both years.

•	Interest Income. Interest income increased to RMB0.6 million in 2005 from RMB0.3 million in 2004 as a result of an increase in the average balance of interest-bearing deposits.

Income Tax Expense. Income tax expense increased significantly from RMB5.4 million in 2004 to RMB13.5 million in 2005 due to the increase in net income.

Minority Interests. Minority interests in 2005 and 2004 represent the adjustment for the portion of third party shareholders’ interests of 6.67% in the respective profit and loss of Hunan Kelun in these two years.

Net Income. As a result of the foregoing, Kelun Joint Stock’s net income increased by 76.4% to RMB67.2 million in 2005 from RMB38.1 million in 2004.

Liquidity and Capital Resources of Kelun Joint Stock

The following table sets forth Kelun Joint Stock’s net cash flows for the periods indicated:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB	RMB	RMB	US$
Net cash (used in) generated from operating activities	8,247	110,822	153,641	19,688
Net cash used in investing activities	(7,958)	(45,972)	(157,886)	(20,231)
Net cash generated from financing activities	1,656	(46,097)	7,813	1,001
Net increase in cash and cash equivalents	1,945	18,753	3,568	458
Cash and cash equivalents at beginning of the year	23,347	25,292	44,045	5,643
Cash and cash equivalents at end of the year	25,292	44,045	47,613	6,101

Kelun Joint Stock has financed its operations primarily through cash flows from operations, long-term and short-term bank loans, government grants and equity contributions by its shareholders. As of December 31, 2006, Kelun Joint Stock had RMB47.6 million (US$6.1 million) in cash and cash equivalents. Kelun Joint Stock’s cash and cash equivalents primarily consist of cash on hand and bank balances which are primarily held in Renminbi-denominated accounts with banks in China.

Operating Activities

Net income for 2006, after adjusting for the non cash items of depreciation and amortization, resulted in a cash inflow of RMB118.4 million. The major sources of other cash inflow comprised (1) settlement by related parties for the net amounts due to Kelun Joint Stock of RMB20.9 million, (2) increase in accounts payable of RMB75.3 million, (3) reduction in inventories of RMB3.9 million, and (4) increases in accrued expenses and taxes payable of RMB5.5 million and RMB4.7, respectively. The increase in accounts payable of RMB75.3 million was mainly due to improved cash flow management and the settlement of accounts payable through the issuance of notes payable which under US GAAP is deemed to be a non cash transaction. The inventories at December 31, 2006 were equivalent to approximately 4.1 month of sales, reflecting a modest improvement from 4.4 month at December 31, 2005. Cash used to finance the increase in receivables in 2006 amounted to RMB59.6 million. The increase in receivables was attributed to an increase in sales in 2006 and the increase in the average receivables turnover period from 0.9 month in 2005 to 1.3 month during 2006. The increase in the receivables turnover period reflected the need to provide additional support to sales agents to finance business growth. Another major cash usage during 2006 was the increase in deposits paid to vendors to secure supplies of materials amounting to RMB9.4 million. As a result of the above and other minor items of cash flow, net cash flow generated from operating activities during 2006 amounted RMB154 million.

Net income for 2005, after adjusting for the non cash items of depreciation and amortization, resulted in a cash inflow of RMB87.0 million. Cash used to finance the increase in inventories in 2005 amounted to RMB68.3 million. The increase in inventories was due primarily to the increase in sales during 2005. Inventories at December 31, 2005 were equivalent to 4.4 months of sales against 4.1 months at December 31, 2004. The increase in inventory level resulted from a significant increase in the PP bottles and bags business volume in 2005. An increase in the aggregate amount due from related parties and a reduction in the aggregate amount due to related parties resulted in an aggregate cash outflow of RMB69.2 million during 2005, mainly due to funds transferred to Kelun Industrial Group during 2005 for funding business acquisitions. Cash used to finance the increase in receivables in 2005 amounted to RMB9.2 million. The increase in receivables was attributed to the increase in sales in 2005. The average receivable turnover period was 0.9 month during both 2005 and 2004. These outflows were offset by inflows generated from (1) an increase in accounts payable of RMB137.2 million due to the significant increase in business volume and the settlement of accounts payable through the issuance of notes payable which under US GAAP is deemed to be a non cash transaction, (2) an increase in accrued expenses and other liabilities of RMB30.6 million mainly in respect of capital expenditures incurred but not yet settled, and (3) an increase in income tax payable of RMB4.1 million. As a result of the foregoing and other minor items of cash flows, net cash generated from operating activities amounted to RMB110.8 million.

Net income for 2004, after adjusting for the non cash items of depreciation and amortization, resulted in a cash inflow of RMB54.5 million. However, significant cash was used to finance the increases in inventories (RMB61.6 million), prepayments, deposits and other assets (RMB43.1 million) and accounts receivable (RMB26.7 million). At December 31, 2004, inventories were equivalent to 4.1 month of sales. The average receivables turnover period during 2004 was 0.9 months. Conversely, cash was generated from (1) an increase in accounts payable (RMB59.6 million), (2) an increase in accrued expenses and other liabilities (RMB21.2 million) and (3) an increase in the net amount due to related parties (RMB3.7 million). The increase in accounts payable was mainly due to the settlement of accounts payable through the issuance of notes payable which under US GAAP is deemed to be a non cash transaction.

As a result of the above and other minor items of cash flow, net cash generated from operating activities during 2004 amounted to RMB8.2 million.

Investing Activities

Net cash used in investing activities in 2006 increased significantly to RMB157.9 million (US$20.2 million) in 2006 from RMB46.0 million in 2005, primarily due to RMB80.0 million (US$10.3 million) prepaid in 2006 for the Restructuring. Kelun Joint Stock also had expenditures of approximately RMB7.0 million (US$0.9 million) in connection with improvements to and expansion of the production lines for the manufacture of the upright-standing PP soft bag, which was commercially launched in June 2006.

Net cash used in investing activities in 2005 increased significantly to RMB46.0 million from RMB8.0 million in 2004. This increase was primarily the result of investments in property, plant and equipment for a new production facility in Guang’an in 2005.

In addition, due to government re-zoning of certain industrial zones, Kelun Joint Stock sold a manufacturing facility in 2004 and used the proceeds to fund the purchase of property, plant and equipment in 2005.

Financing Activities

Net cash generated from financing activities in 2006 amounted to RMB7.8 million (US$1.0 million) and was mainly attributed to short-term bank and other borrowings totalling RMB210 million and proceeds of RMB30.0 million (US$3.8 million) from the issue of five million new shares in 2006 to Shanghai Holley Capital Co., Ltd., a privately owned private equity investment company, at RMB6.00 per share, representing a 6.67% of the post-closing total share capital of Kelun Joint Stock. Cash used in financing activities in 2006 consisted primarily of principal repayments of short-term and long-term bank loans totalling RMB182.8 million and settlement of notes payable on maturity of RMB62.8 million.

During 2005 cash inflow of RMB182.8 million was generated from short and long term bank borrowings. Cash used to repay bank borrowings during the same period amounted to RMB167.1 million. Cash used in financing activities comprised of RMB52.3 million for settlement of notes payable on maturity and RMB9.5 million as restricted cash to secure the issue of notes payable. As a result of the foregoing, cash used in financing activities in 2005 amounted to RMB46.1 million.

Capital Expenditures of Kelun Joint Stock

Excluding appraisal surpluses or deficits in 2006, 2005 and 2004, Kelun Joint Stock’s capital expenditures totaled RMB52.4 million (US$6.7 million), RMB62.5 million and RMB38.2 million, respectively. The capital expenditures in these three years were primarily spent on production capacity expansion projects of Kelun, its Guang An branch and Hunan Kelun in the amounts of RMB47.2 million, RMB47.6 million and RMB58.3 million, respectively.

Kelun’s RMB47.2 million capital expenditures were mainly for one new PP bottle solution production line in 2004 with an annual production capacity of 25 million bottles and modification of two production lines from PP bottles to PP upright soft bags during 2005 and 2006 which increased the annual production capacity from 50 million units to 100 million units.

Kelun established its Guang An branch in 2005, and the RMB47.6 million capital expenditures were for a new packaging material production line with annual capacity of 100 million units of bottle caps (or similar number of soft bag connection parts), and one PP bottle solution production line with annual capacity of 100 million bottles.

The RMB58.3 million capital expenditures for Hunan Kelun, after its acquisition at the end of 2003, were for two PP bottle solution production lines and two glass bottle solution production lines with total annual capacities of 100 million bottles and 140 million bottles, respectively. Kelun’s management estimates that Kelun Joint Stock’s capital expenditures in 2007 will be approximately RMB82.5 million (US$10.6 million), mainly for expansion of production capacity. Kelun is expected to account for RMB38 million, with RMB30 million for a new upright PP soft bag solution production line (annual capacity of 140 million units) and RMB8 million for miscellaneous equipment. The Guang An branch is expected to account for RMB15 million for the first phase of a PP bottle solution production line (annual capacity of 140 million units when completed in 2008) and for a new packaging material production line (annual capacity of 200 million bottle caps).

The newly established Ren Shou branch is expected to account for RMB22.5 million, mainly for a glass bottle solution production line (annual capacity of 120 million units). The balance of RMB7 million is mainly for enhancement of output quality at Hunan Kelun.

Contractual Obligations of Kelun Joint Stock

The following table sets forth Kelun Joint Stock’s contractual obligations as of December 31, 2006:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB(million)	RMB(million)	RMB(million)	RMB(million)	RMB(million)
Short-term Debt Obligations	190.0	190.0	—	—	—
Long-term Debt Obligations	20.0	—	20.0	—	—
Capital (Finance) Lease Obligations	—	—	—	—	—
Operating Lease Obligations	0.8	0.8	—	—	—
Purchase Obligations	22.7	22.7	—	—	—
Notes Payable	36.5	36.5	—	—	—
Other Long-Term Liabilities reflected on the Balance Sheet under US GAAP	—	—	—	—	—
Total	270.0	250.0	20.0	—	—

As of December 31, 2006, Kelun Joint Stock had short-term bank loans from the Industrial and Commercial Bank of China, the Shanghai Putong Development Bank, the Communication Bank and the China CITIC Bank in the aggregate principal amount of RMB190.0 million (US$24.3 million), bearing average interest rates of 6% to 8% per annum. It also had a long-term bank loan from the Yuechi County Farm Credit Union in the aggregate amount of RMB20.0 million (US$2.6 million), bearing an average interest rate of 9.4% per annum.

As of December 31, 2006, Kelun Joint Stock had commitments to purchase property, plant and equipment in the amount of RMB22.7 million (US$2.9 million) and future minimum payments under non-cancelable operating leases in the amount of RMB0.8 million (US$0.1 million).

Kelun’s management believes that Kelun Joint Stock is able to pay its debts as they become due regardless of whether the Acquisition is consummated.

Results of Operations for the Acquired Businesses

The Acquired Businesses are primarily engaged in the manufacture, development and sale of IV solution products and generic prescription and OTC drugs in the PRC. The Acquired Businesses also sell active pharmaceutical ingredients and packaging materials to various members of Kelun Group for production of IV solution products.

The following table sets forth a summary of the Acquired Businesses’ statements of income for the periods indicated. The historical results presented below are not necessarily indicative of the results that may be expected for any other future period.

	For the years ended December 31,
	2004		2005		2006		2006
	RMB’000	% of Revenues	RMB’000	% of Revenues	RMB’000	% of Revenues	US$’000
Net sales:
External parties	58,536	46.5%	103,784	56.3%	291,397	75.8%	37,339
Related parties	67,247	53.5%	80,572	43.7%	93,112	24.2%	11,931
Total net sales	125,783	100.0%	184,356	100.0%	384,509	100.0%	49,270
Cost of sales:
(including related party amounts of RMB2,522, RMB72,726 and RMB13,509 (US$1,731)	(100,437)	79.8%	32,694	17.7%	60,310	15.7%	7,728
Gross profit	25,346	20.2%	15,166	(8)%	184,034	20.11%	23,582
Operating expenses:
Selling expenses (US$112)	(2,889)	(2.3)%	(3,082)	(1.7)%	(3,675)	(1.0)%	(471)
General and administrative	(17,794)	(14.2)%	(32,838)	(17.8)%	(29,042)	(7.6)%	(3,721)
Research and development expenses	(9,780)	(7.8)%	(15,714)	(8.5)%	(6,922)	(1.8)%	(887)
Government grants	1,137	0.9%	2,066	1.1%	1,381	0.4%	177
Total operating expenses	(29,326)	(23.4)%	(49,568)	(26.9)%	(38,258)	(10.0)%	(4,902)
Operating profit	(3,980)	(3.2)%	(16,874)	(9.2)%	22,052	5.7%	2,826
Interest expense	(2,551)	(2.0)%	(4,642)	(2.5)%	(6,683)	(1.7)%	(856)
Interest income	86	0.1%	140	0.1%	85	0.0%	11
(Loss) income before income taxes	(6,445)	(5.1)%	(21,376)	(11.6)%	15,454	4.0%	1,981
Income tax (expense) (benefits)	(1,234)	(1.0)%	(493)	(0.3)%	(6,475)	(1.7)%	(830)
Net (loss) income before taxes	(7,679)	(6.1)%	(21,869)	(11.9)%	8,979	2.3%	1,151

Also set out in the table below is a summary of the additional key performance indicators used by management to track operating results.

	2004	2005	2006
Gross Profit %
Glass bottle	9.8%	13.8%	13.8%
PP bottle & Upright PP bag	0.0%	4.0%	17.9%
Non-pvc soft bag	0.0%	0.0%	0.0%
Others	27.5%	21.1%	18.9%
Total	20.2%	17.7%	15.7%
Product Mix
Glass bottle	41.4%	44.5%	62.2%
PP bottle & Upright PP bag	0.0%	0.8%	6.6%
Non-pvc soft bag	0.0%	0.0%	0.0%
Others	58.6%	54.7%	31.2%
Total	100.0%	100.0%	100.0%

Comparison of Years Ended December 31, 2006 and December 31, 2005 for the Acquired Businesses

Net sales. Net sales increased by 108.5% to RMB384.5 million (US$49.3 million) in 2006 from RMB184.4 million in 2005 as a result of increased sales volume due to businesses acquired in 2005 and 2006 and, to a lesser extent, increased market demand. In 2006, Bingzhou Jianhua, which manufactures and sells IV solution products, was acquired by Shandong Kelun, thereby increasing the sales of the Acquired Businesses. Also, in 2005, Jiangxi Kelun acquired the business of Jiangxi Taifeng Pharmaceutical Company Limited, which also manufactures IV solution products, and Heilongjiang Packaging acquired the business of Acheng Glass Factory, which manufactures glass bottles for medical products. However, because these acquisitions were completed in the last six months of 2005, the full impact of these acquisitions was not reflected in the financial results of the Acquired Businesses until 2006. In addition, to satisfy increased market demand for IV solution products, the shareholders of Jilin Kelun contributed certain equipment to it which significantly enhanced its production capacity in 2006.

Cost of Sales. Cost of sales increased by 113.7% to RMB324.2 million (US$41.6 million) in 2006 from RMB151.7 million in 2005, largely in line with the increase in net sales in 2006 from 2005. Cost of sales as a percentage of net sales increased slightly from 82.3% in 2005 to 84.3% in 2006. Explanations for fluctuations in this percentage by product categories are provided in the following paragraph on gross profit.

Gross Profit. Gross profit in 2006 increased by 84.4% to RMB60.3 million (US$7.7 million) from RMB32.7 million in 2005, although gross margin decreased during the same period from 17.7% to 15.7%. Gross margin for glass bottled products remained unchanged at 13.8% during 2005 and 2006 while the gross margin for PP bottled and upright bag products improved from 3.9% in 2005 to 17.9% in 2006, although these margins were still below those achieved by Kelun Joint Stock.

The higher margins achieved by Kelun Joint Stock were due to its greater production output which resulted in lower manufacturing expenses on a per unit basis. The gross margin for other pharmaceutical products declined slightly from 21.1% in 2005 to 18.9% in 2006, due to the changes in product mix within this category.

Operating Expenses. Operating expenses decreased by 22.8% to RMB38.3 million (US$4.9 million) in 2006 from RMB49.6 million in 2005. Operating expenses as a percentage of net sales declined to 9.9% in 2006 from 26.9% in 2005. This decrease was due to decreases in general and administrative and research and development expenses

•

Selling expenses increased to RMB3.7 million (US$0.5 million) in 2006 from RMB3.1 million in 2005 due to the significant increase in sales volume in 2006. Selling expenses as a percentage of net sales decreased to 1.0% in 2006 from 1.7% in 2005, due to the fact that sales grew at a faster rate than selling expenses.

•

General and administrative expenses decreased by 11.6% to RMB29.0 million (US$3.7 million) in 2006 from RMB32.8 million in 2005. This decrease was due to the fact that certain one-time administrative expenses in connection with the acquisition and integration of two new companies in 2005 and one-time costs associated with the expansion of Jilin Kelun did not recur in 2006. General and administrative expenses as a percentage of net sales decreased to 7.6% in 2006 from 17.8% in 2005. During 2006, Zhongnam Kelun wrote-off accounts receivable of RMB2.7 million against its allowance for doubtful accounts, after obtaining approval from the tax authority. The account receivable in question was identified as doubtful and the allowance for doubtful debt was established when Zhongnam Kelun was acquired by Kelun Industrial Group in 2004. Accordingly, the write off had no impact on the general and administrative expenses and net income for 2006.

•

Research and development expenses decreased to RMB6.9 million (US$0.9 million) in 2006 from RMB15.7 million in 2005 due to a reduction in the number of new drug applications filed with the SFDA in 2006 and in related clinical testing and trials because there were fewer product candidates in 2006. See “Risk Factors—Risks Related to Kelun Group’s Business— Kelun Group’s future research and development projects may not be successful.”

•

Government grants received from the provincial government decreased to RMB1.4 million (US$0.2 million) in 2006 from RMB2.1 million in 2005 because fewer jobs were created in Sichuan Province in 2006 compared to 2005.

Interest Expense. Interest expense increased by 44.0% to RMB6.7 million (US$0.9 million) in 2006 from RMB4.6 million in 2005 because additional short-term and long-term loans totaling RMB20.0 million were drawn down in 2006 to finance the acquisition and integration of two new companies. Interest expense as a percentage of net sales declined to 1.7% in 2006 from 2.5% in 2005.

Interest Income. Interest income decreased by 10.0% to RMB0.09 million (US$0.01 million) in 2006 from RMB0.1 million in 2005 as a result of a decreased average balance in interest-bearing deposits.

Income Tax Expense. Income tax expense was RMB6.5 million (US$0.8 million) in 2006 compared to an income tax expense of RMB0.5 million in 2005. The significant increase in income tax expense resulted from the Acquired Businesses achieving net income before taxes in 2006, compared to a loss in 2005.

Net Income. As a result of the foregoing, the Acquired Businesses had net income of RMB9.0 million (US$1.2 million) in 2006 compared to a net loss of RMB21.9 million in 2005.

Comparison of Years Ended December 31, 2005 and December 31, 2004 for the Acquired Businesses

Net Sales. Net sales increased by 46.6% to RMB184.4 million in 2005 from RMB125.8 million in 2004. This increase was primarily due to increased sales, resulting from acquisitions of the businesses of Jiangxi Taifeng Pharmaceutical Company Limited by Jiangxi Kelun in July 2005 and of Acheng Glass Factory by Heilongjiang Packaging in September 2005. Jilin Kelun also increased its production capacity due to the contribution of assets by its shareholders in 2005 and to the upgrade and improvement of its equipment which allowed Jilin Kelun to meet increased market demand. In addition, Zhongnan Kelun upgraded and improved its equipment in 2004, but the impact of such improvements was not reflected in the financial results of the Acquired Businesses until 2005.

Cost of Sales. Cost of sales increased by 51.0% to RMB151.7 million in 2005 from RMB100.4 million in 2004. This increase resulted primarily from an increase in sales volume. Cost of sales as a percentage on sales increased from 79.8% in 2005 to 82.3% in 2006. Further analysis of the change by product category is given in the paragraph below on gross profit.

Gross Profit. Gross profit increased by 29.2% to RMB32.7 million in 2005 from RMB25.3 million in 2004, although the average gross margin decreased during the same period to 17.7% from 20.2%. The gross margin on glass bottled IV products improved from 9.8% to 13.8% due primarily to the reduced unit cost achieved through improvement in production controls and economies of scale. The gross margin on PP bottled product sales in 2005 was only 3.9% due to the fact that production of such products only commenced in October 2005 and the low sales volume resulted in a high absorption of manufacturing overheads on a unit basis. The decrease in gross margin for other pharmaceutical products from 27.5% in 2004 to 21.1% in 2005 was largely the result of an order by the PRC government to reduce the retail price of prescription drugs manufactured by Sichuan Pearl.

Operating Expenses. Operating expenses increased by 69.3% to RMB49.6 million in 2005 from RMB29.3 million in 2004. This increase was due primarily to significant increases in the general and administrative expenses and research and development expenses.

•	Selling expenses increased to RMB3.1 million in 2005 from RMB2.9 million in 2004. Selling expenses as a percentage of net sales decreased to 1.7% in 2005 from 2.3% in 2004.

•

General and administrative expenses increased by 84.3% to RMB32.8 million in 2005 from RMB17.8 million in 2004. This increase was primarily the result of one-time administrative expenses incurred in connection with the acquisition and integration of the two new companies in 2005 and start up expenses in connection with the expanded production capacity of Jilin Kelun due to the contribution of assets by its shareholders. General and administrative expenses as a percentage of sales increased to 17.8% in 2005 from 14.1% in 2004.

•

Research and development expenses increased to RMB15.7 million in 2005 from RMB10.0 million in 2004 due to an increase in the number of new drug applications filed with the SFDA and the corresponding increase in clinical trials in 2005 compared to 2004 as a result of an increase in the number of product candidates in 2005. Research and development expenses as a percentage of net sales increased to 8.5% in 2005 from 7.8% in 2004.

•

Government grants received from the provincial government increased to RMB2.1 million in 2005 from RMB1.1 million in 2004 due to the creation of additional jobs in Sichuan Province in 2005 and higher taxes paid in 2005 as compared to 2004.

Interest Expense. Interest expense increased by 76.9% to RMB4.6 million in 2005 from RMB2.6 million in 2004, due mainly to additional loans drawn down in 2005 to finance the acquisition of businesses during this year.

Interest Income. Interest income increased to RMB0.1 million in 2005 from RMB0.09 million in 2004 as a result of an increased average balance in interest-bearing deposits.

Income Tax Expense. Income tax expense was RMB0.5 million in 2005 compared to RMB1.2 million in 2004. Of the 11 operating entities within the Acquired Businesses, several entities were profitable during 2004 and 2005, although the overall result of the Acquired Businesses was a loss. This resulted in a fluctuating level of income tax expense in these two years.

Net Loss. As a result of the foregoing, net loss for the Acquired Businesses increased significantly to RMB21.9 million in 2005 from RMB7.7 million in 2004.

Liquidity and Capital Resources of the Acquired Businesses

	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the years ended December 31,
		2005	2006	2006
	RMB’000	RMB’000	RMB’000	US$
Net cash (used in) generated from operating activities	4,972	21,521	65,623	8,409
Net cash used in investing activities	(45,439)	(76,013)	(72,244)	(9,257)
Net cash generated from financing activities	47,934	46,011	14,710	1,884
Net (decrease)/increase in cash and cash equivalents	(2,477)	(8,481)	8,089	1,036
Cash and cash equivalents at beginning of the year	15,640	13,163	4,682	600
Cash and cash equivalents at end of the year	13,163	4,682	12,771	1,636

The Acquired Businesses have financed their operations primarily through cash flows from operations, long-term bank loans, short-term bank loans, government grants and equity contributions by their shareholders. As of December 31, 2006, the Acquired Businesses had RMB12.8 million (US$1.6 million) in cash and cash equivalents. The cash and cash equivalents of the Acquired Businesses primarily consist of cash on hand and bank balances which are primarily held in Renminbi-denominated accounts with banks in China.

Operating Activities

Net income for 2006, after adjusting for the non cash items of depreciation and amortization, resulted in a cash inflow of RMB25.8 million. Other major sources of cash generated form operating activities included an increase in the net advance from related parties (RMB60.4 million, an increase in accounts payable, accrued expenses and other liabilities (RMB73.2 million) and an increase in income tax payable (RMB3.7 million). The increase in accounts payable, accrued expenses and other liabilities was mainly attributed to an increase in business volume and the settlement of accounts payable by issuing notes payable which is deemed a non cash transaction under US GAAP. Cash used to finance an increase in accounts receivable amounted to RMB67.4 million. The increase in receivables was attributed to the significant increase in sales during 2005. The average receivables turnover period increased from 1.43 months in 2005 to 1.78 months in 2006, reflecting the need to provide additional support to sales agents to finance business growth. Cash was also used to finance increases in inventories (RMB27.2 million). At December 31, 2006, inventories represented approximately 3.76 month of sales, an improvement form 5.89 month at the 2005 year end. The reduction in inventory level was achieved through better control of production planning and deliveries to sales agents. As a result of the above and other minor items of cash flow, net cash of RMB 65.6 million was generated form operating activities.

Net loss for 2005, after adjusting for the non cash items of depreciation and amortization, resulted in a net cash outflow of RMB10.9 million. Other major sources of cash generated from operating activities in 2005 included increases in accounts payable, accrued expenses and other liabilities (RMB66.0) caused by an increase in business activities and the settlement of accounts payable by issuing notes payable which is deemed a non cash transaction under US GAAP, and an increase in the net advances from related parties (RMB22.8 million). Cash used to finance the increase in inventories to support increased sales amounted to RMB50.9 million in 2005. At December 31, 2005, inventories represented approximately 5.9 month of sales against 2.9 month in 2004. The unusually high level of inventory at the 2005 year end was due principally to the acquisition of new businesses in 2005 and the additional time needed to implement inventory control on a group basis. Cash used to finance the increase in accounts receivables arising form increased sales in 2005 amounted to RMB2.4 million. The average receivables turnover period for 2005 was 1.4 month, compared to 2.0 month for 2004. Cash used to fund the increase in prepayments, deposits and other assets principally to secure the supply of materials amounted to RMB5.6 million in 2005. As a result of the foregoing and other minor items of cash flow, net cash of RMB21.5 million was generated from operating activities in 2005.

Investing Activities

Net cash used in investing activities decreased from RMB76.0 million in 2005 to RMB72.2 million (US$9.3 million) in 2006. The RMB17.4 million paid by Heilongjiang Packaging in 2005 to purchase the business of Acheng Glass Factory in 2005 did not recur in 2006. This was offset in part by the fact that the Acquired Businesses increased their acquisition of fixed assets from RMB40.6 million in 2005 to RMB50.8 million (US$6.5 million) in 2006. Also in 2006, Shandong Kelun acquired the assets of Shandong Bingzhou Jianhua Pharmaceutical Company Limited for an aggregate purchase price of RMB12.0 million (US$1.5 million).

Net cash used in investing activities in 2005 increased by 67.4% to RMB76.0 million from RMB45.4 million in 2004. This increase was primarily because of the RMB17.4 million paid by Heilongjiang Packaging to purchase the business of Acheng Glass Factory in 2005 and an increase in the cash paid for the acquisition of fixed assets to RMB40.0 million in 2005 from RMB37.4 million in 2004. In addition, Jiangxi Kelun acquired the business of Jiangxi Taifeng Pharmaceutical Company Limited in 2005 for an aggregate purchase price of RMB4.2 million.

Financing Activities

Net cash generated from financing activities in 2006 decreased to RMB14.7 million (US$1.9 million) from RMB46.0 million in 2005. The decrease was mainly due to a reduction in capital contributions from equity owners.

Net cash generated from financing activities decreased to RMB46.0 million in 2005 from RMB47.9 million in 2004, primarily because there was an increase in the retirement of notes payable in 2005.

Capital Expenditures of the Acquired Businesses

Excluding appraisal surpluses or deficits in 2006, 2005 and 2004, capital expenditures of the Acquired Businesses totaled RMB80.2 million (US$10.3 million), RMB87.2 million and RMB40.8 million, respectively. These capital expenditures consisted primarily of purchase of property, plant and equipment.

The capital expenditures in 2006 included RMB27.3 million incurred by Shandong Kelun (established in April 2006) for a glass bottle solution production line (annual capacity of 70 million units; and RMB31 million incurred by Hubei Tuopeng (established in July 2006) for two glass bottle solution production lines (total annual capacity of 70 million units), one small volume injection production line (annual capacity of 42 million units), and one sterile powder for injection production line (annual capacity of 140 million tablets).

The capital expenditures in 2005 included RMB23.6 million incurred by Jiangxi Kelun (established in June 2005) for one glass bottle solution production line (annual capacity of 70 million units) and eye drop solution production line (annual capacity of 15 million units), RMB11.3 million incurred by Jilin Kelun (established in April 2005) for one PP bottle solution production line (annual capacity of 60 million units), RMB36.9 million incurred by Heilongjiang Packaging (established in September 2005) for five glass bottle production lines (total annual capacity of 178 million bottles) and RMB10.4 million for expanding the glass bottle production lines of Heilongjiang Kelun (established in 2003) form 70 million to 75 million bottles.

The capital expenditures in 2004 included RMB23.8 million for remodeling of the plant and the ten non-IV solution products production lines of Zhongnan Kelun when it went through its GMP licensing process. Also included in the 2004 expenditures was RMB16.3 million for setting up a new plant in Xinyuan for production of ingredients required by other companies within the Group.

Kelun’s management estimates that the capital expenditures of the Acquired Businesses in 2007 will be approximately RMB40.0 million (US$5.1 million), including RMB17 million for remodeling the glass bottle production lines of Heilongjiang Packaging and Xindu Packaging, RMB6 million for enhancing the production facilities of Kunming Nanjiang and Jilin Kelun, and RMB17 million for miscellaneous renovation projects.

Contractual Obligations of the Acquired Businesses

The following table sets forth the contractual obligations of the Acquired Businesses at December 31, 2006:

Payment due by period
Contractual Obligations	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years
	RMB	RMB	RMB	RMB	RMB
Short-term Debt Obligations	55.0 million	55.0 million
Long-term Debt Obligations	39.0 million	—	39.0 million	—	—
Capital (Finance) Lease Obligations	—	—	—	—	—
Operating Lease Obligations	12.8 million	4.0 million	8.8 million	—	—
Purchase Obligations	4.0 million	4.0 million
Notes Payable	4.9 million	4.9 million	–—	—	—
Other Long-Term Liabilities Reflected on the Balance Sheet under GAAP	—	—	—	—	—

Total	115.7 million	67.9 million	47.8 million	—	—

As of December 31, 2006, the Acquired Businesses had short-term bank loans from the Bank of China, the China Construction Bank and the Agricultural Bank of China in the aggregate principal amount of RMB55.0 million (US$7.0 million), bearing average interest rates of 6.14% to 6.40% per annum, of which RMB10.0 million (US$1.3 million) was guaranteed by Kelun Joint Stock. The Acquired Businesses also had long-term bank loans from the Jilin City Commercial Bank in principal amount of RMB29.0 million (US$3.7 million), bearing an average interest rate of 7.49% per annum, and from the Bank of China in principal amount of RMB10.0 million (US$1.3 million), bearing an average interest rate of 6.63%, which was guaranteed by Kelun Joint Stock.

As of December 31, 2006, the Acquired Businesses had commitments to purchase property, plant and equipment in the amount of RMB4.0 million (US$0.5 million) and future minimum payments under non-cancelable operating leases in the amount of RMB12.8 million (US$1.6 million).

Results of Operations for Kunming Nanjiang

Kunming Nanjiang is principally engaged in the manufacture and sale of IV solution products packaged in glass bottles in the PRC. The following table sets forth a summary of Kunming Nanjiang’s statements of income for the periods indicated. The historical results presented below are not necessarily indicative of the results that may be expected for any other future period.

	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the years ended December 31,
		2005		2006		2006
	RMB’000	RMB’000	% of Revenues	RMB’000	% of Revenues	US$ ‘000
Net sales:
External parties	12,638	46,907	100.00%	93,518	99.6%	11,983
Related parties	—	—		349	0.4%	45
Total net sales	12,638	46,907	100.00%	93,867	100.0%	12,028
Cost of sales:
(including related party amounts of RMB nil, RMB nil and RMB1,679 (US$215)	(7,528)	(31,155)	(66.4)%	(72,617)	(77.4)%	(9,305)
Gross profit	5,110	15,752	33.60%	21,250	22.6%	2,723
Operating expenses:
Selling expenses	(845)	(3,067)	(6.50)%	(1,286)	(1.4)%	(165)
General and administrative expenses	(3,675)	(7,264)	(15.50)%	(8,383)	(8.9)%	(1,074)
Total operating expenses	(4,520)	(10,331)	(22.00)%	(9,669)	(10.3)%	(1,239)
Operating (loss)/profit	590	5,421	11.60%	11,581	12.3%	1,484
Interest expense	(93)	(149)	(0.4)%	(71)	(0.1)%	(9)
Income before income taxes	497	5,272	11.20%	11,510	12.2%	1,475
Income tax expenses	(238)	(2,545)	(5.40)%	(5,486)	(5.8)%	(704)
Net Income	259	2,727	5.80%	6,024	6.4%	771

Also set out in the table below is a summary of some of the additional key performance indicators used by management to track the results of operations.

	Period ended December 31, 2004	Year ended December 31,
		2005	2006
Gross Profit %
Glass bottle	40.6%	33.9%	20.8%
PP bottle & Upright PP bag	18.5%	22.3%	33.2%
Non-pvc soft bag	0.0%	0.0%	0.0%
Others	0.0%	0.0%	0.0%
Total	40.4%	33.6%	22.6%
Product Mix	0.0%	0.0%	0.0%
Glass bottle	99.3%	98.1%	84.9%
PP bottle & Upright PP bag	0.7%	1.9%	15.1%
Non-pvc soft bag	0.0%	0.0%	0.0%
Others	0.0%	0.0%	0.0%
Total	100.0%	100.0%	100.0%

Comparison of Years Ended December 31, 2006 and December 31, 2005 for Kunming Nanjiang

Net sales. Net sales increased significantly to RMB93.9 million (US$12.0 million) in 2006 from RBM46.9 million in 2005, resulting from increased sales to meet market demand. To satisfy this demand, Kunming Nanjiang increased the number of shifts from two in 2005 to three in 2006, thereby significantly enhancing its production capacity. The share of glass bottled product sales declined from 98.1% in 2005 to 84.9% in 2006 while the share of PP bottled and upright bag product sales increased from 1.9% in 2005 to 15.1% in 2006.

Cost of Sales. Cost of sales increased significantly to RMB72.7 million (US$9.3 million) in 2006 from RMB31.2 million in 2005, following the increase in revenue. Cost of sales as a percentage of net sales increased from 66.4% in 2005 to 77. 4% in 2006 for the reasons described in the analysis of gross profit margin below.

Gross Profit. Gross profit in 2006 increased by 34.8% to RMB21.3 million (US$2.7 million) from RMB15.8 million in 2005, although gross margin decreased during the same period from 33.6% to 22.6%. The gross margin of glass bottled sales declined from 33.9% in 2005 to 20.8% in 2006, largely the result of a more aggressive pricing strategy to build up market share in this product category. On the other hand, the gross margin of PP bottled and upright PP soft bag product sales increased from 22.3% in 2005 to 33.2% in 2006 as a result of lower raw material costs achieved through bulk purchasing and lower manufacturing costs through improvement in the manufacturing process following the integration of Kunming Nanjiang. Unlike glass bottled products, there was limited supply of upright PP soft bag products in the market and, accordingly, it was unnecessary to compete based on selling prices for this product category.

Operating Expenses. The operating expenses of Kunming Nanjiang decreased by 6.4% to RMB9.7 million (US$1.2 million) in 2006 from RMB10.3 million in 2005. This decrease is further analyzed as follows:

•	Selling expenses were significantly reduced as result of a new business mode of selling through sales agents instead of directly to end-users.

•

General and administrative expenses increased to RMB8.4 million (US$1.1 million) in 2006 from RMB7.3 million in 2005. This increase resulted from an increase in warehousing expenses because of greater sales volume.

•	Kunming Nanjiang had no research and development expenses in 2005 and 2006.

Interest Expense. Interest expense decreased by 52.3% to RMB0.07 million (US$8,970) in 2006 from RMB0.1 million in 2005 due to a reduction in the utilization of bank acceptance notes. Bank acceptance notes are negotiable instruments issued by a borrower and stamped “accepted” by a financial institution which assumes irrevocable liability for the underlying debt.

Income Tax Expense. Income tax expense increased significantly to RMB5.5 million (US$0.7 million) in 2006 from RMB2.5 million in 2005 due to the increase in net income. The effective rate of income tax expense during 2006 and 2005 was 48% which was higher than the standard income tax rate of 33% due to certain expenses being non-deductible for income tax purposes.

Net Income. As a result of the foregoing, the net income of Kunming Nanjiang increased to RMB6.0 million (US$0.8 million) in 2006 from RMB2.7 million in 2005.

Liquidity and Capital Resources of Kunming Nanjiang

	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the years ended December 31,
		2005	2006	2006
	RMB’000	RMB’000	RMB’000	US$’000
Net cash (used in) generated from operating activities	4,056	83	7,304	935

Net cash used in investing activities	(4,450)	(963)	(789)	(102)

Net cash generated from financing activities	—	—	(824)	(103)

Net (decrease)/increase in cash and cash equivalents	(394)	(880)	5,691	730
Cash and cash equivalents at beginning of the year	3,440	3,046	2,166	277

Cash and cash equivalents at end of the year	3,046	2,166	7,857	1,007

To date, Kunming Nanjiang has financed its operations primarily through cash flows from operations, short-term bank loans and equity contributions by its shareholders. As of December 31, 2006, Kunming Nanjiang had RMB7.9 million (US$1.0 million) in cash and cash equivalents. Kunming Nanjiang’s cash and cash equivalents primarily consist of cash on hand and bank balances which are primarily held in Renminbi-denominated accounts with banks in China.

Operating Activities

Net income for 2006, after adjusting for the non cash items of depreciation and amortization, generated cash of RMB6.3 million. Other major sources of cash during 2006 included an increase in accounts payable of RMB29.8 million as a result of credit provided by vendors and the settlement of payables by issuing notes payable which is deemed a noncash transaction under U.S. GAAP and an increase in income tax payable of RMB5.2 million. Cash was used during 2006 to finance an increase in accounts receivable of RMB21.0 million arising from increased sales. The average receivables turnover period during 2006 was 3.14 months, compared to 3.08 months in 2005. Cash used to finance the increase in inventories during 2006 amounted to RMB9.9 million. At December 31, 2006, inventories represented approximately 3.1 months of sales, against 3.3 months in 2005. Other major uses of cash in 2006 included a decrease in accrued expenses and other liabilities of RMB2.8 million and a reduction in the net amount due to related parties of RMB1.9 million. As a result of the foregoing and other minor items of cash flow, net cash generated from operating activities in 2006 amounted to RMB7.3 million.

Investing Activities

Net cash used in investing activities in 2006 remained relatively stable, with a decrease to RMB0.8 million (US$0.1 million) in 2006 from RMB1.0 million in 2005. Kunming Nanjiang did not make any significant fixed asset purchases or upgrades or improvements to its equipment in 2006.

Financing Activities

Net cash used in financing activities in 2006 amounted to RMB0.8 million (US$0.1 million) and was attributed to RMB10.8 million used as restricted cash to secure the issue of notes payable, offset by proceeds from bank borrowings of RMB10 million.

Capital Expenditures of Kunming Nanjiang

In 2006 and 2005, the capital expenditures of Kunming Nanjiang totaled RMB1.1 million (US$0.1 million) and RMB1 million, respectively. These capital expenditures were mainly for remodeling its production plant following its establishment in July 2004. The annual production capacity of Kunming Nanjiang was increased from 40 million bottles when it was taken over in 2004, to 120 million bottles in 2006. Kunming Nanjiang’s management estimates that its capital expenditures in 2007 will be approximately RMB0.8 million (US$0.1 million), mainly for continuing the remodeling of production equipment. In the second half of 2007, Kunming Nanjiang’s annual production capacity had reached 140 million bottles with a split of 100 million in glass bottles and 40 million in PP bottles.

Contractual Obligations of Kunming Nanjiang

The following table sets forth the contractual obligations of Kunming Nanjiang at December 31, 2006:

Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	RMB	RMB	RMB	RMB	RMB
Short-term Debt Obligations	10.0 million	10.0 million	—	—	—
Long-term Debt Obligations	—	—	—	—	—
Capital (Finance) Lease Obligations			—	—	—
Operating Lease Obligations	0.1 million	0.1 million	—	—	—
Purchase Obligations	—	—	—	—	—
Notes Payable	15.6 million	15.6 million	—	—	—
Other Long-Term Liabilities reflected on the Balance Sheet under US GAAP	—	—	—	—	—
Total	25.7 million	25.7 million	—	—	—

As of December 31, 2006, Kunming Nanjiang had short-term bank loans with a maturity date of November 8, 2007 from the Shanghai Pudong Development Bank in the aggregate principal amount of RMB10.0 million (US$1.3 million), bearing an average interest rate of 6.12% per annum.

As of December 31, 2006, Kunming Nanjiang had non-interest bearing notes payable of RMB15.6 million (US$2.0 million) which were secured by Kunming Nanjiang’s restricted cash deposits of approximately RMB10.8 million (US$1.4 million).

As of December 31, 2006, Kunming Nanjiang had future minimum payments under non-cancelable operating leases in the amount of RMB0.1 million (US$0.01 million).

Future Cash Needs

Kelun’s management believes that Kelun Group’s current levels of cash and cash flows from operations and bank borrowings, combined with the net proceeds from the completion of the Acquisition, will be sufficient to meet its anticipated cash needs for at least the next 12 months. However, Kelun Group may need additional cash resources in the future if it experiences changed business conditions or other developments. It may also need additional cash resources in the future if it finds and wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If Kelun’s management determines that Kelun Group’s cash requirements exceed its amounts of cash and cash equivalents on hand, it may seek to issue debt or equity securities of Shanghai Century or obtain a credit facility. Any issuance of equity securities could cause dilution for the shareholders of Shanghai Century. Any incurrence of indebtedness could increase Kelun Group’s debt service obligations and cause it to be subject to restrictive operating and financial covenants. It is possible that, when Kelun Group needs additional cash resources, financing will only be available to Kelun Group in amounts or on terms that would not be acceptable to Kelun’s management or financing will not be available at all, in which case, the business, operations and prospects of Kelun Group may suffer.

Off-Balance Sheet Arrangements

In the ordinary course of its business, Kelun Group does not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Inflation

In recent years, China has not experienced significant inflation, and thus inflation has not had a material impact on Kelun Group’s result of operations.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Kelun Group’s revenues, costs and expenses are currently denominated almost entirely in Renminbi, and Renminbi is used as the reporting and functional currency for the consolidated financial statements of Kelun Joint Stock, the combined financial statements of the Acquired Businesses, and the financial statements of Kunming Nanjiang. Kelun’s management does not believe that Kelun Group currently has any significant direct foreign currency exchange rate risk and has not hedged exposures denominated in foreign currencies or any other derivative financial instruments.

On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 7.5% appreciation in the value of the Renminbi against the US dollar as of June 30, 2007. Since the adoption of this new policy, the value of the Renminbi against the US dollar has fluctuated on a daily basis within narrow ranges, but overall, has further strengthened against the US dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the US dollar. Conversely, a decline in the value of the Renminbi against the US dollar could reduce the US dollar equivalent amounts of the financial results of Kelun Group.

Assuming a successful consummation of the proposed Acquisition, it is anticipated that Renminbi would remain the functional and reporting currency of the combined entity. However, it is also expected that the financial statements of the combined entity will also be translated into US dollars as additional information for the convenience of its shareholders. In that respect, the major asset of Shanghai Century, being the US dollar denominated restricted cash deposit, would be translated into Renminbi in future consolidated financial statements of the combined entity at the rate of exchange prevailing at the reporting date. Such US dollar asset has been translated into RMB at RMB7.612 to US$1 in the pro forma condensed consolidated balance sheets as of June 30, 2007 in this proxy statement. Should the Renminbi continue to strengthen against the US dollar as aforementioned, the Renminbi value of the US dollar deposit of Shanghai Century as reported in future consolidated financial statements of the combined entity would decline accordingly. To the extent that the US dollar deposit is converted into RMB after the consummation of the proposed Acquisition, any further strengthening of the RMB against the US dollar thereafter will cease to have any impact on the financial statements of the combined entity reported in RMB.

Interest Rate Risk

Kelun Group’s risk exposure from changes in interest rates relates primarily to the interest expenses associated with its short-term and long-term bank borrowings and discounting of notes receivable, as well as the interest income generated by excess cash invested in demand and savings deposits. As of December 31, 2006, Kelun Joint Stock’s total outstanding loans amounted to RMB210 million (US$26.9 million), with interest rates varying from 6.12% to 9.36%. Assuming the principal amount of the outstanding loans remains the same as of December 31, 2007, a 100 basis points increase in each applicable interest rate would add RMB2.1 million (US$269,000) to Kelun Joint Stock’s interest expense in 2007. As of December 31, 2006, the total outstanding loans of the Acquired Businesses amounted to RMB94 million (US$12 million), with interest rates varying from 3% to 6.633%. Assuming the principal amount of the outstanding loans remains the same as of December 31, 2007, a 100 basis points increase in each applicable interest rate would add RMB940,000 (US$120,000) to the interest expense of the Acquired Businesses in 2007. As of December 31, 2006, Kunming Nanjiang’s total outstanding loans amounted to RMB10 million (US$1.3 million) with an interest rates of 6.12%. Assuming the principal amount of the outstanding loans remains the same as of December 31, 2007, a 100 basis points increase in the interest rate would add RMB100,000 (US$12,800) to Kunming Nanjiang’s interest expense in 2007.

Kelun Group has not historically used, and does not expect to use in the future, any derivative financial instruments to manage its interest risk exposure. Interest-earning instruments and borrowings carry a degree of interest rate risk.

Kelun Group has not been exposed nor does it anticipate being exposed to material risks due to changes in interest rates. However, its future interest income may be lower than expected due to changes in market interest rates.

Recently Issued Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FAS109, Accounting for Income Taxes (FIN 48), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Kelun Group will adopt FIN 48 as of January 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings (or other appropriate components of equity or net assets in the statement of financial position as applicable) in the year of adoption. Kelun Group does not expect that the adoption of FIN 48 will have a significant effect on its results of income or financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The provisions are to be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied. Kelun Group is currently assessing the impact, if any, that SFAS 157 will have on its financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings, or another performance indicator if the business entity does not report earnings, at each subsequent reporting date. FAS is effective for fiscal years beginning after November 15, 2007. Kelun Group is currently assessing the impact of FAS 159 on its consolidated financial statements.

INFORMATION ABOUT SHANGHAI CENTURY

Shanghai Century is a “blank check” company formed under the laws of the Cayman Islands on April 25, 2005 to acquire, through a merger, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business having its primary operations in the PRC. To date, Shanghai Century’s efforts have been limited to organizational activities, completion of its IPO, the evaluation of possible business combinations, performing due diligence on Kelun Group, negotiation and documentation of the Acquisition and the preparation and filing of this proxy statement. The mailing address of Shanghai Century’s principal executive office is 23rd floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong SAR and its telephone number is (852) 2854-8989.

The IPO and Trust Account. Shanghai Century was incorporated in the Cayman Islands on April 25, 2005 with an authorized share capital of 50 million shares (par value US$0.0005 per share) and 5 million preferred shares (par value US$0.0005 per share). Shanghai Century’s founders contributed US$25,000 to the formation of Shanghai Century and were issued 3,125,000 shares in the aggregate.

Shanghai Century completed its IPO on April 28, 2006 and received net proceeds of approximately US$110,000,000. As of October 2, 2007, an amount of approximately US$113,068,000 (including interest) of the net proceeds was held in the Trust Account and invested in money market funds. Under the agreement governing the Trust Account, the funds in the Trust Account may only be invested in United States government securities having a maturity of one hundred and eighty days or less or in money market funds. The funds will continue to be kept in the Trust Account until the earlier of (a) the consummation of the business combination or (b) distribution of the Trust Account upon Shanghai Century’s liquidation, or (c) distribution of one half of the interest earned to the management each calendar quarter to fund working capital and general corporate purposes.

As of October 2, 2007, US$3,300,000 has been set aside for the contingent compensation payable to the underwriters upon consummation of the Acquisition. In the event that Shanghai Century does not consummate a business combination by April 28, 2008, Shanghai Century will be dissolved and the proceeds held in the Trust Account (excluding the interest previously released to us as of that date) will be distributed to the holders of the shares of Shanghai Century issued in its IPO (the “Public Shares”). In the event of this distribution, the per share value of the residual assets remaining available for distribution (including the amount held in the Trust Account) may be less than the IPO price of US$8.00 per unit.

Fair Market Value of Kelun. According to Shanghai Century’s charter, the initial target business that Shanghai Century acquires must have a fair market value equal to at least 80% of our net assets at the time of this acquisition, determined by our board of directors based on standards that the financial community generally accepts, such as actual and potential sales, earnings, cash flow and book value. We have obtained an opinion from Capitalink, L.C dated as of May 22, 2007 in connection with the Acquisition that the fair market value of Kelun is equal to at least of 80% of our net assets.

Automatic Dissolution and Subsequent Liquidation if No Business Combination

Shanghai Century’s charter provides that it will continue in existence only until April 28, 2008. This provision may not be amended except in connection with the consummation of a business combination. If Shanghai Century has not completed the Acquisition or another qualifying transaction by that date, it will be dissolved. Shanghai Century views this provision terminating its corporate life by April 28, 2008 as an obligation to its shareholders and will not take any action to amend or waive this provision to allow Shanghai Century to survive for a longer period of time, except in connection with the consummation of a business combination. Under the Companies Law, in the case of a full voluntary liquidation procedure, a liquidator would give at least 21 days’ notice to creditors of his intention to make a distribution by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in the Cayman Islands Official Gazette, although in practice this notice requirement need not necessarily delay the distribution of assets as the liquidator may be satisfied that no creditors would be adversely affected as a consequence of a distribution before this time period has expired. Shanghai Century anticipates the Trust Account would be liquidated shortly following the expiration of the 21 day period. As soon as the affairs of Shanghai Century are fully wound-up, the liquidator must furnish his final report and accounts before a final general meeting, which must be called by a public notice at least one month before it takes place. After the final meeting, the liquidator must furnish a return to the Registrar confirming the date on which the meeting was held, and three months after the date of this filing, Shanghai Century would be dissolved.

If Shanghai Century is unable to complete the Acquisition or an alternative business combination by April 28, 2008, it will distribute to all of its public shareholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the Trust Account, inclusive of any interest, plus any remaining net assets (subject to our obligations under Cayman Islands law to provide for claims of creditors). Shanghai Century anticipates notifying the trustee of the Trust Account to begin liquidating these assets promptly after expiration of the 21 day period and anticipates it will take no more than 10 business days to effectuate this distribution. Shanghai Century’s initial shareholders have waived their rights to participate in any liquidation distribution with respect to the shares that they acquired prior to the IPO. There will be no distribution from the Trust Account with respect to our warrants, which will expire worthless. Shanghai Century will pay the costs of liquidation from our remaining assets outside of the Trust Account.

If Shanghai Century were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and based on the Trust Account as of October 2, 2007 of approximately $113,068,000, the initial per-share liquidation price would be US$7.87, or US$ less than the per-unit offering price of US$8.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Shanghai Century’s creditors (which could include vendors and service providers it has engaged to assist it in any way in connection with its search for a target business and that are owed money by it, as well as target businesses themselves) which could have higher priority than the claims of Shanghai Century’s public shareholders. Accordingly, the actual per-share liquidation price could be less than the amounts described above.

The public shareholders of Shanghai Century will be entitled to receive funds from the Trust Account only in the event of the expiration of its existence and its automatic dissolution and subsequent liquidation or if they seek to convert their respective shares into cash upon a business combination which the shareholder voted against and which is completed by Shanghai Century. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account.

Additionally, in any liquidation proceedings of Shanghai Century under Cayman Islands’ law, the funds held in the Trust Account may be included in its estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any these claims deplete the Trust Account, Shanghai Century cannot assure you it will be able to return to the public shareholders the liquidation amounts payable to them. Furthermore, a liquidator of Shanghai Century might seek to hold a shareholder liable to contribute to its estate to the extent of distributions that they receive in the dissolution of the Trust Account beyond the date of dissolution of the Trust Account. Additionally, Shanghai Century cannot assure you that third parties will not seek to recover from Shanghai Century’s shareholders amounts that Shanghai Century owed to them. Furthermore, the board of directors of Shanghai Century may be viewed as having breached their fiduciary duties to Shanghai Century’s creditors and/or may have acted in bad faith, exposing itself and Shanghai Century to claims for having paid public shareholders from the Trust Account prior to addressing the claims of creditors. Shanghai Century cannot assure you that claims will not be brought against it for these reasons.

If Shanghai Century is unable to consummate a transaction by April 28, 2008, its purpose and powers will be limited to dissolving, liquidating and winding up. Upon notice from Shanghai Century, the trustee of the Trust Account will liquidate the investments constituting the Trust Account and will turn over the proceeds to Shanghai Century’s transfer agent for distribution to Shanghai Century’s public shareholders as part of its plan of distribution and dissolution. Concurrently, Shanghai Century shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Shanghai Century cannot assure you that there will be sufficient funds for this purpose. As a result, if Shanghai Century liquidates, the per-share distribution from the Trust Account could be less than the amounts described above.

Facilities

Shanghai Century maintains our executive offices at 23rd Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong SAR, China. Shanghai Century considers its current office space adequate, in light of its lack of an operating business to date.

Officers and Employees

Shanghai Century has two officers, Mr. Anthony Kai Yiu Lo and Mr. Franklin D. Chu, both of whom are also members of its board of directors. These two individuals are not obligated to contribute any specific number of hours per week and have and intend to continue to devote only as much time as they deem necessary to the affairs of Shanghai Century.

Options Granted

On June 8, 2006, Shanghai Century granted an option to purchase 50,000 shares to Howard Ho Hwa Chu, a consultant, which vests six months after the consummation of a business combination and an option to purchase 75,000 shares which vests on April 24, 2009, provided the consulting agreement has not been terminated prior to the date on which either option become vested. The exercise price of both options is US$7.10, the closing market price of our shares on the first day that they were traded on AMEX. Both options will expire upon the earlier of (i) the date the consulting agreement is terminated, or (ii) April 28, 2008 if a business combination is not consummated on or prior to that date. Howard Ho Hwa Chu is a full-time consultant to the company with the title of chief investment officer. His services include identifying and researching potential target companies, assisting in discussions and negotiations with potential target companies, researching relevant industries in China, coordinating with relevant PRC governmental authorities, and assisting in the financial and commercial analysis of potential target companies.

	Year Ended December 31, 2006
	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance as of December 31, 2006
Equity compensation approved by security holders	125,000	$7.1	125,000
Equity compensation not approved by security holders	—	—	—
Total	125,000	$7.1	125,000

On February 1, 2007, Shanghai Century granted options to purchase 100,000 shares and 10,000 shares to Howard Chu and Liu Hong, respectively, at an exercise price of US$7.38, the closing market price of a share on the grant date. Each of these options vests six months after the consummation of the Acquisition will expire upon the earlier of (i) the date the respective consulting agreement is terminated, or (ii) April 28, 2008 if a business combination is not consummated on or prior to that date. Hong Liu is a full-time consultant to the company with the title of vice president. His services include financial analysis and research, due diligence, and coordinating and meeting with potential target companies.

On May 18, 2007, Shanghai Century granted an option to purchase 3,000 shares to Liu Hong at an exercise price of US$7.79, the closing market price of the share on the grant date. On May 22, 2007, Shanghai Century granted an option to purchase 2,000 shares to Han Kin Yee at an exercise price of US$7.80, the closing market price of the share on the grant date. Each of these options vests six months after the consummation of the Acquisition and expire upon the earlier of (i) the date the consulting agreement is terminated, or (ii) April 28, 2008 if a business combination is not consummated on or prior to that date. Han Kin Yee is a director of Asia Point Ltd., a consulting firm engaged to provide financial analysis and accounting services to Shanghai Century with regard to the Acquisition.

On May 18, 2007, Shanghai Century granted options to our employee Rebecca Iu and our assistant Cheung Fong Kwan to purchase an aggregate of 10,000 shares which vests six months after the consummation of the Acquisition. The exercise price of these two options is US$7.79, the closing market price of a share on the grant date. These options will expire upon the earlier of (i) the date the employment agreement or assistant agreement is terminated, or (ii) April 28, 2008 if a business combination is not consummated on or prior to that date. Rebecca Iu is the Office Manager and personal assistant to the Chairman. Cheung Fong Kwan is an employee of FDC Consultants and devotes her time providing secretarial and administrative services to Shanghai Century.

On May 23, 2007, in consideration of his agreeing to serve as a director of the combined company upon consummation of the Acquisition, Shanghai Century resolved that Dr. Raymond Kuo Fung Ch’ien will be granted an option to purchase 100,000 shares upon his appointment to the Board. The US$7.95 per share exercise price of equaled the closing market price of a share on May 24, 2007. The option will be granted outside of the 2007 Incentive Plan.

There are no family relationships between any officer or director of Shanghai Century and any employee of or consultant to Shanghai Century who has been granted options.

The following table sets forth the expense associated with the grant of the above referenced options.

Name	Grant Date	No. of Grant Shares	Estimated Value as of date of grant		Amount expensed from the date of grant to 9/30/2007	Remaining value to be expensed
Howard Ho Hwa Chu	June 8, 2006	50,000	US$	103,200	61,244	41,956
Howard Ho Hwa Chu	June 8, 2006	75,000	US$	154,800	91,866	62,934
Howard Ho Hwa Chu	February 1, 2007	100,000	US$	108,182	45,549	62,633
Liu Hong	February 1, 2007	10,000	US$	10,818	4,555	6,263
Liu Hong	May 18, 2007	3,000	US$	3,000	878	2,122
Cheung Fong Kwan	May 18, 2007	8,000	US$	8,000	2,340	5,660
Rebecca Iu	May 18, 2007	2,000	US$	2,000	585	1,415
Han Kin Yee	May 22, 2007	2,000	US$	1,200	342	858

Legal Proceedings

Shanghai Century is not currently a party to any pending material legal proceedings.

SHANGHAI CENTURY

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations of Shanghai Century in conjunction with its historical financial statements and related notes contained elsewhere herein. Among other things, those historical financial statements include more detailed information regarding the basis of presentation for the following information.

Overview

Shanghai Century was formed on April 25, 2005, to serve as a vehicle to acquire, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business having its primary operations located in the PRC. Our efforts in identifying a prospective target business will not be limited to a particular industry. Our initial business combination must be with a target business or businesses whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. We intend to utilize cash derived from the proceeds of our initial public offering of capital stock to effectuate the Acquisition. The net proceeds to us from the sale of our units in the initial public offering, after deducting offering expenses of approximately US$8,438,274 including underwriting discounts of approximately US$4,600,000, and an additional US$3,300,000 to be paid to the underwriters if a business combination is consummated (less US$0.24 for each share converted to cash in connection with our business combination), was US$106,561,726. Of this amount, US$105,950,000 was placed in the Trust Account and the remaining US$611,726 became available to be used in connection with acquiring a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the Acquisition, including the payment of legal and accounting expenses and our advisory and investment banking fees payable in connection with the Acquisition.

IPO Use of Proceeds

We consummated our IPO on April 28, 2006 and received net proceeds of approximately US$110,000,000. Our total operating expenses incurred from the period from April 25, 2005 (date of inception) to October 2, 2007 were approximately US$4,699,000 of which amount approximately US$4,004,000 has been paid, approximately $277,000 is for non-cash expense items (depreciation and amortization of share options) and approximately $418,000 is accrued and outstanding as of October 2, 2007. Approximately $200,000 of the $418,000 accrued and outstanding expenses is owed to vendors who have waived against the Trust Account and approximately $218,000 of the $418,000 accrued and outstanding expenses is owed to vendors who have not waived against the Trust Account. The following table compares our expenditures to date against the estimated expenditures disclosed in the registration statement for our IPO.

	IPO Disclosure	Expenditures Through October 2, 2007
Offering expenses
Underwriting discount	4,600,000	4,600,000
Contingent underwriting compensation	3,300,000	3,300,000
Legal fees and expenses	300,000	205,800
Printing and engraving expenses	30,000	105,468
Accounting fees and expenses	20,000	74,388
SEC registration fee	25,489	23,406
NASD registration fee	22,640	22,640
Miscellaneous expenses (including AMEX listing application expenses)	43,610	106,572
Net proceeds
Held in trust for our benefit	105,950,000	105,950,000
Not held in trust	708,261	611,726

Total net proceeds	106,658,261	106,561,726

Use of net proceeds not held in trust	April 28, 2006	October 2,2007*
	US$	US$
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	150,000	2,540,286
Staff costs	50,000	43,525
Payment for office space to FDC Consultants Limited and for administrative and support services ($7,500 per month for two years)	180,000	129,250
Legal and accounting fees relating to SEC reporting obligations	50,000	617,302
Working capital to cover miscellaneous expenses, D&O insurance and reserves include FDC office expenses, road show expenses	128,261	1,368,637

*	As of October 2, 2007 interest earned on the Trust Account was approximately US$7,691,000. The trust agreement for the Trust Account provided that Shanghai Century could withdraw one-half the interest earned on the Trust Account for working capital purposes. Accordingly, the table reflecting the net proceeds not held in the Trust Account did not take into account the one-half of the interest earned in the Trust Account which Shanghai Century was permitted to use for working capital purposes.

Critical Accounting Policies

Share-Based Compensation

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123R, on January 1, 2006. Under SFAS 123R, we are required to measure the cost of all share-based payment transactions based on their grant- date fair value and recognize the cost as an expense in our financial statements over the requisite service period, which is generally the period from the date of grant to the date when the share compensation is no longer contingent upon additional service from the option holder, or the vesting period. We also followed EIFF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees Acquiring, or in Conjunction with Selling, Goods or Services, for share options issued to independent consultants by recording compensation cost based on the then-current fair values at each interim reporting date over the expected term of the respective consulting agreements which approximates the expected life of the respective options.

We determine the fair value of these share options using the lattice option pricing model. Under this model, we make a number of assumptions regarding the fair value of the options, including:

•	the expected volatility of our future share price;

•	the expected dividend rate; and

•	the expected life of the options.

To determine the estimated fair value of our share options, we believe that the expected volatility is the most subjective assumption due to the lack of trading history of our shares. Changes in the volatility assumption could significantly impact the estimated fair values of the options calculated by the lattice option pricing model. Expected volatility is estimated based upon the average volatility of an index of certain guideline companies for a period that is commensurate with the life of the options. Guideline companies were used because we did not have a trading history at the time the options were issued and prior to having sufficient share price history to calculate our own volatility, we believe the average volatility of the guideline companies is a reasonable benchmark to use in estimating the expected volatility of our shares.

For the unit purchase option issued to the underwriters of our IPO, we used an expected volatility of 33.7779%, expected dividend yield of 0% and a risk-free interest rate of 5.2390%. For the options granted to the independent consultant, we used an expected volatility of 20%, expected life of the options of three years, expected dividend yield of 0% and a risk-free interest rate of 4.97%. Based on a lattice option pricing model, the estimated fair value of the unit purchase option was US$2.5724 per unit or an aggregate of US$2,572,400 and the estimated fair value of the share options issued to the independent consultant was US$2.064 per share or an aggregate of US$258,000.

Changes in our estimates and assumptions regarding the expected volatility could significantly impact the estimated fair values of our share options determined under the binomial valuation model and, as a result, our net loss.

Warrants Liability

On April 28, 2006, we completed the sale of 14,375,000 units in our IPO at a price of US$8.00 per unit. Each unit consists of one share of Shanghai Century, US$0.0005 par value, and one warrant. Each warrant entitles the holder to purchase from us one share at an exercise price of US$6.00 commencing on the completion of the Acquisition. The warrants expire on April 23, 2010.

In addition, on April 28, 2006, we sold to the underwriters, for US$100, an option to purchase up to a total of 1,000,000 units as compensation for their services (the “unit purchase option”). The units issuable upon exercise of the unit purchase option are identical to those offered in our IPO, except that the warrants have an exercise price of US$7.50. The unit purchase option expires on April 23, 2011 and is exercisable at US$10.00 per unit commencing on the completion of the Acquisition.

Under the terms of the warrant agreement, no warrants will be exercised unless at the time of exercise a prospectus relating to shares issuable upon exercise of the warrants is current and the shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to shares issuable upon exercise of the warrants until the expiration of the warrants. The warrant agreement does not specify the consequences or penalty imposed against us in the event we are unable to file and complete an effective registration statement to deliver registered shares.

Under EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, if (a) a derivative contract requires physical or net-share settlement by delivery of registered shares and does not specify any circumstances under which net-cash settlement would be permitted or required and (b) the contract does not specify how the contract would be settled in the event that we are unable to deliver registered shares, then net-cash settlement is assumed if we are unable to deliver registered shares (because it is unlikely that nonperformance would be an acceptable alternative). In consequence, a derivative within the above-mentioned parameters is recognized as an asset or liability where share settlement is not within our control. Accordingly, in connection with the issuance of the units, we have recorded the fair value of the warrants as a liability with any changes in the fair value of such warrants at each reporting date being recorded through our statement of operations. The Company will continue to adhere to the accounting policies set forth above until the warrant agreement is amended or there are developments which support a different accounting treatment.

We have determined that the estimated fair value of the warrants on April 24, 2006, the date of issuance, and on June 30, 2007 was approximately US$0.87 and US$2.20 per warrant, respectively, or an aggregate of US$12,508,454 and US$31,625,000, respectively. Since the warrants were not traded or quoted on a market exchange at the time of issuance, the fair value of the warrants as of April 24, 2006 was estimated based on a lattice-binomial model using an expected life of 48 months, a volatility of 33.7779%, a risk-free interest rate of 5.204% and taking into consideration the liquidity risk and the forfeiture risk that the warrants could become worthless if we do not consummate a Business Combination within the prescribed period and liquidates. The fair value of the warrants as of June 30, 2007 was based on a quoted market price.

We have also recorded an expense of US$10,347,796, US$5,893,750, US$8,768,750 and US$7,331,250 in the year ended December 31, 2006 and the three month, six month and nine month periods ended March 31, June 30 and September 30, 2007, respectively, which represent increases in fair value of our warrants liability during the respective periods.

The volatility calculation of 33.7779% was based on the latest five year average volatility of an index of 447 companies drawn from the Shanghai Stock Exchange Composite Index, or the Shanghai Index, that have been trading for at least five years and that have market capitalizations of less than US$400 million. Since we did not have a trading history at the time the option was issued, we estimated the potential volatility of our share price by referring to the latest five year average volatility of the Shanghai Index because our board of directors believes that the average volatility of this index is a reasonable benchmark to use in estimating the expected volatility of our shares after consummation of a business combination. Although an expected life of five years was taken into account for purposes of assigning a fair value to the option, to the extent we do not consummate a business combination within the prescribed time period and liquidate, the underwriters’ option would become worthless.

Amount of Equity Subject to Possible Redemption

We are required to obtain shareholder approval for any business combination of a target business, which includes the proposed Acquisition of Kelun. In the event that our public shareholders owning 20% or more of the shares sold in our IPO vote against a business combination, we will not proceed with a business combination if the public shareholders exercise their redemption rights. That is, we can still effect a business combination if the public shareholders owning up to approximately 19.99% of the shares sold in our IPO exercise their redemption rights.

This redemption obligation with respect to up to approximately 19.99% of the shares sold in our IPO will exist regardless of how a business combination is structured. That is, we would be required to redeem up to an amount equal to the product of approximately 19.99% of the 14,375,000 shares sold in the public offering (or 2,874,999 shares) multiplied by an initial cash per-share redemption price of US$7.60. The actual per-share redemption price will be equal to the quotient of the amount in our Trust Account plus all accrued interest not previously released to us, as of two business days prior to the proposed consummation of the business combination, divided by 14,375,000 shares.

Accordingly, under the provision of EITF D-98, Classification and Measurement of Redeemable Securities, we have classified 19.99% of the net proceeds from the IPO, or US$21,839,075, and the related accrued interest of approximately US$630,610 outside permanent equity as of June 30, 2007.

Results of Operations

Results of Operations for the Six Months Ended June 30, 2007

For the six months ended June 30, 2007, our net loss attributed to nonredeemable common stock was US$8,775,421 of which US$271,925 of interest income net of taxes attributable to common stock subject to possible redemption). Since we do not have any operations, all of our income was derived from interest income, most of which was earned on funds held in the trust account. Our operating expenses for the six months ended June 30, 2006 were US$2,727,283. The expenses consisted primarily of expenses related to pursuing a business combination, professional fees, insurance, franchise taxes, and the monthly administrative fee of US$7,500 paid to FDC Consultants Limited, an affiliate of Mr. Chu, our co-chief executive officer. The US$2,248,706 in consulting fees for the six months of 2007 includes payments to (i) a major international accounting firm (to conduct commercial due diligence), (ii) Hill & Associates (to conduct management background checks) and (iii) Environmental Resources Management (to conduct environmental due diligence)]. None of the consultants are affiliated with our officers and directors. We also expensed nil of income tax expense for the six months ended June 30, 2007.

Results of Operations for the Period from April 25, 2005 (date of inception) to June 30, 2006

For the period from April 25, 2005 through June 30, 2006, our net loss attributed to nonredeemable common stock was $1,103,488 of which $93,225 of net interest income attributable to common stock subject to possible redemption). Since we do not have any operations, all of our income was derived from interest income, most of which was earned on funds held in the trust account. Our operating expenses during the period were $381,271 and consisted primarily of expenses related to pursuing a business combination, professional fees and the monthly administrative fee of $7,500 paid to FDC Consultants Limited, an affiliate of Mr. Chu, our co-chief executive officer. We also provided for nil in income taxes.

Results of Operations for the Year Ended December 31, 2006

For the year ended December 31, 2006, we earned interest income of US$3,622,522, and incurred operating expenses of US$1,424,953. Our expenses in 2006 consisted primarily of legal and accounting fees, overhead fees, insurance, travel expenses in connection with our search for a target company, and certain other expenses associated with being a public company.

Liquidity and Capital Resources

At October 2, 2007, US$113,068,000 of the proceeds from our initial public offering, together with interest, was being held in the Trust Account and approximately US$472,000 was being held outside the Trust Account. For the period from April 25, 2005 (date of inception) to October 2, 2007, our significant operating expenses included (i) accounting and auditing expenses in the amount of $320,699 (KPMG, Zhong Yi (HK) CPA Company Limited and Chang Leung Hui & Li CPA Ltd.); (ii) accounting, financial, tax and commercial due diligence expenses in the amount of US$541,865 (a major international accounting firm and Asia Point Ltd.); (iii) fairness opinion in the amount of $150,000 (Capitalink, LC); (iv) legal, SEC compliance, and legal due diligence expenses of approximately $2,096,195 of which approximately US$447,500 is payable upon completion of the transaction (Jenkens & Gilchrist, Conyers Dill & Pearman, Jun He Law Offices, Morrison & Foerster and Loeb & Loeb); (v) travel expenses of approximately US$342,328 (Swire Travel Ltd, Sunpac Tours and Travel Ltd and Jardine Travel Ltd.); and (vi) directors and officers liability insurance in the amount of US$108,750 (ABD Insurance and Financial Services Group) Other than Kelun no significant amounts are owed to any creditor or other person that has not signed a waiver of its claims against the Trust Account. We have paid as of October 2, 2007 approximately US$1,912,870 of Acquisition related costs including the following significant expenses: Morrison & Foerster LLP US$974,600, a major international accounting firm US$330,800, Jenkins & Gilchrist US$265,970, KPMG US$191,500, Capitalink, L.C. US$150,000. On October 22, 2007, we entered into a Consulting Agreement with Everwell Services, Inc. (“Everwell”) whereby Everwell has agreed to provide us with assistance in coordinating and monitoring the approval process with respect to our proposed acquisition of Kelun with the relevant PRC government authorities and in communicating with the relevant PRC government authorities. We have agreed to pay Everwell a monthly retainer fee of US$33,334 for six months and an additional success fee of US$600,000 upon completion of the Acquisition.

We estimate that the costs of completing the Acquisition with Kelun will total approximately US$9,280,000, inclusive of the expenses incurred through October 2, 2007. Of such amount,

approximately US$2,540,286 relates to due diligence conducted with respect to prospective business targets and US$617,302 represents legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of the Kelun acquisition and the preparation of the proxy statement.

We previously believed that the funds available to us outside of the Trust Account, including one-half of the interest income to be distributed to us each calendar quarter, would be sufficient to allow us to operate for a 24 month period following our IPO, assuming that a business combination is not consummated during that time. However, we have incurred approximately US$1.4 million in operating expenses in 2006 and approximately US$2.7 million in operating expenses during the first six months of 2007, which consist primarily of legal and accounting fees, overhead fees, insurance, travel expenses in connection with the search of a target company, the structuring, negotiation and documentation of the Acquisition, the preparation and filing of this proxy statement as well as certain other expenses associated with being a public company. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business or to consummate the Acquisition, but we may need to use a portion of funds held in the Trust Account to settle any unpaid amounts of these operating expenses upon the consummation of the Acquisition.

Upon release, US$11,500,000 of the funds held in the Trust Account will be placed in a reserve account to fund the acquisition of Kelun in respect of the US$11.5 million payment to the Kelun shareholders upon satisfaction of the conditions set forth in the Purchase Agreement relating to the redemption of Shanghai Century’s warrants; up to approximately US$3,300,000 will be paid to the underwriters as deferred compensation assuming no redemption and approximately US$2,640,000 assuming redemption of 19.99% of our holders of IPO shares up to approximately $22,400,000 will be paid to holders of IPO shares that elect redemption; up to approximately US$2,465,000 (including success fees) assuming no redemption will be used to pay unpaid expenses of the offering; and the balance (approximately US$75,500,000 assuming redemption of 19.99% of all holders of IPO shares and US$97,130,000 assuming no redemption) will be added to our working capital. We and Kelun’s management currently have no commitments for the use of the funds in the Trust Account following the completion of the Acquisition, although the Company anticipates that such working capital funds may be used for one or more of the following: (i) addition and/or upgrading of production lines for IV solution products; (ii) acquisition of late-stage clinical products or businesses that complement Kelun’s current products or products under development; (iii)expansion of overseas markets for Kelun products; (iv) cash portion of the Acquisition purchase price; and (v) consulting fees payable to SHCC if they become payable and (vi) general corporate and working capital purposes. Other than its agreement with Sagent Holding Company, a pharmaceutical trading company based in Illinois, to establish a new production line in 2008 for IV solution products to be sold in the U.S., Kelun has no current understandings, commitments, or agreements with respect to any acquisition of or investment in any products, or companies.

We anticipate that funds generated from Kelun’s operating activities and the funds available from the Trust Account, will be sufficient for the combined company’s expected short-term and long-term operating needs. To date, the monies in the Trust Account have represented substantially all of the assets of Shanghai Century. In order for Shanghai Century to not be considered an investment company pursuant to the Investment Company Act of 1940, as part of the IPO management agreed that the proceeds held in the Trust Account will be invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act. Following the Acquisition, Shanghai Century will have a substantial amount of cash which will no longer be held in the Trust Account. Consistent with the company’s past practices, Shanghai Century will continue to take such action as may be necessary to fall outside the investment company definition, whether through continuing to monitor the type of investments or the amount of investments in specified securities as it relates to the value of the combined company’s total assets.

Off-Balance Sheet Commitments and Arrangements

We have agreed to pay our legal counsel approximately US$447,500 of professional fees if a business combination is consummated.

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to that entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Contractual Obligations

We have agreed to pay FDC Consultants Limited, a company owned and managed by Mr. Chu, our Co-Chief Executive Officer, US$7,500 per month for office space and general and administrative services including secretarial support until (i) the consummation of a business combination, (ii) 18 months after our IPO if we do not effect a business combination or (iii) 24 months after our IPO if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months of our initial public offering and we have not effected a business combination. After the consummation of our IPO, we retained the services of two full-time consultants as well as an officer manager and personal assistant to the Chairman which required that we relocate to larger officer space. In October 2006 all of our officers, consultants and employees moved into a new office space and we incurred costs of approximately US$97,000 for leasehold improvements related to our use of the property (e.g., desks, chairs, conference tables, etc.). In addition, we incurred additional expenses of approximately US$41,000 for additional computer and office equipment for the use by our consultants and employees (e.g., laptops, software, telephone sets, shredder, etc.). All of the leasehold improvements and computer and office equipment will remain property of Shanghai Century following consummation of the Acquisition.

Other than the above agreement, as of December 31, 2006 and June 30, 2007, we had no contractual obligations or commitments.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices. We are not presently engaged in any substantive commercial business. Accordingly, we are not and, until that time as it consummates a business combination, it will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices.

The net proceeds of our IPO held in the Trust Account have been invested only in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of 180 days or less, or money market funds. Thus, we are subject to market risk primarily through the effect of changes in interest rates on government securities. In addition, following the Acquisition, it is possible that some or all of our revenues and expenses may be denominated in non-United States currencies, primarily Renminbi, which could subject us to increased risks relating to foreign exchange rate fluctuations that could have a material adverse effect on our business, financial condition and operating results.

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited condensed pro forma consolidated financial statements are based on Kelun Joint Stock’s historical consolidated financial statements, Acquired Businesses’ historical combined financial statements, Kunming Nanjiang’s historical financial statements and Shanghai Century's historical financial statements, each included elsewhere in this proxy statement, and adjusted to give effect to the Restructuring, as described in “The Kelun Acquisition—Background—Restructuring,” and the Acquisition (together referred to as the “Transaction”). The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2007 and the twelve months ended December 31, 2006 give effect to the Restructuring and the Acquisition as if it had occurred on January 1, 2006. The unaudited pro forma consolidated balance sheet as of June 30, 2007 gives effect to the Acquisition as if it had occurred on June 30, 2007.

For the purpose of compiling the above mentioned unaudited proforma condensed consolidated balance sheets and statements of operations, the U.S. dollar figures extracted from the historical financial statements of Shanghai Century have been translated into RMB at the following exchange rates:

•

RMB7.612 to U.S. dollar 1.00 (the noon buying rate on June 29, 2007 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York) for balance sheet items.

•

RMB7.9579 to U.S. dollar 1.00 (the 2006 annual average for noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York) for statement of operations items for the year ended December 31, 2006.

•

RMB7.7014 to U.S. dollar 1.00 (the 2007 first six months average for noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York) for statement of operations items for the six months ended June 30, 2007

The following unaudited pro forma condensed consolidated balance sheets and statements of operations have been prepared using two different levels of approval of the Acquisition by the Shanghai Century’s shareholders, as follows:

•	Assuming maximum approval: This presentation assumes that 100% of Shanghai Century shareholders approve the Acquisition; and

•	Assuming minimum approval: This presentation assumes that only 80.01% of Shanghai Century shareholders approve the Acquisition.

We are providing this information to aid you in your analysis of the financial aspects of the Acquisition. The following unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of Kelun Joint Stock and Shanghai Century and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or result of operations that may have actually occurred, if the Transaction had taken place on the dates noted, or the future financial position or operating result of the combined company.

The unaudited pro forma condensed consolidated balance sheets and statements of operations were prepared in two steps:

The first step was to reflect the Restructuring using the purchase method of accounting with Kelun treated as the accounting acquirer. Kelun was deemed to be the accounting acquirer for the following reasons:

•	Consideration was paid by Kelun in exchange for the remaining 6.67% equity interest in Hunan Kelun and the controlling equity interests in the Acquired Businesses and Kunming Nanjiang.

•	As a result of the Restructuring, Kelun acquired the majority voting right in the Acquired Businesses and Kunming Nanjiang and increased its voting right in Hunan Kelun to 100%.

The second step was to reflect the merger, between Shanghai Century and Kelun, as a recapitalization of Kelun. Since Shanghai Century is not an operating company, the Acquisition is treated as the issuance of shares of Kelun for the net assets (consisting principally of cash, short-term investments and warrant liability) of Shanghai Century. The carrying value of the net assets of Shanghai Century approximates their fair values, and, accordingly, no “purchase accounting” fair value adjustments were required and no goodwill has been recorded as a result of the Acquisition. Kelun was deemed to be the accounting acquirer in the Acquisition due to the following:

•	After the consummation of the Acquisition, Kelun shareholders will collectively hold approximately 53% of the voting rights in the combined company.

•	Under the Purchase Agreement, Kelun shareholders will have controlling rights over the election of directors of the combined company. See “The Purchase Agreement—Board Composition.”

•	Shanghai Century is a non-operating company, while Kelun and its subsidiaries are operating entities and Kelun’s management will continue to operate the combined company.

Shareholders of Kelun are entitled to the following additional consideration upon resolution of the following contingencies:

•

Earn-Out Share Payment. If the post-combination entity achieves or exceeds the targeted after-tax profit (as defined) in any of the fiscal year 2007, 2008 and 2009, an aggregate of 5 million, 2 million and 2 million additional shares in Shanghai Century after the end of each of those fiscal years.

•

Cash Payment. An additional cash payment of US$11,500,000 within 60 days after the earlier of (a) the warrant agent notifying Shanghai Century that at least 70% of its outstanding warrants have been exercised by the holders thereof or (b) Shanghai Century sending the notice of redemption to the holders of the outstanding warrants to exercise its right to redeem such warrants pursuant to the terms thereof.

In the event that the targeted after-tax profits for the fiscal years 2007, 2008 and/or 2009 are achieved, the earn-out shares to be issued to the shareholders of Kelun, the accounting acquirer, will be treated as a dividend payment by the combined company. In the event that the cash payment of US$11,500,000 referred to above becomes payable, that payment will be reflected as a distribution to the holders of a special class of shares of the combined company.

Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Assuming Minimum Approval

June 30, 2007

(RMB ‘000s)

	Kelun Joint Stock	Shanghai Century Acquisition Corporation		Pro Forma Adjustment 3	Pro-forma Consolidated
ASSETS
Current assets :
Cash & cash equivalents	65,218	575	d	855,409	725,043
			e	(25,120)
			g	(171,039)
Restricted cash	45,777	855,409	d	(855,409)	45,777
Accounts receivable	387,571				387,571
(net of allowances for doubtful accounts of RMB1,231)
Inventories	441,112				441,112
Receivable from underwriters	0	1			1
Advances to suppliers	38,318				38,318
Other current assets	66,733	5,774			72,507
Deferred tax assets — current portion	21,049				21,049
Amount due from related parties	69,951	43			69,994
Deferred cost	24,690				24,690
Total current assets	1,160,419	861,802			1,826,062

Non-Current assets:
Fixed assets – net	538,476	698			539,174
Deposits for property, plant and equipment	11,571				11,571
Prepayment for land use right	96,512				96,512
Prepayment for long term investment	0				0
Intangible Assets	3,879				3,879
Goodwill	19,038				19,038
Deferred tax assets — non-current portion	13,184				13,184
Deferred transaction cost	6,967		h	(6,967)	0

Total non-current assets	689,627	698			683,358

Total assets	1,850,046	862,500			2,509,420

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
Short-term bank borrowings	341,000				341,000
Accounts payable	390,576				390,576
Notes payable	66,247				66,247
Income tax payable	42,334				42,334
Other tax payable	77,799				77,799
Accrued expenses and other liabilities	101,030	7,108			108,138
Customer deposits	1,138	0			1,138
Amount due to related parties	104,426	166			104,592
Long-term payable, current portion	4,770				4,770
Warrants Liability		240,730			240,730
Deferred revenue	28,807				28,807
Deferred tax liabilities, current portion	6,957				6,957

	Kelun Joint Stock	Shanghai Century Acquisition Corporation		Pro Forma Adjustment 3	Pro-forma Consolidated
Total current liabilities	1,165,084	248,004			1,413,088

Non-Current liabilities:
Long-term payable, non-current portion	12,164				12,164
Long-term bank borrowings, non-current portion	69,000				69,000
Deferred tax liabilities	24,958				24,958

Total non-current liabilities	106,122	0			106,122

Total liabilities	1,271,206	248,004			1,519,210

Minority interests	8,784				8,784

Shares subject to redemption		171,039	g	(171,039)	0

Shareholders’ equity			a
Ordinary shares	75,000	67		76	132
			b	(75,000)
			g	(11)
Additional paid-in capital	187,475	557,555	a	(76)	654,132
			b	75,000
			c	(133,746)
			e	(25,120)
			g	11
			h	(6,967)
Unit purchase option		19,581			19,581
Statutory reserves	32,773	0			32,773
Retained earnings / (Accumulated Deficit)	274,808	(133,746)	c	133,746	274,808

Total equity	570,056	443,457			981,426

Total liabilities and shareholders’ equity	1,850,046	862,500			2,509,420

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Assuming Maximum Approval

June 30, 2007

(RMB'000s)

	Kelun Joint Stock	Shanghai Century Acquisition Corporation		Pro Forma Adjustment 3	Pro-forma Consolidated
ASSETS
Current assets :
Cash & cash equivalents	65,218	575	d	855,409	896,082
			e	(25,120)
Restricted cash	45,777	855,409	d	(855,409)	45,777
Accounts receivable	387,571				387,571
(net of allowances for doubtful accounts of RMB566)
Inventories	441,112				441,112
Receivable from underwriters		1			1
Advances to suppliers	38,318				38,318
Other current assets	66,733	5,774			72,507
Deferred tax assets — current portion	21,049				21,049
Amount due from related parties	69,951	43			69,994
Deferred cost	24,690				24,690

Total current assets	1,160,419	861,802			1,997,101

Non-Current assets:
Fixed assets – net	538,476	698			539,174
Deposits for property, plant and equipment	11,571				11,571
Prepayment for land use right	96,512				96,512
Prepayment for long term investment					0
Intangible Assets	3,879				3,879
Goodwill	19,038				19,038
Deferred tax assets — non-current portion	13,184				13,184
Deferred transaction cost	6,967		h	(6,967)	0

Total non-current assets	689,627	698			683,358

Total assets	1,850,046	862,500			2,680,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowings	341,000				341,000
Accounts payable	390,576				390,576
Notes payable	66,247				66,247
Income tax payable	42,334				42,334
Other tax payable	77,799				77,799
Accrued expenses and other liabilities	101,030	7,108			108,138
Customer deposits	1,138				1,138
Amount due to related parties	104,426	166			104,592
Long-term payable, current portion	4,770				4,770

	Kelun Joint Stock	Shanghai Century Acquisition Corporation		Pro Forma Adjustment 3	Pro-forma Consolidated
Warrants Liability		240,730			240,730
Deferred revenue	28,807				28,807
Deferred tax liabilities - current portion	6,957				6,957
Total current liabilities	1,165,084	248,004			1,413,088

Non-Current liabilities:
Long-term payable, non-current portion	12,164				12,164
Long-term bank borrowings, non-current portion	69,000				69,000
Deferred tax liabilities, non-current portion	24,958				24,958

Total non-current liabilities	106,122	0			106,122

Total liabilities	1,271,206	248,004			1,519,210

Minority interests	8,784				8,784

Shares subject to redemption		171,039	f	(171,039)	0

Shareholders’ equity
Ordinary shares	75,000	67	a	76	143
			b	(75,000)
Additional paid-in capital	187,475	557,555	a	(76)	825,160
			b	75,000
			c	(133,746)
			e	(25,120)
			f	171,039
			h	(6,967)
Unit purchase option		19,581			19,581
Statutory reserves	32,773				32,773
Retained earnings / (Accumulated Deficit)	274,808	(133,746)	c	133,746	274,808

Total equity	570,056	443,457			1,152,465

Total liabilities and shareholders’ equity	1,850,046	862,500			2,680,459

Unaudited Pro-Forma Condensed Consolidated Statement of Operations

Assuming Minimum Approval

For The Year Ended December 31, 2006

(RMB’000s)

	Kelun Joint Stock	Acquired Businesses	Kunming Nanjiang		Pro Forma Adjustment 2	Subtotal	Shanghai Century Acquisition Corporation		Pro Forma Adjustment 3	Pro-forma Consolidated
Sales, net of value-added tax:
External parties	777,228	291,397	93,518			1,162,143				1,162,143
Related parties	138,135	93,112	349	a	(55,486)	176,110				176,110

Total net sales	915,363	384,509	93,867			1,338,253				1,338,253
Total cost of revenue	(731,329)	(324,199)	(74,664)	b	(162)	(1,082,102)				(1,082,102)
				c	(7,234)
				a	55,486

Gross profit	184,034	60,310	19,203			256,151				256,151

Operating expenses:
Selling expenses	(8,777)	(3,675)	(1,286)			(13,738)				(13,738)
General and administrative expenses	(46,693)	(29,042)	(6,336)	c	(1,480)	(83,551)	(11,339)			(94,890)

Research and development expenses	(3,296)	(6,922)				(10,218)				(10,218)
Government grant	2,801	1,381				4,182				4,182

Total operating expenses	(55,965)	(38,258)	(7,622)			(103,325)	(11,339)			(114,664)

Operating profit	128,069	22,052	11,581			152,826	(11,339)			141,487
Interest expenses	(15,240)	(6,683)	(71)			(21,994)				(21,994)
Interest income	884	85				969	28,828	e	(855)	23,192
								g	(5,750)
Increase in fair value of warrants							(82,346)			(82,346)

Income before income taxes and minority interest	113,713	15,454	11,510			131,801	(64,847)			60,339
Income tax (expenses) benefits	(19,160)	(6,475)	(5,486)	b	53	(28,240)				(28,240)
				c	2,828
Minority interest	(485)			d	92	(393)				(393)

Net income	94,068	8,979	6,024			103,168	(64,857)			31,706

Basic earnings (loss) from continuing operations per share	1.28						(4.99)			0.92

Diluted earnings (loss) from continuing operations per share	1.28						(4.99)			0.92

Basic common shares	73,750,000						13,010,274			34,626,438

Diluted common shares	73,750,000						13,010,274			34,626,438

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Assuming Minimum Approval

For The Six Months Ended June 30, 2007

(RMB’000s)

	Kelun Joint Stock	Pro Forma Adjustment 1		Pro Forma Adjustment 2	Subtotal	Shanghai Century Acquisition Corporation		Pro Forma Adjustment 3	Pro-forma Consolidated
Sales, net of value-added tax:
External parties	598,712	148,588	e	(21,156)	726,144				726,144
Related parties	63,776				63,776				63,776

Total net sales	662,488	148,588			789,920	0			789,920
Total cost of sales :	(527,645)	(128,246)	e	21,156	(619,889)				(619,889)
			f	16,473
			g	(1,627)

Gross profit	134,843	20,342			170,031	0			170,031

Operating expenses:
Selling expenses	(3,453)	(428)			(3,881)				(3,881)
General and administrative expenses	(39,799)	(10,644)	g	(360)	(50,803)	(21,004)			(71,807)
Research and development expenses	(3,487)	(92)			(3,579)				(3,579)
Government grant	1,748	2,209			3,957				3,957

Total operating expenses	(44,991)	(8,955)			(54,306)	(21,004)			(75,310)

Operating income	89,852	11,387			115,725	(21,004)			94,721
Interest expenses	(12,879)	(1,921)			(14,800)				(14,800)
Interest income	409	57			466	20,953	e	(621)	16,568
							g	(4,230)
Increase in fair value of warrants						(67,532)			(67,532)

Income before income taxes and minority interest	77,382	9,523			101,391	(67,583)			28,957
Income tax (expenses) benefits	(14,611)	(6,384)	f	(3,908)	(24,240)				(24,240)
			g	663
Minority interest	(371)		h	272	(99)				(99)

Net income	62,400	3,139			77,052	(67,583)			4,618

Basic earnings (loss) from continuing operations per share	0.83					(3.86)			0.13

Diluted earnings (loss) from continuing operations per share	0.83					(3.86)			0.13

Basic common shares	75,000,000					17,500,000			34,626,438

Diluted common shares	75,000,000					17,500,000			34,626,438

Unaudited Pro-Forma Condensed Consolidated Statement of Operations

Assuming Maximum Approval

For The Year Ended December 31, 2006

(RMB’000s)

	Kelun Joint Stock	Acquired Businesses	Kunming Nanjiang		Pro Forma Adjustment 2	Subtotal	Shanghai Century Acquisition Corporation		Pro Forma Adjustment 3	Pro-forma Consolidated
Sales, net of value-added tax:
External parties	777,228	291,397	93,518			1,162,143				1,162,143
Related parties	138,135	93,112	349	a	(55,486)	176,110				176,110

Total net sales	915,363	384,509	93,867			1,338,253				1,338,253
Total cost of revenue	(731,329)	(324,199)	(74,664)	b	(162)	(1,082,102)				(1,082,102)
				c	(7,234)
				a	55,486

Gross profit	184,034	60,310	19,203			256,151				256,151

Operating expenses:
Selling expenses	(8,777)	(3,675)	(1,286)			(13,738)				(13,738)
General and administrative expenses	(46,693)	(29,042)	(6,336)	c	(1,480)	(83,551)	(11,339)			(94,890)
Research and development expenses	(3,296)	(6,922)				(10,218)				(10,218)
Government grant	2,801	1,381				4,182				4,182

Total operating expenses	(55,965)	(38,258)	(7,622)			(103,325)	(11,339)			(114,664)

Operating profit	128,069	22,052	11,581			152,826	(11,339)			141,487
Interest expenses	(15,240)	(6,683)	(71)			(21,994)				(21,994)
Interest income	884	85				969	28,828	e	(855)	28,942
Increase in fair value of warrants							(82,346)			(82,346)

Income before income taxes and minority interest	113,713	15,454	11,510			131,801	(64,857)			66,089
Income tax (expenses) benefits	(19,160)	(6,475)	(5,486)	b	53	(28,240)				(28,240)
				c	2,828
Minority interest	(485)			d	92	(393)				(393)
Net income	94,068	8,979	6,024			103,168	(64,857)			37,456

Basic earnings (loss) from continuing operations per share	1.28						(4.99)			1.00

Diluted earnings (loss) from continuing operations per share	1.28						(4.99)			1.00

Basic common shares	73,750,000						13,010,274			37,500,000

Diluted common shares	73,750,000						13,010,274			37,500,000

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Assuming Maximum Approval

For The Six Months Ended June 30, 2007

(RMB’000s)

	Kelun Joint Stock	Pro Forma Adjustment 1		Pro Forma Adjustment 2	Subtotal	Shanghai Century Acquisition Corporation		Pro Forma Adjustment 3	Pro-forma Consolidated
Sales, net of value-added tax:
External parties	598,712	148,588	e	(21,156)	726,144				726,144
Related parties	63,776				63,776				63,776

Total net sales	662,488	148,588			789,920				789,920
Total cost of sales :	(527,645)	(128,246)	e	21,156	(619,889)				(619,889)
			f	16,473
			g	(1,627)

Gross profit	134,843	20,342			170,031				170,031

Operating expenses:
Selling expenses	(3,453)	(428)			(3,881)				(3,881)
General and administrative expenses	(39,799)	(10,644)	g	(360)	(50,803)	(21,004)			(71,807)
Research and development expenses	(3,487)	(92)			(3,579)				(3,579)
Government grant	1,748	2,209			3,957				3,957

Total operating expenses	(44,991)	(8,955)			(54,306)	(21,004)			(75,310)

Operating income	89,852	11,387			115,725	(21,004)			94,721
Interest expenses	(12,879)	(1,921)			(14,800)				(14,800)
Interest income	409	57			466	20,953	e	(621)	20,798
Increase in fair value of warrants						(67,532)			(67,532)

Income before income taxes and minority interest	77,382	9,523			101,391	(67,583)			33,187
Income tax (expenses) benefits	(14,611)	(6,384)	f	(3,908)	(24,240)				(24,240)
			g	663
Minority interest	(371)		h	272	(99)				(99)

Net income	62,400	3,139			77,052	(67,583)			8,848

Basic earnings (loss) from continuing operations per share	0.83					(3.86)			0.24

Diluted earnings (loss) from continuing operations per share	0.83					(3.86)			0.24

Basic common shares	75,000,000					17,500,000			37,500,000

Diluted common shares	75,000,000					17,500,000			37,500,000

Pro Forma Adjustments

Adjustment 1

To include the operating results of the Acquired Businesses for the three months ended March 31, 2007 which were excluded from the consolidated statement of operations of Kelun Joint Stock for the six months ended June 30, 2007.

Adjustment 2

2a To eliminate sales and purchases between Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang for the year ended December 31, 2006.

2b To eliminate unrealized inter-company inventory profit relating to Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang as at December 31, 2006 and the associated tax impact.

2c To record the additional depreciation charge for the year ended December 31, 2006 in cost of sales, based upon the fair value adjustment to fixed assets of the acquired entities, and the additional amortization expenses in general and administrative expenses based on the fair value adjustment to the identifiable intangible assets of the acquired entities, and their associated tax impact. (The identifiable intangible assets comprised trademark, the registration of which will expire in January 2012, and customer base represented by the existing customers which by historical reference are expected to continue to purchase products from the Acquired Businesses for approximately two years).

Asset	Estimated Useful Life
Buildings	25-30 years
Equipment and machinery	10 years
Furniture, fixtures and office equipment	5 years
Motor vehicles	6-8 years
Trademark	Until January 2012
Customer base	2 years

2d To adjust the minority interest in the after tax profit based upon the final composition of the shareholders after completion of the Restructuring.

2e To eliminate sales and purchases between Kelun Joint Stock, the Acquired Businesses and Kunming Nanjiang during the three months ended March 31, 2007.

2f To reverse the fair value adjustment to inventories when applying the purchase method of accounting for the acquisition of subsidiaries during the six months ended June 30, 2007 and the related tax impact.

2g To record the additional depreciation charge for the three months ended March 31, 2007 in cost of sales, based upon the appraisal surplus relating to fixed assets of the acquired entities, and the additional amortization expenses in general and administrative expenses based on the appraisal surplus relating to the identifiable intangible assets of the acquired entities, and their associated tax impact.

2h To adjust the minority interest in the after tax profit attributable to the operating results of the acquired entities for the three months ended March 31, 2007.

Adjustment 3

3a To record the issuance of 20,000,000 shares (par value of US$0.0005) of Shanghai Century for all the shares of Kelun.

3b To reclassify the issued capital of Kelun to Additional Paid-in Capital, under reverse acquisition accounting method.

3c To eliminate the accumulated deficit of Shanghai Century as Kelun will be the continuing entity for accounting purposes.

3d To reclassify Restricted Cash kept in Trust Account to Cash and Cash Equivalent following the completion of the Acquisition.

3e To record payment of RMB25,120,000 (US$3,300,000) to underwriters of Shanghai Century’s Initial Public Offering, following the completion of the Acquisition and, for the pro forma consolidated statements of operations, eliminate the related interest income (RMB621,000—six months ended June 30, 2006, RMB855,000—year ended December 31, 2006), assuming the combination occurred on January 1, 2006.

3f Assuming maximum approval, to reclassify the amount of RMB171,039,000 (US$22,470,000) from Shares Subject To Redemption to Additional Paid-in Capital.

3g Assuming minimum approval, to record the payment of the aforesaid amount of RMB171,039,000 to dissenting shareholders of Shanghai Century and, for the pro forma consolidated statements of operations, eliminate the related interest income (RMB4,230,000 – six months ended June 30, 2007, RMB5,750,000 – year ended December 31, 2006).

3h To charge transaction cost to equity on completion of the Acquisition.

Pro forma Net income per Share

Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares outstanding as follows:

	Year ended December 31, 2006 and Six Months Ended June 30, 2007
	Assuming Maximum Approval	Assuming Minimum Approval
Shares issued in the Acquisition	20,000,000	20,000,000
Shanghai Century shares*	17,500,000	14,626,438

	37,500,000	34,626,438

*	Calculation of shares for Shanghai Century, assuming the public shares outstanding for the entire eighteen months ended June 30, 2007:

	Assuming Maximum Approval	Assuming Minimum Approval
Public shares outstanding at June 30, 2007	14,375,000	11,501,438
Number of shares held by initial shareholders	3,125,000	3,125,000

Total weighted average number of shares	17,500,000	14,626,438

During the periods presented, the Shanghai Century’s dilutive potential common shares outstanding consist of 14,375,000 redeemable warrants, 2,000,000 shares issuable upon exercise of the unit purchase option, and 250,000 (125,000 – year ended December 31, 2006) share options.

The computation of diluted loss per share for the periods presented, did not assume conversion of redeemable warrants, the unit purchase option or the share options because, when applying the if-converted method, as the effect of these conversions was anti-dilutive.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership Prior to the Acquisition

The following table sets forth information regarding the beneficial ownership of our shares as of June 30, 2007 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares;

•	each of our officers and directors; and

•	all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percentage
Franklin D. Chu (1)	1,171,875	(8)	6.7%
Anthony Kai Yiu Lo (2)	898438	(9)	5.1%
Ronald Joseph Arculli (3)	625,000	(10)	3.6%
Humphrey P. Polanen (4)	351,562	(11)	2.0%
Fir Tree, Inc. (5)	1,923,000		11.0%
The Baupost Group, L.L.C. (6)	1,322,000		7.6%
Atorka Group hf. (7)	1,141,300		6.5%
All directors and officers as a group (four individuals)	3,046,875		17.4%

(1)	The business address of Mr. Chu is 23rd Floor, Shun Ho Tower, 24-30 Ice House Street, Hong Kong SAR, China.

(2)	The business address of Mr. Lo is 23rd Floor, Shun Ho Tower, 24-30 Ice House Street, Hong Kong SAR, China.

(3)	The business address of Mr. Arculli is 2012 Hutchison House, Central, Hong Kong SAR, China.

(4)	The business address of Mr. Polanen is 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, CA 94025, U.S.A.

(5)	Fir Tree, Inc. is an investment manager. Includes 1,376,862 shares held by Sapling, LLC and 545,638 shares held by Fir Tree Recovery Master Fund, L.P., for which Fir Tree, Inc. serves as the investment manager. Fir Tree, Inc. has been granted investment discretion over these shares. This share information is based solely on information that these parties filed with the SEC. The business address of Fir Tree, Inc. and Sapling, LLC is 505 Fifth Avenue, 23rd Floor, New York, NY 10017, U.S.A. The business address of Fir Tree Recovery Master Fund, L.P. is c/o Admiral Administration Ltd., Admiral Financial Center, 5th Floor, 90 First Street, Box 32021 SMB, Grand Cayman, Cayman Islands.

(6)	The Baupost Group, L.L.C. is an investment adviser with a business address at 10 St. James Street, Suite 2000, Boston, MA 02116, U.S.A. SAK Corporation is the manager of The Baupost Group L.L.C., and Seth A. Klarman is the sole director of SAK Corporation and a controlling shareholder of The Baupost Group, L.L.C. This share information is based solely on information that these parties filed with the SEC.

(7)	Atorka Group hf. is an investment company with its business address at Hlíðasmári 1, 201 Kópavogur, Iceland. This share information is based solely on information that this shareholder filed with the SEC.

(8)	Does not include 171,563 shares issuable upon exercise of warrants held by Mr. Chu that are not currently exercisable but will become exercisable upon consummation of the Acquisition.

(9)	Does not include 131,529 shares issuable upon exercise of warrants held by Mr. Lo that are not currently exercisable but will become exercisable upon consummation of the Acquisition.

(10)	Does not include 91,500 shares issuable upon exercise of warrants held by Mr. Arculli that are not currently exercisable but will become exercisable upon consummation of the Acquisition.

(11)	Does not include 51,471 shares issuable upon exercise of warrants held by Mr. Polanen that are not currently exercisable but will become exercisable upon consummation of the Acquisition.

Beneficial Ownership Following the Acquisition

Solely for illustrative purposes, the following table is designed to set forth information regarding the beneficial ownership of our shares by each person who is anticipated to own greater than 5% of our outstanding shares and each of our executive officers and directors following the Acquisition based on the following assumptions:

•	the current ownership of the entities and individuals identified above remains unchanged; and

•

the total number of issued and outstanding shares immediately prior to the Acquisition, which is 17,500,000, remains unchanged, except for the issuance of 20 million shares on the closing date of the Acquisition.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage
Gexin Liu (2)	7,340,715	19.6%
Hui Pan (3)	3,003,653	8.0%
Suihua Liu (4)	2,146,555	5.7%
Fir Tree (5)	1,923,000	5.1%
Zhipeng Cheng (6)	1,501,845	4.0%
Franklin D. Chu (7)	1,171,875	3.1%
Anthony Kai Yiu Lo (8)	898,438	2.4%
Raymond Kuo Fung Ch’ien	78,125	*
All post-Acquisition directors and officers as a group (seven individuals)	16,141,206	42.8%

_____________

*	Represents beneficial ownership of less than 1%

(1)	Does not include our shares issuable upon exercise of warrants which are beneficially owned by certain of the persons named in the above table. Unless otherwise indicated, the business address of Messrs. Chu and Lo is 23rd Floor, Shun Ho Tower, 24-30 Ice House Street, Hong Kong SAR, China; and the business address of Dr. Ch’ien is 34F, Citicorp Centre, 18 Whitfield Road, North Point, Hong Kong SAR. The business address of each of the other individuals is 18F/19F, Jinjiang Times Garden, 107 Jingli Xi Lu, Chengdu, Sichuan 610072, China.

(2)	Mr. Gexin Liu will be the Chairman of the board of directors of the combined company following the Acquisition.

(3)	Ms. Hui Pan will be a director and the Vice President of Procurement of the combined company.

(4)	Mr. Suihua Liu will be the Vice President of General Administration.

(5)	Fir Tree, Inc. is an investment manager. Includes 1,376,862 shares held by Sapling, LLC and 545,638 shares held by Fir Tree Recovery Master Fund, L.P., for which Fir Tree, Inc. serves as the investment manager. Fir Tree, Inc. has been granted investment discretion over these shares. This share information is based solely on information that these parties filed with the SEC.

(6)	Mr. Zhipeng Cheng will be a director and the Chief Executive Officer of the combined company.

(7)	Mr. Franklin D. Chu will be a director of the combined company.

(8)	Mr. Anthony Kai Yiu Lo will be a director of the combined company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shanghai Century

Transactions with Our Directors and Executive Officers

On April 27, 2005, we issued 1,062,500 shares to Franklin D. Chu, our director and Co-Chief-Executive Officer, at an average purchase price of US$0.01 per share; on October 21, 2005, we issued 129,500 additional shares to Mr. Chu; and on October 21, 2005, we repurchased 594 shares from Mr. Chu for a total price of US$1,093.75. On October 21, 2005, we issued an aggregate of 1,933,594 shares to Messrs. Lo, Arculli and Polanen, our directors, and Dr. Ch’ien, our advisor, at an average purchase price of US$0.008 per share, resulting in a total net amount of US$25,000 in cash paid to Shanghai Century by the five shareholders. On December 5, 2005, Mr. Chu transferred 19,531 of his shares to Mr. Lo.

The holders of the majority of these shares will be entitled to make up to three demands that we register these shares according to an agreement. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares are released from escrow, which, except in limited circumstances, is not before (a) six months after the consummation of a business combination with respect to 20% of the shares held in the escrow account, and (b) three years after April 24, 2006 with respect to the remaining 80% of the shares held in the escrow account. In addition, these shareholders have unlimited “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements. In the event that we breach our obligations under the registration rights agreement, we could be obligated to purchase these shares for the then fair market value of these shares.

Our directors, Messrs. Lo, Chu, Arculli and Polanen, and our advisor, Dr. Ch’ien, have entered into a revolving credit agreement with us in the amount of US$125,000. Advances under the credit facility were interest-free and payable before October 22, 2006. For the period from April 25, 2005 (inception) to June 30, 2007, we drew US$125,000 against the revolving credit line and obtained additional borrowings from the founders of US$160,346 to pay a portion of the expenses of our IPO, such as the SEC registration fee, the NASD filing fee, the AMEX listing fee, and certain legal fees, administrative fees and other expenses. In addition, US$2,817 of the costs incurred prior to the formation of Shanghai Century was to be reimbursed to one of our directors. As of June 30, 2007, the amount due to the founders was US$21,855.

We reimburse our officers, directors and our advisor for any reasonable out-of-pocket business expenses that they incur in connection with certain activities on our behalf, such as identifying and investigating possible target businesses and business combinations and for out-of-pocket expenses incurred in connection with the IPO and the Acquisition. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board of directors or, if necessary, a court of competent jurisdiction if this reimbursement is challenged. As of [September 30, 2007] approximately $352,029 was reimbursed for expenses incurred by our officers, directors and advisor.

All ongoing and future transactions between us and any of our executive officers and directors or their respective affiliates, will require prior approval in each instance by a majority of our disinterested “independent” directors (to the extent we have any) or the members of our board of directors who do not have an interest in the transaction.

Transactions with FDC Consultants

We currently pay FDC Consultants Limited, an affiliate of Mr. Chu, our Co-Chief Executive Officer, US$7,500 per month for office space and general and administrative services, including secretarial support. This arrangement was agreed to by FDC

Consultants Limited, an affiliate of Mr. Chu, for our benefit and is not intended to provide Mr. Chu compensation in lieu of a salary. We believe that these fees are at least as favorable as we could have obtained from an unaffiliated person. However, as our current directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving these transactions.

Transactions with Shanghai Century Capital Corporation

Under the Purchase Agreement, subject to the consummation of the Acquisition, we will pay Shanghai Century Capital Corporation, or SHCC, a Cayman Islands company to be formed and jointly controlled by our Co-Chief Executive Officers, an aggregate of US$1,600,000, payable in installments, for the management consulting services to be rendered to the combined company commencing from the consummation of the Acquisition through December 31, 2009. This payment was negotiated by our Co-Chief Executive Officers and our full-time consultant Howard Chu together with our legal counsel and is reflected in the Purchase Agreement which was approved in its entirety by the board of directors. It is contemplated that the services to be provided will include advice on (i) the establishment and implementation of improved financial and accounting systems and controls, (ii) international legal contracts and international distribution and supply arrangements, (iii) financing, advice on improved corporate governance, (iv) investor relations, (v) certain requirements of a U.S. publicly listed company and (vi) certain types of insurance coverage, introductions to international banking institutions and assistance in negotiations with such institutions, and other services and advice mutually agreed between the parties. See “Annex A” for the terms of the payment schedule as reflected in section 7.12 of the Purchase Agreement. At the time the payment dates were agreed upon by the parties, it was estimated that the transaction would be completed by the end of the third quarter of 2007.

Other than the payments described above, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing officers, directors, and our advisor or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the Acquisition.

Kelun Joint Stock

Transactions with the Acquired Companies

Kelun Joint Stock and the Acquired Companies have previously entered into a number of transactions with each other. However, for periods following the completion of the Restructuring described in “The Kelun Acquisition—Restructuring,” the Acquired Companies will be consolidated into the financial results of the Kelun Group, and therefore, these transactions between Kelun and the Acquired Companies will be treated as inter-company transactions and not related party transactions.

Transactions with Kelun Industrial Group

Sixteen shareholders of Kelun Joint Stock currently collectively hold a 96.25% equity interests in Kelun Industrial Group. In addition, the board of directors of Kelun Industrial Group is composed of three directors, which are Mr. Gexin Liu, Mr. Zhipeng Cheng and Ms. Hui Pan, who also serve as the members of the board of directors of Kelun Joint Stock.

Kelun Joint Stock and Kelun Industrial Group have entered into a number of transactions including the following:

•

Office lease. Kelun leases certain office space from Kelun Industrial Group according to a tenancy agreement made between Kelun and Kelun Industrial Group in January 2005 for a term of three years and for an annual rent of RMB702,000. According to Kelun’s management, the rent was determined on normal commercial terms.

•

Guarantee. In 2006 and 2007, Kelun Industrial Group provided a guarantee for Kelun Joint Stock’s bank loans in the aggregate amount of RMB60 million (US$7.7 million) and RMB121 million (US$15.5 million), respectively.

The above transactions will continue following the completion of the Acquisition.

Transactions with Kelun Pharma Trading

Kelun Joint Stock and Kelun Pharma Trading, a wholly-owned subsidiary of Kelun Industrial Group, have entered into a number of transactions including the following:

•

Sales of Kelun products. Kelun Pharma Trading is a licensed pharmaceutical trading company with one of the largest distribution networks in Sichuan Province. Two sales agents in Sichuan Province principally rely on Kelun Pharma Trading’s network to sell Kelun products. At the request of these sales agents, Kelun delivers its products to Kelun Pharma Trading from time to time and invoices Kelun Pharma Trading directly for the products delivered. In 2004, 2005 and 2006, Kelun Joint Stock sold products to Kelun Pharma Trading through Kelun’s sales agents for an aggregate amount of RMB36.9 million, RMB39.4 million and RMB121.1 million (US$15.5 million), respectively. The corresponding gross profit from these transactions amounted to approximately RMB5.9 million, RMB7.1 million and RMB24.2 million, respectively. These sales have been conducted, and are expected to continue to be conducted, at a price at which Kelun Joint Stock sells its products to other sales agents.

•

Purchases of raw materials. In 2004, Kelun Joint Stock purchased from Kelun Pharma Trading certain raw materials for an aggregate amount of RMB3.4 million. These purchases were conducted and are expected to continue to be conducted at a price at which Kelun Joint Stock purchases raw materials from other suppliers of the same scale as Kelun Joint Stock.

•	Guarantee. In 2006, Kelun provided a guarantee for Kelun Pharma Trading’s bank acceptance notes in the amount of RMB5.0 million (US$0.6 million).

Transactions with Yaguang Liu

Kelun Joint Stock and Ms. Yaguang Liu, a sister of Mr. Gexin Liu, who holds approximately 36.7% of Kelun’s shares, have entered into a distribution agreement. Under this agreement, Ms. Liu is appointed as one of the sales agent of Kelun. The terms of this agreement are similar to those between Kelun and all other sales agents of Kelun who do not have licensed operating entities, as described in “Information About Kelun—Sales and Distribution.”

Transactions with Guizhou Kelun

Kelun subcontracts the production of certain branded IV solution products to Guizhou Kelun Pharmaceutical Co., Ltd. (“Guizhou Kelun”), a variable interest entity controlled by Kelun Industrial Group. In 2004, 2005 and 2006, Kelun purchased the IV solution products from Guizhou Kelun under a subcontracting arrangement for an aggregate amount of RMB55.8 million, RMB21.6 million and RMB4.5 million (US$0.6 million), respectively.

Balances with Related Parties

In prior years, Kelun Joint Stock made cash advances to, and received cash advances from, certain related parties, Kelun Industrial Group, Huifeng Investment, Sichuan Xueling Beverage Company (“Xueling Beverage”), a subsidiary of Kelun Industrial Group, Sichuan Lisite Kelun Pharmaceutical Company (“Lisite Kelun”), an affiliate of Kelun Industrial Group, Mr. Weigang Xue and Ms. Hui Pan, for general corporate and working capital purposes. These cash advances were unsecured, non-interest bearing and had no fixed repayment terms. Also, over the past several years, Kelun Joint Stock sold and purchased raw materials and products to and from certain related parties, Kelun Pharma Trading, Guizhou Kelun and Jilin Kelun Pharmaceutical Trading Co., Ltd. (“Jilin Pharma Trading”), a company which previously had a common director with Kelun, in the ordinary course of business. As a result, Kelun Joint Stock had the following balances as of the dates indicated with certain related parties who are not consolidated into its financial statements after the Restructuring:

	December 31,
AMOUNTS DUE FROM RELATED PARTIES	2005	2006	2006
	RMB(‘000)	RMB(‘000)	US$(‘000)
Kelun Pharma Trading	48,810	5,516	707
Kelun Industrial Group	—	25,947	3,327
Huifeng Investment	—	1,200	154
Xueling Beveragez	765	—	—
Lisite Kelun	2,438	—	—
Mr. Weigang Xue	1,499	1,499	192
Jilin Pharma Trading	752	1,017	128

	December 31,
AMOUNTS DUE TO RELATED PARTIES	2005	2006	2006
	RMB(‘000)	RMB(‘000)	US$(‘000)
Kelun Pharma Trading	—	2 ,181	279
Guizhou Kelun	3,740	7,955	1,020
Kelun Industrial Group	5,167	906	116
Lisite Kelun	—	137	18
Ms. Hui Pan	4,200	—	—

The Acquired Businesses

Transactions with Jilin Pharma Trading

Mr. Gexing Liu, the current chairman of the board of directors of Kelun, was the legal representative of Jilin Pharma Trading and Mr. Weigang Xue, one of the shareholders and founders of Kelun, is currently the general manager of Jilin Pharma Trading. Jilin Pharma Trading is a licensed pharmaceutical trading company with a large distribution network in Jilin Province and the nearby regions in China. The Acquired Businesses, in particular Jilin Kelun, rely on Jilin Pharma Trading’s local distribution network to resell their products in such locale. The Acquired Businesses deliver the products through Kelun Group’s sales agents to Jilin Pharma Trading from time to time and invoice Jilin Pharma Trading directly for the products delivered. In 2004, 2005 and 2006, the Acquired Businesses sold products to Jilin Pharma Trading for an aggregate amount of RMB2.0 million, RMB7.1 million and RMB25.2 million (US$3.2 million), respectively. The corresponding gross profit from these transactions amounted to approximately RMB0.4 million, RMB1.3 million and RMB4.0 million, respectively. These sales have been conducted, and are expected to continue to be conducted, on normal commercial terms.

Transactions with Kelun Pharma Trading

The Acquired Businesses and Kelun Pharma Trading have entered into a number of transactions including the following:

•

Sales of products. Similar to Kelun, the Acquired Businesses rely on Kelun Pharma Trading’s distribution network to resell their products, in particular in Sichuan Province. These sales have been conducted through Kelun Group’s sales agents. The Acquired Businesses deliver the products through these sales agents to Kelun Pharma Trading and invoice Kelun Pharmaceutical Trading directly for the products delivered. In 2004, 2005 and 2006, the Acquired Businesses sold products to Kelun Pharma Trading for an aggregate amount of RMB7.4 million, RMB20.2 million and RMB14.7 million (US$1.9 million), respectively. The corresponding gross profit from these transactions amounted to approximately RMB1.5 million, RMB3.6 million and RMB2.4 million, respectively. These sales have been conducted, and are expected to continue to be conducted, at a price at which the Acquired Businesses sell their respective products to other sales agents.

•

Purchases of raw materials. In the same periods, the Acquired Businesses purchased various raw materials for pharmaceutical products from Kelun Pharma Trading for an aggregate amount of RMB1.9 million, RMB8.5 million and RMB12.3 million (US$1.6 million), respectively. These purchases have been conducted, and are expected to continue to be conducted, on normal commercial terms.

Balances with Related Parties

In prior years, the Acquired Businesses made cash advances to, and received cash advances from, certain related parties, Kelun Pharma Trading, Kelun Industrial Group, Mr. Zhipeng Chen, Guizhou Kelun, Huifeng Investment and Lisite Kelun, for general corporate and working capital purposes. These cash advances were unsecured, non-interest bearing and had no fixed repayment terms. Also, over the past several years, the Acquired Businesses sold and purchased raw materials and products to and from certain related parties, Kelun Pharma Trading, Jilin Pharma Trading and Sichuan Kelun Health Industry Co., Ltd. (“Kelun Health”), a subsidiary of Kelun Industrial Group, in the ordinary course of business. As a result, the Acquired Businesses had the following balances as of the dates indicated with certain related parties who are not consolidated into the financial statements of Kelun after the Restructuring:

	December 31,
AMOUNTS DUE FROM RELATED PARTIES	2005	2006	2006
	RMB(‘000)	RMB(‘000)	US$(‘000)
Kelun Pharma Trading	15,066	11,293	1,447
Kelun Industrial Group	26,758	30,595	3,920
Jilin Pharma Trading	6,429	9,827	1,259
Kelun Health	2,475	3,094	397
Guizhou Kelun	529	1,064	136
Mr. Zhipeng Chen	91	—	—

	December 31,
AMOUNTS DUE TO RELATED PARTIES	2005	2006	2006
	RMB(‘000)	RMB(‘000)	US$(‘000)
Kelun Pharma Trading	10,627	4,439	569
Kelun Industrial Group	51,570	124,340	15,933
Guizhou Kelun	—	1,624	208
Huifeng Investment	1,035	3,435	440
Lisite Kelun	—	20	3

Kelun Group

Following completion of the Restructuring in March/April 2007, the Acquired Businesses became subsidiaries of Kelun. Accordingly, we are setting out below the transactions between Kelun Group and its related parties during the six months ended June 30, 2007:

•	Kelun Group’s sales to Kelun Pharma Trading amounted to RMB50.8 million (US$6.7 million), and the related gross profit amounted to approximately RMB10.2 million (US$1.3 million).

•	Kelun Group’s sales to Jilin Pharma Trading amounted to RMB12.8 million (US$1.7 million), and the related gross profit amounted to approximately RMB2.6 million (US$0.3 million).

•	Kelun Group’s purchases from Kelun Pharma Trading amounted to RMB1.1 million (US$0.1 million).

•	Kelun Group’s purchases from Guizhou Kelun amounted to RMB1.8 million (US$0.2 million).

As indicated earlier, these transactions were conducted, and are expected to continue to be conducted, at prices at which Kelun Group sells its products to other third parties or purchases raw materials from other supplies of similar scale.

During the six months ended June 30, 2007, Kelun Group had provided guarantees to banks in respect of borrowings and bankers acceptances granted to Kelun Pharma Trading and Jilin Pharma Trading amounting to RMB15 million and RMB4 million respectively.

During the six months ended June 30, 2007, Kelun Industrial Group and Health Industry had provided guarantees in respect of bank borrowings granted to Kelun Group to the extent of RMB113 million and RMB20 million respectively. During the same period, Messrs. Liu Gexin, Cheng Zhipeng and Panhui had provided guarantees to banks in respect of borrowings granted to Kelun Group to the extent of RMB25 million.

At June 30, 2007, Kelun Group had the following outstanding balances with related parties.

RMB ‘000
Due from
Guizhou Kelun	5,799
Kelun Pharma Trading	2,735
Kelun Industrial Group	48,108
Jilin Pharma Trading	10,072
Health Industry	3,178

Due to
Guizhou Kelun	3,010
Kelun Industrial Group	91,692
Huifeng Investment	3,435
Renzhou Traditional Pharmaceutical	5,914

All the above balances were unsecured, non-interest bearing and repayable on demand.

DIRECTORS AND MANAGEMENT

If the Acquisition Proposal and Nomination Proposal are approved at the meeting, it is anticipated that the directors and executive officers of the combined company will be the individuals indicated below.

Name	Age	Position
Gexin Liu	55	Chairman of the Board and President
Zhipeng Cheng	43	Director and Chief Executive Officer
Hui Pan	44	Director and Vice President of Procurement
Long Liang	42	Director and Vice President of Research and Development
Suihua Liu	60	Vice President of General Administration
Yangyu Wan	37	Vice President of Production
Deguang Chen	36	Vice President of Sales and Marketing
Anthony Kai Yiu Lo	58	Director
Franklin D. Chu	59	Director
Dr. Raymond Kuo Fung Ch’ien	55	Director

Gexin Liu is currently the chairman of the board of directors of Kelun. He is a PRC citizen. Mr. Liu established Kelun in 1996. Since that time, he has been the chairman and the president of Kelun. Mr. Liu was the member of the Eighth Executive Committee of the Sichuan Association of Commerce. He is a member of the Ninth National Committee of the Chinese People’s Political Consultative Conference of Sichuan Province.

Zhipeng Cheng is currently an executive director and the Chief Executive Officer of Kelun. He is a PRC citizen. Mr. Cheng joined Kelun in 1996 as deputy general manager and was appointed the vice president and the Chief Executive Officer in 2006. Prior to joining Kelun, Mr. Cheng worked at the Sichuan Industrial Institute of Antibiotic and Sichuan Qili Pharmaceutical Company Limited, focusing on the research and development of new medicines. He received a master’s degree in science in 1996 from the Pharmacy Department, West China University of Medical Sciences.

Hui Pan is currently an executive director and vice president of Kelun in charge of the procurement department. She is a PRC citizen. Ms. Pan joined Kelun in 1996. Prior to that, she worked at the Chengdu Xuefeng Pharmaceutical Factory and Sichuan Qili Pharmaceutical Company Limited.

Long Liang is currently an executive director and vice president of Kelun in charge of the research and development division. He is a PRC citizen. He joined Kelun in 1998 as the head of Kelun Pharma Research. He received a master’s degree in pharmaceutical chemistry in 1988 from West China University of Medical Sciences.

Anthony Kai Yiu Lo is currently our chairman of the board of directors and Co-Chief Executive Officer. He is a permanent resident of the Hong Kong SAR. Mr. Lo was a founder and principal shareholder of Advantage Limited, established to acquire Hong Kong and PRC companies in the sub-prime consumer finance area, which was sold to the Standard Chartered Bank in late 2004. From 1988 to 1993, Mr. Lo was the founder, chairman and a managing director of Suez Asia Capital Management Company Limited, the manager of the US$150 million Apac Holdings, a direct investment fund which invested in eight Asian countries. Mr. Lo has been a member of the listing committee of the Stock Exchange of Hong Kong since 1998 and was a member of the Takeovers and Mergers Panel and Appeals Committee of the Securities and Futures Commission of Hong Kong from 1994-2001. He is an independent non-executive director of the Taiwan Fund Inc., listed on the New York Stock Exchange. Mr. Lo also serves as an independent non-executive director and chairman of the audit committee of the following Hong Kong publicly listed companies, IDT International Limited, Playmates Holdings Limited and Tristate Holdings Limited, and serves as an independent non-executive director and member of the audit committee of Hong Kong listed Convenience Retail Asia Limited. Mr. Lo was qualified as a chartered accountant by the Institute of Chartered Accountants of Ontario and is a member of the Hong Kong Institute of Certified Public Accountants.

Franklin D. Chu is currently a member of our board of directors and Co-Chief Executive Officer. He is a permanent resident of the Hong Kong SAR. He is chairman and managing director of FDC Consultants Limited, a consulting company concentrating on China-related transactions. From 1984 to March 2005, Mr. Chu was the chair of the Asia Practice Group of the international law firm Kaye Scholer LLP and managing partner of the firm’s Hong Kong office. Mr. Chu received his A.B. from Harvard College and his J.D. from the Yale Law School where he was an editor of The Yale Law Journal. He is a member of the Hong Kong Leadership Council of the Asia Foundation.

Raymond Kuo Fung Ch’ien is currently our advisor. Dr. Ch’ien will cease to be our advisor if he joins the board of directors of the combined company upon the completion of the Acquisition. He is a permanent resident of the Hong Kong SAR. He is the chairman of Hang Seng Bank Ltd. as of August 7, 2007 and since 1999 has been the chairman of CDC Corporation (NASDAQ: CHINA). He is also non-executive chairman of MTR Corporation Ltd. and HSBC Private Equity (Asia) Limited. He serves on the boards of HSBC Holdings plc, The Hongkong and Shanghai Banking Corporation Limited and Inchcape plc. Dr. Ch’ien is chairman of the Advisory Committee on Corruption of the Hong Kong SAR Independent Commission Against Corruption; and chairman of the Hong Kong/European Union Business Cooperation Committee. Dr. Ch’ien received a doctoral degree in economics from University of Pennsylvania in 1978. He was appointed a Justice of Peace in 1993 and a Commander in the Most Excellent Order of the British Empire in 1994. In 1999, he was awarded the Gold Bauhinia Star medal.

Suihua Liu is currently a vice president of Kelun. He is a PRC citizen. Mr. Liu joined Kelun in 2000 as a member of its supervisors’ board, as well as a manager in charge of the human resources department. In 2006, Mr. Liu became Kelun’s Vice President in charge of general administration. Prior to joining Kelun, Mr. Liu was the Deputy Principal of Hunan University of Technology and Science. Mr. Liu graduated from the Hunan Normal College with a bachelor’s degree in Mathematics in 1982.

Yangyu Wan is currently a vice president of Kelun. He is a PRC citizen. Mr. Wan joined Kelun in 1998 as a manager in charge of our production department. In 2006, he was appointed as Kelun’s vice president in charge of production. Prior to joining Kelun, he worked at the Department of Pharmacy of General Hospital of Chengdu Military Command between 1994 to 1998. Mr. Wan received a bachelor’s degree in pharmacy from the Second Military Medical University in 1994 and a master’s degree in business administration from University of Electronic Science and Technology of China in 2005.

Deguang Chen is currently a vice president of Kelun. He is PRC citizen. Mr. Chen joined Kelun as a manager in charge of the sales department in 2000. He was promoted to act as the General Manager of the Sales Department in 2002. In 2006, he was appointed as Kelun’s vice president in charge of sales and marketing. Before that, he was a lecturer in West China University of Medical Sciences. Mr. Chen received a master’s degree in pharmacy from West China University of Medical Sciences in 1999. Prior to the mailing of this proxy statement, two other individuals will be nominated by the mutual consent of our Co-Chief Executive Officers and the representative of the Kelun shareholders.

Upon the consummation of the Acquisition, if the Nomination Proposal is approved by our shareholders, the combined company’s board of directors will be divided into three classes with only one class of directors being elected in each subsequent annual general meeting of shareholders. See “The Nomination Proposal.”

Director Independence

Our board of directors has determined that Messrs. Polanen and Arculli are “independent directors” as is defined in Rule 10A-3 of the Exchange Act and under AMEX’s listing standards. They will resign from the board, effective upon completion of the Acquisition.

Upon completion of the Acquisition and if elected according to the Nomination Proposal, it is anticipated that the combined company will have three independent directors, Dr. Raymond Kuo Fung Ch’ien and two other individuals to be nominated prior to the mailing of this proxy statement. U.S. companies listed on AMEX are generally required to have a majority of independent directors on the board. However, after the completion of the Acquisition, we expect to be a “foreign private issuer,” as defined under the U.S. federal securities laws, and we intend to seek an exemption from this rule on the basis that we are entitled under the AMEX rules or the Nasdaq rules, after listing all of our securities on the Nasdaq Global Market upon consummation of the Acquisition, to follow our home country practice which does not impose this requirement.

Shanghai Century will meet the requirements of a foreign private issuer following the closing of the Acquisition because (i) more than 50% of the outstanding shares of Shanghai Century will be held by the Kelun shareholders, none of whom are United States residents, (ii) more than 50% of the assets of Shanghai Century will be located outside the United States, (iii) the business of Shanghai Century will be administered outside the United States and (iv) the majority of the executive officers and directors of Shanghai Century will be neither United States citizens nor United States residents. Shanghai Century intends to commence reporting as a foreign private issuer as promptly as practicable following the closing of the Acquisition.

Committees of the Board of Directors

Shanghai Century’s Audit Committee

Our board of directors has established an audit committee, currently composed of Messrs. Polanen and Arculli, which reports to the board of directors. Messrs. Arculli and Polanen serve as members of the audit committee and this committee is chaired by Mr. Polanen. Messrs. Arculli and Polanen are independent directors under AMEX’s listing standards. In addition, our board of directors has determined that Mr. Polanen is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Exchange Act. The audit committee is responsible for overseeing our accounting and financial reporting processes, internal controls over financial reporting and audits of our financial statements.

Our board of directors has adopted an audit committee charter, which is attached as Annex E to this proxy statement.

Report of Shanghai Century’s Audit Committee

Our audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and has discussed these financial statements with our management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, KPMG, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

KPMG also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has discussed with KPMG their independence from us.

Based on its discussions with management and KPMG, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors

Humphrey P. Polanen (Chairman)

Ronald Joseph Arculli

Pre-Approval Policies and Procedures

We currently do not have a formal policy for the pre-approval of audit and permissible non-audit services provided by our independent auditors. The audit committee approves these services on a case-by-case basis. All

Audit Committee of the Combined Company

The audit committee of the combined company will initially be composed of Dr. Raymond Kuo Fung Ch’ien and one or more directors to be appointed by the combined company’s board.

Audit Committee Financial Expert of the Combined Company

In selecting candidates for the audit committee of the combined company, the board will ensure that at least one committee member will have appropriate educational credentials and expertise to qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Shanghai Century’s and Combined Company Nominating Committee

Our board of directors has established a nominating committee, currently composed of Messrs. Polanen, Arculli, and Chu, and this committee is currently chaired by Mr. Polanen. It is anticipated that following the completion of the Acquisition, the nominating committee of the combined company will initially be composed of Dr. Raymond Kuo Fung Ch’ien and one or more directors to be appointed by the combined company’s board. As a result of the requirement of the approval by shareholders of the Nomination Proposal (Proposal 6), shareholders will have little to no say in the nominating process until the year 2011. In addition, the functions of the nominating committee include:

•	monitoring the size and composition of our board of directors; and

•	considering and making recommendations to our board of directors with respect to the nominations or elections of our directors.

The nominating committee will consider persons identified by its members, management, shareholders and others. To nominate a director, a nominating party should submit in writing to the nominating committee the name and qualifications of the director candidate. During the period commencing with the closing of the Acquisition and ending December 31, 2010, the nominees for our board of directors will be determined according to the terms of the voting agreement to be executed upon the closing of the Acquisition. Therefore, the board has not adopted a policy for the consideration of any director candidates recommended by shareholders of Shanghai Century at this time and shareholders will likely not be in a position to nominate any director candidates until the annual meeting held in 2011.

The nominating committee will review individuals from various disciplines and backgrounds. The qualifications that the nominating committee considers in the selection of candidates include broad experience in business, finance or administration; familiarity with national and international business matters; familiarity with our industry; prominence and reputation; and willingness to devote significant time to the oversight duties of the board of directors of a public company. The nominating committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time.

Our board of directors has adopted a nominating committee charter, which is attached as Annex F to this proxy statement.

Shanghai Century’s Compensation Committee

Our directors and executive officers are prohibited from receiving compensation prior to the completion of business combination. Therefore, our board of directors only established a compensation committee in July 2007 in anticipation of the completion of the Acquisition. The compensation committee, currently composed of Messrs. Polanen and Arculli, is chaired by Mr. Arculli. The functions of the compensation committee will include:

•	assisting our board of directors in discharging its responsibilities relating to the compensation of our directors and executive officers; and

•	producing an annual report on executive officer compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

Because the compensation committee was established only in July 2007 and we have not paid compensation to our executive officers to date, we have not established processes and procedures in considering and determining director and executive compensation. Our plan with respect to executive compensation after the consummation of the Acquisition is described in the “Compensation Committee Discussion and Analysis” section.

Our board of directors has adopted a compensation committee charter, which is attached as Annex G to this proxy statement.

Report of Compensation Committee

The compensation committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the compensation committee has recommended to our board of directors that such section be included in this proxy statement.

Compensation Committee of the Combined Company

It is anticipated that following the completion of the Acquisition, the compensation committee of the combined company will initially be composed of Dr. Raymond Kuo Fung Ch’ien and one or more directors to be appointed by the combined company’s board in accordance with the Purchase Agreement.

Meetings of the Board and Committees of Shanghai Century

During the fiscal year ended December 31, 2006, our board of directors, audit committee and nominating committee held one meeting. During the first two quarters of 2007, our board of directors held one meeting. All members of our board of directors and each of our committees have attended all meetings held. The audit committee and the nominating committee normally hold their meetings, respectively, on the same date of the board meeting. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Communicating with Directors

Our board of directors will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Shareholders who wish to send communications on any topic to the board of directors should address such communications to the board of directors, Mr. Franklin D. Chu at the 23rd Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong SAR, (852) 2854-8989.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for the period from April 25, 2005 (date of inception) to December 31, 2005 and for the year ended December 31, 2006 and fees billed for other services rendered by KPMG during those periods.

	Fiscal 2006		Fiscal 2005
Audit Fees (1)	US$	70,000	US$	—
Audit-Related Fees (2)	US$	57,000	US$	15,000
Tax Fees (3)	US$	—	US$	—
All Other Fees (4)	US$	—	US$	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements, including registration statements.

(2)	Audit-Related Fees consist of fees billed for professional services rendered in connection with our initial public offering that are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

A representative of KPMG will be present at the meeting of shareholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and AMEX rules. You can review this document by accessing our public filings at the SEC’s Website at www.sec.gov. In addition, a copy of the code of conduct and ethics will be provided without charge upon written request to us.

Section 16(a) Beneficial Ownership Reporting Compliance of Shanghai Century

Section 16(a) of the Exchange Act requires Shanghai Century’s directors, executive officers and persons who own more than 10% of our shares, or Reporting Persons, to file reports of ownership and changes in ownership of our common stock with the SEC and the AMEX. Reporting Persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of these reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during fiscal 2006, all Reporting Persons complied with all applicable filing requirements.

Executive Compensation

None of our current executive officers has received any cash compensation for services rendered. However, our executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations and for out-of-pocket expenses incurred in connection with this Acquisition. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if this reimbursement is challenged. Because none of our directors are deemed “independent,” we generally have not had the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Subject to the consummation of the Acquisition, we have agreed to pay SHCC, a company to be formed and owned jointly by our Co-Chief Executive Officers, an aggregate of US$1,600,000, payable in installments, for the management consulting services to be rendered by SHCC to the combined company for a period commencing on the date of consummation of the Acquisition through December 31, 2009.

Executive Officers of the Combined Company

We anticipate that the combined company will pay its non-employee directors an annual fee and a fee for each board or committee meeting that they attend, reimburse their expenses incurred in attending meetings and/or award options to purchase shares with the exercise prices and vesting schedules as the board shall determine. The amounts of compensation, numbers of shares subject to options and other terms of the compensation have not been finally determined. We have not executed any employment agreements for any executive officers. Dr. Raymond Kuo Fung Ch’ien will receive options to purchase 100,000 shares at US$7.95 per share if he is appointed to the board of the combined company.

Compensation Discussion and Analysis

Following the completion of the Acquisition, we plan to seek to provide total compensation packages that are competitive in terms of potential value to our executives and which are tailored to the unique characteristics and needs of the combined company within the pharmaceutical industry in the PRC in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our shareholders. We intend to be competitive with other similarly situated companies in the PRC pharmaceutical industry following completion of the Acquisition. To date we have only entered into one employment agreement with our office manager and personal assistant to the chairman, Rebecca Iu.

The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for the combined company to achieve its business objectives, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the combined company’s expectations.

It is anticipated that our executives’ compensation will have three primary components—salary, cash incentive bonus and stock- based awards. We intend to view the three components of executive compensation as related but distinct. Although our compensation committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should be the sole reason for negating or reducing compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our compensation committee will not be active until consummation of the Acquisition, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by our compensation committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our compensation committee will be charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the pharmaceutical industry in the PRC. We expect that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the pharmaceutical and related industries through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to the combined company, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of the business of the combined company and objectives that may be unique to us, we generally believe that gathering this information will be an important part of our compensation-related decision-making process.

Compensation Components

Base Salary. Working with the compensation committee, we generally anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believe is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and the board of directors will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. We intend to design and utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, we expect that the board and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards. We also plan to use stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. We expect that the compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards will be granted through Shanghai Century’s 2007 Equity Incentive Plan, or the Plan, the form of which was adopted by our board of directors and is being submitted to our shareholders for their approval at the meeting. All of our employees, directors, officers and consultants will be eligible to participate in the Plan. The material terms of the Plan are further described in the section of this proxy statement entitled “The Incentive Plan Proposal.”

Severance Plan. We currently do not have a severance benefits plan. We may consider the adoption of a severance plan for the executive officers and other employees of the combined company in the future.

Other Compensation. We intend to establish and maintain various employee benefit plans which are required under PRC laws and regulations. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. We may decide to extend other perquisites to our executives that are not available to our employees generally.

Historical Compensation of Directors and Executive Officers of Kelun

For the fiscal year ended December 31, 2006, the aggregate cash compensation to directors and executive officers of Kelun was approximately RMB0.8 million (US$0.1 million). There was no amount set aside or accrued to provide retirement, pension or other similar benefits for executive officers. Upon consummation of the Acquisition, all Kelun’s executive directors will enter into executive employment agreements with the combined company and Kelun, which will provide for a compensation equal to three months of the then current salary if the combined company terminates the employment of that executive officer without cause. Except for directors who are also executive officers, none of our directors receive benefits upon termination.

There is no stock option plan in place for the directors and executive officers of Kelun.

SHARES ELIGIBLE FOR FUTURE SALE

We currently have 17,500,000 shares outstanding. Of these shares, the 14,375,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. After the Acquisition of Kelun, there will be up to 46,500,000 shares outstanding, of which all but 3,125,000 shares held by our initial shareholders and up to 29 million shares issued to the Kelun shareholders as a result of the Acquisition will be registered or freely tradable without securities law restrictions. We may file a registration statement relating to resales of these shares by the initial shareholders or the Kelun shareholders after completion of the Acquisition and the expiration of applicable lock-up periods. See “The Purchase Agreement—Purchase Price.” Additionally, any of these shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will also be restricted from public sale as “restricted stock.”

In addition, there are 14,375,000 outstanding warrants that were issued in our IPO, each for the purchase of one share, that are freely tradable. The shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. We intend to use our best efforts to cause such a registration statement to be in effect at that time as the warrants become exercisable. In addition, in connection with our IPO, we issued a unit purchase option to the representative of the underwriters which is exercisable for one million units, consisting of one share and one warrant to purchase one share at US$7.50 per share, at an exercise price of US$10.00 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold according to Rule 144.

Therefore, there are an aggregate of 16,375,000 shares that may be issued in the future upon exercise of outstanding warrants and unit purchase options (excluding any existing options granted to our consultants, employees and Dr. Raymond Kuo Fung Ch’ien as described in “Information about Shanghai Century—Options Granted” and the options to be granted in the future under the 2007 Equity Incentive Plan).

Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares then outstanding, which will equal 375,000 shares immediately following the completion of the Acquisition; and

•	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Shanghai Century. Please note that the SEC has proposed to shorten the one year holding period, although final rules have not been enacted.

Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Please note that the SEC has proposed to shorten the two year holding period, although final rules have not been enacted.

SEC Position on Rule 144 Sales. The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144. Please note that the SEC has proposed to codify this position into formal regulations, with some modifications, although final rules have not been enacted.

THE COMBINED COMPANY’S SECURITIES FOLLOWING THE ACQUISITION

The following description of the material terms of the share capital and warrants of the combined company following the Acquisition includes a summary of specified provisions of our second amended and restated articles of association that will be in effect upon completion of the Acquisition and assuming the Charter Amendment Proposal is approved by our shareholders. We will not effectuate the proposed charter amendments if the Acquisition is not consummated. This description is subject to the relevant provisions of the Companies Law and is qualified by reference to our proposed charter. Copies of the amended and restated memorandum of association and the second amended articles of association are attached collectively as Annex D to this proxy statement and are incorporated in this proxy statement by reference.

General

The combined company’s authorized share capital will consist of 100 million shares, par value US$0.0005 per share, and 5 million preferred shares, par value US$0.0005 per share.

Shares

Holders of the combined company’s shares will be entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of shares of the combined company are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Shares

Preferred shares may be issued from time to time in one or more series. The board of directors of the combined company, without approval of the shareholders, will be authorized to designate preferred shares in one or more series and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the shares. Preferred shares could also be used to institute a “poison pill” that would work to dilute a potential hostile acquirer’s ownership interest in the combined company, effectively preventing acquisitions that have not been approved by the combined company’s board of directors.

As of the date of this proxy statement, there are no outstanding preferred shares of any series.

Warrants

Shanghai Century has 14,375,000 warrants currently outstanding. Each warrant entitles the registered holder to purchase one share at US$6.00 per share. We also have one unit purchase option outstanding, entitling the holder to purchase one million units, consisting of one share and one warrant to purchase one share at US$7.50 per share, at an exercise price of US$10.00 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time commencing upon the completion of the Acquisition. Except for the redeemable warrants issued under the representatives’ unit purchase option, the redeemable warrants will expire at 5:00 p.m., New York City time, on April 23, 2010 or earlier upon redemption. The redeemable warrants issued under the representatives’ unit purchase option will expire at 5:00 p.m., New York City time, on April 23, 2011.

We may call the warrants for redemption in whole and not in part, at a price of US$0.01 per warrant at any time after the warrants become exercisable to the extent that the last sales price of our shares equals or exceeds US$11.50 per share for any 20 trading days within a 30 trading day period.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Shanghai Century.

The exercise price and number of shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. No adjustment of this kind will result from the Acquisition. However, the warrants will not be adjusted for issuances of shares at a price below their respective exercise prices.

Warrant holders do not have the rights or privileges of holders of shares, or any voting rights, until they exercise their warrants and receive shares.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the shares issuable upon their exercise of the warrants is not current or if the shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. We are only required to use our best efforts to maintain the effectiveness of the registration statement covering the warrants. We will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of that warrant shall not be entitled to exercise that warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will we be required to net cash settle the warrant exercise. Consequently, the warrants may expire unexercised and unredeemed and the purchaser of the units would have paid the full unit purchase price solely for the share component of the units. We will have no obligation to net cash settle the exercise of the unit purchase option or the warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying warrants, the unit purchase option or warrants, as applicable, will expire worthless.

Quotation or Listing

Our shares, warrants and units, are quoted on the American Stock Exchange under the symbols SHA, SHA.WS and SHA.U, respectively. We plan to apply to list these securities on the Nasdaq Global Market upon consummation of the Acquisition. If they are not so listed, we anticipate that these securities will continue to be quoted on AMEX.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Shanghai Century shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. Its phone number is (212) 509-4000.

SHAREHOLDER PROPOSALS

If the Acquisition is consummated, our 2008 annual meeting of shareholders will be held on or about , 2008 unless the date is changed by the board of directors. If you are a shareholder and you want to include a proposal in the proxy statement and form of proxy for that annual meeting, you need to provide it to us no later than , 2008. You should direct any proposals to our secretary at our principal office in Hong Kong. If you would like to present a matter of business to be considered at the meeting, our articles of association requires that you must give notice of the matter, in writing, to our board of directors, between and , 2008. We do not expect to have an annual meeting in 2008 if the Acquisition is not consummated.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Exchange Act. We file these documents electronically with the SEC. You may access information about us at the SEC web site, which contains reports, proxy statements and other information at http://www.sec.gov.

You may obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

This proxy described the material elements of all relevant contracts, exhibits and other information described in this Proxy. Information and statements contained in this Proxy are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this document.

All information contained or incorporated by reference in this proxy statement relating to Shanghai Century has been supplied by us, and all information contained in this proxy statement relating to Kelun or any member of the Kelun Group has been supplied by Kelun. Information provided by either Shanghai Century or Kelun does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement or have questions about the Acquisition, you should contact:

Mr. Anthony Kai Yiu Lo or Mr. Franklin D. Chu

Shanghai Century Acquisition Corporation

23rd Floor, Shun Ho Tower

24-30 Ice House Street

Central, Hong Kong SAR

China

(852) 2854-8989

INDEX TO FINANCIAL STATEMENTS

Page
Kelun Joint Stock’s Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of December 31, 2005 and 2006	F-4

Consolidated Statements of Income for the years ended December 31, 2004, 2005 and 2006	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2005 and 2006	F-7

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2004, 2005 and 2006	F-8

Notes to the Consolidated Financial Statements for the years ended December 31, 2004, 2005 and 2006	F-9

Unaudited Consolidated Balance Sheets as at December 31, 2006 and June 30, 2007	F-32

Unaudited Consolidated Statements of Income for six month periods ended June 30, 2006 and 2007	F-34

Unaudited Consolidated Statements of Cash Flows for six months ended June 30, 2006 and 2007	F-35

Unaudited Consolidated Statements of Changes in Shareholders’ Equity as of June 30, 2007	F-37

Notes to the Unaudited Consolidated Financial Statements	F-38

The Acquired Businesses’ Combined Financial Statements

Report of Independent Registered Public Accounting Firm	F-72

Combined Balance Sheets as of December 31, 2005 and 2006	F-73

Combined Statements of Operations for the years ended December 31, 2004, 2005 and 2006	F-74

Combined Statements of Cash Flows for the years ended December 31, 2004, 2005 and 2006	F-75

Combined Statements of Changes in Owners’ Equity for the years ended December 31, 2004, 2005 and 2006	F-76

Notes to the Combined Financial Statements for the years ended December 31, 2004, 2005 and 2006	F-77

Kunming Nanjiang’s Financial Statements

Report of Independent Registered Public Accounting Firm	F-101

Balance Sheets as of December 31, 2005 and 2006	F-102

Statements of Income for the period from July 28, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006	F-103

Statements of Cash Flows for the period from July 28, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006	F-104

Statements of Changes in Owners’ Equity for the period from July 28, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006	F-105

Notes to the Financial Statements for the period from July 28, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006	F-106

Shanghai Century’s Financial Statements

Report of Independent Registered Public Accounting Firm	F-121

Balance Sheets as of December 31, 2005 and 2006	F-122

Statements of Operations for the period from April 25, 2005 (date of inception) to December 31, 2005, for the year ended December 31, 2006 and for the period from April 25, 2005 (date of inception) to December 31, 2006

F-123

Statements of Shareholders’ Equity for the period from April 25, 2005 (date of inception) to December 31, 2005 and for the year ended December 31, 2006	F-124

Page

Statements of Cash Flows for the period from April 25, 2005 (date of inception) to December 31, 2005, for the year ended December 31, 2006 and for the period from April 25, 2005 (date of inception) to December 31, 2006

F-125

Notes to the Financial Statements for the period from April 25, 2005 (date of inception) to December 31, 2005, for the year ended December 31, 2006 and for the period from April 25, 2005 (date of inception) to December 31, 2006

F-126

Balance Sheets as at December 31, 2006 and June 30, 2007 (unaudited)	F-135

Statements of Operations (unaudited) for the three-month periods ended June 30, 2006 and 2007, for the six-month periods ended June 30, 2006 and 2007 and for the period from April 25, 2005 (date of inception) to June 30, 2007

F-136

Statements of Shareholders’ Equity (unaudited) for the period from April 25, 2005 (date of inception) to December 31, 2005, for the year ended December 31, 2006 and for the six-month period ended June 30, 2007

F-137

Statements of Cash Flows (unaudited) for the three-month periods ended June 30, 2006 and 2007, for the six-month periods ended June 30, 2006 and 2007 and for the period from April 25, 2005 (date of inception) to June 30, 2007

F-138

Notes to Unaudited Financial Statements	F-139

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sichuan Kelun Pharmaceutical Co., Ltd.

We have audited the accompanying consolidated balance sheets of Sichuan Kelun Pharmaceutical Co., Ltd. (the “Company”) and its subsidiary (together, the “Group”) as of December 31, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group at December 31, 2005 and 2006 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

As more fully described in Note 3, the Company restated its consolidated statements of cash flows for each of the three years in the period ended December 31, 2006.

/s/    Ernst & Young Hua Ming

Shenzhen, the People’s Republic of China

August 14, 2007, except for Note 3, as to which the date is November 7, 2007.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

	Notes	December 31,
		2005	2006	2006
		RMB	RMB	US$
ASSETS

Current assets:
Cash and cash equivalents		44,045	47,613	6,101
Restricted cash		30,535	17,128	2,195
Accounts receivable (net of allowance for doubtful accounts of RMB 1,192 and RMB 1,203 (US$154) for 2005 and 2006, respectively)	5	71,007	130,643	16,740
Inventories	6	255,005	251,084	32,173
Advances to suppliers	7	16,881	26,288	3,368
Other current assets	8	32,533	38,776	4,969
Deferred tax assets, current portion	17	1,444	2,255	289
Amounts due from related parties	18	61,875	45,179	5,789

Total current assets		513,325	558,966	71,624

Non-current assets:
Property, plant and equipment, net	9	226,793	244,566	31,338
Deposits for property, plant and equipment		6,008	4,912	629
Land use rights	10	18,057	25,061	3,211
Prepayment for long term investment	24	—	80,000	10,251
Deferred tax assets, non-current portion	17	2,301	2,100	270

Total non-current assets		253,159	356,639	45,699

Total assets		766,484	915,605	117,323

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

CONSOLIDATED BALANCE SHEETS—(Continued)

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares and per share data)

	Notes	December 31,
		2005	2006	2006
		RMB	RMB	US$
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term bank borrowings	11	107,800	190,000	24,346
Long-term bank borrowings, current portion	11	75,000	—	—
Accounts payable		196,142	212,158	27,185
Notes payable	12	40,044	36,509	4,678
Accrued expenses and other liabilities	13	49,901	22,154	2,839
Customer deposits	14	613	1,175	151
Other tax payable	17	38,511	41,539	5,323
Income tax payable	17	8,141	12,843	1,646
Amounts due to related parties	18	24,497	28,743	3,683

Total current liabilities		540,649	545,121	69,851

Non-current liabilities:
Deferred tax liabilities	17	2,077	2,173	278
Long-term bank borrowings, non-current portion	11	—	20,000	2,564

Total non-current liabilities		2,077	22,173	2,842

Total liabilities		542,726	567,294	72,693

Commitments and contingencies	20

Minority interests		1,968	2,453	313

Shareholders’ equity:
Ordinary shares (par value of RMB 1 per share; 70,000,000 shares and 75,000,000 shares authorized, issued and outstanding at December 31, 2005 and 2006 respectively)		70,000	75,000	9,610
Additional paid-in capital		677	25,677	3,290
Statutory reserves	15	22,422	32,773	4,199
Retained earnings		128,691	212,408	27,218

Total shareholders’ equity		221,790	345,858	44,317

Total liabilities and shareholders’ equity		766,484	915,605	117,323

The accompanying notes are an integral part of the consolidated financial statements.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”),

except for number of shares and per share data)

	Notes	For the years ended December 31,
		2004	2005	2006	2006
		RMB	RMB	RMB	US$
Sales, net of value-added tax:
External parties		608,507	808,157	777,228	99,593
Related parties	18	45,760	50,493	138,135	17,700

Total net sales	21	654,267	858,650	915,363	117,293

Cost of sales: (including related party amounts of RMB 115,749, RMB 72,726 and RMB 57,210 (US$7,331))		(548,111)	(701,437)	(731,329)	(93,711)

Gross profit		106,156	157,213	184,034	23,582

Operating expenses:
Selling expenses		(5,654)	(5,702)	(8,777)	(1,125)
General and administrative expenses ((including related party amounts of RMB 576, RMB 527 and RMB 878 (US$112))		(44,071)	(46,665)	(46,693)	(5,983)
Research and development expenses		(4,533)	(12,277)	(2,280)	(292)
Government grants	16	640	1,300	1,785	229

Total operating expenses		(53,618)	(63,344)	(55,965)	(7,171)

Operating income		52,538	93,869	128,069	16,411
Interest expense		(9,505)	(13,234)	(15,240)	(1,953)
Interest income		271	591	884	113

Income before income taxes		43,304	81,226	113,713	14,571
Income tax expenses	17	(5,371)	(13,476)	(19,160)	(2,455)
Minority interests		192	(506)	(485)	(62)

Net income		38,125	67,244	94,068	12,054

Earnings per share
Basic		0.54	0.96	1.28	0.16

Diluted		0.54	0.96	1.28	0.16

		Weighted average number of shares
Shares used in computation of earnings per share
Basic		70,000,000	70,000,000	73,750,000	73,750,000
Diluted		70,000,000	70,000,000	73,750,000	73,750,000

The accompanying notes are an integral part of the consolidated financial statements.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		For the years ended December 31,
	Notes	2004	2005	2006	2006
		RMB	RMB	RMB	US$
		(Restated)	(Restated)	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income		38,125	67,244	94,068	12,054
Adjustments to reconcile net income to net cash (used in) generated from operating activities:
Depreciation of property, plant and equipment		16,152	19,213	23,642	3,029
Amortization of land use rights		157	497	646	83
Loss on disposal of property, plant and equipment		1,171	607	287	37
Impairment charge for property, plant and equipment		1,197	—	—	—
Provision for doubtful accounts		1,112	(188)	11	1
(Loss) income attributable to minority interests		(192)	506	485	62
Deferred tax benefits		(2,085)	(1,531)	(513)	(66)

Changes in operating assets and liabilities:
Increase in accounts receivable		(26,664)	(9,246)	(59,645)	(7,643)
Increase in prepayments, deposits and other assets		(43,136)	(776)	(15,650)	(2,005)
(Increase) decrease in inventories		(61,647)	(68,284)	3,921	502
(Increase) decrease in amounts due from related parties		(22,756)	(37,858)	16,696	2,139
Increase in accounts payable		59,645	137,159	75,273	9,645
Increase in accrued expenses and other liabilities		21,198	30,644	5,472	703
(Decrease) increase in income tax payable		(499)	4,175	4,702	603
Increase (decrease) in amounts due to related parties		26,469	(31,340)	4,246	544

Net cash (used in) generated from operating activities		8,247	110,822	153,641	19,688

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment, net of related payables		(14,767)	(47,323)	(71,216)	(9,126)
Acquisition of land use rights		(4,376)	—	(7,650)	(980)
Prepayment for business acquisition		—	—	(80,000)	(10,251)
Proceeds from disposal of property, plant and equipment		11,185	1,351	980	126

Net cash used in investing activities		(7,958)	(45,972)	(157,886)	(20,231)

CASH FLOWS FROM FINANCING ACTIVITIES
(Increase) decrease in restricted cash		(20,763)	(9,470)	13,407	1,718
Capital contributions from a shareholder		—	—	30,000	3,844
Payment of notes payable		(23,481)	(52,327)	(62,794)	(8,046)
Proceeds from short-term bank borrowings		130,100	107,800	180,000	23,065
Repayment of short-term bank borrowings		(118,200)	(100,100)	(97,800)	(12,532)
Proceeds from long-term bank borrowings		62,000	75,000	30,000	3,844
Repayment of long-term bank borrowings		(28,000)	(67,000)	(85,000)	(10,892)

Net cash generated from (used in) financing activities		1,656	(46,097)	7,813	1,001

Net increase in cash and cash equivalents		1,945	18,753	3,568	458

Cash and cash equivalents at beginning of the year		23,347	25,292	44,045	5,643

Cash and cash equivalents at end of the year		25,292	44,045	47,613	6,101

Supplemental schedule of cash flows information:
Income tax paid		3,602	8,098	12,333	1,580
Interest paid, net of amount capitalized		9,505	13,234	15,240	1,953
Supplemental schedule of non-cash activities:

Acquisition of property, plant and equipment included in accrued expenses and other liabilities		15,473	17,462	—	—
Settlement of accounts payable through issuance of notes payable	12	42,565	72,326	59,259	7,593
Proceeds receivable from disposal of property, plant and equipment		(1,216)	—	—	—

The accompanying notes are an integral part of the consolidated financial statements.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), except for number of shares)

	Notes	Number of Ordinary Shares	Ordinary Shares	Additional Paid-in Capital	Statutory Reserves	Retained Earnings	Total Shareholders’ Equity
			RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2004		70,000,000	70,000	677	6,188	39,556	116,421
Net income for the year		—	—	—	—	38,125	38,125
Appropriation of statutory reserves	15	—	—	—	6,553	(6,553)	—

Balance as of December 31, 2004		70,000,000	70,000	677	12,741	71,128	154,546
Net income for the year		—	—	—	—	67,244	67,244
Appropriation of statutory reserves	15	—	—	—	9,681	(9,681)	—

Balance as of December 31, 2005		70,000,000	70,000	677	22,422	128,691	221,790
Proceeds from issuance of ordinary shares		5,000,000	5,000	25,000	—	—	30,000
Net income for the year		—	—	—	—	94,068	94,068
Appropriation of statutory reserves	15	—	—	—	10,351	(10,351)	—

Balance as of December 31, 2006		75,000,000	75,000	25,677	32,773	212,408	345,858

Balance as of December 31, 2006, in US$			9,610	3,290	4,199	27,217	44,316

The accompanying notes are an integral part of the consolidated financial statements.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Sichuan Kelun Pharmaceutical Factory ( “Kelun Factory”), the predecessor of Sichuan Kelun Pharmaceutical Co., Ltd. (the “Company”), was established in Sichuan, the People’s Republic of China (the “PRC”) on May 5, 1996 as an unlimited liability company by a group of individual owners.

On April 28, 2002, Kelun Factory applied to the Administrative Bureau for Industry and Commerce of Chengdu City for the registration of Sichuan Kelun Pharmaceutical Factory Limited (“Kelun Limited”), a limited liability company with a registered capital of RMB50 million, which was established through a reorganization of Kelun Factory, under which Kelun Factory was converted into a limited liability company in the PRC.

On May 12, 2003, the then owners of Kelun Limited entered into a promoters’ agreement to jointly promote for the establishment of the Company through the transfer of all assets, liabilities and businesses of Kelun Limited to the Company. On July 5, 2003, the People’s Government of Sichuan Province approved the conversion of Kelun Limited into the Company, a joint stock limited liability company with a registered capital of RMB70 million. The business licence of the Company was issued by the Administrative Bureau for Industry and Commerce of Chengdu City on September 28, 2003.

On March 16, 2006, the Company sold 5,000,000 new shares to a PRC institutional investor for a cash consideration of RMB 30,000,000. The excess of the consideration over the capital stock, amounting to RMB 25,000,000, was recorded as additional paid-in capital.

The Company together with its subsidiary (together, the “Group”) is principally engaged in the manufacture, development and sale of intravenous (“IV”) solution products for medical use in the PRC.

As of December 31, 2006, the Company had the following subsidiary:

Company	Date of Incorporation	Place of Incorporation	Percentage of Ownership by the Company	Principal Activities
Hunan Kelun Pharmaceutical Company Limited (“Hunan Kelun”)	March 29, 2001	PRC	93.33%	Production and sale of IV solution products in the PRC

The Company acquired a 90% equity interest in Hunan Kelun from Sichuan Kelun Industrial Group Company Limited (“Kelun Industrial Group”), a related company with common shareholders, on December 31, 2003 at a consideration of approximately RMB 16,974,000. As the common shareholders did not have controlling interest in Kelun Industrial Group, the purchase method has been used to account for the business combination pursuant to Statement of Financial Accounting Standards (“SFAS”) No.141 “Business Combinations” (the “SFAS 141”).

In September 2004, the Company increased its equity interest in Hunan Kelun from 90% to 93.3% by injecting additional capital of RMB 10,000,000. The purchase method has also been used to account for the step-acquisition pursuant to SFAS 141.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary. All significant inter-company transactions and balances between the Company and its subsidiary are eliminated upon consolidation.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Convenience Translation

Translations of amounts from RMB into US$ for the convenience of the reader were calculated at the noon buying rate of US$ 1.00 to RMB 7.8041 on December 29, 2006 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at such rate.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Company’s comprehensive income represents its net income.

Foreign Currency

The functional currency of the Group and each of its subsidiaries is RMB as determined based on the criteria of Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation”. The reporting currency of the Group is also RMB. Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the balance sheet date exchange rate. Exchange gains and losses are included in the consolidated statements of income.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates. Significant estimates reflected in the Group’s financial statements include, but are not limited to, allowance for doubtful receivables, useful lives of property, plant and equipment, valuation allowance of deferred tax assets and impairment of long-lived assets.

Accounts Receivable and Other Receivables

An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. An accounts receivable is charged off after all collection efforts have been exhausted.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use.

Restricted Cash

Restricted cash represents cash held by a bank, which is not available for the Group’s use, and is pledged as security for outstanding bank acceptance notes payable. The restriction on cash is expected to be released within the next 12 months.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first in, first out method. Raw material cost is based on purchase costs while finished goods include direct materials, direct labor and an allocation of manufacturing overhead costs.

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life	Estimated residual value
Buildings and plant	25-30 years	—
Equipment and machinery	10 years	5%
Furniture, fixtures and office equipment	5 years	5%
Motor vehicles	6-8 years	5%

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful lives of property, plant and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of income.

Costs incurred in constructing new facilities, including progress payments, interest and other costs relating to the construction are capitalized as construction in process.

Interest capitalized during the period ended December 31, 2004, 2005 and 2006 amounted to RMB 125,000, RMB 113,000 and RMB 1,071,000 (US$137,000), respectively.

Land Use Rights

Land use rights represent amounts paid for the right to use land in the PRC and is recorded at purchase cost less accumulated amortization. Amortization is provided on a straight-line basis over the term of the agreements which range from 38 to 50 years.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed as a result of acquisition of interests in subsidiaries. The Group applies SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS 142, goodwill is not amortized, but tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired. The Group assesses goodwill for impairment in accordance with SFAS 142 at the reporting unit level. SFAS 142 describes the reporting unit as an operating segment or one level below the operating segment, depending on whether certain criteria are met. The Group has determined that it has only one reporting unit and has assigned goodwill to the reporting unit and tests it for impairment, pursuant to SFAS 142, annually as of December 31.

The Group has applied the criteria specified in SFAS 141 to account for negative goodwill arising in a business combination. SFAS 141 requires that, in a business combination in which the fair value of the identifiable net assets acquired exceeds the cost of the acquired business, the excess over cost (i.e., negative

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

goodwill) should reduce, on a pro rata basis, amounts assigned to all of the acquired assets, with the exception of financial assets, assets to be disposed of by sale, deferred tax assets and any other current assets, with any residual recognized in income immediately.

Revenue Recognition

The Group’s primary business activity is to produce and sell IV solution products. The Group records revenue related to the sales of IV solution products when the criteria of Staff Accounting Bulletin No. 104 “Revenue Recognition” are met. These criteria include the following: persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

Under the prevailing PRC laws and regulations, only companies licensed with pharmaceutical trading permits (“Trading Permits”) or clinics and hospitals licensed with medical organization operating permits (“Operating Permits”) are authorized to trade and sell medicine. The Group’s customers include regional distributors with Trading Permits and unlicensed regional distributors. For sales to unlicensed distributors, the Group may issue invoices directly to end customers based on the instructions from unlicensed distributors in order to comply with the PRC laws and regulations described above. The Group’s sales arrangements are evidenced by master sales agreements with a term of a year, whereby distributors will obtain the purchase orders from the end customers, promote the Group’s products, and determine the sales prices, subject to predetermined minimum amounts. Distributors are also responsible for the collection from end customers within the credit terms, generally two and a half months. The Group’s sales arrangements with these licensed and unlicensed regional distributors are also evidenced by a sales order or individual sales agreement for each transaction.

The difference between the amount paid by the end customers and the pre-determined selling price agreed between the Group and the distributors represent income earned by the distributors and is deducted by the distributors from the sales proceeds remitted to the Group. For both licensed and unlicensed distributors, the income earned and the risk of the transaction are the same. Accordingly, revenues are recorded net of the income earned by the distributors at the pre-determined selling price agreed between the Group and the regional distributors.

The shipping terms are generally “free-on-board” shipping point whereby the distributors take title and assume the risks and rewards of ownership of the products upon delivery to the shipper. Other than warranty obligations, the Group does not have any commitments or obligations to deliver additional products or services to the distributors. The product sales price, agreed at the sales order or individual sales agreement date, is final and is not subject to adjustment. The Group does not accept sales returns and does not provide price protection. The Group assesses each distributor’s creditworthiness before accepting sales orders. Further, the distributors normally place back-to-back orders to the Group upon receiving purchase orders from the end customers. Based on the above, the Group records revenue related to product sales when the goods are delivered to the shipper and sales price is determinable.

Distributors may request the Group to maintain consignment inventories at their locations. The Group recognizes revenues and costs associated with consignment inventories upon notification of acceptance by the end customers.

Revenue is recognized net of all value-added tax imposed by governmental authorities and collected from customers concurrent with revenue-producing transactions. Value-added tax amounted to approximately RMB 125,396,000, RMB 159,649,000 and RMB 170,520,000 (US$ 21,850,000) for the years ended December 31, 2004, 2005 and 2006, respectively.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cost of Sales

Cost of sales includes direct and indirect production costs, and as well as shipping and handling costs for products sold.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs amounted to RMB 4,533,000, RMB 12,277,000 and RMB 2,280,000 (US$ 292,000) for the years ended December 31, 2004, 2005 and 2006, respectively.

Shipping and Handling Costs

Shipping and handling costs are classified as a component of the cost of sales. During 2004, 2005 and 2006, shipping and handling costs classified as cost of sales were RMB 50,204,000, RMB 68,393,000, and RMB 66,742,000 (US$ 8,552,000), respectively.

Warranty Cost

The Group provides warranty coverage on its IV solution products sold to customers. However, no warranty cost accrual has been recorded for its IV solution products because the Group has determined the likelihood of claims arising from these warranties to be remote based on internal and external testing of the IV solution products, strong quality control procedures in place in the production process and historical experience with warranty claims. The basis for the warranty accrual will be reviewed periodically based on actual experience. The Group does not sell extended warranty coverage that is separately priced or optional.

Advertising Expenditure

Advertising costs are expensed when incurred and are included in “selling expenses”. For the years ended December 31, 2004, 2005 and 2006, advertising expenses were approximately RMB 1,953,000, RMB 992,000 and RMB 773,000 (US$ 99,000), respectively.

Government Grants

Government grants are generally provided in relation to the development of new technology, taxation contributions to the local regions, and as well as incentives from the local government for investing in the manufacturing industry in the region. Government grants in relation to development of new technology are deductible against research and development costs upon receipt granted by the authority and when all the conditions attached to the grants have been met. The others are recognized as other operating income upon receipt when all the conditions attached to the grants have been met. Conditions attached to the grants include the Company or its subsidiary being a high technology company, new products being registered with the local technology bureau, and setting up a new company or branch in a certain region. There were no government grants with stipulations requiring increases in capital investments.

Income Taxes

The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Value-Added Tax (“VAT”)

In accordance with the relevant tax laws in the PRC, VAT is levied on the invoiced value of sales and is payable by the purchaser. The Group is required to remit the VAT it collected to the tax authority, but may deduct the VAT it has paid on eligible purchases. To the extent that the Group paid more than collected, the difference represents the net VAT recoverable balance at the balance sheet date. As of December 31, 2005 and 2006, there was no such VAT recoverable balance in the consolidated financial statements.

Leases

Leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group had no capital lease for any of the periods stated herein.

Earnings Per Share

Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per ordinary share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary shares issuable upon the conversion of the convertible, redeemable preference shares are included in the computation of diluted earnings per ordinary share on an “if-converted” basis, when the impact is dilutive. Contingent exercise price resets are accounted for in a manner similar to contingently issuable shares. Unpaid ordinary shares that do not share in dividends until fully paid are considered the equivalent of warrants and have been included in the computation of diluted income per ordinary share using of the treasury stock method.

Impairment of Long-Lived Assets

The Group evaluates its long-lived assets or asset group including intangibles with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be fully recoverable. When these events occur, the Group evaluates the impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the asset group over its fair value, generally based upon discounted cash flows. An impairment of approximately RMB 1,197,000 was charged to general and administrative expenses for the year ended December 31, 2004. There was no such impairment charge for the years ended December 31, 2005 and 2006.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The carrying amounts of accounts receivable, accounts and notes payable, other liabilities, customer deposits, short-term bank borrowings and amounts due to from related companies and shareholders approximate their fair value due to the short-term maturity of these instruments.

The carrying amounts of long-term bank borrowings approximate to their fair values since the interest rates approximate market interest rates.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No.48 “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, Accounting for Income Taxes” (“FIN 48”), to create a single model to address the accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Group will adopt FIN 48 for its fiscal year beginning on January 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings (or other appropriate components of equity or net assets in the statement of financial position as applicable) in the year of adoption. The Group does not expect that the adoption of FIN 48 will have a significant effect on its results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”) which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The provisions are to be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied. The Company is currently assessing the impact, if any, that SFAS 157 will have on its financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of FAS 159 on its consolidated financial statements.

Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. As of December 31, 2006, substantially all of the Group’s cash and cash equivalents were deposited in financial institutions. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

The Group currently sells a substantial portion of its products to a limited number of customers. As a percentage of revenues, the top five customers accounted for 35% for the year ended December 31, 2005 and

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

57% for the year ended December 31, 2006. As a percentage of accounts receivable balance, the top five customers accounted for 54% and 32% as at December 31, 2005 and 2006. The loss of sales from any of these customers would have a significant negative impact on the Group’s business. Sales to customers are mostly made through non-exclusive, short-term arrangements. Due to the Group’s dependence on a limited number of customers, any negative events with respect to the Group’s customers may cause material fluctuations or declines in the Group’ revenue and have a material adverse effect on the Group’s financial condition and results of operations.

Concentration of Suppliers

A significant portion of the Group’s raw materials are sourced from its five largest suppliers who collectively accounted for 27% of the total purchases of the Group for the year ended December 31, 2005 and 20% of the total purchases of the Group for the year ended December 31, 2006. As a percentage of accounts payable balance, the top five suppliers accounted for 32% and 17% as at December 31, 2005 and 2006. Failure to develop or maintain the relationships with these suppliers may cause the Group to be unable to manufacture its products at the existing cost level. Any disruption in the supply of raw materials to the Group may adversely affect the Group’s business, financial condition and results of operations.

The Group participates in a highly competitive industry under strict regulation and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: changes in current medicine regulation system in the PRC; changes in the overall demand for services and products; pressures from competitors due to market flooding or price reductions; advances and new trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; risks associated with the ability to obtain necessary raw materials; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

3. RESTATEMENT OF INFORMATION PREVIOUSLY REPORTED

Subsequent to the issuance of Sichuan Kelun Pharmaceutical Co., Ltd.’s consolidated financial statements included in the Shanghai Century Acquisition Corporation’s proxy statement pursuant to Section 14(a) of the Securities Exchange Act 1934 on August 16, 2007, the Company made adjustments to the Consolidated Statements of Cash Flows to reflect the settlement of accounts payable through the issuance of notes payable as non-cash transactions and the changes in the related restricted cash as cash flows from financing activities instead of cash flows from operating activities.

The effects of the adjustment on net cash (used in) generated from operating activities and net cash generated from financing activities for each of the three years in the period ended December 31, 2006, and the additional disclosure in the supplemental schedule of non-cash activities are set out below.

	For the years ended December 31,
	2004	2005	2006	2006
	RMB	RMB	RMB	US$
Net cash (used in) generated from operating activities as previously reported	(55,081)	29,026	107,789	13,813

Settlement of accounts payable through issuance of notes payable	42,565	72,326	59,259	7,593
Increase (decrease) in restricted cash	20,763	9,470	(13,407)	(1,718)

Net cash generated from operating activities, as restated	8,247	110,822	153,641	19,688

Net cash generated from financing activities as previously reported	64,984	35,699	53,665	6,876

Settlement of accounts payable through issuance of notes payable	(42,565)	(72,326)	(59,259)	(7,593)
(Increase) decrease in restricted cash	(20,763)	(9,470)	13,407	1,718

Net cash generated from (used in) financing activities, as restated	1,656	(46,097)	7,813	1,001

Supplemental schedule of non-cash activities, as restated:
Settlement of accounts payable through issuance of notes payable	42,565	72,326	59,259	7,593

The restatement did not have any effect on net income or total shareholders’ equity as previously reported.

4. ACQUISITION OF HUNAN KELUN

On December 31, 2003, the Company acquired 90% of the controlling interest in Hunan Kelun. The acquisition was accounted for as a business combination in accordance with Statement of Financial Accounting

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Standards No. 141 “Business Combinations”. The results of Hunan Kelun’s operations, attributable to the 90% interest acquired, have been included in the Company’s audited consolidated financial statements for each of the three years in the period ended December 31, 2006 since the date of acquisition.

The aggregate purchase price was determined to be RMB 16,974,000, which was paid in cash.

The following table summarizes the estimated fair values of the portion of the assets acquired and liabilities assumed at the date of acquisition. The Company has obtained valuation from Sallmanns (Far East) Ltd. for its land use rights, property, plant, equipment and certain identifiable intangible assets such as its brand name, trademark and certain contractual agreements and the allocation of the purchase price consideration is disclosed as follows:

	Fair Value of Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price of Assets Acquired
	RMB(’000)	RMB(’000)	RMB(’000)
Land use rights	7,586	(16)	7,570
Buildings	29,574	(61)	29,513
Equipment and machinery	16,954	(35)	16,919
Motor vehicles	546	(1)	545
Furniture, fixtures and office equipment	678	(1)	677
Other current assets	23,949	—	23,949
Deferred tax liabilities	(1,989)	—	(1,989)
Assumed other liabilities	(60,210)	—	(60,210)

	17,088	(114)	16,974

On September 30, 2004, the Company injected additional capital of RMB 10,000,000 into Hunan Kelun in the form of cash. The minority shareholder did not participate in the capital injection and as a result, the Company’s equity interest in Hunan Kelun increased from 90% to 93.33%. The acquisition was accounted for as a business combination in accordance with Statement of Financial Accounting Standard No. 141 “Business Combinations”.

The aggregate purchase price was determined to be RMB1,000,000 (RMB10,000,000*10%), which was paid in cash.

The following table summarizes the estimated fair values of the portion of the assets acquired and liabilities assumed at the date of acquisition. The Company has obtained valuations from Sallmanns (Far East) Ltd. for its land use rights, property, plant, equipment and certain identifiable intangible assets such as its brand name, trademark and certain contractual agreements and the allocation of the purchase price consideration is disclosed as follows:

	Fair Value of Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price of Assets Acquired
	RMB(’000)	RMB(’000)	RMB(’000)
Land use rights	314	(25)	289
Buildings	2,160	(169)	1,991
Equipment and machinery	900	(70)	830
Motor vehicles	43	(3)	40
Furniture, fixtures and office equipment	52	(4)	48
Other current assets	1,520	—	1,520
Deferred tax liabilities	(163)	—	(163)
Assumed other liabilities	(3,555)	—	(3,555)

	1,271	(271)	1,000

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Balance at beginning of year	1,380	1,192	153
Provisions	—	11	1
Write-offs	(188)	—	—

Balance at end of year	1,192	1,203	154

6. INVENTORIES

Inventories consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Raw materials	23,830	18,695	2,395
Packaging materials	41,064	35,620	4,564
Finished goods consigned to others *	107,695	121,617	15,584
Finished goods	82,416	75,152	9,630

	255,005	251,084	32,173

*	Distributors may request the Group to deliver and consign certain inventories at their business locations. The Group recognizes revenues and costs associated with consignment inventories upon the notification of goods acceptance from customers.

No provision for inventory obsolescence was made at December 31, 2005 and 2006.

7. ADVANCES TO SUPPLIERS

The advances to suppliers represent interest-free cash deposits paid to suppliers for future purchase of raw materials. The risk of loss arising from non-performance by or bankruptcy of the suppliers is assessed prior to making the deposits and monitored on a regular basis by management. A charge to cost of sales will be recorded in the period in which a loss has been incurred. To date, the Group has not experienced any loss of advances to suppliers.

8. OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Employee advances	392	827	106
Receivable from government (a)	1,216	—	—
Withholding tax receivables from distributors (b)	3,521	5,337	684
Deposit for transportation	1,022	767	98
Receivables for value-added tax levied on deemed sales (c)	25,195	31,770	4,071
Others	1,187	75	10

	32,533	38,776	4,969

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(a)	Receivable from government represents proceeds from disposal of a building to local government in 2005, which has been collected in 2006.

(b)	The amounts represent business taxes and individual income taxes levied on the sales commission earned by the distributors, which were paid to tax authorities by the Group on behalf of the distributors.

(c)	The amounts represent VAT recoverable on consignment goods to other for sales. In accordance with the relevant tax laws in the PRC, consignment of goods to others for sales shall be deemed as sales of goods, and VAT is levied on the deemed value of sales at the applicable VAT tax rate. The VAT will be recovered either from the customers upon the sales of the consignment goods or from the tax authority when the consignment goods are returned to the Group.

9. PROPERTY PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Buildings	104,325	114,618	14,687
Equipment and machinery	144,457	174,064	22,304
Furniture, fixtures and office equipment	6,999	6,514	835
Motor vehicles	13,754	16,330	2,092
Construction in progress	13,275	10,667	1,367

	282,710	322,193	41,285

Less: Accumulated depreciation	55,917	77,627	9,947

	226,793	244,566	31,338

Depreciation expense was RMB 23,642,000 (US$ 3,029,000) for 2006; RMB 19,213,000 for 2005; and RMB 16,152,000 for 2004.

As of December 31, 2006, certain of the Group’s property, plant and equipment with a net value of approximately RMB 230,496,000 (US$ 29,535,000) (2005: RMB 209,920,000) were pledged as security for short-term bank borrowings of RMB 109,400,000 (US$ 14,018,000) (2005: RMB 75,700,000) and long-term bank borrowings of RMB 20,000,000 (US$ 2,563,000) (2005: Nil).

10. LAND USE RIGHTS

Land use rights consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Cost	19,284	26,934	3,451
Less: Accumulated amortization	1,227	1,873	240

	18,057	25,061	3,211

As of December 31, 2006, land use rights with net value of RMB 24,992,000 (US$ 3,202,000) (2005: RMB 17,987,000) were pledged as security for short-term bank borrowings of RMB 109,400,000 (US$14,018,000) (2005: RMB 75,700,000).

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortization period of the land use rights ranged from 38 to 50 years and the annual amortization expenses were approximately RMB 646,000 (US$ 83,000) for 2006; RMB 497,000 for 2005; and RMB 157,000 for 2004.

11. BANK BORROWINGS

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Total bank borrowings	182,800	210,000	26,909

Comprised of:
Short-term	107,800	190,000	24,346
Long-term, current portion	75,000	—	—

	182,800	190,000	24,346
Long-term, non-current portion	—	20,000	2,564

	182,800	210,000	26,910

The short-term bank borrowings outstanding at December 31, 2005 and 2006 bore weighted average interest rates of 6.589% and 6.813% per annum respectively, and were denominated in RMB. These borrowings were obtained from financial institutions and represented the maximum amount of the facility. These borrowings were repayable within six months to one year. As of December 31, 2006, short term borrowings of approximately RMB 109,400,000 (US$ 14,018,000) were jointly secured by land use rights of approximately RMB 24,992,324 (US$ 3,202,000), buildings of approximately RMB 99,730,000 (US$ 12,779,000 ) and machinery of approximately RMB 130,766,000 (US$ 16,756,000).

Short-term bank borrowings of approximately RMB 7,900,000 (US$ 1,012,000) were secured by land use rights of approximately RMB3,509,000 (US$ 450,000) of Sichuan Xinyuan Pharmaceutical Co., Ltd. (“Xinyuan”), a related company whose ultimate owner is also a significant shareholder of the Company, and buildings of approximately RMB 10,029,000 (US$ 1,285,000) of Xinyuan. Short-term bank borrowings of approximately RMB 2,700,000 were secured by land use rights of approximately RMB 1,441,000 (US$185,000) of Sichuan Xindu Pharmaceutical Packaging Co., Ltd. (“Xindu Packaging”), a related company whose ultimate owner is also a significant shareholder of the Company, and buildings of approximately RMB1,198,000 (US$ 154,000) of Xindu Packaging. Short-term bank borrowings of approximately RMB 60,000,000 (US$ 7,688,000) were guaranteed by Kelun Industrial Group, a related party whose ultimate owner is also a significant shareholder of the Company. Short-term bank borrowings of approximately RMB 10,000,000 (US$ 1,281,000) borrowed by Hunan Kelun was guaranteed by the Company.

The long-term bank borrowings outstanding at December 31, 2006 bore an average interest rate of 9.36% per annum and were denominated in RMB. These borrowings were obtained from a financial institution and represented the maximum amount of the facility. The long-term bank borrowings of approximately RMB 20,000,000 (US$ 2,563,000) were secured by land use rights of approximately RMB 7,506,000 (US$ 962,000), buildings and plant of approximately RMB 10,940,000 (US$ 1,402,000), machinery of approximately RMB 25,343,000 (US$ 3,247,000).

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2006, the maturity of these long-term bank borrowings was as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Within one year	—	—	—
Between one and two years	—	—	—
Between two and three years	—	20,000	2,564

	—	20,000	2,564

12. NOTES PAYABLE

The notes payable are non-interest bearing and are secured by the Group’s restricted cash of approximately RMB 17,128,000 (US$ 2,195,000) (2005: RMB 30,535,000).

The Group settles certain of its accounts payable balances by issuing notes payable through financial institutions. The financial institutions assume the accounts payable obligation in exchange for the Group’s commitment to pay the notes payable. The notes payable are secured by a restricted cash balance based on certain percentage of the notes payable balance which ranges from 30% to 70% and the notes payable typically mature in six months. Since the accounts payable obligation is transferred to the bank in exchange for the notes payable and no cash is actually received by the Group when the notes payable are issued, the Group presents the settlement of the accounts payable through the issuance of notes payable as a non-cash transaction in the consolidated statements of cash flows.

13. ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accrued expenses and other liabilities are as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Accrued liability for the purchase of property, plant and equipment	32,934	3,306	424
Salary and welfare payable	6,853	3,644	467
Accrued social insurance payable	5,760	7,241	929
Accrued employee education and labor union fees	2,182	2,758	353
Grants from the local government*	800	3,500	448
Other payable	1,372	1,705	218

	49,901	22,154	2,839

*	The amounts represent short-term borrowings from the local government for working capital.

14. CUSTOMER DEPOSITS

Customer deposits represent cash payments received from customers in advance. These deposits are recognized as revenue when the conditions for revenue recognition have been met. The customer deposits are non-refundable unless the Group fails to fulfill the terms of the sales contract.

15. STATUTORY RESERVES

According to the Company Law of the PRC, before distributing the profit attributable to shareholders of the company each year, the company shall set aside 10% of its profit attributable to shareholders for the statutory surplus reserve (except where the reserve balance has reached 50% of the company’s registered capital), and 5-10% of its profit attributable to shareholders for the statutory public welfare fund. These reserves cannot be used for purposes other than those for which they are created and are not distributable as cash dividends. Appropriation to statutory surplus reserve and statutory public welfare fund should be made based on the amount of profits reflected in the financial statements prepared in accordance with the PRC accounting standards and regulations.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

With effect from January 1, 2006, following the change of the Company Law of the PRC, the Company and its operating subsidiaries are no longer required to contribute to the statutory public welfare fund and the balance of the fund carried over from 2005 has been transferred to the statutory surplus reserve.

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC subsidiary, totaling approximately RMB 31,060,000 (US$ 3,980,000) as of December 31, 2006.

16. GOVERNMENT GRANTS

Government grants were received because the Group met certain criteria such as the increase in capital investment and net assets, the increase in number of employees and also the increase in sales and tax payments.

The government grants are not subject to adjustments and do not have any restrictions as to the use of funds. Accordingly, the full amount of subsidies has been recorded as subsidy income.

17. TAXATION

a) Income taxes

The Company and its subsidiary are registered companies in the PRC and are subject to PRC income tax on the taxable income as reported in their PRC statutory accounts adjusted in accordance with relevant PRC income tax laws.

The Company is established as a domestic company in the PRC and is subject to corporate income tax (“CIT”) at a rate of 33% (30% state enterprise income tax and 3% local enterprise income tax). However, according to relevant PRC income tax law, enterprises incorporated in the provinces of the western part of the PRC are subject to state enterprise income tax of 15% and are exempted from the local income tax so long as it continues to qualify as an enterprise located in the western regions.

Hunan Kelun Pharmaceutical Company Limited is established as a domestic company in the PRC and is subject to corporate income tax (CIT) at a rate of 33% (30% state enterprise income tax and 3% local enterprise income tax).

The Group had no operations in jurisdictions other than the PRC. Income before taxation consists of:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
The PRC	43,304	81,226	113,713	14,571

The current and deferred components of the income tax expense (benefit) appearing in the consolidated statements of income are as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Current	7,456	15,007	19,673	2,521
Deferred	(2,085)	(1,531)	(513)	(66)

	5,371	13,476	19,160	2,455

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The reconciliation of tax computed by applying the statutory income tax rate applicable to PRC operations to income tax expense (benefit) is:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Income before taxation	43,304	81,226	113,713	14,571
PRC enterprise income tax rate	33%	33%	33%	33%
Income tax computed at applicable tax rates	14,290	26,805	37,525	4,808
Non-deductible expenses	644	29	737	94
Effect of tax holidays	(8,505)	(12,808)	(18,617)	(2,385)
Investment tax credit*	(1,058)	(550)	(485)	(62)

	5,371	13,476	19,160	2,455

*	The amount represents deferred tax asset recognized for temporary difference resulting from deferred investment tax credit. Pursuant to the PRC law and the approval of the local tax bureau, the Group was entitled to offset 40% of the amount paid for the purchase of certain domestically made equipment against the incremental CIT liability in the current year. Pursuant to Accounting Principles Board Opinion No. 2, Accounting for the “Investment Credit”, the relevant amounts were accounted for as a reduction of the cost of the related asset and the difference between the book and tax basis of the related asset is considered as a temporary difference.

The aggregate amount and per share effect of the tax holiday are as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
The aggregate effect	8,505	12,808	18,617		2,385
Basic	RMB 0.12	RMB 0.18	RMB 0.26	US$	0.03

Diluted	RMB 0.12	RMB 0.18	RMB 0.26	US$	0.03

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets (liabilities) reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets (liabilities) are as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Deferred tax assets, current portion
Allowance for doubtful accounts	213	217	28
Accrued expenses	195	268	34
Accrued social benefit	1,036	1,460	187
Unrealized profit	—	310	40

	1,444	2,255	289

Deferred tax assets, non-current portion
Tax loss carried forward	10	—	—
Property, plant and equipment impairment	394	—	—
Property, plant and equipment	1,341	1,617	207
Pre-operating expenses	556	483	63

	2,301	2,100	270

Deferred tax liabilities, non-current portion
Interest capitalized for construction	(54)	(215)	(28)
Property, plant and equipment and land use rights	(2,023)	(1,958)	(250)

	(2,077)	(2,173)	(278)

Net deferred tax	1,668	2,182	281

As of December 31, 2005, the Group had a net operating losses carried forward of approximately RMB 66,682 for tax purposes. The net operating losses carried forward will expire in five years. During 2006, the Group fully utilized the net operating losses carried forward.

b) Other tax payable

Other tax payable mainly represents the value-added tax payable to the local tax authorities.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. RELATED PARTY TRANSACTIONS

a) Related parties

Name of related parties	Relationship with the Group
Xue Weigang	Shareholder
Pan Hui	Shareholder
Kelun Industrial Group	Ultimate owner is also a significant shareholder of the Company
Sichuan Kelun Pharmaceutical Research Institution Co., Ltd. (“Kelun Pharma Research”)	Subsidiary of Kelun Industrial Group
Heilongjiang Kelun Pharmaceutical Product Packaging Materials Co., Ltd. (“Heilongjiang Packaging”)	Subsidiary of Kelun Industrial Group
Heilongjiang Kelun Pharmaceutical Co., Ltd. (“Heilongjiang Kelun”)	Subsidiary of Kelun Industrial Group
Hunan Zhongnan Kelun Pharmaceutical Co., Ltd. (“Zhongnan Kelun”)	Subsidiary of Kelun Industrial Group
Jiangxi Kelun Pharmaceutical Co., Ltd. (“Jiangxi Kelun”)	Subsidiary of Kelun Industrial Group
Jilin Kelun Medicine & Trade Co., Ltd. (“Jilin Trade”)	With common directors who are also shareholders and founders or family members of shareholders and founders of Kelun Industrial Group
Kunming Nanjiang Pharmaceutical Co., Ltd. (“Kunming Nanjiang”)	Subsidiary of Kelun Industrial Group
Shandong Kelun Pharmaceutical Co., Ltd. (“Shandong Kelun”)	Subsidiary of Kelun Industrial Group
Sichuan Kelun Health Industry Co., Ltd. (“Health Industry”)	Subsidiary of Kelun Industrial Group
Sichuan Kelun Medicine & Trade Co., Ltd. (“Kelun Trade”)	Subsidiary of Kelun Industrial Group
Sichuan Xueling Beverage Company (“Xueling”)	Subsidiary of Kelun Industrial Group
Sichuan Pearl Pharmaceutical Co., Ltd. (“Sichuan Pearl”)	Subsidiary of Kelun Industrial Group
Xinyuan	Subsidiary of Kelun Industrial Group
Xindu Packaging	Subsidiary of Kelun Industrial Group
Hubei Tuopeng Pharmaceutical Co., Ltd. (“Hubei Tuopeng”)	Affiliate of Kelun Industrial Group
Sichuan Lisite Kelun Pharmaceutical Company (“Li Site”)	Affiliate of Kelun Industrial Group
Guizhou Kelun Pharmaceutical Co., Ltd. (“Guizhou Kelun”)	A variable interest entity controlled by Kelun Industrial Group
Jilin Kelun Kangnaier Pharmaceutical Co., Ltd. (“Jilin Kelun”)	A variable interest entity controlled by Kelun Industrial Group
Sichuan Huifeng Investment Co, Ltd. (“Huifeng Investment”)	Controlled and beneficially owned by a group of managements of the Company

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

b) The Group had the following related party transactions for the years ended December 31, 2004, 2005 and 2006:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Sales of goods to:
Kelun Trade	36,889	39,372	121,130	15,521
Guizhou Kelun	252	93	—	—
Li Site	—	42	60	8
Sichuan Pearl	6	538	121	16
Xinyuan	407	26	44	6
Shandong Kelun	—	—	9	1
Jilin Kelun	—	23	325	42
Jiangxi Kelun	—	—	315	40
Heilongjiang Kelun	—	—	230	29
Zhongnan Kelun	104	85	36	5
Hubei Tuopeng	—	—	11	1
Jilin Trade	8,102	10,314	14,175	1,816
Kunming Nanjiang	—	—	1,679	215

	45,760	50,493	138,135	17,700

Purchases of goods from:
Kelun Trade	3,417	—	—	—
Xinyuan	8,186	12,653	11,580	1,484
Xindu Packaging	19,774	20,830	20,130	2,579
Guizhou Kelun	55,845	21,591	4,494	576
Jilin Kelun	—	356	10,181	1,305
Jiangxi Kelun	—	—	1,284	165
Heilongjiang Kelun	28,527	15,367	2,942	377
Zhongnan Kelun	—	125	35	4
Heilongjiang Packaging	—	1,804	6,404	820
Kunming Nanjiang	—	—	160	21

	115,749	72,726	57,210	7,331

Use of property by lease in:
Kelun Industrial Group	576	527	878	112

	576	527	878	112

Guarantors:
Jiangxi Kelun	—	—	10,000	1,281
Kelun Trade	—	—	5,000	640

	—	—	15,000	1,921

Guarantee:
Kelun Industrial Group	31,000	20,000	60,000	7,688

	31,000	20,000	60,000	7,688

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

c) The Group had the following related party balances as of December 31, 2005 and 2006:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
AMOUNTS DUE FROM RELATED PARTIES
Kelun Trade	48,810	5,516	707
Kunming Nanjiang	—	257	33
Kelun Industrial Group	—	25,947	3,327
Xinyuan	7	—	—
Shandong Kelun	—	386	49
Jiangxi Kelun	—	3,888	498
Sichuan Pearl	2,001	—	—
Zhongnan Kelun	2,050	465	60
Huifeng Investment	—	1,200	154
Hubei Tuopeng	—	2,126	272
Kelun Pharma Research	1,263	233	30
Sichuan Xueling	765	—	—
Li Site	2,438	—	—
Xue Weigang	1,499	1,499	192
Jilin Kelun	2,290	210	27
Jilin Trade	752	1,017	128
Heilongjiang Packaging	—	2,435	312

	61,875	45,179	5,789

AMOUNTS DUE TO RELATED PARTIES
Kelun Trade	—	2,181	279
Xindu Packaging	2,332	4,369	560
Xinyuan	1,714	4,597	589
Zhongnan Kelun	—	1,689	216
Guizhou Kelun	3,740	7,955	1,020
Sichuan Pearl	2	252	32
Jiangxi Kelun	278	113	14
Heilongjiang Packaging	1,530	—	—
Heilongjiang Kelun	4,764	3,970	509
Kelun Industrial Group	5,167	906	116
Kunming Nanjiang	770	2,574	330
Li Site	—	137	18
Pan Hui	4,200	—	—

	24,497	28,743	3,683

All balances with related parties as of December 31, 2004, 2005 and 2006 were unsecured, non-interest bearing and repayable on demand.

19. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately RMB 6,906,000, RMB 7,931,000 and RMB 9,811,000 (US$ 1,257,000) for the years ended December 31, 2004, 2005 and 2006, respectively.

Due to differences in implementation or interpretation of the social insurance regulation by the local authorities, the Group has not paid, or has not been required to pay certain contributions for its employees. The Group has made full provisions based on the local regulations in the amount of approximately RMB 5,760,000 and RMB 7,241,000 (US$ 928,000) as of December 31, 2005 and 2006, respectively, in respect of certain outstanding pension benefits, medical care, employee housing fund and other welfare benefits.

Pursuant to the Regulation on Labor Security Supervision issued by the State Council of China, where an act of violating labor security laws, regulations or rules is neither found by the PRC labor security administration nor reported or complained by others within 2 years from the date when the act of violating labor security laws, regulations or rules is concluded, the PRC labor security administration shall no longer investigate the violation of PRC labor regulations and the accrued social insurance obligations might be reversed.

20. COMMITMENTS AND CONTINGENCIES

Operating lease commitments

Future minimum payments under non-cancelable operating leases with initial terms of one-year or more consist of the following at December 31, 2006:

	RMB(’000)	US$(’000)
2007	753	96

Payments under operating leases are expensed on the straight-line basis over the periods of their respective leases. The terms of the leases do not contain rent escalation or contingent rents. For the years ended December 31, 2004, 2005 and 2006, total rental expenses for all operating leases amounted to approximately RMB 435,000, RMB 592,000 and RMB 902,000 (US$116,000), respectively.

Purchase of property, plant and equipment

As of December 31 2005 and 2006, the Group had commitments of approximately RMB 2,700,000 and RMB 22,704,000 (US$ 2,909,000), respectively, related to purchase of property, plant and equipment. The commitment for the purchase of property, plant and equipment is expected to be settled within the next 12 months.

Guarantees and indemnification

		December 31,
Guarantor	Guarantee	2005	2006	2006
		RMB(’000)	RMB(’000)	US$(’000)
The Company	Kelun Trade	—	5,000	641
The Company	Jiangxi Kelun	—	10,000	1,275

		—	15,000	1,916

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with FIN 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” a guarantor must recognize a liability for the fair value of the obligations it assumes under certain guarantees. The Group has considered the fair value of the indemnification to be insignificant. Accordingly, the Group has not recorded any liabilities for these agreements as of December 31, 2006.

The product warranty accrual reflects management's best estimate of probable liability under its product warranties. Management determines the warranty accrual based on known product failures (if any), historical experience, and other currently available evidence. As of December 31, 2005 and 2006, the warranty accrual was nil. There has been no significant activity impacting the results of operations for any of the periods presented.

21. SEGMENT REPORTING

The Company operates and manages its business as a single segment that includes primarily the development, manufacture and sale of IV solution products.

The revenues attributable to the different product groups are as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Glass bottle IV solution products	578,777	670,741	603,546	77,337
Polypropylene bottle IV solution products	51,955	128,468	258,357	33,105
Soft bag IV solution products	25,535	59,441	53,460	6,851

	654,267	858,650	915,363	117,293

Sales of glass bottle IV solution products, the Group’s primary products, accounted for 88%, 78% and 66% of the Group’s net sales for the years ended December 31, 2004, 2005 and 2006, respectively. Any significant reduction in sales volume or the margins earned from any of these products could have a substantial negative impact on the Company’s results of operations.

Geographic disclosures:

The Group operates in the PRC. All the identifiable assets of the Company were located in the PRC during the periods presented.

22. MAJOR CUSTOMERS

Details of the customers accounting for 10% or more of total net sales in any of the periods presented are as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US($’000)
Hunan Wutian Medicine Co., Ltd.	—	114,092	175,476	22,485
Kelun Trade	36,889	39,372	121,130	15,521

	36,889	153,464	296,606	38,006

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

23. EARNINGS PER SHARE

Basic and diluted earnings per share for each of the periods presented are calculated as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB	RMB	RMB	US$
	(Amounts in thousands except for the number of shares and per share data)
Numerator:
Net income	38,125	67,244	94,068		12,054

Denominator:
Number of shares outstanding, at beginning of year	70,000,000	70,000,000	70,000,000		70,000,000
Weighted average number of shares issued (5,000,000 shares)	—	—	3,750,000		3,750,000

Weighted average number of shares outstanding—basic	70,000,000	70,000,000	73,750,000		73,750,000

Weighted average number of shares outstanding—diluted	70,000,000	70,000,000	73,750,000		73,750,000

Basic earnings per share	RMB0.62	RMB0.96	RMB1.28	US$	0.16

Diluted earnings per share	RMB0.62	RMB0.96	RMB1.28	US$	0.16

24. SUBSEQUENT EVENTS

a) Unaudited

On December 31, 2006, the Company entered into a series of agreements with Kelun Industrial Group and a group of owners of equity interests and agreed to pay approximately RMB 80.96 million for acquiring 13 companies as disclosed below (the “Acquired Companies”):

Name	Ownership acquired
Hunan Kelun	6.67%
Kunming Nanjiang	100%
Zhongnan Kelun	100%
Xinyuan	100%
Heilongjiang Kelun	80%
Xindu Packaging	100%
Sichuan Pearl	100%
Kelun Pharma Research	100%
Heilongjiang Packaging	80%
Hubei Tuopeng	100%
Shandong Kelun	100%
Jiangxi Kelun	100%
Jilin Kelun *	—

*	Jilin Kelun is wholly owned by a third party and Kelun Industrial Group has control over Jilin Kelun through a lease agreement since February 1, 2005. On April 30, 2007, the Company entered into a new lease agreement with Kelun Industrial Group and the owner of Jilin Kelun, under which the Company replaced Kelun Industrial Group to be the lessee and controlled the operations of Jilin Kelun.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As at April 30, 2007, the Company had completed the process of equity transfer and obtained an updated business license for these companies.

These acquisitions were accounted for as business combinations in accordance with SFAS 141. The results of operations of these Acquired Companies, attributable to the interests acquired, have been included in the Company’s consolidated financial statements for the period, from the acquisition date through June 30, 2007.

The aggregate purchase price was determined to be RMB 267,758,000, comprising:

RMB (‘000)
Cash consideration referred to above	80,960
Additional equity injected by cash into Hubei Tuopeng and Shandong Kelun	25,000
Additional paid-in capital*	161,798

267,758

*	Additional paid-in capital represented deemed contribution made by common equity owners of Kelun Industrial Group and the Company who received no consideration for the transfer of their respective equity interests of the Acquired Companies to the Company.

The following table summarizes the estimated fair values of the portion of the assets acquired and liabilities assumed at the dates of acquisition. The Company has obtained valuation from Sallmanns (Far East) Ltd. for the property and certain identifiable intangible assets such as its brand name, trademark and certain contractual agreements and the allocation of the purchase price consideration is disclosed as follows:

Allocation of Purchase Price of Assets Acquired
RMB (‘000)
Buildings	125,457
Equipment and machinery	122,183
Motor vehicles	3,777
Furniture, fixtures and office equipment	2,010
Construction in progress	16,294
Land use rights	68,450
Intangible assets	4,240
Deferred tax assets	14,554
Inventories	145,375
Cash and cash equivalents	26,863
Restricted cash	10,237
Accounts receivable, net	136,050
Amount due from related parties	60,690
Other assets	29,458
Goodwill	18,452
Deferred tax liabilities	(26,612)
Deferred tax liabilities	(26,612)
Borrowings	(114,667)
Accounts payable	(147,799)
Customer deposits	(1,767)
Income taxes payable	(13,819)
Tax payable	(12,058)
Amounts due to related parties	(122,190)
Accrued expenses and other liabilities	(76,831)

Total purchase price	267,758

The components of the intangible assets listed in the above table as of the acquisition dates are as follows:

RMB (‘000)
Customer relationships	1,930
Trademark	2,310

4,240

b) On May 29, 2007, Shanghai Century Acquisition Corporation (“SHA”), a special purpose acquisition corporation, entered into a definitive share purchase agreement to acquire 100% of the shares of the Company.

As initial consideration, SHA will issue 20 million new ordinary shares to the 18 individuals who currently hold all the shares of the Company.

An additional consideration will be paid to the Company’s shareholders if the combined businesses reach certain future annual net income targets, in each case on an all or nothing basis. If the Group together with the Acquired Companies achieves the net income target of RMB180 million (US$ 23.1 million) in 2007, SHA will issue five million additional new ordinary shares. Two million additional new ordinary shares will be issued in respect of each of 2008 and 2009 if the Group together with the Acquired Companies achieves the net income targets of RMB 260 million (US$ 33.3 million) and RMB 370 million (US$ 47.4 million) in 2008 and 2009, respectively.

A further US$11.5 million cash consideration will be paid to the Company’s shareholders when SHA’s ordinary share price equals or exceeds US$ 11.50 per share for 20 trading days within a 30-day trading period and SHA sends a notice of redemption of its warrants or when at least 70% of SHA’s warrants have been exercised.

c) During the 5th Session of the 10th National People's Congress, which was concluded on March 16, 2007, the PRC Corporate Income Tax Law (the “New Corporate Income Tax Law”) was approved and will become effective on January 1, 2008. The New Corporate Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. Since the detailed implementation and administrative rules and regulations have not yet been announced, the future financial impact of the New Corporate Income Tax Law on the Group cannot be reasonably estimated at this stage.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

	Notes	December 31,	June 30,
		2006	2007	2007
		RMB	RMB	US$
ASSETS

Current assets:
Cash and cash equivalents		47,613	65,218	8,568
Restricted cash		17,128	45,777	6,014
Accounts receivable (net of allowance for doubtful accounts of RMB 1,203 and RMB 566 (US$ 74 ) for December 31, 2006 and June 30, 2007, respectively)	4	130,643	387,571	50,914
Inventories	5	251,084	441,112	57,950
Advances to suppliers	6	26,288	38,318	5,034
Other current assets	7	38,776	66,733	8,767
Deferred tax assets, current portion	20	2,255	21,049	2,764
Amounts due from related parties	21	45,179	69,951	9,190
Deferred cost		—	24,690	3,244

Total current assets		558,966	1,160,419	152,445

Non-current assets:
Property, plant and equipment, net	8	244,566	538,476	70,740
Deposits for property, plant and equipment		4,912	11,571	1,520
Intangible assets, net	9	—	3,879	510
Land use rights, net	10	25,061	96,512	12,679
Prepayment for long term investment		80,000	—	—
Goodwill	11	—	19,038	2,501
Deferred tax assets, non-current portion	20	2100	13,184	1,733
Deferred transaction cost	12	—	6,967	915

Total non-current assets		356,639	689,627	90,598

Total assets		915,605	1,850,046	243,043

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), exception for number of shares and per share data)

	Notes	December 31,	June 30,
		2006	2007	2007
		RMB	RMB	US$
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term bank borrowings	13	190,000	341,000	44,798
Long-term bank borrowings, current portion	13	—	—	—
Accounts payable		212,158	390,576	51,309
Notes payable	14	36,509	66,247	8,703
Accrued expenses and other liabilities	15	22,154	101,030	13,272
Customer deposits	16	1,175	1,138	150
Other tax payable	20	41,539	77,799	10,221
Income tax payable	20	12,843	42,334	5,561
Amounts due to related parties	21	28,743	104,426	13,719
Long-term payable, current portion	19	—	4,770	627
Deferred revenue		—	28,807	3,783
Deferred tax liabilities, current portion	20	—	6,957	915

Total current liabilities		545,121	1,165,084	153,058

Non-current liabilities:
Deferred tax liabilities, non current portion	20	2,173	24,958	3,279
Long-term bank borrowings, non-current portion	13	20,000	69,000	9,066
Long-term payable, non current portion		—	12,164	1,597

Total non-current liabilities		22,173	106,122	13,942

Total liabilities		567,294	1,271,206	167,000

Commitments and contingencies	23

Minority interests		2,453	8,784	1,154

Shareholders’ equity:
Ordinary shares (par value of RMB 1 per share; 75,000,000 shares and 75,000,000 shares authorized, issued and outstanding at December 31, 2006 and June 30, 2007, respectively)		75,000	75,000	9,853
Additional paid-in capital		25,677	187,475	24,629
Statutory reserves	17	32,773	32,773	4,305
Retained earnings		212,408	274,808	36,102

Total shareholders’ equity		345,858	570,056	74,889

Total liabilities and shareholders’ equity		915,605	1,850,046	243,043

The accompanying notes are an integral part of the consolidated financial statements.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), exception for number of shares and per share data)

	Notes	For six months ended June 30,
		2006	2007	2007
		RMB	RMB	US$
Sales, net of value-added tax:
External parties		376,680	598,712	78,653
Related parties	21	48,010	63,776	8,378

Total net sales	24	424,690	662,488	87,031

Cost of sales: (including related party amounts of RMB 27,091 and RMB 2,893 (US$ 380 ))		(340,904)	(527,645)	(69,318)

Gross profit		83,786	134,843	17,713

Operating expenses:
Selling expenses		(3,899)	(3,453)	(454)
General and administrative expenses (including related party amounts of RMB 351 and RMB 351 (US$46))		(21,721)	(39,799)	(5,228)
Research and development expenses		(2,979)	(3,487)	(458)
Government subsidies	18	1,733	1,748	230

Total operating expenses		(26,866)	(44,991)	(5,910)

Operating income		56,920	89,852	11,803
Interest expense		(7,229)	(12,879)	(1,692)
Interest income		295	409	55

Income before income taxes		49,986	77,382	10,166

Income tax expenses	20	(9,128)	(14,611)	(1,920)

Minority interests		(62)	(371)	(49)

Net income		40,796	62,400	8,197

Earnings per share
Basic		0.56	0.83	0.11

Diluted		0.56	0.83	0.11

Weighted average number of shares used in computation of earnings per share
Basic		72,500,000	75,000,000	75,000,000
Diluted		72,500,000	75,000,000	75,000,000

The accompanying notes are an integral part of the consolidated financial statements.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

	For six months ended June 30,
	2006	2007	2007
	RMB	RMB	US$
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	40,796	62,400	8,197
Adjustments to reconcile net income to net cash generated from (used in) operating activities:
Depreciation of property, plant and equipment	10,493	18,914	2,485
Amortization of land use rights	281	689	91
Amortization of intangible assets	—	361	47
Loss on disposal of property, plant and equipment	275	734	96
Write-offs for doubtful accounts	—	(637)	(84)
Income attributable to minority interests	62	371	49
Deferred tax expenses (benefits)	824	(11,497)	(1,510)

Changes in operating assets and liabilities:
Increase in accounts receivable	(28,658)	(71,738)	(9,424)
Increase in prepayments, deposits and other assets	(12,144)	(21,387)	(2,810)
Increase in inventories	(20,651)	(44,102)	(5,794)
Increase (decrease) in amounts due from related parties	(4,546)	40,230	5,285
Increase in accounts payable	38,239	120,006	15,766
Increase in accrued expenses and other liabilities	1,794	32,424	4,260
Increase in income tax payable	1,987	15,961	2,097
Increase in long-term payable	—	302	40
Decrease in amounts due to related parties	(6,476)	(52,443)	(6,891)
Deferred revenue	—	28,808	3,785
Deferred cost	—	(24,690)	(3,244)

Net cash generated from operating activities	22,276	94,706	12,441

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment, net of related payables	(53,488)	(33,816)	(4,444)
Purchase additional shares from a minority interest, net of cash acquired	—	1,345	177
Acquisition of land use rights	(7,650)	(2,500)	(328)
Deposit of property, plant and equipment	2,079	(5,839)	(767)
Proceeds from disposal of property, plant and equipment	710	492	66

Net cash used in investing activities	(58,349)	(40,318)	(5,296)

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

	For six months ended June 30,
	2006	2007	2007
	RMB	RMB	US$
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease ( increase) in restricted cash	9,835	(18,611)	(2,445)
Increase in deferred transaction cost	—	(6,967)	(915)
Capital contributions from a shareholder	30,000	—	—
Payment of notes payable	(24,726)	(62,205)	(8,172)
Proceeds from short-term bank borrowings	67,000	141,100	18,537
Repayment of short-term bank borrowings	(67,200)	(90,100)	(11,837)
Proceeds from long-term bank borrowings	20,000	—	—

Net cash generated from (used in) financing activities	34,909	(36,783)	(4,832)

Net increase in cash and cash equivalents	(1,164)	17,605	2,313
Cash and cash equivalents at beginning of the year	44,045	47,613	6,255

Cash and cash equivalents at end of the year	42,881	65,218	8,568

Supplemental schedule of cash flows information:

Income tax paid	6,317	11,337	1,489

Interest paid, net of amount capitalized	7,167	12,573	1,652

Supplemental schedule of non-cash activities:

Acquisition of property, plant and equipment included in accrued expenses and other liabilities	—	10,670	1,402

Contribution by shareholders relating to acquisition of Acquired Companies (Note 3)	—	161,798	21,256

Settlement of accounts payable through issuance of notes payable (Note 14)	5,162	76,080	9,995

The accompanying notes are an integral part of the consolidated financial statements.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”), exception for number of shares)

	Notes	Number of Ordinary Shares	Ordinary Shares	Additional Paid-in Capital	Statutory Reserves	Retained Earnings	Total Shareholders’ Equity
			RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2006		70,000,000	70,000	677	22,422	128,691	221,790
Proceeds from issuance of ordinary shares		5,000,000	5,000	25,000	—	—	30,000
Net income for the period		—	—	—	—	40,796	40,796

Balance as of June 30, 2006		75,000,000	75,000	25,677	22,422	169,487	292,586

Balance as of January 1, 2007		75,000,000	75,000	25,677	32,773	212,408	345,858
Contribution by shareholders relating to acquisition of Acquired Companies (Note 3)		—	—	161,798	—	—	161,798
Net income for the period		—	—	—	—	62,400	62,400

Balance as of June 30, 2007		75,000,000	75,000	187,475	32,773	274,808	570,056

Balance as of June 30, 2007, in US$			9,853	24,629	4,305	36,102	74,889

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BASIS OF PRESENTATION

Sichuan Kelun Pharmaceutical Factory ( “Kelun Factory”), the predecessor of Sichuan Kelun Pharmaceutical Co., Ltd. (the “Company”), was established in Sichuan, the People’s Republic of China (the “PRC”) on May 5, 1996 as an unlimited liability company by a group of individual owners.

On April 28, 2002, Kelun Factory applied to the Administrative Bureau for Industry and Commerce of Chengdu City for the registration of Sichuan Kelun Pharmaceutical Factory Limited (“Kelun Limited”), a limited-liability company with a registered capital of RMB50 million, which was established through a reorganization of Kelun Factory, under which Kelun Factory was converted into a limited-liability company in the PRC.

On May 12, 2003, the then owners of Kelun Limited entered into a promoters’ agreement to jointly promote for the establishment of the Company through the transfer of all assets, liabilities and businesses of Kelun Limited to the Company. On July 5, 2003, the People’s Government of Sichuan Province approved the conversion of Kelun Limited into the Company, a joint stock limited-liability company with a registered capital of RMB70 million. The business license of the Company was issued by the Administrative Bureau for Industry and Commerce of Chengdu City on September 28, 2003.

The Company is principally engaged in the manufacture, development and sale of intravenous (“IV”) solution products for medical use in the PRC.

At December 31, 2006 and June 30, 2007, details of the Company’s subsidiaries and a variable interest entity (“VIE”) (collectively with the Company referred to as the “Group”) are as follows:

Companies	Date of Incorporation	Place of Incorporation	Percentage of ownership at		Principal Activities
			December 31, 2006	June 30, 2007
Hunan Kelun Pharmaceutical Co., Ltd. (“Hunan Kelun”)	March 29, 2001	Hunan, China	93.33%	100%	Production and sale of IV solution products in the PRC

Heilongjiang Kelun Pharmaceutical Co., Ltd. (“Heilongjiang Kelun”)	July 8, 2003	Heilongjiang, China	0%	80%	Production and sale of IV solution products in the PRC

Heilongjiang Kelun Pharmaceutical Product Packaging Materials Co., Ltd. (“Heilongjiang Packaging”)	September 25, 2005	Heilongjiang, China	0%	80%	Production and sale of medical packaging material

Hubei Tuopeng Pharmaceutical Co., Ltd. (“Hubei Tuopeng”)	July 4, 2006	Hubei, China	0%	100%	Production and sale of IV solution products in the PRC

Hunan Zhongnan Kelun Pharmaceutical Co., Ltd. (“Zhongnan Kelun”)	September 27, 1997	Hunan, China	0%	100%	Production and sale of non-IV solution prescription and OTC drugs

Jiangxi Kelun Pharmaceutical Co., Ltd. (“Jiangxi Kelun”)	June 27, 2005	Jiangxi, China	0%	100%	Production and sale of IV solution products in the PRC

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BASIS OF PRESENTATION (continued)

Companies	Date of Incorporation	Place of Incorporation	Percentage of ownership at		Principal Activities
			December 31, 2006	June 30, 2007
Jilin Kelun Kangnaier Pharmaceutical Co., Ltd. (“Jilin Kelun”) *	April 30, 2005	Jilin, China	N/A (*)	N/A (*)	Production and sale of IV solution products in the PRC
Kunming Nanjiang Pharmaceutical Co., Ltd. (“Kunming Nanjiang”)	July 28, 2004	Kunming, China	0%	100%	Production and sale of IV solution products in the PRC
Shandong Kelun Pharmaceutical Co., Ltd. (“Shandong Kelun”)	April 30, 2006	Shandong, China	0%	100%	Production and sale of IV solution products in the PRC
Sichuan Kelun Pharmaceutical Research Institution Co., Ltd. (“Kelun Pharma Research”)	October 5, 1998	Sichuan, China	0%	100%	Research and development of medicine
Sichuan Pearl Pharmaceutical Co., Ltd. (“Sichuan Pearl “)	January 21, 2002	Sichuan, China	0%	100%	Production and sale of non-IV solution prescription and OTC drugs
Sichuan Xindu Pharmaceutical Packaging Co., Ltd. (“Xindu Packaging”)	January 8, 2002	Sichuan, China	0%	100%	Production and sale of medical packaging materials
Sichuan Xinyuan Pharmaceutical Co., Ltd. (“Xinyuan”)	May 30, 2000	Sichuan, China	0%	100%	Production and sale of IV solution products in the PRC

*	Jilin Kelun is wholly owned by a third party and Sichuan Kelun Industrial Group Company Limited (“Kelun Industrial Group”) has control over Jilin Kelun through a lease agreement since February 1, 2005. On March 31, 2007, the Company entered into a new lease agreement with Kelun Industrial Group and the owner of Jilin Kelun, under which the Company replaced Kelun Industrial Group to be the lessee and controlled the operations of Jilin Kelun.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and a VIE for which the Company is the primary beneficiary. All significant inter-company transactions and balances between the Company, its subsidiaries and its VIE are eliminated upon consolidation. The Company has included the results of the operations of the acquired subsidiaries and a VIE from the respective dates of acquisitions.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Principles of Consolidation (continued)

The Group applies the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised 2003), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46(R)”) to account for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support.

Under FIN 46(R), a company consolidates a VIE if that company has a variable interest that will absorb a majority of the expected losses, receives a majority of the entity’s expected residual returns, or both. The company that absorbs a majority of the VIE’s expected losses and receives a majority of the VIE’s expected residual returns is the primary beneficiary.

The Group is the primary beneficiary of Jilin Kelun, of which the principal activity generally relates to production and sale of IV solution products in the PRC, since March 31, 2007, when Kelun Industrial Group transferred all its variable interests in Jilin Kelun to the Group through a lease arrangement.

Jilin Kelun was jointly established by an unrelated company and an unrelated individual (together, “Jilin Owners”) in the PRC on April 30, 2005 with a registered capital of RMB10,000,000. Upon the incorporation of Jilin Kelun, Kelun Industrial Group, a related PRC limited liability company established on August 30, 2000, provided certain productive assets to Jilin Kelun which pursuant to an agreement dated April 30, 2005 was leased from Jilin Owners by Kelun Industrial Group for a period of five years. Further, as stated in that agreement, Kelun Industrial Group is required to build up the operating system of Jilin Kelun, including the hiring, training and supervision of the managers and employees required to operate Jilin Kelun. In addition, Kelun Industrial Group is also responsible for manufacturing and customization of Jilin Kelun’s production standards with that of Kelun Industrial Group at the beginning of the lease, as well as repair and maintenance, operating expenses and management of properties over the term of the lease. Under the lease arrangements, Kelun Industrial Group agreed to pay to Jilin Owners a fixed rent on a quarterly basis during the five year lease term. Further, Kelun Industrial Group is entitled to all gains or losses arising from Jilin Kelun and upon the termination of the lease, Kelun Industrial Group was authorized by Jilin Owners to dispose all assets except for receivables from Jilin Owners of the same amount as the paid-in capital of Jilin Kelun and Kelun Industrial Group can withdraw all assets after settling of all outstanding liabilities. Pursuant to the Assignment Agreement between the Company and Kelun Industrial Group dated March 31, 2007, the variable interest of Kelun Industrial Group in Jilin Kelun was transferred to the Company.

Jilin Kelun was considered by the Group to be a variable interest entity (“VIE”) of the Group since March 31, 2007 because the equity at risk of Jilin Kelun is not sufficient to finance its intended activities without additional financial support. The Group was considered to be the primary beneficiary of Jilin Kelun because it absorbs all of the entity’s expected losses and receives the majority of the entity’s expected residual returns. As a result, the operations of Jilin Kelun were included in the Group’s consolidated financial statements since the transfer of the all variable interest from Kelun Industrial Group to the Company.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Group’s combined assets do not include any collateral for the obligations of the VIE. The carrying amount of the net assets of VIE as of June 30, 2007 was RMB 605,000 (US$ 79,000) and there was no pledge or collateralization of their assets. Furthermore, creditors of the VIE have no recourse to the general credit of the Company, which is the primary beneficiary of the VIE.

Subsidiaries are those consolidated entities in which the Company directly or indirectly controls more than one half of the voting power; has the power to govern the financial and operating policies; to appoint or remove the majority of the members of the board of directors; to cast majority of votes at the meetings of the board of directors; or to govern the financial and operating policies of the investee under a statue or agreement among the shareholders or equity holders.

Convenience Translation

Translations of amounts from RMB into US$ for the convenience of the reader were calculated at the noon buying rate of US$ 1.00 to RMB 7.6120 on June 29, 2007 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at such rate.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Company’s comprehensive income represents its net income.

Foreign Currency

The functional currency of the Group and each of its subsidiaries is RMB as determined based on the criteria of Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation”. The reporting currency of the Group is also RMB. Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the balance sheet date exchange rate. Exchange gains and losses are included in the consolidated statements of income.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates. Significant estimates reflected in the Group’s financial statements include, but are not limited to, allowance for doubtful receivables, useful lives of property, plant and equipment, useful lives of intangible assets, valuation allowance of deferred tax assets and impairment of long-lived assets.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable and Other Receivables

An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable is written off after all collection efforts have been exhausted.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use.

Restricted Cash

Restricted cash represents cash held by a bank, which is not available for the Group’s use, and is pledged as security for outstanding bank acceptance notes payable. The restriction on cash is expected to be released within the next 12 months.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first in, first out method. Raw material cost is based on purchase costs while finished goods include direct materials, direct labor and an allocation of manufacturing overhead costs.

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life	Estimated residual value
Buildings and plant	25-30 years	—
Equipment and machinery	10 years	5%
Furniture, fixtures and office equipment	5 years	5%
Motor vehicles	6-8 years	5%

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful lives of property, plant and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of income.

Costs incurred in constructing new facilities, including progress payments, interest and other costs relating to the construction are capitalized as construction in process.

Interest capitalized during six months ended June 30, 2006 and 2007 amounted to RMB 420,000 and RMB 775,000 (US$ 102,000), respectively.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Land Use Rights

Land use rights represent amounts paid for the right to use land in the PRC and is recorded at purchase cost less accumulated amortization. Amortization is provided on a straight-line basis over the term of the agreements which range from 38 to 50 years.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed as a result of acquisition of interests in subsidiaries. The Group applies SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) on January 1, 2002. Under SFAS 142, goodwill is not amortized, but tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. The Group assesses goodwill for impairment in accordance with SFAS 142 at the reporting unit level. SFAS 142 describes the reporting unit as an operating segment or one level below the operating segment, depending on whether certain criteria are met. The Group has determined that it has only one reporting unit and has assigned goodwill to the reporting unit and tests it for impairment, pursuant to SFAS 142, annually as of December 31.

The Group has applied the criteria specified in SFAS 141 to account for negative goodwill arising in a business combination. SFAS 141 requires that, in a business combination in which the fair value of the identifiable net assets acquired exceeds the cost of the company, the excess over cost (i.e., negative goodwill) should reduce, on a pro rata basis, amounts assigned to all of the acquired assets, with the exception of financial assets, assets to be disposed of by sale, deferred tax assets and any other current assets, with any residual recognized in income immediately.

Intangible Assets

Intangible assets, such as customer relationships and trademark, arising from business acquisitions are recognized and measured at fair value upon acquisition. The Group reviews the amortization methods and estimated useful lives of intangible assets regularly. The Group has determined that the Kunming Nanjiang’s customer relationships and “Nanjiang” trade marks have finite useful lives and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of customer relationships and trade marks over their estimated useful lives of 2 years and 5 years, respectively.

Interest-free long-term payables

The Group accounts for interest-free long-term payables in accordance with Accounting Principles Board Opinion No. 21 “Interest on Receivables and Payables”. Accordingly, these loans are recorded at their estimated present values based on the Group’s incremental borrowing rate. The accretion of imputed interest is included as interest expense in the combined statements of operations.

Revenue Recognition

The Group’s primary business activity is to produce and sell IV solution products. The Group records revenue related to the sales of IV solution products when the criteria of Staff Accounting Bulletin No. 104 “Revenue Recognition” are met. These criteria include the following: persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

Under the prevailing PRC laws and regulations, only companies licensed with pharmaceutical trading permits (“Trading Permits”) or clinics and hospitals licensed with medical organization operating permits (“Operating Permits”) are authorized to trade and sell medicine. The Group’s customers include regional distributors with Trading Permits and unlicensed regional distributors. For sales to unlicensed distributors, the Group may issue invoices directly to end customers based on the instructions from unlicensed distributors in order to comply with the PRC laws and regulations described above. The Group’s sales arrangements are evidenced by master sales agreements with a term of a year, whereby distributors will obtain the purchase orders from the end customers, promote the Group’s products, and determine the sales prices, subject to predetermined minimum amounts. Distributors are also responsible for the collection from end customers within the credit terms, generally two and a half months. The Group’s sales arrangements with these licensed and unlicensed regional distributors are also evidenced by a sales order or individual sales agreement for each transaction.

The difference between the amount paid by the end customers and the pre-determined selling price agreed between the Group and the distributors represent income earned by the distributors and is deducted by the distributors from the sales proceeds remitted to the Group. For both licensed and unlicensed distributors, the income earned and the risk of the transaction are the same. Accordingly, revenues are recorded net of the income earned by the distributors at the pre-determined selling price agreed between the Group and the regional distributors.

The shipping terms are generally “free-on-board” shipping point whereby the distributors take title and assume the risks and rewards of ownership of the products upon delivery to the shipper. Other than warranty obligations, the Group does not have any commitments or obligations to deliver additional products or services to the distributors. The product sales price, agreed at the sales order or individual sales agreement date, is final and is not subject to adjustment. The Group does not accept sales returns and does not provide price protection. The Group assesses each distributor’s creditworthiness before accepting sales orders. Further, the distributors normally place back-to-back orders to the Group upon receiving purchase orders from the end customers. Based on the above, the Group records revenue related to product sales when the goods are delivered to the shipper and sales price is determinable.

Distributors may request the Group to maintain consignment inventories at their locations. The Group recognizes revenues and costs associated with consignment inventories upon notification of acceptance of goods by the end customers.

When the revenue recognition criteria of Staff Accounting Bulletin No. 104 are not yet met, any consideration received from the customer is recorded as deferred revenue. The deferred revenue is recognized when the revenue recognition criteria are subsequently met.

Inventoriable costs and other direct and incremental costs relating to sales transactions where revenue recognition criteria are not yet met, such as shipping and handling costs, are also deferred until the related revenue is recognized.

During the period ended June 30, 2007, the Group provided a RMB 35,000,000 guarantee to a customer for banking facilities with a financial institution for a period of one year. The banking facility may be utilized by the customer to issue notes receivable to the Group for the settlement the customer’s outstanding accounts receivable. Revenues from sales transactions subject to the guarantee are deferred.

Deferred revenue and related deferred cost amounted to approximately RMB 28,807,000 (US$3,783,000) and RMB 24,690,000 (US$3,244,000) respectively for six months ended June 30, 2007.

Revenue is recognized net of all value-added tax imposed by governmental authorities and collected from customers concurrent with revenue-producing transactions. Value-added tax amounted to approximately RMB 86,469,000 and RMB138,027,000 (US$18,133,000) for six months ended June 30, 2006 and 2007, respectively.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Cost of Sales

Cost of sales includes direct and indirect production costs, and as well as shipping and handling costs for products sold.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs amounted to RMB 2,979,000 and RMB 3,487,000 (US$ 458,000) for six months ended June 30, 2006 and 2007, respectively.

Shipping and Handling Costs

Shipping and handling costs are classified as a component of the cost of sales. During six months ended June 30, 2006 and 2007, shipping and handling costs classified as cost of sales were RMB 31,278,000, and RMB 44,123,000 (US$ 5,797,000), respectively.

Warranty Cost

The Group provides warranty coverage on its products sold to customers. However, no warranty cost accrual has been recorded for the medicine products because the Group has determined the likelihood of claims arising from these warranties to be remote based on internal and external testing of the medicine products, strong quality control procedures in place in the production process and historical experience with warranty claims. The basis for the warranty accrual will be reviewed periodically based on actual experience. The Group does not sell extended warranty coverage that is separately priced or optional.

Advertising Expenditure

Advertising costs are expensed when incurred and are included in “selling expenses”. For six months ended June 30, 2006 and 2007, advertising expenses were approximately RMB 362,000 and RMB 601,000 (US$ 79,000), respectively.

Government Subsidies

Government subsidies are generally provided in relation to the development of new technology, taxation contributions to the local regions, and as well as incentives from the local government for investing in the manufacturing industry in the region. Government subsidies in relation to development of new technology are deductible against research and development costs upon receipt granted by the authority and provided all the conditions attached to the subsidies have been met. The others are recognized as other operating income upon receipt provided all the conditions attached to the subsidies have been met. Conditions attached to the subsidies include the Company or its subsidiaries being high technology companies, new products being registered with the local technology bureau, and setting up a new company or branch in a certain region. There were no government subsidies with stipulations requiring increases in capital investments.

Income Taxes

The Group follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Value-Added Tax (“VAT”)

In accordance with the relevant tax laws in the PRC, VAT is levied on the invoiced value of sales and is payable by the purchaser. The Group is required to remit the VAT it collected to the tax authority, but may deduct the VAT it has paid on eligible purchases. To the extent that the Group paid more than collected, the difference represents the net VAT recoverable balance at the balance sheet date. As of June 30, 2007, there was no such VAT recoverable balance in the consolidated financial statements.

Leases

Leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group had no capital lease for any of the periods stated herein.

Earnings Per Share

Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per ordinary share is computed by dividing income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary shares issuable upon the conversion of the convertible, redeemable preference shares are included in the computation of diluted earnings per ordinary share on an “if-converted” basis, when the impact is dilutive. Contingent exercise price resets are accounted for in a manner similar to contingently issuable shares.

Impairment of Long-Lived Assets

The Group evaluates its long-lived assets or asset group including intangibles with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be fully recoverable. When these events occur, the Group evaluates the impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the asset group over its fair value, generally based upon discounted cash flows. There was no such impairment charge for six months ended June 30, 2006 and 2007.

Fair Value of Financial Instruments

The carrying amounts of accounts receivable, accounts and notes payable, other liabilities, customer deposits, short-term bank borrowings and amounts due to from related companies and shareholders approximate their fair value due to the short-term maturity of these instruments.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments (continued)

The carrying amounts of long-term bank borrowings approximate to their fair values since the interest rates approximate market interest rates.

The interest-free long term payables are recorded at their estimated present value based on the Group’s incremental borrowing rate at inception.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”) which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The provisions are to be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied. The Company is currently assessing the impact, if any, that SFAS 157 will have on its financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of FAS 159 on its consolidated financial statements.

Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. As of June 30, 2006 and 2007 substantially all of the Group’s cash and cash equivalents were deposited in financial institutions. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

The Group currently sells a substantial portion of its products to a limited number of customers. As a percentage of revenues, the top five customers accounted for 45% for the six months ended June 30, 2006 and 33% for the six-months ended June 30, 2007. As a percentage of accounts receivable, the top five customers accounted for 32% as at December 31, 2006 and June 30, 2007, respectively. The loss of sales from any of these customers would have a significant negative impact on the Group’s business. Sales to customers are mostly made through non-exclusive, short-term arrangements. Due to the Group’s dependence on a limited number of customers, any negative events with respect to the Group’s customers may cause material fluctuations or declines in the Group’ revenue and have a material adverse effect on the Group’s financial condition and results of operations.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Risks (continued)

Concentration of Suppliers

A significant portion of the Group’s raw materials are sourced from its five largest suppliers who collectively accounted for 36% of the total purchases of the Group for six months ended June 30, 2006 and 23% of the total purchases of the Group for six months ended June 30, 2007. As a percentage of accounts payable balance, the top five suppliers accounted for 17% and 19% as at December 31, 2006 and June 30, 2007, respectively. Failure to develop or maintain the relationships with these suppliers may cause the Group to be unable to manufacture its products at the existing cost level. Any disruption in the supply of raw materials to the Group may adversely affect the Group’s business, financial condition and results of operations.

The Group participates in a highly competitive industry under strict regulation and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: changes in current medicine regulation system in the PRC; changes in the overall demand for services and products; pressures from competitors due to market flooding or price reductions; advances and new trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; risks associated with the ability to obtain necessary raw materials; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.	ACQUIRED BUSINESSES

In connection with the proposed businesses combination with Shanghai Century Acquisition Corporation, on December 31, 2006, the Company entered into a series of agreements with Kelun Industrial Group and other owners of equity interests to acquire the ownership of the following 13 companies as disclosed below (the “Acquired Companies”):

Name	Ownership acquired
Hunan Kelun	6.67%
Heilongjiang Kelun	80%
Heilongjiang Packaging	80%
Hubei Tuopeng	100%
Zhongnan Kelun	100%
Jiangxi Kelun	100%
Jilin Kelun *	—
Kunming Nanjiang	100%
Shandong Kelun	100%
Kelun Pharma Research	100%
Sichuan Pearl	100%
Xindu Packaging	100%
Xinyuan	100%

*	See Note 1 and 2 related to the consolidation of VIEs.

As at April 30, 2007, the Company had completed the process of equity transfer and obtained an updated business license for these companies.

These acquisitions were accounted for as business combinations in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”). The results of operations of these Acquired Companies, attributable to the interests acquired, have been included in the Company’s consolidated financial statements for the period, from the acquisition date through June 30, 2007.

The aggregate purchase price was determined to be RMB 267,758,000, comprising:

RMB(’000)
Cash consideration referred to above	80,960
Additional equity injected by cash into Hubei Tuopeng and Shandong Kelun	25,000
Additional paid-in capital*	161,798

267,758

*	Additional paid-in capital represented deemed contribution made by common equity owners of Kelun Industrial Group and the Company who received no consideration for the transfer of their respective equity interests of the Acquired Companies to the Company.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.	ACQUIRED BUSINESSES (continued)

The following table summarizes the estimated fair values of the portion of the assets acquired and liabilities assumed at the dates of acquisition. The Company has obtained valuation from Sallmanns (Far East) Ltd. for the land use rights, property, plant, equipment and certain identifiable intangible assets such as its brand name, trademark and certain contractual agreements and the allocation of the purchase price consideration is disclosed as follows:

Allocation of Purchase Price of Assets Acquired
RMB
(’000)
Buildings	125,457
Equipment and machinery	122,183
Motor vehicles	3,777
Furniture, fixtures and office equipment	2,010
Construction in progress	16,294
Land use rights	68,450
Intangible assets	4,240
Deferred tax assets	13,965
Inventories	145,375
Cash and cash equivalents	26,863
Restricted cash	10,237
Accounts receivable, net	136,050
Amount due from related parties	60,690
Other assets	29,458
Goodwill	18,452
Deferred tax liabilities	(26,612)
Borrowings	(114,667)
Accounts payable	(147,799)
Customer deposits	(1,767)
Income taxes payable	(13,819)
Tax payable	(12,058)
Amounts due to related parties	(122,190)
Accrued expenses and other liabilities	(76,831)

Total purchase price	267,758

The components of the intangible assets listed in the above table as of the acquisition dates are as follows:

RMB
(’000)
Customer relationships	1,930
Trademark	2,310

4,240

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3	ACQUIRED BUSINESSES (continued)

The following pro forma consolidated information reflects the Company’s consolidated results of operations for six months ended June 30, 2006 and 2007 as if the acquisitions of Acquired Companies had occurred at January 1, 2006 and January 1, 2007, respectively. These pro forma results have been prepared for information purposes only and do not purport to be indicative of what the Company’s consolidated results of operations would have been had the acquisitions of these subsidiaries actually taken place on January 1, 2006 and January 1, 2007, respectively, and may not be indicative of future results of operations.

	For six-months ended June 30,
	2006	2007	2007
	RMB	RMB	US$
	(Amounts in thousands except for per share data)
Revenues	636,134	789,920		103,773
Net income	48,271	77,051		10,122
Net income per common share—basic	RMB 0.69	RMB 1.03	US$	0.14
Net income per common share—diluted	RMB 0.69	RMB 1.03	US$	0.14

4.	ALLOWANCE FOR DOUBTFUL ACCOUNTS

	December 31,	June 30,
	2006	2007	2007
	RMB	RMB	US$
	(’000)	(’000)	(’000)
Balance at beginning of period	1,192	1,203	158
Provisions	11	118	16
Write-offs	—	(637)	(84)

Balance at end of period	1,203	566	74

5.	INVENTORIES

Inventories consist of the following:

	December 31,	June 30,
	2006	2007	2007
	RMB	RMB	US$
	(’000)	(’000)	(’000)
Raw materials	18,695	45,024	5,915
Packaging materials	35,620	47,607	6,254
Finished goods consigned to others *	121,617	219,948	28,895
Finished goods	75,152	128,533	16,886

	251,084	441,112	57,950

*	Distributors may request the Group to deliver and consign certain inventories at their business locations. The Group recognizes revenues and costs associated with consignment inventories upon the notification of acceptance of goods from customers.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

6.	ADVANCES TO SUPPLIERS

The advances to suppliers represent interest-free cash deposits paid to suppliers for future purchase of raw materials. The risk of loss arising from non-performance by or bankruptcy of the suppliers is assessed prior to making the deposits and monitored on a regular basis by management. A charge to cost of sales will be recorded in the period in which a loss has been incurred. To date, the Group has not experienced any loss of advances to suppliers.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

7.	OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31,	June 30
	2006	2007	2007
	RMB	RMB	US$
	(’000)	(’000)	(’000)
Employee advances	827	1,164	153
Withholding tax receivables from distributors (a)	5,337	7,212	947
Deposit for transportation	767	1,544	203
Receivables for value-added tax levied on deemed sales (b)	31,770	55,844	7,336
Others	75	969	128

	38,776	66,733	8,767

(a)	The amounts represent business taxes and individual income taxes levied on the sales commission earned by the distributors, which were paid to tax authorities by the Group on behalf of the distributors.
(b)	The amounts represent VAT recoverable on consignment goods to others for sales. In accordance with the relevant tax laws in the PRC, consignment of goods to others for sales shall be deemed as sales of goods, and VAT is levied on the deemed value of sales at the applicable VAT tax rate. The VAT will be recovered either from the customers upon the sales of the consignment goods or from the tax authority when the consignment goods are returned to the Group.

8.	PROPERTY PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31,	June 30,
	2006	2007	2007
	RMB	RMB	US$
	(’000)	(’000)	(’000)
Buildings	114,618	254,801	33,474
Equipment and machinery	174,064	316,773	41,614
Furniture, fixtures and office equipment	6,514	9,468	1,244
Motor vehicles	16,330	20,902	2,746
Construction in progress	10,667	29,449	3,869

	322,193	631,393	82,947
Less: Accumulated depreciation	77,627	92,917	12,207

	244,566	538,476	70,740

Depreciation expense was RMB 18,194,000 (US$ 2,485,000) for six months ended June 30, 2007; RMB 10,493,000 for six months ended June 30, 2006.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

8.	PROPERTY PLANT AND EQUIPMENT, NET (continued)

As of June 30, 2007, certain of the Group’s property, plant and equipment with a net value of approximately RMB 231,356,000 (US$ 30,394,000) (as of December 31, 2006: RMB 230,496,000) were pledged as security for short-term bank borrowings of RMB 181,000,000 (US$ 23,778,000) (as of December 31, 2006: RMB 109,400,000) and long-term bank borrowings of RMB 40,000,000 (US$ 5,255,000) (as of December 31, 2006: RMB 20,000,000).

9.	INTANGIBLE ASSETS

	December 31,	June 30,
	2006	2007	2007
	RMB	RMB	US$
	(’000)	(’000)	(’000)
Customer relationships	—	1,930	254
Trademark	—	2,310	303

	—	4,240	557
Less: Accumulated amortization	—	361	47

	—	3,879	510

The amortization expenses were approximately RMB 361,000 (US$ 47,000) for six months ended 30 June, 2007 (2006: Nil).

The estimated amortization expense for the next five years is as follows:

	RMB	US$
	(’000)	(’000)
2008	1,443	190
2009	1,202	158
2010	478	63
2011	478	63
2012	278	36

	3,879	510

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

10.	LAND USE RIGHTS

Land use rights consist of the following:

	December 31,	June 30,
	2006	2007	2007
	RMB	RMB	US$
	(’000)	(’000)	(’000)
Cost	26,934	99,010	13,007
Less: Accumulated amortization	1,873	2,498	328

	25,061	96,512	12,679

As of June 30, 2007, land use rights with a net value of RMB 17,863,000 (US$ 2,347,000) (as of December 31, 2006: RMB 24,992,000) were pledged as security for short-term bank borrowings of RMB 40,00,000 (US$5,255,000) (as of December 31, 2006: Nil) and long-term bank borrowings of RMB 40,000,000 (US$ 5,255,000) (as of December 31, 2006: RMB 109,400,000).

The amortization period of the land use rights ranged from 38 to 50 years and the amortization expenses were approximately RMB 689,000 (US$ 91,000) for six months ended June 30, 2007 and RMB 281,000 for six months ended June 30, 2006.

11.	GOODWILL

Goodwill consists of the following:

	December 31,	June 30,
	2006	2007	2007
	RMB	RMB	US$
	(’000)	(’000)	(’000)
Goodwill upon acquisition of Acquired Companies	—	19,038	2,501

No impairment was identified for six months ended at June 30, 2007.

12.	DEFERRED TRANSACTION COST

Deferred transaction costs represent all direct and incremental expenses paid or payable in connection with being public, including, but not limited to, attorneys’ fees, accountants’ fees and fees paid or payable to any other professional parties, external costs in connection with any filings with the SEC or other government authorities. These costs are direct cost of the merger with Shanghai Century Acquisition and will be charged against the proceeds from the acquisition in equity upon consummation.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

13.	BANK BORROWINGS

	December 31,	June 30,
	2006	2007	2007
	RMB	RMB	US$
	(’000)	(’000)	(’000)
Total bank borrowings	210,000	410,000	53,864

Comprised of:
Short-term	190,000	306,000	40,200
Long-term, current portion	—	—	—
Advance from banks for Discounted Notes	—	35,000	4,598

	190,000	341,000	44,798

Long-term, non-current portion	20,000	69,000	9,066

	210,000	410,000	53,864

The short-term bank borrowings outstanding at December 31, 2006 and June 30, 2007 bore weighted average interest rates of 6.813% and 7.023% per annum respectively, and were denominated in RMB. These borrowings were obtained from financial institutions and represented the maximum amount of the facility. These borrowings were repayable within six months to one year. As of June 30, 2007, short term borrowings of approximately RMB 181,000,000 (US$ 23,778,000) were jointly secured by land use rights of approximately RMB 6,125,000 (US$ 805,000), buildings of approximately RMB 123,171,000 (US$ 16,181,000) and machinery of approximately RMB 51,593,000 (US$ 6,778,000).

Short-term bank borrowings of approximately RMB 113,000,000 (US$ 14,845,000) were guaranteed by Kelun Industrial Group, a related party whose ultimate owner is also a significant shareholder of the Group. Short-term bank borrowings of approximately RMB 20,000,000 (US$ 2,627,000) were guaranteed by Sichuan Kelun Health Industry Co., Ltd. (“Health Industry”), a subsidiary of Kelun Industrial Group as a related party. Short-term bank borrowings of approximately RMB 25,000,000 (US$ 3,284,000) were guaranteed by Liu Gexin, Cheng Zhipeng and Pan hui , director of the Company.

The long-term bank borrowings outstanding at June 30, 2007 bore an average interest rate of 7.528% per annum and were denominated in RMB. These borrowings were obtained from a financial institution and represented the maximum amount of the facility. The long-term bank borrowings of approximately RMB 40,000,000 (US$ 5,255,000) were secured by land use rights of approximately RMB 11,739,000 (US$ 1,542,000), buildings and plant of approximately RMB 25,376,000 (US$ 3,334,000), machinery of approximately RMB 31,216,000 (US$ 4,101,000).

As of June 30, 2007, the maturity of these long-term bank borrowings was as follows:

	June 30,
	2007	2007
	RMB	US$
	(’000)	(’000)
Within one year	—	—
Between one and two years	—	—
Between two and three years	69,000	9,066

	69,000	9,066

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

At June 30, 2007, the Group discounted notes receivables of RMB 35,000,000 (US$ 4,598,000) to a bank with recourse (the “Discounted Notes”). The Discounted Notes were included in the balance of accounts receivable at June 30, 2007.

Accordingly the advance from banks for Discounted Notes of RMB 35,000,000 (US$ 4,598,000) received by the Group as consideration for the Discounted Notes at the balance sheet dates were recognized as liabilities, and they are included in “Bank borrowings”.

14.	NOTES PAYABLE

The notes payable are non-interest bearing and are secured by the Group’s restricted cash of approximately RMB 45,777,000 (US$ 6,014,000) (as of December 31, 2006: RMB 17,128,000).

The Group settles certain of its accounts payable balances by issuing notes payable through financial institutions. The financial institutions assume the accounts payable obligation in exchange for the Group’s commitment to pay the notes payable. The notes payable are secured by a restricted cash balance based on certain percentage of the notes payable balance which ranges from 30% to 70% and the notes payable typically mature in six months. Since the accounts payable obligation is transferred to the bank in exchange for the notes payable and no cash is actually received by the Group when the notes payable are issued, the Group presents the settlement of the accounts payable through the issuance of notes payable as a non-cash transaction in the consolidated statements of cash flows.

15.	ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accrued expenses and other liabilities are as follows:

	December 31,	June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Accrued liability for the purchase of property, plant and equipment	3,306	21,625	2,841
Deposit due to distributors	—	1,780	234
Salary and welfare payable	3,644	13,786	1,811
Accrued social insurance payable	7,241	34,436	4,524
Accrued transportation cost	—	4,887	642
Accrued employee education and labor union fees	2,758	4,988	655
Advances from the local government*	3,500	15,035	1,975
Other payable	1,705	4,493	590

	22,154	101,030	13,272

*	The amounts comprised:

The short-term borrowings of RMB 4,750,000 received by Hunan Kelun from the local government for working capital (as of December 31, 2006: RMB 3,500,000); and

The advance of RMB 10,285,000 received by Shandong Kelun from local government, which should be used for welfare benefits of legacy employees of a bankrupt independent company.

16.	CUSTOMER DEPOSITS

Customer deposits represent cash payments received from customers in advance. These deposits are recognized as revenue when the conditions for revenue recognition have been met. The customer deposits are non-refundable unless the Group fails to fulfill the terms of the sales contract.

17.	STATUTORY RESERVES

According to the Company Law of the PRC, before distributing the profit attributable to shareholders of the company each year, the company shall set aside 10% of its profit attributable

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

to shareholders for the statutory surplus reserve (except where the reserve balance has reached 50% of the company’s registered capital), and 5-10% of its profit attributable to shareholders for the statutory public welfare fund. These reserves cannot be used for purposes other than those for which they are created and are not distributable as cash dividends. Appropriation to statutory surplus reserve and statutory public welfare fund should be made based on the amount of profits reflected in the financial statements prepared in accordance with the PRC accounting standards and regulations.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

17.	STATUTORY RESERVES (continued)

With effect from January 1, 2006, following the change of the Company Law of the PRC, the Company and its operating subsidiaries are no longer required to contribute to the statutory public welfare fund and the balance of the fund carried over from 2005 has been transferred to the statutory surplus reserve.

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC subsidiaries and the net assets of VIEs in which the Company has no legal ownership, totaling approximately RMB 266,689,000 (US$ 35,035,000) as of June 30, 2007.

18.	GOVERNMENT SUBSIDIES

Government subsidies were received because the Group met certain criteria such as the increase in capital investment and net assets, the increase in number of employees and also the increase in sales and tax payments.

The government subsidies are not subject to adjustments and do not have any restrictions as to the use of funds. Accordingly, the full amount of subsidies has been recorded as subsidy income.

19.	LONG-TERM INTEREST FREE PAYABLE

The amount represents long-term payable to the local government for the acquisition of a component of Acheng Glass Factory. The amount is interest-free and repayable over a period of seven years commencing on December 31, 2006 in seven equal installments of RMB 3,000,000 each. The amount as of June 30, 2007 is recorded at their estimated present value based on the Group’s incremental borrowing rate of 7.023% at inception.

Long-term repayments over the repayable periods are as follows:

	For six months ended June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Repayment within one year	—	4,770	627
Repayment above one year	—	15,000	1,971

Total repayments	—	19,770	2,598

Less: Unamortized discount	—	2,836	374

Total long-term interest free payable	—	16,934	2,224

Comprised of:
Current portion	—	4,770	627

Non-current portion	—	12,164	1,597

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

20.	TAXATION

a)	Income taxes

The Company, its subsidiaries and its VIE are companies registered in the PRC and are subject to PRC income tax on the taxable income as reported in their PRC statutory accounts adjusted in accordance with relevant PRC income tax laws.

i)	The Company and Sichuan Pearl are established as domestic companies in the PRC. According to the PRC income tax law, enterprises incorporated in the province of the western part of the PRC are subject to corporation income tax (“CIT”) of 15% and are exempted from local income tax upon the approval of the relevant tax authorities. The Company and Sichuan Pearl are entitled to such a tax holiday so long as they continue to qualify as an enterprise located in the western regions of PRC.

ii)	All other companies comprising the Group are established as domestic companies in the PRC and are subject to CIT at a rate of 33% (30% state enterprise income tax and 3% local enterprise income tax).

The Group had no operations in jurisdictions other than the PRC. Income before taxation consists of:

	For six months ended June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
The PRC	49,986	77,382	10,166

The current and deferred components of the income tax expense (benefit) appearing in the consolidated statements of income are as follows:

	For six months ended June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Current	8,304	26,108	3,430
Deferred	824	(11,497)	(1,510)

	9,128	14,611	1,920

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

20.	TAXATION (continued)

a)	Income taxes (continued)

ii)	(continued)

The reconciliation of tax computed by applying the statutory income tax rate applicable to PRC operations to income tax expense (benefit) is:

	For six months ended June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Income before taxation	49,986	77,382	10,166
PRC enterprise income tax rate	33%	33%	33%
Income tax computed at applicable tax rates	16,495	25,536	3,355
Non-deductible expenses	233	2,124	280
Effect of tax holidays	(7,600)	(11,237)	(1,478)
Investment tax credit*	—	(322)	(42)
Effect of tax unification**	—	(1,606)	(210)
Change in valuation allowance	—	116	15

	9,128	14,611	1,920

*	The amount represents deferred tax asset recognized for temporary difference resulting from deferred investment tax credit. Pursuant to the PRC law and the approval of the local tax bureau, the Group was entitled to offset 40% of the amount paid for the purchase of certain domestically made equipment against the incremental CIT liability in the current year. Pursuant to Accounting Principles Board Opinion No. 2, Accounting for the “Investment Credit”, the relevant amounts were accounted for as a reduction of the cost of the related asset and the difference between the book and tax basis of the related asset is considered as a temporary difference.
**	On March 16, 2007, the Fifth Plenary Session of the Tenth National People’s Congress passed the corporate Income tax Law of the People’s Republic of China (“new tax law”) which will take effect on January 1, 2008. As a result of the new tax law, it is expected that the income tax rate applicable to the Group will be unified to 25% from January 1, 2008. And accordingly, the Group’s deferred tax assets as at June 30, 2007 is estimated to decrease by approximately RMB1,606,000 (US$ 210,000). Such a reduction in deferred tax asset has been recognized in the income statement for the current period end June 30, 2007.

The aggregate amount and per share effect of the tax holiday are as follows:

	For six-month ended June 30,
	2006	2007	2007
	RMB	RMB	US$
	(Amounts in thousands except for per share data)
The aggregate effect	7,600	11,237		1,478
Basic per share effect	RMB 0.10	RMB 0.15	US$	0.02

Diluted per share effect	RMB 0.10	RMB 0.15	US$	0.02

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

20.	TAXATION (continued)

a)	Income taxes (continued)

ii)	(continued)

Deferred tax assets (liabilities) reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets (liabilities) are as follows:

	December 31,	June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Deferred tax assets, current portion
Allowance for doubtful accounts and inventory provision	217	1,161	152
Accrued expenses	268	289	38
Accrued social benefit	1,460	7,934	1,042
Unrealized profit	310	157	21
Sales commission	—	6,059	796
Deferred revenue	—	8,116	1,065
Others	—	205	27

	2,255	23,921	3,142

Valuation allowance	—	(2,872)	(378)

Net deferred tax assets, current portion	2,255	21,049	2,764

Deferred tax assets, non-current portion
Tax loss carried forward	—	5,619	738
Property, plant and equipment	1,617	12,168	1,599
Pre-operating expenses	483	2,232	293

	2,100	20,019	2,630

Valuation allowance	—	(6,835)	(897)

Deferred tax assets, non-current portion	2,100	13,184	1,733

Deferred tax liabilities, current portion
Deferred cost	—	(6,957)	(915)

Deferred tax liabilities, non-current portion
Interest capitalized for construction	(215)	(660)	(87)
Accelerated depreciation allowance*	—	(771)	(101)
Property, plant and equipment	(1,958)	(23,527)	(3,091)

Deferred tax liabilities, non-current portion	(2,173)	(24,958)	(3,279)

Net deferred tax	2,182	2,318	303

*	According to the relevant PRC taxation laws and regulations, regarding the industrial enterprises in Northeast China, Heilongjiang Kelun is entitled to accelerate depreciation of fixed assets against taxable income.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

20.	TAXATION (continued)

a)	Income taxes (continued)

ii)	(continued)

As of June 30, 2007, the Group had a net operating losses carried forward of approximately RMB 22,476,000 (US$ 2,953,000), respectively for tax purposes. The net operating loss carried forward will expire in five years time. As of June 30, 2007, the Group recorded a valuation allowance to reduce their deferred tax assets to the net amount that the management of the Group believes to be more likely than not to realize.

b)	Other tax payable

Other tax payable mainly represents the value-added tax payable to the local tax authorities.

21.	RELATED PARTY TRANSACTIONS

a)	Related parties

Name of related parties	Relationship with the Group
Xue Weigang	Shareholder
Pan Hui	Shareholder
Kelun Industrial Group	Ultimate owner is also a significant shareholder of the Company
Kelun Pharma Research	Subsidiary of Kelun Industrial Group
Heilongjiang Packaging	Subsidiary of Kelun Industrial Group
Heilongjiang Kelun	Subsidiary of Kelun Industrial Group
Zhongnan Kelun	Subsidiary of Kelun Industrial Group
Jiangxi Kelun	Subsidiary of Kelun Industrial Group
Jilin Kelun Medicine & Trade Co., Ltd. (“Jilin Trade”)	With common directors who are also shareholders and founders or family members of shareholders and founders of Kelun Group
Kunming Nanjiang	Subsidiary of Kelun Industrial Group
Shandong Kelun	Subsidiary of Kelun Industrial Group
Sichuan Kelun Health Industry Co., Ltd. (“Health Industry”)	Subsidiary of Kelun Industrial Group

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

21.	RELATED PARTY TRANSACTIONS (continued)

a)	Related parties (continued)

Name of related parties	Relationship with the Group
Sichuan Kelun Medicine & Trade Co., Ltd. (“Kelun Trade”)	Subsidiary of Kelun Industrial Group
Sichuan Xueling Beverage Company (“Xueling”)	Subsidiary of Kelun Industrial Group
Sichuan Pearl	Subsidiary of Kelun Industrial Group
Xinyuan	Subsidiary of Kelun Industrial Group
Xindu Packaging	Subsidiary of Kelun Industrial Group
Hubei Tuopeng	Affiliate of Kelun Industrial Group
Sichuan Lisite Kelun Pharmaceutical Company (“Li Site”)	Affiliate of Kelun Industrial Group
Guizhou Kelun Pharmaceutical Co., Ltd. (“Guizhou Kelun”)	A variable interest entity controlled by Kelun Industrial Group
Jilin Kelun	A variable interest entity controlled by Kelun Industrial Group
Sichuan Huifeng Investment Co., Ltd. (“Huifeng Investment”)	Controlled and beneficially owned by a group of managements of the Company
Sichuan Kelun Natural Pharmaceutical Co., Ltd. (“Natural Pharmaceutical”)	Subsidiary of Kelun Industrial Group
Sichuan Renshou Chinese Traditional Pharmaceutical Co., Ltd. (“Renshou Traditional Pharmaceutical”)	Subsidiary of Kelun Industrial Group

b)	The Group had the following related party transactions for six months ended June 30, 2006 and 2007:

	For six months ended at June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Sales of goods to:
Kelun Trade	46,459	50,807	6,674
Guizhou Kelun	141	186	24
Li Site	40	—	—
Sichuan Pearl	99	—	—
Xinyuan	9	—	—
Shandong Kelun	6	—	—
Jilin Kelun	4	—	—
Jiangxi Kelun	91	—	—
Zhongnan Kelun	31	—	—
Jilin Trade	271	12,753	1,676
Kunming Nanjiang	859	—	—
Health Industry	—	30	4

	48,010	63,776	8,378

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

21.	RELATED PARTY TRANSACTIONS (continued)

b)	The Group had the following related party transactions for six months ended June 30, 2006 and 2007 (continued):

	For six months ended June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Purchases of goods from:
Kelun Trade	740	1,051	138
Xinyuan	5,149	—	—
Xindu Packaging	10,021	—	—
Guizhou Kelun	2,422	1,818	239
Jilin Kelun	3,331	—	—
Jiangxi Kelun	1,001	—	—
Heilongjiang Kelun	1,326	—	—
Zhongnan Kelun	6	—	—
Heilongjiang Packaging	3,095	—	—
Health Industry	—	24	3

	27,091	2,893	380

Use of property by lease in:
Kelun Industrial Group	351	351	46

	351	351	46

Guarantors*:
Kelun Trade	—	15,000	1,971
Jiangxi Kelun	10,000	—	—
Jilin Trade	—	4,000	525

	10,000	19,000	2,496

Guarantees**:
Kelun Industrial Group	60,000	113,000	14,845
Liu Gexin, Cheng Zhipeng and Pan hui	—	25,000	3,284
Health Industry	—	20,000	2,627

	60,000	158,000	20,756

*	The Group had provided guarantees to banks in respect of borrowings and bank acceptance granted to Kelun Trade, Jiangxi Kelun and Jilin Trade.
**	Kelun Industrial Group, Heath Industry, Liu Gexin, Cheng Zhipeng and Pan hui had provided guarantees to banks in respect of borrowings and bank acceptance granted to the Group.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

21.	RELATED PARTY TRANSACTIONS (continued)

c)	The Group had the following related party balances as of June 30, 2006 and 2007:

	December 31,	June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
AMOUNTS DUE FROM RELATED PARTIES
Guizhou Kelun	—	5,799	762
Kelun Trade	5,516	2,735	360
Kunming Nanjiang	257	—	—
Kelun Industrial Group	25,947	48,108	6,320
Shandong Kelun	386	—	—
Jiangxi Kelun	3,888	—	—
Zhongnan Kelun	465	—	—
Huifeng Investment	1,200	23	3
Hubei Tuopeng	2,126	—	—
Kelun Pharma Research	233	—	—
Sichuan Xueling	—	34	4
Li Site	—	2	—
Xue Weigang	1,499	—	—
Jilin Kelun	210	—	—
Jilin Trade	1,017	10,072	1,324
Heilongjiang Packaging	2,435	—	—
Health Industry	—	3,178	417

	45,179	69,951	9,190

	December 31,	June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
AMOUNTS DUE TO RELATED PARTIES
Kelun Trade	2,181	—	—
Xindu Packaging	4,369	—	—
Guizhou Kelun	7,955	3,010	395
Xinyuan	4,597	—	—
Zhongnan Kelun	1,689	—	—
Sichuan Pearl	252	—	—
Jangxi Kelun	113	—	—
Heilongjiang Kelun	3,970	—	—
Kelun Industrial Group	906	91,692	12,047
Kunming Nanjiang	2,574	—	—
Li Site	137	127	17
Huifeng Investment	—	3,435	451
Natural Pharmaceutical	—	105	14
Health Industry	—	143	19
Renshou Traditional Pharmaceutical	—	5,914	776

	28,743	104,426	13,719

All balances with related parties as of December 31, 2006 and June 30, 2007 were unsecured, non-interest bearing and repayable on demand.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

22.	EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately RMB 8,485,000 and RMB 15,326,000 (US$ 2,013,000) for six months ended June 30, 2006 and 2007, respectively.

Due to differences in implementation or interpretation of the social insurance regulation by the local authorities, the Group has not paid, or has not been required to pay certain contributions for its employees. The Group has made full provisions based on the local regulations in the amount of approximately RMB 7,241,000 and RMB 34,436,000 (US$ 4,524,000) as of December 31, 2006 and June 30, 2007, respectively, in respect of certain outstanding pension benefits, medical care, employee housing fund and other welfare benefits.

Pursuant to the Regulation on Labor Security Supervision issued by the State Council of China, where an act of violating labor security laws, regulations or rules is neither found by the PRC labor security administration nor reported or complained by others within 2 years from the date when the act of violating labor security laws, regulations or rules is concluded, the PRC labor security administration shall no longer investigate the violation of PRC labor regulations and the accrued social insurance obligations might be reversed.

23.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

Future minimum payments under non-cancelable operating leases with initial terms of one-year or more consist of the following at June 30, 2007:

	RMB(’000)	US$(’000)
2008	4,656	612
2009	4,305	566
2010	2,739	360

	11,700	1,538

Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases. The terms of the leases do not contain rent escalation or contingent rents. For the six months ended June 30, 2006 and 2007, total rental expenses for all operating leases amounted to approximately RMB 483,000 and RMB 2,942,000 (US$386,000), respectively.

Purchase of property, plant and equipment

As of December 31, 2006 and June 30, 2007, the Group had commitments of approximately RMB 22,704,000 and RMB 6,794,000 (US$ 893,000), respectively, related to purchase of property, plant and equipment. The commitment for the purchase of property, plant and equipment is expected to be settled within the next 12 months.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

23.	COMMITMENTS AND CONTINGENCIES (continued)

Guarantees and indemnification

Guarantor			December 31,	June 30,
	Guarantee	Relationship with guarantor	2006	2007	2007
			RMB(’000)	RMB(’000)	US$(’000)
The Company	Kelun Trade	A related party	5,000	15,000	1,971
The Company	Jiangxi Zhongsheng Pharmalential Co., Ltd.	A major customer	—	35,000	4,598
The Company	Jiangxi Kelun	A related party	10,000	—	—
Sichuan Pearl	Jilin Trade	A related party	—	2,000	263
Xinyuan	Jilin Trade	A related party	—	2,000	263

			15,000	54,000	7,095

The Group did not receive any fee for providing the guarantees and the guarantee will be released at the time when the bank loan is repaid.

In accordance with FIN 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” a guarantor must recognize a liability for the fair value of the obligations it assumes under certain guarantees. The Group has considered the fair value of the indemnification to be insignificant. Accordingly, the Group has not recorded any liabilities for these agreements as of June 30, 2007.

The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty accrual based on known product failures (if any), historical experience, and other currently available evidence. As of December 31, 2006 and June 30, 2007, the warranty accrual was nil.

24.	SEGMENT REPORTING

The Company operates and manages its business as a single segment that includes primarily the development, manufacture and sale of IV solution products, non-IV solution products prescription and OTC drugs, and other related activities. The Company’s chief operating decision maker has been identified as Mr. Liu, the Chairman and Chief Executive Officer, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

24.	SEGMENT REPORTING (continued)

The revenues attributable to the different product groups are as follows:

	For six months ended June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Glass bottle IV solution products	308,286	365,432	48,007
Polypropylene bottle IV solution products	95,747	223,068	29,305
Soft bag IV solution products	20,657	32,593	4,282
Non-IV solution drugs	—	41,395	5,437

	424,690	662,488	87,031

Sales of glass bottle IV solution products, the Group’s primary products, accounted for 72% and 55% of the Group’s net sales for six months ended June 30, 2006 and 2007, respectively. Any significant reduction in sales volume or the margins earned from any of these products could have a substantial negative impact on the Company’s results of operations.

Geographic disclosures:

The Group operates in the PRC. All of the identifiable assets of the Company were located in the PRC during the periods presented.

25.	MAJOR CUSTOMERS

Details of the customers accounting for 10% or more of total net sales in any of the periods presented are as follows:

	For six months ended June 30,
	2006	2007	2007
	RMB(’000)	RMB(’000)	US$(’000)
Hunan Wutian Medicine Co., Ltd.	84,041	94,771	12,450
Kelun Trade	46,459	50,807	6,674

	130,500	145,578	19,124

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

26.	EARNINGS PER SHARE

Basic and diluted earnings per share for each of the periods presented are calculated as follows:

	For six-months ended June 30,
	2006	2007	2007
	RMB	RMB	US$
	(Amounts in thousands, except for the number of shares and per share data)
Numerator:
Net income	40,796	62,400		8,197

Denominator:
Number of shares outstanding, at beginning of year	70,000,000	75,000,000		75,000,000
Weighted average number of shares issued (5,000,000 shares)	2,500,000	—		—

Weighted average number of shares outstanding – basic	72,500,000	75,000,000		75,000,000

Weighted average number of shares outstanding – diluted	72,500,000	75,000,000		75,000,000

Basic earnings per share	RMB0.56	RMB0.83	US$	0.11

Diluted earnings per share	RMB0.56	RMB0.83	US$	0.11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Owners of

Heilongjiang Kelun Pharmaceutical Co., Ltd.,

Heilongjiang Kelun Pharmaceutical Product Packaging Materials Co., Ltd.,

Hubei Tuopeng Pharmaceutical Co., Ltd.,

Hunan Zhongnan Kelun Pharmaceutical Co., Ltd.,

Jiangxi Kelun Pharmaceutical Co., Ltd.,

Jilin Kelun Kangnaier Pharmaceutical Co., Ltd.,

Shandong Kelun Pharmaceutical Co., Ltd.,

Sichuan Kelun Pharmaceutical Research Institution Co., Ltd.,

Sichuan Pearl Pharmaceutical Co., Ltd.,

Sichuan Xindu Pharmaceutical Packaging Co., Ltd. and

Sichuan Xinyuan Pharmaceutical Co., Ltd.

We have audited the accompanying combined balance sheets of the Acquired Businesses, as defined in Note 1 to the accompanying combined financial statements, as of December 31, 2005 and 2006, and the related combined statements of operations, changes in owners’ equity and cash flows for each of the three years ended December 31, 2006. These financial statements are the responsibility of the managements of the Acquired Businesses. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. We were not engaged to perform an audit of the internal control of the Acquired Businesses over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control of the Acquired Businesses over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Acquired Businesses, as defined in Note 1 to the accompanying combined financial statements, at December 31, 2005 and 2006 and the combined results of their operations and their cash flows for each of the three years ended December 31, 2006 in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 3, the Acquired Businesses restated their combined statements of cash flows for each of the three years in the period ended December 31, 2006.

/s/    Ernst & Young Hua Ming

Shenzhen, the People’s Republic of China

August 14, 2007, except for Note 3, as to which the date is November 7, 2007.

ACQUIRED BUSINESSES

COMBINED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		December 31,
	Notes	2005	2006	2006
		RMB	RMB	US$
ASSETS

Current assets:
Cash and cash equivalents		4,682	12,771	1,636
Restricted cash		2,298	1,470	188
Accounts receivable (net of allowance for doubtful accounts of RMB 3,035 and RMB 88 (US$ 14) for 2005 and 2006, respectively)	9	23,245	90,608	11,610
Inventories	10	74,402	101,610	13,020
Advances to suppliers	11	2,310	4,644	595
Other current assets (net of allowance for doubtful accounts of RMB 1,717 (US$ 812) for both 2005 and 2006)	12	6,672	5,453	699
Deferred tax assets, current portion	23	2,312	3,622	466
Amounts due from related parties	24	57,292	67,772	8,683

Total current assets		173,213	287,950	36,897

Non-current assets:
Property, plant and equipment, net	13	152,111	202,613	25,962
Deposit for property, plant and equipment		1,644	882	114
Land use rights	14	26,619	36,971	4,737
Goodwill	15	2,929	2,929	375
Deferred tax assets, non-current portion	23	4,547	4,035	517

Total non-current assets		187,850	247,430	31,705

Total assets		361,063	535,380	68,602

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Short-term bank borrowings	16	45,000	55,000	7,048
Accounts payable		57,640	93,838	12,024
Notes payable	17	6,493	4,900	628
Accrued expenses and other liabilities	18	21,439	46,851	6,003
Customer deposits	19	2,531	973	125
Other tax payable	23	1,349	4,650	596
Income tax payable	23	923	4,657	597
Amounts due to related parties	24	72,440	143,325	18,365
Long-term payable, current portion	22	2,804	4,574	586

Total current liabilities		210,619	358,768	45,972

Non-current liabilities:
Deferred tax liabilities	23	448	1,037	133
Long-term bank borrowings, non-current portion	16	29,000	39,000	4,997
Long-term payable, non-current portion	22	13,649	11,779	1,509

Total non-current liabilities		43,097	51,816	6,639

Total liabilities		253,716	410,584	52,611

Commitments and contingencies	26

Equity of the Acquired Businesses:
Paid-in capital		157,280	165,750	21,239
Additional paid-in capital		70	70	9
Statutory reserves	20	6,612	8,124	1,041
Accumulated deficits		(56,615)	(49,148)	(6,298)

Total equity of the Acquired Businesses		107,347	124,796	15,991

Total liabilities and equity		361,063	535,380	68,602

The accompanying notes are an integral part of the combined financial statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		For the years ended December 31,
	Notes	2004	2005	2006	2006
		RMB	RMB	RMB	US$
Sales, net of value-added tax:
External parties		58,536	103,784	291,397	37,339
Related parties	24	67,247	80,572	93,112	11,931

Total net sales	27	125,783	184,356	384,509	49,270

Cost of sales: (including related party amounts of RMB 2,525, RMB 9,211 and RMB 13,509 (US$ 1,731))		(100,437)	(151,662)	(324,199)	(41,542)

Gross profit		25,346	32,694	60,310	7,728

Operating expenses:
Selling expenses		(2,889)	(3,082)	(3,675)	(471)
General and administrative expenses		(17,794)	(32,838)	(29,042)	(3,721)
Research and development expenses		(9,780)	(15,714)	(6,922)	(887)
Government grants	21	1,137	2,066	1,381	177

Total operating expenses		(29,326)	(49,568)	(38,258)	(4,902)

Operating (loss) profit		(3,980)	(16,874)	22,052	2,826
Interest expense		(2,551)	(4,642)	(6,683)	(856)
Interest income		86	140	85	11

(Loss) income before income taxes		(6,445)	(21,376)	15,454	1,981
Income tax expense	23	(1,234)	(493)	(6,475)	(830)

Net (loss) income		(7,679)	(21,869)	8,979	1,151

The accompanying notes are an integral part of the combined financial statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		For the years ended December 31,
	Notes	2004	2005	2006	2006
		RMB	RMB	RMB	US$
		(Restated)	(Restated)	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income		(7,679)	(21,869)	8,979	1,151
Adjustments to reconcile net (loss) income to net cash (used in) generated from operating activities:
Depreciation of property, plant and equipment		6,059	11,019	15,980	2,048
Amortization of land use rights		223	426	836	107
Loss on disposal of property, plant and equipment		—	755	598	77
Provision for doubtful accounts		510	1,532	—	—
Impairment charge for inventories		—	914	—	—
Deferred tax benefits		(541)	(1,671)	(207)	(27)

Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable		2,535	(2,408)	(67,365)	(8,633)
Decrease (increase) in prepayments, deposits and other assets		6,018	(5,560)	(3,280)	(420)
Increase in inventories		(7,723)	(50,859)	(27,208)	(3,486)
Increase in amounts due from related parties		(21,282)	(25,870)	(10,480)	(1,343)
Increase in accounts payable		17,151	56,244	49,193	6,303
(Decrease) increase in accrued expenses and other liabilities		(18,644)	9,807	24,059	3,084
(Decrease) increase in income tax payable		(76)	324	3,733	478
Increase in amounts due to related parties		18,477	48,737	70,885	9,083
Decrease in long-term payable		—	—	(100)	(13)

Net cash (used in) generated from operating activities		4,972	21,521	65,623	8,409

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Jiangxi Taifeng Pharmaceutical Company Limited		—	(4,200)	—	—
Acquisition of Acheng Glass Factory		—	(17,400)	—	—
Acquisition of Shandong Binzhou Jianhua Pharmaceutical Company Limited		—	—	(12,000)	(1,538)
Acquisition of property, plant and equipment, net of related payables		(37,380)	(40,612)	(50,802)	(6,509)
Acquisition of land use rights		(8,814)	(14,152)	(11,189)	(1,434)
Proceeds from disposal of property, plant and equipment		755	351	1,747	224

Net cash used in investing activities		(45,439)	(76,013)	(72,244)	(9,257)

CASH FLOWS FROM FINANCING ACTIVITIES
(Increase) decrease in restricted cash		(6,338)	4,040	828	106
Capital contributions from the equity owners		36,626	37,780	8,470	1,085
Payment of notes payable		(1,354)	(11,809)	(14,588)	(1,869)
Proceeds from short-term borrowings		19,000	—	10,000	1,281
Repayment of short-term borrowings		—	(13,000)	—	—
Proceeds from long-term borrowings		—	29,000	10,000	1,281

Net cash generated from financing activities		47,934	46,011	14,710	1,884

Net (decrease) increase in cash and cash equivalents		(2,477)	(8,481)	8,089	1,036
Cash and cash equivalents at beginning of the year		15,640	13,163	4,682	600

Cash and cash equivalents at end of the year		13,163	4,682	12,771	1,636

Supplemental schedule of cash flows information:

Income tax paid		1,850	1,473	2,450	314
Interest paid, net of amount capitalized		2,551	4,358	5,551	711
Supplemental schedule of non-cash activities:
Acquisition of property, plant and equipment included in accrued expenses and other liabilities		12,094	—	3,246	416
Injection of property, plant and equipment by equity owners as capital contributions		—	9,000	—	—
Settlement of accounts payable through issuance of notes payable	17	7,675	12,068	12,995	1,665

The accompanying notes are an integral part of the combined financial statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF CHANGES IN OWNERS’ EQUITY

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

	Notes	Paid-in Capital	Additional Paid-in Capital	Statutory Reserves	Accumulated Deficits	Total Owners’ Equity
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2004		73,874	70	3,679	(24,134)	53,489
Capital contributions		36,626	—	—	—	36,626
Net loss for the year		—	—	—	(7,679)	(7,679)
Appropriation of statutory reserves	15	—	—	1,749	(1,749)	—

Balance as of December 31, 2004		110,500	70	5,428	(33,562)	82,436
Capital contributions		46,780	—	—	—	46,780
Net loss for the year		—	—	—	(21,869)	(21,869)
Appropriation of statutory reserves	15	—	—	1,184	(1,184)	—

Balance as of December 31, 2005		157,280	70	6,612	(56,615)	107,347
Capital contributions		8,470	—	—	—	8,470
Net income for the year		—	—	—	8,979	8,979
Appropriation of statutory reserves	15	—	—	1,512	(1,512)	—

Balance as of December 31, 2006		165,750	70	8,124	(49,148)	124,796

Balance as of December 31, 2006, in US$		21,239	9	1,041	(6,298)	15,991

The accompanying notes are an integral part of the combined financial statements.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Sichuan Kelun Pharmaceutical Co., Ltd. (“Kelun JS”) was a joint stock company established on July 5, 2003 in the People’s Republic of China (the “PRC”). Pursuant to the sales and purchase agreements dated December 31, 2006 and with the approval granted from the PRC Commerce and Industry Bureau in early 2007, and assignment of lease interest agreement date April 30, 2007(see below for details), Kelun JS acquired the interests in the following companies:

Companies	Date of Incorporation	Place of Incorporation	Percentage of Interest Acquired by Kelun JS	Principal Activities
Heilongjiang Kelun Pharmaceutical Co., Ltd. (“Heilongjiang Kelun”)	July 8, 2003	Heilongjiang, China	76.92%	Production and sale of intravenous (“IV”) solution products in the PRC

Heilongjiang Kelun Pharmaceutical Product Packaging Materials Co., Ltd. (“Heilongjiang Packaging”)	September 25, 2005	Heilongjiang, China	80%	Production and sale of medical packaging material

Hubei Tuopeng Pharmaceutical Co., Ltd. (“Hubei Tuopeng”)	July 4, 2006	Hubei, China	100%	Production and sale of IV solution products in the PRC

Hunan Zhongnan Kelun Pharmaceutical Co., Ltd. (“Zhongnan Kelun”)	September 27, 1997	Hunan, China	100%	Production and sale of non-IV solution prescription and OTC drugs

Jiangxi Kelun Pharmaceutical Co., Ltd. (“Jiangxi Kelun”)	June 27, 2005	Jiangxi, China	100%	Production and sale of IV solution products in the PRC

Jilin Kelun Kangnaier Pharmaceutical Co., Ltd. (“Jilin Kelun”)*	April 30, 2005	Jilin, China	N/A (*)	Production and sale of IV solution products in the PRC

Shandong Kelun Pharmaceutical Co., Ltd. (“Shandong Kelun”)	April 30, 2006	Shandong, China	100%	Production and sale of IV solution products in the PRC

Sichuan Kelun Pharmaceutical Research Institution Co., Ltd. (“Kelun Pharma Research”)	October 5, 1998	Sichuan, China	100%	Research and development of medicine

Sichuan Pearl Pharmaceutical Co., Ltd. (“Sichuan Pearl”)	January 21, 2002	Sichuan, China	100%	Production and sale of non-IV solution prescription and OTC drugs

Sichuan Xindu Pharmaceutical Packaging Co., Ltd. (“Xindu Packaging”)	January 8, 2002	Sichuan, China	100%	Production and sale of medical packaging materials

Sichuan Xinyuan Pharmaceutical Co., Ltd. (“Xinyuan”)	May 30, 2000	Sichuan, China	100%	Production and sale of IV solution products in the PRC

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

*	Jilin Kelun was jointly set up by an unrelated company and an unrelated individual (together, “Jilin Owners”) in the PRC on April 30, 2005 with a registered capital of RMB10,000,000. Upon the incorporation of Jilin Kelun, Kelun Industrial Group Company Limited (“Kelun Industrial Group”), a related PRC limited liability company established on August 30, 2000, provided certain productive assets to Jilin Kelun which pursuant to an agreement dated April 30, 2005 was leased from Jilin Owners by Kelun Industrial Group for a period of five years. Further, as stated in that agreement, Kelun Industrial Group is required to build up the operating system of Jilin Kelun, including the hiring, training and supervision of the managers and employees required to operate Jilin Kelun. In addition, Kelun Industrial Group is also responsible for manufacturing and customization of Jilin Kelun’s production standards with that of Kelun Industrial Group at the beginning of the lease, as well as repair and maintenance, operating expenses and management of properties over the term of the lease. Under the lease arrangements, Kelun Industrial Group agreed to pay to Jilin Owners a fixed rent on a quarterly basis during the five year lease term. Further, Kelun Industrial Group is entitled to all gains or losses arising from Jilin Kelun and upon the termination of the lease, Kelun Industrial Group was authorized by Jilin Owners to dispose all assets except for receivables from Jilin Owners of the same amount as the paid-in capital of Jilin Kelun and Kelun Industrial Group can withdraw all assets after settling of all outstanding liabilities.

Kelun Industrial Group applies the provisions of Financial Accounting Standards Board (the “FASB”) Interpretation No.46 (Revised 2003). “Consolidation of Variable Interest Businesses, an Interpretation of ARB No.51” (“FIN 46(R)”) to account for certain businesses in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance their activities without additional subordinated financial support.

Under FIN 46 (R), a company consolidates a variable interest entity (“VIE”) if that company has a variable interest that will absorb a majority of the expected losses, receives a majority of the entity’s expected residual returns, or both. The company that absorbs a majority of the VIE’s expected losses and receives a majority of the VIE’s expected residual returns is the primary beneficiary.

Jilin Kelun was considered to be a VIE of Kelun Industrial Group because the equity at risk of Jilin Kelun was not sufficient to finance its intended activities without additional financial support. Kelun Industrial Group is considered to be the primary beneficiary of Jilin Kelun because it absorbs all entity’s expected losses and receives most of the entity’s expected residual returns. As a result, the operations of Jilin Kelun are included in the accompanying combined financial statements since April 30, 2005, the commencement of the lease agreement.

The Acquired Businesses’ combined assets doe not include any collateral for the obligations of the VIE. The carrying amount of the net assets of VIE as of December 31, 2006 was RMB 395,000 (USS 52,000) and there was no pledge or collateralization of their assets. Furthermore, creditors of the VIE have no recourse to the general credit of Kelun Industry Group, which is the primary beneficiary of the VIE.

Furthermore, pursuant to the Assignment Agreement between Kelun JS and Kelun Industrial Group dated April 30 2007, the variable interest of Kelun Industrial Group in Jilin Kelun was transferred to Kelun JS.

The accompanying combined financial statements include the accounts of Heilongjiang Packaging, Heilongjiang Kelun, Hubei Tuopeng, Zhongnan Kelun, Jiangxi Kelun, Jilin Kelun, Shandong Kelun, Kelun Pharma Research, Sichuan Pearl, Xindu Packaging and Xinyuan (together, the “Acquired Businesses”). The businesses comprising the Acquired Businesses are under common control or management of Kelun Industrial Group. Significant intercompany transactions and balances have been eliminated on combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Convenience Translation

Translations of amounts from RMB into US$ for the convenience of the reader were calculated at the noon buying rate of US$ 1.00 to RMB 7.8041 on December 29, 2006 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at such rate.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income

The Acquired Businesses have adopted Statements of Financial Accounting Standards (“SFAS”) No. 130 “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Acquired Businesses’ comprehensive income represents their net income.

Foreign Currency

The functional currency of the Acquired Businesses is RMB as determined based on the criteria of Statement of Financial Accounting Standards No.52 “Foreign Currency Translation”. The reporting currency of the Acquired Businesses is also RMB. Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the balance sheet date exchange rate. Exchange gains and losses are included in the combined statements of operations.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates. Significant estimates reflected in the Acquired Businesses’ financial statements include, but are not limited to, allowance for doubtful accounts, useful life of property, plant and equipment, valuation allowance of deferred tax assets and impairment of long-lived assets.

Accounts Receivable and Other Receivables

An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating troubled collection, historical experience, account balance aging and prevailing economic conditions. An account receivable is charged off after all collection efforts have been exhausted.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use.

Restricted Cash

Restricted cash represents cash held by a bank, which is not available for the Acquired Businesses’ use, and is pledged as security for outstanding bank acceptance notes. The restriction on cash is expected to be released within the next 12 months.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first in, and first out method. Raw material cost is based on purchase costs while finished goods comprise direct materials, direct labor and an allocation of manufacturing overhead costs.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment, net

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life	Estimated residual value
Buildings and plant	25-30 years	—
Equipment and machinery	10 years	5%
Furniture, fixtures and office equipment	5 years	5%
Motor vehicles	6-8 years	5%

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful lives of property, plant and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the combined statements of operations.

Costs incurred in constructing new facilities, including progress payment, interest and other costs relating to the construction are capitalized as construction in process.

Interest capitalized during the period ended December 31, 2004, 2005 and 2006 amounted to RMB 353,000, RMB 34,000 and RMB 355,000 (US$ 45,000), respectively.

Land Use Rights

Land use rights represent amounts paid for the right to use land in the PRC and is recorded at purchase cost less accumulated amortization. Amortization is provided on a straight-line basis over the term of the agreements which range from 38 to 50 years.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed as a result of acquisition of interests in subsidiaries. The Acquired Businesses apply SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS 142, goodwill is not amortized, but tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired. The Acquired Businesses assess goodwill for impairment in accordance with SFAS 142 at the reporting unit level. SFAS 142 describes the reporting unit as an operating segment or one level below the operating segment, depending on whether certain criteria are met. Each of the Acquired Businesses has determined that it has only one reporting unit and has assigned goodwill to the reporting unit and tests it for impairment, pursuant to SFAS 142, annually as of December 31.

The Acquired Businesses have applied the criteria specified in SFAS 141 to account for negative goodwill arising in a business combination. SFAS 141 requires that, in a business combination in which the fair value of the identifiable net assets acquired exceeds the cost of the acquired business, the excess over cost (i.e., negative goodwill) should reduce, on a pro rata basis, amounts assigned to all of the acquired assets, with the exception of financial assets, assets to be disposed of by sale, deferred tax assets and any other current assets, with any residual recognized in income immediately.

Interest-free long-term payables

The Acquired Businesses account for interest-free long-term payables in accordance with Accounting Principles Board Opinion No. 21 “Interest on Receivables and Payables”. Accordingly, these loans are recorded

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

at their estimated present values based on the incremental borrowing rate. The accretion of imputed interest is included as interest expense in the combined statements of operations.

Revenue Recognition

The Acquired Businesses’ primary business activity is to produce and sell IV solution products. The Acquired Businesses record revenue related to the sales of IV solution products when the criteria of Staff Accounting Bulletin No. 104 “Revenue Recognition” are met. These criteria include the following: persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

Under the prevailing PRC laws and regulations, only companies licensed with pharmaceutical trading permits (“Trading Permits”) or clinics and hospitals licensed with medical organization operating permits (“Operating Permits”) are authorized to trade and sell medicine. The Acquired Businesses’ customers include regional distributors with Trading Permits and unlicensed regional distributors. For sales to unlicensed distributors, the Acquired Businesses may issue invoices directly to end customers based on the instructions from unlicensed distributors in order to comply with the PRC laws and regulations described above. The Acquired Businesses’ sales arrangements are evidenced by master sales agreements with a term of a year, whereby distributors will obtain the purchase orders from the end customers, promote the Acquired Businesses’ products, and determine the sales prices, subject to predetermined minimum amounts. Distributors are also responsible for the collection from end customers within the credit terms, generally two and a half months. The Acquired Businesses’ sales arrangements with these licensed and unlicensed regional distributors are also evidenced by a sales order or individual sales agreement for each transaction.

The difference between the amount paid by the end customers and the pre-determined selling price agreed between the Acquired Businesses and the distributors represent income earned by the distributors and is deducted by the distributors from the sales proceeds remitted to the Acquired Businesses. For both licensed and unlicensed distributors, the income earned and the risk of the transaction are the same. Accordingly, revenues are recorded net of the income earned by the distributors at the pre-determined selling price agreed between the Acquired Businesses and the regional distributors.

The shipping terms are generally “free-on-board” shipping point whereby the distributors take title and assume the risks and rewards of ownership of the products upon delivery to the shipper. Other than warranty obligations, the Acquired Businesses do not have any commitments or obligations to deliver additional products or services to the distributors. The product sales price, agreed at the sales order or individual sales agreement date, is final and is not subject to adjustment. The Acquired Businesses do not accept sales returns and do not provide price protection. The Acquired Businesses assess each distributor’s creditworthiness before accepting sales orders. Further, the distributors normally place back-to-back orders to the Acquired Businesses upon receiving purchase orders from the end customers. Based on the above, the Acquired Businesses record revenue related to product sales when the goods are delivered to the shipper and sales price is determinable.

Distributors may request the Acquired Businesses to maintain consignment inventories at their locations. The Acquired Businesses recognize revenues and costs associated with consignment inventories upon notification of acceptance by the end customers.

Revenue is recognized net of all value-added tax imposed by governmental authorities and collected from customers concurrent with revenue-producing transactions. Value-added tax amounted to approximately RMB 23,193,000, RMB 32,475,000 and RMB 66,898,000 (US$ 8,572,000) for the years ended December 31, 2004, 2005 and 2006, respectively.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Cost of Sales

Cost of sales includes direct and indirect production costs, and as well as shipping and handling costs for products sold.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs amounted to RMB 9,780,000, RMB 15,714,000 and RMB 6,922,000 (US$ 887,000) for the years ended December 31, 2004, 2005 and 2006, respectively.

Shipping and Handling Costs

Shipping and handling costs are classified as a component of the cost of sales. For the years ended December 31, 2004, 2005 and 2006, shipping and handling costs classified as cost of sales were RMB 3,895,000, RMB 5,247,000, and RMB 12,859,000 (US$ 1,648,000), respectively.

Warranty Cost

The Acquired Businesses provide standard warranty coverage on their products sold to customers. However, no warranty cost accrual has been recorded for the medicine products because the Acquired Businesses have determined the likelihood of claims arising from these warranties to be remote based on internal and external testing of the medicine products, strong quality control procedures in place in the production process and historical experience with warranty claims. The basis for the warranty accrual will be reviewed periodically based on actual experience. The Acquired Businesses do not sell extended warranty coverage that is separately priced or optional.

Advertising Expenditure

Advertising costs are expensed when incurred and are included as “selling expenses”. For the years ended December 31, 2004, 2005 and 2006, advertising expenses were RMB 273,000; and RMB 793,000, and RMB 251,000 (US$ 32,000), respectively.

Government Grants

Government grants are generally provided in relation to the development of new technology, taxation contributions to the local regions, and as well as incentives from the local government for investing in the manufacturing industry in the region. Government grants in relation to development of new technology are deductible against research and development costs upon receipt granted by the authority and when all the conditions attached to the grants have been met. The others are recognized as other operating income upon receipt and when all the conditions attached to the grants have been met. Conditions attached to the grants include the entities comprising the Acquired Businesses being high technology companies, new products being registered with the local technology bureau, and setting up new companies or branch in a certain region. There were no government grants with stipulations requiring increases in capital investments.

Income Taxes

The Acquired Businesses follow the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

are expected to reverse. The Acquired Businesses record a valuation allowance to offset deferred tax assets if based on the weight of available evidence; it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Value-Added Tax (“VAT”)

In accordance with the relevant tax laws in the PRC, VAT is levied on the invoiced value of sales and is payable by the purchaser. The Acquired Businesses are required to remit the VAT they collect to the tax authority, but may deduct the VAT they have paid on eligible purchases. To the extent that the Acquired Businesses paid more than collected, the difference represents the net VAT recoverable balance at the balance sheet date. As of December 31, 2005 and 2006, there was no such VAT recoverable balance in the financial statements.

Leases

Leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Acquired Businesses had no capital lease for any of the periods stated herein.

Impairment of Long-Lived Assets

The Acquired Businesses evaluate their long-lived assets or asset group including intangibles with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be fully recoverable. When these events occur, the Acquired Businesses evaluate the impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Acquired Businesses recognize an impairment loss based on the excess of the carrying amount of the asset group over their fair value, generally based upon discounted cash flows.

Fair Value of Financial Instruments

The carrying amounts of accounts receivable, accounts and notes payables, other liabilities, customer deposits, short-term bank borrowings and amounts due to or from related companies and shareholders approximate their fair value due to the short-term maturity of these instruments.

The carrying amounts of long-term bank borrowings approximate their fair value since their interest rates approximate to market interest rates.

The interest-free long-term payables are recorded at their estimated present values based on the Acquired Businesses’ incremental borrowing rate.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No.48. “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, Accounting for Income Taxes” (“FIN 48”), to create a single model to address the accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position that is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Acquired Businesses will adopt FIN 48 for their fiscal year beginning on January 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings (or other appropriate components of equity or net assets in the statement of financial position as applicable) in the year of adoption. The Acquired Businesses do not expect that the adoption of FIN 48 will have a significant effect on their results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”, (“SFAS No. 157), which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The provisions are to be applied prospectively as of the beginning of the fiscal year in which SFAS No. 157 is initially applied. The Acquired Businesses are currently assessing the impact, if any, that SFAS No. 157 will have on their financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Acquired Businesses are currently assessing the impact of FAS 159 on their financial statements.

Concentration of Risks

Concentration of Credit Risk

Financial instruments that potentially subject the Acquired Businesses to significant concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. As of December 31, 2006, substantially all of the Acquired Businesses’ cash and cash equivalents were deposited in financial institutions. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivables is mitigated by credit evaluations the Acquired Businesses perform on their customers and their ongoing monitoring process of outstanding balances.

Concentration of Customers

The Acquired Businesses currently sell a substantial portion of their products to a limited number of customers. As a percentage of revenues, the top five customers accounted for 52% for the year ended December 31, 2005; 45% for the year ended December 31, 2006. As a percentage of accounts receivable balance, the top five customers accounted for 74% and 49% as at December 31, 2005 and 2006. The loss of sales from any of these customers would have a significant negative impact on the business of the Acquired Businesses. Sales to customers are mostly made through non-exclusive, and short-term arrangements. Due to the Acquired Businesses’ dependence on a limited number of customers, any negative events with respect to the Acquired Businesses’ customers may cause material fluctuations or declines in the Acquired Businesses’ revenue and have a material adverse effect on the Acquired Businesses’ financial condition and results of operations.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Concentration of Suppliers

A significant portion of the Acquired Businesses’ raw materials are sourced from their five largest suppliers who collectively accounted for 20% of total purchases of the Acquired Businesses for the year ended December 31, 2005; 19% of total purchases of the Acquired Businesses for the year ended December 31, 2006. As a percentage of accounts payable balance, the top five suppliers accounted for 27% and 36% as at December 31, 2005 and 2006. Failure to develop or maintain the relationships with these suppliers may cause the Acquired Businesses to be unable to manufacture their products at the existing cost level. Any disruption in the supply of raw materials to the Acquired Businesses may adversely affect the business, financial condition and results of operations of the Acquired Businesses.

The Acquired Businesses participate in a highly competitive industry under strict regulation and believe that changes in any of the following areas could have a material adverse effect on the Acquired Businesses’ future financial position, results of operations or cash flows: changes in current medicine regulation system in the PRC; changes in the overall demand for services and products; pressures from competitors due to market flooding or price reductions; advances and new trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; risks associated with the ability to obtain necessary raw materials; and risks associated with the Acquired Businesses’ ability to attract and retain employees necessary to support its growth.

Current vulnerability due to certain other concentrations

The Acquired Businesses’ operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Acquired Businesses transact all of their businesses in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

3. RESTATEMENT OF INFORMATION PREVIOUSLY REPORTED

Subsequent to the issuance of Acquired Businesses’ combined financial statements included in the Shanghai Century Acquisition Corporation’s proxy statement pursuant to Section 14(a) of the Securities Exchange Act 1934 on August 16, 2007, the Company made adjustments to the Combined Statements of Cash Flows to reflect the settlement of accounts payable through the issuance of notes payable as non-cash transactions and the changes in the related restricted cash as cash flows from financing activities instead of cash flows from operating activities.

The effects of the adjustment on net cash (used in) generated from operating activities and net cash generated from financing activities for each of the three years in the period ended December 31, 2006, and the additional disclosure in the supplemental schedule of non-cash activities are set out below.

	For the years ended December 31,
	2004	2005	2006	2006
	RMB	RMB	RMB	US$
Net cash (used in) generated from operating activities as previously reported	(18,985)	13,493	53,456	6,850

Settlement of accounts payable through issuance of notes payable	7,675	12,068	12,995	1,665
Decrease (increase) in restricted cash	6,338	(4,040)	(828)	(106)

Net cash generated from operating activities, as restated	(4,972)	21,521	65,623	8,409

Net cash generated from financing activities as previously reported	61,947	54,039	26,877	3,443

Settlement of accounts payable through issuance of notes payable	(7,675)	(12,068)	(12,995)	(1,665)
(Increase) decrease in restricted cash	(6,338)	4,040	828	106

Net cash generated from (used in) financing activities, as restated	47,934	46,011	14,710	1,884

Supplemental schedule of non-cash activities, as restated:
Settlement of accounts payable through issuance of notes payable	7,675	12,068	12,995	1,665

The restatement did not have any effect on net income or total owners’ equity as previously reported.

4. ACQUISITION OF BAIXUN PHARMACEUTICAL

In order to acquire production facilities that complement its expansion strategies and are located close to local markets, on May 31, 2000, Xinyuan acquired a component of Sichuan Baixun Pharmaceutical Company Limited (“Baixun Pharmaceutical”), which was considered to constitute a business because the nature of the revenue-producing activity of the component remains generally the same as before the transaction, and physical facilities, employee base, operating rights and production techniques remain the same with the component after the transaction. The acquisition was accounted for as a business combination in accordance with SFAS 141. The results of Baixun Pharmaceutical’s operations have been included in the accompanying combined financial statements for each of the three years ended December 31, 2006 since the date of the acquisition of the controlling interest.

The aggregate purchase price was determined to be RMB 2,400,000, which was paid in cash.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the portion of the assets acquired and liabilities assumed at the date of acquisition. The Acquired Businesses have obtained valuation from Sallmanns (Far East) Ltd. for their property, plant and equipment and the allocation of the purchase price consideration is disclosed as follows:

	Fair Value of Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price of Assets Acquired
	RMB(’000)	RMB(’000)	RMB(’000)
Buildings and plant	1,149	(130)	1,019
Equipment and machinery	1,491	(168)	1,323
Office equipment	65	(7)	58

	2,705	(305)	2,400

5. ACQUISITION OF LANJIAN BEER

In order to acquire production facilities that complement its expansion strategies and are located close to local markets, on December 31, 2000, Xindu Packaging acquired a component of Sichuan Lanjian Beer Company Limited ( “Lanjian Beer”), which was considered to constitute a business because the nature of the revenue-producing activity of the component remains generally the same as before the transaction, and physical facilities, employee base, operating rights and production techniques remain the same with the component after the transaction. The acquisition was accounted for as a business combination in accordance with SFAS 141. The results of Lanjian Beer operations have been included in the accompanying financial statements for each of the three years ended December 31, 2006 since the date of the acquisition of the controlling interest.

The aggregate purchase price was determined to be RMB 4,000,000, which was paid in cash.

The following table summarizes the estimated fair values of the portion of the assets acquired at the date of acquisition. Acquired Businesses have obtained valuation from Sallmanns (Far East) Ltd. for their property, equipment and land use right and the allocation of the purchase price consideration is disclosed as follows:

	Fair Value of Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price of Assets Acquired
	RMB(’000)	RMB(’000)	RMB(’000)
Buildings	3,508	(1,781)	1,727
Equipment and machinery	2,955	(1,501)	1,454
Land use rights	1,665	(846)	819

	8,128	(4,128)	4,000

6. ACQUISITION OF JIANGXI TAIFENG

In order to acquire production facilities that complement its expansion strategies and are located close to local markets, on July 31, 2005, Jiangxi Kelun acquired a component of Jiangxi Taifeng Pharmaceutical Company Limited (“Jiangxi Taifeng”), which was considered to constitute a business because the nature of the revenue-producing activity of the component remains generally the same as before the transaction, and physical facilities, employee base, operating rights and production techniques remain the same with the component after the transaction. The acquisition was accounted for as a business combination in accordance with SFAS 141. The results of operations of the component of Jiangxi Taifeng have been included in the accompanying combined financial statements since the date of the acquisition of the controlling interest.

The aggregate purchase price was determined to be RMB 4,200,000, which was paid in cash.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the portion of the assets acquired at the date of acquisition. The Acquired Businesses have obtained valuations from Sallmanns (Far East) Ltd. for their property and equipment and the allocation of the purchase price consideration is disclosed as follows:

	Fair Value of Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price of Assets Acquired
	RMB(’000)	RMB(’000)	RMB(’000)
Buildings	7,354	(4,044)	3,310
Equipment and machinery	1,977	(1,087)	890

	9,331	(5,131)	4,200

7. ACQUISITION OF ACHENG GLASS FACTORY

In order to acquire production facilities that complement its expansion strategies and are located close to local markets, on September 30, 2005, Heilongjiang Packaging acquired a component of Acheng Glass Factory, which was considered to constitute a business because the nature of the revenue-producing activity of the component remains generally the same as before the transaction, and physical facilities, employee base, operating rights and production techniques remain the same with the component after the transaction. Acheng Glass Factory was an unrelated company manufacturing glass bottles for medical products. The transaction was conducted to expand the production capacity for packaging materials of the Acquired Businesses. The acquisition was accounted for as a business combination in accordance with SFAS 141. The results of Acheng Glass Factory’s operations have been included in the accompanying combined financial statements for each of the two years ended December 31, 2006 since the date of the acquisition of the controlling interest.

The aggregate purchase price was determined to be RMB 17,400,000, which was paid in cash.

The following table summarizes the estimated fair values of the portion of the assets acquired and liabilities assumed at the date of acquisition. The Acquired Businesses have obtained valuation from Sallmanns (Far East) Ltd. for their property, plant, equipment and other current assets and the allocation of the purchase price consideration is disclosed as follows:

RMB’000
Deferred tax assets	3,823
Goodwill	2,929
Other current assets	1,787
Property, plant, and equipment	25,029

Total assets acquired	33,568

Cash	17,400
Assumed long-term liabilities	16,168

Net assets acquired	33,568

8. ACQUISITION OF BINZHOU JIANHUA

In order to acquire production facilities that complement its expansion strategies and are located close to local markets, on April 30, 2006, Shandong Kelun acquired a component of Shandong Binzhou Jianhua Pharmaceutical Company Limited (“Binzhou Jianhua”), which was considered to constitute a business because the nature of the revenue-producing activity of the component remains generally the same as before the transaction, and physical facilities, employee base, operating rights and production techniques remain the same with the component after the transaction. The acquisition was accounted for as a business combination in accordance with Statement of

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

SFAS 141. The results of operations of the component of Binzhou Jianghua have been included in the accompanying combined financial statements for the year ended December 31, 2006 since the date of the acquisition of the controlling interest.

The aggregate purchase price was determined to be RMB 12,000,000, which was paid in cash.

The following table summarizes the estimated fair values of the portion of the assets acquired at the date of acquisition. The Acquired Businesses have obtained valuation from Sallmanns (Far East) Ltd. for their property and equipment and the allocation of the purchase price consideration is disclosed as follows:

	Fair Value of Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price of Assets Acquired
	RMB(’000)	RMB(’000)	RMB(’000)
Buildings	8,017	(32)	7,985
Equipment and machinery	3,915	(14)	3,901
Motor vehicles	115	(1)	114

	12,047	(47)	12,000

9. ALLOWANCE FOR DOUBTFUL ACCOUNTS

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Balance at beginning of year	3,220	3,035	389
Write-offs	(185)	(2,947)	(375)

Balance at end of year	3,035	88	14

10. INVENTORIES

Inventories consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Raw materials	15,895	16,474	2,111
Packaging materials	12,938	19,938	2,555
Finished goods consigned to others*	19,786	20,109	2,577
Finished goods	26,697	45,709	5,856

	75,316	102,230	13,099
Less: Provision for obsolescence	914	620	79

	74,402	101,610	13,020

*	Distributors may request the Acquired Businesses to deliver and consign certain inventories at their business locations. The Acquired Businesses recognize revenues and costs associated with consignment inventories upon the notification of goods acceptance from customers.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Provision for inventory is as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Balance at beginning of year	—	914	117
Provisions	914	—	—
Write-offs	—	(294)	(38)

Balance at end of year	914	620	79

11. ADVANCES TO SUPPLIERS

The advances to suppliers represent interest-free cash deposits paid to suppliers for future purchase of raw materials. The risk of loss arising from non-performance by or bankruptcy of the suppliers is assessed prior to making the deposits and monitored on a regular basis by management. A charge to cost of revenue will be recorded in the period in which a loss has been incurred. To date, the Acquired Businesses have not experienced any loss of advances to suppliers.

12. OTHER CURRENT ASSETS

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Withholding tax receivables from distributors	791	1,501	193
Employee advances	1,045	883	113
Receivables for value-added tax levied on deemed sales*	3,901	2,554	328

Other receivables	935	515	65

	6,672	5,453	699

*	The amounts represent VAT recoverable on consignment goods to other for sales. In accordance with the relevant tax laws in the PRC, consignment of goods to others for sales shall be deemed as sales of goods, and VAT is levied on the deemed value of sales at the applicable VAT tax rate. The VAT will be recovered either from the customers upon the sales of the consignment goods or from the tax authority when the consignment goods are returned to Acquired Businesses.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

13. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Buildings	84,852	109,460	14,026
Equipment and machinery	86,485	116,676	14,950
Furniture, fixtures and office	2,469	3,487	447
Motor vehicles	4,601	5,412	693

Construction in progress	4,676	13,563	1,738

	183,083	248,598	31,854

Less: Accumulated depreciation	30,972	45,985	5,892

	152,111	202,613	25,962

Depreciation expense was RMB 15,980,000 (US$ 2,048,000) for 2006; RMB 11,019,000 for 2005; and RMB 6,059,000 for 2004.

As of December 31, 2006, certain of the Acquired Businesses’ property, plant and equipment with a net value of approximately RMB 34,253,000 (US$ 4,389,000) (2005: RMB 46,591,000) were pledged as security for short-term bank borrowings of RMB 55,000,000 (US$ 7,048,000) (2005: RMB 45,000,000). Certain property, plant and equipment of Xinyuan with net value of approximately RMB 10,029,000 (2005: RMB 10,354,000) and Xindu Packaging with net value of approximately RMB 1,198,000 (2005: RMB 1,342,000) were pledged as security for short-term bank borrowings of RMB 7,900,000 (US$ 1,012,000) (2005: Nil) and RMB 2,700,000 (US$ 346,000) (2005: Nil) respectively.

Certain of the Acquired Businesses’ property, plant and equipment with net value of approximately RMB 6,899,000 (US$ 884,000) were pledged as security for long-term bank borrowings of RMB 10,000,000 (US$ 1,281,000).

14. LAND USE RIGHTS

Amortized land use rights consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Cost	27,415	38,603	4,946
Less: Accumulated amortization	796	1,632	209

	26,619	36,971	4,737

As of December 31, 2006, land use rights with net value of approximately RMB 16,396,000 (US$ 2,101,000) were pledged as security for short-term bank borrowings of RMB 45,000,000 (US$ 5,766,000) and with net value of approximately RMB 3,509,000 (US$ 450,000) of Xinyuan’s land use rights and with net value of approximately RMB 1,441,000 (US$ 185,000) of Xindu Packaging’s land use rights were pledged as security for short-term bank borrowings of RMB 7,900,000 (US$ 1,012,000) and RMB 2,700,000 (US$ 346,000) of Kelun JS, respectively.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The amortization period of the land use rights ranged from 38 to 50 years and the annual amortization expenses were approximately RMB 836,000 (US$ 107,000) for 2006; RMB 426,000 for 2005; and RMB 223,000 for 2004.

15. GOODWILL

Goodwill consists of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Goodwill upon acquisition of Acheng Glass Factory	2,929	2,929	375

No impairment loss was identified in 2005 and 2006.

16. BANK BORROWINGS

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Total bank borrowings	74,000	94,000	12,045

Comprised of:
Short-term	45,000	55,000	7,048

Long-term, non-current portion	29,000	39,000	4,997

	74,000	94,000	12,045

The short-term bank borrowings outstanding at December 31, 2005 and 2006 bore weighted average interest rates of 6.138% and 6.399% per annum respectively, and were denominated in RMB. These borrowings were obtained from financial institutions. These borrowings were repayable within six months to one year. As of December 31, 2006, short-term bank borrowings of RMB 45,000,000 (US$ 5,766,000) were secured by land use rights of approximately RMB 19,896,000 (US$ 2,549,000) and buildings and plant of approximately RMB 19,896,000 (US$ 2,549,000). The remaining short-term bank borrowings of RMB 10,000,000 were guaranteed by Kelun JS. The Acquired Businesses paid no service charges for the provision of the above guarantees.

The long-term bank borrowings outstanding at December 31, 2005 and December 31, 2006 bore weighted interest rate of 7.94% and 7.488% per annum respectively and were denominated in RMB. These borrowings were obtained from a financial institution and represented the maximum amount of the facility. The long-term bank borrowings of approximately RMB 29,000,000 (US$ 3,716,000) were guaranteed by Sichuan Pearl. The long-term bank borrowings of approximately RMB 10,000,000 (US$ 1,281,000) were guaranteed by Kelun JS. The Acquired Businesses paid no service charges for the provision of the above guarantees.

As of December 31, 2006 and 2005, the maturity of these long-term bank borrowings was as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Within one year	—	—	—
Between one and two years	—	29,000	3,716
Between two and three years	29,000	10,000	1,281

	29,000	39,000	4,997

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

17. NOTES PAYABLE

The notes payable are non-interest bearing and are secured by the Acquired Businesses’ restricted cash of approximately RMB 1,470,000 (US$ 188,000) (2005: RMB 2,298,000).

The Acquired Businesses settle certain of its accounts payable balances by issuing notes payable through financial institutions. The financial institutions assume the accounts payable obligation in exchange for the Acquired Businesses’ commitment to pay the notes payable. The notes payable are secured by a restricted cash balance based on certain percentage of the notes payable balance which ranges from 30% to 70% and the notes payable typically mature in six months. Since the accounts payable obligation is transferred to the bank in exchange for the notes payable and no cash is actually received by the Acquired Businesses when the notes payable are issued, the Acquired Businesses present the settlement of the accounts payable through the issuance of notes payable as a non-cash transaction in the combined statements of cash flows.

18. ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accrued expenses and other liabilities are as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Accrued liability for the purchase of property, plant and equipment	4,492	7,591	973
Salary and welfare payable	5,197	9,615	1,232
Accrued social insurance payable	7,627	12,944	1,659
Grants from the local government*	470	10,760	1,379
Accrued transportation costs	500	1,565	201
Accrued employee education and labor union fees	241	515	66
Other payables	2,912	3,861	493

	21,439	46,851	6,003

*	In 2006, Shandong Kelun received RMB 10,285,000 (US$ 1,318,000) from the local government authorities, which were paid for the purchase of certain land use rights originally owned by Binzhou Jianghua, a state-owned company. Pursuant to the relevant PRC regulations issued by the local government, such advances should be used for welfare benefits of legacy employees of Binzhou Jianhua.

19. CUSTOMER DEPOSITS

Customer deposits represent cash payments received from customers in advance. These deposits are recognized as revenue when the conditions for revenue recognition have been met. The customer deposits are non-refundable unless the Acquired Businesses fail to fulfill the terms of the sales contract.

20. STATUTORY RESERVES

According to the Company Law of the PRC, before distributing the profit attributable to owners of the company each year, the company shall set aside 10% of its profit attributable to owners for the statutory surplus reserve (except where the reserve balance has reached 50% of the company’s registered capital), and 5-10% of its profit attributable to owners for the statutory public welfare fund. These reserves cannot be used for purposes other than those for which they are created and are not distributable as cash dividends. Appropriation to statutory surplus reserve and statutory public welfare fund should be made based on the amount of profits reflected in the financial statements prepared in accordance with the PRC accounting standards and regulations.

With effect from January 1, 2006, following the change of the Company Law of the PRC, the Acquired Businesses are no longer required to contribute to the statutory public welfare fund and the balance of the fund carried over from 2005 has been transferred to the statutory surplus reserve.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

21. GOVERNMENT GRANTS

Government grants were received because the Acquired Businesses met certain criteria such as the increase in the amount of capital investment and net assets, increase in the number of employees and increase in sales and tax payments.

The government grants are not subject to adjustments and do not have any restrictions as to the use of funds. Accordingly, the full amount of grant has been recorded as subsidy income.

22. LONG-TERM INTEREST FREE PAYABLE

The amount represents long-term payable to the local government for the acquisition of a component of Acheng Glass Factory (see Note 6). The amount is interest-free and repayable over a period of seven years commencing on December 31, 2006 in seven equal installments of RMB 3,000,000 each.

Long-term repayments over the repayable periods are as follows:

	For the years ended December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Repayment within one year	3,000	4,770	611
Repayment above one year	18,000	15,000	1,922
Total repayments	21,000	19,770	2,533
Less: Unamortized discount	4,547	3,417	438
Total long-term interest free payable	16,453	16,353	2,095
Comprised of:
Current portion	2,804	4,574	586
Non-current portion	13,649	11,779	1,509

23. TAXATION

a) Income taxes

The Acquired Businesses are companies registered in the PRC and are subject to PRC income tax on the taxable income as reported in their PRC statutory accounts adjusted in accordance with relevant PRC income tax laws.

i) Sichuan Pearl is established as a domestic company in the PRC. According to the PRC income tax law, enterprises incorporated in the province of the western part of the PRC are subject to corporation income tax (“CIT”) of 15% and are exempted from local income tax upon the approval of the tax relevant authorities.

ii) All other companies comprising the Acquired Businesses are established as domestic companies in the PRC and are subject to CIT at a rate of 33% (30% state enterprise income tax and 3% local enterprise income tax).

The Acquired Businesses had no operations in jurisdictions other than the PRC. (Loss) income before taxation consists of:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
The PRC	(6,445)	(21,376)	15,454	1,981

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

The current and deferred components of the income tax expenses (benefit) appearing in the combined statements of operations are as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Current	1,775	2,164	6,682	857
Deferred	(541)	(1,671)	(207)	(27)

	1,234	493	6,475	830

The reconciliation of tax computed by applying the statutory income tax rate applicable to PRC operations to income tax expenses (benefit) is as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
(Loss) income before taxation	(6,445)	(21,376)	15,454	1,981
PRC enterprise income tax rate	33%	33%	33%	33%
Income tax computed at applicable tax rates	(2,126)	(7,054)	5,100	654
Non-deductible expenses	1,275	1,944	1,575	203
Effect of tax holidays	(330)	(697)	(2,041)	(262)
Investment Tax Credit*	—	(55)	(75)	(10)
Changes in valuation allowance	2,415	6,355	1,916	245

	1,234	493	6,475	830

*	The amount represents deferred tax asset recognized for temporary difference resulting from deferred investment tax credit. Pursuant to the PRC law and the approval of the local tax bureau, the Acquired Businesses were entitled to offset 40% of the amount paid for the purchase of certain domestically made equipment against the incremental CIT liability in the current year. Pursuant to Accounting Principles Board Opinion No. 2, Accounting for the “Investment Credit”, the relevant amounts were accounted for as a reduction of the cost of the related asset and the difference between the book and tax basis of the related asset is considered as a temporary difference.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets (liabilities) reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets (liabilities) are as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Deferred tax assets, current portion
—Allowance for doubtful accounts and inventory provision	1,804	785	101
—Accrued expenses	22	276	34
—Accrued social benefit	2,322	3,804	488
—Others	84	222	29

	4,232	5,087	652
Valuation allowance	(1,920)	(1,465)	(186)

Net deferred tax assets, current portion	2,312	3,622	466

Deferred tax assets, non-current portion
—Tax loss carried forward	6,311	8,890	1,139
—Pre-operating expenses	2,735	2,317	297
—Property, plant and equipment and land use rights	3,781	3,480	447

	12,827	14,687	1,883
Valuation allowance	(8,280)	(10,652)	(1,366)

Net deferred tax assets, non current portion	4,547	4,035	517

Deferred tax liabilities, non-current portion
—Interest capitalization	(120)	(232)	(30)
—Accelerated depreciation allowance*	(328)	(805)	(103)

Net deferred tax liabilities, non-current portion	(448)	(1,037)	(133)

Net deferred tax	6,411	6,620	850

*	According to the relevant PRC taxation laws and regulations, regarding the industrial enterprises in Northeast China, Heilongjiang Kelun is entitled to accelerate depreciation of fixed assets against taxable income.

As of December 31, 2005 and 2006, the Acquired Businesses had a net operating loss carried forward of approximately RMB 19,125,000 and RMB 26,956,000 (US$ 3,454,000), respectively for tax purposes. The net operating losses carried forward will expire in five years time. As of December 31, 2005 and 2006, the Acquired Businesses recorded a valuation allowance to reduce their deferred tax assets to the net amount that the management of the Acquired Businesses believe to be more likely than not to realize.

b) Other tax payable

Other tax payable mainly represents the value-added tax payable to the local tax authorities.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

24. RELATED PARTY TRANSACTIONS

a) Related Parties:

Name of Related Parties	Relationship with the Acquired Businesses
Kelun Industrial Group	Company under common management with the Acquired Businesses

Sichuan Lisite Kelun Pharmaceutical Company (“Li Site”)	Affiliate of Kelun Industrial Group

Cheng Zhipeng	Director and shareholder of the Acquired Businesses

Jilin Kelun Medicine & Trade Company Limited (“Jilin Trade”)	Under certain common directors who are also shareholders and founders or family members of shareholders and founders of Kelun Industrial Group

Kelun JS	Company with noncontrolling common owners of the Acquired Businesses

Sichuan Huifeng Investment Development Company Limited ( Huifeng Investment)	Company under common management with the Acquired Businesses

Sichuan Kelun Health Industry Company Limited (“Health Industry”)	Subsidiary of Kelun Industrial Group

Sichuan Kelun Medicine & Trade Company Limited (“Kelun Trade”)	Subsidiary of Kelun Industrial Group

Hunan Kelun Pharmaceutical Company Limited (“Hunan Kelun”)	Subsidiary of Kelun JS

Guizhou Kelun Pharmaceutical Company Limited (“Guizhou Kelun”)	A variable interest entity controlled by Kelun Industrial Group

Kunming Nanjiang Pharmaceutical Company Limited (“Kunming Nanjiang”)	One of the companies being acquired by Kelun JS but not under common management with the Acquired Businesses throughout the periods presented

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

b) The Acquired Businesses had the following related party transactions for the years ended December 31, 2004, 2005 and 2006:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Sales of goods to:
Jilin Trade	2,011	7,124	25,216	3,231
Kelun Trade	7,398	20,233	14,705	1,884
Health Industry	1,351	2,080	635	81
Kelun JS	56,487	51,132	51,699	6,625
Hunan Kelun	—	3	857	110

	67,247	80,572	93,112	11,931

Purchase of goods from:
Kelun Trade	1,870	8,500	12,291	1,575
Health Industry	138	39	127	16
Kelun JS	407	662	1,029	132
Hunan Kelun	110	10	62	8

	2,525	9,211	13,509	1,731

Guarantees (see Note 25).

c) The Acquired Businesses had the following related party balances during the periods:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
AMOUNTS DUE FROM RELATED PARTIES
Kelun Trade	15,066	11,293	1,447
Kelun Industrial Group	26,758	30,595	3,920
Jilin Trade	6,429	9,827	1,259
Kelun JS	5,084	10,135	1,299
Health Industry	2,475	3,094	397
Hunan Kelun	—	1,145	147
Guizhou Kelun	529	1,064	136
Kunming Nanjiang	—	619	78
Chen Zhipeng	951	—	—

	57,292	67,772	8,683

AMOUNTS DUE TO RELATED PARTIES
Kelun Trade	10,627	4,439	569
Kelun Industrial Group	51,570	124,340	15,933
Kelun JS	8,570	9,115	1,167
Hunan Kelun	638	352	45
Guizhou Kelun	—	1,624	208
Huifeng Investment	1,035	3,435	440
Li Site	—	20	3

	72,440	143,325	18,365

All balances with related parties as of December 31, 2004 and 2005 and 2006 were unsecured, non-interest bearing and repayable on demand.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

25. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Acquired Businesses in the PRC participate in a government mandated defined contributions plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC companies make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Acquired Businesses have no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB 5,320,000, RMB 6,270,000 and RMB 6,661,000 (US$ 854,000) for the years ended December 31, 2004, 2005 and 2006, respectively.

Due to differences in implementation or interpretation of the social insurance regulation by the local authorities, the Acquired Businesses have not paid, or have not been required to pay certain contributions for its employees. The Acquired Businesses have made full provisions based on the local regulations in the amount of approximately RMB 7,627,000 and RMB 12,944,000 (US$ 1,659,000) as of December 31, 2005 and 2006, respectively, in respect of certain outstanding pension benefits, medical care, employee housing fund and other welfare benefits.

Pursuant to the Regulation on Labor Security Supervision issued by the State Council of China, where an act of violating labor security laws, regulations or rules is neither found by the PRC labor security administration nor reported or complained by others within 2 years from the date when the act of violating labor security laws, regulations or rules is concluded, the PRC labor security administration shall no longer investigate the violation of PRC labor regulations and the accrued social insurance obligations might be reversed.

26. COMMITMENTS AND CONTINGENCIES

Operating lease commitments

Future minimum payments under non-cancelable operating leases with initial terms of one-year or more consist of the following at December 31, 2006:

	RMB(’000)	US$(’000)
2007	4,050	519
2008	4,015	514
2009	4,015	514
2010	682	86

	12,762	1,633

Payments under operating leases are expensed on the straight-line basis over the periods of their respective leases. The terms of the leases do not contain rent escalation or contingent rents. For the years ended December 31, 2004, 2005 and 2006, total rental expense for all operating leases amounted to approximately RMB 690,000, RMB 3,571,000 and RMB 4,229,000 (US$542,000), respectively.

Purchase of property, plant and equipment

As of December 31, 2005 and 2006, the Acquired Businesses had commitments of approximately RMB 1,473,000 (US$ 189,000) and RMB 4,030,416 (US$ 516,000), respectively, related to the purchase of property, plant and equipment. The commitment for the purchase of property, plant and equipment is expected to be settled within the next 12 months.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

Guarantees and indemnification

Land use rights with a net book value of approximately RMB 3,509,000 (US$ 450,000) and buildings with a net book value of RMB 10,029,000 (US$1,285,000) of Xinyuan were pledged as security of short-term bank borrowing of approximately RMB 7,900,000 (US$ 1,012,000) of Kelun JS.

Land use rights with a net book value of approximately RMB 1,441,000 (US$ 185,000) and buildings with a net book value of approximately RMB 1,198,000 (US$ 153,000) of Xindu Packaging were pledged as security for short-term bank borrowings of approximately RMB 2,700,000 of Kelun JS.

27. SEGMENT REPORTING

The Acquired Businesses operate and manage their business as a single segment that includes primarily the development, manufacture and sale of IV solution products.

The revenues attributable to the different product groups are as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US($’000)
Glass bottle IV solution products	52,118	81,973	239,175	30,647
Polypropylene bottle IV solution products	—	1,531	25,205	3,230
Non-IV solution related prescription and OTC drugs	73,665	100,852	120,129	15,393

	125,783	184,356	384,509	49,270

Sales of glass bottle IV solution products, the Acquired Businesses’ primary products, accounted for 41%, 44% and 62% of the Acquired Businesses’ net sales for the years ended December 31, 2004, 2005 and 2006, respectively. Any significant reduction in sales volume or the margins earned from any of these products could have a substantial negative impact on the Acquired Businesses’ results of operations.

Geographic disclosures:

The Acquired Businesses operate in the PRC. All the identifiable assets of the Acquired Businesses were located in the PRC during the periods presented.

28. MAJOR CUSTOMERS

Details of the customers accounting for 10% or more of total net sales in any of the periods presented are as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US($’000)
Kelun JS	56,487	51,132	51,699	6,625
Jiangxi Zhongsheng Pharmaceutical Co., Ltd.	—	8,131	52,567	6,736
Kelun Trade	7,398	20,233	14,705	1,884

	63,885	79,496	118,971	15,245

29. SUBSEQUENT EVENTS

a) On December 31, 2006, Kelun JS entered into a series of agreements with Kelun Industrial Group and a group of owners of equity interests and agreed to pay approximately RMB 80.96 million for acquiring 13 companies as disclosed below:

Name	Ownership acquired
Hunan Kelun	6.67%
Kunming Nanjiang	100%
Zhongnan Kelun	100%
Xinyuan	100%
Heilongjiang Kelun	80%
Xindu Packaging	100%
Sichuan Pearl	100%
Kelun Pharma Research	100%
Heilongjiang Packaging	80%
Hubei Tuopeng	100%
Shandong Kelun	100%
Jiangxi Kelun	100%
Jilin Kelun*	—

*	Jilin Kelun is wholly owned by a third party and Kelun Industrial Group has control over Jilin Kelun through a lease agreement since February 1, 2005. On April 30, 2007, the company entered into a new lease agreement with Kelun JS, Kelun Industrial Group and the owners of Jilin Kelun, under which Kelun JS replaced Kelun Industrial Group to be the lessee and controlled the operations of Jilin Kelun.

As at April 30, 2007, Kelun JS completed the process of equity transfer and obtained the updated business license for these companies.

ACQUIRED BUSINESSES

NOTES TO THE COMBINED FINANCIAL STATEMENTS—(Continued)

b) During the 5th Session of the 10th National People’s Congress, which was concluded on March 16, 2007, the PRC Corporate Income Tax Law (the “New Corporate Income Tax Law”) was approved and will become effective on January 1, 2008. The New Corporate Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. Since the detailed implementation and administrative rules and regulations have not yet been announced, the future financial impact of the New Corporate Income Tax Law on the Acquired Businesses cannot be reasonably estimated at this stage.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Owners of

Kunming Nanjiang Pharmaceutical Co., Ltd.

We have audited the accompanying balance sheets of Kunming Nanjiang Pharmaceutical Co., Ltd. (the “Company”) as of December 31, 2005 and 2006, and the related statements of income, changes in owners’ equity and cash flows for the period from July 28, 2004 (date of inception) to December 31, 2004 and for each of the two years ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005 and 2006 and the results of its operations and its cash flows for the period from July 28, 2004 (date of inception) to December 31, 2004 and for each of the two years ended December 31, 2006 in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 3, the Company restated its statements of cash flows for the year ended December 31, 2006.

/s/    Ernst & Young Hua Ming

Shenzhen, the People’s Republic of China

August 14, 2007, except for Note 3, as to which the date is November 7, 2007.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		December 31,
	Notes	2005	2006	2006
		RMB	RMB	US$
ASSETS

Current assets:
Cash and cash equivalents		2,166	7,857	1,007
Restricted cash		—	10,824	1,387
Accounts receivable (net of allowance for doubtful accounts of RMB 1,050 and RMB 1,318 (US$ 169) for 2005 and 2006, respectively)	5	14,159	34,895	4,471
Inventories	6	8,634	18,580	2,381
Advances to suppliers	7	778	511	65
Other current assets	8	862	116	15
Deferred tax assets, current portion	17	1,414	2,030	260
Amounts due from related parties	18	1,028	3,317	425

Total current assets		29,041	78,130	10,011

Non-current assets:
Property, plant and equipment, net	9	5,576	6,115	784
Intangible assets	10	12	7	1
Land use rights	11	3,578	3,510	450
Deferred tax assets, non-current portion	17	10,039	9,125	1,169

Total non-current assets		19,205	18,757	2,404

Total assets		48,246	96,887	12,415

LIABILITIES AND EQUITY

Current liabilities:
Short-term bank borrowings	12	—	10,000	1,281
Accounts payable		10,149	24,389	3,126
Notes payable	13	—	15,599	1,999
Accrued expenses and other liabilities	14	12,988	9,181	1,176
Customer deposits	15	627	—	—
Other tax payable	17	982	2,636	338
Income tax payable	17	2,667	7,856	1,006
Amounts due to related parties	18	557	926	119

Total current liabilities		27,970	70,587	9,045

Total liabilities		27,970	70,587	9,045

Commitments and contingencies	20

Equity:
Paid-in capital		17,290	17,290	2,216
Statutory reserves	16	123	540	69
Retained earnings		2,863	8,470	1,085

Total equity		20,276	26,300	3,370

Total liabilities and equity		48,246	96,887	12,415

The accompanying notes are an integral part of the financial statements.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

STATEMENTS OF INCOME

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

		For the period from July 28, 2004 (date of inception) to December 31, 2004	For the years ended December 31,

	Notes		2005	2006	2006
		RMB	RMB	RMB	US$
Sales, net of value-added tax:
External parties		12,638	46,907	93,518	11,983
Related parties	18	—	—	349	45

Total net sales	21	12,638	46,907	93,867	12,028

Cost of sales: (including related party amounts of RMB nil, RMB nil and RMB 1,679 (US$ 215))		(7,528)	(31,155)	(72,617)	(9,305)

Gross profit		5,110	15,752	21,250	2,723

Operating expenses:
Selling expenses		(845)	(3,067)	(1,286)	(165)
General and administrative expenses		(3,675)	(7,264)	(8,383)	(1,074)

Total operating expenses		(4,520)	(10,331)	(9,669)	(1,239)

Operating profit		590	5,421	11,581	1,484
Interest expense		(93)	(149)	(71)	(9)

Income before income taxes		497	5,272	11,510	1,475
Income tax expenses	17	(238)	(2,545)	(5,486)	(704)

Net income		259	2,727	6,024	771

The accompanying notes are an integral part of the financial statements.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

	Notes	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the years ended December 31,

			2005	2006	2006
		RMB	RMB	RMB	US$
				(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income		259	2,727	6,024	771
Adjustments to reconcile net income to net cash generated from (used in) operating activities:
Depreciation of property, plant and equipment		20	224	252	32
Amortization of intangible assets		2	5	5	1
Amortization of land use rights		31	74	68	8
Provision for doubtful accounts		206	844	268	34
Impairment charge for inventories		—	226	—	—
Deferred tax (benefits) expenses		(235)	(121)	297	38

Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable		2,871	(5,081)	(21,003)	(2,691)
Decrease in prepayments, deposits and other assets		3,428	662	1,013	130
Increase in inventories		(2,098)	(2,899)	(9,946)	(1,275)
Increase in amounts due from related parties		—	(1,027)	(2,289)	(293)
Increase in accounts payable		943	3,903	29,839	3,824
Decrease in accrued expenses and other liabilities		(1,844)	(2,677)	(2,782)	(356)
Increase in income tax payable		473	2,666	5,189	665
Increase in amounts due to related parties		—	557	369	47

Net cash generated from (used in) operating activities		4,056	83	7,304	935

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment, net of related payables		(4,450)	(963)	(789)	(102)

Net cash used in investing activities		(4,450)	(963)	(789)	(102)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in restricted cash		—	—	(10,824)	(1,387)
Proceeds from short-term bank borrowings		—	—	10,000	1,284

Net cash used in from financing activities		—	—	(824)	(103)

Net (decrease) increase in cash and cash equivalents		(394)	(880)	5,691	730
Cash and cash equivalents at beginning of the year		3,440	3,046	2,166	277

Cash and cash equivalents at end of the year		3,046	2,166	7,857	1,007

Supplemental schedule of cash flows information:

Interest paid		93	149	71	9
Income tax paid		—	—	—	—
Settlement of accounts payable through issuance of notes payable	13	—	—	15,599	1,999

The accompanying notes are an integral part of the financial statements.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

STATEMENTS OF CHANGES IN OWNERS’ EQUITY

(Amounts in thousands of Renminbi (“RMB”) and U.S. Dollars (“US$”))

	Notes	Paid-in Capital	Statutory Reserves	Retained Earnings	Total Equity
		RMB	RMB	RMB	RMB
Balance as of July 28, 2004		17,290	—	—	17,290
Net income for the period from July 28, 2004 (date of inception) to December 31, 2004		—	—	259	259

Balance as of December 31, 2004		17,290	—	259	17,549
Net income for the year		—	—	2,727	2,727
Appropriation of statutory reserves	15	—	123	(123)	—

Balance as of December 31, 2005		17,290	123	2,863	20,276
Net income for the year		—	—	6,024	6,024
Appropriation of statutory reserves	15	—	417	(417)	—

Balance as of December 31, 2006		17,290	540	8,470	26,300

Balance as of December 31, 2006, in US$		2,216	69	1,085	3,370

The accompanying notes are an integral part of the financial statements.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Kunming Nanjiang Pharmaceutical Co., Ltd. (the “Company”) was established in Yunnan, the People’s Republic of China (the “PRC”) on July 28, 2004 as a limited liability company by a group of individual owners (the “Original Owners”). The registered and paid-in capital of the Company amounted to RMB17,290,000.

On August 31, 2006, the Original Owners of the Company sold 70% and 30% equity interests in the Company to Kelun Industrial Group Company Limited (“Kelun Industrial Group”) and Sichuan Huifeng Investment Development Company Limited (“Huifeng Investment”), respectively. The aggregate cash price was RMB 40,000,000.

The Company is principally engaged in the manufacture, development and sale of intravenous (“IV”) solution products for medical use in the PRC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Convenience Translation

Translations of amounts from RMB into US$ for the convenience of the reader were calculated at the noon buying rate of US$ 1.00 to RMB 7.8041 on December 29, 2006 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at such rate.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Company’s comprehensive income represents its net income.

Foreign Currency

The functional currency of the Company is RMB as determined based on the criteria of Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation”. The reporting currency of the Company is also RMB. Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the balance sheet date exchange rate. Exchange gains and losses are included in the statements of income.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates. Significant estimates reflected in the Company’s financial statements include, but are not limited to, allowance for doubtful accounts, useful lives of property, plant and equipment, valuation allowance of deferred tax assets and impairment of long-lived assets.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Accounts Receivable and Other Receivables

An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating troubled collection, historical experience, account balance aging and prevailing economic conditions. An account receivable is charged off after all collection efforts have been exhausted.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and bank deposits, which are unrestricted as to withdrawal and use.

Restricted Cash

Restricted cash represents cash held by a bank, which is not available for the Company’s use, and is pledged as security for outstanding bank acceptance notes. The restriction on cash is expected to be released within the next 12 months.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first in, first out method. Raw material cost is based on purchase costs while finished goods comprise direct materials, direct labor and an allocation of manufacturing overhead costs.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated Useful Life	Estimated Residual Value
Buildings and plant	25-30 years	—
Equipment and machinery	10 years	5%
Furniture, fixtures and office equipment	5 years	5%
Motor vehicles	6-8 years	5%

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful lives of property, plant and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the statements of income.

Costs incurred in constructing new facilities, including progress payments, interest and other costs relating to the construction are capitalized as construction in process.

No interest was capitalized during the period ended December 31, 2004, 2005 and 2006, as the Company incurred no debt at construction time.

Land Use Rights

Land use rights represent amounts paid for the right to use land in the PRC and is recorded at purchase cost less accumulated amortization. Amortization is provided on a straight-line basis over the term of the agreement of 50 years.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed as a result of acquisition of interests in subsidiaries. The Company applies SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) on January 1, 2002. Under SFAS 142, goodwill is not amortized, but tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. The Company assesses goodwill for impairment in accordance with SFAS 142 at the reporting unit level. SFAS 142 describes the reporting unit as an operating segment or one level below the operating segment, depending on whether certain criteria are met. The Company has determined that it has only one reporting unit and has assigned goodwill to the reporting unit and tests it for impairment, pursuant to SFAS 142, annually as of December 31.

The Company has applied the criteria specified in SFAS 141 to account for negative goodwill arising in a business combination. SFAS 141 requires that, in a business combination in which the fair value of the identifiable net assets acquired exceeds the cost of the acquired business, the excess over cost (i.e., negative goodwill) should reduce, on a pro rata basis, amounts assigned to all of the acquired assets, with the exception of financial assets, assets to be disposed of by sale, deferred tax assets and any other current assets, with any residual recognized in income immediately.

Intangible Assets

Intangible assets, such as customer relationships and trade marks, arising from the acquisitions of subsidiaries are recognized and measured at fair value upon acquisition. The Company reviews the amortization methods and estimated useful lives of intangible assets regularly. The Company has determined that the Kunming Nanjiang’s “Nanjiang” brand has a definite useful life and carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of brand over their estimated useful lives of 7 years.

The fair value of the “Nanjiang” brand is estimated using the Relief-from-Royalty Method, a discounted cash flow approach which brings into play, in the case of Nanjiang, a single set of estimated cash flows and a discount rate commensurate with the risk. The cash flow contribution from the brand name comes from savings in royalty that Kunming Nanjiang would have to pay to a third party for the use of its brand name if Kunming Nanjiang had not had the “Nanjiang” brand name but nevertheless had wanted its products to have a recognized brand. The cash flow contribution of the “Nanjiang” brand name is linked to the cash inflow from the sales revenue of Kunming Nanjiang. As there is a lack of publicly available information about comparable licensing transactions in the PRC suitable for the Company’s purpose, the royalty savings as a percentage of sales revenue is estimated by comparing the operational profit margin as a percentage of sales revenue of Kunming Nanjiang with its superior “Nanjiang” brand name with those of comparable companies in the PRC which operate on an OEM sub-contractor basis or with an inferior brand. Also, marketing expense is required to maintain the brand name for Kunming Nanjiang. An average of marketing expense as a percentage of sales revenue is taken from the income statements of Kunming Nanjiang in the medium term forecast. This percentage is then used to estimate cash outflow relating to marketing expense in the cash flow forecast under the Relief-from-Royalty Method.

Kunming Nanjiang has about 550 customers as of July 31, 2004, the valuation date. The top 20 customers account for approximately 60% of total revenue. Given the high reputation in the industry, Kunming Nanjiang has active and regular sales with these customers. Referenced to the historical sale records, Kunming Nanjiang estimates that the existing customers as at the valuation date will keep doing business with “Nanjiang” for approximately 3 years.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The Company’s primary business activity is to produce and sell IV solution products. The Company records revenue related to the sale of IV solution products when the criteria of Staff Accounting Bulletin No. 104 “Revenue Recognition” are met. These criteria include the following: persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

Under the prevailing PRC laws and regulations, only companies licensed with pharmaceutical trading permits (“Trading Permits”) or clinics and hospitals licensed with medical organization operating permits (“Operating Permits”) are authorized to trade and sell medicine. The Company’s customers include regional distributors with Trading Permits and unlicensed regional distributors. For sales to unlicensed distributors, the Company may issue invoices directly to end customers based on the instructions from unlicensed distributors in order to comply with the PRC laws and regulations described above. The Company’s sales arrangements are evidenced by master sales agreements with a term of a year, whereby distributors will obtain the purchase orders from the end customers, promote the Company’s products, and determine the sales prices, subject to predetermined minimum amounts. Distributors are also responsible for the collection from end customers within the credit terms, generally two and a half months. The Company’s sales arrangements with these licensed and unlicensed regional distributors are also evidenced by a sales order or individual sales agreement for each transaction.

The difference between the amount paid by the end customers and the pre-determined selling price agreed between the Company and the distributors represent income earned by the distributors and is deducted by the distributors from the sales proceeds remitted to the Company. For both licensed and unlicensed distributors, the income earned and the risk of the transaction are the same. Accordingly, revenues are recorded net of the income earned by the distributors at the pre-determined selling price agreed between the Company and the regional distributors.

The shipping terms are generally “free-on-board” shipping point whereby the distributors take title and assume the risks and rewards of ownership of the products upon delivery to the shipper. Other than warranty obligations, the Company does not have any commitments or obligations to deliver additional products or services to the distributors. The product sales price, agreed at the sales order or individual sales agreement date, is final and is not subject to adjustment. The Company does not accept sales returns and does not provide price protection. The Company assesses each distributor’s creditworthiness before accepting sales orders. Further, the distributors normally place back-to-back orders to the Company upon receiving purchase orders from the end customers. Based on the above, the Company records revenue related to product sales when the goods are delivered to the shipper and sales price is determinable.

Revenue is recognized net of all value-added tax imposed by governmental authorities and collected from customers concurrent with revenue-producing transactions. Value-added tax amounted to approximately RMB 2,148,000, RMB 7,974,000 and RMB 17,459,000 (US$ 2,237,000) for the period from July 28, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006, respectively.

Cost of Sales

Cost of sales includes direct and indirect production costs, and as well as shipping and handling costs for products sold.

Shipping and Handling Costs

Shipping and handling costs are classified as a component of the cost of sales. During the period from July 28, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006, shipping and handling costs classified as cost of sales were approximately RMB 196,000, RMB 845,000, and RMB5,425,000 (US$ 695,000), respectively.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Warranty Cost

The Company provides warranty coverage on its IV solution products sold to customers. However, no warranty cost accrual has been recorded for its IV solution products because the Company has determined the likelihood of claims arising from these warranties to be remote based on internal and external testing of the IV solution products and strong quality control procedures in place in the production process and historical experience with warranty claims. The basis for the warranty accrual will be reviewed periodically based on actual experience. The Company does not sell extended warranty coverage that is separately priced or optional.

Advertising Expenditure

Advertising costs are expensed when incurred and are included in “selling expenses”. For the period from July 28, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006, advertising expenses were approximately RMB 15,000, RMB 28,000 and RMB 32,000 (US$ 4,000), respectively.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Value-Added Tax (“VAT”)

In accordance with the relevant tax laws in the PRC, VAT is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collected to the tax authority, but may deduct the VAT it has paid on eligible purchases. To the extent that the Company paid more than collected, the difference represents the net VAT recoverable balance at the balance sheet date. As of December 31, 2005 and 2006, there was no such VAT recoverable balance in the financial statements.

Leases

Leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Company had no capital lease for any of the periods stated herein.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets or asset group including intangibles with finite lives for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long-lived assets may not be fully recoverable. When these events occur, the Company evaluates the impairment by

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the asset group over its fair value, generally based upon discounted cash flows.

Fair Value of Financial Instruments

The carrying amounts of accounts receivable, accounts and notes payables, other liabilities, customer deposits, short-term bank borrowings and amounts due to from related companies and owners approximate their fair values due to the short-term maturity of these instruments.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No.48, “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, Accounting for Income Taxes” (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 for its fiscal year beginning on January 1, 2007, as required. The cumulative effect of adopting FIN 48 will be recorded in retained earnings (or other appropriate components of equity or net assets in the statement of financial position as applicable) in the year of adoption. The Company does not expect that the adoption of FIN 48 will have a significant effect on its results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”), which establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The provisions are to be applied prospectively as of the beginning of the fiscal year in which SFAS 157 is initially applied. The Company is currently assessing the impact, if any, that SFAS 157 will have on its financial statements.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of FAS 159 on its financial statements.

Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. As of December 31, 2006, substantially all of the Company’s cash and cash equivalents were deposited in financial institutions. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Concentration of Customers

The Company currently sells a substantial portion of its products to a limited number of customers. As a percentage of revenues, the top five customers accounted for 39% for the year ended December 31, 2006. As a percentage of accounts receivable balance, the top five customers accounted for 53% and 78% as at December 31, 2005 and 2006. The loss of sales from any of these customers would have a significant negative impact on the Company’s business. Sales to customers are mostly made through non-exclusive, short-term arrangements. Due to the Company’s dependence on a limited number of customers, any negative events with respect to the Company’s customers may cause material fluctuations or declines in the Company’ revenue and have a material adverse effect on the Company’s financial condition and results of operations.

Concentration of Suppliers

A significant portion of the Company’s raw materials are sourced from the five largest suppliers who collectively accounted for 64% of total purchases of the Company for the period from July 28, 2004 (date of inception) to December 31, 2004; 56% of total purchases of the Company for the year ended December 31, 2005 and 65% of total purchases of the Company for the year ended December 31, 2006. As a percentage of accounts payable balance, the top five suppliers accounted for 62% and 77% as at December 31, 2005 and 2006. Failure to develop or maintain the relationships with these suppliers may cause the Company to be unable to manufacture its products at the existing cost level. Any disruption in the supply of raw materials to the Company may adversely affect the Company’s business, financial condition and results of operations.

The Company participates in a highly competitive industry under strict regulation and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: changes in current medicine regulation system in the PRC; changes in the overall demand for services and products; pressures from competitors due to market flooding or price reductions; advances and new trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; risks associated with the ability to obtain necessary raw materials; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.

Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Company transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

3. RESTATEMENT OF INFORMATION PREVIOUSLY REPORTED

Subsequent to the issuance of Kunming Nanjiang Pharmaceutical Co., Ltd.’s financial statements included in the Shanghai Century Acquisition Corporation’s proxy statement pursuant to Section 14(a) of the Securities Exchange Act 1934 on August 16, 2007, the Company made adjustments to the Statements of Cash Flows to reflect the settlement of accounts payable through the issuance of notes payable as non-cash transactions and the changes in the related restricted cash as cash flows from financing activities instead of cash flows from operating activities.

The effects of the adjustment on net cash (used in) generated from operating activities and net cash generated from financing activities for the year ended December 31, 2006, and the additional disclosure in the supplemental schedule of non-cash activities are set out below.

	For the years ended December 31,
	2006	2006
	RMB	US$
Net cash used in operating activities as previously reported	(19,119)	(2,451)
Settlement of accounts payable through issuance of notes payable	15,599	1,999

Decrease in restricted cash	10,824	1,387

Net cash generated from operating activities, as restated	7,304	935

Net cash generated from financing activities as previously reported	25,599	3,283

Settlement of accounts payable through issuance of notes payable	(15,599)	(1,999)
Increase in restricted cash	(10,824)	(1,387)

Net cash used in financing activities, as restated	(824)	(103)

Supplemental schedule of non-cash activities, as restated:
Supplemental of accounts payable through issuance of notes payable	15,599	1,999

The restatement did not have any effect on net income or total shareholders’ equity as previously reported.

4. ACQUISITION OF KUNMING NANJIANG PHARMACEUTICAL FACTORY

On July 28, 2004, the Original Owners of the Company acquired Kunming Nanjiang Pharmaceutical Factory (“Nanjiang Factory”) in connection with the formation of the Company. Nanjiang Factory was considered to constitute a business because the nature of the revenue-producing activity of the component remains generally the same as before the transaction, and physical facilities, employee base, operating rights and production techniques remain the same with the component after the transaction. The acquisition was accounted for as a business combination in accordance with SFAS 141. The results of Nanjiang Factory’s operations have been included in the financial statements for the period from July 28, 2004 (date of inception) to December 31, 2004 and for each of the two years in the period ended December 31, 2006.

The aggregate purchase price was determined to be RMB 16,800,000, which was paid by the Original Owners in cash.

The following table summarizes the estimated fair values of the portion of the assets acquired and liabilities assumed at the date of acquisition. The Company has obtained valuations from Sallmanns (Far East) Ltd. for its land use rights, property, plant, equipment and certain identifiable intangible assets such as its brand name, trademark and certain contractual agreements and the allocation of the purchase price consideration is disclosed as follows:

	Fair Value of Assets Acquired	Allocation of Negative Goodwill	Allocation of Purchase Price of Assets Acquired
	RMB(’000)	RMB(’000)	RMB(’000)
Buildings and plant	20,678	(20,448)	230
Equipment and machinery	13,102	(12,956)	146
Furniture, fixtures and office equipment	353	(349)	4
Motor vehicles	787	(778)	9
Identifiable intangible assets
Trademark	900	(890)	10
Customer base	850	(841)	9
Other current assets	25,562	—	25,562
Deferred tax assets	11,097	—	11,097
Assumed other liabilities	(20,267)	—	(20,267)

	53,062	(36,262)	16,800

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Balance at beginning of year	206	1,050	135
Provisions	844	268	34
Write-offs	—	—	—

Balance at end of year	1,050	1,318	169

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

6. INVENTORIES

Inventories consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Raw materials	3,587	6,175	791
Finished goods	5,273	12,548	1,608

	8,860	18,723	2,399
Less: Provision for obsolescence	226	143	18

	8,634	18,580	2,381

Provision for inventory is as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Balance at beginning of year	—	226	29
Provisions	226	—	—
Write-offs	—	(83)	(11)

Balance at end of year	226	143	18

7. ADVANCES TO SUPPLIERS

The advances to suppliers represent interest-free cash deposits paid to suppliers for future purchase of raw materials. The risk of loss arising from non-performance by or bankruptcy of the suppliers is assessed prior to making the deposits and is monitored on a regular basis by management. A charge to cost of revenue will be recorded in the period in which a loss has been incurred. To date, the Company has not experienced any loss of advances to suppliers.

8. OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Employee advances	694	36	5
Deposits	63	80	10
Others	105	—	—

	862	116	15

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

9. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Buildings and plant	310	310	40
Equipment and machinery	2,053	6,232	799
Furniture, fixtures and office equipment	7	40	5
Motor vehicles	9	9	1
Construction in progress	3,421	—	—

	5,800	6,591	845
Less: Accumulated depreciation	224	476	61

	5,576	6,115	784

The annual amortization expenses were approximately RMB 252,000 (US$ 32,000) for 2006; RMB 224,000 for 2005; and RMB 20,000 for the period from July 28, 2004 (date of inception) to December 31, 2004.

10. INTANGIBLE ASSETS

			December 31,
			2005	2006	2006
			RMB(’000)	RMB(’000)	US$(’000)
Trademark	a	)	8	7	1
Customer base	b	)	4	—	—

			12	7	1

a)	The trademark “Nanjiang” has been registered in China by Kunming Nanjiang and is currently applied to its large capacity injection pharmaceutical. “Nanjiang” was also honoured as “Certification of Yunnan Famous Brand” by the State Quality inspection. The registration no. of the trademark “Nanjiang” is 580795.

b)	Kunming Nanjiang has about 550 customers as of July 31, 2004, the valuation date. The top 20 customer accounts for approximately 60% of total revenue. Given the high reputation in the industry, Kunming Nanjiang has active and regular sale with the customers. Referenced to the historical sale records, Kunming Nanjiang estimates that the existing customers as at the valuation date will keep doing business with “Nanjiang” for approximately 3 years.

The amortization expenses were approximately RMB 5,000 (US$ 641) for 2006; RMB 5,000 for 2005; and RMB 2,000 for the period from July 28, 2004 (date of inception) to December 31, 2004.

The estimated amortization expense for the next five years is as follows:

	RMB(’000)	US$(’000)
2007	1.5	—
2008	1.5	—
2009	1.5	—
2010	1.5	—
2011	1	1

	7	1

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

11. LAND USE RIGHTS

Amortized land use rights consist of the following:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Cost	3,683	3,683	472
Less: Accumulated amortization	105	173	22

	3,578	3,510	450

As of December 31, 2006, land use rights with net value of approximately RMB 3,510,000 (US$ 450,000) (2005: Nil) were pledged as security for short-term bank borrowings of RMB 10,000,000 (US$1,281,000) (2005: Nil).

The amortization period of the land use rights was 50 years. For the period from July 28, 2004 (date of inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006, amortization expenses were approximately RMB 31,000, RMB 74,000 and RMB 68,000 (US$ 9,000), respectively.

12. SHORT-TERM BANK BORROWINGS

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Short-term bank borrowings	—	10,000	1,281

The short-term bank borrowings outstanding at December 31, 2006 bore interest rate at 6.12% per annum, and were denominated in RMB. The borrowings were obtained from financial institutions and represented the maximum amount of the facilities. The borrowings had a term of one year and will expire on November 8, 2007. As of December 31, 2006, the borrowings were secured by land use rights of approximately RMB 3,511,000 (US$ 450,000).

13. NOTES PAYABLE

The notes payable are non-interest bearing and are secured by the Company’s restricted cash of approximately RMB 10,823,000 (US$ 1,387,000) (2005: Nil).

The Company settles certain of its accounts payable balances by issuing notes payable through financial institutions. The financial institutions assume the accounts payable obligation in exchange for the Company’s commitment to pay the notes payable. The notes payable are secured by a restricted cash balance based on certain percentage of the notes payable balance which ranges from 30% to 70% and the notes payable typically mature in six months. Since the accounts payable obligation is transferred to the bank in exchange for the notes payable and no cash is actually received by the Company when the notes payable are issued, the Company presents the settlement of the accounts payable through the issuance of notes payable as a non-cash transaction in the statements of cash flows.

14. ACCRUED EXPENSES AND OTHER LIABILITIES

The components of accrued expenses and other liabilities are as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Salary and welfare payable	941	1,014	130
Accrued social insurance payable	5,221	6,778	868
Accrued employee education and labor union fees	445	610	79
Payable to Original Owners	5,720	—	—
Other payable	661	779	99

	12,988	9,181	1,176

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

15. CUSTOMER DEPOSITS

Customer deposits represent cash payments received from customers in advance. These deposits are recognized as revenue when the conditions for revenue recognition have been met. The customer deposits are non-refundable unless the Company fails to fulfill the terms of the sales contract.

16. STATUTORY RESERVES

According to the Company Law of the PRC, before distributing the profit attributable to owners of the Company each year, the Company shall set aside 10% of its profit attributable to owners for the statutory surplus reserve (except where the reserve balance has reached 50% of the Company’s registered capital), and 5-10% of its profit attributable to owners for the statutory public welfare fund. These reserves cannot be used for purposes other than those for which they are created and are not distributable as cash dividends. Appropriation to the statutory surplus reserve and statutory public welfare fund should be made based on the amount of profits reflected in the financial statements prepared in accordance with the PRC accounting standards and regulations.

With effect from January 1, 2006, following the change of the Company Law of the PRC, the Company is no longer required to contribute to the statutory public welfare fund and the balance of the fund carried over from 2005 has been transferred to the statutory surplus reserve.

17. TAXATION

a) Income taxes

The Company is registered in the PRC and is subject to PRC income tax on the taxable income as reported in its PRC statutory accounts adjusted in accordance with the relevant PRC income tax laws.

The Company is established as a domestic company in the PRC and is subject to corporate income tax (“CIT”) at a rate of 33% (30% state enterprise income tax and 3% local enterprise income tax).

The Company had no operations in jurisdictions other than the PRC. Income before taxation consists of:

	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the years ended December 31,

		2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
The PRC	497	5,272	11,510	1,475

The current and deferred components of the income tax expenses (benefit) appearing in the statements of income are as follows:

	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the years ended December 31,

		2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Current	473	2,666	5,189	666
Deferred	(235)	(121)	297	38

	238	2,545	5,486	704

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

The reconciliation of tax computed by applying the statutory income tax rate applicable to PRC operations to income tax expense (benefit) is:

	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the years ended December 31,

		2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Income before taxation	497	5,272	11,510	1,475
PRC enterprise income tax rate	33%	33%	33%	33%
Income tax computed at applicable tax rates	163	1,738	3,798	488
Non-deductible expenses	75	807	1,687	216

	238	2,545	5,486	704

Deferred tax assets reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets are as follows:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
Deferred tax assets, current portion
Allowance for doubtful accounts	421	482	62
Accrual for social insurance	993	1,548	198

	1,414	2,030	260

Deferred tax assets, non-current portion
Property, plant and equipment	10,039	9,125	1,169

	11,453	11,155	1,429

b) Other tax payable

Other tax payable mainly represents the value added tax payable to the local tax authorities.

18. RELATED PARTY TRANSACTIONS

a) Related parties

Name of related parties	Relationship with the Company
Sichuan Kelun Pharmaceutical Co., Ltd. (“Kelun JS”)	Its shareholders are also major ultimate owners of the Company since August 31, 2006

Sichuan Kelun Medicine & Trade Co., Ltd. (“Kelun Trade”)	Subsidiary of Kelun Industrial Group

Sichuan Xinyuan Pharmaceutical Co., Ltd. (“Xinyuan”)	Subsidiary of Kelun Industrial Group

Guizhou Kelun Pharmaceutical Co., Ltd. (“Guizhou Kelun”)	Variable interest entity of Kelun Industrial Group

Jiangxi Kelun Pharmaceutical Co., Ltd. (“Jiangxi Kelun”)	Subsidiary of Kelun Industrial Group

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

b) The Company had the following related party transactions for the periods:

	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the year ended December 31,

		2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US$(’000)
Sales of goods to:
Kelun Trade	—	—	189	24
Kelun JS	—	—	160	21

	—	—	349	45

Purchases of goods from:
Kelun JS	—	—	1,679	215

c) The Company had the following related party balances as at December 31, 2005 and 2006:

	December 31,
	2005	2006	2006
	RMB(’000)	RMB(’000)	US$(’000)
AMOUNTS DUE FROM RELATED PARTIES
Kelun JS	1,000	2,497	320
Guizhou Kelun	28	820	105

	1,028	3,317	425

AMOUNTS DUE TO RELATED PARTIES
Kelun JS	230	258	33
Kelun Industrial Group	270	49	6
Jiangxi Kelun	—	137	18
Xinyuan	57	482	62

	557	926	119

All balances with related parties as of December 31, 2004, 2005 and 2006 were unsecured, non-interest bearing and repayable on demand.

19. EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company makes contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB 1,505,000, RMB 1,710,000 and RMB 2,130,000 (US$ 273,000) for the five-month period ended December 31, 2004 and each of the years ended December 31, 2005 and 2006, respectively.

Due to differences in implementation or interpretation of the social insurance regulation by the local authorities, the Company has not paid, or has not been required to pay certain contributions for its employees. The Company has made full provisions based on the local regulations in the amount of approximately RMB 5,221,000 and RMB 6,778,000 (US$ 868,000) as of December 31, 2005 and 2006, respectively, in respect of certain outstanding pension benefits, medical care, employee housing fund and other welfare benefits.

KUNMING NANJIANG PHARMACEUTICAL CO., LTD.

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

Pursuant to the Regulation on Labor Security Supervision issued by the State Council of China, where an act of violating labor security laws, regulations or rules is neither found by the PRC labor security administration nor reported or complained by others within 2 years from the date when the act of violating labor security laws, regulations or rules is concluded, the PRC labor security administration shall no longer investigate the violation of PRC labor regulations and the accrued social insurance obligations might be reversed.

20. COMMITMENTS AND CONTINGENCIES

Operating lease commitments

Future minimum payments under non-cancelable operating leases with initial terms of one-year or more consist of the following at December 31, 2006:

	RMB(’000)	US$(’000)
2007	106	14

Payments under operating leases are expensed on the straight-line basis over the periods of their respective leases. The terms of the leases do not contain rent escalation or contingent rents. Total rental expense under all operating leases amounted to approximately RMB 384,000 (US$ 49,000) for the year ended December 31, 2006 (2005, 2004: Nil).

21. SEGMENT REPORTING

The Company operates and manages its business as a single segment that includes primarily the development, manufacture and sale of IV solution products.

The revenues attributable to the different product groups are as follows:

	For the years ended December 31,
	2004	2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US($’000)
Glass bottle IV solution products	12,553	46,036	79,692	10,212
Polypropylene bottle IV solution products	85	871	14,175	1,816

	12,638	46,907	93,867	12,028

Sales of glass bottle IV solution products, the Company’s primary products, accounted for 99%, 98% and 85% of the Company’s net sales for the years ended December 31, 2004, 2005 and 2006, respectively. Any significant reduction in sales volume or the margins earned from any of these products could have a substantial negative impact on the Company’s results of operations.

Geographic disclosures:

The Company operates in the PRC. All the identifiable assets of the Company were located in the PRC during the periods presented.

22. MAJOR CUSTOMERS

Details of the customers accounting for 10% or more of total net sales in any of the periods presented are as follows:

	For the period from July 28, 2004 (date of inception) to December 31, 2004	For the year ended December 31,

		2005	2006	2006
	RMB(’000)	RMB(’000)	RMB(’000)	US($’000)
Yunnan Medicine Co., Ltd.	1,691	—	—	—
Yunnan Qingbin Medicine Co., Ltd.	—	—	23,963	3,071

	1,691	—	23,963	3,071

23. SUBSEQUENT EVENTS

a) On December 31, 2006, Kelun JS entered into an agreement with Kelun Industrial Group and Huifeng Investment, under which Kelun JS agreed to pay approximately RMB 2 million and RMB 12 million to Kelun Industrial Group and Huifeng Investment respectively for all equity interests of the Company.

As at April 30, 2007, the Company had completed the process of equity transfer and obtained an updated business license for the Company.

b) During the 5th Session of the 10th National People’s Congress, which was concluded on March 16, 2007, the PRC Corporate Income Tax Law (the “New Corporate Income Tax Law”) was approved and will become effective on January 1, 2008. The New Corporate Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. Since the detailed implementation and administrative rules and regulations have not yet been announced, the future financial impact of the New Corporate Income Tax Law on the Company cannot be reasonably estimated at this stage.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Shanghai Century Acquisition Corporation:

We have audited the accompanying balance sheets of Shanghai Century Acquisition Corporation (a development stage of enterprise) as of December 31, 2005 and 2006, and the related statements of operations, shareholders’ equity and cash flows for the period from April 25, 2005 (date of inception) to December 31, 2005, the year ended December 31, 2006 and the period from April 25, 2005 (date of inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shanghai Century Acquisition Corporation as of December 31, 2005 and 2006, and the results of its operations and its cash flows for the period from April 25, 2005 (date of inception) to December 31, 2005, the year ended December 31, 2006 and the period from April 25, 2005 (date of inception) to December 31, 2006, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, in the event that the Company does not consummate a Business Combination within 18 months from the date of the completion of the Public Offering (or 24 months from the completion of the Public Offering if certain extension criteria have been satisfied), the Company will be dissolved and the proceeds held in the Trust Account will be distributed to the Company’s public shareholders. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    KPMG

Hong Kong, China

March 6, 2007

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

BALANCE SHEETS DECEMBER 31, 2005 AND DECEMBER 31, 2006

(Expressed in United States Dollars)

		December 31:
	Note	2005		2006
ASSETS

Current assets
Cash and cash equivalents		US$	24,227	US$	1,023,328
Restricted cash equivalents held in Trust Account	2.2		—		111,296,035
Deferred offering costs			68,129		—
Amount due from a related company	5		—		5,750
Receivable from underwriters			—		100
Prepayments, deposits and other receivables			—		48,048

Total current assets			92,356		112,373,261

Property, plant and equipment
Leasehold improvements			—		90,911
Computer and office equipment			—		32,143

			—		123,054
Less: accumulated depreciation			—		(12,362)

			—		110,692

Total assets		US$	92,356	US$	112,483,953

LIABILITIES, ORDINARY SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ EQUITY

Current liabilities
Accrued expenses		US$	22,182	US$	199,582
Amounts due to founders	4		59,330		18,733
Warrants liability	6		—		22,856,250

Total current liabilities			81,512		23,074,565

Total liabilities		US$	81,512	US$	23,074,565

Ordinary shares subject to possible redemption (2,873,563 ordinary shares at US$7.60 per share, plus accrued interest of US$359,887)	7		—		22,198,962

Shareholders’ equity
Ordinary shares—US$0.0005 par value; 50,000,000 shares authorized; 3,125,000 issued and outstanding at December 31, 2005; 17,500,000 issued and outstanding at December 31, 2006			1,562		8,750
Preferred shares—US$0.0005 par value; 5,000,000 shares authorized; none issued and outstanding at December 31, 2005 and December 31, 2006	9		—		—
Additional paid-in capital	8		23,438		73,153,546
Unit purchase option	3		—		2,572,400
Deficit accumulated during the development stage			(14,156)		(8,524,270)

Total shareholders’ equity		US$	10,844	US$	67,210,426

Commitments and contingencies	5

Total liabilities, ordinary shares subject to redemption and shareholders’ equity		US$	92,356	US$	112,483,953

See accompanying notes to the financial statements.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

(Expressed in United States Dollars)

	Note	Period from April 25, 2005 (date of inception) to December 31, 2005		Year ended December 31, 2006		Period from April 25, 2005 (date of inception) to December 31, 2006
Revenues		US$	—	US$	—	US$	—
Operating expenses			(14,156)		(1,424,953)		(1,439,109)

Operating loss			(14,156)		(1,424,953)		(1,439,109)
Interest income			—		3,622,522		3,622,522
Increase in fair value of warrants liability	6		—		(10,347,796)		(10,347,796)

Net loss before income tax expense			(14,156)		(8,150,227)		(8,164,383)
Income tax expense	2.4		—		—		—

Net loss		US$	(14,156)	US$	(8,150,227)	US$	(8,164,383)

Basic net loss per share	2.7	US$	(0.01)	US$	(0.63)

Diluted net loss per share	2.7	US$	(0.01)	US$	(0.63)

See accompanying notes to the financial statements.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005

AND FOR THE YEAR ENDED DECEMBER 31, 2006

(Expressed in United States Dollars)

	Ordinary shares			Additional paid-in capital		Unit purchase option		Deficit accumulated during the development stage		Shareholders’ equity
	Shares	Amount
Ordinary shares issued:

April 25, 2005	1,062,500	US$	531	US$	10,094	US$	—	US$	—	US$	10,625
October 21, 2005	2,062,500		1,031		13,344		—		—		14,375
Net loss	—		—		—		—		(14,156)		(14,156)

Balance at December 31, 2005	3,125,000		1,562		23,438		—		(14,156)		10,844

Sale of 14,375,000 units and underwriter’s unit purchase option, net of underwriters’ discount and offering expenses	14,375,000		7,188		109,984,326		—		—		109,991,514

Reclassification of warrants (Note 6)	—		—		(12,508,454)		—		—		(12,508,454)

Reclassification of equity amount subject to redemption; 2,873,563 ordinary shares at US$7.60 per share plus accrued interest (Note 7)	—		—		(21,839,075)		—		(359,887)		(22,198,962)

Unit purchase option (Note 3)	—		—		(2,572,400)		2,572,400		—		—

Amortization of share options (Note 10)	—		—		65,711		—		—		65,711

Net loss	—		—		—		—		(8,150,227)		(8,150,227)

Balance at December 31, 2006	17,500,000	US$	8,750	US$	73,153,546	US$	2,572,400	US$	(8,524,270)	US$	67,210,426

See accompanying notes to the financial statements.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

(Expressed in United States Dollars)

	Period from April 25, 2005 (date of inception) to December 31, 2005		Year ended December 31, 2006		Period from April 25, 2005 (date of inception) to December 31, 2006
Cash flows from operating activities

Net loss	US$	(14,156)	US$	(8,150,227)	US$	(8,164,383)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation		—		12,362		12,362
Interest income		—		(2,046,035)		(2,046,035)
Amortization of share options		—		65,711		65,711
Increase in fair value of warrants liability		—		10,347,796		10,347,796
Increase in amount due from a related company		—		(5,750)		(5,750)
Increase in accrued expenses		22,182		177,400		199,582
Increase in prepayments, deposits and other receivables		—		(48,048)		(48,048)

Net cash provided by operating activities		8,026		353,209		361,235

Cash flows from investing activities

Purchase of restricted cash equivalents in trust account		—		(109,250,000)		(109,250,000)
Purchase of property, plant and equipment		—		(123,054)		(123,054)

Net cash used in investing activities		—		(109,373,054)		(109,373,054)

Cash flows from financing activities

Proceeds from issuance of ordinary shares to founders		25,000		—		25,000
Payment of offering costs		(68,129)		—		(68,129)
Proceeds from amounts due to founders		59,330		182,581		241,911
Repayment of amounts due to founders		—		(223,178)		(223,178)
Proceeds from initial public offering, net of underwriters’ discount and offering expenses		—		110,059,543		110,059,543

Net cash provided by financing activities	US$	16,201	US$	110,018,946	US$	110,035,147

Net increase in cash and cash equivalents		24,227		999,101		1,023,328
Cash and cash equivalents at beginning of period/year		—		24,227		—

Cash and cash equivalents at end of period/year	US$	24,227	US$	1,023,328	US$	1,023,328

See accompanying notes to the financial statements.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and Business Operations

Shanghai Century Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on April 25, 2005 with an authorized share capital of 50,000,000 ordinary shares (par value US$0.0005 per share) and 5,000,000 preferred shares (par value US$0.0005 per share). The Company’s founders contributed US$25,000 to the formation of the Company and were issued 3,125,000 ordinary shares. The Company was formed to acquire, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business having its primary operations located in the People’s Republic of China. The Company has neither engaged in any operations nor generated revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (as discussed in Note 3 below) (the “Public Offering”) was declared effective April 24, 2006. The Company completed the Public Offering on April 28, 2006 and received net proceeds of US$109,991,514. The Company intends to use substantially all of the net proceeds of the Public Offering to acquire a target business (“Business Combination”), including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the Business Combination, and the payment of legal and accounting expenses and advisory and investment banking fees payable in connection with the Business Combination. There is no assurance, however, that the Company will be able to successfully effect a Business Combination.

As at December 31, 2006, an amount of US$111,296,035 (including interest), representing the net proceeds plus investment income, was held in a trust account (“Trust Account”) and invested in short-term United States government securities. Under the agreement governing the Trust Account, the funds in the Trust Account may only be invested in United States government securities having a maturity of one hundred and eighty days or less or in money market funds (see note 2.2). The funds will continue to be kept in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) distribution of the Trust Account as described below.

The funds held in the Trust Account (excluding US$3,300,000 to be paid to the underwriters upon consummation of a Business Combination and a portion of the interest earned and other expenses in connection with the Business Combination) may be used as consideration to pay the sellers of a target business for which the Company ultimately completes a Business Combination. Any amount not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by the Company’s board of directors at that time.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the completion of the Public Offering (or 24 months from the completion of the Public Offering if certain extension criteria have been satisfied), the Company will be dissolved and the proceeds held in the Trust Account (excluding one-half of the interest earned) will be distributed to the Company’s public shareholders. In the event of such distribution, the per share value of the residual assets remaining available for distribution (including the amount held in the Trust Account) may be less than the public offering price of US$8.00 per unit (see Note 3).

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

Basis of Presentation

The Company’s financial statements are prepared and presented in accordance with US generally accepted accounting principles. Further, these financial statements have been prepared on a going concern basis. The ability of the Company to continue as a going concern is predicated upon the consummation of a Business Combination in accordance with the terms and conditions described above. These financial statements do not include adjustments, if any, to reflect the possible future effects on the recoverability and classification of recorded assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

The Company has not commenced operations since its inception on April 25, 2005. All activities and expenses incurred are related to the Company’s formation and capital raising activities. The Company has selected December 31 as its fiscal year end.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1 Cash and cash equivalents:

Cash and cash equivalents comprise cash at bank and on hand and demand deposits with banks and other financial institutions.

2.2 Restricted cash equivalents held in Trust Account:

The restricted cash equivalents held in the Trust Account as at December 31, 2006 consist of U.S. government treasury bills purchased with an original maturity of three months or less at date of acquisition. The Company classifies this investment as held-to-maturity securities as the Company has the ability and intent to hold the securities until maturity. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums, or discounts, if any. Interest income, including amortization of the premium and discount arising at acquisition is recorded on an accrual basis.

2.3 Use of estimates:

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the fair value of warrants and the underwriters’ option. Actual results could differ from those estimates.

2.4 Income taxes:

Under current Cayman Islands laws, the Company is not subject to income tax, and accordingly, no income tax benefit or deferred tax asset has been recognized in respect of the net losses incurred.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

2.5 Property, plant and equipment:

Fixed assets are stated at cost. Depreciation is calculated on straight-line basis over the estimated useful lives of the assets. The estimated useful live of computer and office equipment is 2 years. Leasehold improvements are depreciated over 2 years which is the term of the lease.

2.6 Recently issued accounting standards:

FASB Interpretation No. 48 (“FIN 48”)

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statements No. 109, which clarifies the accounting for uncertainty in tax positions. This interpretation requires that the Company recognizes in the financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. FIN 48 will be effective for the accounting period from January 1, 2007. Management does not expect the adoption of this interpretation to have a material effect on the Company’s financial statements.

Statement of Financial Accounting Standards No. 157 (“FAS 157”)

In September 2006, the FASB issued FAS 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for the accounting period from January 1, 2008. The Company is in the process of evaluating the impact of this standard.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

2.7 Basic and diluted net loss per share:

For the periods concerned, the number of shares used in the calculation of basic and diluted net loss per share is as follows:

	Period from April 25, 2005 (inception) to December 31, 2005		Year ended December 31, 2006		Period from April 25, 2005 (date of inception) to December 31, 2006
Net loss	US$	(14,156)	US$	(8,150,227)	US$	(8,164,383)

Denominator:
Basic weighted average shares		1,654,133		13,010,274		8,383,015
Effect of dilutive redeemable warrants		—		—		—
Effect of dilutive share options		—		—		—

Diluted weighted average shares		1,654,133		13,010,274		8,383,015

Basic loss per share	US$	(0.01)	US$	(0.63)	US$	(0.97)

Diluted loss per share	US$	(0.01)	US$	(0.63)	US$	(0.97)

During the periods presented, the Company’s dilutive potential common shares outstanding consist of 14,375,000 redeemable warrants, 2,000,000 ordinary shares issuable upon exercise of the unit purchase option, and 125,000 share options. The computation of diluted loss per share for the periods presented, did not assume conversions of redeemable warrants, the unit purchase option or the share options because, when applying the if-converted method, as the effect of these conversions was anti-dilutive.

2.8 Stock-Based Compensation Expense:

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s statement of operations.

The Company used lattice-binomial option-pricing model (“lattice-binomial model”) as a method of valuation for share-based awards. For additional information, see Note 10. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behavior. Because the Company’s stock options have certain characteristics that are significantly different from traded options, and because changes in the

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation model may not provide an accurate measure of the fair value of the Company’s employee stock options.

NOTE 3—INITIAL PUBLIC OFFERING

On April 28, 2006, the Company completed the sale of 14,375,000 units in the Public Offering at a price of US$8.00 per unit. Each unit consists of one ordinary share of the Company, US$0.0005 par value, and one warrant (see Note 6). Each warrant entitles the holder to purchase from the Company one ordinary share at an exercise price of US$6.00 commencing on the later of (a) the completion of a Business Combination with a target business, or (b) April 24, 2007. The warrants expire on April 23, 2010. The Company may redeem the warrants (including any warrants issued upon exercise of the unit purchase option described below) at a price of US$0.01 per warrant at any time after the warrants become exercisable to the extent the last sales price of the Company’s ordinary shares equals or exceeds US$11.50 per share for any 20 trading days within a 30 trading day period.

In addition, on April 28, 2006, the Company sold to the underwriters, for US$100, an option to purchase up to a total of 1,000,000 units as compensation for their services (the “unit purchase option”). The units issuable upon exercise of the unit purchase option are identical to those offered in the Public Offering, except that the warrants have an exercise price of US$7.50.

The unit purchase option expires on April 23, 2011 and is exercisable at US$10.00 per unit commencing on the later of (a) the completion of a Business Combination, or (b) April 24, 2007. In lieu of the payment of the exercise price, the option may be converted into units on a net-share settlement or cashless exercise basis to the extent that the market value of the units at the time of conversion exceeds the exercise price of the option. The option may only be exercised or converted by the option holder and cannot be redeemed for cash by the Company or the option holder.

The sale of the underwriters’ option was accounted for as an equity transaction in accordance with Emerging Issues Task Force No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, and was measured at its fair value on the date of the sale in accordance with Statements of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment. The Company has determined, based upon a lattice model, that the estimated fair value of the option on the date of sale was approximately US$2.5724 per unit or an aggregate of US$2,572,400, assuming an expected life of 56 months, volatility of 33.7779% and a risk-free interest rate of 5.2390%.

The volatility calculation of 33.7779% is based on the latest five year average volatility of an index of 447 companies drawn from the Shanghai Stock Exchange Composite Index that had been trading for at least five years and that had market capitalizations of less than US$400 million (“Index”). Since the Company did not have a trading history at the time the option was issued, the Company estimated the potential volatility of its common stock price by referring to the latest five year average volatility of the Index because management believes that the average volatility of such index was a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock after consummation of a business combination. Although an expected life of five years was taken into account for purposes of assigning a fair value to this option, to the extent the Company does not consummate a Business Combination within the prescribed time period and liquidates, the underwriters’ option would become worthless.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

Pursuant to Rule 2710(g)(1) of the NASD Conduct Rule, the option to purchase 1,000,000 units is deemed to be underwriting compensation and therefore upon exercise, the underlying shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Public Offering.

NOTE 4—AMOUNT DUE TO FOUNDERS

The founders of the Company have entered into a revolving credit agreement with the Company in the amount of US$125,000. Advances under the credit facility were interest-free and payable before October 22, 2006.

For the period from April 25, 2005 (inception) to December 31, 2006, the Company drew US$125,000 against the revolving credit line and obtained additional borrowings from the founders of US$114,094 to pay a portion of the expenses of the Public Offering such as the Securities and Exchange Commission registration fee, National Association of Securities Dealers registration fee, American Stock Exchange registration fee, and certain legal fees, administrative fees and other expenses.

In addition, US$2,817 of the costs incurred prior to the formation of Company was reimbursed to one of the founders.

As of December 31, 2006, the amount due to the founders was US$18,733.

NOTE 5—AMOUNT DUE FROM A RELATED COMPANY

The Company has agreed to pay FDC Consultants Limited, a company owned and managed by Mr. Franklin D. Chu, the Company’s co-chief executive officer, US$7,500 per month for office space and general and administrative services including secretarial support commencing on April 24, 2006 and continuing until (i) the consummation of a Business Combination, (ii) 18 months from commencement of the Public Offering if the Company does not effect a Business Combination, or (iii) 24 months from the consummation of the Public Offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months of commencement of the Public Offering and the Company has not effected a Business Combination.

In addition, the Company prepaid US$5,750 as at December 31, 2006 for certain office and secretarial services according to the service agreement.

NOTE 6—WARRANTS LIABILITY

Under the terms of the warrant agreement, no warrants will be exercised unless at the time of exercise a prospectus relating to ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. The Company has agreed to meet these conditions and use their best efforts to maintain a current prospectus relating to ordinary shares issuable upon exercise of the redeemable warrants until the expiration of the warrants. The warrant agreement does not specify the consequences or penalty imposed against the Company in the event the Company is unable to file and complete an effective registration statement to deliver registered shares.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

Under EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, if (a) a derivative contract requires physical or net-share settlement by delivery of registered shares and does not specify any circumstances under which net-cash settlement would be permitted or required and (b) the contract does not specify how the contract would be settled in the event that the company is unable to deliver registered shares, then net-cash settlement is assumed if the company is unable to deliver registered shares (because it is unlikely that nonperformance would be an acceptable alternative). As a consequence of EITF No. 00-19, a derivative within the parameters must be classified as an asset or a liability because share settlement is not within the company’s control. Accordingly, in connection with the issuance of the units (see Note 3), the Company was required to record the fair value of the warrants as a liability with any changes in the fair value of the warrants at each reporting date being recorded through the Company’s statement of operations. The warrants will continue to be reported as a liability until such time as the warrants are exercised, expire, or the Company is otherwise able to revise the warrant agreement to specify (a) whether net-cash settlement would be permitted or required or (b) how the contract would be settled in the event that the company is unable to deliver registered shares.

The Company has determined that the estimated fair value of the warrants on April 24, 2006, the date of issuance, and on December 31, 2006 was approximately US$0.87 and US$1.59 per warrant, respectively, or an aggregate of US$12,508,454 and US$22,856,250, respectively. Since the warrants were not traded or quoted on a market exchange at the time of issuance, the fair value of the warrants as of April 24, 2006 was estimated based on a lattice-binomial model using an expected life of 48 months, a volatility of 33.7779%, a risk-free interest rate of 5.204% and taking into consideration the liquidity risk and the forfeiture risk that the warrants could become worthless if the Company does not consummate a Business Combination within the prescribed period and liquidates. The fair value of the warrants as of December 31, 2006 was based on a quoted market price.

NOTE 7—AMOUNT OF EQUITY SUBJECT TO POSSIBLE REDEMPTION

The Company is required to obtain shareholder approval for any business combination of a target business. In the event that public shareholders owning 20% or more of the ordinary shares sold in the Public Offering vote against a Business Combination, the Company will not proceed with a Business Combination if the public shareholders exercise their redemption rights. That is, the Company can still effect a business combination if the public shareholders owning up to approximately 19.99% of the ordinary shares sold in the Public Offering exercise their redemption rights.

This redemption obligation with respect to up to 19.99% of the ordinary shares sold in the Public Offering will exist regardless of how a Business Combination is structured. That is, the Company would be required to redeem up to an amount equal to the product of approximately 19.99% of the 14,375,000 ordinary shares sold in the Public Offering (or 2,873,563 ordinary shares) multiplied by an initial cash per-share redemption price of US$7.60. The actual per-share redemption price will be equal to the quotient of the amount in the Trust Account plus all accrued interest not previously released to the Company, as of two business days prior to the proposed consummation of the business combination, divided by 14,375,000 ordinary shares.

Accordingly, under the provision of EITF D-98, Classification and Measurement of Redeemable Securities, the Company has classified 19.99% of the net proceeds from the Public Offering, or US$21,839,075, and the related accrued interest of approximately US$359,887 outside permanent equity as of December 31, 2006.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

NOTE 8—PROCEEDS FROM PUBLIC OFFERING

The following is the classification of the net proceeds from the Public Offering:

Classified as liability:
Warrants liability (note 6)	US$	12,508,454

Classified outside of permanent equity:
Amount subject to possible redemption at US$7.60 per share (note 7)	US$	21,839,075

Classified as permanent equity:
Additional paid-in capital	US$	73,064,397
Par value of 14,375,000 ordinary shares at US$0.0005 per par value		7,188
Unit purchase option (note 3)		2,572,400

	US$	75,643,985

Net proceeds from the Public Offering	US$	109,991,514

NOTE 9—PREFERRED SHARES

The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No preferred shares have been issued during the periods presented.

NOTE 10—SHARE OPTIONS

In June 2006, the Company engaged an independent consultant to assist the Company in matters related to a Business Combination. The term of the contract is three years expiring on June 8, 2009 unless terminated earlier. As part of his compensation for services provided to the Company, the Company granted to the consultant (i) an option to purchase 50,000 ordinary shares which vest six months after the consummation of a Business Combination and (ii) an option to purchase 75,000 ordinary shares which vest on April 24, 2009, provided the consulting agreement has not been terminated prior to the date on which either option become vested. The exercise price of both options is US$7.10, the closing market price of the ordinary shares on the first day that ordinary shares of the Company were traded. Both options will expire upon the earlier of (i) the date the consulting agreement is terminated, or (ii) October 24, 2007 if a Business Combination is not consummated on or prior to such date and the Company has not entered into a letter of intent, agreement in principle or definitive agreement on or prior to such date, or (iii) April 24, 2008 if a Business Combination is not consummated on or prior to such date.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS—(Continued)

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO DECEMBER 31, 2006

The Company has determined that the estimated fair value of these options on the date of grant was approximately US$2.064 per share or US$258,000 using the lattice option pricing model. The risk-free rate for the expected term of the option is based on the 3 year US Treasury Yield as at the issue date.

	Period from April 25, 2005 (inception) to December 31, 2005	Year ended December 31, 2006	Period from April 25, 2005 (date of inception) to December 31, 2006
Valuation assumptions

Expected dividend yield	—	0%	0%
Expected volatility	—	20%	20%
Expected term(years)	—	3	3
Risk-free interest rate	—	4.97%	4.97%

Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted average exercise price		Weighted average remaining contractual term	Aggregate intrinsic value
Balance at April 25, 2005 (date of inception) and January 1, 2006	—	US$	—
Granted	125,000	US$	7.1

Balance at December 31, 2006	125,000	US$	7.1	2.5	26,250

Exercisable at December 31, 2006	—		—	—	—

The weighted average grant date fair value of options granted during the year 2006 was US$2.064 (2005: Nil).

Nonvested shares	Number of shares	Weighted average grant- date fair value
Balance at April 25, 2005 (date of inception) and January 1, 2006	—	US$	—
Granted	125,000	US$	2.064

Balance at December 31, 2006	125,000	US$	2.064

The Company has accounted for these share options under the fair value method of SFAS 123 (R) by recording compensation based on the fair value at grant date for such awards and amortizing the compensation amount over the expected term of the consulting contract which approximates the expected life of the option. The amount of compensation recognized for these share options was US$65,711 for the year ended December 31, 2006. At December 31, 2006, there was US$192,289 of total unrecognized compensation cost related to nonvested share options. The cost is expected to be recognized over a weighted average period of 1.7 years.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

BALANCE SHEETS AS AT DECEMBER 31, 2006 AND JUNE 30, 2007

(Unaudited)

(Expressed in United States Dollars)

	Note	December 31, 2006	June 30, 2007
		US$	US$
ASSETS
Current assets
Cash and cash equivalents		1,023,328	75,540
Restricted cash equivalents held in Trust Account	2	111,296,035	112,376,329
Amount due from a related company	5	5,750	5,750
Receivable from underwriters		100	100
Prepayments, deposits and other receivables		48,048	758,489

Total current assets		112,373,261	113,216,208

Property, plant and equipment
Leasehold improvements		$90,911	$95,693
Computer and office equipment		32,143	41,412

		123,054	137,105
Less: accumulated depreciation		(12,362)	(45,385)

Total fixed assets		110,692	91,720

Total assets		$112,483,953	$113,307,928

LIABILITIES, ORDINARY SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses		$199,582	$933,769
Amounts due to founders	4	18,733	21,855
Warrants liability	6	22,856,250	31,625,000

Total current liabilities		23,074,565	32,580,624

Total liabilities		$23,074,565	$32,580,624

Ordinary shares subject to possible redemption (2,873,563 ordinary shares at $7.60 per share, plus accrued interest of $359,887 at December 31, 2006 and $630,610 at June 30, 2007)	7	$22,198,962	$22,469,685

Shareholders’ equity
Ordinary shares—$0.0005 par value; 50,000,000 shares authorized; 17,500,000 issued and outstanding at December 31, 2006 and June 30, 2007		$8,750	$8,750
Preferred shares—$0.0005 par value; 5,000,000 shares authorized; none issued and outstanding at December 31, 2006 and June 30, 2007	9	—	—
Additional paid-in capital	8	73,153,546	73,246,883
Unit purchase option	3	2,572,400	2,572,400
Deficit accumulated during the development stage		(8,524,270)	(17,570,414)

Total shareholders’ equity		67,210,426	58,257,619

Commitments and contingencies	5
Total liabilities, ordinary shares subject to redemption and shareholders’ equity		$112,483,953	$113,307,928

See accompanying notes to the financial statements.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

STATEMENTS OF OPERATIONS

FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 2006,

FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 2007,

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006,

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2007,

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION) TO JUNE 30, 2007

(Unaudited)

(Expressed in United States Dollars)

	Note	Three-month period ended June 30, 2006	Three-month period ended June 30, 2007	Six-month period ended June 30, 2006	Six-month period ended June 30, 2007	Period from April 25, 2005 (date of inception) to June 30, 2007
		US$	US$	US$	US$	US$
Revenues		$—	$—	$—	$—	$—
Operating expenses		(326,788)	(1,615,814)	(367,115)	(2,727,283)	(4,166,392)

Operating loss		(326,788)	(1,615,814)	(367,115)	(2,727,283)	(4,166,392)

Interest income		932,719	1,372,290	932,719	2,720,612	6,343,134

Increase in fair value of warrants liability	6	(1,654,936)	(5,893,750)	(1,654,936)	(8,768,750)	(19,116,546)

Net loss before income tax expense		(1,049,005)	(6,137,274)	(1,089,332)	(8,775,421)	(16,939,804)

Income tax expense	2.4	—	—	—	—	—

Net loss		$(1,049,005)	$(6,137,274)	$(1,089,332)	$(8,775,421)	$(16,939,804)

Basic and diluted net loss per share		$(0.08)	$(0.35)	$(0.13)	$(0.50)

See accompanying notes to the financial statements.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM APRIL 25, 2005

(DATE OF INCEPTION) TO DECEMBER 31, 2005,

FOR THE YEAR ENDED DECEMBER 31, 2006 AND

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2007

(Unaudited)

(Expressed in United States Dollars)

	Ordinary shares		Additional paid-in capital	Unit purchase option	Deficit accumulated during the development stage	Shareholders’ equity
	Shares	Amount
		US$	US$	US$	US$	US$
Ordinary shares issued:
April 25, 2005	1,062,500	$531	$10,094	$—	$—	$10,625
October 21, 2005	2,062,500	1,031	13,344	—	—	14,375
Net loss	—	—	—	—	(14,156)	(14,156)

Balance at December 31, 2005	3,125,000	1,562	23,438	—	(14,156)	10,844
Sale of 14,375,000 units and underwriter’s unit purchase option, net of underwriters’ discount and offering expenses	14,375,000	7,188	109,984,326	—	—	109,991,514
Reclassification of warrants (Note 6)	—	—	(12,508,454)	—	—	(12,508,454)
Reclassification of equity amount subject to redemption; 2,873,563 ordinary shares at $7.60 per share plus accrued interest (Note 7)	—	—	(21,839,075)	—	(359,887)	(22,198,962)
Unit purchase option (Note 3)	—	—	(2,572,400)	2,572,400	—	—
Amortization of share options (Note 10)	—	—	65,711	—	—	65,711
Net loss	—	—	—	—	(8,150,227)	(8,150,227)

Balance at December 31, 2006	17,500,000	8,750	73,153,546	2,572,400	(8,524,270)	67,210,426
Amortization of share options (Note 10)	—	—	93,337	—	—	93,337
Reclassification of accrued interest subject to redemption (Note 7)	—	—	—	—	(270,723)	(270,723)
Net loss	—	—	—	—	(8,775,421)	(8,775,421)

Balance at June 30, 2007	17,500,000	$8,750	$73,246,883	$2,572,400	$(17,570,414)	$58,257,619

See accompanying notes to the financial statements.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

STATEMENTS OF CASH FLOWS

FOR THE THREE-MONTH ENDED JUNE 30, 2006,

FOR THE THREE-MONTH ENDED JUNE 30, 2007,

FOR THE SIX-MONTH ENDED JUNE 30, 2006,

FOR THE SIX-MONTH ENDED JUNE 30, 2007

AND FOR THE PERIOD FROM APRIL 25, 2005 (DATE OF INCEPTION)

TO JUNE 30, 2007

(Unaudited)

(Expressed in United States Dollars)

	Three-month period ended June 30, 2006	Three-month period ended June 30, 2007	Six-month period ended June 30, 2006	Six-month period ended June 30, 2007	Period from April 25, 2005 (date of inception) to June 30, 2007
	US$	US$	US$	US$	US$
Cash flows from operating activities

Net loss	$(1,049,005)	$(6,137,274)	$(1,089,332)	$(8,775,421)	$(16,939,804)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation	—	17,000	—	33,023	45,385
Interest income	(499,800)	(662,117)	(499,800)	(1,080,294)	(3,126,329)
Amortization of share options	7,445	51,678	7,445	93,337	159,048
Revaluation of warrants liability	1,654,936	5,893,750	1,654,936	8,768,750	19,116,546
Increase in amount due from a related company	(5,750)	—	(5,750)	—	(5,750)
Increase in accrued expenses	77,079	342,220	79,388	734,187	933,769
(Increase)/decrease in prepayments, deposits and other receivables	(88,771)	332,938	(88,771)	(710,441)	(758,489)

Net cash provided by/(used in) operating activities	96,134	(161,805)	58,116	(936,859)	(575,624)

Cash flows from investing activities
Purchase of restricted cash equivalents held in trust account	(109,250,000)	—	(109,250,000)	—	(109,250,000)
Purchase of fixed assets	(2,046)	(3,293)	(2,046)	(14,051)	(137,105)

Net cash used in investing activities	(109,252,046)	(3,293)	(109,252,046)	(14,051)	(109,387,105)

Cash flows from financing activities
Proceeds from issuance of ordinary shares to founders	—	—	—	—	25,000
Payment of offering costs	—	—	—	—	(68,129)
Proceeds from amounts due to founders	65,678	15,178	166,640	46,252	288,163
Repayment of amounts due to founders	(160,321)	(24,397)	(160,321)	(43,130)	(266,308)
Proceeds from initial public offering, net of underwriters’ discount and offering expenses	110,059,543	—	110,059,543	—	110,059,543

Net cash provided by/(used in) financing activities	109,964,900	(9,219)	110,065,862	3,122	110,038,269

Net increase/(decrease) in cash and cash equivalents	808,988	(174,317)	871,932	(947,788)	75,540
Cash and cash equivalents at beginning of period	87,171	249,857	24,227	1,023,328	—

Cash and cash equivalents at end of period	$896,159	$75,540	$896,159	$75,540	$75,540

See accompanying notes to the financial statements.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2007

NOTE 1—ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and Business Operations

Shanghai Century Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on April 25, 2005 with an authorized share capital of 50,000,000 ordinary shares (par value $0.0005 per share) and 5,000,000 preferred shares (par value $ 0.0005 per share). The Company’s founders contributed $25,000 to the formation of the Company and were issued 3,125,000 ordinary shares. The Company was formed to acquire, through a stock exchange, asset acquisition or other similar business combination, or control, through contractual arrangements, an operating business having its primary operations located in the People’s Republic of China. The Company has neither engaged in any operations nor generated revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

The registration statement for the Company’s initial public offering (as discussed in Note 3 below) (the “Public Offering”) was declared effective April 24, 2006. The Company completed the Public Offering on April 28, 2006 and received net proceeds of approximately $109,991,514. The Company intends to use substantially all of the net proceeds of the Public Offering to acquire a target business (“Business Combination”), including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the Business Combination, and the payment of legal and accounting expenses and advisory and investment banking fees payable in connection with the Business Combination. There is no assurance, however, that the Company will be able to successfully effect a Business Combination.

As at June 30, 2007, an amount of approximately $112,376,329 (including interest) of the net proceeds plus investment income, was held in a trust account (“Trust Account”) and invested in short-term United States government securities. Under the agreement governing the Trust Account, the funds in the Trust Account may only be invested in United States government securities having a maturity of one hundred and eighty days or less or in money market funds (see note 2.2). The funds will continue to be kept in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) distribution of the Trust Account as described below.

The funds held in the Trust Account (excluding $3,300,000 to be paid to the underwriters upon consummation of a Business Combination and a portion of the interest earned and other expenses in connection with the Business Combination) may be used as consideration to pay the sellers of a target business for which the Company ultimately completes a Business Combination. Any amount not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by the Company’s board of directors at that time.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the completion of the Public Offering (or 24 months from the completion of the Public Offering if certain extension criteria have been satisfied), the Company will be dissolved and the proceeds held in the Trust Account (excluding one-half of the interest earned) will be distributed to the Company’s public shareholders. In the event of such distribution, the per share value of the residual assets remaining available for distribution (including the amount held in the Trust Account ) may be less than the public offering price of $8.00 per unit (see Note 3).

Basis of Presentation

The financial statements include the accounts of the Company. The Company has not commenced operations since its inception on April 25, 2005. All activities and expenses incurred are related to the Company’s formation and capital raising activities. The Company has selected December 31 as its fiscal year end.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

The accompanying interim financial statements for the three-month periods ended June 30, 2006 and 2007, for the six-month periods ended June 30, 2006 and 2007 and for the period from April 25, 2005 (date of inception) to June 30, 2007, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The December 31, 2006 balance sheet was derived from audited financial statements included in the Company’s Annual Report on Form 10-K filed April 19, 2007 (“Form 10-K”). The accompanying interim financial statements should be read in conjunction with the audited financial statements and the notes thereto, included in the Form 10-K.

In the opinion of management, all adjustments (which include normal recurring adjustments, except as disclosed herein) necessary to present a fair statement of financial position as of June 30, 2007, the results of operations and cash flows for the three- and six- month periods ended June 30, 2006 and 2007, and for the period from April 25, 2005 (date of inception) to June 30, 2007 as applicable, have been made. The results of operations for the three-month period ended June 30, 2007 is not necessarily indicative of the operating results for the full fiscal year or any future periods.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1 Cash and cash equivalents:

Cash and cash equivalents comprise cash at bank and on hand and demand deposits with banks and other financial institutions.

2.2 Restricted cash equivalents held in Trust Account:

The restricted cash equivalents held in the Trust Account as at June 30, 2007 consist of U.S. government treasury bills purchased with an original maturity of three months or less at date of acquisition. The Company classifies this investment as held-to-maturity securities as the Company has the ability and intent to hold the securities until maturity. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums, or discounts, if any. Interest income, including amortization of the premium and discount arising at acquisition is recorded on an accrual basis.

2.3 Use of estimates:

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the fair value of warrants and the underwriters’ unit purchase option and consultants’ and employees’ share options. Actual results could differ from those estimates.

2.4 Income taxes:

Under current Cayman Islands laws, the Company is not subject to income tax, and accordingly, no income tax benefit or deferred tax asset has been recognized in respect of the net losses incurred.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

2.5 Property, plant & equipment:

Property, plant and equipment are stated at cost. Depreciation is calculated on straight-line basis over the estimated useful lives of the assets. The estimated useful live of computer and office equipment is 2 years. Leasehold improvements are over the shorter of 2 years and unexpired term of the lease.

2.6 Recently issued accounting standards:

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.7 Basic and diluted net loss per share:

For the periods concerned, the number of shares used in the calculation of basic and diluted net loss per share is as follows:

	Three-month period ended June 30, 2006	Three-month period ended June 30, 2007	Six-month period ended June 30, 2006	Six-month period ended June 30, 2007
Net loss	$(1,049,005)	$(6,137,274)	$(1,089,332)	$(8,775,421)

Denominator:
Basic weighted average shares	13,666,667	17,500,000	8,395,833	17,500,000
Effect of dilutive redeemable warrants	—	—	—	—
Effect of dilutive share options	—	—	—	—

Diluted weighted average shares	13,666,667	17,500,000	8,395,833	17,500,000

Basic loss per share	$(0.08)	$(0.35)	$(0.13)	$(0.50)
Diluted loss per share	$(0.08)	$(0.35)	$(0.13)	$(0.50)

During the periods presented, the Company’s dilutive potential common shares outstanding consist of 14,375,000 redeemable warrants, 2,000,000 ordinary shares issuable upon exercise of the unit purchase option, and 250,000 share options. The computation of diluted loss per share for the periods presented, did not assume conversions of redeemable warrants, the unit purchase option or the share options because, when applying the if-converted method, the effect of these conversions was anti-dilutive.

2.8 Stock-Based Compensation Expense:

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s statement of operations.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

The Company used lattice-binomial option-pricing model (“lattice-binomial model”) as a method of valuation for share-based awards. For additional information, see Note 10. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Because the Company’s stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation model may not provide an accurate measure of the fair value of the Company’s employee stock options.

NOTE 3—INITIAL PUBLIC OFFERING

On April 28, 2006, the Company completed the sale of 14,375,000 units in the Public Offering at a price of $8.00 per unit. Each unit consists of one ordinary share of the Company, $0.0005 par value, and one warrant (see Note 6). Each warrant entitles the holder to purchase from the Company one ordinary share at an exercise price of $6.00 commencing on the later of (a) the completion of a Business Combination with a target business, or (b) April 24, 2007. The warrants expire on April 23, 2010. The Company may redeem the warrants (including any warrants issued upon exercise of the unit purchase option described below) at a price of $0.01 per warrant at any time after the warrants become exercisable to the extent the last sales price of the Company’s ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period.

In addition, on April 28, 2006, the Company sold to the underwriters, for $100, an option to purchase up to a total of 1,000,000 units as compensation for their services (the “unit purchase option”). The units issuable upon exercise of the unit purchase option are identical to those offered in the Public Offering, except that the warrants have an exercise price of $7.50.

The unit purchase option expires on April 23, 2011 and is exercisable at $10.00 per unit commencing on the later of (a) the completion of a Business Combination, or (b) April 24, 2007. In lieu of the payment of the exercise price, the option may be converted into units on a net-share settlement or cashless exercise basis to the extent that the market value of the units at the time of conversion exceeds the exercise price of the option. The option may only be exercised or converted by the option holder and cannot be redeemed for cash by the Company or the option holder.

The sale of the underwriters’ option was accounted for as an equity transaction in accordance with Emerging Issues Task Force No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, and was measured at its fair value on the date of the sale in accordance with Statements of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment. The Company has determined, based upon a lattice model, that the estimated fair value of the option on the date of sale was approximately $2.5724 per unit or an aggregate of $2,572,400, assuming an expected life of 56 months, volatility of 33.7779% and a risk-free interest rate of 5.2390%.

The volatility calculation of 33.7779% is based on the latest five year average volatility of an index of 447 companies drawn from the Shanghai Stock Exchange Composite Index that had been trading for at least five years and that had market capitalizations of less than $400 million (“Index”). Since the Company did not have a trading history at the time the option was issued, the Company estimated the potential volatility of its common stock price by referring to the latest five year average volatility of the Index because management believes that

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

the average volatility of such index was a reasonable benchmark to use in estimating the expected volatility of the Company’s common stock after consummation of a business combination. Although an expected life of five years was taken into account for purposes of assigning a fair value to this option, to the extent the Company does not consummate a Business Combination within the prescribed time period and liquidates, the underwriters’ option would become worthless.

Pursuant to Rule 2710(g)(1) of the NASD Conduct Rule, the option to purchase 1,000,000 units is deemed to be underwriting compensation and therefore upon exercise, the underlying shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Public Offering.

NOTE 4—AMOUNTS DUE TO FOUNDERS

The founders of the Company have entered into a revolving credit agreement with the Company in the amount of $125,000. Advances under the credit facility were interest-free and payable before October 22, 2006.

For the period from April 25, 2005 (inception) to June 30, 2007, the Company drew $125,000 against the revolving credit line and obtained additional borrowings from the founders of $160,346 to pay a portion of the expenses of the Public Offering such as the Securities and Exchange Commission registration fee, National Association of Securities Dealers registration fee, American Stock Exchange registration fee, and certain legal fees, administrative fees and other expenses.

In addition, $2,817 of the costs incurred prior to the formation of Company was to be reimbursed to one of the founders.

As of June 30, 2007, the amount due to the founders was $21,855.

NOTE 5—AMOUNT DUE FROM A RELATED COMPANY

The Company has agreed to pay FDC Consultants Limited, a company owned and managed by Mr. Franklin D. Chu, the Company’s co-chief executive officer, $7,500 per month for office space and general and administrative services including secretarial support commencing on April 24, 2006 and continuing until (i) the consummation of a Business Combination, (ii) 18 months from commencement of the Public Offering if the Company does not effect a Business Combination, or (iii) 24 months from the consummation of the Public Offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months of commencement of the Public Offering and the Company has not effected a Business Combination.

In addition, the Company prepaid $5,750 as at June 30, 2007 for certain office and secretarial services according to the service agreement.

NOTE 6—WARRANTS LIABILITY

Under the terms of the warrant agreement, no warrants will be exercised unless at the time of exercise a prospectus relating to ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. The Company has agreed to meet these conditions and use their best efforts to maintain a current prospectus relating to ordinary shares issuable upon exercise of the redeemable warrants until the

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

expiration of the warrants. The warrant agreement does not specify the consequences or penalty imposed against the Company in the event the Company is unable to file and complete an effective registration statement to deliver registered shares.

Under EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, if (a) a derivative contract requires physical or net-share settlement by delivery of registered shares and does not specify any circumstances under which net-cash settlement would be permitted or required and (b) the contract does not specify how the contract would be settled in the event that the company is unable to deliver registered shares, then net-cash settlement is assumed if the company is unable to deliver registered shares (because it is unlikely that nonperformance would be an acceptable alternative). In consequence, a derivative within the above mentioned parameters is recognized as an asset or liability where share settlement is not within the company’s control. Accordingly, in connection with the issuance of the units (see Note 3), the Company has recorded the fair value of the warrants as a liability with any changes in the fair value of such warrants at each reporting date being recorded through the Company’s statement of operations. The Company will continue to adhere to the accounting policies set forth above until the warrant agreement is amended or there are developments which support a different accounting treatment.

The Company has determined that the estimated fair value of the warrants on April 24, 2006, the date of issuance, and on June 30, 2007 was approximately $0.87 and $2.20 per warrant, respectively, or an aggregate of $12,508,454 and $31,625,000, respectively. Since the warrants were not traded or quoted on a market exchange at the time of issuance, the fair value of the warrants as of April 24, 2006 was estimated based on a lattice-binomial model using an expected life of 48 months, a volatility of 33.7779%, a risk-free interest rate of 5.204% and taking into consideration the liquidity risk and the forfeiture risk that the warrants could become worthless if the Company does not consummate a Business Combination within the prescribed period and liquidates. The fair value of the warrants as of June 30, 2007 was based on a quoted market price.

NOTE 7—AMOUNT OF EQUITY SUBJECT TO POSSIBLE REDEMPTION

The Company is required to obtain shareholder approval for any business combination of a target business. In the event that public shareholders owning 20% or more of the ordinary shares sold in the Public Offering vote against a business combination, the Company will not proceed with a business combination if the public shareholders exercise their redemption rights. That is, the Company can still effect a business combination if the public shareholders owning up to approximately 19.99% of the ordinary shares sold in the Public Offering exercise their redemption rights.

This redemption obligation with respect to up to 19.99% of the ordinary shares sold in the Public Offering will exist regardless of how a business combination is structured. That is, the Company would be required to redeem up to an amount equal to the product of approximately 19.99% of the 14,375,000 ordinary shares sold in the Public Offering (or 2,873,563 ordinary shares) multiplied by an initial cash per-share redemption price of $7.60. The actual per-share redemption price will be equal to the quotient of the amount in the Trust Account plus all accrued interest not previously released to the Company, as of two business days prior to the proposed consummation of the business combination, divided by 14,375,000 ordinary shares.

Accordingly, under the provision of EITF D-98, Classification and Measurement of Redeemable Securities, the Company has classified 19.99% of the net proceeds from the Public Offering, or $21,839,075, and the related accrued interest of approximately $630,610 outside permanent equity as of June 30, 2007.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

NOTE 8—PROCEEDS FROM PUBLIC OFFERING

The following is the classification of the net proceeds from the Public Offering:

Classified as liability:
Warrants liability (note 6)	$12,508,454

Classified outside of permanent equity:
Amount subject to possible redemption at $7.60 per share (note 7)	$21,839,075

Classified as permanent equity:
Additional paid-in capital	$73,064,397
Par value of 14,375,000 ordinary shares at $0.0005 per par value	7,188
Unit purchase option (note 3)	2,572,400

$75,643,985

Net proceeds from the Public Offering	$109,991,514

NOTE 9—PREFERRED SHARES

The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No preferred shares have been issued during the periods presented.

NOTE 10—SHARE OPTIONS

On June 8, 2006, the Company engaged an independent consultant (“consultant A”) to assist the Company in matters related to a Business Combination. The term of the contract is three years expiring on June 8, 2009 unless terminated earlier. As part of the compensation for services provided to the Company, the Company granted to consultant A (i) an option to purchase 50,000 ordinary shares which vests six months after the consummation of a Business Combination and (ii) an option to purchase 75,000 ordinary shares which vests on April 24, 2009, provided the consulting agreement has not been terminated prior to the date on which either option becomes vested. The exercise price of both options is $7.10, the closing market price of the ordinary shares on the first day that ordinary shares of the Company were traded. Both options will expire upon the earlier of (i) the date the consulting agreement is terminated, or (ii) October 24, 2007 if a Business Combination is not consummated on or prior to such date and the Company has not entered into a letter of intent, agreement in principle or definitive agreement on or prior to such date, or (iii) April 24, 2008 if a Business Combination is not consummated on or prior to such date.

The Company has determined that the estimated fair value of these options on the date of grant was approximately $2.064 per share or $258,000 using the lattice option pricing model. The risk-free rate for the expected term of the option is based on the 3 year US Treasury Yield as at the issue date.

On February 1, 2007, the Company further granted an option to consultant A to purchase 100,000 ordinary shares which vests six months after the consummation of a Business Combination, and an option to another independent consultant (“consultant B”) to purchase 10,000 ordinary shares which vests six months after the consummation of a Business Combination. Both options were granted for consulting services to be provided to the Company in connection with matters related to a Business Combination.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

The exercise price of the two options granted on February 1, 2007 is $7.38, the closing market price of the ordinary share on the grant date. These options will expire upon the earlier of (i) the date the consulting agreement is terminated, or (ii) October 24, 2007 if a Business Combination is not consummated on or prior to such date and the Company has not entered into a letter of intent, agreement in principle or definitive agreement on or prior to such date, or (iii) April 24, 2008 if a Business Combination is not consummated on or prior to such date.

The Company determined that the estimated fair value of the options granted on February 1, 2007 was approximately $1.082 per share or $119,000 using the lattice option pricing model. The risk-free rate for the expected term of the option is based on the 3 year US Treasury Yield as at the issue date.

On May 18, 2007, the Company further granted an option to consultant B to purchase 3,000 ordinary shares which vests six months after the consummation of a Business Combination, provided the consulting agreement has not been terminated prior to the date which the option becomes vested. The option was granted for consulting services to be provided to the Company in connection with matters related to a Business Combination.

On the same date, the Company granted an option to each of its two employees to purchase an aggregate of 10,000 ordinary shares which vests six months after the consummation of a Business Combination, provided their employment agreements have not been terminated prior to the date which the options become vested. The option was granted for secretarial and administrative services to be provided to the Company.

The exercise price of the three options granted on May 18, 2007 is $7.79, the closing market price of the ordinary shares on the grant date. These options will expire upon the earlier of (i) the date the consulting or employment agreement is terminated, or (ii) October 24, 2007 if a Business Combination is not consummated on or prior to such date and the Company has not entered into a letter of intent, agreement in principle or definitive agreement on or prior to such date, or (iii) April 24, 2008 if a Business Combination is not consummated on or prior to such date. The termination of the services with the Company may be made by the Company in its sole discretion.

The Company determined that the estimated fair value of the options granted on May 18, 2007 was approximately $1.0 per share or $13,000 using the lattice option pricing model. The risk-free rate for the expected term of the option is based on the 3 year US Treasury Yield as at the issue date.

On May 22, 2007, the Company granted an option to another independent consultant (“consultant C”) to purchase 2,000 ordinary shares which vests six months after the consummation of a Business Combination. The option was granted for services to be provided to the Company in connection with matters related to a Business Combination.

The exercise price of the option granted on May 22, 2007 is $7.80, the closing market price of the ordinary shares on the grant date. This option will expire upon the earlier of (i) October 24, 2007 if a Business Combination is not consummated on or prior to such date and the Company has not entered into a letter of intent, agreement in principle or definitive agreement on or prior to such date, or (ii) April 24, 2008 if a Business Combination is not consummated on or prior to such date, or (iii) August 31, 2007.

The Company determined that the estimated fair value of the option granted on May 22, 2007 was approximately $0.60 per share or $1,200 using the lattice option pricing model. The risk-free rate for the expected term of the option is based on the US Treasury Yield with the same maturity of the option as at the grant date.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

The assumptions used in determining the fair value of the options granted on each respective date are as follows:

	Options granted on June 8, 2006	Options granted on February 1, 2007	Options granted on May 18, 2007	Options granted on May 22, 2007
Valuation assumptions
Expected dividend yield	0%	0%	0%	0%
Expected volatility	20.00%	14.00%	13.26%	13.26%
Expected term(years)	3	2	3	1.28
Risk-free interest rate	4.97%	4.93%	4.71%	4.86%

Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Balance at April 25, 2005 (date of inception) and January 1, 2006	—	$—
Granted on June 8, 2006	125,000	7.100
Granted on February 1, 2007	110,000	7.380
Granted on May 18, 2007	13,000	7.790
Granted on May 22, 2007	2,000	7.800

Balance at June 30, 2007	250,000	$7.265	2.87	$283,830

Exercisable at June 30, 2007	—	$—	—	—

The weighted average grant date fair values of the options granted during the periods were as follows:

Nonvested shares	Number of shares	Weighted average grant-date fair value
Balance at April 25, 2005 (date of inception) and January 1, 2006	—	$—
Granted on June 8, 2006	125,000	2.064
Granted on February 1, 2007	110,000	1.082
Granted on May 18, 2007	13,000	1.000
Granted on May 22, 2007	2,000	0.600

Balance at June 30, 2007	250,000	$1.565

The Company has accounted for these share options under SFAS 123 (R) and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, by recording compensation based on the fair value at grant date and, where applicable, their then-current fair values at each interim reporting date for such awards and amortizing the compensation amount over the expected term of the respective consulting or employment agreements which approximates the expected life of the respective options. The amount of compensation recognized for these options for the six-month period ended June 30, 2007 was $93,337. At June 30, 2007, there was $257,152 of total unrecognized compensation cost related to nonvested share options. The cost is expected to be recognized over a weighted average period of 1.1 years.

SHANGHAI CENTURY ACQUISITION CORPORATION

(a development stage enterprise)

NOTES TO UNAUDITED FINANCIAL STATEMENTS—(Continued)

JUNE 30, 2007

NOTE 11—ACQUISITION

On May 29, 2007, the Company announced that it has entered into a definitive share purchase agreement (“Purchase Agreement”) to acquire 100 percent of the shares of privately-owned Sichuan Kelun Pharmaceutical Co., Ltd. (“Kelun”), a pharmaceutical company based in China, for a total consideration of approximately $235.4 million comprising of cash and ordinary shares over a specified period of time subject to the achievement of performance milestones. Kelun started its business in 1996. Since that time Kelun and its subsidiaries have been principally engaged in the development and production of IV solution products and their sale and distribution in China.

In connection with the acquisition, management determined that Kelun will be treated as the accounting acquirer for the following reasons: (i) immediately after the transaction, Kelun shareholders will hold approximately 53.3% of the voting rights in the combined company; (ii) under the Purchase Agreement, Kelun shareholders will have controlling rights over the election of directors of the combined company; and (iii) the Company is a non-operating company while Kelun and its subsidiaries are operating entities and Kelun’s management will continue to operate the combined company. Since the Company is not an operating company, the acquisition is treated as the issuance of shares of Kelun for the Company’s net assets, and the carrying value of the Company’s assets approximates their fair values. Therefore, no purchase accounting fair value adjustments will be required and no goodwill will be recorded as a result of the Acquisition.

The proposed acquisition has been unanimously approved by the board of directors of the Company and Kelun. It is subject to the approval by a majority of the shareholders of the Company in person or by proxy at a meeting to be held for that purpose as well as certain closing conditions, including obtaining approval from the Chinese government. In addition, the Company will not complete the acquisition if its shareholders holding 20% or more of the ordinary shares issued in its initial public offering both vote against the acquisition and elect to convert their ordinary shares into a pro rata share of the funds in the Company’s trust account. Following the closing of the business combination, the Company will be renamed China Kelun Pharmaceutical Corporation (“China Kelun”).

Further details about the acquisition can be found in the unaudited pro forma condensed consolidated financial information included in this proxy statement.

Annex A

SHARE PURCHASE AGREEMENT

BY AND AMONG:

SHANGHAI CENTURY ACQUISITION CORPORATION

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

AND

THE INDIVIDUALS SET FORTH ON SCHEDULE A

Dated: May 28, 2007

-i-

-ii-

-iii-

-iv-

		Page
ARTICLE 10 DEFINITIONS		40

Section 10.01	Certain Defined Terms	40

ARTICLE 11 GENERAL PROVISIONS		49

Section 11.01	Expenses	49

Section 11.02	Notices	49

Section 11.03	Amendment	50

Section 11.04	Waiver	50

Section 11.05	Headings	50

Section 11.06	Severability	50

Section 11.07	Entire Agreement	50

Section 11.08	Benefit	50

Section 11.09	Arbitration	50

Section 11.10	Waiver of Immunity	51

Section 11.11	Governing Law	51

Section 11.12	Language	51

Section 11.13	Counterparts	51

SCHEDULE A KL SHAREHOLDERS

SCHEDULE B ACQUIRED COMPANIES

SCHEDULE C FORM OF NEW KL ARTICLES

SCHEDULE D FORM OF NEW SHA ARTICLES

SCHEDULE E DISCLOSURE SCHEDULE

SCHEDULE F FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

SCHEDULE G FORM OF MANAGEMENT EMPLOYMENT AGREEMENT

SCHEDULE H FORM OF LABOR CONTRACT

SCHEDULE I FORM OF EQUITY INCENTIVE PLAN

SCHEDULE J REQUIRED PERMITS FOR KL ACQUISITION

SCHEDULE K FORM OF LEGAL OPINION TO BE DELIVERED BY SHA’S CAYMAN COUNSEL

SCHEDULE L REQUIRED CONSENTS FOR KL ACQUISITION

SCHEDULE M FORM OF INDEMNIFICATION AGREEMENT

SCHEDULE N FORM OF VOTING AGREEMENT

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SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated May 28, 2007, by and among SHANGHAI CENTURY ACQUISITION CORPORATION, a corporation duly organized and existing under the laws of the Cayman Islands and listed on the AMEX (“SHA”, also means CHINA KELUN PHARMACEUTICAL CORPORATION following the Closing (as defined herein)); the individuals listed on Schedule A hereto (collectively, the “KL Shareholders”); and SICHUAN KELUN PHARMACEUTICAL CO., LTD., a joint stock limited liability company incorporated and existing under the laws of the People’s Republic of China (“KL”). Each of SHA, the KL Shareholders and KL are referred to herein individually as a “Party” and collectively as the “Parties.”

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in ARTICLE 10 hereof.

RECITALS

WHEREAS, KL consists of (a) the parent company, Sichuan Kelun Pharmaceutical Co., Ltd., together with its subsidiary company Hunan Kelun acquired in 2003 (collectively, “Kelun Joint Stock”) and (b) twelve (12) entities recently acquired which are listed on Schedule B hereto (collectively, the “Acquired Companies”). Hunan Kelun and the Acquired Companies shall hereinafter be collectively referred to as the “KL Subsidiaries;” and

WHEREAS, KL owns and operates the Business in the PRC through Kelun Joint Stock, and the Acquired Companies; and

WHEREAS, the KL Shareholders are the direct and beneficial owners of all of the outstanding share capital of KL (the “KL Shares”); and

WHEREAS, subject to the terms and conditions of this Agreement, SHA, at the Closing, shall acquire all of the KL Shares from the KL Shareholders (the “KL Acquisition”), representing a 100% equity interest in KL.

WHEREAS, following the Closing, SHA will be renamed as China Kelun Pharmaceutical Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

THE KL ACQUISITION

Section 1.01 Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 2.01), the KL Shareholders shall sell, transfer, assign and convey to SHA, and SHA shall purchase from the KL Shareholders, all of the right, title and interest of the KL Shareholders in and to the KL Shares representing all of the registered capital of KL.

Section 1.02 Purchase Price; Payment Schedule.

(a) Subject to the terms and conditions set forth herein, the aggregate purchase price (the “Purchase Price”) to be paid by SHA to the KL Shareholders or their designees for the KL Shares shall consist of the following:

(i) up to 29,000,000 SHA Ordinary Shares (the “Share Payment”) pursuant to Section 1.02(b)(i) and Section 1.02(b)(ii); and

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(ii) US$11,500,000 to be paid pursuant to Section 1.02(b)(iii) below, provided that the condition stated in such section is satisfied (“Cash Payment”).

(b) Subject to Section 1.04 below, the Purchase Price shall be paid in the following manner:

(i) Initial Share Payment. At the Closing,

(A) SHA shall deliver to each KL Shareholder the number of SHA Ordinary Shares set forth in the column entitled “Initial Share Payment” of Schedule A opposite his/her name, issued in the name of such KL Shareholder, for an aggregate of 20,000,000 SHA Ordinary Shares (the “Initial Share Payment”):

(B) If the FY2006 Combined Net Profit is less than RMB113,000,000 by ten percent (10%) or more, SHA shall have to right to re-negotiate with KL and the KL Shareholders the aggregate number of SHA Ordinary Shares to be delivered under Section 1.02(b)(i)(A); otherwise, there will be no adjustment to the aggregate number of SHA Ordinary Shares to be delivered under Section 1.02(b)(i)(A).

(C) Any adjustment made to the Initial Share Payment pursuant to Section 1.02(b)(i)(B) above shall be applied pro rata to the KL Shareholders as set forth in Schedule A.

(ii) Earn-Out Share Payments. If SHA achieves or exceeds the Targeted Net Profit in any of FY2007, FY2008 and FY2009, each KL Shareholder shall receive, and SHA shall issue and deliver, the number of SHA Ordinary Shares set forth in the applicable column of Schedule A opposite his/her name (the “Earn-Out Shares”) within sixty (60) days following the delivery of the audited financial statements for the applicable period prepared in accordance with US GAAP. The aggregate number of Earn-Out Shares to be awarded to the KL Shareholders if SHA achieves or exceeds the Targeted Net Profits is 5,000,000, 2,000,000 and 2,000,000 SHA Ordinary Shares in respect of each of FY2007, FY2008 and FY2009, respectively, provided that such number of Earn-Out Shares shall be proportionately adjusted for (a) any increase or decrease in the number of issued SHA Ordinary Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the SHA Ordinary Shares or similar transaction affecting the SHA Ordinary Shares occurring prior to the date of actual award or (b) any other increase or decrease in the number of issued SHA Ordinary Shares effected prior to the date of issuance of such without receipt of consideration by SHA occurring prior the date of actual award. For the avoidance of doubt, notwithstanding otherwise provided herein, no adjustment referred to in the preceding sentence shall be made for (i) any issuance of SHA Ordinary Shares (i) under the then effective Equity Incentive Plan (as defined below) or as a result of the exercise of any option or share appreciation right or other right convertible or exchangeable into SHA Ordinary Shares granted under such Equity Incentive Plan, (ii) any issuance of SHA Ordinary Shares as a result of the exercise of any Warrant, (iii) any issuance of SHA Ordinary Shares as a result of the exercise of the Unit Purchase Option or as a result of the exercise of the warrants issued as a result of the exercise of the Unit Purchase Option, or (iv) any issuance of SHA Ordinary Shares in respect of share options previously granted by SHA as disclosed in Section 4.02(a)(ii) of the Disclosure Schedule.

(iii) Cash Payment. Following the Closing, within sixty (60) calendar days after the earlier of (A) the warrant agent for the Warrants notifying SHA that at least seventy percent (70%) of the outstanding Warrants have been exercised by the holders thereof and (B) SHA sending the notice of redemption to the holders of the outstanding Warrants to exercise its right to redeem the Warrants pursuant to the Prospectus, SHA shall pay in aggregate to a bank account designated by the KL Shareholders’ Representative (the “Designated Account”) US$11,500,000. Each KL Shareholder hereby acknowledges and agrees that the payment made to the Designated Account pursuant to this section shall be deemed as satisfying in full the payment obligation under Section 1.02(a)(ii) above.

Section 1.03 Payment of Cash Purchase Price. All Cash Payments under Section 1.02 shall be made by wire transfer of immediately available United States dollars to the Designated Account.

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Section 1.04 Withholding. If SHA is required under any provision of applicable PRC or foreign tax Laws to deduct and withhold any amounts with respect to the making of the payment of the Purchase Price, SHA shall be entitled to deduct and withhold from the payment of the Purchase Price such amounts as required, provided that (a) copies of such provisions of applicable PRC or foreign tax Laws are provided to the KL Shareholders and (b) such payment is actually made to the applicable Governmental Authorities and copies of receipts of which are provided to the KL Shareholders upon their request. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the KL Shareholders in respect of whom such deduction and withholding were made by SHA.

ARTICLE 2

THE CLOSING

Section 2.01 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the KL Acquisition and the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the Business Day on which the last of the conditions to be fulfilled on or prior to the Closing under ARTICLE 8 is fulfilled, at the offices of Morrison & Foerster, 41st Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other time, date or place as the Parties may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.02 Deliveries.

(a) KL Shareholders. At the Closing, each KL Shareholder will (i) assign and transfer to SHA all of such KL Shareholder’s right, title and interest in and to his, her or its respective portion of the KL Shares by delivering to SHA the certificates representing such KL Shares, duly endorsed for transfer and free and clear of all liens and (ii) deliver to SHA the certificates, opinions and other agreements contemplated by ARTICLE 8 hereof and the other provisions of this Agreement.

(b) SHA. At the Closing, SHA shall deliver the Initial Share Payment to the KL Shareholders, representing the Purchase Price to which each of the KL Shareholders is entitled pursuant to Section 1.02 and (ii) the certificates, opinions and other agreements and instruments contemplated by ARTICLE 8 hereof and the other provisions of this Agreement.

Section 2.03 Additional Agreements. At the Closing, the following agreements (collectively, the “Transaction Documents”) will have been executed, delivered or otherwise effectuated:

(a) the New SHA Articles;

(b) the New KL Articles;

(c) the Executive Employment Agreement with each of the Key Employees;

(d) the Indemnification Agreement with each Indemnitee; and

(e) the Voting Agreement.

Section 2.04 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF KL AND THE KL SHAREHOLDERS

Subject to the exceptions set forth in the Disclosure Schedule and except for the representations and warranties set forth in Section 3.30, 3.31, 3.32, 3.33, and 3.34, which are made solely by the KL Shareholders, severally and not jointly, to SHA, KL and the KL Shareholders, jointly and severally, represent and warrant to SHA as of the date hereof and as of the Closing as follows, provided, however, in respect of any event or change of circumstance occurring during the period from the day following the date hereof up to and including the Closing Date, neither KL nor any KL Shareholder shall be held liable for any misrepresentation or breach of warranty resulting from such event or circumstance unless such event or circumstance was contributed to by the default, negligence, failure to take prudent action or follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind of any of the KL Shareholders or KL, its directors, officers or employees or any of the respective representatives or agents of KL or any KL Shareholder, in which case KL and the KL Shareholders shall be held liable for any material mispresentation or material breach of warranty resulting from such event or circumstance:

Section 3.01 The KL Shares.

(a) Ownership. The KL Shareholders are the registered and beneficial owners of the KL Shares in the amounts set forth in Section 3.01(a) of the Disclosure Schedule, free and clear of all Liens. Such shares constitute all of the registered capital of KL. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or place any Lien against any of the KL Shares owned by the KL Shareholders, whether or not such rights are presently exercisable.

(b) Capitalization. The registered capital of KL and the total number of the issued and outstanding KL Shares are set forth in Section 3.01(b) of the Disclosure Schedule. All of the outstanding KL Shares are validly issued and fully paid. There are no options, warrants or other contractual rights outstanding which give any Person the right to require the issuance of any share capital of KL, whether or not such rights are presently exercisable.

Section 3.02 Organization of KL. KL is a joint stock limited liability company duly organized, validly existing and in good standing under the laws of the PRC. KL is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by KL or the nature of the business which it conducts requires qualification, or if not so qualified, such failure or failures, singly or in the aggregate, would not have a KL Material Adverse Effect. KL has all requisite power and authority to own, lease and operate its Assets and Properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Governmental Authorities, as presently contemplated to be conducted.

Section 3.03 KL Subsidiaries.

(a) Ownership. KL is the registered and beneficial owner of all of the equity interests of each KL Subsidiary free and clear of all Liens, except Heilongjiang Kelun, Heilongjiang Yaobao and Jilin Kelun. KL is the registered and beneficial owner of an eighty percent (80%) equity interest of Heilongjiang Kelun and an eighty percent (80%) equity interest of Heilongjiang Yaobao. KL Controls all of the operations of Jilin Kelun through certain contractual arrangements as described in details in Section 3.03(a) of the Disclosure Schedule. There are no options, warrants or other contractual rights outstanding which give any Person the right to acquire or to place any Lien on any KL’s equity interests in any KL Subsidiaries, whether or not such rights are presently exercisable.

(b) Capitalization. The registered capital of each KL Subsidiary is set forth in Section 3.03(b) of the Disclosure Schedule. Except as specifically disclosed in the Disclosure Schedule, all the registered capital of each KL Subsidiary has been duly paid in full. There are no options, warrants or other contractual rights outstanding which give any Person the right to require and subscribe to any increase of the registered capital of any KL Subsidiary, whether or not such rights are presently exercisable.

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(c) Organization of KL Subsidiaries. Section 3.03(c) of the Disclosure Schedule sets forth the name, the registered address, the legal representative, the date of establishment, the valid duration and the registered capital of such KL Subsidiary. Each such KL Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the PRC and is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by such KL Subsidiary or the nature of the business which it conducts requires qualification, or if not so qualified, such failure or failures, singly or in the aggregate, would not have a KL Material Adverse Effect. Each KL has all requisite power and authority to own, lease and operate its Assets and Properties and to carry on its business as now being conducted and as presently contemplated to be conducted.

Section 3.04 Authority and Corporate Action; No Conflict.

(a) Each of KL and the KL Shareholders has all necessary power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the KL Acquisition and other transactions contemplated hereby and thereby. All action, corporate and otherwise, necessary to be taken by KL to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by KL and the KL Shareholders in connection with the KL Acquisition has been duly and validly taken. Each of this Agreement and the Transaction Documents to which KL and each KL Shareholder is a party has been duly executed and delivered by KL and each KL Shareholder and constitutes the valid, binding, and enforceable obligation of KL and each KL Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) or as enforceability may be subject to MOFCOM’s approval.

(b) Neither the execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by KL or each KL Shareholder nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the Articles of Association of KL or (B) any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which KL or an KL Shareholder is a party or by which it (or any of its Assets and Properties) is subject or bound, except as specifically disclosed in the Disclosure Schedule; (ii) result in the creation of, or give any party the right to create, any Lien upon the Assets and Properties of KL or an KL Shareholder; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which KL or an KL Shareholder is a party, except as specifically disclosed in the Disclosure Schedule; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to KL or an KL Shareholder (other than the reissuance of any such permit, license, qualification, authorization or approval as may be required as a result of KL being converted to a wholly foreign-owned enterprise under PRC Laws immediately following the completion of the KL Acquisition).

Section 3.05 Consents and Approvals. Except as set forth in Section 3.05 of the Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by KL and each KL Shareholder does not, and the performance of this Agreement and the Transaction Documents by it will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

Section 3.06 Licenses, Permits, Etc. Each of KL, the KL Subsidiaries and the Principal Regional Sales Agents possesses or will possess prior to the Closing all Material Permits (For the purposes of this Section 3.06, “Material Permits” shall mean all Permits necessary to own and operate the Business, except for those the absence of which, singly or in the aggregate, would not have a KL Material Adverse Effect). Such Material Permits are described or are as set forth on Section 3.06 of the Disclosure Schedule. True, complete and correct copies of the Material Permits issued to KL, the KL Subsidiaries and the Principal Regional Sales Agents have

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previously been delivered to SHA. All such Material Permits are in full force and effect and each of KL, the KL Subsidiaries and their respective officers, directors, employees, representatives and agents has complied, and each of KL and the KL Subsidiaries will comply, and shall cause its respective officers, directors, employees, representatives and agents to comply, with all terms of such Material Permits and will take any and all actions necessary to ensure that all such Material Permits remain in full force and effect and that the terms of such Material Permits are not violated through the Closing Date. None of KL and the KL Subsidiaries is, and, to the Best Knowledge of KL and the KL Shareholders, none of the Principal Regional Sales Agents is, in default under any of such Material Permits. To the Best Knowledge of KL and the KL Shareholders, no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the transactions contemplated hereby or thereby nor compliance by KL with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Material Permit applicable to the Business (other than the reissuance of any Material Permits as may be required as a result of KL being converted to a wholly foreign-owned enterprise under PRC Laws immediately following the completion of the KL Acquisition).

Section 3.07 Taxes, Tax Returns and Audits.

(a) To the Best Knowledge of KL and the KL Shareholders, all Tax Returns required to be filed in respect of each of KL and the KL Subsidiaries have been duly and timely filed, have been prepared in compliance with all applicable Laws, and are true, correct and complete in all material aspects. Except as otherwise disclosed in the Disclosure Schedule, all Taxes due and payable by each of KL and KL Subsidiaries, whether or not shown as due on such Tax Returns, have been fully paid when due, or, if at the direction of the relevant Governmental Authorities, any such Taxes are not fully paid when due, such failure or failures, singly or in the aggregate, would not have a KL Material Adverse Effect. Each of KL and KL Subsidiaries has established adequate reserves on their respective books of account for all Taxes and for the liability for deferred income Taxes payable in respect of KL or any KL Subsidiary.

(b) There are no agreements or applications by KL or any KL Subsidiary existing for an extension of time for the assessment or payment of any Pre-Closing Taxes and no waivers of the statute of limitations in respect of such Taxes. There are no Tax Liens on any of the Assets and Properties of KL or any KL Subsidiary except for Liens for Taxes not yet due. Neither KL nor any KL Subsidiary has received any claim from any taxing authority in a jurisdiction in which KL or any KL Subsidiary is or may be subject to taxation and in which KL or any KL Subsidiary has failed to file Tax Returns required by that jurisdiction.

(c) Neither KL nor any KL Subsidiary has ever been a party to or bound by any Tax indemnity, Tax sharing or similar agreement and neither KL nor any KL Subsidiary has any material liability for any Taxes of any other Person. Each of KL and KL Subsidiaries has withheld or deducted, in accordance with applicable Laws or the requirements of the relevant Governmental Authorities, all Taxes or other amounts from payments to employees, independent contractors, creditors, shareholders, or any other Persons from which Taxes are required to be deducted or withheld and has timely paid over such Taxes or other amounts to the appropriate Governmental Authorities to the extent due and payable.

(d) None of KL, the KL Shareholders and the KL Subsidiaries expects, and, to the Best Knowledge of KL and the KL Shareholders, no officer or director of KL or any KL Subsidiary expects, any authority to assert a material claim for additional Taxes for any period for which Tax Returns have been filed. Section 3.07(d) of the Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to KL or any KL Subsidiary and indicates those Tax Returns that have been audited or that are currently the subject of audit since January 1, 2004. None of KL, the KL Shareholders and the KL Subsidiaries has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. KL has delivered to SHA correct and complete copies of all annual Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by KL or any KL

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Subsidiary for and during FY2004, 2005 and 2006 and all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by KL or any KL Subsidiary for the four (4)-month period ended April 30, 2007.

(e) Except as disclosed in the Disclosure Schedule, neither KL nor any KL Subsidiary (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; (iii) has a branch or other permanent establishment in any country outside its country of incorporation or organization; or (iv) has United States real property interests described in Section 897 of the United States Internal Revenue Code of 1986, as amended.

Section 3.08 Management Accounts. Prior to the execution of this Agreement, KL has delivered to SHA (a) the unaudited consolidated financial statements of Kelun Joint Stock and the unaudited financial statements of each of the Acquired Companies prepared by the management of KL in accordance with US GAAP for FY2004, FY2005 and FY2006 (collectively, the “Separate Management Accounts”) and (b) the unaudited combined financial statements of KL and all of the KL Subsidiaries prepared by the management of KL in accordance with US GAAP for FY2006, after adjustments for inter-company transactions and unrealized profits relating thereto and for the twenty percent (20%) minority interest in each of Heilongjiang Kelun and Heilongjiang Yaobao (the “Combined FY2006 Management Accounts”). The Separate Management Accounts and the Combined FY2006 Management Accounts fairly present the financial condition and result of operations of KL and the KL Subsidiaries as of the respective dates thereof and for the periods covered thereby. Both the Separate Management Accounts and the Combined FY2007 Management Accounts are attached to this Agreement as Section 3.08 of the Disclosure Schedule.

Section 3.09 No Undisclosed Liabilities. Section 3.09 of the Disclosure Schedule contains an accurate and complete list and description of each liability of KL and the KL Subsidiaries of RMB800,000 or more that has not been reflected or reserved against on the Combined FY2006 Management Accounts. Except as and to the extent reflected or reserved against on the Combined FY2006 Management Accounts or otherwise disclosed in Section 3.09 of the Disclosure Schedule, neither KL nor any KL Subsidiary has any other liabilities of RMB800,000 or more, whether known or unknown, absolute, accrued, contingent or otherwise.

Section 3.10 Real Property. Section 3.10 of the Disclosure Schedule contains an accurate and complete list and description of (a) all real properties with respect to which KL or any KL Subsidiary holds valid land use rights as well as any other real estate that is in the possession of or leased by KL or any KL Subsidiary (except for such leased real estate for which the annual rental payment is less than RMB300,000) and the improvements (including buildings and other structures) located on such real estate (collectively, the “Real Property”), and (b) any lease under which any such Real Property is possessed and which involve an annual rental payment of RMB300,000 or more (the “Real Estate Leases”). Neither KL nor any KL Subsidiary is in default under any of the Real Estate Leases, and none of KL and the KL Shareholders is aware of any default by any of the lessors thereunder.

Section 3.11 Tangible Personal Property. Except as otherwise disclosed in Section 3.11 of the Disclosure Schedule, KL and the KL Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property used in the conduct of the Business, including the tangible personal property reflected in the Combined FY2006 Management Accounts and tangible personal property acquired since December 31, 2006 (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws. None of KL and the KL Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Tangible Personal Property. During the three (3)-year period prior to the date hereof, the operations of the Business, as a whole, of KL or any KL Subsidiary have not been interrupted for a period of more than forty-eight (48) consecutive hours in any twelve (12) month period due to inadequate maintenance of the Tangible Personal Property.

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Section 3.12 Non-Real Estate Leases. Section 3.12 of the Disclosure Schedule contains an accurate and complete list and description of all Assets and Properties (other than Real Property and Real Estate Leases) involving an annual rental payment of RMB100,000 or more that are leased from any third party under an existing lease that are possessed and used by KL or any KL Subsidiary (excluding Jilin Kelun) as of the date of this Agreement in the operation of the Business. All such leases are referred to herein as the “Non-Real Estate Leases.” Neither KL nor any KL Subsidiary is in default under any of the Non-Real Estate Leases, and none of KL and the KL Shareholders is aware of any default by any of the lessors hereunder.

Section 3.13 Accounts Receivable. The accounts receivable of KL and each KL Subsidiary reflected on the Combined FY2006 Management Accounts and created after December 31, 2006 but prior to the Closing Date, are bona fide accounts receivable, created in the ordinary course of business and subject to historical rates of uncollected liabilities, as reserved against on the KL or the concerned KL Subsidiary’s financial statements. To the Best Knowledge of KL and the KL Shareholders, at least 90% of such these accounts receivable are collectible within periods of time normally prevailing in the industry at the aggregate recorded amounts thereof.

Section 3.14 Inventory. The inventory of KL and each KL Subsidiary consists of items of quality and quantity useable or saleable in the ordinary course of business at regular sales prices, subject to (a) changes in price levels as a result of economic and market conditions, (b) changes as a result of any industry-wide requirements of any relevant Governmental Authorities, and (c) reserves reflected in the Combined FY2006 Management Accounts for spoiled and discontinued items.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following material Contracts, to which KL or any KL Subsidiary is a party or by which any of its respective Assets and Properties is currently bound (including material Contracts that have expired by their terms or otherwise terminated but have liabilities that continue to attach to KL or any KL Subsidiary)(the “Material Contracts”):

(i)(A) any Contract providing for a commitment of employment or consultation services for a specified or unspecified term which involves payments of RMB100,000 or more per year, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten promises or courses of conduct involving an obligation of KL or any KL Subsidiary to make payments to any employee, consultant, or agent of KL or any KL Subsidiary of RMB100,000 or more per year, other than with respect to salary or incentive compensation payments in the ordinary course of business;

(ii) all Contracts with KL or any KL Subsidiary containing a provision prohibiting or limiting the ability of KL and any KL Subsidiary to engage in any business activity, which prohibition or limitation would result in, or could reasonably be expected to result in, have a KL Material Adverse Effect, or compete with any Person;

(iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv) all Contracts relating to any Indebtedness of KL or any KL Subsidiary in the amount of RMB10,000,000 or more;

(v) all Contracts between KL and/or any KL Subsidiary and all the top-10 suppliers of KL and all Contracts between KL and all the Principal Regional Sales Agents;

(vi) all Contracts involving the grant of a license by any party (other than KL) and involving payments of RMB1,000,000 or more, except standard licenses purchased by KL or any KL Subsidiary for off-the-shelf software;

(vii) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties with a value of RMB1,000,000 or more, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any Acquisition Proposal;

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(viii) any Contract which involves payment by or to KL or any KL Subsidiary in the amount of RMB500,000 or more between or among KL or any KL Subsidiary, on the one hand, and any KL Shareholder, or officer, director, Affiliate or Associate of KL Shareholder or any Associate of any such officer, director or Affiliate (other than KL or any KL Subsidiary), on the other hand;

(ix) all collective bargaining or similar labor Contracts;

(x) all Contracts in which KL or any KL Subsidiary agrees to provide indemnification up to RMB1,000,000 or more or with no monetary limitation at all;

(xi) all Contracts that (A) limit or contain restrictions on the ability of KL or any KL Subsidiary (x) to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital shares, (y) to incur Indebtedness, to incur or suffer to exist any Lien or to purchase or sell any Assets and Properties, in each case, the contractual value thereof being RMB10,000,000 or more, (z) to change the lines of business in which it participates or engages or to engage in any Acquisition Proposal or (B) require KL or any KL Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

(xii) all other Contracts (other than those executed in the ordinary course of business) that are reasonably likely to involve the payment or potential payments, pursuant to the terms of any such Contract, by or to KL or any KL Subsidiary of more than RMB1,000,000 in the aggregate and that involve rights or obligations that extend for more than one year from the date of execution of such Contract.

(b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither KL or any KL Subsidiary nor, to the Best Knowledge of KL or any KL Shareholder, any other party to any Material Contract is, or has received notice that it is, in material violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in material violation or material default under any such Material Contract) or that another party to a Material Contract listed in Section 3.15(a) of the Disclosure Schedule intends to cancel, terminate or refuse to renew such Material Contract.

(c) None of KL and the KL Subsidiaries is a party to or bound by any Contract that could result, individually or in the aggregate with any other such Contracts, in a KL Material Adverse Effect.

(d) KL has delivered to SHA true and complete copies (or, if not in writing, reasonably complete and accurate written descriptions) of each Material Contract or other arrangement required to be listed on Section 3.15(a) of the Disclosure Schedule, together with all amendments and supplements thereto.

Section 3.16 Intellectual Property Rights.

(a) Part A of Section 3.16(a) of the Disclosure Schedule contains a true, complete and accurate list of all material Intellectual Property owned by KL or any KL Subsidiaries and used in the conduct of the Business, which list shall also include any know-how or trade secret included in such Intellectual Property and a reasonable description identifying and explaining each such know-how or trade secret. Part B of Section 3.16(a) of the Disclosure Schedule contains a true, complete and accurate list of all material Intellectual Property licensed by KL or any KL Subsidiary and used in the conduct of the Business.

Except as specifically disclosed in Section 3.16(a) the Disclosure Schedule, KL or the applicable KL Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property set forth in Parts A of Section 3.16(a) of the Disclosure Schedule, free and clear of any Liens. KL or the applicable KL Subsidiary has a valid and binding license to use all of the Intellectual Property set forth in Part B of Section 3.16(a) of the Disclosure Schedule. All registrations or recordals with and applications to Governmental Authorities in respect of such Intellectual Property listed in both Part A and Part B of Section 3.16(a) of the Disclosure Schedule (the “KL Material Intellectual Properties”) have been made, are valid and in full force and effect There are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by KL or any KL Subsidiary in respect of any KL Material Intellectual Property, except as otherwise disclosed in the

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Disclosure Schedule. None of KL and the KL Subsidiaries has received any notice that it is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any KL Material Intellectual Property. To the Best Knowledge of KL and the KL Shareholders, no KL Material Intellectual Property is being infringed by any other Person except as otherwise disclosed in the Disclosure Schedule.

(b)(i) To the Best Knowledge of KL and the KL Shareholders, neither the KL Material Intellectual Property, nor the conduct of the Business, infringes upon or misappropriates the rights of any other Person nor is infringed upon or misappropriated by any other Person or its property; (ii) none of KL and the KL Subsidiaries has received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any KL Material Intellectual Property or the Business infringes upon, misappropriates or otherwise violates the Intellectual Property of any third parties; (iii) to the Best Knowledge of KL and the KL Shareholders, there has been no unauthorized use by, disclosure to or by or infringement, misappropriation or other violation of any KL Material Intellectual Property by any third party and/or any current or former officer, employee, Principal Regional Sales Agents, consultant or any other agent of KL or any KL Subsidiary; (iv) none of the KL Material Intellectual Property is subject to any suits, actions, claims or demands of any third party and no action or proceeding, whether judicial, administrative or otherwise, has been instituted or is pending or threatened that challenges or affects the rights of KL or any KL Subsidiary in the same and KL and the KL Shareholders are not aware of any such claim, demand, action or proceeding that is unasserted with respect to any KL Material Intellectual Property; (v) to the Best Knowledge of KL and the KL Shareholders, the ownership and/or use of any KL Material Intellectual Property and continuation of the Business does not and will not infringe upon any Intellectual Property rights or any other rights of any third party; and (vi) none of KL and the KL Subsidiaries has received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any KL Material Intellectual Property.

(c)(i) All registrations with and applications to Governmental Authorities in respect of any KL Material Intellectual Property are valid and in full force and effect, (ii) each of KL and the KL Subsidiaries is in compliance with all applicable Laws regarding the use, manufacture, advertising, sale, import, and export of any KL Material Intellectual Property and products incorporating or made and services provided using any KL Material Intellectual Property and (iii) none of KL and the KL Subsidiaries is in material default (nor with the giving of notice or lapse of time or both, would be in material default) under any license, or any other contract or agreement pursuant to which KL or any KL Subsidiary has been granted a right, to use any KL Material Intellectual Property.

(d) KL and the KL Subsidiaries have taken all necessary steps to protect and preserve the secrecy, confidentiality and value of all Intellectual Property used in the conduct of the Business, including all trade secrets and source code included in the Intellectual Property not subject to issued letters of patents.

(e)(i) To the Best Knowledge of KL and the KL Shareholders, all right, title and interest in and to all works of authorship and all other materials subject to copyright protection and included in any KL Material Intellectual Property are legally vested in (by valid assignment or otherwise) KL or any KL Subsidiary; (ii) all rights in all inventions and discoveries, made, developed or conceived by any employee or independent contractor of KL or any KL Subsidiary that are contracted or retained by KL or any KL Subsidiary to develop any products or technologies for KL or such KL Subsidiary (except as otherwise disclosed in the Disclosure Schedule) during the course of their employment (or other retention) by KL or such KL Subsidiary, and relating to or included in any KL Material Intellectual Property, or made, written, developed or conceived with the use or assistance of the facilities or resources of KL or any KL Subsidiary; or that are the subject of one or more issued letters patent or patent application and that relate to are included in any KL Material Intellectual Property have been assigned in writing to KL or a KL Subsidiary, as applicable; (iii) all Key Employees, all department heads, all core research and development staff and all the employees who are involved in developing or upgrading any KL Material Intellectual Property and independent contractors of KL or any KL Subsidiary that are contracted or retained by KL or any KL Subsidiary to develop any products or technologies for KL or such KL Subsidiary (except as otherwise disclosed in the Disclosure Schedule) during the three (3)-year period prior to the date hereof have signed

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documents confirming that each of them will assign to KL or the applicable KL Subsidiary all Intellectual Property rights made, written, developed or conceived by them during the course of their employment (or other retention) by KL or such KL Subsidiary and that relate to or are included in any KL Material Intellectual Property or made, written, developed or conceived with the use or assistance of the facilities or resources of KL or any KL Subsidiary to the extent that ownership of any such Intellectual Property rights does not vest in KL or such KL Subsidiary, by operation of law. Any and all documentation relating to any know-how and/or trade secrets included in any KL Material Intellectual Property is current, accurate, and sufficient in detail and content to identify and explain such know-how and/or trade secrets and to allow its full and proper use without reliance on the knowledge or memory of any individual.

Section 3.17 Title to and Condition of Assets.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, each of KL and the KL Subsidiaries has good and marketable title to all the Assets and Properties owned by it. Except as set forth in Section 3.17(a) of the Disclosure Schedule, none of such Assets and Properties is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature. None of KL and the KL Subsidiaries is in default with respect to any Lien set forth in Section 3.17(a) of the Disclosure Schedule.

(b) To the Best Knowledge of KL and the KL Shareholders, all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including, but not limited to, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein conform in all material respects to all applicable Laws of every Governmental Authority having jurisdiction over any of the Real Property, and every instrumentality or agency thereof. To the Best Knowledge of KL and the KL Shareholders, there are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Governmental Authority. There are no outstanding Contracts made by KL or any KL Subsidiary for any improvements to the Real Property for which there is an outstanding amount payable of RMB500,000 or more. No person, other than KL or the relevant KL Subsidiary, owns any equipment or other tangible assets or properties situated on the Real Property material to the operation of the Business.

(c) The use and operation of the Real Property is in full compliance in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, each of KL and the KL Subsidiaries shall have the right under all applicable Laws to continue the use and operation of the Real Property in the conduct of the Business. During the three (3)-year period prior to the date hereof, neither KL nor any KL Subsidiary has received any written notice of any material violation (or claimed material violation) of or investigation of such material violation (or claimed material violation) regarding any applicable Laws in relation to the Real Property, which notice or investigation resulted in a penalty or fine in an amount equal to RMB10,000 or more or resulted in any order restricting the use by KL or any KL Subsidiary of any Real Property.

(d) To the Best Knowledge of KL and the KL Shareholders, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting or burdening such Real Property in any manner, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefiting the Real Property.

(e) Neither KL nor any KL Subsidiary has received written notice of, or otherwise had knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings instituted but not settled which would have an effect on the ownership, use and operation of any portion of the Real Property for its intended purpose or the value of any material portion of the Real Property.

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(f) To the Best Knowledge of KL and the KL Shareholders, all the facilities and utilities required by the operations of the Business or otherwise required by any applicable Law are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities to permit full compliance with the requirement of all Laws. As of the date hereof, neither KL nor KL Subsidiary has received any written notice notifying the existence of any fact or circumstance which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

(g) All Permits, certificates, easements and rights of way, including proof of dedication, as applicable, required from all Governmental Authorities having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of the Business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained.

(h) Neither KL nor any KL Subsidiary has received written notice and has any knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(i) No portion of the Real Property, during the three (3)-year period prior to the date hereof, has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

(j) To the Best Knowledge of KL and the KL Shareholders, there are no encroachments or other facts or conditions affecting the Real Property which would, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as used, occupied and operated in the conduct of the Business.

Section 3.18 Absence of Certain Changes. Except as agreed by SHA in advance or incurred in the course of the ordinary business in compliance with past practice, neither KL nor any KL Subsidiary has, since December 31, 2006:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b) borrowed or agreed to borrow any funds exceeding RMB1,000,000 (or other currency equivalent);

(c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding RMB1,000,000 (or other currency equivalent), except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(d) discharged or satisfied any encumbrance exceeding RMB1,000,000 (or other currency equivalent) other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the Combined FY2006 Management Accounts, and liabilities incurred since December 31, 2006 in the ordinary course of business and consistent with prior practice;

(e) sold, transferred, leased to others or otherwise disposed of any Assets and Properties exceeding RMB1,000,000 (or other currency equivalent), except for inventories sold in the ordinary course of business and Assets and Properties no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim of RMB1,000,000 or more, or waived or released any right of substantial value;

(f) received any written notice of termination of any Material Contract, Lease or other agreement, or suffered any damage, destruction or loss exceeding RMB1,000,000 (or other currency equivalent) (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a KL Material Adverse Effect;

(g) had any material change in its relations with its employees or Principal Regional Sales Agents, clients or insurance carriers which has had or might reasonably be expected to have an KL Material Adverse Effect;

(h) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

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(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets and Properties of any kind whatsoever to any shareholder of KL or any affiliate of any shareholder of KL, or purchased or redeemed, or agreed to purchase or redeem, any of its share capital, or made or agreed to make any payment to any shareholder of KL or any affiliate of any shareholder of KL, whether on account of debt, management fees or otherwise;

(j) suffered any other material adverse effect in its Assets and Properties, liabilities, financial condition, results of operations or business; or

(k) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (f), (g) or (j)).

Section 3.19 Employee Plans; Labor Matters.

(a) During the three (3)-year period prior to the date hereof, other than statutory social insurance plans operated under the Laws of the PRC or any statutory employee benefits under the Laws of the PRC, none of KL and the KL Subsidiaries provides or is obligated to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on ill-health, injury, death disability or on termination of employment (whether voluntary or involuntary) to any current or former employees, officers, consultants, independent contractors or agents of KL or any KL Subsidiaries. Except as otherwise disclosed in the Disclosure Schedule, none of KL and the KL Subsidiaries is a party to or is bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, vacation, hospitalization, medical or other plan, policy, trust or arrangement or other employee compensation agreement (other than those statutorily required under the Laws of the PRC). Except as otherwise disclosed in the Disclosure Schedule, each of KL and the KL Subsidiaries has complied with all applicable Laws relating to any of the Benefit Plans, all such contributions and payments required to be made by any employees of KL and the KL Subsidiaries with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authority, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of KL and any KL Subsidiary.

(b) Each of the Principal Regional Sales Agents is an independent service provider appointed by KL to provide product sales agent services in the relevant geographic regions. None of the Principal Regional Sales Agents and the sales representatives and other staff respectively hired or controlled by such Principal Regional Sales Agents has been an employee of KL or any KL Subsidiary (except as otherwise disclosed in the Disclosure Schedule) or has otherwise been treated as an employee on the payroll of KL or any KL Subsidiary during the three (3)-year period prior to the date hereof.

Section 3.20 Compliance with Law. The Business has been conducted, and is now being conducted, by KL and each KL Subsidiary in compliance in all material respects with all applicable Laws. None of KL, the KL Subsidiaries and their respective officers, directors and employees (a) is, and during the three (3)-year period prior to the date hereof was, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the Business; and (b) has received any notice from any Governmental Authority, and to the Best Knowledge of KL and the KL Shareholders, no Action is threatened, which alleges that KL or any KL Subsidiary has violated, or not complied with, any of the above, which Action may result in any penalty and fine in the amount of RMB10,000 or more.

Section 3.21 Compliance with PRC Anti-Corruption Laws. None of KL, the KL Subsidiary and their respective directors or officers has, and to the Best Knowledge of KL and the KL Shareholders, none of their employees, representatives or agents has violated any applicable PRC Laws that prohibit directly or indirectly making any payment (including any kick-back or commission) or giving other thing of value (including any fee, gift, travel expense or entertainment) to any person who is an official, officer, agent, employee or representative of any Governmental Authority or any existing or prospective customer (whether or not government-owned) in order to gain any business, commercial or financial advantage or benefit.

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Section 3.22 Related-Party Transactions. Except for compensation to employees for services rendered, as of the date of this Agreement, (a) there are no inter-company Liabilities between KL or any KL Subsidiary, on the one hand, and any KL Shareholder, or officer, director, Affiliate or Associate of KL or any KL Subsidiary or any Associate of any KL Shareholder or such officer, director or Affiliate (other than KL and any KL Subsidiary), on the other, (b) neither any KL Shareholder or any such officer, director, Affiliate or Associate provides or causes to be provided any material Assets and Properties, services or facilities to KL or any KL Subsidiary, (c) none of KL and the KL Subsidiaries provides or causes to be provided any material Assets and Properties, services or facilities to any KL Shareholder or any such officer, director, Affiliate or Associate and (d) none of KL and the KL Subsidiaries beneficially owns, directly or indirectly, any Investment Assets of any KL Shareholder or any such officer, director, Affiliate or Associate. Each of the Liabilities and transactions listed in Section 3.22 of the Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis. None of KL Shareholders or any such officer, director, Affiliate or Associate has any direct or indirect interest in excess of 1% in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of KL or any KL Subsidiary nor, to the Best Knowledge of KL and the KL Shareholders, does any such Person receive income from any source other than KL or any KL Subsidiary which relates to the Business, or should properly accrue to, KL or the relevant KL Subsidiary.

Section 3.23 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a KL Material Adverse Effect, and except as otherwise disclosed in the Disclosure Schedule, during the four (4)-year period prior to the date hereof:

(a) KL and KL Subsidiaries have complied with all then applicable Laws in relation to environment protections;

(b) the properties currently owned or operated by KL and KL Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(c) neither KL nor any KL Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property;

(d) Neither KL nor any KL Subsidiary has been associated with any release or treat of release of any Hazardous Substance;

(e) Neither KL nor any KL Subsidiary has received any outstanding notice, demand, letter, claim or request for information alleging that KL or any of the KL Subsidiaries may be in violation of or liable under any environmental Laws;

(f) Neither KL nor any KL Subsidiary is subject to any orders, decrees, injunctions or other arrangements of any Governmental Authority or is subject to any indemnity or other agreement with any third party relating to liability under any environmental Laws of the PRC or relating to Hazardous Substances; and

(g) there are no circumstances or condition involving KL or any KL Subsidiary that could reasonably be expected as of the date hereof to result in any claims, liability, investigations, costs or restrictions on the ownership, sue or transfer of any property of KL or any KL Subsidiary pursuant to any environmental Laws of the PRC.

Section 3.24 Records. The books of account, minute books and shareholder records of KL and each KL Subsidiary are complete and correct in all material respects, and there have been no material transactions involving KL or any KL Subsidiary which are required to be set forth therein and which have not been so set forth.

Section 3.25 Bank and Brokerage Accounts; Investment Assets. Section 3.25 of the Disclosure Schedule sets forth, as of the date hereof, (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which KL or any KL Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of KL or any

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KL Subsidiary having signatory power with respect thereto (excluding (i) those temporary accounts set up by a bank in the name of KL or any KL Subsidiary for security deposit purposes in connection with any bank notes or instruments purchased by KL or such KL Subsidiary in its ordinary course of business and (ii) those temporary accounts set up by a bank in the name of KL or any KL Subsidiary in connection with any loan borrowed by KL or any KL Subsidiary from such bank for the sole purposes of advancing the loan and making repayment thereof); and (c) a list of each Investment Asset held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 3.26 No Powers of Attorney. Except as otherwise disclosed in the Disclosure Schedule, none of KL and the KL Subsidiaries has any powers of attorney or comparable delegations of authority currently outstanding.

Section 3.27 Insurance. Section 3.27 of the Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies involving insurance premiums of RMB50,000 or more maintained by each of KL and the KL Subsidiaries which are in force as of the date hereof and the amounts of coverage thereunder. During the three (3) year period prior to the date hereof, neither KL nor any KL Subsidiary has been refused insurance in connection with the Business, nor has any claim of RMB100,000 or more been made in respect of any such agreements or policies, except as set forth in Section 3.27 of the Disclosure Schedule.

Section 3.28 Litigation. There are no Actions by any Governmental Authority or Person by or against KL or any KL Subsidiary, nor, to the Best Knowledge of KL and/or the KL Shareholders, any currently contemplated potential Action by any Governmental Authority or Person against KL or any KL Subsidiary. None of KL, the KL Subsidiaries or any of their respective Assets and Properties is subject to any Action by a Governmental Authority or Person which would cause a KL Material Adverse Effect.

Section 3.29 Settled Litigation. Section 3.29 of the Disclosure Schedule sets forth a description of all settled or litigated claims in the amount of RMB100,000 or more against KL or any KL Subsidiary during the three (3)-year period prior to the date hereof.

Section 3.30 Disclosure of SHA Information. Each KL Shareholder acknowledges that all of the SEC Reports (defined in Section 4.08) were fully available to it. Each KL Shareholder acknowledges that it has received all the information that it has required relating to SHA and the acquisition of the SHA Ordinary Shares. Each KL Shareholder further represents that it has had an opportunity to ask questions and receive answers from SHA regarding the terms and conditions of its acquisition of the SHA Ordinary Shares. The foregoing, however, does not limit or modify the representations and warranties of KL and the KL Shareholders in this Agreement, in the other Transaction Documents or elsewhere, or the right of SHA to rely thereon.

Section 3.31 Purchase for Own Account. The SHA Ordinary Shares to be received by each KL Shareholder are being acquired for investment for such KL Shareholder’s own account and not otherwise as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Each KL Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same and is subject to a twenty-four (24) month lock-up period with respect to his/her sale or disposal of SHA Ordinary Shares pursuant to Section 5.09 hereof.

Section 3.32 No Registration. Based on the SEC Reports, each KL Shareholder is aware that the SHA Ordinary Shares acquired by him or her under this Agreement have not been registered under the Securities Act, that their offer and sale pursuant to this Agreement are intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the SEC, and that such SHA Ordinary Shares cannot be sold, assigned, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each KL Shareholder is also aware that the SHA Ordinary Shares acquired by him or her have not been registered or qualified in any jurisdiction, that sales or transfers of such SHA Ordinary Shares may be further restricted by non-U.S. securities laws, the provisions of this Agreement, the other Transaction Documents and the Current Articles and that the certificates for such SHA

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Ordinary Shares will bear appropriate legends describing the restrictions on their transfer. Each KL Shareholder has no immediate need for liquidity in connection with the acquisition of SHA Ordinary Shares, and does not anticipate that it will be required to sell his or her SHA Ordinary Shares in the foreseeable future.

Section 3.33 Suitability of Investment.

(a) Each KL Shareholder has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the SHA Ordinary Shares, except in accordance with applicable Laws, including, but not limited to, securities laws, as well as the provisions of this Agreement, the other Transaction Documents and the Current Articles as long as such documents remain in effect;

(b) Each KL Shareholder has determined that the SHA Ordinary Shares are a suitable investment for such KL Shareholder and that such KL Shareholder can bear the economic risk of the acquisition of SHA Ordinary Shares;

(c) Each KL Shareholder (i) certifies that such KL Shareholder is not a “U.S. person” within the meaning of Rule 902 of Regulation S, and that such KL Shareholder is not acquiring the SHA Ordinary Shares for the account or benefit of any such U.S. person, (ii) agrees to resell the SHA Ordinary Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such SHA Ordinary Shares unless in compliance with the Securities Act, (iii) agrees that any certificates for any SHA Ordinary Shares issued to such KL Shareholder shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions involving such SHA Ordinary Shares may not be conducted unless in compliance with the Securities Act, and (iv) agrees that SHA is hereby required to refuse to register any transfer of any SHA Ordinary Shares issued to such KL Shareholder not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

Section 3.34 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KL, any KL Subsidiary or any KL Shareholder.

Section 3.35 Disclosure. No representation or warranty by KL or any KL Shareholder contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to SHA pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 3.36 Proposed Business Plan. Prior to the date hereof, KL has delivered to SHA a proposed business plan that contains, among others, detailed proposed financial projections (including all the relevant assumptions), capital expenditure plan, operational budgets and financial plan for FY2007, FY2008 and FY2009 on an annual basis (the “Proposed Business Plan”). The Proposed Business Plan and the financial and other projections contained therein were prepared in good faith based on KL’s management’s experience in the industry and on assumptions of fact and opinion as to future events which they, at the date of the issuance of the Proposed Business Plan, believed to be reasonable, consistent with past practice and on a realistic basis after careful examination and due consideration of all other relevant factors. As of the date hereof, no facts have come to the attention of KL or the management of KL which would be reasonably expected to require the material revision of the assumptions underlying such projections, estimates and other forward-looking information or the conclusions derived therefrom.

Section 3.37 Survival of Representations and Warranties. The representations and warranties of KL and each KL Shareholder set forth in this Agreement shall survive the Closing.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SHA

Subject to the exceptions set forth in the Disclosure Schedule, SHA represents and warrants to KL and each KL Shareholder as of the date hereof and as of the Closing as follows, provided, however, in respect of any event or change of circumstance occurring during the period from the day immediately following the date hereof up to and including the Closing Date, SHA shall not be held liable for any misrepresentation or breach of warranty resulting from such event or circumstance unless such event or circumstance was contributed to by the default, negligence, failure to take prudent action or follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind of any of SHA, its directors, officers, employees, respective representatives or agents, in which case SHA shall be held liable for any material mispresentation or material breach of warranty resulting from such event or circumstance:

Section 4.01 Organization. SHA is a corporation duly organized, validly existing and in good standing under the law of the Cayman Islands. It is currently listed on the AMEX.

Section 4.02 Capitalization.

(a) Capitalization.

(i) Shares. As of the date hereof, the authorized share capital of SHA includes 50,000,000 SHA Ordinary Shares, 17,500,000 of which are issued and outstanding, and 5,000,000 preferred shares, none of which is issued and outstanding.

(ii) Warrants and Options. Section 4.02(a)(ii) of the Disclosure Schedule sets forth all the outstanding options, warrants or rights to acquire any share capital of SHA. Other than those set forth on Section 4.02(a)(ii) of the Disclosure Schedule, there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of SHA or to subscribe to any increase of any share capital of SHA.

(b) Disputes. There are no disputes, arbitrations or litigation proceedings involving SHA with respect to the SHA Ordinary Shares and outstanding warrants, options and other rights relating to the share capital of SHA.

(c) Issuances. Except for the issuance of the SHA Ordinary Shares, warrants and options as set forth in Section 4.02(c) of the Disclosure Schedule, there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of SHA.

Section 4.03 SHA Subsidiaries. Except as registered as overseas company in Hong Kong (the detail of which is set forth in Section 4.03 of the Disclosure Schedule), SHA does not have any subsidiaries, branches and representive offices.

Section 4.04 Authority and Corporate Action; No Conflict.

(a) SHA has all necessary corporate power and authority to enter this Agreement and the Transaction Documents to which it is a party and, subject to the requirement to obtain shareholder approval, to consummate the KL Acquisition and transactions contemplated hereby and thereby. All board of directors actions necessary to be taken by SHA to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements delivered in connection with the KL Acquisition has been duly and validly taken. Each of this Agreement and the Transaction Documents to which SHA is a party has been duly executed and delivered by SHA and constitutes the valid, binding, and enforceable obligation of SHA, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar

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laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of shareholder approval.

(b) Neither the execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by SHA nor (assuming receipt of shareholder approval) the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of SHA or (B) any law, statute, regulation, order, judgment or decree or any instrument contract or other agreement to which SHA is a party or by which SHA (or any of the Assets and Properties of SHA) is subject or bound; (ii) result in the creation of, or give any party the right to create, any Lien upon the Assets and Properties of SHA; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which SHA is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to SHA.

Section 4.05 Consents and Approvals. Other than the requirement to obtain shareholders’ approval, clear with the SEC (as defined in Section 6.03) its comments with respect to the Proxy Statement and file the Proxy Statement with the SEC, the execution and delivery of this Agreement and the Transaction Documents by SHA under any applicable Laws of the United States (and any state thereof) or the Cayman Islands does not, and the performance of this Agreement and the Transaction Documents by each will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority.

Section 4.06 Licenses, Permits, Etc. SHA possesses or will possess prior to the Closing all Permits necessary to own and operate the business as now being conducted by it, except for those the absence of which, singly or in the aggregate, would not have a SHA Material Adverse Effect. Such these necessary Permits are described or are as set forth on Section 4.06 of the Disclosure Schedule. True, complete and correct copies of Permits issued to SHA have previously been delivered to KL. All such Permits are in full force and effect and SHA and its officers, directors, employees, representatives and agents has complied, and SHA will comply, and shall cause its officers, directors, employees, representatives and agents to comply, with all terms of such Permits and will take any and all actions necessary to ensure that all such Permits remain in full force and effect and that the terms of such Permits are not violated through the Closing Date. SHA is not in default under any of such Permits. To the Best Knowledge of SHA, no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder.

Section 4.07 Valid Issuance of SHA Ordinary Shares. At the Closing, the SHA Ordinary Shares to be issued to the KL Shareholders hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of SHA in accordance with their terms and will have been issued in compliance with all applicable US federal and state securities laws and the Laws of the Cayman Islands.

Section 4.08 SEC Reports.

(a) SHA has delivered to KL or there have been available by public means (i) SHA’s annual financial report on Form 10-K for FY2006 (ii) the Prospectus, and (iii) all other reports filed by SHA under the Securities Act and the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “SEC Reports”).

(b) As of its filing date or, if applicable, its effective date, each SEC Report complied in all material respects with the requirements of the Laws applicable to SHA for such SEC Report, including the Securities Act and the Exchange Act.

(c) Each SEC Report as of its filing date and the Prospectus, as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the

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statements made therein, in the light of the circumstances under which they were made, not misleading. SHA has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

Section 4.09 Taxes.

(a) To the Best Knowledge of SHA, all tax returns required to be filed in respect of SHA have been duly and timely filed, have been prepared in compliance with all applicable Laws, and are true, correct and complete in all material aspects. All Taxes due and payable by SHA, whether or not shown as due on such tax returns, have been fully paid when due.

(b) There are no agreements or applications by SHA existing for an extension of time for the assessment or payment of any Pre-Closing Taxes and no waivers of the statute of limitations in respect of such Taxes. There are no Tax Liens on any of the Assets and Properties of SHA except for Liens for Taxes not yet due. SHA has not received any claim from any taxing authority in a jurisdiction in which SHA is or may be subject to taxation and in which SHA has failed to file tax returns required by that jurisdiction.

(c) SHA has never been a party to or bound by any Tax indemnity, Tax sharing or similar agreement and SHA does not have any material liability for any Taxes of any other Person. SHA has withheld or deducted, in accordance with applicable Laws or the requirements of the relevant Governmental Authorities, all Taxes or other amounts from payments to employees, shareholders, or any other Persons from which Taxes are required to be deducted or withheld and has timely paid over such Taxes or other amounts to the appropriate Governmental Authorities to the extent due and payable.

(d) To the Best Knowledge of SHA, SHA does not expect any authority to assert a material claim for additional Taxes for any period for which tax returns thereof have been filed. Section 4.09(e) of the Disclosure Schedule lists all jurisdictions in which tax returns are filed with respect to SHA and indicates those tax returns thereof that have been audited or that are currently the subject of audit. SHA has not received any notice that any Governmental Authority will audit or examine (except for any such general audit or examination routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.

Section 4.10 No Undisclosed Liabilities. Except for those incurred by SHA in connection with the due diligence, negotiation and the consummation of the KL Acquisition and except for those liabilities set forth in the SEC Reports and of the KL Acquisition, including but not limited to fees and expenses payable to SHA’s legal counsel, accountants and other consultants and advisers, SHA does not have any other liabilities of RMB500,000 or more, whether known or unknown, absolute, accrued, contingent or otherwise.

Section 4.11 Real Property. SHA does not own or lease any Real Properties.

Section 4.12 Tangible Personal Property. SHA is in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property used in the conduct of the business being conducted by it. All the foregoing tangible personal property is free and clear of all Liens, other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

Section 4.13 Absence of Certain Changes. Except as set forth in Section 4.02(c) of the Disclosure Schedule or incurred in the ordinary course of business consistent with past practice, SHA has not, since December 31, 2006:

(a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

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(b) been removed from trading on the AMEX because of a breach or violation of any applicable laws, or received notice by any security supervisory agencies warning or punishing SHA due to a violation of exchange market rules or receive notice of termination or suspension in trading on the AMEX;

(c) had any material change in its relations with its employees or agents, clients or insurance carriers which has had or might reasonably be expected to have an SHA Material Adverse Effect;

(d) suffered any other material adverse effect in its Assets and Properties, liabilities, financial condition, results of operations or business; or

(e) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clause (d)).

Section 4.14 Compliance with Law. The business of SHA has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws. SHA and its officers, directors and employees (i) are not, and during the periods of SHA’s existence were not, in violation of, or not in compliance with, in any material respect all such applicable Laws with respect to the conduct of the businesses of SHA; and (ii) have not received any notice from any Governmental Authority, and to the best of the knowledge of SHA none is threatened, alleging that SHA has violated, or not complied with, any of the above.

Section 4.15 Disclosure. No representation or warranty by SHA contained in this Agreement and no information contained in any Schedule or other instrument furnished or to be furnished to KL or the KL Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 4.16 Records. The books of account, minute books and shareholder records of SHA are complete and correct in all material respects, and there have been no material transactions involving SHA which are required to be set forth therein and which have not been so set forth.

Section 4.17 Bank and Brokerage Accounts; Investment Assets. Section 4.17 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which SHA has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of SHA having signatory power with respect thereto; and (c) a list of each Investment Asset held through or in each such account, box and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

Section 4.18 Litigation. There are no Actions by any Governmental Authority or Person by or against SHA, nor, to the Best Knowledge of SHA, currently contemplated potential Action by any Governmental Authority or Person against SHA. None of SHA or any of its Assets and Properties is subject to any Action by a Governmental Authority or Person which would cause a material adverse effect on the operations and the Assets and Properties of SHA.

Section 4.19 Brokers. Except as otherwise disclosed in the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SHA.

Section 4.20 Intellectual Property Rights.

(a) SHA does not own any Intellectual Property. Other than on shelf office Software, SHA does not license any Intellectual Property from any other Person.

(b)(i) SHA has not received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the on shelf office Software used in its operations infringes upon, misappropriates

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or otherwise violates the Intellectual Property of any third parties; (ii) to the Best Knowledge of SHA, there has been no unauthorized use of such Software, or infringement, misappropriation or other violation of any of the Intellectual Property in relation to such Software, by any current or former officer, employee, independent contractor, consultant or any other agent of SHA.

Section 4.21 Title to and Condition of Assets.

(a) SHA has good and marketable title to all the Assets and Properties owned by it. None of such Assets and Properties is subject to any Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

Section 4.22 Employee Plans; Labor Matters. Except as set forth in the Disclosure Schedule and except as pursuant to any statutory requirement of any applicable Laws, SHA does not provide or be required to provide any retirement, social insurance, life insurance, medical, dental or other welfare benefits provided on ill-health, injury, death disability or on termination of employment (whether voluntary or involuntary) to any current or former employees, officers, consultants, or agents of SHA. SHA is not a party to or is bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, vacation, hospitalization, medical or other plan, policy, trust or arrangement or other employee compensation agreement. SHA has no liability whatsoever to make any payment to or for the benefits of any current or former employee, officer, or agent with respect to statutory social insurance plans operated under the applicable Laws. SHA has complied with all applicable Laws relating to any of the Benefit Plans.

Section 4.23 Compliance with the Foreign Corrupt Practices Act. None of SHA and its directors or officers has, and to the Best Knowledge of SHA, none of SHA’s employees, representatives or agents has, to obtain or retain business, directly or indirectly offered, paid or promise to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of US$100 in the aggregate to any one individual in any year) or any commission payment to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Authorities or any existing or prospective customer (whether or not government owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

Section 4.24 Related-Party Transactions. Except for compensation to SHA’s consultants and employees for services rendered and except for those disclosed in the Prospectus, there are no material related party transactions between SHA, on the one hand, and any officer, director, Affiliate or Associate of SHA or such officer, director or Affiliate (other than SHA), on the other.

Section 4.25 Insurance. Section 4.25 of the Disclosure Schedule sets forth a complete list and complete and accurate description of all insurance policies involving insurance premiums of RMB50,000 or more maintained by SHA which are in force as of the date hereof and the amounts of coverage thereunder.

Section 4.26 Settled Litigation. There has been no settled or litigated claim against SHA since its inception.

Section 4.27 Suitability of Investment. Subject to the approval of SHA’s shareholders at the SHA’s Shareholders’ Meeting, as at the Closing, SHA shall have determined that the KL Shares are a suitable investment for SHA and SHA can bear the economic risk of the acquisition of the KL Shares.

Section 4.28 Survival of Representations and Warranties. The representations and warranties of SHA set forth in this Agreement shall survive the Closing.

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ARTICLE 5

COVENANTS OF KL AND THE KL SHAREHOLDERS

Section 5.01 Conduct of the Business. KL and each KL Shareholder covenants and agrees that, from the date hereof through the Closing Date, unless there occurs any SHA Material Adverse Effect and except as otherwise required as set forth in this Agreement or with the prior written consent of SHA, they shall, and shall use their best efforts to cause each KL Subsidiary to:

(a) conduct the Business only in the ordinary course and in a manner consistent with the current practice of the Business, to preserve substantially intact the business organization of KL and each KL Subsidiary, to keep available the services of the current management employees of KL and each KL Subsidiary, to preserve, for the best interest of KL and any KL Subsidiary, the current relationships of KL and each KL Subsidiary with customers and other persons with which KL and each KL Subsidiary has significant business relations and to comply with all Laws in all material aspects;

(b) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the KL Shares or any equity interest of any KL Subsidiary, or enter into any discussions or negotiations with any other party to do so;

(c) not pledge, sell, lease, transfer, dispose of or otherwise encumber any Assets and Properties of KL or any KL Subsidiary, other than consistent with past practices and in the ordinary course of business of KL or any concerned KL Subsidiary or enter into any discussions or negotiations with any other party to do so;

(d) not issue any KL Shares or increase the registered capital of any KL Subsidiary or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of KL or any KL Subsidiary or any options therefor or any securities convertible into or exchangeable for share capital of KL or equity interests of any KL Subsidiary or enter into any agreements in respect of the ownership or control of such share capital or equity interests;

(e) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding share capital of KL or equity interests of any KL Subsidiary (excluding Jilin Kelun) or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of KL or any KL Subsidiary;

(f) not make, agree to make or announce any general wage or salary increase or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any management employee of KL or any KL Subsidiary or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable law or regulations;

(g) not to amend the Articles of Association (or other organizational documents) of KL or any KL Subsidiary (excluding Jilin Kelun);

(h) not to merge or consolidate with, or acquire all or substantially all the Assets and Properties of, or otherwise acquire any business operations of, any Person;

(i) not to make any payments outside the ordinary course of business; and

(j) not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

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Section 5.02 Access to Information.

(a) Between the date of this Agreement and the Closing Date, subject to SHA’s undertaking to use its best efforts to keep confidential and protect the Trade Secrets of KL and the KL Subsidiaries against any illegal disclosure, KL and each KL Shareholder will (i) permit SHA and its Representatives reasonable access to all of the books, records, reports and other related materials, offices and other facilities and Assets and Properties of KL, each KL Subsidiary and the Business which are necessary for the preparation and amendment of Proxy Statement, the verification of the disclosures therein pursuant to the Securities Act as well as the rules and requirements of SEC and in response to inquiries from relevant Governmental Authorities regarding the KL Acquisition; (ii) permit SHA and its Representatives to make such inspections thereof as SHA may reasonably request; and (iii) furnish SHA and its Representatives with such financial and operating data (including without limitation the work papers of KL’s Accountants) and other information with respect to KL and each KL Subsidiary and the Business as SHA may from time to time request pursuant to the Securities Act as well as the rules and requirements of SEC for the preparation and amendment of Proxy Statement and the verification of the disclosures therein, in response to inquiries from SHA’s accountants, and in response to inquiries from relevant Governmental Authorities regarding the KL Acquisition.

(b) Between the date of this Agreement and the Closing Date, SHA shall be permitted to meet with and interview, during normal business hours upon prior written notice, all officers, directors and employees of KL and each KL Subsidiary.

Section 5.03 Audited Financial Statements. KL shall, as soon as practicable after the date hereof, deliver to SHA (a) the consolidated financial statements of Kelun Joint Stock audited by KL’s Accountants in accordance with US GAAP for FY2004, FY2005 and FY2006, (b) the financial statements of the Acquired Companies audited by KL’s Accountants, either on a combined basis or on a separate basis as determined by KL’s Accountants, in accordance with US GAAP for FY2004, FY2005 and FY2006, (c) the combined financial statements of Kelun Joint Stock and the Acquired Companies for FY2006 prepared by the management of KL in accordance with US GAAP based on the audited FY2006 financial statements of each of Kelun Joint Stock and the Acquired Companies and reviewed by KL’s Accountants, after adjustments for inter-company transactions and unrealized profits relating thereto for the twenty percent (20%) minority interest in two subsidiaries (the “FY2006 Combined Financials”), (d) the consolidated financial statements of Kelun Joint Stock audited by KL’s Accountants in accordance with PRC GAAP for FY2006 and (e) the pro forma combined financial statements of Kelun Joint Stock and the Acquired Companies prepared by the management of KL in accordance with PRC GAAP for FY2006 and reviewed by KL’s Accountants. All the relevant financial statements will include a balance sheet, income statement and statement of cash flows, together with footnotes.

Section 5.04 Insurance. Through the Closing Date, KL and each KL Shareholder shall cause KL and each KL Subsidiary to maintain insurance policies providing insurance coverage for the Business and the Assets and Properties of KL and each KL Subsidiary of the kinds, in the amounts and against the risks as are commercially reasonable for the businesses and risks covered.

Section 5.05 Employment Agreements. KL and the KL Shareholders shall procure that, prior to the Closing:

(a) each of Mr. LIU Gexin, Mr. CHENG Zhipeng, Ms. PAN Hui, Mr. LIU Suihua, Mr. WAN Yangyu, Mr. CHEN Deguang, Mr. LIANG Long and any other “key” employees designated by Mr. LIU Gexin and the Current Co-Chief Executive Officers (collectively, the “Key Employees”) shall have entered into an executive employment agreement (the “Executive Employment Agreement”) in the form of Schedule F with SHA and KL. These agreements generally are to provide employment terms of three (3) years include Intellectual Property assignment and Non-Competition Period set forth in Section 5.06(g)(ii) hereof.

(b) each of the other managers of KL and the KL Subsidiaries as designated by Mr. LIU Gexin shall have entered into a management employment agreement (the “Management Employment Agreement”) in the form of Schedule G with KL or the relevant KL Subsidiary, as the case may be. These agreements

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generally are to provide employment terms of two (2) years include Intellectual Property assignment and non-competition provisions for not less than one (1) year after termination of employment, subject to any applicable Laws.

(c) each of all other employees of KL and the KL Subsidiaries shall have entered into labor contract (the “Labor Contract”) with KL or the relevant KL Subsidiary, as the case may be, in the standard form designated by the relevant Governmental Authority in the locality where such employee is employed. Such these standard forms are attached to this Agreement as Schedule H.

Section 5.06 Protection of Confidential Information; Non-Competition.

(a) Confidential Information. Each KL Shareholder acknowledges that:

(i) As a result of his or her share ownership of and, in some cases, employment by KL and the KL Subsidiaries, they have obtained secret and confidential information concerning the Business including, without limitation, financial information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”).

(ii) KL and the KL Subsidiaries will suffer substantial damage which will be difficult to compute if any KL Shareholder should divulge Confidential Information or enter a business which is competitive with that of KL and the KL Subsidiaries.

(iii) The provisions of this Section are reasonable and necessary for the protection of the Business.

(b) Maintain Confidentiality. Each KL Shareholder agrees to not at any time after the date hereof divulge to any person or entity any Confidential Information obtained or learned as a result of share ownership of KL and employment by KL or any KL Subsidiary except (i) with the express written consent of SHA and KL on or before the Closing Date and of the Board thereafter; (ii) to the extent that any such information is in the public domain other than as a result of a breach of any obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government process. If any KL Shareholder shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, it will promptly, but in no event more than seventy-two (72) hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, KL or the relevant KL Subsidiary and, at KL or the relevant KL Subsidiary’s expense, shall: (i) take all reasonably necessary steps required by KL or the relevant KL Subsidiary to defend against the enforcement of such subpoena, court order or other government process, and (ii) permit KL or the relevant KL Subsidiary to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Records. At the Closing, each KL Shareholder who is not a director or an officer or an current employee of KL or any KL Subsidiary or a Principal Regional Sales Agent will promptly deliver to KL all original memoranda, notes, records, reports, manuals, formula and other documents relating to the Business, which he or she then possess or have under his or her control; provided, however, that they shall be entitled to retain copies of such documents reasonably necessary to document their financial relationship with KL and the relevant KL Subsidiary.

(d) Non-Compete. No KL Shareholder, and each of KL and the KL Shareholders (for so long as such KL Shareholder directly or indirectly holds any SHA Ordinary Shares) shall procure that no director, officer or manager of KL or any KL Subsidiary, during the period that he or she maintains a relationship with KL or any KL Subsidiary as a director, officer, consultant or employee and during the Non-Competition Period, without the prior written permission of a majority of the Board, which majority must (A) include an affirmative vote from at least one (1) independent non-executive director and at least one (1) director nominated by the Current Co-Chief Executive Officers or (B) in the event that both of the Current Co-Chief Executive Officers are unable to carry out the responsibilities and functions upon death or disability, include the unanimous vote from all independent non-executive directors, shall, anywhere in the PRC, Hong Kong and Taiwan, directly or indirectly, (i) enter into the employ of or render any services to any Person engaged

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in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by KL or any KL Subsidiary in the six-month period prior to the date that all relationships of such person terminates with KL or any KL Subsidiary; or (v) solicit, interfere with, or endeavor to entice away from KL or any KL Subsidiary, for the benefit of a Competitive Business, any of its customers or other persons with whom KL or any KL Subsidiary has a business relationship. However, nothing in this Agreement shall preclude any KL Shareholder or any director, officer or manager of KL or any KL Subsidiary from investing his or her personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on an internationally recognized stock exchange and if such investment does not result in his or her beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business.

(e) Injunctive Relief. If any KL Shareholder or any director, officer or manager of KL or any KL Subsidiary breaches, or threatens to breach, any of the provisions of Section 5.06 (b), (c) or (d), (i) a majority of the independent non-executive directors and the Current Co-Chief Executive Officers of SHA or (ii) in the event that both of the Current Co-Chief Executive Officers are unable to carry out the responsibilities and functions upon death or disability, all the independent non-executive directors, acting as a group, on behalf of SHA may have the right and remedy to have the provisions of this Section 5.06 specifically enforced by any Governmental Authority, it being acknowledged and agreed by each KL Shareholder that any such breach or threatened breach will cause irreparable injury to SHA, KL and the KL Subsidiaries and that money damages will not provide an adequate remedy.

(f) Modification of Scope. If any provision of Section 5.06(b), Section 5.06(c) or Section 5.06(d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

(g) Competitive Business. As used in this Agreement,

(i) “Competitive Business” shall mean any business which operates in any aspect of the Business; and

(ii) “Non-Competition Period” shall mean the period beginning on the Closing Date and ending on the later of (A) five (5) years from the Closing Date and (B) two (2) years after the date all relationships between an KL Shareholder or a director or an officer of KL or any KL Subsidiary, on one hand, and KL or any KL Subsidiary, on the other hand, have been terminated, including relationships as a director, officer, consultant or employee.

Section 5.07 Post-Closing Assurances. KL, each KL Subsidiary, each KL Shareholder holding 5% or more of the total KL Shares as of the date hereof and any other KL Shareholders related to him or her (for so long as such KL Shareholder directly or indirectly holds any SHA Ordinary Shares at the time of the request made under this Section 5.07) from time to time after the Closing, at the request of the Current Co-Chief Executive Officers or in the event that both of the Current Co-Chief Executive Officers are unable to carry out the responsibilities and functions upon death or disability, at the request of the majority of all the independent non-executive directors, will take such other actions and execute and deliver such other documents, certifications and further assurances as SHA may reasonably require in order to manage and operate KL and the KL Subsidiaries and the Business, including but not limited to executing such certificates as may be reasonably requested by SHA’s Accountants in connection with any audit of the financial statements of KL and any KL Subsidiary for any period through the Closing Date.

Section 5.08 No Other Negotiations.

(a) KL and the KL Shareholders will not take, nor will they permit any KL Subsidiary (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting

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for or on behalf of KL, any KL Subsidiary and/or the KL Shareholders) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer, inquiry or proposal from any Person (i) to engage in any Acquisition Proposal with KL, any KL Subsidiary and/or the KL Shareholders, (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with KL, any KL Subsidiary and/or KL Shareholders or (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to KL and/or any KL Subsidiary or afford access to the Assets and Properties or Books and Records of KL and/or any KL Subsidiary to any Person (other than as contemplated by Section 5.02) who KL or any KL Shareholder (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to KL and/or any KL Subsidiary.

(b) KL and the KL Shareholders will, and will cause any KL Subsidiary to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 5.08(a) above, if applicable. KL and the KL Shareholders will promptly (a) notify SHA if any of KL, any KL Subsidiary and/or any KL Shareholder receives any proposal or inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (b) notify SHA of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.

Section 5.09 Lock-up. Each of the KL Shareholders hereby undertakes that he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any SHA Ordinary Shares received by him or her under Section 1.02 of this Agreement, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such SHA Ordinary Shares, whether any of these transactions are to be settled by delivery of any such SHA Ordinary Shares, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, for a period of 24 months from the date of issuance of such SHA Ordinary Shares. Notwithstanding the foregoing provisions of this Section, during such 24-month period, any KL Shareholder may transfer any or all of its SHA Ordinary Shares to any other KL Shareholder or KL Shareholders or to a special purpose vehicle jointly owned or controlled by the KL Shareholders, provided that such transfer is in compliance with the Securities Act, the rules or requirements of the SEC and other applicable Laws.

Section 5.10 No Securities Transactions. None of the KL Shareholders or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SHA prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Each of KL and the KL Subsidiaries shall cause each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

Section 5.11 Fulfillment of Conditions. KL and the KL Shareholders shall use their best efforts to fulfill the conditions specified in ARTICLE 8 to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their best efforts to conduct the Business in such manner that on the Closing Date the representations and warranties of KL and each KL Shareholder contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 5.12 Rights to Acquire Additional Assets.

The KL Shareholders shall cause Kelun Group to grant KL at the Closing right of first refusal for a five (5) year period commencing on the Closing Date to acquire all or any part of the equity interests of Kelun Pharma-Trading, Guizhou Kelun and such additional assets or businesses as currently owned or controlled or to be owned and controlled in the future by Kelun Group. If at any time during such five (5) year period

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Kelun Group offers to sell to any third party, or desires to accept an offer made by any third party to sell, any part of the equity interests in Kelun Pharma-Trading or Guizhou Kelun or any such additional assets or businesses, Kelun Group shall deliver to KL a written notice (the “Selling Notice”), describing the concerned equity interest, assets or businesses under the proposed sale, the sale price, the identity of such third party and other terms and conditions of such sale, and KL shall have a right of first refusal to purchase such equity interests, assets or businesses for the price and upon the general terms specified in the Selling Notice. If KL chooses to exercise its right of first refusal hereunder, it shall send a written notice (the “Purchase Notice”) within thirty (30) days from the date of receipt of the Selling Notice (the “Notice Period”) and consummate such purchase within sixty (60) days after the date of the Purchase Notice. If KL fails to exercise its right of first refusal hereunder within the Notice Period, Kelun Group may sell such equity interests, assets or businesses to such third party for the price and on the terms and conditions specified in the Selling Notice and consummate such sale within sixty (60) days after the end of the Notice Period, failing which the procedure described above shall again apply.

Section 5.13 Disclosure of Certain Matters. From the date hereof through the Closing Date, KL and each KL Shareholder shall give SHA prompt written notice of any event that occurs that (a) would be required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of KL and each KL Shareholder contained herein to be inaccurate or otherwise misleading, (c) gives KL and each KL Shareholder any reason to believe that any of the conditions set forth in ARTICLE 8 will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of KL or any KL Subsidiary or (e) would require any amendment or supplement to the Proxy Statement.

Section 5.14 Regulatory and Other Authorizations; Notices and Consents.

(a) KL and each KL Shareholder shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with SHA in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) KL and each KL Shareholder shall give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as SHA may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c) SHA shall cooperate and use all reasonable efforts to assist KL and each KL Shareholder in giving such notices and obtaining such consents and estoppel certificates; provided, however, that SHA shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which SHA in its sole discretion may deem adverse to the interests of SHA, KL or the Business.

Section 5.15 Use of Intellectual Property. Each KL Shareholder hereby consents and accepts that from and after the Closing, KL and the relevant KL Subsidiaries collectively own, or otherwise have valid right to use, all the Intellectual Property of any kind related to or used in connection with the Business, that no KL Shareholder nor any of their affiliates shall have any rights in the Intellectual Property and that no KL Shareholder nor any of their affiliates will contest the ownership or validity of any rights of SHA, KL or any KL Subsidiary in or to the Intellectual Property.

Section 5.16 Related Tax. Each KL Shareholder covenants and agrees to pay any tax and duties assessed by any Governmental Authority of the PRC on such KL Shareholder’s receipt of any Share Payment and other consideration paid by SHA pursuant to this Agreement.

Section 5.17 KL Acquisition. KL and each KL Shareholder shall do all things necessary in order to effectuate and consummate the KL Acquisition.

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Section 5.18 KL Information. As a condition to SHA (a) filing with the SEC the Proxy Statement and (b) calling and holding the SHA Shareholders’ Meeting (as hereinafter defined), as well as making other filings or submissions with the SEC with respect to the transactions contemplated herein, KL and the KL Shareholders will furnish to SHA such information as is reasonably required by SHA for the preparation and amendment of the Proxy Statement and such other filings or submissions in accordance with the requirements and requests of the SEC, including full and accurate descriptions of the Business, material agreements affecting the Business, KL and the KL Subsidiaries, the KL Shareholders and the FY2006 Combined Financials as required by the rules and regulations of the SEC for Proxy Statement disclosure (collectively, “KL Information”). The KL Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the KL Information not misleading.

Section 5.19 Interim Financial Information. From the date of this Agreement until the Closing, KL and the KL Subsidiaries shall provide to SHA a copy of a monthly balance sheet, income statement and cash flow statement on an individual and consolidated basis for KL and the KL Subsidiaries, together with such further explanation and information with respect thereto as may be reasonably requested by SHA. The above interim financial information shall be delivered to SHA within twenty-five (25) days following the end of each monthly period. KL and the KL Subsidiaries will prepare the above financial information in good faith in accordance with PRC GAAP. Upon reasonable request of SHA in writing based on the requirements of the Securities Act or the rules and requirements of the SEC, KL shall, within forty-five (45) days after the date of such written request of SHA, deliver to SHA an unaudited interim financial statements of KL on a consolidated basis, reviewed by the KL’s Accountants in accordance with US GAAP for such interim period as stated in the written request.

Section 5.20 Hiring of Financial Officers. KL shall use its best efforts, and the KL Shareholders shall use its best efforts to cause KL to, as soon as practical, but in any event prior to the Closing, (a) recruit, hire and appoint candidates mutually agreed upon by KL and SHA to serve as the Chief Financial Officer and other senior financial officer(s) of KL, and upon the Closing, as the Chief Financial Officer and other senior financial officer(s) of SHA and (b) recruit, hire and appoint candidates mutually agreed upon by KL and SHA to serve in such other executive positions as may be designated by SHA. The compensation to be paid to the Chief Financial Officer, such other senior financial officer(s) and other mutually agreed executives shall be at international standards sufficient to attract highly qualified candidates.

Section 5.21 Environmental Protection.

(a) KL and the KL Shareholders shall procure the following actions to be taken and completed, prior to the Closing, by KL or the relevant KL Subsidiaries, as the case may be:

(i) to obtain a written confirmation from the competent Governmental Authority in charge of the environmental protection in each locality of KL and the KL Subsidiaries confirming that KL or the relevant KL Subsidiary, as the case may be, complies with applicable Laws with respect to the environmental protection and there is no administrative proceeding, investigation or action pending against KL or such KL Subsidiary, as the case may be.

(ii) to deliver to SHA a plan (the “Environmental Protection Commitments”) in such form and substance as reasonably satisfactory to SHA, setting forth the measures to be taken by KL and the relevant KL Subsidiaries and the related timetable to

(A) conduct special investigations on the conditions relating air emissions generated by coal-fired boiler, use of asbestos containing materials, soil and groundwater contamination, drainage systems and wastewater treatment;

(B) control, mitigate or eliminate, as appropriate, air emissions generated by coal-fired boilers used in the operations of the Business, use of asbestos containing materials, soil and groundwater contamination and noise pollution;

(C) upgrade drainage systems to segregate wastewater streams;

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(D) upgrade wastewater treatment arrangements to meet the requisite standards imposed by applicable Laws; and

(E) upgrade waste and chemical storage arrangements to meet the requisite standards imposed by applicable Laws.

(iii) to adopt the periodic environment protection monitoring and testing procedures (the “Environmental Protection Monitoring Procedures”) reasonably satisfactory to SHA and deliver to SHA a list of the designate staff responsible for implementing the procedures, collecting, recording and analyzing the testing results and reporting the same directly to the designated member of the Board.

(b) KL and each of the KL Shareholders (for so long as such KL Shareholder directly or indirectly holds any SHA Ordinary Shares) shall procure the compliance of the following requirements at all time following the Closing by KL or all the KL Subsidiaries:

(i) to maintain all the licenses, permits and certificates issued by the competent Governmental Authority in charge of environmental protection required in connection with the operations of the Business.

(ii) to comply with all the requirements, standards and procedures imposed by applicable Laws, the competent Governmental Authority or the Board from time to time.

(iii) to take, and timely complete, the actions set forth in the Environmental Protection Commitments in accordance with the provisions provided therein.

(iv) to cause the designated staff referred to in Section 5.21(a)(iii) above to submit to a designated member of the Board a periodic environmental protection report promptly after the completion of the Environmental Protection Monitoring Procedures.

Section 5.22 Compliance Confirmation. Prior to the Closing, KL shall use its best efforts to obtain, and KL and the KL Shareholders shall use its best efforts to procure the relevant KL Subsidiary to obtain, as the case may be, a written confirmation provided by the relevant Governmental Authority confirming the status of compliance by KL or such KL Subsidiary with applicable Laws, including but not limited to those relating to Tax Returns, the Plans and environmental protection.

ARTICLE 6

COVENANTS OF SHA

Section 6.01 Conduct of the Business. SHA covenants and agrees that, from the date hereof through the Closing Date, unless there occurs any KL Material Adverse Effect, including an indication by any Governmental Authorities of either the PRC or the United States that they have reservations regarding the KL Acquisition or may delay their examination or approval of the KL Acquisition or except as otherwise set forth in this Agreement or with the prior written consent of KL, it shall:

(a) not pledge, sell, transfer, dispose or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the capital securities of SHA;

(b) not pledge, sell, lease, transfer, dispose of or otherwise encumber any Assets and Properties of SHA, other than consistent with past practices and in the ordinary course of business of SHA;

(c) except for the purposes as set forth in this Agreement, not issue any share capital of SHA or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of SHA or any options therefor or any securities convertible into or exchangeable for share capital of SHA or enter into any agreements in respect of the ownership or control of such share capital, provided that such restriction shall not apply if the ultimate beneficiaries of such issuance are employees, officers, directors or consultants of SHA at that time, up to a maximum of 15,000 SHA Ordinary Shares to be issued in the form of stock options and/or warrants;

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(d) not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding SHA Ordinary Shares or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of SHA;

(e) not merge or consolidate with, or acquire all or substantially all the Assets and Properties of, or otherwise acquire any business operations of, any Person; and
(f) not make any material capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

Section 6.02 Proxy Statement Filing. SHA shall use its commercially reasonable efforts to file with the SEC, within three (3) months after the delivery to SHA of the FY2006 Combined Financials, the Proxy Statement (as defined in Section 6.03 ) for the calling and holding of the SHA Shareholders’ Meeting (as defined in Section 6.03).

Section 6.03 SHA Shareholders’ Meeting. SHA shall cause a meeting of its shareholders (the “SHA Shareholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement, the KL Acquisition, the New SHA Articles and the Equity Incentive Plan. The directors of SHA shall recommend to its shareholders that they vote in favor of the adoption of such matters. In connection with such meeting, SHA (a) will file with the U.S. Securities and Exchange Commission (the “SEC”) as promptly as practicable a proxy statement meeting the requirements of the Exchange Act (the “Proxy Statement”) and all other proxy materials for such meeting, (b) upon receipt of approval from the SEC, will mail to its shareholders the Proxy Statement and other proxy materials, (c) will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, and (d) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution to the SHA Ordinary Shareholders of the Proxy Statement, SHA will have received the KL Information.

Section 6.04 Fulfillment of Conditions. From the date hereof to the Closing Date, SHA shall use its reasonable best efforts to fulfill the conditions specified in ARTICLE 8 to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the transactions contemplated hereby, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of SHA in such manner that on the Closing Date the representations and warranties of SHA contained herein shall be accurate as though then made).

Section 6.05 Disclosure of Certain Matters. From the date hereof through the Closing Date, SHA shall give KL and the KL Shareholders prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of SHA contained herein to be inaccurate or otherwise misleading, (c) gives SHA any reason to believe that any of the conditions set forth in ARTICLE 8 will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of SHA, or (e) would require any amendment or supplement to the Proxy Statement.

Section 6.06 Regulatory and Other Authorizations; Notices and Consents.

(a) SHA shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents and will cooperate fully with KL or KL Shareholders in promptly seeking to obtain all such authorizations, consents, orders and approvals.

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(b) SHA shall give promptly such notices to third parties and use its reasonable best efforts to obtain such third party consents and estoppel certificates as KL or KL Shareholders may in their reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

Section 6.07 Registration Rights. If, based on a written advice of the KL Shareholders’ counsel, the KL Shareholders are unable to sell or dispose of, without registration under the Securities Act, any SHA Ordinary Shares received by him or her under Section 1.02 of this Agreement following the end of the 24-month period described under Section 5.09 of this Agreement, the KL Shareholders shall be entitled to request SHA, and SHA shall upon such request use its commercially reasonable efforts, to effect the registration under the Securities Act of such SHA Ordinary Shares.

Section 6.08 No Objection to Post Lock-up Transfer. SHA hereby undertakes to each of the KL Shareholders that, following the end of the lock-up period as described in Section 5.09 hereof, it will not object to any sale, transfer, pledge or disposition of any SHA Ordinary Shares acquired by any KL Shareholder under this Agreement made in compliance of the Securities Act, the rules or requirements of the SEC and other applicable Laws.

Section 6.09 Accounts.

(a) SHA shall, within thirty (30) days after the Closing, at the request of the KL Shareholders’ Representative, cause all the bank accounts of SHA maintained or used by it prior to the Closing (excluding SHA’s trust account all of which funds therein shall be transferred at the Closing) to be either closed with all remaining balance therein (after deducting all the payments payable under this Agreement and the Proxy Statement and all expenses and fees incurred in connection with the due diligence, negotiation and the consummation of the KL Acquisition and other expenses of SHA up to and including the Closing) remitted to a new bank account of SHA designated by the KL Shareholders’ Representative or updated with the KL Shareholders’ Representative-designated signatories replacing existing signatories.

(b) SHA shall, during the period commencing on the date hereof up to the Closing Date, provide to KL the copies of all the monthly account statements received by SHA with respect to the funds in SHA’s trust account.

Section 6.10 No Other Negotiations.

(a) From the date hereof through the Closing Date, SHA agrees not to sign a letter of intent, or other agreement with any third Person regarding a sale of the shares, assets or other interest in such Person or a business combination with such third Person unless KL and SHA both agree; provided that such restriction shall not apply if any due diligence investigations by SHA (including financial, legal, environmental or other due diligence) present any legal, financial, accounting, marketing, environmental or other important problems or there occurs any KL Material Adverse Effect, including an indication by any of the relevant Governmental Authorities of the PRC or the United States that they have reservations regarding the KL Acquisition or may delay their examination or approval of the KL Acquisition.

ARTICLE 7

ADDITIONAL AGREEMENTS AND COVENANTS OF THE PARTIES

Section 7.01 Change of Name. Upon the Closing, the name of SHA shall be changed to “CHINA KELUN PHARMACEUTICAL CORPORATION”.

Section 7.02 Other Information. If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of KL, it is necessary that any Party be furnished with additional information relating to KL or the Business, and such information is in the possession of any other Party or

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Parties, such Party may request such other Party or Parties to, and such other Party or Parties hereby agree to use its or their best efforts to, furnish such information in a timely manner to the requesting Party, at the cost and expense of the requesting Party.

Section 7.03 Mail Received After Closing.

(a) If SHA or KL receives after the Closing any mail or other communications addressed to any KL Shareholder, SHA or KL shall promptly notify the KL Shareholders.

(b) If any KL Shareholder receives after the Closing Date mail or other communications addressed to them which relate to the Business and the operations of KL or the KL Subsidiaries, they shall promptly deliver or cause to be delivered all such mail and the contents thereof to SHA and KL.

Section 7.04 Further Action. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Section 7.05 Schedules. The Parties shall have the obligation to supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The obligations of the Parties to amend or supplement the Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Schedules as they exist at the time of execution of this Agreement.

Section 7.06 Execution of Agreements. On or before the Closing Date, SHA, KL and each KL Shareholder shall execute and deliver each Transaction Document which it is a party to.

Section 7.07 Confidentiality. KL and each KL Shareholder, on the one hand, and SHA and, on and after the Closing Date, SHA, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other Party furnished it by such other Party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 7.08 Public Announcements. From the date of this Agreement until Closing or termination, SHA, KL and each KL Shareholder shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of SHA (in the case of KL and each KL Shareholder) or KL (in the case of SHA), except as required by Law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public

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disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

Section 7.09 Board of SHA and Board of Directors of KL.

(a) For a period commencing from the Closing Date and ending December 31, 2010, the Board and the board of directors of KL will consist of nine (9) persons. The Proxy Statement of SHA will present the following persons as nominees for election as directors for a period commencing from the Closing Date until the next annual general meeting of SHA, or until each director’s successor is elected and takes office: four (4) persons nominated by the KL Shareholders’ Representative, two (2) persons nominated by the Current Co-Chief Executive Officers and three (3) persons as independent non-executive director, two (2) of whom shall be recommended by the KL Shareholders’ Representative and one (1) shall be recommended by the Current Co-Chief Executive Officers, provided that, the three (3) independent non-executive director candidates who are actually nominated shall be mutually agreed upon by the KL Shareholders’ Representative and the Current Co-Chief Executive Officers. KL, the KL Shareholders and SHA agree that for a period commencing from the Closing Date and ending December 31, 2010, they shall use their best efforts to nominate or to cause their Affiliates to nominate the directors to the Board and the board of directors of KL pursuant to this Section 7.09, subject to any obligations imposed by law, rule or regulation on any nominating committee. In addition, the KL Shareholders and the Current Co-Chief Executive Officers agree that, for a period commencing from the Closing Date and ending December 31, 2010, they shall vote all SHA Ordinary Shares then owned by them in favor of the persons nominated as directors of SHA pursuant to this Section 7.09. Each of KL and SHA shall procure that the composition of the board of directors of KL after the Closing shall be identical to that of SHA. The compensation to be paid to the non-PRC national independent non-executive director(s) and the two (2) directors nominated by the Current Co-Chief Executive Officers (including annual cash retainer, board meeting fees, committee fees, chairman fees, stock and/or stock options) shall be in accordance with the best international standards in order to attract the highest quality candidates.

(b) The Board shall, immediately following the Closing, establish an audit committee, a nomination committee and a compensation committee. Prior to December 31, 2010, each such committee shall consist of two (2) members, one being an independent non-executive director nominated based on the recommendation of the KL Shareholders’ Representative and the other being the independent non-executive director nominated based on the recommendation of the Current Co-Chief Executive Officers. In any event that the two (2) members in any such committee fails to reach a consensus with respect to any matter, such matter shall be submitted to and decided by the Board by the affirmative consent or approval of 75% or more of all the members of the Board except that any such matter submitted by the nomination committee shall be decided by the consent or approval of 2/3 or more of all the members of the Board.

Section 7.10 Corporate Governance Practice.

(a) Each of the Parties hereby agrees and undertakes that, following the Closing, it or he or she (as the case may be) shall fully comply with, and shall cause to be complied with, the code of business conduct, the insider trading policy, the related party transaction procedures, the anti-corruption manual, the audit committee charter, the compensation committee charter and the nomination committee charter and other corporate governance policies, procedures, rules and requirements of SHA adopted or to be adopted from time to time by the Board (collectively, the “Corporate Governance Rules”).

(b) For the period from the Closing Date through and including December 31, 2010, SHA or any director, officer, committee member, employee, agent of SHA, KL or any KL Subsidiary or any of their respective delegates shall, without the affirmative consent or approval of 75% or more of all the members of

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the Board, not take, nor shall they cause or permit KL or any KL Subsidiary to take, any of the following actions (whether in a single transaction or a series of related transactions):

(i) the authorization, creation or issuance of any equity or debt securities, warrants, options or other rights to acquire shares of SHA, KL or any KL Subsidiary, other than grants of securities, stock options or warrants to directors or employees of SHA, KL or any KL Subsidiary pursuant to the Equity Incentive Plan and the issuance of shares upon the exercise of such options or warrants;

(ii) the declaration or payment of a distribution or dividend with respect to any of the shares in SHA in excess of 25% of the Net Profits for any financial year, including, without limitation, the repurchase or redemption of any such shares or equity interest (or any warrants, options or other rights to acquire any such shares or equity interest);

(iii) the merger, amalgamation or consolidation of SHA, KL or any KL Subsidiary with any Person or any transaction in which SHA, KL or any KL Subsidiary together with their Affiliates do not own or control at least a majority of the voting power of the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change SHA’s domicile);

(iv) the sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of all or substantially all of the Assets and Properties of SHA, KL or any KL Subsidiary (other than mortgages of Assets and Properties to banks to secure loans in the ordinary course of business consistent with past practice and sound business practice), or the purchase or other acquisition by SHA, KL or any KL Subsidiary (whether individually or collectively) of all or substantially all of the Assets and Properties of another Person (except for such purchase or acquisition within the amount set forth in the annual business plan approved by the Board);

(v) the making of any joint venture or partnership arrangement, or the formation of any subsidiary, each involving capital commitment of RMB10,000,000 or more (except for such joint venture or partnership arrangement made or any subsidiary formed involving capital commitment within the amount set forth in the annual business plan approved by the Board), or any voluntary dissolution, winding-up, liquidation of SHA, KL or any KL Subsidiary;

(vi) the reduction of the authorized share capital or the registered capital, as the case may be, of SHA, KL or any KL Subsidiary;

(vii) the effectuation of any recapitalization, reclassification, reorganization (in respect of SHA only), split-off, spin-off, or filing for bankruptcy with respect to SHA, KL or any KL Subsidiary;

(viii) the approval or material amendment of the annual budget or the business plan (including any capital expenditure budget, operating budget and financial plan) of SHA or KL;

(ix) the incurrence of any indebtedness for borrowed money or the issuance, assumption, guarantee or creation of any liability for borrowed money, the aggregate outstanding amount of which at any given time equal to RMB30,000,000 or more unless such liability is incurred pursuant to the business plan;

(x) any change in the size or composition of the Board of SHA and the board of directors of KL or any committee thereof;

(xi) any material amendment to the terms of this Agreement, the Executive Employment Agreement and the Indemnification Agreement; and

(xii) any material amendment to the Corporate Governance Rules then in effect.

Section 7.11 Equity Incentive Plan. The Proxy Statement of SHA will present an equity incentive plan (the “Equity Incentive Plan”) substantially in the form and substance set forth in Schedule I attached hereto for approval at the SHA Shareholders’ Meeting. SHA shall use its reasonable best efforts to ensure that, after the Closing, the number of SHA Ordinary Shares issuable under the Equity Incentive Plan shall constitute ten percent (10%) of the total issued share capital of SHA on a fully-diluted basis from time to time.

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Section 7.12 Payments to SHCC. SHA shall pay, and the Parties shall procure SHA to pay, in the following installments, an aggregate amount of US$1,600,000 to SHCC as consulting fees for the management consulting services to be rendered by SHCC to SHA from the Closing Date through December 31, 2009, which amount shall include all expenses and disbursements incurred by SHCC in connection with such services including office expenses, staff expenses and travel expenses:

(a) US$600,000 due on the Closing Date;

(b) US$500,000 due on the later of January 1, 2008 and the Closing Date; and

(c) US$500,000 on January 1, 2009.

Section 7.13 New SHA Articles and New KL Articles. The Proxy Statement of SHA will present the New SHA Articles for approval at the SHA Shareholders’ Meeting. The New SHA Articles shall provide for, among others, the authorized share capital that consists of 100,000,000 SHA Ordinary Shares and 5,000,000 preferred shares as of the Closing Date. The KL Shareholders shall approve, and if necessary, shall cause the board of directors of KL to approve, the New KL Articles and shall cause the New KL Articles to take effect on the Closing Date.

Section 7.14 Awards to Newly Appointed Independent Non-Executive Director of SHA. The parties to this Agreement hereby agree that SHA shall be entitled (a) to agree to make a grant of an option to the new independent non-executive director to be appointed by SHA at any time following the date of this Agreement but prior to the consummation of the KL Acquisition to purchase SHA Ordinary Shares at such terms and conditions as may be determined upon mutual consent of the KL Shareholders’ Representative and the Current Co-Chief-Executive Officers or (b) to agree to issue to such director such number of SHA Ordinary Shares as may be determined upon mutual consent of the KL Shareholders’ Representative and the Current Co-Chief-Executive Officers, provided, however, that such grant shall not be made, or in the case of the issuance of SHA Ordinary Shares, such SHA Ordinary Shares shall not be issued, unless and until the KL Acquisition is consummated. The exercise price of any option granted or the purchase price of the SHA Ordinary Shares issued under this section may be determined based on the closing market price of SHA Ordinary Shares on the date of the agreement to make the grant or issuance, as the case may be. For the avoidance of doubt, options or SHA Ordinary Shares granted under this Section 7.14 shall not be deemed to be an option or securities granted under any equity incentive plan of SHA adopted upon the consummation of the KL Acquisition.

Section 7.15 Approvals of PRC Governmental Authorities. As soon as practicable after the date hereof, the Parties shall take all such actions as may be required to obtain all the required Permits of the relevant PRC Governmental Authorities, including the approval of MOFCOM, in connection with the transactions contemplated hereby.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions.

(a) Permits of PRC Governmental Authorities. All the Permits of the relevant PRC Governmental Authorities required in connection with the KL Acquisition set forth in Schedule J, to the extent that they are required to be obtained prior to the Closing under applicable PRC Laws, shall have been duly obtained.

(b) Filing of Proxy Statement. SHA shall have cleared all the SEC’s comments with respect to the Proxy Statement and filed the Proxy Statement with the SEC.

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(c) Approval by SHA’s Shareholders. This Agreement and the transactions contemplated hereby shall have been approved by a majority-in-interest of the shareholders of SHA in accordance with SHA’s Articles of Association and the aggregate number of SHA Ordinary Shares held by public shareholders of SHA who exercise their redemption rights with respect to their SHA Ordinary Share in accordance with the Articles of Association shall not constitute twenty percent (20%) or more of the SHA Ordinary Shares sold in SHA’s Public Offering.

(d) Litigation. No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the transactions contemplated hereby or instrumental to the consummation of the transactions contemplated hereby, and no action or proceeding by any Governmental Authority shall be pending or threatened (including by suggestion through investigation) by any person, firm, corporation, entity or Governmental Authority, which questions, or seeks to enjoin, modify, amend or prohibit (a) the Reorganization, (b) the ownership of KL and the KL Subsidiaries (excluding Jilin Kelun), (c) the purchase and sale and issuance of the SHA Ordinary Shares, (d) the SHA Shareholders’ Meeting and use of the Proxy Statement by SHA, or (g) the conduct or ownership (direct or indirect or beneficial) in any material respect the Business as a whole or any material portion of the Business conducted or to be conducted by an KL Subsidiary or KL Shareholder.

(e) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered at the Closing to each relevant Party.

Section 8.02 Conditions to Obligations of KL and the KL Shareholders. The obligations of KL and each KL Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. SHA shall have delivered at the Closing the Initial Share Payment and such other documents, certificates and instruments as may be reasonably requested by KL and KL Shareholders.

(b) Representations and Warranties; Covenants. Without supplementation after the date of this Agreement, the representations and warranties of SHA contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be materially complied with by SHA on or before the Closing shall have been materially complied with, and SHA shall have delivered at the Closing a certificate signed by a duly authorized officer thereof to such effect.

(c) Consents. SHA shall have obtained and delivered to KL and the KL Shareholders consents of all third parties, as appropriately required for the consummation of the transactions contemplated by this Agreement.

(d) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by SHA at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects.

(e) No Adverse Changes. At the Closing, as duly certified by a director of SHA, there shall have been no material adverse change in the Assets and Properties, liabilities or financial condition of SHA from that shown in the SHA balance sheet and related statements of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of KL, would have had a material adverse effect on the operations, financial condition or prospects of SHA.

(f) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by SHA in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by SHA as of the Closing, shall have been delivered to KL and the KL Shareholders.

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(g) Notice to Trustee. SHA shall have, prior to the Closing, delivered to the trustee of the trust account of SHA instructions to disburse on the Closing Date certain funds therein pursuant to Section 7.12 hereof.

(h) Resignations. Effective as of the Closing, the directors of SHA who are not continuing directors and the officers of SHA will have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to KL, and such resigning directors and officers shall have no claim for employment compensation in any form from SHA except for any reimbursement of outstanding expenses existing as of the date of such resignation.

(i) Legal Opinions. KL and the KL Shareholders’ Representative shall have received from SHA’s Cayman counsel a legal opinion addressed to KL and KL Shareholders with respect to Cayman legal matters related to SHA including without limitation to due incorporation, good standing, compliance with Laws, etc., substantially in the form and substance as set forth in Schedule K attached hereto, dated the Closing Date.

Section 8.03 Conditions to Obligations of SHA . The obligations of SHA to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Deliveries. The KL Shareholders shall have delivered to SHA at the Closing the KL Shares and the Transaction Documents listed below to which they are parties, and SHA shall have received at the Closing the same and such other documents, certificates and instruments as may be reasonably requested by SHA;

(b) Representations and Warranties; Covenants. The representations and warranties of KL and each KL Shareholder contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement (including, but not limited to, ARTICLE 5 and ARTICLE 7 hereof) to be materially complied with by KL and each KL Shareholder on or before the Closing shall have been materially complied with, and SHA shall have received at the Closing a certificate of KL and each KL Shareholder to such effect;

(c) Legal Opinions. SHA shall have received (i) from PRC counsel to KL and the KL Shareholders a legal opinion addressed to SHA with respect to PRC legal matters in such form and substance as reasonably satisfactory to SHA and its legal counsel, dated the Closing Date; and (ii) from SHA’s PRC counsel a legal opinion addressed to SHA with respect to PRC legal matters in the form and substance as reasonably satisfactory to SHA and its legal counsel, dated the Closing Date.

(d) Consents. KL and each KL Shareholder shall have obtained and delivered to SHA consents of all third parties required for the consummation of the KL Acquisition set forth in Schedule L;

(e) Regulatory Approvals. Any Governmental Authority whose approval or consent is required, including, but not limited to, the approval of MOFCOM, shall have approved of the transactions contemplated by this Agreement. The registrations, filings and updates with any Governmental Authorities as required in connection with the transactions contemplated by this Agreement, including, but not limited to, the filings by each of the KL Shareholders with SAFE (if required), shall have been duly completed and SHA shall have cleared all the comments of SEC with respect to the Proxy Statement and shall have filed with SEC the Proxy Statement. SHA shall have received written confirmation of such approvals, registrations, filings and updates;

(f) Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by KL and each KL Shareholder at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects;

(g) No Adverse Change. At the Closing, as duly certified by a director of KL and each KL shareholders, there shall have been no material adverse change in the Assets and Properties, liabilities, financial condition or prospects of KL or the Business from that shown or reflected in the Combined FY2006 Management Accounts and as described in the Proxy Statement. Between the date of this

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Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of SHA, would have an KL Material Adverse Effect;

(h) Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by KL and each KL Shareholder in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by KL and each KL Shareholder, as appropriate, as of the Closing, shall have been delivered to SHA;

(i) KL Information. The KL Information, at the time of distribution or effectiveness of each filing or submission with the SEC containing any such information and at Closing, will accurately reflect the Business, KL, the KL Subsidiaries, and the KL Shareholders, and the KL Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the KL Information not misleading;

(j) Employment Agreements. Each of the Key Employees shall have executed and, at the Closing, delivered the Executive Employment Agreement with SHA and/or KL, each of the other managers of KL and the KL Subsidiaries shall have executed and, at the Closing, delivered the Management Employment Agreement with KL or the relevant KL Subsidiaries and each of all the other full-time employees of KL and the KL Subsidiaries shall have executed and delivered the Labor Contract with KL or the relevant KL Subsidiaries.

(k) Minimum Assets. At the Closing, KL and the KL Subsidiaries will certify to SHA that on a consolidated basis, the Business Day immediately prior to the Closing Date, KL will have not less than RMB60,000,000 in cash assets (including all or any bank drafts payable to KL or any KL Subsidiary) and will only have short- and long-term debt arising in the ordinary course.

(l) Voting Agreements. Each of the KL Shareholders shall have executed and, at the Closing, delivered a voting agreement with the Co-Chief Executive Officers in the form of Schedule P attached hereto (the “Voting Agreement”), providing that the KL Shareholders and the Current Co-Chief Executive Officers will vote all the SHA Ordinary Shares over which they have direct or beneficial ownership and right in favor of the election of the SHA director candidates nominated in accordance with Section 7.09 hereof, for a period commencing from the Closing Date and ending December 31, 2010.

(m) FY2006 Combined Financials. SHA shall be satisfied, in its sole and absolute discretion, that the FY2006 Combined Financials are not different in any material aspect from the Combined FY2006 Management Accounts delivered to SHA under Section 3.08 hereof.

(n) Fairness Opinion. SHA shall have received an opinion from a third party financial advisor to SHA stating that, on the date of such opinion, the consideration payable by SHA to the KL Shareholders in connection with the KL Acquisition as provided under Section 1.02 hereof is fair, from a financial point of view, to the unaffiliated shareholders of SHA and that the combined fair market value of KL and the KL Subsidiaries is at least equal to 80% of the net asset value of SHA.

(o) Payment to SHCC. The first installment of the consulting fees in the amount of US$600,000, and if the Closing Date falls on a date after January 1, 2008, the second installment of the consulting fees in the amount of US$500,000, payable by SHA to SHCC under Section 7.12(a) hereof shall have been paid at the Closing.

(p) New SHA Articles and New KL Articles. The New SHA Articles and the New KL Articles shall have taken effect on the Closing Date.

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ARTICLE 9

TERMINATION AND ABANDONMENT

Section 9.01 Methods of Termination . The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of the Parties;

(b) by SHA if KL or any KL Shareholder amends or supplements any KL or KL Shareholder schedule hereto in accordance with Section 7.05 hereof and such amendment or supplement results in a KL Material Adverse Effect;

(c) by either SHA or KL, if the Closing has not occurred by April 28, 2008;

(d) by KL, (i) if SHA shall have breached any of its covenants in ARTICLE 6 or ARTICLE 7 hereof in any respect or (ii) if the representations and warranties of SHA contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, SHA has not cured such breach within ten (10) Business Days of KL’s notice of an intent to terminate; provided, however, that if any such breach is caused by any event or change of circumstance occurring during the period from the day following the date hereof up to and including the Closing Date, this Section 9.01(d) shall not apply unless such event or circumstance was contributed to by the default, negligence, failure to take prudent action or follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind of any of SHA, its directors, officers or employees or any of the respective representatives or agents of SHA;

(e) by SHA, (i) if KL or any KL Shareholder shall have breached any of the covenants in ARTICLE 5 or ARTICLE 7 hereof in any respect or (ii) if the representations and warranties of KL or any KL Shareholder contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, KL or KL Shareholder have not cured such breach within ten (10) Business Days of SHA’s notice of an intent to terminate; provided, however, that if any such breach is caused by any event or change of circumstance occurring during the period from the day following the date hereof up to and including the Closing Date, this Section 9.01(e) shall not apply unless such event or circumstance was contributed to by the default, negligence, failure to take prudent action or follow any request, notice or instruction of any Governmental Authority, fraud or other wrongdoing of any kind of any of the KL Shareholders or KL, its directors, officers or employees or any of the respective representatives or agents of KL or any KL Shareholder;

(f) by KL, if the Board (or any committee thereof) at the time of the signing of this Agreement shall have failed to recommend or withdrawn or modified in a manner adverse to KL its approval or recommendation of this Agreement and any of the transactions contemplated hereby;

(g) by either SHA or KL, if, at the SHA Shareholders’ Meeting (including any adjournments thereof), this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of SHA Ordinary Shares required under its Articles of Association, and the aggregate number of SHA Ordinary Shares held by public shareholders of SHA who exercise their redemption rights with respect to their SHA Ordinary Shares in accordance with the Articles of Association constitutes twenty percent (20%) or more of the SHA Ordinary Shares sold in SHA’s Public Offering.

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Section 9.02 Effect of Termination.

(a) In the event of termination and abandonment by SHA or by KL, or both, pursuant to Section 9.01 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Section 9.02, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.

(b) Consequence of Termination. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(i) each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii) all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 7.07 hereof, which shall survive such termination or abandonment.

ARTICLE 10

DEFINITIONS

Section 10.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Companies” shall have the meaning set forth in the Recitals hereof.

“Acquisition Proposal” shall mean (a) a proposal for any transaction pursuant to which any Person proposes to acquire any beneficial ownership of the outstanding equity securities of KL or any KL Subsidiary (including as part of any capital raising transaction), whether from KL or any KL Subsidiary or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise; (b) a proposal for any merger, consolidation, establishment of or investment in another legal entity or other business combination involving KL or any KL Subsidiary; (c) a proposal for any other transaction or series of related transactions (including any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition) pursuant to which any Person proposes to acquire or control a material portion of the Assets and Properties of KL or any KL Subsidiary; or (iv) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Action” shall mean any Claim, action, suit, litigation, arbitration, proceeding or investigation by or pending before any Governmental Authority.

“Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“AMEX” shall mean the American Stock Exchange.

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“Assets and Properties” of any Person shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” shall mean, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of five percent (5%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Benefit Plan” shall mean any Plan established by KL or any KL Subsidiary, or any predecessor or Affiliate of them, existing at the Closing Date or prior thereto, to which KL or any KL Subsidiaries contributes or has contributed or may have liability, or under which any employee, former employee or director of KL or any KL Subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights whether provided by KL or any KL Subsidiaries or pursuant to any governmental program, or otherwise.

“Best Knowledge” shall mean the actual or constructive knowledge, that would have been acquired after inquiry in a reasonable and diligent manner, of a Person.

“Board” shall mean the board of directors of SHA.

“Books and Records” shall mean all files, documents, instruments, papers, books and records relating to the Business of KL or any KL Subsidiary including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business” shall mean all the businesses and operations conducted by KL and the KL Subsidiaries, including, but not limited to, the production, sale and export of intravenous infusion, sterile powder for injection, small volume injection, tablets and capsules, drug packing materials and active pharmaceutical ingredients.

“Business Day” shall mean a day of the year on which banks are not required or authorized to be closed in the City of New York, Hong Kong and the PRC.

“Cash Payment” shall have the meaning set forth in Section 1.02(a)(i) hereof.

“Centre” shall have the meaning set forth in Section 11.09 hereof.

“Claim” shall mean any claim, demand, suit, proceeding or action.

“Closing” shall have the meaning set forth in Section 2.01 hereof.

“Closing Date” shall have the meaning set forth in Section 2.01 hereof.

“Combined FY2006 Management Accounts” shall have the meaning set forth in Section 3.08 hereof.

“Competitive Business” shall have the meaning set forth in Section 5.06(g)(i) hereof.

“Confidential Information” shall have the meaning set forth in Section 5.06(a)(i) hereof.

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“Contracts” shall mean any contract, agreement, arrangement, plan, lease, license or similar instrument.

“Control” shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Corporate Governance Rules” shall have the meaning set forth in Section 5.06(g)(i) hereof

“Current Articles” shall mean the Amended and Restated Articles of Association of SHA adopted by way of a special resolution passed on [ •].

“Current Co-Chief Executive Officers” shall mean Mr. Anthony Kai Yiu Lo and Mr. Franklin D. Chu.

“Designated Account” shall have the meaning set forth in Section 1.02(b)(iii) hereof.

“Disclosure Schedule” shall mean the Disclosure Schedule attached hereto as Schedule E, dated as of the date hereof.

“Earn-Out Shares” shall have the meaning set forth in Section 1.02(b)(ii) hereof.

“Environmental Protection Commitment” shall have the meaning set forth in Section 5.21(a)(ii) hereof.

“Environmental Protection Monitoring Procedures” shall have the meaning set forth in Section 5.21(a)(iii) hereof.

“Equity Incentive Plan” shall have the meaning set forth in Section 7.11 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Executive Employment Agreement” shall have the meaning in Section 5.05(a) Section 5.05 hereof.

“FY2002,” “FY2003,” “FY2004,” “FY2005,” “FY2006,” “FY2007,” “FY2008” and “FY2009” shall mean, respectively, the financial year ended December 31 of 2002, 2003, 2004, 2005, 2006, 2007, 2008 and 2009.

“FY2006 Combined Financials” shall have the meaning set forth in Section 5.03 hereof.

“FY2006 Combined Net Profit” shall mean the combined after-tax net profit of Kelun Joint Stock and the Acquired Companies based on the financial statements of each of Kelun Joint Stock and the Acquired Companies audited by KL’s Accountants in accordance with US GAAP for FY2006, after adjustment for inter-company transactions and unrealized profits relating thereto, and after adjustment for the twenty percent (20%) minority interest in each of Heilongjiang Kelun and Heilongjiang Yaobao.

“Government Securities” shall mean any Treasury Bill issued by the United States having a maturity of one hundred and eighty (80) days or less.

“Governmental Authority” shall mean any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

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“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guizhou Kelun” shall mean Guizhou Kelun Pharmaceutical Co., Ltd.

“Hazardous Substance” shall mean any substance that is (a) listed, classified, prohibited or regulated pursuant to any environmental Laws; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials and radon; or (c) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any environmental Laws.

“Heilongjiang Kelun” shall mean Heilongjiang Kelun Pharmaceutical Co., Ltd.

“Heilongjiang Yaobao” shall mean Heilongjiang Kelun Medicine Packaging Co., Ltd.

“Hong Kong” shall mean the Hong Kong Special Administrative Region, the PRC.

“Hunan Kelun” shall mean Hunan Kelun Pharmaceutical Co., Ltd.

“Indebtedness” of any Person shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables, installment payments or accruals incurred in the ordinary course of business), (iv) under capital leases, or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Indemnification Agreement” shall mean the indemnification agreement to be entered into between SHA and each Indemnitee in the form of Schedule M attached hereto.

“Indemnitee” shall mean each of the Board members, the Current Co. Chief Executive Officers, Mr. LIU Gexin, Mr. CHENG Zhipeng, Ms. PAN Hui, Mr. LUI Suihua, Mr. WAN Yangyu, Mr. CHEN Deguang, the Chief Financial Officer, other senior financial officer(s) and other individuals as designated by the Board.

“Independent Auditors” shall mean the then current outside independent auditors of SHA or any subsidiary of SHA, as applicable.

“Initial Share Payment” shall have the meaning set forth in Section 1.02(b)(i) hereof.

“Intellectual Property” shall mean any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore, if applicable, and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply for or register any of the foregoing), (iv) domain names and URL’s of or relating to the Business and variations of the domain names and URL’s, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing.

“Investment Assets” shall mean all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

“Jilin Kelun” shall mean Jilin Kelun Kangnaier Pharmaceutical Co., Ltd.

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“Kelun Group” shall mean Sichuan Kelun Industrial Group Co., Ltd.

“Kelun Joint Stock” shall have the meaning set forth in the Recitals hereof.

“Kelun Pharm-Trading” shall mean Sichuan Kelun Pharmaceutical Trading Co., Ltd.

“Kelun Pharm Research” shall mean Sichuan Kelun Pharmaceutical Research Co., Ltd.

“Key Employees” shall have the meaning set forth in Section 5.05(a) hereof.

“KL” shall have the meaning set forth in the Preamble hereof.

“KL Acquisition” shall have the meaning set forth in the Recitals hereof.

“KL Information” shall have the meaning set forth in Section 5.18 hereof.

“KL Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the Business, Assets and Properties, operations, financial condition, liquidity or prospects of KL and the KL Subsidiaries, taken as a whole, or to prevent or materially delay consummation of the KL Acquisition or otherwise to prevent KL and the KL Shareholders from performing their obligations under this Agreement.

“KL Material Intellectual Property” shall have the meaning set forth in Section 3.16(a) hereof.

“KL Parties” shall have the meaning set forth in Section 11.09(b) hereof.

“KL Shareholders” shall have the meaning set forth in the Preamble hereof.

“KL Shareholders’ Representative” shall mean Mr. LIU Gexin or such other individual as designated by Mr. LIU Gexin in writing, who has been irrevocably and fully authorized to act on behalf of all of the KL Shareholders with respect to such matters as designated herein.

“KL Shares” shall have the meaning set forth in the Recitals hereof.

“KL Subsidiaries” shall have the meaning set forth in the Recitals hereof.

“KL’s Accountants” shall mean Ernst & Young.

“Labor Contract” shall have the meaning set forth in Section 5.05(c) hereof.

“Laws” shall mean all statutes, rules, regulations, ordinances, circulars, orders, official responses, writs, injunctions, judgments, decrees, awards, restrictions and other generally applicable official documents of any Governmental Authorities of the PRC, USA, the Cayman Islands or other applicable jurisdictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to securities, taxation, investment, zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

“Liabilities” shall mean all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any condition sale Contract, title retention Contract or other Contract to give any of the foregoing.

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“Loss” shall mean any and all damages, fines, fees, penalties, losses and expenses (including interest, court costs, and reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

“Management Employment Agreement” shall have the meaning set forth in Section 5.05(b) hereof.

“Material Contract” shall have the meaning set forth in Section 3.15 hereof.

“Material Permits” shall have the meaning set forth in Section 3.06 hereof.

“MOFCOM” shall mean the Ministry of Commerce of the PRC.

“Net Profits” shall mean the after-tax net profits of SHA on a consolidated basis calculated based on the audited financial statements prepared by the Independent Auditors in accordance with US GAAP for any twelve (12) month period ended December 31 but for the purposes of this Agreement excluding from any such calculation of after-tax net profits (a) any amounts that may have been recorded on such audited financial statements as liabilities associated with the Warrants on such audited financial statements due to the application of EITF No. 00-19, (b) any amounts that may have been recorded on such audited financial statements pursuant to US GAAP as any compensation costs associated with (i) any Earn-Out Shares payment made pursuant to Section 1.02(b)(ii) hereof, (ii) the Cash Payment made pursuant to Section 1.02(b)(iii) hereof, (iii) any award granted under the Equity Incentive Plan, (iv) any award granted pursuant to Section 7.14 hereof and (v) the share options previously granted by SHA as disclosed in Section 4.02(a)(ii) of the Disclosure Schedule, and (c) any impacts on such financial statements as a result of any change of US GAAP occurring after the date hereof. For the avoidance of doubt, for purposes of this Agreement, Net Profits for FY2007 shall exclude the loss of SHA in FY2007 incurred prior to the Closing Date and shall be calculated on the assumption that the Acquired Companies became subsidiaries of KL as of January 1, 2007. Provided, however, if the Closing Date occurs after December 31, 2007, the Net Profit for FY2007 shall mean the consolidated after-tax net profit of KL and the KL Subsidiaries set forth in the financial statements of KL and the KL Subsidiaries audited by the Independent Auditors in accordance with US GAAP for FY2007 on the assumption that the Acquired Companies became subsidiaries of KL as of January 1, 2007.

“New KL Articles” shall mean the Amended and Restated Articles of Association of KL substantially in the form and substance set forth in Schedule C attached hereto.

“New SHA Articles” shall mean the Second Amended and Restated Memorandum and Articles of Association of SHA in the form of Schedule D attached hereto.

“Non-Competition Period” shall have the meaning set forth in Section 5.06(g)(ii) hereof.

“Non-Real Estate Leases” shall have the meaning set forth in Section 3.12 hereof.

“Notice Period” shall have the meaning set forth in Section 5.12 hereof.

“Party(ies)” shall have the meaning set forth in the Preamble hereof.

“Patents” shall mean all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” shall mean all governmental registrations, licenses, permits, authorizations and approvals.

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“Permitted Lien” shall mean (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with US GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the Assets and Properties subject to such Lien or the use of such Assets and Properties in the conduct of the Business.

“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“Plan” shall mean any employment, consulting, change of control bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy agreement or arrangement of any kind, whether written or oral, and whether or not required by applicable Law.

“PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.

“PRC GAAP” shall mean PRC Accounting Standards for Business Enterprises in effect from time to time applied consistently throughout the periods involved.

“Pre-Closing Period Tax Returns” shall mean all Tax Returns of KL and the KL Subsidiaries for all taxable periods of KL and the KL Subsidiaries which are required to be filed on or prior to the Closing Date.

“Pre-Closing Taxes” shall mean all Taxes payable with respect to the Pre-Closing Period Tax Returns or Taxes with respect to Tax Returns filed after the Closing Date that relate back to any tax period ending prior to the Closing Date.

“Principal Regional Sales Agent” shall mean an independent sales agent directly appointed by KL to provide certain product sales and customer liaison services for KL and the KL Subsidiaries in a region designated by KL.

“Proposed Business Plan” shall have the meaning set forth in Section 3.36 hereof.

“Prospectus” shall mean the prospectus of SHA, dated April 24, 2006, relating to SHA’s Public Offering.

“Proxy Statement” shall have the meaning set forth in Section 6.03 hereof.

“Purchase Notice” shall have the meaning set forth in Section 5.12 hereof.

“Purchase Price” shall have the meaning set forth in Section 1.02(a) hereof.

“Real Estate Leases” shall have the meaning set forth in Section 3.10 hereof.

“Real Property” shall have the meaning set forth in Section 3.10 hereof.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of either Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

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“RMB” shall mean the official currency of the PRC.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC, including any of its branches or divisions.

“SEC” shall have the meaning set forth in Section 6.03 hereof.

“SEC Reports” shall have the meaning set forth in Section 4.08(a) hereof.

“Securities Act” shall mean the US Securities Act of 1933, as amended.

“Selling Notice” shall have the meaning set forth in Section 5.12 hereof.

“Separate Management Accounts” shall have the meaning set forth in Section 3.08 hereof.

“SFDA” shall mean the State of Food and Drug Administration of the PRC, including any of its branches or divisions.

“SHA” shall have the meaning set forth in the Preamble hereof.

“SHA Material Adverse Effect” shall mean any event, change or effect (excluding any event, change or effect resulting in any disturbance or adverse change in or to international financial markets, international foreign exchange markets, the international banking system or any stock, bond, futures or commodities markets in the PRC (including Hong Kong), the USA, Europe or Asia) that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, Assets and Properties, operations, financial condition, liquidity or prospects of SHA, taken as a whole, or to prevent or materially delay consummation of the KL Acquisition or otherwise to prevent SHA from performing its obligations under this Agreement.

“SHA Ordinary Shares” shall mean ordinary shares of SHA, par value US$0.0005 per share.

“Share Payment” shall have the meaning set forth in Section 1.02(a)(ii) hereof.

“SHA Shareholders’ Meeting” shall have the meaning set forth in Section 6.03 hereof.

“SHA’s Public Offering” shall mean the initial public offering of SHA completed on April 28, 2006, in which SHA sold 14,375,000 units at a price of US$8.00 per unit. Each unit consists of one (1) SHA Ordinary Shares and one (1) Warrant (as defined below).

“SHCC” shall mean Shanghai Century Capital Corporation, a corporation established in accordance with the Laws of the Cayman Islands.

“Software” shall mean all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

“Tangible Personal Property” shall have the meaning set forth in Section 3.11 hereof.

“Targeted Net Profits” shall mean the targeted Net Profits for FY2007, FY2008 and FY2009, which shall be RMB180,000,000, RMB260,000,000, and RMB370,000,000, respectively.

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“Tax” or “Taxes” shall mean all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

“Tax Return” shall mean any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a governmental entity in respect of such report or return) including, if applicable, combined or consolidated returns for any group of entities that includes KL and the KL Subsidiaries.

“Technology” shall mean any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

“Transaction Documents” shall have the meaning set forth in Section 2.03 hereof.

“Unit Purchase Option” shall mean an option granted by SHA to the representatives of the underwriters of the SHA’s Public Offering to purchase up to a total of 1,000,000 units, each consisting of one (1) SHA Ordinary Share and one (1) redeemable warrant. The warrants included in the option are identical to the Warrants except that the exercise price of each such warrant is US$7.50. The option is exercisable at US$10.00 per unit commencing on the later of the consummation of the KL Acquisition and one year from the date of the Prospectus and expires five (5) years from the date of the Prospectus.

“US” or “United States” shall mean the United States of America.

“US$” shall mean the official currency of the United States.

“US GAAP” shall mean generally accepted accounting principles, consistently applied in the United States.

“Voting Agreement” shall have the meaning set forth in Section 8.03(l) hereof.

“Warrants” shall mean the 14,375,000 warrants issued by SHA on April 28, 2006, pursuant to which one (1) warrant will entitle the holder thereof to purchase one (1) SHA Ordinary Share from SHA at an exercise price of US$6.00 commencing on the later of (a) the completion of a business combination such as the KL Acquisition or (b) April 24, 2007, and expiring on April 23, 2010.

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ARTICLE 11

GENERAL PROVISIONS

Section 11.01 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by nationally recognized courier or mailed by registered mail (postage prepaid, return receipt requested) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to KL and the KL Shareholders:

18F/19F, Jinjiang Times Garden South,

107 Jingli Xi Lu

Chengdu, the PRC 610072

Attention: LIU Gexin

Tel: 86-28-86131122

Fax: 86-28-86131248

with a copy to:

King & Wood

40th Floor, Office Tower A, Beijing Fortune Plaza

7 Dongsanhuan Zhonglu

Chaoyang District,

Beijing 100020, the PRC

Attention: Jianping Wang and Xian Liu

Tel: 8610-5878-5023

Fax: 8610-5878-5566

(b)	If to SHA:

23rd Floor, Shun Ho Tower

24 - 30 Ice House Street

Central

Hong Kong, the PRC

Attention: Anthony Kai Yiu Lo and Franklin D. Chu

Tel: 852-2854-8989

Fax: 852-2851-9088

with a copy to:

Morrison & Foerster

41F Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong, the PRC

Attention: Xiaohu Ma and Paul Boltz

Tel: 852-2585-0888

Fax: 852-2585-0800

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Section 11.03 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

Section 11.04 Waiver. At any time prior to the Closing, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

Section 11.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.07 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between KL and any KL Shareholder and SHA with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 11.08 Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

Section 11.09 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one Party hereto has delivered to the other Parties hereto a written request for such consultation (in the case of SHA, such written request shall be from the Current Co-Chief Executive Officers acting on behalf of SHA). If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party (which shall be from the Current Co-Chief Executive Officers in the case of SHA) with notice to the others.

(b) The arbitration shall be conducted in Singapore under the auspices of the Singapore International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Current Co-Chief Executive Officers or, in the event that both of the Current Co-Chief Executive Officers are unable to carry out the responsibilities and functions upon death or disability, all the independent non-executive directors as a group, acting on behalf of SHA, on the one hand, and KL and any KL Shareholder that are party to the dispute (the “KL Parties”), on the other hand, shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and neither the Current Co-Chief Executive Officers nor the KL Parties that are party to the dispute shall be limited in their selection to any prescribed list. The Chairman of the Centre shall act as the third arbitrator. If either the Current Co-Chief Executive Officers or the independent non-executive directors, as the case may be, acting on behalf of SHA or the KL Parties that are parties to the dispute do not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

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(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.09 including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.09 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive law of PRC and shall not apply any other substantive law, except to the extent required by the terms of this Agreement.

(e) Each Party hereto shall cooperate with the others in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and any Party may apply to a court of competent jurisdiction for enforcement of such award.

(g) Each Party shall cooperate and use their respective best efforts to take all actions reasonably required to facilitate the prompt enforcement in the PRC or in any other jurisdiction of any arbitration award made by the tribunal.

(h) A Party (in the case of SHA, being the Current Co-Chief Executive Officers acting on behalf of SHA) shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

Section 11.10 Waiver of Immunity. To the extent that each of the Parties (including its assignees of any such rights or obligations hereunder) may be entitled, in any jurisdiction, to claim for itself (or himself or herself) or its revenues or Assets and Properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process, and to the extent that, in any such jurisdiction there may be attributed such immunity (whether claimed or not), such Party hereby irrevocably waive such immunity.

Section 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the PRC.

Section 11.12 Language. This Agreement is written in both English and Chinese languages. Both versions shall be equally valid and binding.

Section 11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SHANGHAI CENTURY ACQUISITION CORPORATION

NAME:
TITLE:
DATE:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SICHUAN KELUN PHARMACEUTICAL CO., LTD.

NAME:
TITLE:
DATE:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

KL SHAREHOLDERS

LIU Gexin	PAN Hui	CHENG Zhipeng

LIU Suihua	LIU Yaguang	WEI Bing

YIN Fenggang	LIAO Rong	LIU Ziwei

XUE Weigang	MAO Benbing	JIANG Chuan

LIU Yashu	Cui Kunyuan	YANG Jianguang

LIU Weihua	LIANG Long	PAN Qu

Annex B

CHINA KELUN PHARMACEUTICAL CORPORATION

2007 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate and securities laws of any jurisdiction, the Code, the rules of any applicable stock exchange or national market system, and the rules of any jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Share, Restricted Share Unit or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(i) “Change in Control” means a change in ownership or control of the Company occurring after the acquisition by the Company of Sichuan Kelun Pharmaceutical Co., Ltd. effected through either of the following transactions:

(i)        the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such shareholders accept, or

(ii)        a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Company” means China Kelun Pharmaceutical Corporation, a company incorporated under the laws of the Cayman Islands or any successor corporation that adopts the Plan in connection with a Corporate Transaction.

(m) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(n) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(o) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Share Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Share Option shall be treated as a Non-Qualified Share Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

(p) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive; and provided further that any transactions effected in connection with the acquisition by the Company of Sichuan Kelun Pharmaceutical Co., Ltd. shall not individually or collectively constitute a “Corporate Transaction”:

(i)          a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated;

(ii)         the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)        the complete liquidation or dissolution of the Company;

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(iv)        any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Ordinary Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)        acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(q) “Director” means a member of the Board or the board of directors of any Related Entity.

(r) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(s) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Ordinary Shares.

(t) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v) “Fair Market Value” means, as of any date, the value of Ordinary Shares determined as follows:

(i)        If the Ordinary Shares are listed on one or more established stock exchanges or national market systems, including without limitation the American Stock Exchange or The Nasdaq Global Market, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Ordinary Shares are listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)        If the Ordinary Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such shares as quoted on such system on the date of determination, but if selling prices are not reported, the Fair Market Value of an Ordinary Share shall be the mean between the high bid and low asked prices for the Ordinary Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

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(iii)        In the absence of an established market for the Ordinary Shares of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(w) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(x) “Incentive Share Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(y) “Non-Qualified Share Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(bb) “Ordinary Share” means a share of US$0.0005 nominal or par value, of the Company, or, if applicable, the number or fraction of American Depositary Receipt representing an Ordinary Share.

(cc) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd) “Plan” means this 2007 Equity Incentive Plan.

(ee) “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(ff) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable share or stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(gg) “Restricted Share” means a Share issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(hh) “Restricted Share Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(ii) “SAR” means a share appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Ordinary Shares.

(jj) “Share” means an Ordinary Share of the Company.

(kk) “Spin-off Transaction” means a distribution by the Company to its shareholders of all or any portion of the securities of any Subsidiary of the Company.

(ll) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Shares Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Share Options) is 3,750,000 Shares. For the

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avoidance of doubt, such Shares may include shares purchased in open market or privately negotiated transactions by the Company or through a trust funded by the Company.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. To the extent not prohibited by the listing requirements of the American Stock Exchange, The Nasdaq Global Market (or other established stock exchange or national market system on which the Ordinary Shares are traded) and Applicable Law, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Administrator.

4. Administration of the Plan.

(a) Plan Administrator.

(i)        Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)        Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)        Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)         to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)        to determine whether and to what extent Awards are granted hereunder;

(iii)       to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)        to approve forms of Award Agreements for use under the Plan;

(v)         to determine the terms and conditions of any Award granted hereunder;

(vi)        to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall

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not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to shareholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to shareholder approval;

(vii)        to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)       to grant Awards to Employees, Directors and Consultants employed in various countries outside the People’s Republic of China on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan;

(ix)        to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards other than Incentive Share Options may be granted to Employees, Directors and Consultants. Incentive Share Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in any jurisdiction as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Share, Restricted Share Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

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(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Share Option or a Non-Qualified Share Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Share Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds US$100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Share Options. For this purpose, Incentive Share Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, share purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(h) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Share Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Share Option granted to a Grantee who, at the time the Option is granted, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided

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in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(i) Transferability of Awards. Incentive Share Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(j) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Share Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Share Option owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Share Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

(iii) In the case of other Awards, such price as is determined by the Administrator.

(iv) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Share Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be

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exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months (and not used for another Award exercise by attestation during such period);

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any national, provincial or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Share Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Shareholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Share Option to the extent not exercised within the time permitted by law for the exercise of Incentive Share Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Share Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

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9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Ordinary Shares including a corporate merger, consolidation, acquisition of property or equity, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award. In the event of a Spin-off Transaction, the Administrator may in its discretion make such adjustments and take such other action as it deems appropriate with respect to outstanding Awards under the Plan, including but not limited to: (i) adjustments to the number and kind of shares, the exercise or purchase price per share and the vesting periods of outstanding Awards, (ii) prohibit the exercise of Awards during certain periods of time prior to the consummation of the Spin-off Transaction, or (iii) the substitution, exchange or grant of Awards to purchase securities of the Subsidiary; provided that the Administrator shall not be obligated to make any such adjustments or take any such action hereunder.

11. Corporate Transactions and Changes in Control.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction or Change in Control. The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or Change in Control or at the time of an actual Corporate Transaction or Change in Control and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction or Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction or Change in Control. The Administrator may provide that any Awards so vested or

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released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

(c)        Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the US$100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12. Effective Date and Term of Plan. Subject to any applicable laws, the Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Shareholder Approval. The grant of Incentive Share Options under the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Share Options issued in substitution for outstanding Incentive Share Options pursuant to Section 424(a) of the Code. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Share Options under the Plan prior to approval by the shareholders, but until such approval is obtained, no such Incentive Share Option shall be exercisable. In the

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event that shareholder approval is not obtained within the twelve (12) month period provided above, all Incentive Share Options previously granted under the Plan shall be exercisable as Non-Qualified Share Options.

18. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

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CHINA KELUN PHARMACEUTICAL CORPORATION

2007 EQUITY INCENTIVE PLAN

NOTICE OF SHAREOPTION AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted an option to purchase Ordinary Shares, subject to the terms and conditions of this Notice of Share Option Award (the “Notice”), China Kelun Pharmaceutical Corporation 2007 Equity Incentive Plan, as amended from time to time (the “Plan”) and the Share Option Award Agreement (the “Option Agreement”) attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice.

Award Number:

Date of Award

Vesting Commencement Date

Exercise Price per Share	US$

Total Number of Ordinary Shares Subject to the Option (the “Shares”)

Total Exercise Price	US$

Type of Option:	Incentive Share Option

Non-Qualified Share Option

Expiration Date:

Post-Termination Exercise Period:	Three (3) Months

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Plan and the Option Agreement, the Option may be exercised, in whole or in part, in accordance with the following schedule:

[25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and an additional 6.25% of the Shares shall vest at the end of every three months thereafter for the next thirty-six months.]

During any authorized leave of absence, the vesting of the Option as provided in this schedule shall be suspended after the leave of absence exceeds a period of ninety (90) days. Vesting of the Option shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity. The Vesting Schedule of the Option shall be extended by the length of the suspension.

In the event of termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Option shall terminate concurrently with the termination of the Grantee’s Continuous Service, except as otherwise determined by the Administrator.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice, the Plan, and the Option Agreement.

CHINA KELUN PHARMACEUTICAL CORPORATION a company incorporated under the laws of the Cayman Islands

By:
Title:

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE SHARES SUBJECT TO THE OPTION SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER). THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE OPTION AGREEMENT, OR THE PLAN SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE RIGHT OF THE COMPANY OR RELATED ENTITY TO WHICH THE GRANTEE PROVIDES SERVICES TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE. THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

The Grantee acknowledges receipt of a copy of the Plan and the Option Agreement, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Plan, and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of this Notice, the Plan and the Option Agreement. The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Option Agreement shall be resolved by the Administrator in accordance with Section 13 of the Option Agreement. The Grantee further agrees to the venue selection and waiver of a jury trial in accordance with Section 14 of the Option Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Dated:	Signed:
Grantee

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Award Number:

CHINA KELUN PHARMACEUTICAL CORPORATION

2007 EQUITY INCENTIVE PLAN

SHARE OPTION AWARD AGREEMENT

1. Grant of Option. China Kelun Pharmaceutical Corporation, a company incorporated under the laws of the Cayman Islands (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Share Option Award (the “Notice”), an option (the “Option”) to purchase the Total Number of Ordinary Shares subject to the Option (the “Shares”) set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of the Notice, this Share Option Award Agreement (the “Option Agreement”) and the Company’s 2007 Equity Incentive Plan, as amended from time to time (the “Plan”), which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

If designated in the Notice as an Incentive Share Option, the Option is intended to qualify as an Incentive Share Option as defined in Section 422 of the Code. However, notwithstanding such designation, the Option will qualify as an Incentive Share Option under the Code only to the extent the US$100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The US$100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to options designated as Incentive Share Options which become exercisable for the first time by the Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Share Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the shares subject to such options shall be determined as of the grant date of the relevant option.

2. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Option Agreement. The Option shall be subject to the provisions of Section 11 of the Plan relating to the exercisability or termination of the Option in the event of a Corporate Transaction or Change in Control. The Grantee shall be subject to reasonable limitations on the number of requested exercises during any monthly or weekly period as determined by the Administrator. In no event shall the Company issue fractional Shares.

(b) Method of Exercise. The Option shall be exercisable by delivery of an exercise notice (a form of which is attached as Exhibit A) or by such other procedure as specified from time to time by the Administrator which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, and such other provisions as may be required by the Administrator. The exercise notice shall be delivered in person, by certified mail, or by such other method (including electronic transmission) as determined from time to time by the Administrator to the Company accompanied by payment of the Exercise Price. The Option shall be deemed to be exercised upon receipt by the Company of such notice accompanied by the Exercise Price, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 3(d), below.

(c) Taxes. No Shares will be delivered to the Grantee or other person pursuant to the exercise of the Option until the Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of applicable income tax and employment tax withholding obligations, including, without limitation, such other tax obligations of the Grantee incident to the receipt of Shares. Upon exercise of the Option, the Company or the Grantee’s employer may offset or withhold (from any amount owed by the Company or the Grantee’s employer to the Grantee) or collect from the Grantee or other person an amount sufficient to satisfy such tax withholding obligations.

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3. Method of Payment. Payment of the Exercise Price shall be made by any of the following, or a combination thereof, at the election of the Grantee; provided, however, that such exercise method does not then violate any Applicable Law:

(a) cash;

(b) check;

(c) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months (and not used for another Award exercise by attestation during such period); or

(d) payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

4. Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws. If the exercise of the Option within the applicable time periods set forth in Section 5, 6 and 7 of this Option Agreement is prevented by the provisions of this Section 4, the Option shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date set forth in the Notice.

5. Termination or Change of Continuous Service. In the event the Grantee’s Continuous Service terminates, other than for Cause, the Grantee may, but only during the Post-Termination Exercise Period, exercise the portion of the Option that was vested at the date of such termination (the “Termination Date”) The Post-Termination Exercise Period shall commence on the Termination Date.

Notwithstanding any other provision of this Agreement, all vested and unvested portions of the Option shall be cancelled if:

(a) the Administrator in its sole discretion determines in good faith that the Grantee has breached any terms of any Confidentiality and Invention Assignment Agreement or any labor contract with the Company or any Related Entity, or

(b) (i) the Grantee has terminated employment within twelve months from the Grantee’s commencement of work with the Company (or, in the case of an employee serving as vice president or higher level in the Company, within two years of commencement of work) and (ii) the Administrator in its sole discretion determines in good faith that the Grantee is soliciting, encouraging, attempting to induce, or assisting another to induce any employee to terminate his employment with the Company or to work for Grantee’s own business or any other enterprise of whatever nature.

In the event of termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Option shall, except as otherwise determined by the Administrator, terminate concurrently with the termination of the Grantee’s Continuous Service (also the “Termination Date”). In no event, however, shall the Option be exercised later than the Expiration Date set forth in the Notice. In the event of the Grantee’s change in status from Employee, Director or Consultant to any other status of Employee, Director or Consultant, the Option shall remain in effect and the Option shall continue to vest in accordance with the Vesting Schedule set forth in the Notice; provided, however, that with respect to any Incentive Share Option that shall remain in effect after a

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change in status from Employee to Director or Consultant, such Incentive Share Option shall cease to be treated as an Incentive Share Option and shall be treated as a Non-Qualified Share Option on the day three (3) months and one (1) day following such change in status. Except as provided in Sections 6 and 7 below, to the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the Post-Termination Exercise Period, the Option shall terminate.

6. Disability of Grantee. In the event the Grantee’s Continuous Service terminates as a result of his or her Disability, the Grantee may, but only within six (6) months commencing on the Termination Date (but in no event later than the Expiration Date), exercise the portion of the Option that was vested on the Termination Date; provided, however, that if such Disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code and the Option is an Incentive Share Option, such Incentive Share Option shall cease to be treated as an Incentive Share Option and shall be treated as a Non-Qualified Share Option on the day three (3) months and one (1) day following the Termination Date. To the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the time specified herein, the Option shall terminate. Section 22(e)(3) of the Code provides that an individual is permanently and totally disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

7. Death of Grantee. In the event of the termination of the Grantee’s Continuous Service as a result of his or her death, or in the event of the Grantee’s death during the Post-Termination Exercise Period or during the six (6) month period following the Grantee’s termination of Continuous Service as a result of his or her Disability, the person who acquired the right to exercise the Option pursuant to Section 8 may exercise the portion of the Option that was vested at the date of termination within six (6) months commencing on the date of death (but in no event later than the Expiration Date). To the extent that the Option was unvested on the date of death, or if the vested portion of the Option is not exercised within the time specified herein, the Option shall terminate.

8. Transferability of Option. The Option, if an Incentive Share Option, may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the Grantee only by the Grantee. The Option, if a Non-Qualified Share Option, may not be transferred in any manner other than by will or by the laws of descent and distribution, provided, however, that a Non-Qualified Share Option may be transferred during the lifetime of the Grantee to the extent and in the manner authorized by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Incentive Share Option or Non-Qualified Share Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Following the death of the Grantee, the Option, to the extent provided in Section 7, may be exercised (a) by the person or persons designated under the deceased Grantee’s beneficiary designation or (b) in the absence of an effectively designated beneficiary, by the Grantee’s legal representative or by any person empowered to do so under the deceased Grantee’s will or under the then applicable laws of descent and distribution. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

9. Term of Option. The Option must be exercised no later than the Expiration Date set forth in the Notice or such earlier date as otherwise provided herein. After the Expiration Date or such earlier date, the Option shall be of no further force or effect and may not be exercised.

10. Tax Consequences. The Grantee may incur tax liability as a result of the Grantee’s purchase or disposition of the Shares. THE GRANTEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

11. Entire Agreement: Governing Law. The Notice, the Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may

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not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice, the Plan and this Option Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Plan and this Option Agreement are to be construed in accordance with and governed by the internal laws of the Cayman Islands without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Cayman Islands to the rights and duties of the parties. Should any provision of the Notice, the Plan or this Option Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

12. Construction. The captions used in the Notice and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

13. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Option Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

14. Venue and Waiver of Jury Trial. The Company, the Grantee, and the Grantee’s assignees pursuant to Section 8 (the “parties”) agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Option Agreement shall be brought in Hong Kong and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 14 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

15. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

END OF AGREEMENT

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EXHIBIT A

CHINA KELUN PHARMACEUTICAL CORPORATION

2007 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Attention: General Counsel:

1. Exercise of Option. Effective as of today,                     , the undersigned (the “Grantee”) hereby elects to exercise the Grantee’s option to purchase                 Ordinary Shares (the “Shares”) of China Kelun Pharmaceutical Corporation (the “Company”) under and pursuant to the Company’s 2007 Equity Incentive Plan, as amended from time to time (the “Plan”) and the [  ] Incentive [  ] Non-Qualified Share Option Award Agreement (the “Option Agreement”) and Notice of Share Option Award (the “Notice”) dated                     ,         . Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Exercise Notice.

2. Representations of the Grantee. The Grantee acknowledges that the Grantee has received, read and understood the Notice, the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

3. Rights as Shareholder. Until the share certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such share certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 10 of the Plan.

4. Delivery of Payment. The Grantee herewith delivers to the Company the full Exercise Price for the Shares, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 3(d) of the Option Agreement.

5. Tax Consultation. The Grantee understands that the Grantee may suffer adverse tax consequences as a result of the Grantee’s purchase or disposition of the Shares. The Grantee represents that the Grantee has consulted with any tax consultants the Grantee deems advisable in connection with the purchase or disposition of the Shares and that the Grantee is not relying on the Company for any tax advice.

6. Taxes. The Grantee agrees to satisfy all applicable national, provincial and local income and employment tax withholding obligations and herewith delivers to the Company the full amount of such obligations or has made arrangements acceptable to the Company to satisfy such obligations. In the case of an Incentive Share Option, the Grantee also agrees, as partial consideration for the designation of the Option as an Incentive Share Option, to notify the Company in writing within thirty (30) days of any disposition of any shares acquired by exercise of the Option if such disposition occurs within two (2) years from the Date of Award or within one (1) year from the date the Shares were transferred to the Grantee. If the Company is required to satisfy any national, provincial or local income or employment tax withholding obligations as a result of such an early disposition, the Grantee agrees to satisfy the amount of such withholding in a manner that the Administrator prescribes.

7. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

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8. Construction. The captions used in this Exercise Notice are inserted for convenience and shall not be deemed a part of this agreement for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

9. Administration and Interpretation. The Grantee hereby agrees that any question or dispute regarding the administration or interpretation of this Exercise Notice shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

10. Governing Law; Severability. This Exercise Notice is to be construed in accordance with and governed by the internal laws of the Cayman Islands without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the Cayman Islands to the rights and duties of the parties. Should any provision of this Exercise Notice be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

11. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

12. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this agreement.

13. Entire Agreement. The Notice, the Plan and the Option Agreement are incorporated herein by reference and together with this Exercise Notice constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice, the Plan, the Option Agreement and this Exercise Notice (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties.

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Submitted by	Accepted by

GRANTEE:	CHINA KELUN PHARMACEUTICAL CORPORATION

By:
Title:
(Signature)

Address:	Address:

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Annex C

Capitalink, L.C.
4400 Biscayne Blvd.
14th Floor
Miami, Florida 33137
Phone 305-446-2026
Fax 305-446-2926
www.capitalinklc.com

May 22, 2007

The Board of Directors

Shanghai Century Acquisition Corporation

23rd floor

Shun Ho Tower

24-30 Ice House Street

Hong Kong

Gentlemen:

We have been advised that, pursuant to the draft Share Purchase Agreement, dated May 22, 2007 (the “SPA”), between Shanghai Century Acquisition Corporation (“Shanghai Century”), Sichuan Kelun Pharmaceutical Co., Ltd. (“Kelun”) and the shareholders of Kelun, Shanghai Century will acquire all the outstanding stock of Kelun (the “Transaction”). Pursuant to the SPA, Shanghai Century will pay (i) 20 million ordinary shares of Shanghai Century (the “Initial Share Payment”), (ii) US$11.5 million in cash (the “Cash Payment”) if 70% of Shanghai Century’s outstanding publicly traded warrants are exercised or the date when Shanghai Century sends the notice of redemption to the holders of Shanghai Century’s outstanding redeemable warrants after the last sales price of Shanghai Century’s ordinary shares equals or exceeds US$11.50 per share for any 20 trading days within a 30 trading day period ending three business days before Shanghai Century sends such notice, and (iii) five million, two million and two million additional ordinary shares of Shanghai Century, respectively (collectively the “Earn-Out Shares”), if Kelun achieves a minimum net income of RMB 180 million, RMB 260 million and RMB 370 million in the years ending December 31, 2007, 2008 and 2009, respectively (items (i), (ii), and (iii) are hereinafter, the “Purchase Price”). The terms and conditions of the Transaction are more specifically set forth in the SPA.

Capitalink utilized the Projections (as hereinafter defined) to determine whether to include the Earn-Out Shares in determining the value of the Purchase Price. Based on the Projections, Capitalink assumed that the value of the Purchase Price will be increased by the initial five million ordinary shares issuable as part of the Earn-Out Shares, but would not be increased by the balance of the additional four million Earn-Out Shares.

We have been retained to render an opinion as to whether, on the date of such opinion, (i) the Purchase Price is fair, from a financial point of view, to Shanghai Century’s shareholders, and (ii) the fair market value of Kelun is at least equal to 80% of the net assets of Shanghai Century.

Member NASD|SIPC

Mergers & Acquisitions    |    Fairness Opinions & Valuations    |    Restructuring    |     Capital Raising     |    Financial Advisory

We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for Shanghai Century, the decision of whether Shanghai Century should complete the Transaction, and other alternatives to the Transaction that might exist for Shanghai Century. The financial terms and other terms of the Transaction were determined pursuant to negotiations between Shanghai Century, Kelun and each of their respective financial advisors, and not pursuant to our recommendations.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the SPA.

•

Reviewed publicly available financial information and other data with respect to Shanghai Century that we deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

•

Reviewed non-public information and other data with respect to Kelun, including pro forma historical financial data for the two years ended December 31, 2006 and projected information for the three years ending December 31, 2009 (the “Projections”), and other financial information and reports.

•	Reviewed and analyzed the Transaction’s pro forma impact on Shanghai Century’s securities outstanding and shareholder ownership.

•	Considered the historical financial results and present financial condition of Kelun.

•	Reviewed certain publicly available information concerning the trading of, and the trading market for Shanghai Century’s common stock and units.

•	Reviewed and analyzed the indicated value range of the Purchase Price.

•	Reviewed and analyzed Kelun’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed by us to have characteristics comparable to Kelun.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed by us to have characteristics comparable to that of Kelun.

•	Reviewed and compared the net asset value of Shanghai Century to the indicated enterprise value range of Kelun.

•

Reviewed and discussed with representatives of Shanghai Century management certain financial and operating information furnished by them, including the Projections and analyses with respect to Kelun’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Shanghai Century management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not evaluated the solvency or fair value of Kelun under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not made a physical inspection of the

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properties and facilities of Kelun and have not made or obtained any evaluations or appraisals of Kelun’s assets and liabilities (contingent or otherwise). In addition, we have not attempted to confirm whether Shanghai Century or Kelun have good title to their respective assets.

Kelun’s pro forma historical and projected financial information utilized in our analyses were prepared under generally accepted accounting principles in the People’s Republic of China (“PRC GAAP”). Kelun is in the process of converting its financial statements to standards under generally accepted accounting principles in the United States (“US GAAP”), however such pro forma historical and projected financial information are not available in US GAAP as of the date hereof.

In addition, the historical 2005 and 2006 financial information has been prepared on a pro forma basis assuming Kelun had acquired 14 subsidiaries (the 14 subsidiaries that existed as of January 2007) at the beginning of the respective periods. Finally, the projected financial information includes the acquisition of Renshou Branch in April 2007, but does not include any future acquisitions.

We have been informed by Shanghai Century management that there should be no material difference in revenue, EBITDA or free cash flow upon conversion from PRC GAAP to US GAAP. However, our indicated value range of Kelun may be different, and such difference may be material, if such conversion to US GAAP impacts pro forma historical and/or projected financial statements, including revenue, EBITDA or free cash flow.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the SPA, without any further amendments thereto, and without waiver by Shanghai Century of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to Shanghai Century or its shareholders in any material respect.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, May 22, 2007. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors of Shanghai Century in connection with its consideration of the Transaction and is not intended to be and does not constitute an opinion or recommendation to any shareholder of Shanghai Century as to how such shareholder should vote with respect to the Transaction. We do not express any opinion as to the underlying valuation or future performance of Shanghai Century or Kelun, or the price at which Shanghai Century’s or Kelun’s securities might trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Purchase Price is fair, from a financial point of view, to Shanghai Century’s shareholders, and (ii) the fair market value of Kelun is at least equal to 80% of the net assets of Shanghai Century.

In connection with our services, we have previously received a retainer and will receive the balance of our fee when we notify Shanghai Century that we are prepared to deliver the opinion. In addition, Shanghai Century has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion. Our fee for providing the fairness opinion is not contingent on the completion of the Transaction. Neither Capitalink nor its principals beneficially own any interest in Shanghai Century or Kelun. Further, Capitalink has not provided any other services to Shanghai Century or Kelun in the past; provided however, Capitalink’s affiliate, Ladenburg Thalmann & Co. Inc. (“Ladenburg”) previously acted an underwriter in Shanghai Century’s initial public offering. Upon the successful acquisition of Kelun, Ladenburg will be entitled to receive certain deferred compensation in connection with such underwriting.

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In the ordinary course of business, Ladenburg, certain of Ladenburg’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Shanghai Century, or any other party that may be involved in the Transaction and their respective affiliates.

Our opinion is for the use and benefit of the Board of Directors of Shanghai Century and is rendered in connection with its consideration of the Transaction and may not be used by Shanghai Century for any other purpose or reproduced, disseminated, quoted or referred to by Shanghai Century at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with Shanghai Century may be included in filings made by Shanghai Century with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Capitalink, L.C.

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Annex D

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA KELUN PHARMACEUTICAL CORPORATION

THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA KELUN PHARMACEUTICAL CORPORATION

1. The name of the Company is China Kelun Pharmaceutical Corporation ( )

2. The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies.

3. Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4. Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law.

5. Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6. The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7. The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8. The share capital of the Company is US$52,500 divided into 100,000,000 ordinary shares of a nominal or par value of US$0.0005 each and 5,000,000 preferred shares of a nominal or par value of US$0.0005 each.

9. The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

The Companies Law (Revised)

Company Limited by Shares

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA KELUN PHARMACEUTICAL CORPORATION

(adopted by way of a special resolution passed on [•])

INDEX

SUBJECT	Article No.
Table A	1

Interpretation	2

Share Capital	3

Alteration Of Capital	4-7

Share Rights	8-9

Variation Of Rights	10-11

Shares	12-15

Share Certificates	16-21

Lien	22-24

Calls On Shares	25-33

Forfeiture Of Shares	34-42

Register Of Members	43-44

Record Dates	45

Transfer Of Shares	46-51

Transmission Of Shares	52-54

Untraceable Members	55

General Meetings	56-58

Notice Of General Meetings	59-60

Proceedings At General Meetings	61-65

Voting	66-77

Proxies	78-83

Corporations Acting By Representatives	84

No Action By Written Resolutions Of Members	85

Board Of Directors	86

Retirement of Directors	87-88

Disqualification Of Directors	89

Executive Directors	90-91

Alternate Directors	92-95

Directors’ Fees And Expenses	96-99

Directors’ Interests	100-103

General Powers Of The Directors	104-109

Borrowing Powers	110-113

Proceedings Of The Directors	114-123

Audit Committee	124-126

SUBJECT	Article No.
Officers	127-130

Register of Directors and Officers	131

Minutes	132

Seal	133

Authentication Of Documents	134

Destruction Of Documents	135

Dividends And Other Payments	136-145

Reserves	146

Capitalisation	147-148

Subscription Rights Reserve	149

Accounting Records	150-154

Audit	155-160

Notices	161-163

Signatures	164

Winding Up	165-166

Indemnity	167

Amendment To Memorandum and Articles of Association And Name of Company	168

Information	169

Business Combination	170

TABLE A

1. The regulations in Table A in the Schedule to the Companies Law (Revised) do not apply to the Company.

INTERPRETATION

2. (1) In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.

WORD	MEANING
“Acquired Companies”	collectively, twelve (12) entities acquired by KL in 2007, namely, Sichuan Pearl Pharmaceutical Co., Ltd. ( ), Sichuan Xinyuan Pharmaceutical Co., Ltd. ( ), Xindu Kelun Medical Product Packaging Co., Ltd. ( ), Jiangxi Kelun Pharmaceutical Co., Ltd. ( ), Shandong Kelun Pharmaceutical Co., Ltd. ( ), Kunming Nanjiang Pharmaceutical Co., Ltd. ( ), Hunan Zhongnan Kelun Pharmaceutical Co., Ltd. ( ), Heilongjiang Kelun Pharmaceutical Co., Ltd. ( ), Hubei Tuopeng Pharmaceutical Co., Ltd. ( ), Heilongjiang Kelun Medicine Packaging Co., Ltd ( ) and Sichuan Kelun Research Co., Ltd. ( ) and Jilin Kangnaier Kelun Pharmaceutical Co., Ltd. ( )

“Affiliate”	any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.

“Articles”	these Articles in their present form or as supplemented or amended or substituted from time to time.

“Assets and Properties”	all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 124) hereof, or any successor audit committee.

“Auditor”	the independent auditor of the Company which shall be an internationally recognized firm of independent accountants.

“Board” or “Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present.

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WORD	MEANING
“capital”	the share capital from time to time of the Company.

“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“clearing house”	a clearing house herefore by the laws of the jurisdiction in which the shares of the Company (or depositary receipts herefore) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Closing”	the closing of the acquisition by the Company of the entire issued share capital of KL pursuant to the Share Purchase Agreement.

“Closing Date”	the date on which the Closing takes place.

“Company”	China Kelun Pharmaceutical Corporation ( ).

“competent regulatory authority”	a competent regulatory authority in the territory where the shares of the Company (or depositary receipts herefore) are listed or quoted on a stock exchange or interdealer quotation system in such territory.

“Copyrights”	all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Corporate Governance Rules”	the code of business conduct, the insider trading policy, the related party transaction procedures, the anti-corruption manual, the audit committee charter, the compensation committee charter and the nomination committee charter and other corporate governance policies, procedures, rules and requirements of the Company adopted or to be adopted from time to time by the Board.

“Current Co-Chief Executive Officers”	Mr. Anthony Kai Yiu Lo and Mr. Franklin D. Chu.

“debenture” and “debenture holder”	include debenture stock and debenture stockholder respectively.

“Designated Stock Exchange”	the American Stock Exchange, the National Market of The Nasdaq Stock Market, Inc. or the New York Stock Exchange, as the case may be.

“dollars” and “$”	dollars, the legal currency of the United States of America.

“Executive Employment Agreement”	the executive employment agreement entered into by and between the Company and each of Mr. LIU Gexin, Mr. CHENG Zhipeng, Ms. PAN Hui, Mr. LIU Suihua, Mr. WAN Yangyu, Mr. CHEN Deguang and Mr. LIANG Long and other key employees designated by Mr. LIU Gexin and the Current Co-Chief Executive Officers.

“Equity Incentive Plan”	the equity incentive plan of the Company adopted by the Board from time to time.

“Exchange Act”	the Securities Exchange Act of 1934, as amended.

“FY2007”	the financial year ended December 31 of 2007.

“head office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.

“Indemnification Agreement”	the indemnification agreement entered into by the Company with a Director or an executive officer of the Company from time to time.

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WORD	MEANING
“Intellectual Properties”	mean any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply fore or register any of the foregoing), (iv) domain names and URL’s and variations of the domain names and URL’s, (vi) contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing.

“Investment Assets”	all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

“KL”	( ) (Sichuan Kelun Pharmaceutical Co., Ltd.), which became KL WFOE after the Closing of the Share Purchase Agreement.

“KL WFOE”	wholly-owned subsidiary of the Company organized under the laws of the People’s Republic of China.

“Law”	The Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

“Member”	a duly registered holder from time to time of the shares in the capital of the Company.

“month”	a calendar month.

“NASD”	National Association of Securities Dealers.

“NASD Rules”	the rules set forth in the NASD Manual.

“Net Profits”	the after-tax net profits of the Company on a consolidated basis calculated based on the audited financial statements prepared by the Auditors in accordance with US GAAP for any twelve (12) month period ended December 31 but excluding from any such calculation of after-tax net profits of the Company (a) any amounts that may have been recorded as liabilities associated with the Warrants on such audited financial statements due to the application of EITF No. 00-19, (b) any amounts that may have been recorded on such audited financial statements pursuant to US GAAP as any compensation costs associated with any consideration paid in connection with the acquisition of KL pursuant to the Share Purchase Agreement after the closing of such acquisition or any award granted under the Equity Incentive Plan or pursuant to Section 7.14 of the Share Purchase Agreement or otherwise as disclosed in the Share Purchase Agreement and (c) any impacts on such financial statements as a result of any change of US GAAP occurring after May 28, 2007. For the avoidance of doubt, for purposes of these Articles, Net Profits for FY2007 shall exclude the loss of the Company in FY2007 incurred prior to the Closing Date and shall be calculated based on the assumption that the Acquired Companies became subsidiaries of KL as of January 1, 2007. Provided, however, if the Closing Date occurs after December 31, 2007, the Net Profit for FY2007 shall mean the consolidated after-tax net profit of KL and all its subsidiaries set forth in the financial statements of KL and all its subsidiaries audited by the Auditors in accordance with US GAAS for FY2007 on the assumption that the Acquired Kelun Group Companies and the Other Acquired Companies became subsidiaries of KL as of January 1, 2007.

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WORD	MEANING
“Notice”	written notice unless otherwise specifically stated and as further defined in these Articles.

“Office”	the registered office of the Company for the time being.

“ordinary resolution”	a resolution shall be an ordinary resolution when it has been passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice has been duly given;

“Ordinary Shares”	ordinary shares of the Company of a nominal or par value of US$0.0005 each.

“paid up”	paid up or credited as paid up.

“Patents”	all United States and foreign patents and utility models and applications therefore and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Person”	an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.

“Register”	the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.

“Registration Office”	in respect of any class of share capital such place as the Board may from time to time determine to keep a branch register of Members in respect of that class of share capital and where (except in cases where the Board otherwise directs) the transfers or other documents of title for such class of share capital are to be lodged for registration and are to be registered.

“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.

“SEC”	the United States Securities and Exchange Commission.

“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“Share Purchase Agreement”	the share purchase agreement dated 28 May 2007 made by and among the Company, KL and certain individuals set forth therein, pursuant to which the Company acquired the entire issued share capital of KL.

“special resolution”	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five (95) per cent. In nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten (10) clear days’ Notice has been given;

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WORD	MEANING
a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statutes.

“Statutes”	the Law and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.

“Technology”	any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Trade Secrets”	all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks”	any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

“US” or “United States”	the United States of America.

“US GAAP”	generally accepted accounting principles, consistently applied in the United States.

“Warrant”	the 14,375,000 warrants issued by the Company on April 28, 2006, pursuant to which one (1) warrant will entitle the holder thereof to purchase one (1) Ordinary Share from the Company at an exercise price of US$6.00 commencing on the later of (a) the completion of a business combination or (b) April 24, 2007, and expiring on April 23, 2010.

“year”	a calendar year.

(2) In these Articles, unless there be something within the subject or context inconsistent with such construction:

(a) words importing the singular include the plural and vice versa;

(b) words importing a gender include both gender and the neuter;

(c) words importing persons include companies, associations and bodies of persons whether corporate or not;

(d) the words:

(i) “may” shall be construed as permissive;

(ii) “shall” or “will” shall be construed as imperative;

(e) expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, photography and other modes of representing words or figures in a visible

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form, and including where the representation takes the form of electronic display, provided that both the mode of service of the relevant document or notice and the Member’s election comply with all applicable Statutes, rules and regulations;

(f) references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;

(g) save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;

(h) references to a document being executed include references to it being executed under hand or under seal or by electronic signature or by any other method and references to a notice or document include a notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not.

SHARE CAPITAL

3. (1) The share capital of the Company at the date on which these Articles come into effect shall be divided into shares of a par value of US$0.0005 each.

(2) Subject to the Law, the Company’s Memorandum and Articles of Association and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, any power of the Company to purchase or otherwise acquire its own shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

(3) No share shall be issued to bearer.

ALTERATION OF CAPITAL

4. The Company may from time to time by ordinary resolution in accordance with the Law alter the conditions of its Memorandum of Association to:

(a) increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

(b) consolidate and divide all or any of its capital into shares of larger amount than its existing shares;

(c) without prejudice to the powers of the Board under Article 12, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Company no resolution of the Company in general meeting is required for the issuance of shares of that class and the Directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d) sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have

6

any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares;

(e) cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

5. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the last preceding Article and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

6. The Company may from time to time by special resolution, subject to any confirmation or consent required by the Law, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

7. Except so far as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new shares shall be treated as if it formed part of the original capital of the Company, and such shares shall be subject to the provisions contained in these Articles with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, cancellation, surrender, voting and otherwise.

SHARE RIGHTS

8. Subject to the provisions of the Law, the rules of the Designated Stock Exchange and the Memorandum and Articles of Association and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to Article 12 hereof, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

9. Subject to the Law, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company or the holder if so authorised by its Memorandum of Association, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by ordinary resolution of the Members determine. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable laws.

VARIATION OF RIGHTS

10. Subject to the Law and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that

7

class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(a) the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons (or in the case of a Member being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal value of the issued shares of that class;

(b) every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and

(c) any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

11. The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

SHARES

12. (1) Subject to the Law, Article 119A and other provisions of these Articles and, where applicable, the rules of the Designated Stock Exchange and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount. In particular and without prejudice to the generality of the foregoing, the Board is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

(2) Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares of or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and Articles of Association.

(3) The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

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13. The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Law. Subject to the Law, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.

14. Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

15. Subject to the Law and these Articles, the Board may at any time after the allotment of shares but before any person has been entered in the Register as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

SHARE CERTIFICATES

16. Every share certificate shall be issued under the Seal or a facsimile thereof and shall specify the number and class and distinguishing numbers (if any) of the shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Directors may from time to time determine. No certificate shall be issued representing shares of more than one class. The Board may by resolution determine, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

17. (1) In the case of a share held jointly by several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

(2) Where a share stands in the names of two or more persons, the person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

18. Every person whose name is entered, upon an allotment of shares, as a Member in the Register shall be entitled, without payment, to receive one certificate for all such shares of any one class or several certificates each for one or more of such shares of such class upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Board from time to time determines.

19. Share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

20. (1) Upon every transfer of shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

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21. If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Company may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where share warrants have been issued, no new share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.

LIEN

22. The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company shall also have a first and paramount lien on every share (not being a fully paid share) registered in the name of a Member (whether or not jointly with other Members) for all amounts of money presently payable by such Member or his estate to the Company whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any person other than such member, and whether the period for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member of the Company or not. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The Board may at any time, generally or in any particular case, waive any lien that has arisen or declare any share exempt in whole or in part, from the provisions of this Article.

23. Subject to these Articles, the Company may sell in such manner as the Board determines any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged nor until the expiration of fourteen (14) clear days after a notice in writing, stating and demanding payment of the sum presently payable, or specifying the liability or engagement and demanding fulfilment or discharge thereof and giving notice of the intention to sell in default, has been served on the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.

24. The net proceeds of the sale shall be received by the Company and applied in or towards payment or discharge of the debt or liability in respect of which the lien exists, so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person entitled to the share at the time of the sale. To give effect to any such sale the Board may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

25. Subject to these Articles and to the terms of allotment, the Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium), and each Member shall (subject to being given at least fourteen (14) clear days’ Notice specifying the time and place of payment) pay to the Company as required by such notice the amount called on his shares. A call may be extended, postponed or revoked in whole or in part as the Board determines but no member shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour.

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26. A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be made payable either in one lump sum or by instalments.

27. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect thereof or other moneys due in respect thereof.

28. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the amount unpaid from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding twenty per cent. (20%) per annum) as the Board may determine, but the Board may in its absolute discretion waive payment of such interest wholly or in part.

29. No Member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another Member) at any general meeting either personally or by proxy, or be reckoned in a quorum, or exercise any other privilege as a Member until all calls or instalments due by him to the Company, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid.

30. On the trial or hearing of any action or other proceedings for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the Member sued, in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

31. Any amount payable in respect of a share upon allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and payable on the date fixed for payment and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

32. On the issue of shares the Board may differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

33. The Board may, if it thinks fit, receive from any Member willing to advance the same, and either in money or money’s worth, all or any part of the moneys uncalled and unpaid or instalments payable upon any shares held by him and upon all or any of the moneys so advanced (until the same would, but for such advance, become presently payable) pay interest at such rate (if any) as the Board may decide. The Board may at any time repay the amount so advanced upon giving to such Member not less than one month’s Notice of its intention in that behalf, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced. Such payment in advance shall not entitle the holder of such share or shares to participate in respect thereof in a dividend subsequently declared.

FORFEITURE OF SHARES

34. (1) If a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ Notice:

(a) requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and

(b) stating that if the Notice is not complied with the shares on which the call was made will be liable to be forfeited.

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(2) If the requirements of any such Notice are not complied with, any share in respect of which such Notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture.

35. When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share. No forfeiture shall be invalidated by any omission or neglect to give such Notice.

36. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Articles to forfeiture will include surrender.

37. Any share so forfeited shall be deemed the property of the Company and may be sold, re-allotted or otherwise disposed of to such person, upon such terms and in such manner as the Board determines, and at any time before a sale, re-allotment or disposition the forfeiture may be annulled by the Board on such terms as the Board determines.

38. A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares but nevertheless shall remain liable to pay the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares, with (if the Directors shall in their discretion so require) interest thereon from the date of forfeiture until payment at such rate (not exceeding twenty per cent. (20%) per annum) as the Board determines. The Board may enforce payment thereof if it thinks fit, and without any deduction or allowance for the value of the forfeited shares, at the date of forfeiture, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares. For the purposes of this Article any sum which, by the terms of issue of a share, is payable thereon at a fixed time which is subsequent to the date of forfeiture, whether on account of the nominal value of the share or by way of premium, shall notwithstanding that time has not yet arrived be deemed to be payable at the date of forfeiture, and the same shall become due and payable immediately upon the forfeiture, but interest thereon shall only be payable in respect of any period between the said fixed time and the date of actual payment.

39. A declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share, and such declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the share, and the person to whom the share is disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the consideration (if any), nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale or disposal of the share. When any share shall have been forfeited, notice of the declaration shall be given to the Member in whose name it stood immediately prior to the forfeiture, and an entry of the forfeiture, with the date thereof, shall forthwith be made in the register, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or make any such entry.

40. Notwithstanding any such forfeiture as aforesaid the Board may at any time, before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, permit the shares forfeited to be bought back upon the terms of payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as it thinks fit.

41. The forfeiture of a share shall not prejudice the right of the Company to any call already made or instalment payable thereon.

42. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

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REGISTER OF MEMBERS

43. (1) The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a) the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b) the date on which each person was entered in the Register; and

(c) the date on which any person ceased to be a Member.

(2) The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

44. The Register and branch register of Members, as the case may be, shall be open to inspection for such times and on such days as the Board shall determine by Members without charge or by any other person, upon a maximum payment of US$2.50 or such other sum specified by the Board, at the Office or such other place at which the Register is kept in accordance with the Law or, if appropriate, upon a maximum payment of US$1.00 or such other sum specified by the Board at the Registration Office. The Register including any overseas or local or other branch register of Members may, after notice has been given by advertisement in an appointed newspaper or any other newspapers in accordance with the requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

RECORD DATES

45. For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board may fix, in advance, a date as the record date for any such determination of Members, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with these Articles notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If corporate action without a general meeting is to be taken, the record date for determining the Members entitled to express consent to such corporate action in writing, when no prior action by the Board is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its head office. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

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TRANSFER OF SHARES

46. Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

47. The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to the last preceding Article, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

48. (1) The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which the Company has a lien.

(2) The Board in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time transfer any share upon the Register to any branch register or any share on any branch register to the Register or any other branch register. In the event of any such transfer, the shareholder requesting such transfer shall bear the cost of effecting the transfer unless the Board otherwise determines.

(3) Unless the Board otherwise agrees (which agreement may be on such terms and subject to such conditions as the Board in its absolute discretion may from time to time determine, and which agreement the Board shall, without giving any reason therefor, be entitled in its absolute discretion to give or withhold), no shares upon the Register shall be transferred to any branch register nor shall shares on any branch register be transferred to the Register or any other branch register and all transfers and other documents of title shall be lodged for registration, and registered, in the case of any shares on a branch register, at the relevant Registration Office, and, in the case of any shares on the Register, at the Office or such other place at which the Register is kept in accordance with the Law.

49. Without limiting the generality of the last preceding Article, the Board may decline to recognise any instrument of transfer unless:-

(a) a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b) the instrument of transfer is in respect of only one class of share;

(c) the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Law or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(d) if applicable, the instrument of transfer is duly and properly stamped.

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50. If the Board refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

51. The registration of transfers of shares or of any class of shares may, after notice has been given by advertisement in an appointed newspaper or any other newspapers or by any other means in accordance with the requirements of the Designated Stock Exchange to that effect be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

TRANSMISSION OF SHARES

52. If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal personal representatives where he was a sole or only surviving holder, will be the only persons recognised by the Company as having any title to his interest in the shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share which had been solely or jointly held by him.

53. Any person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the share or to have some person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registration Office or Office, as the case may be, to that effect. If he elects to have another person registered he shall execute a transfer of the share in favour of that person. The provisions of these Articles relating to the transfer and registration of transfers of shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.

54. A person becoming entitled to a share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such share until such person shall become the registered holder of the share or shall have effectually transferred such share, but, subject to the requirements of Article 75(2) being met, such a person may vote at meetings.

UNTRACEABLE MEMBERS

55. (1) Without prejudice to the rights of the Company under paragraph (2) of this Article, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

(2) The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a) all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles of the Company have remained uncashed;

(b) so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c) the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the

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requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

(3) To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

GENERAL MEETINGS

56. An annual general meeting of the Company shall be held in each year other than the year of the Company’s incorporation at such time and place as may be determined by the Board.

57. Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board.

58. Only a majority of the Board or the Chairman of the Board may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.

NOTICE OF GENERAL MEETINGS

59. (1) An annual general meeting and any extraordinary general meeting may be called by not less than ten (10) clear days’ Notice but a general meeting may be called by shorter notice, subject to the Law, if it is so agreed:

(a) in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(b) in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent. (95%) in nominal value of the issued shares giving that right.

(2) The notice shall specify the time and place of the meeting and, in case of special business, the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors and the Auditors.

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60. The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

61. (1) All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting, with the exception of:

(a) the declaration and sanctioning of dividends;

(b) consideration and adoption of the accounts and balance sheet and the reports of the Directors and Auditors and other documents required to be annexed to the balance sheet;

(c) the election of Directors;

(d) appointment of Auditors (where special notice of the intention for such appointment is not required by the Law) and other officers;

(e) the fixing of the remuneration of the Auditors, and the voting of remuneration or extra remuneration to the Directors;

(f) the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued shares in the capital of the Company representing not more than 20 per cent. (20%) in nominal value of its existing issued share capital; and

(g) the granting of any mandate or authority to the Directors to repurchase securities of the Company.

(2) No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, five (5) Members entitled to vote and present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting shall form a quorum for all purposes.

62. If within thirty (30) minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

63. The chairman of the Company shall preside as chairman at every general meeting. If at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or by proxy and entitled to vote shall elect one of their number to be chairman.

64. The chairman may adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might lawfully have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment.

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65. If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

VOTING

66. Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one vote for every fully paid share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share. Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house (or its nominee(s)), each such proxy shall have one vote on a show of hands. A resolution put to the vote of a meeting shall be decided on a show of hands unless voting by way of a poll is required by he rules of the Designated Stock Exchange or (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded:

(a) by the chairman of such meeting; or

(b) by at least three Members present in person or in the case of a Member being a corporation by its duly authorised representative or by proxy for the time being entitled to vote at the meeting; or

(c) by a Member or Members present in person or in the case of a Member being a corporation by its duly authorised representative or by proxy and representing not less than one-tenth of the total voting rights of all Members having the right to vote at the meeting; or

(d) by a Member or Members present in person or in the case of a Member being a corporation by its duly authorised representative or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right; or

(e) if required by the rules of the Designated Stock Exchange, by any Director or Directors who, individually or collectively, hold proxies in respect of shares representing five per cent. (5%) or more of the total voting rights at such meeting.

A demand by a person as proxy for a Member or in the case of a Member being a corporation by its duly authorised representative shall be deemed to be the same as a demand by a Member.

67. Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

68. If a poll is duly demanded the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Company shall only be required to disclose the voting figures on a poll if such disclosure is required by the rules of the Designated Stock Exchange.

69. A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner (including the use of ballot or voting papers or tickets) and either forthwith or at such time (being not later than thirty (30) days after the date of

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the demand) and place as the chairman directs. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll not taken immediately.

70. The demand for a poll shall not prevent the continuance of a meeting or the transaction of any business other than the question on which the poll has been demanded, and, with the consent of the chairman, it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

71. On a poll votes may be given either personally or by proxy.

72. A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

73. All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Law. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

74. Where there are joint holders of any share any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Several executors or administrators of a deceased Member in whose name any share stands shall for the purposes of this Article be deemed joint holders thereof.

75. (1) A Member who is a patient for any purpose relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court, and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as if he were the registered holder of such shares for the purposes of general meetings, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office, head office or Registration Office, as appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting, or adjourned meeting or poll, as the case may be.

(2) Any person entitled under Article 53 to be registered as the holder of any shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight (48) hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Board of his entitlement to such shares, or the Board shall have previously admitted his right to vote at such meeting in respect thereof.

76. No Member shall, unless the Board otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he is duly registered and all calls or other sums presently payable by him in respect of shares in the Company have been paid.

77. If:

(a) any objection shall be raised to the qualification of any voter; or

(b) any votes have been counted which ought not to have been counted or which might have been rejected; or

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(c) any votes are not counted which ought to have been counted;

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES

78. Any Member entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person as his proxy to attend and vote instead of him. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a Member. In addition, a proxy or proxies representing either a Member who is an individual or a Member which is a corporation shall be entitled to exercise the same powers on behalf of the Member which he or they represent as such Member could exercise.

79. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorised to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.

80. The instrument appointing a proxy and (if required by the Board) the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, shall be delivered to such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified at the Registration Office or the Office, as may be appropriate) not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than twenty-four (24) hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date. Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.

81. Instruments of proxy shall be in any common form or in such other form as the Board may approve (provided that this shall not preclude the use of the two-way form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

82. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have

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been received by the Company at the Office or the Registration Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) two hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

83. Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATIONS ACTING BY REPRESENTATIVES

84. (1) Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.

(2) If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of the shares of the Company held by the clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

(3) Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.

NO ACTION BY WRITTEN RESOLUTIONS OF MEMBERS

85. Any action required or permitted to be taken at any annual or extraordinary general meetings of the Company may be taken only upon the vote of the Members at an annual or extraordinary general meeting duly noticed and convened in accordance with these Articles and the Law and may not be taken by written resolution of Members without a meeting.

BOARD OF DIRECTORS

86. (1) Unless otherwise determined by the Company in general meeting, during the period commencing from the date on which these Articles are duly adopted and ending on December 31, 2010, the Board and the board of directors of KL will consist of nine (9) Directors, being four (4) Directors nominated by the Mr. LIU Gexin, two (2) Directors nominated by the Current Co-Chief Executive Officers and three (3) independent non-executive directors, two (2) of whom shall be recommended by the Mr. LIU Gexin and one (1) shall be recommended by the Current Co-Chief Executive Officers, provided that, the three (3) independent non-executive Director candidates who are actually nominated shall be mutually agreed upon by the Mr. LIU Gexin and the Current Co-Chief Executive Officers. Once elected, a Director shall hold office until their successors are elected or appointed.

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(2) Subject to the Articles and the Law, the Company may by ordinary resolution elect any person to be a Director either to fill a casual vacancy.

[(3) Subject to the Articles and the Law and notwithstanding the fact that the number of Directors has fallen below the number specified by these Articles, the existing Directors shall, subject to Article 86(1), have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board. Any Director so appointed by the Board shall hold office for the respective term of office of the class to which the Director is appointed and shall then be eligible for re-election.]

(4) No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.

(5) Subject to any provision to the contrary in these Articles, a Director may be removed by way of an ordinary resolution of the Members at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement).

(6) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (5) above may be filled by the election or appointment by ordinary resolution of the Members at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

(7) The Company may from time to time in general meeting by ordinary resolution increase or reduce the number of Directors but so that the number of Directors shall never be less than seven (7).

RETIREMENT OF DIRECTORS

87. (1) Notwithstanding any other provisions in the Articles, at each annual general meeting one-third of the Directors for the time being (or, if their number is not a multiple of three (3), the number nearest to but not less than one-third) shall retire from office by rotation provided that every Director shall be subject to retirement at least once every three years.

(2) A retiring Director shall be eligible for re-election and shall continue to act as a Director throughout the meeting at which he retires. The Directors to retire by rotation shall include (so far as necessary to ascertain the number of directors to retire by rotation) any Director who wishes to retire and not to offer himself for re-election. Any further Directors so to retire shall be those of the other Directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot. Any Director appointed pursuant to Article 86(2) or Article 86(3) shall not be taken into account in determining which particular Directors or the number of Directors who are to retire by rotation.

88. No person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at any general meeting unless a Notice signed by a Member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also a Notice signed by the person to be proposed of his willingness to be elected shall have been lodged at the head office or at the Registration Office provided that the minimum length of the period, during which such Notice(s) are given, shall be at least seven (7) days and that the

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period for lodgment of such Notice(s) shall commence no earlier than the day after the dispatch of the notice of the general meeting appointed for such election and end no later than seven (7) days prior to the date of such general meeting.

DISQUALIFICATION OF DIRECTORS

89. The office of a Director shall be vacated if the Director:

(1) resigns his office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board;

(2) becomes of unsound mind or dies;

(3) without special leave of absence from the Board, is absent from meetings of the Board for six consecutive months and the Board resolves that his office be vacated; or

(4) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(5) is prohibited by law from being a Director; or

(6) ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

EXECUTIVE DIRECTORS

90. The Board may from time to time appoint any one or more of its body to be a managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the Company for such period (subject to their continuance as Directors) and upon such terms as the Board may determine and the Board may revoke or terminate any of such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director. A Director appointed to an office under this Article shall be subject to the same provisions as to removal as the other Directors of the Company, and he shall (subject to the provisions of any contract between him and the Company) ipso facto and immediately cease to hold such office if he shall cease to hold the office of Director for any cause.

91. Notwithstanding Articles 96, 97, 98 and 99, an executive director appointed to an office under Article 90 hereof shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the Board may from time to time determine, and either in addition to or in lieu of his remuneration as a Director.

ALTERNATE DIRECTORS

92. Any Director may at any time by Notice delivered to the Office or head office or at a meeting of the Directors appoint any person (including another Director) to be his alternate Director. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present. An alternate Director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate Director shall continue until the happening of any event which, if we were a Director, would cause him to vacate such office or if his appointer ceases for any reason to be a Director. Any appointment or removal of an alternate Director shall be effected by Notice signed by the appointor and delivered to the Office or head office or tendered at a meeting of the Board. An alternate Director may also be a Director in

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his own right and may act as alternate to more than one Director. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director save that as an alternate for more than one Director his voting rights shall be cumulative.

93. An alternate Director shall only be a Director for the purposes of the Law and shall only be subject to the provisions of the Law insofar as they relate to the duties and obligations of a Director when performing the functions of the Director for whom he is appointed in the alternative and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part, if any, of the remuneration otherwise payable to his appointor as such appointor may by Notice to the Company from time to time direct.

94. Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). If his appointor is for the time being absent from the People’s Republic of China or otherwise not available or unable to act, the signature of an alternate Director to any resolution in writing of the Board or a committee of the Board of which his appointor is a member shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.

95. An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director, however, such alternate Director or any other person may be re-appointed by the Directors to serve as an alternate Director PROVIDED always that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment of such alternate Director pursuant to these Articles which was in force immediately before his retirement shall remain in force as though he had not retired.

DIRECTORS’ FEES AND EXPENSES

96. The Directors shall receive such remuneration as the Board may from time to time determine. Each Director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the board or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of his duties as a Director./The ordinary remuneration of the Directors shall from time to time be determined by the Company in general meeting and shall (unless otherwise directed by the resolution by which it is voted) be divided amongst the Board in such proportions and in such manner as the Board may agree or, failing agreement, equally, except that any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office. Such remuneration shall be deemed to accrue from day to day.

97. Each Director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

98. Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra

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remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

99. The Board shall obtain the approval of the Company in general meeting before making any payment to any Director or past Director of the Company by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the Director is contractually entitled).

DIRECTORS’ INTERESTS

100. A Director may:

(a) hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b) act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c) continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in NASD Rules or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable law or the Company’s listing requirements, shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company.

101. Subject to the Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director

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holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 102 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined by Item 7.N of Form 20F promulgated by the SEC, shall require the approval of the Audit Committee.

102. A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a) he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b) he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

103. Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Company’s Designated Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

GENERAL POWERS OF THE DIRECTORS

104. (1) The business of the Company shall be managed and conducted by the Board, which may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by the Statutes or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to the provisions of the Statutes and of these Articles and to such regulations being not inconsistent with such provisions, as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

(2) Without prejudice to the general powers conferred by these Articles it is hereby expressly declared that the Board shall have the following powers:

(a) To give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration.

(b) To resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Law.

105. The Board may establish any regional or local boards or agencies for managing any of the affairs of the Company in any place, and may appoint any persons to be members of such local boards, or any managers or

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agents, and may fix their remuneration (either by way of salary or by commission or by conferring the right to participation in the profits of the Company or by a combination of two or more of these modes) and pay the working expenses of any staff employed by them upon the business of the Company. The Board may delegate to any regional or local board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the Board (other than its powers to make calls and forfeit shares), with power to sub-delegate, and may authorise the members of any of them to fill any vacancies therein and to act notwithstanding vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any person appointed as aforesaid, and may revoke or vary such delegation, but no person dealing in good faith and without notice of any such revocation or variation shall be affected thereby.

106. The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

107. The Board may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

108. Subject to the restrictions under Article 119A, all cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by the Chairman of the Board. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.

109. (1) The Board may establish or concur or join with other companies (being subsidiary companies of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s moneys to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit under the Company or any of its subsidiary companies) and ex-employees of the Company and their dependants or any class or classes of such person.

(2) The Board may pay, enter into agreements to pay or make grants of revocable or irrevocable pensions or other benefits to employees and ex-employees and their dependants, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their dependants are or may become entitled under any such scheme or fund as mentioned in the last preceding paragraph. Any such pension or benefit may, as the Board considers desirable, be granted to an employee either before and in anticipation of or upon or at any time after his actual retirement, and may be subject or not subject to any terms or conditions as the Board may determine.

BORROWING POWERS

110. The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the

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Company and, subject to the Law, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

111. Debentures, bonds and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.

112. Any debentures, bonds or other securities may be issued at a discount (other than shares), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

113. (1) Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.

(2) The Board shall cause a proper register to be kept, in accordance with the provisions of the Law, of all charges specifically affecting the property of the Company and of any series of debentures issued by the Company and shall duly comply with the requirements of the Law in regard to the registration of charges and debentures therein specified and otherwise.

PROCEEDINGS OF THE DIRECTORS

114. The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it considers appropriate. Questions arising at any meeting shall be determined by a majority of votes. In the case of any equality of votes the chairman of the meeting shall not have an additional or casting vote and the resolution shall fail.

115. A meeting of the Board may be convened by the Secretary on request of any two (2) Directors. The Secretary shall convene a meeting of the Board of which notice may be given in writing or by telephone or in such other manner as the Board may from time to time determine whenever he shall be required so to do by the president or chairman, as the case may be, or any two (2) Directors.

116. (1) The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be five (5). An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.

(2) Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.

(3) Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of such Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

117. The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in the Board but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning general meetings of the Company but not for any other purpose.

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118. The Chairman of the Board shall be the chairman of all meetings of the Board. If the Chairman of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

119. A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

119A. For the period from the Closing Date through and including December 31, 2010, no Director, officer, committee member, employee, agent of the Company or any of its subsidiaries or any of their respective delegates shall, without the affirmative consent or approval of at least 75% of all the Directors, take (whether in a single transaction or a series of related transactions), nor shall they cause or permit the Company or any of its subsidiaries to take, any of the following actions:

(1) the authorization, creation or issuance of any equity or debt securities, warrants, options or other rights to acquire shares of the Company or any of its subsidiaries, other than grants of securities, stock options or warrants to directors or employees of the Company or any of its subsidiaries pursuant to the Equity Incentive Plan and the issuance of shares upon the exercise of such options or warrants;

(2) the declaration or payment of a distribution or dividend with respect to any of the shares in the Company in excess of 25% of the Net Profts for any financial year, including, without limitation, the repurchase or redemption of any such shares or equity interest (or any warrants, options or other rights to acquire any such shares or equity interest);

(3) the merger, amalgamation or consolidation of the Company or any of its subsidiaries with any Person or any transaction in which the Company or any of its subsidiaries immediately before such transaction together with their Affiliates do not own or control at least a majority of the voting power of the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile);

(4) the sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of all or substantially all of the Assets and Properties of the Company or any of its subsidiaries(other than mortgages of Assets and Properties to banks to secure loans in the ordinary course of business consistent with past practice and sound business practice), or the purchase or other acquisition by the Company or any of its subsidiaries (whether individually or collectively) of all or substantially all of the Assets and Properties of another Person (except for such purchase or acquisition within the amount set forth in the annual business plan approved by the Board);

(5) the making of any joint venture or partnership arrangement, or the formation of any subsidiary, each involving capital commitment of RMB10,000,000 or more (except for such joint venture or partnership arrangement made or any subsidiary formed involving capital commitment within the amount set forth in the annual business plan approved by the Board), or any voluntary dissolution, winding-up, liquidation of any subsidiary;

(6) the reduction of the authorized share capital or the registered capital, as the case may be, of any subsidiaries of the Company;

(7) the effectuation of any recapitalization, reclassification, reorganization, split-off, spin-off, or filing for bankruptcy with respect to any subsidiaries of the Company;

(8) the approval or material amendment of the annual budget, business plan, or operating plan (including any capital expenditure budget, operating budget and financial plan) of the Company or KL;

(9) the incurrence of any indebtedness for borrowed money or the issuance, assumption, guarantee or creation of any liability for borrowed money, the aggregate outstanding amount of which at any given time equal to RMB30,000,000 or more unless such liability is incurred pursuant to the then current business plan;

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(10) any change in the size or composition of the Board of the Company and the board of directors of KL or any committee thereof;

(11) any material amendment to the terms of the Share Purchase Agreement, the Executive Employment Agreement and the Indemnification Agreement; or

(12) any material amendment to the Corporate Governance Rules then in effect.

120. (1) The Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee), consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.

(2) The Board shall, immediately following the Closing, establish an Audit Committee, a nomination committee and a compensation committee. Prior to December 31, 2010, each such committee shall consist of two (2) members, one being an independent non-executive director nominated based on the recommendation of the Mr. LIU Gexin and the other being the independent non-executive director nominated based on the recommendation of the Current Co-Chief Executive Officers. In any event that the two (2) members in any such committee fails to reach a consensus with respect to any matter, such matter shall be submitted to and decided by the Board by the affirmative consent or approval of 75% or more of all the members of the Board except that any such matter submitted by the nomination committee shall be decided by the consent or approval of 2/3 or more of all the members of the Board.

(3) All acts done by any such committee in conformity with such regulations, and in fulfilment of the purposes for which it was appointed, but not otherwise, shall have like force and effect as if done by the Board, and the Board (or if the Board delegates such power, the committee) shall have power to remunerate the members of any such committee, and charge such remuneration to the current expenses of the Company.

121. The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board under the last preceding Article, indicating, without limitation, any committee charter adopted by the Board for purposes or in respect of any such committee.

122. A resolution in writing signed by all the Directors except such as are temporarily unable to act through ill-health or disability shall (provided that such number is sufficient to constitute a quorum and further provided that a copy of such resolution has been given or the contents thereof communicated to all the Directors for the time being entitled to receive notices of Board meetings in the same manner as notices of meetings are required to be given by these Articles) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.

123. All acts bona fide done by the Board or by any committee or by any person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of such committee.

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AUDIT COMMITTEE

124. Without prejudice to the freedom of the Directors to establish any other committees and subject to the requirements under Article 120(2), for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the NASD Rules and the rules and regulations of the SEC.

125. (1) The Board shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

(2) The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

126. For so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest. Specially, the Audit Committee shall approve any transaction or transactions between the Company and any f the following parties: (i) any shareholder owning an interest in the voting power of the Company or any subsidiary of the Company that gives such shareholder significant influence over the Company or any subsidiary of the Company, (ii) any director or executive officer of the Company or any subsidiary of the Company and any relative of such director or executive officer, (iii) any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by any person described in (i) or (ii) or over which such a person is able to exercise significant influence, and (iv) any affiliate (other than a subsidiary) of the Company.

OFFICERS

127. (1) The officers of the Company shall consist of the Chairman of the Board, the Directors and Secretary and such additional officers (who may or may not be Directors) as the Board may from time to time determine, all of whom shall be deemed to be officers for the purposes of the Law and these Articles.

(2) The officers shall receive such remuneration as the Board may from time to time determine.

128. (1) The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.

(2) The Secretary shall attend all meetings of the Members and shall keep correct minutes of such meetings and enter the same in the proper books provided for the purpose. He shall perform such other duties as are prescribed by the Law or these Articles or as may be prescribed by the Board.

129. The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.

130. A provision of the Law or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.

REGISTER OF DIRECTORS AND OFFICERS

131. The Company shall cause to be kept in one or more books at its Office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other

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particulars as required by the Law or as the Directors may determine. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify to the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Law.

MINUTES

132. (1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a) of all elections and appointments of officers;

(b) of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c) of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2) Minutes shall be kept by the Secretary at the Office.

SEAL

133. (1) The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board or of a committee of the Board authorised by the Board in that behalf. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director and the Secretary or by two Directors or by such other person (including a Director) or persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature. Every instrument executed in manner provided by this Article shall be deemed to be sealed and executed with the authority of the Board previously given.

(2) Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.

AUTHENTICATION OF DOCUMENTS

134. Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with

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the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

135. (1) The Company shall be entitled to destroy the following documents at the following times:

(a) any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

(b) any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

(c) any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

(d) any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

(e) copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that: (1) the foregoing provisions of this Article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim; (2) nothing contained in this Article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (1) above are not fulfilled; and (3) references in this Article to the destruction of any document include references to its disposal in any manner.

(2) Notwithstanding any provision contained in these Articles, the Board may, if permitted by applicable law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of paragraph (1) of this Article and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

DIVIDENDS AND OTHER PAYMENTS

136. Subject to the Law, the Company in general meeting or the Board may from time to time declare dividends in any currency to be paid to the Members but no dividend shall be declared in excess of the amount recommended by the Board.

137. Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

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138. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this Article as paid up on the share; and

(b) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

139. The Board may from time to time pay to the Members such interim dividends as appear to the Board to be justified by the profits of the Company and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that the Board acts bona fide the Board shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on any shares of the Company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.

140. The Board may deduct from any dividend or other moneys payable to a Member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

141. No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

142. Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his address as appearing in the Register or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

143. All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

144. Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all

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parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

145. (1) Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:

(a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the Members entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:

(i) the basis of any such allotment shall be determined by the Board;

(ii) the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii) the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv) the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised (“the non-elected shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the non-elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the non-elected shares on such basis; or

(b) that the Members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:

(i) the basis of any such allotment shall be determined by the Board;

(ii) the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii) the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv) the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised (“the elected shares”) and in lieu thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided

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profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the elected shares on such basis.

(2) (a) The shares allotted pursuant to the provisions of paragraph (1) of this Article shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Article in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Article shall rank for participation in such distribution, bonus or rights.

(b) The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Article, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Board may authorise any person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

(3) The Company may upon the recommendation of the Board by ordinary resolution resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Article a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

(4) The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Article shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

(5) Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Board, may specify that the same shall be payable or distributable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

RESERVES

146. (1) The Board shall establish an account to be called the share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Board may apply the share premium account in any manner permitted by the Law. The Company shall at all times comply with the provisions of the Law in relation to the share premium account.

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(2) Before recommending any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to distribute.

CAPITALISATION

147. The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of Members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the footing that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such Members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article, a share premium account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid.

148. The Board may settle, as it considers appropriate, any difficulty arising in regard to any distribution under the last preceding Article and in particular may issue certificates in respect of fractions of shares or authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

SUBSCRIPTION RIGHTS RESERVE

149. The following provisions shall have effect to the extent that they are not prohibited by and are in compliance with the Law:

(1) If, so long as any of the rights attached to any warrants issued by the Company to subscribe for shares of the Company shall remain exercisable, the Company does any act or engages in any transaction which, as a result of any adjustments to the subscription price in accordance with the provisions of the conditions of the warrants, would reduce the subscription price to below the par value of a share, then the following provisions shall apply:

(a) as from the date of such act or transaction the Company shall establish and thereafter (subject as provided in this Article) maintain in accordance with the provisions of this Article a reserve (the “Subscription Rights Reserve”) the amount of which shall at no time be less than the sum which for the time being would be required to be capitalised and applied in paying up in full the nominal amount of the additional shares required to be issued and allotted credited as fully paid pursuant to sub-paragraph (c) below on the exercise in full of all the subscription rights outstanding and shall apply the Subscription Rights Reserve in paying up such additional shares in full as and when the same are allotted;

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(b) the Subscription Rights Reserve shall not be used for any purpose other than that specified above unless all other reserves of the Company (other than share premium account) have been extinguished and will then only be used to make good losses of the Company if and so far as is required by law;

(c) upon the exercise of all or any of the subscription rights represented by any warrant, the relevant subscription rights shall be exercisable in respect of a nominal amount of shares equal to the amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be the relevant portion thereof in the event of a partial exercise of the subscription rights) and, in addition, there shall be allotted in respect of such subscription rights to the exercising warrantholder, credited as fully paid, such additional nominal amount of shares as is equal to the difference between:

(i) the said amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be, the relevant portion thereof in the event of a partial exercise of the subscription rights); and

(ii) the nominal amount of shares in respect of which such subscription rights would have been exercisable having regard to the provisions of the conditions of the warrants, had it been possible for such subscription rights to represent the right to subscribe for shares at less than par and immediately upon such exercise so much of the sum standing to the credit of the Subscription Rights Reserve as is required to pay up in full such additional nominal amount of shares shall be capitalised and applied in paying up in full such additional nominal amount of shares which shall forthwith be allotted credited as fully paid to the exercising warrantholders; and

(d) if, upon the exercise of the subscription rights represented by any warrant, the amount standing to the credit of the Subscription Rights Reserve is not sufficient to pay up in full such additional nominal amount of shares equal to such difference as aforesaid to which the exercising warrantholder is entitled, the Board shall apply any profits or reserves then or thereafter becoming available (including, to the extent permitted by law, share premium account) for such purpose until such additional nominal amount of shares is paid up and allotted as aforesaid and until then no dividend or other distribution shall be paid or made on the fully paid shares of the Company then in issue. Pending such payment and allotment, the exercising warrantholder shall be issued by the Company with a certificate evidencing his right to the allotment of such additional nominal amount of shares. The rights represented by any such certificate shall be in registered form and shall be transferable in whole or in part in units of one share in the like manner as the shares for the time being are transferable, and the Company shall make such arrangements in relation to the maintenance of a register therefor and other matters in relation thereto as the Board may think fit and adequate particulars thereof shall be made known to each relevant exercising warrantholder upon the issue of such certificate.

(2) Shares allotted pursuant to the provisions of this Article shall rank pari passu in all respects with the other shares allotted on the relevant exercise of the subscription rights represented by the warrant concerned. Notwithstanding anything contained in paragraph (1) of this Article, no fraction of any share shall be allotted on exercise of the subscription rights.

(3) The provision of this Article as to the establishment and maintenance of the Subscription Rights Reserve shall not be altered or added to in any way which would vary or abrogate, or which would have the effect of varying or abrogating the provisions for the benefit of any warrantholder or class of warrantholders under this Article without the sanction of a special resolution of such warrantholders or class of warrantholders.

(4) A certificate or report by the auditors for the time being of the Company as to whether or not the Subscription Rights Reserve is required to be established and maintained and if so the amount thereof so required to be established and maintained, as to the purposes for which the Subscription Rights Reserve has been used, as to the extent to which it has been used to make good losses of the Company, as to the

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additional nominal amount of shares required to be allotted to exercising warrantholders credited as fully paid, and as to any other matter concerning the Subscription Rights Reserve shall (in the absence of manifest error) be conclusive and binding upon the Company and all warrantholders and shareholders.

ACCOUNTING RECORDS

150. The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Law or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

151. The accounting records shall be kept at the Office or, at such other place or places as the Board decides and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any accounting record or book or document of the Company except as conferred by law or authorised by the Board or the Company in general meeting.

152. Subject to Article 153, a printed copy of the Directors’ report, accompanied by the balance sheet and profit and loss account, including every document required by law to be annexed thereto, made up to the end of the applicable financial year and containing a summary of the assets and liabilities of the Company under convenient heads and a statement of income and expenditure, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto at least ten (10) days before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 56 provided that this Article shall not require a copy of those documents to be sent to any person whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

153. Subject to due compliance with all applicable Statutes, rules and regulations, including, without limitation, the rules of the Designated Stock Exchange, and to obtaining all necessary consents, if any, required thereunder, the requirements of Article 152 shall be deemed satisfied in relation to any person by sending to the person in any manner not prohibited by the Statutes, a summary financial statement derived from the Company’s annual accounts and the directors’ report which shall be in the form and containing the information required by applicable laws and regulations, provided that any person who is otherwise entitled to the annual financial statements of the Company and the directors’ report thereon may, if he so requires by notice in writing served on the Company, demand that the Company sends to him, in addition to a summary financial statement, a complete printed copy of the Company’s annual financial statement and the directors’ report thereon.

154. The requirement to send to a person referred to in Article 152 the documents referred to in that article or a summary financial report in accordance with Article 153 shall be deemed satisfied where, in accordance with all applicable Statutes, rules and regulations, including, without limitation, the rules of the Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 152 and, if applicable, a summary financial report complying with Article 153, on the Company’s computer network or in any other permitted manner (including by sending any form of electronic communication), and that person has agreed or is deemed to have agreed to treat the publication or receipt of such documents in such manner as discharging the Company’s obligation to send to him a copy of such documents.

AUDIT

155. Subject to applicable law and rules of the Designated Stock Exchange:

(1) At the annual general meeting or at a subsequent extraordinary general meeting in each year, the Members shall appoint an auditor to audit the accounts of the Company and such auditor shall hold office

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until the Members appoint another auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall, during his continuance in office, be eligible to act as an auditor of the Company.

(2) A person, other than a retiring Auditor, shall not be capable of being appointed Auditor at an annual general meeting unless notice in writing of an intention to nominate that person to the office of Auditor has been given not less than fourteen (14) days before the annual general meeting and furthermore, the Company shall send a copy of any such notice to the retiring Auditor.

(3) The Members may, at any general meeting convened and held in accordance with these Articles, by special resolution remove the Auditor at any time before the expiration of his term of office and shall by ordinary resolution at that meeting appoint another Auditor in his stead for the remainder of his term.

156. Subject to the Law the accounts of the Company shall be audited at least once in every year.

157. The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.

158. If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

159. The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto; and he may call on the Directors or officers of the Company for any information in their possession relating to the books or affairs of the Company.

160. The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

NOTICES

161. Any Notice or document, whether or not, to be given or issued under these Articles from the Company to a Member shall be in writing or by cable, telex or facsimile transmission message or other form of electronic transmission or communication and any such Notice and document may be served or delivered by the Company on or to any Member either personally or by sending it through the post in a prepaid envelope addressed to such Member at his registered address as appearing in the Register or at any other address supplied by him to the Company for the purpose or, as the case may be, by transmitting it to any such address or transmitting it to any telex or facsimile transmission number or electronic number or address or website supplied by him to the Company for the giving of Notice to him or which the person transmitting the notice reasonably and bona fide believes at the relevant time will result in the Notice being duly received by the Member or may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange or, to the extent permitted by the applicable laws, by placing it on the Company’s website and giving to the member a notice stating that the notice or other document is available there (a “notice of availability”).

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The notice of availability may be given to the Member by any of the means set out above. In the case of joint holders of a share all notices shall be given to that one of the joint holders whose name stands first in the Register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders.

162. Any Notice or other document:

(a) if served or delivered by post, shall where appropriate be sent by airmail and shall be deemed to have been served or delivered on the day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board that the envelope or wrapper containing the notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(b) if sent by electronic communication, shall be deemed to be given on the day on which it is transmitted from the server of the Company or its agent. A notice placed on the Company’s website is deemed given by the Company to a Member on the day following that on which a notice of availability is deemed served on the Member;

(c) if served or delivered in any other manner contemplated by these Articles, shall be deemed to have been served or delivered at the time of personal service or delivery or, as the case may be, at the time of the relevant despatch or transmission; and in proving such service or delivery a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board as to the act and time of such service, delivery, despatch or transmission shall be conclusive evidence thereof; and

(d) may be given to a Member either in the English language or the Chinese language, subject to due compliance with all applicable Statutes, rules and regulations.

163. (1) Any Notice or other document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such Notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

(2) notice may be given by the Company to the person entitled to a share in consequence of the death, mental disorder or bankruptcy of a Member by sending it through the post in a prepaid letter, envelope or wrapper addressed to him by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death, mental disorder or bankruptcy had not occurred.

(3) any person who by operation of law, transfer or other means whatsoever shall become entitled to any share shall be bound by every notice in respect of such share which prior to his name and address being entered on the Register shall have been duly given to the person from whom he derives his title to such share.

SIGNATURES

164. For the purposes of these Articles, a cable or telex or facsimile or electronic transmission message purporting to come from a holder of shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of shares from a director or the secretary thereof or a duly appointed attorney or duly authorised

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representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received.

WINDING UP

165. (1) The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(2) A resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution.

166. (1) Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

(2) If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Law, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

(3) In the event of winding-up of the Company in the People’s Republic of China, every Member of the Company who is not for the time being in the People’s Republic of China shall be bound, within 14 days after the passing of an effective resolution to wind up the Company voluntarily, or the making of an order for the winding-up of the Company, to serve notice in writing on the Company appointing some person resident in the People’s Republic of China and stating that person’s full name, address and occupation upon whom all summonses, notices, process, orders and judgments in relation to or under the winding-up of the Company may be served, and in default of such nomination the liquidator of the Company shall be at liberty on behalf of such Member to appoint some such person, and service upon any such appointee, whether appointed by the Member or the liquidator, shall be deemed to be good personal service on such Member for all purposes, and, where the liquidator makes any such appointment, he shall with all convenient speed give notice thereof to such Member by advertisement as he shall deem appropriate or by a registered letter sent through the post and addressed to such Member at his address as appearing in the register, and such notice shall be deemed to be service on the day following that on which the advertisement first appears or the letter is posted.

INDEMNITY

167. (1) The Directors, Secretary and other officers and every Auditor for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company

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and everyone of them, and everyone of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

(2) Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director.

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

AND NAME OF COMPANY

168. No Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a special resolution of the Members. A special resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

INFORMATION

169. No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.

BUSINESS COMBINATION

170. Notwithstanding any other provision of these Articles, the following provisions (1) through (6) shall apply during the period commencing upon the adoption of these Articles and terminating upon the consummation of any “Business Combination” and may not be amended prior to the consummation of a business combination. A “Business Combination” shall mean the acquisition by the Company, whether by stock exchange, asset or stock acquisition or other similar type of transaction, of a company (“Target Business”) which is an operating business having its primary operations in the People’s Republic of China. In the event of any conflict between this Article and any other Article, the provisions of this Article shall prevail.

(1) Prior to the consummation of any Business Combination, the Company shall submit such Business Combination to its Members for approval regardless of whether the Business Combination is of a type which normally would require such Member approval under the Law. In the event that a majority of the ordinary shares voted for the Business Combination vote for the approval of the Business Combination, the Company shall be authorized to consummate the Business Combination; provided that the Company shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares (defined below) exercise their redemption rights described in paragraph B below.

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(2) Prior to the consummation of any Business Combination the Company shall not designate or issue preference shares without the prior written consent of the managing underwriter of the IPO (as defined below).

(3) In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Company, any Member holding ordinary shares issued to persons who are not officers, directors or ten percent or greater Members or the affiliates of any of them in the Company initial public offering (“IPO”) of securities (the “IPO Shares”) who voted against the Business Combination may, contemporaneous with such vote, redeem his IPO Shares to cash. If so demanded, the Company shall repurchase such shares at a per share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below) inclusive of any interest thereon, as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Company at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

(4) In the event that the Company does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the “Termination Date”), the Director shall take all such action necessary to dissolve and liquidate the Company within sixty days of the Termination Date. In the event that the Company is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Company shall pay no liquidating distributions with respect to any other outstanding securities of the Company.

(5) A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Company or in the event he redeems his IPO shares in accordance with paragraph (2), above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

(6) The Board shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of these Articles, the Class C Directors shall by resolution classify themselves as Class A, Class B and Class C Directors. The Directors in Class A shall be elected for a term expiring at the first annual general meeting of Members, the Directors in Class B shall be elected for a term expiring at the second annual general meeting of members and the Directors in Class C shall be elected for a term expiring at the third annual general meeting of Members. Commencing at the first annual general meeting of Members, and at each annual meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting of Members after their election. Except as the Law may otherwise require, in the interim between annual general meetings of Members or an extraordinary general meeting of Members called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the Board, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

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Annex E

CHARTER OF THE AUDIT COMMITTEE

SHANGHAI CENTURY ACQUISITION CORPORATION

AUTHORITY AND PURPOSE

The Audit Committee of Shanghai Century Acquisition Corporation (the “Company”) is appointed by the Company’s Board of Directors (the “Board”) to oversee the accounting and financial reporting processes, internal controls over financial reporting and audits of the financial statements of the Company. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s Memorandum and Articles of Association and applicable law.

The Company shall provide the Committee with appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for the payments of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any independent advisers retained by the Committee in carrying out its duties; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

STATEMENT OF POLICY

The Committee shall oversee the accounting and financial reporting processes, internal controls over financial reporting and audits of the financial statements of the Company. In so doing, the Committee shall endeavor to maintain free and open means of communication among the directors, the independent auditors and the financial management of the Company. In addition, the Committee shall review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers (the “NASD”) applicable to a Nasdaq or American Stock Exchange listed issuer, as applicable.

COMMITTEE STRUCTURE AND MEMBERSHIP

The Committee shall be comprised of two or more directors, as determined by a majority of the Board. The Committee members shall be designated by the Board, and any director of the Board may summon a meeting and nominate a member for the Committee, subject to the provisions of the Company’s Memorandum and Articles of Association. The term of each member shall extend until the earlier of the date a majority of the Board determines to remove such member, the member resigns from the Committee or the member ceases to be a director of the Company for whatever reason. If a vacancy on the Committee arises and a suitable replacement candidate agrees to join the Committee, such vacancy shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy or by action taken by unanimous written consent of the Board. The Board shall use its best efforts to fill any such vacancy within three months of the date the vacancy arises. The members of the Committee may be removed by a majority vote of the Board.

Each member of the Committee shall be an independent director. For purposes hereof, an “independent director” shall be one:

1. who accepts no consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Company,

2. who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, and

3. who otherwise satisfies the then current laws applicable to members of the audit committee of the Company and the listing rules of any securities exchange or securities quotation system on which any of the Company’s securities are listed, including, without limitation, the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under the Securities and Exchange Act of 1934, as amended, subject to the exemptions provided in Rule 10A-3(c) under the Act, and the National Association of Securities Dealers Marketplace Rules and the American Stock Exchange rules, as applicable.

The Board shall use its best efforts to ensure that at least one member of the Committee shall be a “financial expert,” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, having an understanding of generally accepted accounting principles and financial statements, experience in the preparation or auditing of financial statements of companies generally comparable to the Company, experience in the application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves, experience with internal controls over financial reporting and an understanding of audit committee functions.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the National Association of Securities Dealers (the “NASD”) applicable to a Nasdaq or American Stock Exchange listed issuer, as applicable. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditor.

RESPONSIBILITIES

The Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Company’s stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In meeting its responsibilities, the Committee is expected to:

1. Review and reassess the adequacy of this Charter annually.

2. With respect to the Company’s independent auditors:

a. Appoint the Company’s independent auditors, determine its compensation and oversee its work. The Committee shall preapprove all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Company and consider whether such services are permissible under applicable law. The Committee may delegate to one or more designated Committee members the authority to grant preapprovals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Company’s stockholders.

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b. Review the independence of the independent auditors, including a review of management consulting services provided by the independent auditors and related fees. The Committee shall require the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Company consistent with the rules of the NASD applicable to a Nasdaq or American Stock Exchange listed issuer, as applicable, and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors.

3. Review with management: (i) the scope and responsibilities of an internal audit department, (ii) the appointment, replacement, reassignment or dismissal of an internal audit department manager or director, (iii) the qualifications and experience of any staff of the internal audit department at or above the level of manager, (iv) the internal audit function for performance, sufficiency and effectiveness, (v) the annual budget and work plan for the internal audit department, (vi) the persons within the Company’s senior management and the Committee to whom the internal audit department manager or director shall directly report, (vii) the nature and frequency of reports from the internal audit department manager or director to the Company’s senior management and the Committee and (viii) the internal audit department’s interaction with the independent auditors in developing and implementing the audit plan. The Committee shall work with management to reach a consensus on the foregoing.

4. Review and discuss with management, before release: (i) the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K or Form 20-F and (ii) if deemed appropriate by the Committee, any other publicly disclosed financial information of the Company, including without limitation quarterly earnings press releases. The Committee shall also make a recommendation to the Board whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K or Form 20-F.

5. In consultation with management, cooperate with, and to the extent deemed appropriate by the members of the Committee, oversee, the members of any internal disclosure control task force or other group within the Company which is charged with gathering information for the Company’s public reports and filings, considering the materiality of such information and determining disclosure obligations, and consider and respond to any issues and deficiencies relating to the Company’s disclosure controls and procedures which are identified by management or such internal group.

6. The Committee shall discuss with management, the internal auditors and the independent auditors management’s process for assessing the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, including any significant deficiencies or material weaknesses identified.

7. Review and discuss with management the Company’s disclosure in its filings with the Securities and Exchange Commission prepared pursuant Section 302 of the Sarbanes-Oxley Act of 2002.

8. In consultation with the independent auditors, the internal audit department, if any, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

a. The Company’s annual financial statements and related notes.

b. The independent auditors’ audit of the financial statements and their report thereon, including the scope of the audit of the Company’s internal controls over financial reporting and financial statements.

c. The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

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d. Any deficiency in, or suggested improvement to, the procedures or practices employed by the Company as reported by the independent auditors in their annual management letter.

9. Periodically and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the independent auditors, the internal audit department, if any, and/or management, to consider and review the following:

a. Any significant changes required in the independent auditors’ audit plan or auditing and accounting principles.

b. Any difficulties or disputes with management encountered during the course of the audit.

c. The adequacy of the Company’s system of internal controls over financial reporting.

d. The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company’s financial statements.

e. Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

f. Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

10. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

11. Obtain from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

12. Ensure that the Company has implemented adequate procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls over financial reporting or auditing matters and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. Such procedures are set forth in the Company’s Code of Business Conduct (the “Code”). The Committee shall observe such procedures and any other related procedures which the Committee may establish from time to time.

13. Cooperate with the Company in preparing any reports of the Committee it intends to include in a proxy statement and any other reports required by applicable securities laws.

14. Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

15. Report through its chairperson to the directors following meetings of the Committee.

16. Maintain minutes or other records of meetings and activities of the Committee.

17. Review the rationale for employing audit firms other than the principal independent auditors; and, where an additional audit firm has been employed, review the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

18. Meet periodically with or interview, in separate sessions, the chief financial officer, the senior internal auditing executive and the independent audit firm engagement partner.

Additional Duties & Responsibilities

19. Unless the Board shall designate another committee to handle such matters, on at least a quarterly basis, the Chief Executive Officer or Chief Financial Officer of the Company shall report to the Committee any reports or complaints they have received regarding: (i) actual or potential violations of the Code, (ii) matters related to accounting, internal controls over financial reporting or audits, (iii) corporate fraud, (iv) violations of law (even if deemed to be immaterial), (v) any compliance issues regarding the Code and

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(vi) confidential, anonymous submissions by employees of the Company regarding questionable accounting or auditing matters. The Committee shall evaluate each such matter in consultation with management and determine appropriate actions, if any, to take, in accordance with the Code.

20. The Committee shall review and discuss accounting pronouncements, initiatives and proposed rule changes relevant to the Company.

21. The Committee shall review on an annual basis any policies adopted by the Committee, including its policy, if any, regarding the pre-approval of audit and non-audit services.

22. The Committee shall review on an annual basis the performance of the Committee, and report to the Board the results of such review. The review shall be conducted in such manner as the Committee deems appropriate.

23. Review and approve related party transactions in accordance with the Company’s Related Party Transactions Procedures, unless a member of the Committee is involved in the related party transaction in which case the transaction shall be reviewed by the disinterested independent directors as provided in such procedures.

24. Meet periodically with management to review the adequacy and effectiveness of the Code.

Structure and Meetings

The Committee shall conduct its business and meetings in accordance with this Charter, the Company’s Memorandum and Articles of Association and any direction set forth by the Board. The chairperson of the Committee shall be designated by the Board or, in the absence of such a designation, by a majority of the Members. The designated chairperson shall preside at each meeting of the Committee and, in consultation with the other Members, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. In the absence of the designated chairperson at any meeting of the Committee, the Members present at such meeting shall designate a chairperson pro tem to serve in that capacity for the purposes of such meeting (not to include any adjournment thereof) by majority vote. The chairperson (other than a chairperson pro tem) shall ensure that the agenda for each meeting is distributed to each member in advance of the applicable meeting.

The Committee shall meet as often as it determines to be necessary and appropriate, but not less than four times each year. The Committee may establish its own schedule, provided that it shall provide such schedule to the Board in advance. Special meetings of the Committee may be called by or at the request of any member of the Committee, any of the Company’s executive officers, the head of the Company’s internal audit department, or the independent auditor, in each case on at least twenty-four hours notice to each member.

A majority of the appointed members, but not less than two (2) members, shall constitute a quorum for the transaction of business. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

Appropriate officers and internal audit and financial personnel of the Company may attend any meeting of the Committee, except for portions of such meetings where the presence of such officers or personnel would be inappropriate, as determined by the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel, internal audit provider or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may hold separate executive sessions with management, the independent auditor and/or the Company’s internal audit provider, as appropriate.

5

Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all Members consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Minutes

The Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

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Annex F

CHARTER OF THE NOMINATING COMMITTEE

SHANGHAI CENTURY ACQUISITION CORPORATION

AUTHORITY AND PURPOSE

The Nominating Committee of Shanghai Century Acquisition Corporation (the “Company”) is appointed by the Company’s Board of Directors (the “Board”) to assist the Board in selecting nominees for election to the Board and to monitor the composition of the Board. The Nominating Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe.

The purpose of the Committee shall be to assess the performance of the Board and to make recommendations to the Board from time to time, or whenever it shall be called upon to do so, regarding nominees for the Board. All powers of the Committee are subject to the restrictions designated in the Company’s Bylaws and by applicable law.

COMMITTEE MEMBERSHIP

The Committee members (the “Members”) shall be appointed by the Board and will serve at the discretion of the Board. The Committee will consist of such number of directors as shall be determined by the Board. Unless the Board elects otherwise, each member of the Committee shall meet the independence requirements of the Nasdaq Marketplace Rules or the rules of the American Stock Exchange, as applicable, and any other regulatory requirements. Unless otherwise directed by the Board, each member shall serve until such member ceases to serve as a member of the Board, or until his or her successor has been duly appointed by the Board.

DUTIES AND RESPONSIBILITIES

The duties of the Committee shall include, without limitation, the following:

(1) Monitoring the size and composition of the Board.

(2) Considering and making recommendations to the Board with respect to the nominations or elections of directors of the Company.

In considering potential new directors and officers, the Committee will review individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are broad experience in business, finance or administration; familiarity with national and international business matters; familiarity with the Company’s industry; and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the Board’s attention, there is the further consideration of whether the individual has the time available to devote to the work of the Board and one or more of its committees.

A review is also to be made of the activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on the Board. In making its selection, the Committee will bear in mind that the foremost responsibility of a director of a Company is to represent the interests of the shareholders as a whole.

The Committee shall periodically review and reassess the adequacy of this Charter and propose any changes to the Board for approval.

STRUCTURE AND MEETINGS

The Committee shall conduct its business in accordance with this Charter, the Company’s Memorandum and Articles of Association, and any direction set forth by the Board. The Committee shall report, at least annually, to the Board. Prior to the annual meeting of shareholders, the Committee will recommend to the Board the persons who will be the nominees of the Board of Directors for the election of whom the Board will solicit proxies. As part of this process, the Committee will consider candidates recommended by shareholders of the Company.

The Committee shall meet as often as it determines to be necessary and appropriate, but not less than once each year. The Committee may establish its own schedule which it will provide to the Board in advance. Special meetings of the Committee may be called by or at the request of any member of the Committee or any of the Company’s executive officers, in each case on at least forty-eight hours notice to each member unless such notice period is waived by the members of the Committee.

A majority of the appointed members, but not less than two (2) members, shall constitute a quorum for the transaction of business. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

MINUTES

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

2

Annex G

CHARTER OF THE COMPENSATION COMMITTEE

SHANGHAI CENTURY ACQUISITION CORPORATION

AUTHORITY AND PRUPOSE

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Shanghai Century Acquisition Corporation (the “Company”) to: (a) assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers; and (b) to produce an annual report on executive officer compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations. The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s Bylaws and by applicable law.

COMMITTEE MEMBERSHIP

Committee members shall be elected by the Board at the annual meeting of the Board of Directors and shall serve until their successors shall be duly elected and qualified. Committee members may be removed at any time by vote of the Board.

The Committee shall consist of such number of directors as shall be determined by the Board. Unless the Board elects otherwise, each member of the Committee shall meet the independence requirements of the Nasdaq or American Stock Exchange rules, as applicable, and any other regulatory requirements.

POWERS

The Committee shall be empowered, without the approval of the Board or management, to engage and compensate independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall have the sole authority to retain and terminate any consultant that it uses to assist in the Committee’s evaluation of director, CEO (including any Co-CEO) or executive officer compensation and shall have the sole authority to approve that consultant’s fees and other retention terms. The Committee shall receive appropriate funding, as determined by the Committee, from the Company for payment of: a) compensation to any advisor employed by the Committee; and b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may form and delegate authority to subcommittees when appropriate.

RESPONSIBILITIES

The Committee shall:

a. Annually review and approve the Company’s corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.

b. Annually review and make recommendations to the Board with respect to non-CEO executive officer compensation, and incentive-compensation and equity based-plans that are subject to Board approval.

c. Monitor the administration of the Company’s incentive-compensation plans and equity based-plans as in effect and as adopted from time to time by the Board; provided that the Board shall retain the authority to interpret such plans.

d. Approve any new equity compensation plan or any material change to an existing plan where shareholder approval has not been obtained.

e. Approve any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the Committee or Board.

f. Ensure appropriate overall corporate performance measures and goals are set and determine the extent that established goals have been achieved and any related compensation earned.

g. Annually review and approve for the Company’s officers: i) annual base salary levels; ii) annual incentive compensation levels; iii) long-term incentive compensation levels; iv) employment agreements, severance agreements, and change of control agreements/provisions, in each case as, when and if appropriate; and v) any supplemental or special benefits.

h. Perform such other functions and have such other powers consistent with this Charter, the Company’s Memorandum and Articles of Association and governing law as the Committee or the Board may deem appropriate.

i. If requested by the Board, produce a Committee report on executive officer compensation which may be filed with the SEC.

j. Prepare and issue the evaluation required under “Performance Evaluation” below.

PERFORMANCE EVALUATION

The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also perform an annual evaluation of its own performance, which shall compare the performance of the Committee with the requirements of this charter. Such performance evaluation shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

STRUCTURE AND MEETINGS

The Committee shall conduct its business in accordance with this Charter, the Company’s Memorandum and Articles of Association and any direction by the Board. The Committee chairperson shall be designated by the Board, or, if it does not do so, the Committee members shall elect a chairperson by a vote of the majority of the full Committee. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue.

The Committee shall meet at least once each year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

2

The Committee chairperson will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting. The chairperson of the Committee (or other member designated by the chairperson or the Committee in the Chairperson’s absence) shall regularly report to the full Board on its proceedings and any actions that the Committee takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.

As necessary or desirable, the Chairperson of the Committee may invite any Director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, to be present at meetings of the Committee, consistent with the maintenance of confidentiality of compensation discussions. The CEO should not attend any meeting where the CEO’s performance or compensation are discussed.

MINUTES

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

3

PROXY

SHANGHAI CENTURY ACQUISITION CORPORATION

23rd Floor, Shun Ho Tower

24-30 Ice House Street

Central, Hong Kong SAR China

ANNUAL AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF SHANGHAI CENTURY ACQUISITION

The undersigned appoints Anthony Kai Yiu Lo and Franklin D. Chu, and each of them, with full power to act without the others, as proxies, each with the power to appoint a substitute, for the undersigned in connection with the Annual and Extraordinary General Meeting of Shareholders (the “Annual and Extraordinary Meeting”) of Shanghai Century Acquisition Corporation (“Shanghai Century”) to be held on                     , 2007, or any postponement or adjournment thereof. The undersigned hereby authorizes each of such proxies to represent the undersigned at the Annual and Extraordinary Meeting and to vote, as designated on the reverse side, all ordinary shares of Shanghai Century which are held of record by the undersigned on the record date for the Annual and Extraordinary Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS NUMBERED 1, 2, 3 AND 4 ON THE REVERSE SIDE. THE SHANGHAI CENTURY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED BELOW. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS NUMBERED 1, 2, 3 AND 4 BELOW. THE BOARD OF DIRECTORS OF SHANGHAI CENTURY ACQUISITION CORPORATION (“SHANGHAI CENTURY”) UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF SUCH PROPOSALS.

1.   To approve the acquisition (the “Acquisition”) of all of the issued and outstanding shares of Sichuan Kelun Pharmaceutical Co., Ltd. (“Kelun”) substantially on the terms set forth in the Share Purchase Agreement dated May 28, 2007 by and among Shanghai Century, Kelun and the Kelun shareholders, and the other transactions contemplated by the Share Purchase Agreement.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

If you voted “AGAINST” Proposal Number 1 and you hold ordinary shares of Shanghai Century issued in Shanghai Century’s initial public offering, you may exercise your redemption rights and demand that Shanghai Century convert your ordinary shares into a pro rata portion of the trust account by marking the “I Hereby Exercise My Redemption Rights” box to the right. If you exercise your redemption rights, you will be exchanging your ordinary shares of Shanghai Century for cash and will no longer own your ordinary shares. You will only be entitled to receive cash for your ordinary shares pursuant to this redemption if the Acquisition is completed and you continue to hold your ordinary shares through the closing date of the Acquisition and thereafter tender your stock certificates to Shanghai Century. Failure to (a) vote against Proposal Number 1, (b) check the “I Hereby Exercise My Redemption Rights” box to the right and (c) submit this proxy to Shanghai Century prior to the Annual and Extraordinary Meeting will result in the loss of your redemption rights.	☐ I HEREBY EXERCISE MY REDEMPTION RIGHTS

2.   As a special resolution, to amend and restate Shanghai Century’s memorandum and articles of association to (a) increase the number of its authorized ordinary shares from 55,000,000 to 100,000,000, (b) provide for director nomination rights to the Kelun shareholders and Shanghai Century’s co-chief executive officers, (c) require approval of 75% of the directors for certain significant corporate events through December 31, 2010 and (d) change Shanghai Century’s name to “China Kelun Pharmaceutical Corporation.”

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve Shanghai Century’s 2007 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.   To elect the following nine persons to Shanghai Century’s board of directors to hold office from the date of the closing of the Acquisition until Shanghai Century’s 2008 annual general meeting of shareholders or until their successors are duly elected and qualified.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES	CLASS	TERM

Mr. Gexin Liu

Mr. Zhipeng Cheng

Ms. Hui Pau

Mr. Long Liang

Mr. Franklin D. Chu

Mr. Anthony Kai Yiu Lo

Dr. Raymond Kuo Fung Ch’ien

[Name of Individual to be Nominated]

[Name of Individual to be Nominated]

	III II III II II III I	3 years 2 years 3 years 2 years 2 years 3 years 1 year

Signature	Signature	Date

Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If the stockholder is a corporation, please sign in the full name of such corporation by an authorized officer. If the stockholder is a partnership or limited liability company, please sign in the full name of such entity by an authorized person.